   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 20, 1996



                                                      REGISTRATION NO. 333-06671

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 1


                                       TO


                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                            CITATION INSURANCE GROUP
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

          CALIFORNIA                        6331                        94-2723335
 (STATE OR OTHER JURISDICTION   (PRIMARY STANDARD INDUSTRIAL         (I.R.S. EMPLOYER
      OF INCORPORATION OR        CLASSIFICATION CODE NUMBER)        IDENTIFICATION NO.)
         ORGANIZATION)

                        ONE ALMADEN BOULEVARD, SUITE 300
                        SAN JOSE, CALIFORNIA 95113-2213
                                 (408) 292-0222
    (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                  OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                DONALD HENDERSON
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                            CITATION INSURANCE GROUP
                        ONE ALMADEN BOULEVARD, SUITE 300
                        SAN JOSE, CALIFORNIA 95113-2213
                                 (408) 292-0222
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)
                            ------------------------

             LAWRENCE CALOF, ESQ.                        REBECCA K. SCHMITT, ESQ.
          GREGORY T. DAVIDSON, ESQ.                    CHRISTOPHER P. BIFONE, ESQ.
           GIBSON, DUNN & CRUTCHER                     GRAY CARY WARE & FREIDENRICH
      ONE MONTGOMERY STREET, 26TH FLOOR              4365 EXECUTIVE DRIVE, SUITE 1600
       SAN FRANCISCO, CALIFORNIA 94104                 SAN DIEGO, CALIFORNIA 92121
                (415) 393-8200                                (619) 677-1400

                            ------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
    As soon as practicable following the effective date of the Registration
                                   Statement

     If the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities act of 1933, check the following box. / /
                            ------------------------

                        CALCULATION OF REGISTRATION FEE


- -------------------------------------------------------------------------------------------------
- -------------------------------------------------------------------------------------------------
                                                    PROPOSED          PROPOSED
     TITLE OF EACH CLASS           AMOUNT            MAXIMUM           MAXIMUM        AMOUNT OF
        OF SECURITIES               BEING        OFFERING PRICE       AGGREGATE     REGISTRATION
      BEING REGISTERED           REGISTERED       PER SHARE(1)    OFFERING PRICE(1)   FEE(1)(3)
- -------------------------------------------------------------------------------------------------
Common Stock(2).............. 35,018,522 Shares      $24.375        $141,542,701       $48,068
- -------------------------------------------------------------------------------------------------
- -------------------------------------------------------------------------------------------------


(1) The Registration fee has been calculated in accordance with Section (f)(1) of Rule 457 based upon the market value of the securities to be received by Citation in the Merger. On June 19, 1996, there were 5,718,897 shares of PICO Class A Common Stock outstanding (including shares issuable upon exercise of outstanding options) and the average of the high and low prices of such stock on the Nasdaq National Market was $24.375, resulting in an aggregate value of $139,398,110.

(2) Each share of Common Stock includes a right to purchase one-hundredth of a share of Series A Junior Participating Cumulative Preferred Stock pursuant to a rights agreement between the registrant and Bank of America, NT & SA, as Rights Agent.


(3) Previously paid.

                            ------------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF
THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                            CITATION INSURANCE GROUP
                            ------------------------

                             CROSS REFERENCE SHEET

                   PURSUANT TO ITEM 501(B) OF REGULATION S-K
             SHOWING LOCATIONS IN THE PROSPECTUS OF THE INFORMATION
                         REQUIRED BY PART 1 OF FORM S-4

                   FORM S-4 CAPTION                          CAPTION IN PROSPECTUS
      ------------------------------------------  --------------------------------------------
  1.  Forepart of the Registration Statement and
        Outside Front Cover Page of
        Prospectus..............................  Forepart of Registration Statement; Cross-
                                                    Reference Sheet; Outside Front Cover Page.
  2.  Inside Front and Outside Back Cover Pages
        of Prospectus...........................  Inside Front Cover Page; Available
                                                  Information.


  3.  Risk Factors, Ratio of Earnings to Fixed
        Charges, and Other Information..........  Summary; Risk Factors; Selected Consolidated
                                                    Financial Data of Citation.
  4.  Terms of the Transaction..................  Summary; Introduction; The Shareholder
                                                    Meetings; The Merger; The Merger
                                                    Agreement.
  5.  Pro Forma Financial Information...........  Pro Forma Financial Information.
  6.  Material Contracts With the Company Being
        Acquired................................  The Merger.
  7.  Additional Information Required for
        Reoffering by Persons and Parties Deemed
        to Be Underwriters......................  Not applicable.
  8.  Interests of Named Experts and Counsel....  Legal Matters.
  9.  Disclosure of Commission Position on
        Indemnification For Securities Act
        Liabilities.............................  Not applicable.
 10.  Information With Respect to S-3
        Registrants.............................  Not applicable.
 11.  Incorporation of Certain Information by
        Reference...............................  Not applicable.
 12.  Information With Respect to S-2 or S-3
        Registrants.............................  Certain Citation Information; Appendices G
                                                  and H
 13.  Incorporation of Certain Information by
        Reference...............................  Incorporation of Certain Information by
                                                  Reference.
 14.  Information With Respect to Registrants
        Other Than S-3 or S-2 Registrations.....  Not applicable.
 15.  Information With Respect to S-3
        Companies...............................  Not applicable.
 16.  Information With Respect to S-2 or S-3
        Companies...............................  Not applicable.

                   FORM S-4 CAPTION                          CAPTION IN PROSPECTUS
      ------------------------------------------  --------------------------------------------
 17.  Information With Respect To Companies
        Other than S-2 or S-3 Companies.........  Summary; PICO Business; Selected
                                                  Consolidated Financial Data of PICO; PICO
                                                    Management's Discussion and Analysis of
                                                    Financial Condition and Results of
                                                    Operations; Experts; Financial Statements.
 18.  Information if Proxies, Consents or
        Authorizations Are to be Solicited......  Summary; Introduction; The Shareholder
                                                    Meetings; The Merger; The Merger
                                                    Agreement; Dissenters' Rights; Amendments
                                                    to Citation's Articles of Incorporation;
                                                    Amendments to Citation's Bylaws; Executive
                                                    Officers of PICO; Directors of PICO; PICO
                                                    Executive Compensation; Principal
                                                    Shareholders of Citation; Description of
                                                    Citation Capital Stock; Principal
                                                    Shareholders of PICO; Description of PICO
                                                    Capital Stock; Comparison of Shareholder
                                                    Rights.

                            CITATION INSURANCE GROUP
                        ONE ALMADEN BOULEVARD, SUITE 300
                           SAN JOSE, CALIFORNIA 95113

                            ------------------------

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS


     A Special Meeting of Shareholders of Citation Insurance Group, a California corporation ("Citation") will be held at the San Jose Hilton Hotel, 300 Almaden Blvd., San Jose, California 95110 on November 7 at 4:00 p.m., Pacific Standard Time, for the following purposes:



          1. To consider and vote upon a proposed merger (the "Merger") of Citation Holdings, Inc., an Ohio corporation ("Holdings") and a wholly-owned subsidiary of Citation, with and into Physicians Insurance Company of Ohio, an Ohio corporation ("PICO"), pursuant to an Agreement and Plan of Reorganization (the "Merger Agreement"), dated as of May 1, 1996, as amended, by and among PICO, Citation and Holdings. As a result of the Merger, each outstanding share of the Class A Common Stock of PICO (the "PICO Stock") (other than shares as to which dissenters' rights are perfected under the General Corporation Law of Ohio) will be converted into the right to receive a number of shares of Citation Common Stock equal to the Exchange Ratio. The Exchange Ratio will be equal to the PICO Share Value divided by $5.03. The PICO Share Value will be the average of the closing prices of one share of PICO Stock on the Nasdaq National Market for the 20 consecutive trading days immediately prior to the last to occur of
     (i) the approval of the California insurance regulatory authority and (ii) the approval of the transactions contemplated by the Merger Agreement by the shareholders of Citation and PICO and the lapse of 10 days after the PICO shareholders meeting, except that if the average share value as described above is less than or equal to $25.20 per share, the PICO Share Value will be equal to $25.20 and if the average share value is greater than or equal to $30.80 per share, the PICO Share Value will be equal to $30.80. As a result of the Merger, the former shareholders of PICO will own between 80% and 83% of the outstanding Citation Common Stock and will control the Board of Directors of Citation. Citation has also agreed to assume all outstanding options to acquire PICO Stock (the "PICO Options"), with the number of shares of Citation Common Stock to be issued upon exercise of the PICO Options to be based on the Exchange Ratio. Upon consummation of the Merger, Citation's name will be changed to "PICO Holdings, Inc." and the Nasdaq symbol for Citation Common Stock will be changed to "PICO."


          2. If the Merger is approved, to consider and vote upon certain amendments to Citation's Articles of Incorporation in connection with the Merger, including an increase in the authorized capitalization of Citation.

          3. If the Merger is approved, to consider and vote upon certain amendments to Citation's Bylaws in connection with the Merger.

          4. To transact such other business as may properly be brought before the meeting and any adjournment thereof.

     Shareholders of Citation have the right to dissent from the Merger and demand appraisal rights for their shares, provided that demands for payment are duly filed with respect to 5% or more of the outstanding shares of Citation Common Stock prior to the date of the Special Meeting of Shareholders and such shareholders comply with the requirements of Chapter 13 of the California General Corporation Law. See "Dissenters' Rights" in the accompanying Joint Proxy Statement/Prospectus for a description of the rights of dissenting shareholders and a discussion of the procedures which must be followed by Citation shareholders to obtain appraisal of their shares.

     Shareholders of record at the close of business on September 20, 1996 will be entitled to notice of and to vote at the Special Meeting and any adjournment thereof. Approval of the Merger and the Merger Agreement and the Amendments to Citation's Articles of Incorporation and Bylaws requires the affirmative vote of the holders of a majority of the outstanding shares of the Citation Common Stock.


                                          By Order of the Board of Directors,

                                          J. PHILIP DINAPOLI
                                          Chairman of the Board


Dated: September   , 1996


TO ASSURE YOUR REPRESENTATION AT THE MEETING, WHETHER OR NOT YOU PLAN TO ATTEND, PLEASE VOTE, SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE. THE GIVING OF A PROXY WILL NOT AFFECT YOUR RIGHT TO REVOKE SUCH PROXY BY APPROPRIATE WRITTEN NOTICE OR BY VOTING IN PERSON AT THE MEETING. PLEASE NOTE THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU MUST BRING TO THE MEETING A LETTER FROM THE BROKER, BANK OR OTHER NOMINEE CONFIRMING YOUR BENEFICIAL OWNERSHIP OF THE SHARES AND YOU MUST OBTAIN FROM THE RECORD HOLDER A PROXY ISSUED IN YOUR NAME.

                      PHYSICIANS INSURANCE COMPANY OF OHIO
                           13515 YARMOUTH DRIVE, N.W.
                            PICKERINGTON, OHIO 43147

                            ------------------------

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS


     A Special Meeting of Shareholders of Physicians Insurance Company of Ohio, an Ohio corporation ("PICO"), will be held at PICO's executive offices at 13515 Yarmouth Drive, N.W., Pickerington, Ohio on November 7, 1996 at 10:00 a.m., Eastern Standard Time, for the following purposes:



          1. To consider and vote upon a proposed merger (the "Merger") of Citation Holdings, Inc., an Ohio corporation ("Holdings") and a wholly-owned subsidiary of Citation Insurance Group, a California corporation ("Citation"), with and into PICO pursuant to an Agreement and Plan of Reorganization (the "Merger Agreement"), dated as of May 1, 1996, as amended, by and among PICO, Citation and Holdings. As a result of the Merger, each outstanding share of the Class A Common Stock of PICO (the "PICO Stock") (other than shares as to which dissenters' rights are perfected under the General Corporation Law of Ohio) will be converted into the right to receive a number of shares of Citation Common Stock equal to the Exchange Ratio. The Exchange Ratio will be equal to the PICO Share Value divided by $5.03. The PICO Share Value will be the average of the closing prices of one share of PICO Stock on the Nasdaq National Market for the 20 consecutive trading days immediately prior to the last to occur of
     (i) the approval of the California insurance regulatory authority, and (ii) the approval of the transactions contemplated by the Merger Agreement by the shareholders of Citation and PICO and the lapse of 10 days after the PICO shareholders meeting, except that if the average share value as described above is less than or equal to $25.20 per share, the PICO Share Value will be equal to $25.20 and if the average share value is greater than or equal to $30.80 per share, the PICO Share Value will be equal to $30.80. As a result of the Merger the former shareholders of PICO will own between 80% and 83% of the outstanding Citation Common Stock and will control the Board of Directors of Citation. Citation has also agreed to assume all outstanding options to acquire PICO Stock (the "PICO Options"), with the number of shares of Citation Common Stock to be issued upon exercise of the PICO Options to be based on the Exchange Ratio. Upon consummation of the Merger, Citation's name will be changed to "PICO Holdings, Inc." and the Nasdaq symbol for Citation Common Stock will be changed to "PICO." The Merger is more fully described in, and the Merger Agreement and Plan of Reorganization is attached in its entirety to, the accompanying Joint Proxy Statement/Prospectus.


          2. To transact such other business as may properly be brought before the meeting and any adjournment thereof.

     Shareholders of PICO have the right to dissent from the Merger and demand fair cash value for their shares, provided that the Merger is consummated and such shareholders comply with the requirements of Section 1701.85 of the General Corporation Law of Ohio. See "Dissenters' Rights" in the accompanying Joint Proxy Statement/Prospectus for a description of the rights of dissenting shareholders and a discussion of the procedures which must be followed by PICO shareholders to obtain the fair cash value of their shares.

     Shareholders of record at the close of business on September 20, 1996 will be entitled to notice of and to vote at the Special Meeting and any adjournment thereof. Approval of the Merger and the Merger Agreement requires the affirmative vote of the holders of a majority of the outstanding shares of the PICO Stock.


                                          By Order of the Board of Directors,

                                          JOHN R. HART
                                          President and Chief Executive Officer


Dated: September   , 1996


TO ASSURE YOUR REPRESENTATION AT THE MEETING, WHETHER OR NOT YOU PLAN TO ATTEND, PLEASE VOTE, SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE. THE GIVING OF A PROXY WILL NOT AFFECT YOUR RIGHT TO REVOKE SUCH PROXY BY APPROPRIATE WRITTEN NOTICE OR BY VOTING IN PERSON AT THE MEETING. PLEASE NOTE THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU MUST BRING TO THE MEETING A LETTER FROM THE BROKER, BANK OR OTHER NOMINEE CONFIRMING YOUR BENEFICIAL OWNERSHIP OF THE SHARES AND YOU MUST OBTAIN FROM THE RECORD HOLDER A PROXY ISSUED IN YOUR NAME.

                            CITATION INSURANCE GROUP

                                      AND

                      PHYSICIANS INSURANCE COMPANY OF OHIO

                   JOINT PROXY STATEMENT FOR THEIR RESPECTIVE
                     MEETINGS OF SHAREHOLDERS TO BE HELD ON

                                NOVEMBER 7, 1996


                            ------------------------

                            CITATION INSURANCE GROUP
                                   PROSPECTUS
                            ------------------------


    This Joint Proxy Statement/Prospectus is being furnished to holders of Common Stock of Citation Insurance Group, a California corporation ("Citation"), and to holders of the Class A Common Stock of Physicians Insurance Company of Ohio, an Ohio corporation ("PICO"), in connection with the solicitation by their respective Boards of Directors of proxies for use at their special meetings of shareholders (the "Citation Meeting" and the "PICO Meeting," respectively, and collectively, the "Shareholder Meetings") and any adjournments or postponements thereof. The Citation Meeting will be held on November 7, 1996 at 4:00 p.m., Pacific Standard Time, and the PICO Meeting will be held on November 7, 1996 at 10:00 a.m., Eastern Standard Time. This Joint Proxy Statement/Prospectus is first being mailed to shareholders of Citation and PICO on or about September
  , 1996.



    At the Shareholder Meetings, shareholders of Citation and PICO will vote upon a proposal to approve the principal terms of a merger (the "Merger") by which Citation Holdings, Inc., an Ohio corporation ("Holdings"), a wholly-owned subsidiary of Citation, will merge with and into PICO pursuant to an Agreement and Plan of Reorganization (the "Merger Agreement"), dated as of May 1, 1996, by and among PICO, Citation and Holdings, as amended. As a result of the Merger, each outstanding share of the Class A Common Stock of PICO (the "PICO Stock") (other than shares as to which dissenters' rights are perfected under the General Corporation Law of Ohio) will be converted into the right to receive a number of shares of Citation Common Stock equal to the Exchange Ratio. The Exchange Ratio will be equal to the PICO Share Value divided by $5.03. The PICO Share Value is the average of the closing prices of one share of the Class A Common Stock of PICO on the Nasdaq National Market for the 20 consecutive trading days immediately prior to the last to occur of (i) the approval of the California insurance regulatory authority, and (ii) the approval of the transactions contemplated by the Merger Agreement by the shareholders of Citation and PICO and the lapse of 10 days after the PICO shareholders meeting, except that if the average share value as described above is less than or equal to $25.20 per share, the PICO Share Value will be equal to $25.20 and if the average share value is greater than or equal to $30.80 per share, the PICO Share Value will be equal to $30.80. As a result of the Merger, the former shareholders of PICO will own between 80% and 83% of the outstanding Citation Common Stock and will control the Board of Directors of Citation. Citation has also agreed to assume all outstanding options to acquire PICO Stock (the "PICO Options"), with the number of shares of Citation Common Stock to be issued upon exercise of the PICO Options to be based on the Exchange Ratio. Upon consummation of the Merger, Citation's name will be changed to "PICO Holdings, Inc." and the Nasdaq symbol for Citation Common Stock will be changed to "PICO." On September 12, 1996, the closing bid price on the Nasdaq National Market was $3.875 per share for the Citation Common Stock and $22.25 per share for the PICO Stock. Citation shareholders who wish to exercise dissenters' rights must, among other things, make a demand for the purchase of their shares prior to the Citation Meeting and vote against the Merger. Citation shareholders will not have dissenters' rights unless demands with respect to at least 5% of the outstanding stock of Citation are received prior to the Citation Meeting. PICO shareholders who wish to exercise dissenters' rights must, among other things, not vote for approval of the Merger and must make a written demand on PICO on or before November 17, 1996. See "Dissenters' Rights."


    In addition, the Citation shareholders will be asked to vote upon and approve certain amendments to Citation's Articles of Incorporation and Bylaws, including an increase in the authorized capital stock of Citation.

    Citation has filed a Registration Statement on Form S-4 (the "Registration Statement") under the Securities Act of 1933, as amended, with the Securities and Exchange Commission (the "SEC") covering the shares of Citation Common Stock to be issued in connection with the Merger. This Joint Proxy Statement/Prospectus constitutes the Prospectus of Citation filed as part of the Registration Statement relating to the approximately 35,018,522 shares of Citation Common Stock expected to be issued to PICO shareholders in connection with the Merger. This Prospectus does not cover any re-sales of Citation Common Stock to be received by PICO's shareholders in the Merger, and no person is authorized to make any use of this Prospectus in connection with such resale.

     SEE "RISK FACTORS" COMMENCING ON PAGE 15 FOR CERTAIN INFORMATION WHICH SHOULD BE CAREFULLY CONSIDERED BEFORE VOTING UPON THE MATTERS DESCRIBED HEREIN.

THE SHARES OF CITATION COMMON STOCK TO BE ISSUED IN THE MERGER HAVE NOT BEEN
 APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
   SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION NOR
    ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF
     THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL
     OFFENSE.


    The date of this Joint Proxy Statement/Prospectus is September   , 1996.

     This Joint Proxy Statement/Prospectus does not contain all the information contained in the Registration Statement filed with the SEC by Citation in connection with the offering of the shares of Citation Common Stock to be issued in the Merger, certain parts of which are omitted in accordance with the SEC's rules and regulations. All information in this Joint Proxy Statement/Prospectus concerning Citation has been furnished by Citation and all information concerning PICO has been furnished by PICO.


FOR NORTH CAROLINA RESIDENTS: THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE COMMISSIONER OF INSURANCE FOR THE STATE OF NORTH CAROLINA NOR HAS THE COMMISSIONER OF INSURANCE RULED UPON THE ACCURACY OR ADEQUACY OF THIS DOCUMENT.


                             AVAILABLE INFORMATION

     Citation is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the SEC. Such reports, proxy statements and other information may be inspected and copied at the SEC's Public Reference Section, Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549, where copies may be obtained at prescribed rates, as well as at the following regional offices: Northeast Regional Office, 7 World Trade Center, Suite 1300, New York, New York 10048; and Midwest Regional Office, Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. This material may also be inspected at the offices of the National Association of Securities Dealers, Inc., 1755 K Street, N.W., Washington, D.C. 20006.

     No person is authorized to give any information or to make any representations other than those contained or incorporated by reference in this Joint Proxy Statement/Prospectus, and if given or made, such information or representation should not be relied upon as having been authorized. This Joint Proxy Statement/Prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this Joint Proxy Statement/Prospectus, or the solicitation of a proxy, in any jurisdiction to or from any person to whom or from whom it is unlawful to make such offer, solicitation of an offer or proxy solicitation in such jurisdiction. Neither the delivery of this Joint Proxy Statement/Prospectus nor any sale made hereunder shall, under any circumstance, create any implication that there has been no change in the affairs of Citation or PICO since the date hereof or that the information in this Joint Proxy Statement/Prospectus or in the documents incorporated by reference herein is correct as of any time subsequent to the dates thereof. If any material change occurs during the period in which this Joint Proxy Statement/Prospectus is required to be delivered, this Joint Proxy Statement/Prospectus will be amended and supplemented accordingly.

               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

     The following documents filed with the SEC by Citation are incorporated in this Joint Proxy Statement/Prospectus by reference:

          1. Proxy Statement filed with the SEC on May 2, 1996.

          2. Annual Report on Form 10-K for the fiscal year ended December 31, 1995 filed pursuant to Section 13(a) or 15(d) of the Exchange Act (the "Citation 10-K"), a copy of which is attached hereto as Appendix G.


          3. Quarterly Report on Form 10-Q for the quarter ended March 31, 1995 filed pursuant to Section 13(a) or 15(d) of the Exchange Act.



          4. Quarterly Report on Form 10-Q for the quarter ended June 30, 1996 filed pursuant to Section 13(a) or 15(d) of the Exchange Act (the "Citation 10-Q"), a copy of which is attached hereto as Appendix H.

          5. All other reports filed by Citation pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year ended December 31, 1995.



          6. The description of the Citation Common Stock contained in the Registration Statement of Citation on Form 8-A filed pursuant to the Exchange Act, effective as of March 21, 1991.



          7. The description of certain rights attaching to the Citation Common Stock to purchase Series A Junior Participating Preferred Stock contained in the Registration Statement of Citation on Form 8-A filed pursuant to the Exchange Act, effective as of July 18, 1991.



     All reports and other documents filed by Citation after the date of this Joint Proxy Statement/Prospectus pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act and prior to November 6, 1996 shall be deemed to be incorporated by reference herein and to be a part hereof.


     Statements contained in this Joint Proxy Statement/Prospectus as to the contents of any contract or document are not necessarily complete and in each instance such statements are qualified in their entirety by reference to the copy of such contract or other document filed as an exhibit to the Registration Statement or incorporated by reference therein. Any statement contained in a document incorporated or deemed to be incorporated in this Joint Proxy Statement/Prospectus by reference shall be deemed to be modified or superseded for the purpose of this Joint Proxy Statement/Prospectus to the extent that a statement contained in this Joint Proxy Statement/Prospectus or in any other subsequently filed document which also is or is deemed to be incorporated in this Joint Proxy Statement/Prospectus by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Joint Proxy Statement/Prospectus.


     THIS JOINT PROXY STATEMENT/PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS ARE AVAILABLE UPON REQUEST FROM CITATION, ONE ALMADEN BOULEVARD, SUITE 300, SAN JOSE, CALIFORNIA 95113, ATTENTION: CORPORATE SECRETARY. IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST SHOULD BE MADE BY OCTOBER 17, 1996.


     "Survivor Key" with stylized dove is a registered service mark of a subsidiary of PICO.

     All dollar amounts included in this Joint Proxy Statement/Prospectus are in U.S. dollars unless otherwise indicated.

                               TABLE OF CONTENTS

                                                  PAGE
                                                  -----
AVAILABLE INFORMATION...........................      2
INCORPORATION OF CERTAIN INFORMATION BY
  REFERENCE.....................................      2
SUMMARY.........................................      5
  The Parties...................................      5
  The Shareholder Meetings......................      6
  The Merger....................................      7
  Market Prices.................................     10
  Comparative and Pro Forma Per Share Financial
    Information.................................     11
  Dissenters' Rights............................     11
  Selected Consolidated Financial
    Data -- Citation............................     12
  Selected Consolidated Financial
    Data -- PICO................................     14
RISK FACTORS....................................     15
  Risk Factors Applicable to PICO...............     15
  Risk Factors Applicable to Citation...........     18
  Risk Factors Applicable to Both PICO and
    Citation....................................     19
  Risk Factors Applicable to the Merger.........     22
INTRODUCTION....................................     26
  General.......................................     26
  Voting and Proxies............................     26
  Proxy Solicitation............................     27
THE MERGER......................................     28
  General.......................................     28
  Merger Consideration..........................     28
  Background and Reasons for the Merger.........     29
  Opinion of Citation's Financial Advisor.......     32
  Opinion of PICO's Financial Advisor...........     35
  Certain Federal Income Tax Consequences.......     39
  Certain Rights of GEC and GPG.................     42
  Interest of Certain Persons in the
    Transactions................................     42
  Board Representation and Management...........     43
  Restriction on Transfer of Shares.............     43
  Regulatory Requirements.......................     43
THE MERGER AGREEMENT............................     45
  The Merger....................................     45
  Conversion of Shares..........................     45
  Assumption of PICO Options....................     45
  Effective Time................................     45
  Exchange of PICO Certificates for Citation
    Certificates................................     46
  Fractional Shares.............................     46
  Conditions to Consummation of the Merger......     46
  Termination...................................     48
  Expenses......................................     48
  Acquisition Proposals.........................     48
  Dissenters' Rights............................     49
  Conduct of Business Pending Merger............     49
  Representations and Warranties................     50
  Amendments and Waivers........................     50
DISSENTERS' RIGHTS..............................     51
  California Law -- Citation Shareholders.......     51
  Ohio Law -- PICO Shareholders.................     53

                                                  PAGE
                                                  -----
UNAUDITED PRO FORMA COMBINED FINANCIAL
  STATEMENTS....................................     54
COMPARATIVE MARKET PRICE DATA...................     60
AMENDMENTS TO CITATION'S ARTICLES OF
  INCORPORATION.................................     61
AMENDMENTS TO CITATION'S BYLAWS.................     63
BUSINESS OF PICO................................     64
  Introduction..................................     64
  Business and Properties of PICO...............     64
  Business and Properties of GEC................     76
  Business and Properties of Sequoia............     80
PICO'S MANAGEMENT'S DISCUSSION AND ANALYSIS OF
  FINANCIAL CONDITION AND RESULTS OF
  OPERATIONS....................................     84
  Recent Developments...........................     84
  Results of Operations -- Years Ended December
    31, 1995, 1994 and 1993.....................     87
  Liquidity and Capital Resources -- Years Ended
    December 31, 1995, 1994 and 1993............     92
  Interim Results of Operations -- Three Months
    and Six Months Ended June 30, 1996 and
    1995........................................     95
  Liquidity and Capital Resource -- Six Months
    Ended June 30, 1996 and 1995................     99
PICO MANAGEMENT.................................    100
PICO EXECUTIVE COMPENSATION.....................    102
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
  OF PICO.......................................    104
PRINCIPAL SHAREHOLDERS OF PICO..................    106
PRINCIPAL SHAREHOLDERS OF CITATION..............    108
CERTAIN INFORMATION REGARDING CITATION..........    110
DESCRIPTION OF CITATION CAPITAL
  STOCK.........................................    111
COMPARISON OF SHAREHOLDER RIGHTS................    114
LEGAL MATTERS...................................    120
EXPERTS.........................................    121
OTHER MATTERS...................................    121
GLOSSARY OF SELECTED INSURANCE TERMS............    122
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS......    F-1
Appendix A -- Agreement and Plan of
              Reorganization and amendment
              thereto (with Agreement of
              Merger)...........................    A-1
Appendix B -- Amended and Restated Articles of
  Incorporation of Citation.....................    B-1
Appendix C -- Amended and Restated Bylaws of
  Citation......................................    C-1
Appendix D -- California Corporations Code sec.
  1300 et seq. and Ohio Revised Code sec.
  1701.85.......................................    D-1
Appendix E -- Fairness Opinion of Prudential
  Securities, Inc...............................    E-1
Appendix F -- Fairness Opinion of Montag &
  Joselson......................................    F-1
Appendix G -- Citation 1995 Form 10-K...........    G-1
Appendix H -- Citation Form 10-Q for the Quarter
  Ended June 30, 1996...........................    H-1

                                    SUMMARY


     This Joint Proxy Statement/Prospectus relates to a Special Meeting of Shareholders (the "Citation Meeting") of Citation Insurance Group ("Citation") and a Special Meeting of Shareholders (the "PICO Meeting") of Physicians Insurance Company of Ohio ("PICO"). At the Citation Meeting and the PICO Meeting, shareholders of Citation and PICO will vote on a proposal to approve the principal terms of a merger (the "Merger") by which Citation Holdings, Inc., an Ohio corporation ("Holdings"), will merge with and into PICO, pursuant to an Agreement and Plan of Reorganization, dated as of May 1, 1996, as amended, by and among PICO, Citation and Holdings, as amended on August 14, 1996 (collectively, the "Merger Agreement"). As a result of the Merger, each outstanding share of Class A Common Stock of PICO ("PICO Stock") (other than shares as to which dissenters' rights are perfected under the General Corporation Law of Ohio) will be converted into the right to receive a number of shares of the Common Stock, $0.001 par value, of Citation ("Citation Common Stock") equal to the Exchange Ratio. The Exchange Ratio will be equal to the PICO Share Value divided by $5.03. The PICO Share Value is the average of the closing prices of one share of the PICO Stock on the Nasdaq National Market for the 20 consecutive trading days immediately prior to the last to occur (the "Determination Date") of (i) the approval of the California insurance regulatory authorities and (ii) the approval of the transactions contemplated by the Merger Agreement by the shareholders of Citation, and the shareholders of PICO and the lapse of 10 days after the PICO shareholders meeting. Antitrust Improvements Act, except that if the average share value as described above is less than or equal to $25.20 per share, the PICO Share Value will be equal to $25.20 and if the average share value is greater than or equal to $30.80 per share, the PICO Share Value will be equal to $30.80. Upon consummation of the Merger, Citation's name will be changed to "PICO Holdings, Inc." As a result of the Merger, the former shareholders of PICO will own between 80% and 83% of the outstanding Citation Common Stock and will control the Board of Directors of Citation. Citation has also agreed to assume all outstanding options to acquire PICO Stock (the "PICO Options"), with the number of shares of Citation Common Stock to be issued upon exercise of the PICO Options to be based on the Exchange Ratio. The terms and conditions of the Merger are set forth in the Merger Agreement, a copy of which is attached hereto as Appendix A.


     The following is a brief summary of certain information included elsewhere in this Joint Proxy Statement/Prospectus. The Summary does not purport to be complete and is qualified in its entirety by the more detailed information contained in this Joint Proxy Statement/Prospectus, the appendices, and the material incorporated by reference, all of which should be carefully reviewed. Cross-references in this Summary refer to indicated captions or portions of this Joint Proxy Statement/Prospectus. For ease of reference and to avoid confusion, the term "Citation" as used herein refers both to Citation Insurance Group prior to the Merger and to the combined company following the Merger, which will be renamed "PICO Holdings, Inc."


     This Joint Proxy Statement/Prospectus contains a number of forward-looking statements which reflect the current views of Citation and/or PICO with respect to future events that will have an effect on their future financial performance. These forward-looking statements are subject to various risks and uncertainties, including those set forth under "Risk Factors" and elsewhere herein, that could cause actual results to differ materially from historical results or those currently anticipated. Readers are cautioned not to place undue reliance on these forward-looking statements.


THE PARTIES

  CITATION INSURANCE GROUP

     Citation is a holding company principally engaged in writing workers' compensation and commercial property and casualty insurance through its wholly-owned subsidiary, Citation Insurance Company ("CIC"), and its indirectly wholly-owned subsidiary, Citation National Insurance Company ("CNIC").

     CIC is currently licensed to write business in Arizona, California, Colorado, Hawaii, Nevada, New Mexico and Utah and is currently writing business in Arizona, California, Colorado, Nevada and Utah. CNIC is licensed in California, but is not currently writing business. CIC is currently rated B- (Adequate) by A.M. Best Company ("Best") and CNIC is currently rated C (Marginal). Best's ratings are based upon factors relevant to policyholders rather than the protection of investors, and are subject to review and change over time. A "B-" rating is Best's eighth highest rating classification out of 15 ratings and is awarded to insurers which in Best's opinion "have demonstrated adequate overall performance when compared to the standards established by Best." A "C" rating is Best's eleventh highest rating classification and is awarded to insurers which in Best's opinion "have demonstrated marginal overall performance when compared to the standards established by Best." See "Certain Information Regarding Citation."

     Citation was incorporated in 1981 and began operations in 1982. The principal executive offices of Citation are located at One Almaden Boulevard, Suite 300, San Jose, California 95113, and its telephone number is (408) 292-0222.

  PHYSICIANS INSURANCE COMPANY OF OHIO


     PICO, an Ohio licensed insurance corporation, operates primarily as a diversified investment and insurance company. Its operations include strategic investing, investment management, life insurance and property and casualty insurance. Strategic investments in undervalued entities are made utilizing portfolio assets as well as through PICO's 38.2% ownership of Global Equity Corporation, a Canadian investment banking corporation ("GEC"). Investment management services are offered to clients throughout the United States through a wholly-owned subsidiary, Summit Global Management, Inc. ("Summit"). Summit is a Registered Investment Advisor. PICO's indirectly wholly-owned subsidiary, American Physicians Life Insurance Company ("APL") offers critical illness insurance through Survivor Key policies as well as other life and health insurance products. Sequoia Insurance Company ("Sequoia"), also a wholly-owned subsidiary of PICO, offers property and casualty insurance in California. PICO has been licensed as a property and casualty insurer by the Ohio Department of Insurance ("Ohio Department"), since 1976. PICO is also licensed by the Kentucky Department of Insurance. Up until 1995, PICO wrote medical professional liability ("MPL") insurance for physicians, dentists, nurses and other healthcare professionals. In August 1995, PICO sold its recurring book of MPL insurance to another MPL insurance company. PICO is running off the loss reserves on the policies it issued from 1976 to 1995. See "Risk Factors -- Risk Factors Applicable to PICO -- Continuing MPL Liability." PICO may be deemed to be controlled by Guinness Peat Group plc ("GPG"), a strategic investment company domiciled in London, England. GPG is a publicly held company with its shares listed on the London, Australia and New Zealand stock exchanges. See "Business of PICO."


     PICO was incorporated in Ohio in 1976. Its executive offices are located at 13515 Yarmouth Drive N.W., Pickerington, Ohio, 43147 and its telephone number at that location is (614) 864-7100.

THE SHAREHOLDER MEETINGS


     At the Citation Meeting and the PICO Meeting (collectively, the "Shareholder Meetings"), shareholders of Citation and PICO, respectively, will vote upon a proposal to approve the principal terms of the Merger. In addition, in connection with the Merger, the holders of Citation Common Stock will vote on certain amendments to Citation's Articles of Incorporation and Bylaws. The Citation Meeting will be held on November 7, 1996, at 4:00 p.m., Pacific Standard Time, at the San Jose Hilton Hotel, 300 Almaden Blvd., San Jose, California 95110. The PICO Meeting will be held on November 7, 1996, at 10:00 a.m., Eastern Standard Time, at the PICO executive offices at 13515 Yarmouth Drive, N.W., Pickerington, Ohio 43147.


  RECORD DATE; SHARES ENTITLED TO VOTE


     Holders of record of Citation Common Stock at the close of business on September 20, 1996 (the "Citation Record Date"), will be entitled to notice of and to vote at the Citation Meeting. At the close of business on the Citation Record Date, 6,407,803 shares of Citation Common Stock were issued and outstanding. Each outstanding share of Citation Common Stock is entitled to one vote at the Citation Meeting, except for 313,600 shares which are held by a subsidiary of Citation and which may not be voted.



     Holders of record of PICO Stock at the close of business on September 20, 1996 (the "PICO Record Date"), will be entitled to notice of and to vote at the PICO Meeting. At the close of business on the PICO

Record Date, 5,210,897 shares of PICO Stock were issued and outstanding. Each outstanding share of PICO Stock is entitled to one vote at the PICO Meeting. See "Introduction -- Voting and Proxies."


  VOTE REQUIRED

     The affirmative votes of the holders of a majority of the outstanding shares of Citation Common Stock and a majority of the outstanding shares of PICO Stock are required for approval of the Merger Agreement and the Merger. The affirmative votes of the holders of a majority of the outstanding shares of Citation Common Stock are required for approval of the amendments to Citation's Articles of Incorporation and Bylaws. The presence, in person or by proxy, of the holders of at least a majority of the outstanding shares of Citation Common Stock and one-third of the outstanding shares of PICO Stock, respectively, entitled to vote is necessary to constitute a quorum at the Shareholder Meetings.


     On the Citation Record Date, directors and executive officers of Citation as a group (19 persons) beneficially owned 690,050 shares of Citation Common Stock entitled to vote at the Citation Meeting or approximately 11.3% of the total outstanding shares of Citation Common Stock entitled to vote. Citation has been advised that all of its directors and executive officers intend to vote shares of Citation Common Stock owned by them in favor of the Merger. See "Principal Shareholders of Citation." On the PICO Record Date, directors and executive officers of PICO as a group (10 persons) beneficially owned 1,311,283 shares of PICO Stock or approximately 23.2% of the total outstanding shares of PICO Stock. PICO has been advised that all of its directors and executive officers intend to vote shares of PICO Stock owned by them in favor of the Merger. In addition, GPG, which owns 23.2% of the outstanding PICO Stock, and GEC, which owns 16.3% of the outstanding PICO Stock, have advised PICO that they intend to vote in favor of the Merger. See "Principal Shareholders of PICO."


THE MERGER

  GENERAL

     At the Effective Time (as defined below), if the Merger is consummated, each outstanding share of PICO Stock (other than shares as to which dissenters' rights are perfected under the General Corporation Law of Ohio) will be converted into the right to receive a number of shares of Citation Common Stock, equal to the Exchange Ratio. The Exchange Ratio will be equal to the PICO Share Value divided by $5.03, and the PICO Share Value is the average of the closing prices of one share of PICO Stock on the Nasdaq National Market for the 20 consecutive trading days ending with the trading day immediately prior to the Determination Date, except that if the average share value as described above is less than or equal to $25.20 per share, the PICO Share Value will be equal to $25.20 and if the average share value is greater than or equal to $30.80 per share, the PICO Share Value shall be equal to $30.80. As a result of the Merger, the former shareholders of PICO will own between 80% and 83% of the outstanding Citation Common Stock and will control the Board of Directors of Citation. The terms and conditions of the Merger are set forth in the Merger Agreement. See "The Merger Agreement -- Conversion of Shares." The Merger will become effective when a Certificate of Merger is duly filed with the Secretary of State of Ohio (the "Effective Time"). The filing of the Certificate of Merger will be made as soon as practicable after all conditions set forth in the Merger Agreement have been satisfied or waived. Upon consummation of the Merger, Citation's name will be changed to "PICO Holdings, Inc." and the Nasdaq symbol for Citation Common Stock will be changed to "PICO."

  RECOMMENDATIONS OF THE CITATION AND PICO BOARDS OF DIRECTORS

     The Citation Board and the PICO Board each unanimously approved the Merger and the Merger Agreement. The Citation Board and the PICO Board each unanimously recommends that its respective shareholders vote FOR the proposal to approve and adopt the Merger and the Merger Agreement. See "The Merger -- Background and Reasons for the Merger" for a discussion of the factors considered by the Citation Board and the PICO Board. The Citation Board also unanimously approved the proposed changes to the

Articles of Incorporation and Bylaws, and recommends that the Citation shareholders vote FOR the proposed amendments.

  RISK FACTORS

     In connection with a determination to approve the Merger and the Merger Agreement, shareholders should evaluate certain risk factors associated with PICO, Citation and the operation of the combined company following the Merger. See "Risk Factors."

  FAIRNESS OPINIONS


     In connection with the Citation Board's consideration of the Merger Agreement, Prudential Securities, Incorporated ("Prudential Securities") delivered its written opinion dated April 25, 1996, to the effect that as of such date, based upon considerations described in the opinion, the Exchange Ratio in the Merger, within the range of PICO Share Values from $22.50 to $33.50, is fair to Citation shareholders from a financial point of view. Citation has agreed to pay Prudential Securities certain fees in connection with the Merger and has agreed to indemnify Prudential Securities against certain liabilities and expenses in connection with its services, including certain liabilities and expenses under the Federal securities laws. See "The Merger -- Opinion of Citation's Financial Advisor."


     In connection with the PICO Board's consideration of the Merger Agreement, Montag & Joselson delivered its written opinion dated June 19, 1996, to the effect that as of such date, based upon considerations described in the opinion, the Exchange Ratio in the Merger is fair to PICO shareholders from a financial point of view. PICO has agreed to pay Montag & Joselson certain fees in connection with the Merger and has agreed to indemnify Montag & Joselson against liabilities and expenses in connection with its services. See "The
Merger -- Opinion of PICO's Financial Advisor."


     The full text of the written opinions of Prudential Securities and Montag & Joselson which set forth the assumptions made, matters considered and limitations on the reviews undertaken, are attached as Appendices E and F hereto, respectively, and should be read carefully.


  EXCHANGE RATIO


     In the Merger, each outstanding share of PICO Stock (other than shares as to which dissenters' rights are perfected under the General Corporation Law of
Ohio) will be converted into the right to receive a number of shares of Citation Common Stock equal to the Exchange Ratio. The Exchange Ratio will be equal to the PICO Share Value divided by $5.03. The PICO Share Value is the average of the closing prices of one share of PICO Stock on the Nasdaq National Market for the 20 consecutive trading days ending with the trading day immediately prior to the Determination Date, except that if the average share value as described above is less than or equal to $25.20 per share, the PICO Share Value will be equal to $25.20 and if the average share value is greater than or equal to $30.80 per share, the PICO Share Value shall be equal to $30.80. Based on the average of the closing prices of the PICO Stock on the Nasdaq National Market for the 20 consecutive trading days ending with September 13, 1996, equal to $20.60, the Exchange Ratio would have been 5.0099 and would have resulted in PICO's shareholders receiving approximately $18.16 per share in market value of Citation Common Stock for each share of PICO Stock, if the Merger had been effected on September 13, 1996 (assuming a market value of $3.625 per share of Citation Common Stock, the closing sale price on September 13, 1996). Because the Exchange Ratio is based upon the PICO Share Value, if the PICO Share Value increases, PICO shareholders will receive more shares of Citation Common Stock for each share of PICO Stock. See "The Merger Agreement -- Conversion of Shares" and "Comparative Market Price Data." If the Exchange Ratio at the Effective Time equaled the example set forth above with respect to September 13, 1996, the shareholders of PICO would own approximately 80.3% of the Citation Common Stock to be outstanding immediately following the Merger.


     If the PICO Share Value is in excess of $33.50, PICO has the right to terminate the Merger Agreement. Similarly, if the PICO Share Value is less than $22.50, Citation has the right to terminate the Merger Agreement. Such termination rights may be exercised at the option of the respective party. The Merger will not be consummated without re-solicitation of shareholders if the average share value of the PICO Stock, as described above, is in excess of $35.00 per share or less than $20.00, provided that updated fairness opinions are obtained from Citation's and PICO's respective financial advisors if the average share value of PICO Stock is in excess of $33.50 or less than $22.50. See "The
Merger -- Exchange Ratio," including the table setting forth the number of shares of Citation Common Stock that may be issued in the Merger based upon various hypothetical Exchange Ratios.


  EXCHANGE OF STOCK CERTIFICATES

     On or before the Effective Time, Citation will deliver to Huntington National Bank, which will act as the Exchange Agent (the "Exchange Agent"), the Citation Common Stock issuable to PICO's shareholders in the Merger. As soon as practicable after the Effective Time, the Exchange Agent will mail to all former holders of record of PICO Stock instructions for surrendering their certificates in exchange for a certificate or certificates representing Citation Common Stock. PICO SHAREHOLDERS ARE REQUESTED NOT TO SURRENDER THEIR CERTIFICATES FOR EXCHANGE UNTIL THEY RECEIVE A LETTER OF TRANSMITTAL AND INSTRUCTIONS FROM THE EXCHANGE AGENT. See "The Merger Agreement -- Exchange of PICO Certificates for Citation Certificates."

  NO SOLICITATION OF TRANSACTIONS

     Pursuant to the Merger Agreement, Citation has agreed not to solicit, encourage, facilitate, agree to or endorse any takeover proposal of a third party. However, the Board of Directors of Citation is not prohibited from taking any action which is necessary in the exercise of its fiduciary duties. See "The Merger Agreement -- Acquisition Proposals."

  CONDITIONS TO THE MERGER; TERMINATION

     The respective obligations of Citation and PICO to consummate the Merger are each subject to various conditions including, among others: (a) receipt of all required regulatory approvals and other consents; (b) requisite shareholder approval; (c) the holders of PICO Stock exercising dissenters' rights equaling less than 5% of the outstanding shares of PICO Stock and the holders of Citation Common Stock filing demands for purchase equaling less than 5% of the outstanding shares of Citation Common Stock; (d) the truth in all material respects, as of the Effective Time, of the representations and warranties of Citation and PICO set forth in the Merger Agreement; and (e) the Effective Time occurring on or prior to December 31, 1996 or such other date upon which Citation and PICO may mutually agree. See "The Merger Agreement -- Conditions to Consummation of the Merger." The Merger Agreement is subject to amendment prior to the Effective Time under certain circumstances, and is subject to termination by Citation or PICO either before or after the approval of the Citation and PICO shareholders upon the occurrence of certain events. See "The Merger
Agreement -- Termination."

  REGULATORY MATTERS


     The Merger is subject to the approval of the California Department of Insurance ("California Department"). The filing with the California Department has been made. PICO has filed a notice of exemption with the Ohio Department of Insurance (the "Ohio Department") and received confirmation that the Merger is exempt from regulation under Ohio insurance laws.


     Certain acquisition transactions such as the Merger are reviewed by the Department of Justice (the "Justice Department") or the Federal Trade Commission (the "FTC") to determine whether or not they comply with applicable antitrust laws. Under the provisions of the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act"), the Merger may not be consummated until certain information has been furnished to the Justice Department and the FTC and certain waiting period requirements under the HSR Act have been satisfied. Citation, PICO and certain companies in which PICO has an investment have filed Pre-Merger Notification and Report Forms pursuant to the HSR Act with the Justice Department and the FTC and received notice of early termination of the waiting period requirements. See "The Merger -- Conditions to Consummation of Merger."


  FEDERAL INCOME TAX CONSEQUENCES

     In general, if the Merger is treated as a "reorganization" for federal income tax purposes, PICO shareholders will not recognize any gain or loss realized as a result of the Merger. Gain or loss "realized" is equal to the difference between (a) the sum of the fair market value of the Citation Common Stock received by the shareholder, and (b) the shareholder's tax basis in his or her PICO Stock. A holder's tax basis in Citation Common Stock received generally will equal the holder's basis in PICO Stock surrendered in the Merger, increased by any gain recognized. If the Merger is not treated as a reorganization for tax purposes, PICO shareholders generally will recognize as taxable income any gain or loss realized. See "The Merger -- Certain Federal Income Tax Consequences" for a more detailed discussion of the federal income tax consequences of the Merger. PICO and Citation shareholders are urged to consult their own tax advisors to determine the particular tax consequences to them of the Merger.

  ACCOUNTING TREATMENT

     The Merger will be accounted for using the purchase method of accounting and as a reverse merger since the PICO shareholders will control approximately 80% of the outstanding shares of Citation Common Stock after the Merger. See "Pro Forma Financial Information -- Note 1."

  BOARD REPRESENTATION

     Pursuant to the Merger Agreement, immediately following the Effective Time, the Citation Board will consist of nine persons, two of whom are being designated by Citation and seven of whom are being designated by PICO. See "The Merger -- Board Representation and Management." In addition, if approved by shareholders, Citation will amend its Articles of Incorporation to effect a reduction in the authorized number of directors to the range of five to nine. See "Amendments to Citation's Articles of Incorporation."

  PICO STOCK OPTIONS


     Pursuant to the Merger Agreement, Citation will assume all of the PICO Stock options that are outstanding and unexercised as of the Effective Time (the "PICO Options"). The PICO Options will be converted into options to purchase Citation Common Stock based upon the Exchange Ratio. See "The Merger
Agreement -- Assumption of PICO Options" and "PICO Executive Compensation."


  INTERESTS OF CERTAIN PERSONS IN THE TRANSACTIONS

     Certain officers of Citation are entitled to notice of termination of their employment and/or consultant status if they are terminated within a specified period after the Merger. In addition, certain executive officer employees of PICO are entitled to severance pay if they are terminated within a specified period after the Merger. Outstanding options covering 91,250 shares of Citation Common Stock will become exercisable upon consummation of the Merger. See "The Merger -- Interests of Certain Persons in the Transactions" and "PICO
Management -- Certain PICO Relationships and Related Transactions."


     GPG and GEC are parties to agreements with PICO which provide each of them with rights to purchase PICO Stock and registration rights with respect to shares of PICO Stock held by them. Pursuant to the Merger Agreement, PICO's obligations under such agreements will be assumed by Citation. See "The
Merger -- Certain Rights of GEC and GPG."


MARKET PRICES

     The Citation Common Stock and the PICO Stock are traded on the Nasdaq National Market under the symbols CITN and PICOA, respectively. On March 1, 1996, the last trading date prior to the joint public announcement by Citation and PICO of the signing of the letter of intent with respect to the Merger

Agreement, the last reported sale price on the Nasdaq National Market was $4.00 per share for Citation Common Stock and $27.13 per share for PICO Stock. On September 12, 1996, the closing sale price on the Nasdaq National Market was $3.875 per share for the Citation Common Stock and $22.25 per share for PICO Stock. Citation has not paid dividends to its shareholders. PICO has not paid cash dividends to its shareholders since 1985. See "Comparative Market Prices and Dividends."


COMPARATIVE AND PRO FORMA PER SHARE FINANCIAL INFORMATION

     The following table sets forth certain per share information for Citation on an historical basis and for PICO on an historical basis and a pro forma equivalent basis at the dates and for the periods indicated, assuming the Exchange Ratio is 5.0099 and 6.1233 (PICO Share Values of $25.20 and $30.80). See "The Merger -- Exchange Ratio." The pro forma data is not necessarily indicative of the actual amounts which would have resulted had the Merger actually been consummated at the beginning of the periods presented. The data should be read in conjunction with the historical financial statements and the related notes thereto of Citation and PICO included elsewhere or incorporated by reference in this Joint Proxy Statement/Prospectus.


                                                                  EXCHANGE RATE OF 5.0099   EXCHANGE RATE OF 6.1233
                                                                  -----------------------   -----------------------
                                               HISTORICAL PER                     (2)                       (2)
                                                COMMON SHARE                     PICO                      PICO
                                              -----------------   PRO FORMA   EQUIVALENT    PRO FORMA   EQUIVALENT
                                              CITATION    PICO    PER SHARE    PER SHARE    PER SHARE    PER SHARE
                                              --------   ------   ---------   -----------   ---------   -----------
Income (loss) from continuing operations per
  common share
  Year ended:
    December 31, 1995.......................   $ 0.15    $ 3.02    $  0.55      $  2.76      $  0.47      $  2.88
  Six months ended:
    June 30, 1996...........................    (0.91)     0.22      (0.12)       (0.60)       (0.10)       (0.61)
Dividends per common share(1)...............
Book value per common share as of
  June 30, 1996.............................     6.22     16.45       3.64        18.24         3.09        18.92


- ---------------
(1) Historically no dividends have been paid by Citation or PICO.

(2) Calculated by multiplying pro forma share amounts by the ratio at which PICO Stock will be exchanged into Citation Common Stock in the Merger.

DISSENTERS' RIGHTS

     Under the California General Corporation Law, if the Merger is effected and proper demands are filed prior to the date of the Citation Meeting with respect to at least 5% of the outstanding shares of Citation Common Stock, all holders of shares of Citation Common Stock who file proper demands with Citation will be entitled to receive the "fair market value" in cash for their shares if they (i) make a written demand for such treatment which is received by Citation or its transfer agent no later than the date of the Citation Meeting, (ii) vote their shares against the Merger, and (iii) submit to Citation or its transfer agent, within 30 days after notice of approval of the Merger is sent to them, the certificates representing the shares for which they are demanding payment. Failure to follow any of these procedures may result in the loss of statutory dissenters rights.


     Any PICO shareholder who does not vote in favor of the Merger and who delivers a demand therefor to PICO on or before November 17, 1996, shall have the right under Ohio law to receive the fair cash value of such shareholder's PICO shares in lieu of the Citation shares which would otherwise be received pursuant to the Merger. See "Dissenters' Rights."

                SELECTED CONSOLIDATED FINANCIAL DATA -- CITATION


     The following selected consolidated financial data of Citation at December 31, 1995, 1994, 1993, 1992 and 1991 and for each of the years in the five-year period ended December 31, 1995 has been derived from the audited financial statements or other accounting records of Citation. The selected consolidated financial data as of, and for the six months ended, June 30, 1996 and 1995 has been derived from unaudited financial statements of Citation. In the opinion of Citation, all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of Citation's consolidated financial position and results of operations for such unaudited periods have been included. The consolidated financial information of Citation for the six months ended June 30, 1996 and 1995 is not necessarily indicative of the results that may be expected for the year. See Appendices G and H.



                                                SIX MONTHS
                                               ENDED JUNE 30                         YEAR ENDED DECEMBER 31
                                            -------------------     --------------------------------------------------------
                                             1996        1995        1995         1994        1993        1992        1991
                                            -------     -------     -------     --------     -------     -------     -------
                                                            (IN THOUSANDS, EXCEPT RATIOS AND PER SHARE DATA)
RESULTS OF OPERATIONS
Revenues
  Net Premiums Written
    Workers' Compensation.................  $ 9,928     $11,305     $22,935     $ 36,879     $53,049     $60,885     $61,916
    Property and Casualty.................   18,604       8,010      18,623       36,991      23,875      14,573       8,088
    Personal Automobile...................      363       3,340       5,633        9,467          --          --          --
  Net Earned Premiums
    Workers' Compensation.................   10,436      12,714      24,385       38,704      52,662      61,326      59,249
    Property and Casualty.................   14,092      11,666      22,705       34,461      20,921      10,665       6,152
    Personal Automobile...................    1,088       4,778       7,646        6,604          --          --          --
  Net Investment Income (excluding capital
    gains and losses).....................    4,378       4,762       9,514       10,375       9,252       8,579       7,315
  Net Capital Gains.......................      139       1,727       2,133          521       1,029       1,472         414
  Other Revenues..........................       79         422         562          326         787         438         320
                                            -------     -------     -------     --------     -------     -------     -------
        Total Revenues....................  $30,212     $36,069     $66,945     $ 90,991     $84,651     $82,480     $73,450
                                            =======     =======     =======     ========     =======     =======     =======
Components of Net Income (Loss)
  Workers' Compensation Underwriting
    Profit (Loss).........................  $ 1,070     $ 2,426     $ 4,492     $  7,591     $(5,114)    $(6,970)    $(9,899)
  Property and Casualty Underwriting
    Profit (Loss).........................   (6,928)     (3,196)     (6,602)     (24,613)     (4,935)        850         693
  Personal Automobile Underwriting Loss...      376      (5,367)     (7,671)      (2,105)         --          --          --
  Loss on Disposition of Subsidiary.......       --          --          --       (6,708)         --          --          --
  Net Investment Income...................    4,517       6,489      11,647       10,896      10,281      10,051       7,729
  Other Income (Expenses), Net............     (200)       (313)       (927)        (631)       (455)         40        (498)
                                            -------     -------     -------     --------     -------     -------     -------
                                             (1,165)         39         939      (15,570)       (223)      3,971      (1,975)
  Federal Income Tax Expense (Benefit)....    4,390          14          --       (3,881)       (756)        749          --
                                            -------     -------     -------     --------     -------     -------     -------
                                             (5,555)         25         939      (11,689)        533       3,222      (1,975)
  Extraordinary Item -- Reduction of
    Income Taxes..........................       --          --          --           --          --         674          --
  Cumulative Effect of Change In
    Accounting for Income Taxes...........       --          --          --           --       3,500          --          --
                                            -------     -------     -------     --------     -------     -------     -------
        Net Income (Loss).................  $(5,555)    $    25     $   939     $(11,689)    $ 4,033     $ 3,896     $(1,975)
                                            =======     =======     =======     ========     =======     =======     =======
Per Share
  Income (Loss) Before Items Below........  $ (0.91)    $    --     $  0.15     $  (1.92)    $  0.12     $  0.78     $ (0.53)
  Extraordinary Item......................       --          --          --           --          --        0.16          --
  Cumulative Effect of Change in
    Accounting for Income Taxes...........       --          --          --           --        0.76          --          --
                                            -------     -------     -------     --------     -------     -------     -------
        Net Income (Loss) Per Share.......  $ (0.91)    $    --     $  0.15     $  (1.92)    $  0.88     $  0.94     $ (0.53)
                                            =======     =======     =======     ========     =======     =======     =======
Ratios (GAAP Basis)
  Workers' Compensation
    Loss and Loss Adjustment Expense
      Ratio...............................     60.8%       55.5%       58.4%        49.8%       84.5%       87.8%       91.2%
    Underwriting Expense Ratio............     28.7        26.5        23.5         27.4        24.0        20.9        21.2
    Policyholders' Dividend Ratio.........      0.3        (1.1)       (0.3)         3.2         1.2         2.7         4.3
                                            -------     -------     -------     --------     -------     -------     -------
        Combined Ratio....................     89.8%       80.9%       81.6%        80.4%      109.7%      111.4%      116.7%
                                            =======     =======     =======     ========     =======     =======     =======
  Property and Casualty
    Loss and Loss Adjustment Expense
      Ratio...............................     99.9%       95.5%       91.9%       135.2%       91.4%       64.7%       62.8%
    Underwriting Expense Ratio............     49.3        31.9        37.2         36.2        32.2        27.3        25.9
                                            -------     -------     -------     --------     -------     -------     -------
        Combined Ratio....................    149.2%      127.4%      129.1%       171.4%      123.6%       92.0%       88.7%
                                            =======     =======     =======     ========     =======     =======     =======
  Personal Automobile
    Loss and Loss Adjustment Expense
      Ratio...............................     40.2%      174.6%      151.9%       107.0%         --          --          --
    Underwriting Expense Ratio............     25.2        37.7        48.4         24.8          --          --          --
                                            -------     -------     -------     --------     -------     -------     -------
        Combined Ratio....................     65.4%      212.3%      200.3%       131.8%         --          --          --
                                            =======     =======     =======     ========     =======     =======     =======

                                                                                      DECEMBER 31
                                                 JUNE 30,     ------------------------------------------------------------
                                                   1996         1995         1994         1993         1992         1991
                                                 --------     --------     --------     --------     --------     --------
                                                                   (IN THOUSANDS, EXCEPT PER SHARE DATA)
FINANCIAL POSITION
Total Cash and Investments
  -- Carrying Value............................  $124,604     $136,608     $138,316     $178,037     $123,803     $107,182
  -- Market Value..............................   124,604      136,608      138,316      178,366      128,357      112,163
Total Assets...................................   165,208      184,353      190,095      269,403      146,097      128,411
Long Term Debt.................................        --           --           --           --           --           86
Loss and Loss Adjustment Expense Reserves......   101,223      105,969      118,104      166,485       93,016       80,558
Total Liabilities..............................   127,293      138,250      151,547      209,624      111,820       96,563
Shareholders' Equity...........................    37,915       46,103       38,548       59,779       34,277       31,848
Book Value Per Share...........................      6.22         7.60         6.35         9.79         8.63         7.62
Outstanding Shares.............................     6,094        6,069        6,069        6,108        3,971        4,177

                  SELECTED CONSOLIDATED FINANCIAL DATA -- PICO


     The selected consolidated financial data presented below as of, and for PICO's fiscal years ended, December 31, 1995, 1994, 1993, 1992 and 1991 has been derived from audited consolidated financial statements of PICO. The selected consolidated financial data as of, and for the six months ended, June 30, 1996 and 1995 has been derived from unaudited financial statements of PICO. In the opinion of PICO, all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of PICO's consolidated financial position and results of operations for such unaudited periods have been included. The consolidated financial information of PICO for the six months ended June 30, 1996 and 1995 is not necessarily indicative of the results that may be expected for the year. The data set forth below are qualified in their entirety by, and should be read in conjunction with, "PICO's Management's Discussion and Analysis of Financial Condition and Results of Operations" and PICO's Consolidated Financial Statements, the Notes thereto, and the other financial and statistical information included elsewhere in this Joint Proxy Statement/Prospectus.



                                              SIX MONTHS
                                            ENDED JUNE 30                            YEAR ENDED DECEMBER 31
                                        ----------------------    -------------------------------------------------------------
                                          1996         1995         1995         1994         1993         1992         1991
                                        ---------    ---------    ---------    ---------    ---------    ---------    ---------
                                                           (IN THOUSANDS, EXCEPT RATIOS AND PER SHARE DATA)
OPERATING RESULTS
Revenues
  Premium income earned...............  $ 14,494     $  9,769     $ 21,411     $ 23,948     $ 59,187     $ 72,545     $ 47,836
  Net investment income...............     5,898        7,835       18,314       16,278       21,442       16,434       18,103
  Other income........................     2,420        1,739        8,220        2,056        2,684        2,465        1,197
                                        --------     --------     --------     --------     --------     --------     --------
Total revenues........................  $ 22,812     $ 19,343     $ 47,945     $ 42,282     $ 83,313     $ 91,444     $ 67,136
                                        ========     ========     ========     ========     ========     ========     ========
Income (loss) before discontinued
  operations and cumulative effect of
  changes in accounting principle.....     1,200        1,547       15,673       18,831         (615)      (6,865)      (1,412)
Income (loss) from discontinued
  operations..........................        --           --           --           --          723           --          543
Cumulative effect of change in
  accounting principle................        --           --           --       (4,110)          --           --           --
                                        --------     --------     --------     --------     --------     --------     --------
Net income (loss).....................  $  1,200     $  1,547     $ 15,673     $ 14,721     $    108     $ (6,865)    $   (869)
                                        ========     ========     ========     ========     ========     ========     ========
WEIGHTED AVERAGE SHARES OUTSTANDING...  5,359,885    5,156,420    5,188,154    4,822,468    3,149,837    3,079,747    3,079,747
PER COMMON SHARE RESULTS
Income (loss) from continuing
  operations..........................  $   0.22     $   0.30     $   3.02     $   3.90     $  (0.20)    $  (2.23)    $  (0.46)
Income (loss) from discontinued
  operations..........................        --           --           --           --         0.23           --         0.18
Income (loss) from cumulative effect
  of change in accounting principle...        --           --           --        (0.85)          --           --           --
                                        --------     --------     --------     --------     --------     --------     --------
Net income (loss).....................  $   0.22     $   0.30     $   3.02     $   3.05     $   0.03     $  (2.23)    $  (0.28)
                                        ========     ========     ========     ========     ========     ========     ========



                                                                                         DECEMBER 31
                                                   JUNE 30,     -------------------------------------------------------------
                                                     1996         1995         1994         1993         1992         1991
                                                   ---------    ---------    ---------    ---------    ---------    ---------
                                                                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
FINANCIAL CONDITION
Assets...........................................  $404,318     $421,816     $297,163     $297,887     $295,054     $241,646
Unpaid losses and loss adjustment expenses, net
  of discount....................................   222,065      229,797      180,691      191,735      185,054      133,379
Total liabilities, including minority
  interests......................................   323,954      342,466      261,419      271,780      273,267      212,943
Shareholders' equity.............................    80,365       79,349       35,744       26,107       21,788       28,703
Book value per share.............................     16.45        15.25         7.00         5.84         7.07         9.32

                                  RISK FACTORS


     The following risk factors should be considered by holders of PICO Stock and Citation Common Stock in evaluating whether to approve the Merger Agreement. These factors should be considered in conjunction with the other information included and incorporated by reference in this Joint Proxy Statement/Prospectus. In evaluating PICO's and Citation's business, shareholders should carefully consider the following factors in addition to the other information presented in this Joint Proxy Statement/Prospectus.


RISK FACTORS APPLICABLE TO PICO


     RECENT CHANGES IN OPERATIONS AND STRATEGIC FOCUS. In 1995, PICO changed its strategic direction from the operation of an MPL insurance business to investing in businesses which PICO believes are undervalued or will benefit from additional capital, restructuring of operations or management or improved competitiveness through operational efficiencies with existing PICO operations. Accordingly, in mid-1995, PICO sold all its MPL insurance business and related liability insurance business, which had been the primary business of PICO since PICO was formed in 1976. See "Business of PICO -- Business and Properties of PICO -- History." In addition, in January 1995, PICO reactivated its investment advisory subsidiary, Summit, and in August 1995 PICO acquired Sequoia and entered new lines of property and casualty insurance and in September 1995 PICO purchased 38.2% of GEC, a Canadian corporation active in investment banking, agricultural services, water rights, and other businesses. Due to PICO's limited experience in the operation of the businesses of each of these subsidiaries, which currently constitute a substantial portion of PICO's operations, there can be no assurance as to the future operating results of PICO or the recently acquired businesses of PICO.


     PICO will continue to make selective investments for the purpose of enhancing and realizing additional value by means of appropriate levels of shareholder influence and control. This could involve the restructuring of the financing or management of the entities in which PICO invests and initiating and facilitating mergers and acquisitions. This business strategy has only recently been implemented, however, and it is not reflected in the historical financial statements, nor are the pro forma financial statements indicative of possible results of this new business strategy in the future. Shareholders will be relying on the experience and judgment of PICO's management to locate, select and develop new acquisition and investment opportunities. There can be no assurance that sufficient opportunities will be found or that this business strategy will be successful. Failure to successfully implement this strategy may negatively impact the business and financial condition and results of operations of PICO. See "PICO Management's Discussion and Analysis of Financial Condition and Results of Operations -- Recent Developments -- Strategic Direction of PICO" and " -- Acquisition Philosophy."

     Application of PICO's new strategy in 1995 has resulted in a greater concentration of equity investments held by PICO. Market values of equity securities are subject to changes in the stock market, which may cause PICO's shareholders' equity to fluctuate from period to period. At times, PICO may come to hold securities of companies for which no market exists or which may be subject to restrictions on resale. As a result, periodically, a portion of PICO's assets may not be liquid.


     DEPENDENCE ON KEY PERSONNEL. PICO has several key executive officers, the loss of whom could have a significant adverse effect on PICO. In particular, Ronald Langley, PICO's Chairman, and John R. Hart, PICO's President and Chief Executive Officer, play key roles in PICO's and GEC's investment decisions. Although neither officer is party to an employment agreement, they have entered into consulting agreements with PICO and various of its subsidiaries. See "Certain Relationships and Related Transactions of PICO." Messrs. Langley and Hart are key to the implementation of PICO's new strategic focus, and the ability of PICO to implement its current strategy is dependent on its ability to retain the services of Messrs. Langley and Hart.


     CONTINUING MPL LIABILITY. In August 1995, PICO sold its and the Professionals Insurance Company's ("PRO's") MPL insurance business and related liability insurance business. PICO and PRO retained all assets and liabilities related to insurance policies written prior to the sale of the recurring book of business. PICO and PRO will continue to administer claims and loss adjustment expenses under MPL insurance policies issued or renewed prior to July 16, 1995. See "PICO Management's Discussion and Analysis of Financial Condition and Results of
Operations -- Recent Developments -- Sale of Medical Professional Liability Business" and "Business of PICO -- Business and Properties of
PICO -- Reinsurance."


     Cash flow needed to fund the day-to-day operations and the payment of claims and claims expenses will be provided by investment income, lease income, and proceeds from the sale or maturity of securities. PICO and PRO have established reserves to cover losses and loss adjustment expense ("LAE") on claims incurred under the MPL policies issued or renewed to date. The amounts established and to be established by PICO and PRO for loss and LAE reserves are estimates of future costs based on various assumptions and, in accordance with Ohio law, have been discounted (adjusted to reflect the time value of money). These estimates are based on actual and industry experience and assumptions and projections as to claims frequency, severity and inflationary trends and settlement payments. In accordance with Ohio law, PICO and PRO annually obtain a certification that their respective reserves for losses and LAE are adequate from an independent actuary. PICO and PRO also obtain a concurring actuarial opinion. PICO's and PRO's reserves for losses and LAE for prior years developed favorably in 1994, and these reserves were decreased by $12.7 million in 1994. Reserves also developed favorably in 1995; however, accretion of reserve discount exceeded the amount of favorable development and retroactive reinsurance, resulting in a $3.2 million increase in liabilities for prior years' claims. As a result of continued favorable claims experience, reserves for prior years' claims were further reduced in the first quarter of 1996. Management believes that the reserving methods and assumptions are reasonable and prudent and that PICO's and PRO's reserves for losses and LAE are adequate. Due to the inherent uncertainties in the reserving process there is a risk, however, that PICO's and PRO's reserves for losses and LAE could prove to be inadequate which could result in a decrease in earnings and shareholders' equity. Adverse reserve development can reduce statutory surplus or otherwise limit the growth of such surplus. See "Business of PICO -- Business and Properties of PICO -- Liabilities for Unpaid Loss and Loss Adjustment Expenses."



     Under Ohio law the statute of limitations is one year after the cause of action accrues. Also under Ohio law there is a four-year statutory time bar; however this has been construed judicially to be unconstitutional in situations where the plaintiff could not have reasonably discovered the injury in that four-year period. Claims of minors must be brought within one year of the date of majority.



     RISKS REGARDING GEC. GEC operates primarily as an international investment company and in recent years has made a number of investments in South East Asia. See "Business and Properties of GEC -- History." With PICO's recent investment in GEC, the strategic direction of GEC is to investigate new business opportunities in more sophisticated markets, including North America and Europe. See "Business of PICO -- Business and Properties of GEC -- History" and
" -- Business." Principal risks and uncertainties with respect to GEC include:



     - Since its investment in GEC, PICO has installed new officers and directors who are experienced in international investments. Management is re-evaluating GEC's current investments in the security and commodities brokerage business and the food processing business and its focus on South East Asia. See "Business of PICO -- Business and Properties of
       GEC -- History," Therefore, past results attained by GEC's prior management constitute no assurance and may not be indicative of results which may be obtained by GEC hereafter. No representation is made as to what results GEC will or is likely to achieve.



     - Shareholders will be relying on the experience and judgment of GEC's new management to locate, select and develop new acquisition and investment opportunities and there can be no assurance that sufficient opportunities will be found.



     - The combination of certain key officers and directors, particularly Ronald Langley and John R. Hart, is particularly important to the future profitability of GEC. The loss of the services of one or more of these persons could have a detrimental effect on the operations of GEC. See "Dependence on Key Personnel."

     - At times, GEC may come to hold securities of companies for which no market exists or which may be subject to restrictions on resale. As a result, a portion of GEC's assets may not be liquid. See "-- Recent Changes in Operations and Strategic Focus."



     - As a result of global diversification investment decisions already made, GEC's revenues may be adversely affected by economic, political and governmental conditions in countries where it maintains investments or operations, such as volatile interest rates or inflation, the imposition of exchange controls which could restrict or prohibit GEC's ability to withdraw funds, political instability and fluctuations in currency exchange rates.


     RISKS REGARDING SEQUOIA. On a going forward basis, Sequoia will continue to write property and casualty insurance in California. Sequoia's insurance operations, excluding investment and other income, have produced significant losses for at least the past five years. Although PICO has initiated steps to improve Sequoia's profitability, which include disposing of its more unprofitable classes of business, initiating expense savings measures, reducing its reinsurance costs and restructuring its investment portfolio to allow improved investment returns, there can be no assurance that Sequoia's new management and operating strategies will be successful in producing a profit from insurance operations.

     Sequoia management, which is experienced in underwriting property and casualty insurance in California, together with its independent actuary, establishes reserves for its reported losses, its estimated losses on claims incurred but not reported ("IBNR") and any related loss expenses. For reported losses, Sequoia first establishes liabilities when it receives notice of a claim. It establishes reserves for IBNR claims based upon estimates developed pursuant to several methods, using its own claims experience as well as industry claims and reserve data. In general, these methods involve estimating ultimate losses using reported loss data and loss development patterns.

     Loss reserves are established by management using historical experience and by making various assumptions and judgments about the ultimate amount to be paid. These estimates are revised periodically. Management believes that Sequoia's reserving methods and assumptions are reasonable and prudent and that Sequoia's reserves for losses and LAE are adequate. As required by California law, Sequoia annually obtains a certification from an independent actuary that its reserves for losses and LAE are adequate. Due to the inherent uncertainty in estimating reserves for losses and LAE however, there can be no assurance that the reserves will prove to be adequate to cover ultimate loss development. PICO's profitability and financial condition could be adversely affected to the extent that Sequoia's estimated reserves are insufficient to cover losses and LAE.

     PICO's investment in Sequoia resulted in the recording of goodwill on Sequoia's books which will be amortized into the income statement over time. There can be no assurance that PICO will be able to realize this value in any eventual sale of Sequoia. This could cause the entire remaining goodwill asset to be completely written off at some time in the future.

     PICO believes that should Sequoia fail to maintain its current B++ (Very
Good) rating by Best, it would possibly have a material adverse effect on Sequoia's ability to write new insurance policies as well as potentially reduce its ability to increase market share. There can be no assurance that Sequoia will continue to maintain its B++ (Very Good) rating with Best in the future. See "-- A.M. Best Insurance Company Ratings" and "Business of PICO -- Business and Properties of Sequoia."


     RISKS REGARDING SUMMIT GLOBAL MANAGEMENT. Summit is registered as an investment adviser in California, Florida, Kansas, Louisiana, Oregon, Virginia and Wisconsin, as well as with the Securities and Exchange Commission (the "SEC"). See "Business and Properties of PICO -- History" and " -- Marketing." Summit must file periodic reports with the SEC and must be available for periodic examination by the SEC. Summit is subject to Section 206 of the Investment Advisers Act of 1940, which prohibits material misrepresentations and fraudulent practices in connection with the rendering of investment advice, and to the general prohibitions of Section 208 of such Act. If Summit were to violate the Investment Advisers Act prohibitions, it would risk criminal prosecution, SEC injunctive actions and the imposition of sanctions ranging from censure to revocation of registration in an administrative hearing.

     The investment adviser business is highly competitive. There are several thousand investment advisers registered in the states in which Summit does business, many of which are larger and have greater financial resources than Summit. There can be no assurance that Summit will be able to compete effectively in the markets that it serves. See "Business of PICO -- Business and Properties of PICO."


     GLOBAL DIVERSIFICATION OF INVESTMENTS. As a result of global diversification investment decisions already made and which may be made in the future, particularly with regard to GEC, PICO's revenues may be adversely affected by economic, political and governmental conditions in countries where it maintains investments or operations, such as volatile interest rates or inflation, the imposition of exchange controls which could restrict PICO's ability to withdraw funds, political instability and fluctuations in currency exchange rates.


RISK FACTORS APPLICABLE TO CITATION


     FLUCTUATIONS IN HISTORICAL OPERATING RESULTS; DEFERRED TAX ASSET. Citation's operating results over the past five years have been volatile. See "Selected Consolidated Financial Data -- Citation." In 1991 and 1994, Citation incurred a loss of $2.0 million and $11.7 million, respectively, as compared to net income of $3.9 million, $4.0 million and $0.9 million in 1992, 1993 and 1995, respectively. For the six-month period ended June 30, 1996, Citation recorded a net loss of $5.6 million, as compared to income of $25,000 for the same period in 1995. At June 30, 1996, Citation had a deferred tax asset of approximately $8.0 million. Realization of the recorded deferred tax asset is dependent on Citation's ability to generate sufficient pre-tax and taxable income to offset the available losses during the reversal period. Based on the expiration of existing net operating losses, Citation will have to generate an average of approximately $0.5 million of taxable income per year from 1997 forward to fully utilize the available losses, after giving effect to the valuation allowance. If Citation does not generate sufficient income it may have to write off all or a portion of the deferred tax asset. See "Citation's 10-K -- Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Citation's 10-Q -- Management's Discussion and Analysis of Financial Condition and Results of Operations."



     VOLATILITY OF RESERVES. During the past several years, the levels of the reserves for Citation's insurance subsidiaries have been very volatile. As a result of its claims experience and the level of existing reserves with respect to its property and casualty insurance business, Citation has had to significantly increase these reserves in two out of the past four years and again in the second quarter of 1996. There can be no assurance that significant increases with respect to the reserves for the property and casualty or workers' compensation business will not be necessary in the future, that the level of reserves for Citation's insurance subsidiaries will not be volatile in the future or that any such increases or volatility will not have an adverse effect on Citation's operating results and financial condition.


     FACTORS AFFECTING THE WORKERS' COMPENSATION BUSINESS. CIC presently sells workers' compensation insurance, and is subject to the workers' compensation laws of California and the volatile economic and regulatory environment of the workers' compensation industry. On a pro forma consolidated basis, 29% of consolidated net premiums earned in 1995 would have been attributable to workers' compensation. Beginning in 1991, the California workers' compensation industry was materially affected by a number of factors. These included a dramatic increase in the number of disability claims involving stress, primarily in the Los Angeles area, which appear to have arisen from increased layoffs due to the effect of the continuing California recession, an increase in potentially fraudulent claim activity and abuse of the workers' compensation system and an increase in utilization of the system as a result of higher benefit levels provided under the Worker's Compensation Reform Act of 1989.

     In July 1993, the California legislature enacted a series of seven bills to significantly change the California workers' compensation system (the "1993 Reforms"). Although the 1993 Reforms contain provisions designed to reduce certain claims expenses, the 1993 Reforms also increased costs as a result of benefit increases commencing July 1, 1994 and continuing through July 1, 1996. In addition, the 1993 Reforms reduced revenues through an immediate reduction in minimum rates which were further decreased in 1994. In January 1995, California's minimum rate law was replaced by a competitive rating system. Under minimum rate laws, insurers could not charge a premium which was less than the published minimum rate and, therefore competed primarily on the basis of service to policyholders, the level of agent commissions and policyholders' dividends. In the open rating environment, each California workers' compensation insurer must determine and file with the California Department the premiums and rating plans that it will use. The California Department can only disapprove a filed rate if it determines that the rate will threaten the insurer's solvency or will lead to a monopoly which is defined to be 20% or more of the total California workers' compensation market. The new open rating environment brings uncertainties to premium revenues and continued operating profits due to increased price competition and the risk of incurring adverse loss experience over a smaller premium base.

RISK FACTORS APPLICABLE TO BOTH PICO AND CITATION

     INSURANCE REGULATION. PICO and Citation and each of their respective insurance subsidiaries are subject to extensive state regulatory oversight in the jurisdictions in which they are organized and in the jurisdictions in which they do business. See "Citation 10-K -- Business -- Regulation" and "Business of PICO -- Business and Properties of PICO -- Regulation." Insurance companies are required to file detailed annual reports with the supervisory agencies in each of the states in which they do business, including the Ohio Department and the California Department, and their business and accounts are subject to examination by such agencies at any time. The primary purpose of such regulation and supervision is to provide safeguards for policyholders and injured workers and MPL claimants rather than to protect the interests of shareholders. Typically, state regulations extend to such matters as licensing agents and insurance companies, restricting the types or quality of investments, requiring triennial financial examinations and market conduct surveys of insurance companies, regulating premium rates, forms and advertising, determining minimum reserve and deposit requirements, regulating aspects of a company's relationship with its agents, restricting use of some underwriting criteria, limiting the grounds for cancellation or nonrenewal of policies, solicitation and replacement practices, policyholders' dividends, and specifying what might constitute unfair practices.

     Domiciliary insurance departments place certain restrictions on insurance company investments to protect policyholders and claimants. In general, these investment statutes place limits on the amounts of investment in any one company, the percentage owned of any one company and the quality of investments.

     In California, Citation's and PICO's insurance subsidiaries each prepare and transmit extensive filings to the California Department to establish or modify rates and underwriting rules for each product classification other than workers' compensation. Rate changes are based, in part, on loss cost statistics compiled by industry-sponsored rating bureaus, such as the Insurance Services Office, Inc. ("ISO"), as well as each company's loss and expense experience. There can be no assurance that the California Department will approve CIC's or Sequoia's rate or rule filings in full or in part or that approvals will be received in a timely manner. There can be no assurance that rates, once approved and in use, will keep pace with claims, claims handling or administrative costs, which are influenced by many factors (as described below), some of which are not recognized as allowable and recoverable by the California Department. Future political initiatives, legislation or regulatory action could lead to an unfavorable business climate, to restrictions on CIC's and Sequoia's marketing strategies or to enforced participation in involuntary assigned risk pools, any of which events could have a material adverse effect on Citation and PICO. See "Citation 10-K -- Business -- Regulation" and "Business of PICO -- Business and Properties of PICO -- Regulation."

     Recently, the National Association of Insurance Commissioners (the "NAIC") and state insurance regulators have been examining existing laws and regulations, with an emphasis on insurance company investment, insolvency issues and risk-based capital guidelines. From time to time, legislation has also been introduced in Congress that could result in the federal government assuming some role in the regulation of the insurance industry. CIC, PICO and their insurance subsidiaries are also subject to assessment as a result of participation in various state guarantee associations and similar arrangements.

     Beginning in 1994, Citation's insurance subsidiaries and Sequoia became subject to the provisions of the Risk-Based Capital for Insurers Model Act (the "Model Act") which has been adopted by the NAIC for the purpose of helping regulators identify property and casualty insurers that may be in financial difficulty. The Model Act contains a formula which takes into account asset risk, credit risk, underwriting risk and all other relevant risks. Under this formula, each insurer is required to report to regulators using formulas which measure the quality of its capital and the relationship of its modified capital base to the level of risk assumed in specific aspects of its operations. The formula does not address all of the risks associated with the operations of an insurer. The formula is intended to provide a minimum threshold measure of capital adequacy by individual insurance company and does not purport to compute a target level of capital. Companies which fall below the threshold will be placed into one of four categories: Company Action Level, where the insurer must submit a plan of corrective action; Regulatory Action Level, where the insurer must submit such a plan and the regulator will issue a corrective order; Authorized Control Level, which includes the above actions and may include rehabilitation or liquidation; and Mandatory Control Level, where the regulator must rehabilitate or liquidate the insurer. There can be no assurance that Sequoia or the insurance subsidiaries of Citation will be able to meet the minimum thresholds set by the Model Act formulas.

     CIC, CNIC, PICO, PRO, APL and Sequoia, as regulated insurers, are subject to a wide range of financial restrictions and regulations. Many regulations are based on Statutory Accounting Principles ("SAP") which are generally more conservative than Generally Accepted Accounting Principles ("GAAP"). SAP is modified from time to time, such modifications having an influence on CIC's, CNIC's, PICO's, PRO's, APL's and Sequoia's financial reporting to regulators and the regulator's conclusions about each of the companies' respective financial positions. CIC, CNIC, PICO, PRO, APL and Sequoia have no influence over the establishment or modification of SAP. There can be no assurance that CIC's, CNIC's, PICO's, PRO's, APL's or Sequoia's market or financial position will not be materially and adversely affected by new or reinterpreted regulatory requirements of SAP.

     In addition, CIC and PICO and their respective insurance subsidiaries are licensed or are applying for admission to transact insurance in states other than California. The marketing plans of Citation and PICO include diversification to other state markets as key long-term business development goals. Each state insurance department has a somewhat different approach to financial, market conduct and rate regulation. There is no assurance that Citation and PICO or their respective subsidiaries will ultimately receive regulatory approval to transact insurance in the states to which they have applied for admission. Further, there is no assurance that once admitted, CIC and PICO or their subsidiaries will be permitted to file and use rate structures and underwriting programs which provide a reasonable rate of return.

     Proposed federal legislation has been introduced from time to time in recent years that would provide the federal government with substantial power to regulate property and casualty insurers, primarily through the establishment of uniform solvency standards. Proposals also have been discussed to modify or repeal the antitrust exemption for insurance companies provided by the McCarran-Ferguson Act. The adoption of such proposals could have a material adverse impact upon the business, financial condition and results of operations of Citation and PICO.

     There can be no assurance that the regulatory requirements affecting Citation and PICO and their respective insurance subsidiaries will not become more stringent in the future and have an adverse effect on the business, financial condition and results of operations of Citation and PICO and their insurance subsidiaries.

     REINSURANCE. As with other property and casualty insurers, CIC's, CNIC's, and Sequoia's operating results and financial condition can be adversely affected by volatile and unpredictable natural and man-made disasters, such as hurricanes, windstorms, earthquakes, fires and explosions. CIC, CNIC, and Sequoia generally seek to reduce their exposure to such events through individual risk selection and the purchase of reinsurance. CIC's, CNIC and Sequoia's estimates of their exposures depend on their views of the possibility of a catastrophic event in a given area and on the probable maximum loss to CIC, CNIC or Sequoia should such an event occur. While CIC, CNIC and Sequoia attempt to limit their exposure to acceptable levels, it is possible that an actual catastrophic event or multiple catastrophic events could significantly exceed the probable maximum loss previously assumed, resulting in a material adverse effect on the financial condition and results of operations of Citation or PICO. See "Citation 10-K -- Business -- Reinsurance" and "Business of PICO -- Business and Properties of PICO -- Reinsurance."

     Industry-wide catastrophe losses have accelerated sharply during the last seven years. Deteriorating experience for some reinsurers has resulted in their withdrawal from the market, and overall catastrophe losses have directly reduced capacity and availability of certain types of reinsurance. CIC, CNIC, PICO, PRO and Sequoia rely on reinsurance coverage, primarily to mitigate risks to solvency occasioned either by catastrophes or severe individual losses. To the extent that CIC, CNIC, PICO, PRO and Sequoia are unable to purchase reinsurance coverage at sufficient limits, the companies' premium writings would either reflect increased exposure to loss or would have to be curtailed. To the extent the reinsurance is available but at a higher cost, CIC, CNIC, PICO, PRO and Sequoia could, subject to regulatory approval, increase premium costs to pass the increased costs on to the ultimate consumer. No assurance can be given that the increased premiums would be competitive or that CIC, CNIC, PICO, PRO and Sequoia would avoid suffering reduced margins as a result of increased costs.


     Although PICO and PRO have reinsured 100% of risks incurred under MPL Policies issued or renewed after July 16, 1995 with Mutual Assurance, Inc. ("Mutual") and CIC, CNIC, PICO, PRO and Sequoia have purchased reinsurance coverage on a regular basis, CIC, CNIC, PICO, PRO and Sequoia are primarily liable for the full amount of all claims made by policyholders. Therefore, the future financial results of Citation and PICO could be adversely affected by disputes with their respective reinsurers with respect to coverage and by the solvency of such reinsurers. Neither CIC nor PICO is aware of actual or potential disputes with any of their respective reinsurers that could materially and adversely impact the financial results of Citation and PICO or is aware of any insolvent reinsurer whose current obligations to CIC, CNIC, PICO, PRO or Sequoia are material to such companies.


     In connection with PICO's purchase of Sequoia from Sydney Reinsurance Corporation ("SRC") in August 1995, SRC assumed the responsibility for all policy and claims liabilities of Sequoia prior to the acquisition, and such obligations have been irrevocably and unconditionally guaranteed by QBE Insurance Group Limited, an Australian corporation ("QBE"). See "Business of PICO -- Business and Properties of PICO -- Recent Developments." Despite such agreements, if claims were made by third parties against Sequoia under applicable policies and SRC and QBE were either unable or unwilling to satisfy their obligations with respect to such claims and it was ultimately determined that Sequoia was obligated to satisfy such claims, there could be a material adverse effect on Sequoia's financial condition and results of operations.

     COMPETITION. Citation and PICO and their respective subsidiaries face competition from a wide range of insurers. The commercial property and casualty markets in which CIC, CNIC and Sequoia compete are highly fragmented and highly competitive, as are the life and health insurance markets in which some of APL's competitors market insurance through independent producers. Others market insurance through employed producers or producers who are contractually bound to sell exclusively the products of a single insurer. In general, insurers who market through exclusive or employed producers have lower operating and administrative expenses, relative to premiums, and can offer premiums below those of insurers like Citation and Sequoia, which market through independent producers. Moreover, many competitors of CIC, CNIC, APL and Sequoia have significantly greater financial resources than CIC, CNIC, APL and Sequoia. Pricing is a primary means of competition. See "Citation
10-K -- Business -- Competition" and "Business of PICO -- Business and Properties of PICO -- Competition."

     In addition, CIC's, CNIC's and Sequoia's marketing is focused in a limited number of commercial business classifications. In general, these classifications are considered preferred by most competitors because of historically profitable results realized from underwriting such classifications. CIC's, CNIC's and Sequoia's customer bases and prospective revenues are vulnerable to the pricing actions of larger or more efficient competitors who target CIC's, CNIC's and Sequoia's desired classifications or individual policyholders and offer substantially lower rates.

     FACTORS AFFECTING THE PROPERTY AND CASUALTY BUSINESS. CIC and Sequoia each write property and casualty insurance policies. On a pro forma consolidated basis, (excluding personal automobile insurance) 59% of CIC's, CNIC's and Sequoia's net premiums earned in 1995 would have been attributable to property and casualty. The property and casualty insurance industry has been highly cyclical, and the industry has been in a cyclical downturn over the last several years due primarily to premium rate competition, which has resulted in lower profitability. Premium rate levels are related to the availability of insurance coverage, which varies according to the level of surplus in the industry. The level of surplus in the industry varies with returns on invested capital and regulatory barriers to withdrawal of surplus. Increases in surplus have generally been accompanied by increased price competition among property and casualty insurers. The cyclical trends in the industry and the industry's profitability can also be affected significantly by volatile and unpredictable developments, including natural disasters (such as hurricanes, windstorms, earthquakes and fires), fluctuations in interest rates and other changes in the investment environment which affect market prices of insurance companies' investments and the income from those investments, inflationary pressures that affect the size of losses and judicial decisions affecting insurers' liabilities. The demand for property and casualty insurance can also vary significantly, generally rising as the overall level of economic activity increases and falling as such activity decreases.

     LOSS RESERVE EXPERIENCE. The inherent uncertainties in estimating loss reserves are greater for some insurance products than for others, and are dependent on the length of the tail associated with a given product, the diversity of historical development patterns among various aggregations of claims, the amount of historical information available during the estimation process, the degree of impact that changing regulations and legal precedents may have on open claims, and the consistency of reinsurance programs over time, among other things. Because workers' compensation and commercial casualty claims may not be fully paid for several years or more, estimating reserves for such claims can be more uncertain than estimating reserves in other lines of insurance, such as property, in which the period between occurrence of the claim and final settlement of the loss is usually shorter. As a result, precise reserve estimates cannot be made for several years following a current accident year for which reserves are initially established. CIC's, CNIC's and Sequoia's initially established reserves historically have increased over time.

     There can be no assurance that CIC, CNIC and Sequoia have established reserves adequate to meet the ultimate cost of losses arising from such claims. It has been necessary, and will over time continue to be necessary, for Citation and PICO to review and make appropriate adjustments to reserves for estimated ultimate losses and LAE. Although Citation's and PICO's managements, after consultation with their respective independent actuaries with respect to loss experience through December 31, 1995, believe that their respective overall reserve levels as of December 31, 1995 are adequate to meet their obligations under existing policies, actual losses and LAE paid may deviate, perhaps materially, from reserves reflected in Citation's and PICO's financial statements. To the extent reserves prove to be inadequate, Citation and PICO, as applicable, would have to adjust such reserves and incur a charge to earnings, which could have a material adverse effect on the financial results of Citation and PICO. See "Citation 10-K -- Business -- Loss and Loss Adjustment Expense Reserves" and "Business of PICO -- Business and Properties of PICO -- Loss and Loss Adjustment Expense Reserves."

     RESTRICTIONS ON DIVIDENDS FROM SUBSIDIARIES. Citation, as an insurance holding company, is dependent upon dividends received from its subsidiaries for income. Under California law, CIC, CNIC and Sequoia are restricted in their ability to pay dividends or make other distributions to their respective parent companies and, without the approval of the California Department, may only pay dividends or make other distributions in any 12-month period from earned surplus of the company in an amount up to the greater of (a) net investment income for the preceding year and (b) 10% of statutory policyholders' surplus as of the preceding December 31. In addition, under Ohio law PICO and its Ohio insurance subsidiaries are also restricted in the amount of dividends which are payable. Without the approval of the Ohio Department, PICO and its Ohio insurance subsidiaries cannot declare a dividend which exceeds the greater of (i) the preceding year's statutory net income and (ii) 10% of statutory shareholders' equity as of the preceding December 31. Various regulatory organizations have proposed more restrictive dividend regulations and there can be no assurance that more restrictive rules on dividend payments may not ultimately be implemented.

     Citation has never paid a dividend to shareholders and does not anticipate paying cash dividends on the Citation Common Stock in the foreseeable future.

RISK FACTORS APPLICABLE TO THE MERGER

     CHANGE IN CONTROL. Upon consummation of the Merger, Holdings will be merged with and into PICO and the PICO shareholders will own an aggregate of approximately 26,100,000 shares of Citation Common Stock (assuming a PICO Share Value of $25.20 and a corresponding Exchange Ratio of 5.0099).

Immediately upon consummation of the Merger, the former PICO shareholders will own approximately 80% of the outstanding Citation Common Stock and the holders of Citation Common Stock immediately prior to the Merger will own approximately 20% of the outstanding Citation Common Stock. GPG will own 18.7% of the outstanding Citation Common Stock upon consummation of the Merger. In addition, upon consummation of the Merger, the Citation Board will consist of nine members, only two of whom will be from Citation's Board prior to the Merger. See "The Merger Agreement -- Conversion of Shares," "The Merger -- Board Representation and Management" and "PICO Management."

     ADDITIONAL INVESTMENTS IN COMPANIES WITH COMBINED INVESTMENT
PORTFOLIO. PICO's management has informed Citation that PICO's strategic direction after the Merger will be to increase shareholder value through investment in businesses which PICO believes are undervalued or will benefit from additional capital, restructuring of operations or management or improved competitiveness through operational efficiencies with existing PICO operations. PICO will continue to make selective investments for the purposes of enhancing and realizing additional value by means of appropriate levels of shareholder influence and control. PICO may use certain of the assets in Citation's investment portfolio to finance such investments. There can be no assurance that any investments that are made in the future will be profitable or will increase shareholder value and will not have an adverse impact on the financial condition of Citation after the Merger. See "-- Recent Changes in Operations and Strategic Focus," "PICO Management's Discussion and Analysis of Financial Condition and Results of Operations -- Recent Developments -- Strategic Direction of PICO" and "-- Acquisition Philosophy."

     A.M. BEST INSURANCE COMPANY RATINGS. Best has recently assigned Sequoia a rating of B++ (Very Good) and APL has had a Best rating of B+ (Very Good) since 1983. CIC is currently rated B- (Adequate) and CNIC is currently rated C (Marginal) by Best. PICO and PRO are currently rated, and have been for a number of years, NR-3 (rating procedure inapplicable). Best's ratings are based upon factors relevant to policyholders rather than the protection of investors, and are subject to review and change over time. There can be no assurance that Sequoia or APL will maintain their ratings after the Merger, and such ratings may be downgraded as a result of the Merger. If Sequoia or APL fail to maintain their current ratings, it would possibly have a material adverse effect on their ability to write new insurance policies as well as potentially reduce their ability to maintain or increase market share.


     As a result of the reported losses of Citation and the increase in reserves, primarily from construction defect claims, in 1994, Best reduced its rating of CNIC from B+ to C- (which rating has subsequently been increased to C) and in 1995 reduced its rating of CIC from B+ to B-. Citation believes that many potential customers will not insure with an insurer that carries a Best rating of less than B+, and that customers who do so will demand lower rate structures. In addition, there can be no assurances that CIC's Best rating will be maintained or increased after the Merger. See "Citation
10-K -- Business -- Company Overview" and "Business of PICO--Business and Properties of Sequoia."


     As is typical upon the announcement of a proposed merger, Best has placed the rating of all Citation's insurance subsidiaries and PICO and its insurance subsidiaries under review.

     SUBSTANTIAL INCREASE IN OUTSTANDING SHARES OF CITATION AND DILUTION. As a result of the Merger and assuming that the Exchange Ratio is 6.1233, Citation will issue a maximum of approximately 31,900,000 shares of Citation Common Stock (excluding shares issuable upon exercise of outstanding PICO options to be assumed by Citation). Accordingly, upon consummation of the Merger, the former PICO shareholders will own approximately 83% of the outstanding Citation Common Stock and the holders of Citation Common Stock immediately prior to the Merger will own approximately 17% of the outstanding Citation Common Stock.


     As a result of the Merger, assuming a PICO Share Value of $30.80 per share, shareholders of Citation will experience an immediate dilution in the book value per share of Citation Common Stock at June 30, 1996 from $6.22 to $2.93, or 53%, on a pro forma basis. See "Comparative and Pro Forma Per Share Financial Information." In addition, Citation's authorized capital stock is being increased. Accordingly, Citation may issue additional shares in the future which may result in additional dilution to the shareholders of Citation after the Merger. See "Amendments to Citation's Articles of Incorporation."

     INTEGRATION OF CERTAIN OPERATIONS. Citation and PICO have entered into the Merger Agreement with the expectation that the Merger will result in certain benefits for the combined company. Achieving the anticipated benefits of the Merger will depend in part upon whether certain of the two companies' business operations can be integrated in an efficient and effective manner. There can be no assurance that this will occur or that cost savings in operations will be achieved. The successful combination of the two companies will require, among other things, integration of the companies' respective product offerings, medical management of health care claims and management information systems enhancements. The difficulties of such integration may be increased by the necessity of coordinating geographically separated organizations. The integration of certain operations following the Merger will require the dedication of management resources which may temporarily distract attention from the day-to-day business of the combined companies. There can be no assurance that integration will be accomplished smoothly or successfully. Failure to effectively accomplish the integration of the two companies' operations could have an adverse effect on Citation's results of operations and financial condition following the Merger.


     CONCENTRATION OF BUSINESS IN CALIFORNIA. For the year ended December 31, 1995 and the six months ended June 30, 1996, approximately 92% and 86%, respectively, of CIC's direct written premiums, and 100% of Sequoia's direct written premiums were in California. In addition, 100% of the direct written premiums from policies previously written by CNIC were in California. Consequently, CIC's, CNIC's and Sequoia's operating results are expected to be largely dependent upon its ability to write profitable insurance in California.


     ANTI-TAKEOVER EFFECTS OF STAGGERED BOARD AND SHAREHOLDER RIGHTS
PLAN. Citation's Articles of Incorporation (the "Citation Articles") classify the Citation Board of Directors into three classes, each of which serve for staggered three-year periods. In July 1991, Citation adopted a Shareholder Rights Plan (the "Rights Plan") pursuant to which holders of Citation Common Stock are given rights, under certain circumstances, to acquire additional shares of Citation Common Stock. The Merger will not result in any action under the Rights Plan. The staggered Board of Directors and the Rights Plan may be deemed to have anti-takeover effects and may delay, defer or prevent a takeover attempt that a shareholder might consider in its best interest and also may adversely affect prevailing market prices for the Citation Common Stock. See "Description of Citation Capital Stock -- Shareholder Rights Plan" and "Comparison of Shareholder Rights."

     FEDERAL INCOME TAX CONSEQUENCES. No ruling has been or will be sought from the Internal Revenue Service. PICO shareholders could be required to recognize income or loss as a result of the Merger. See "The Merger -- Certain Federal Income Tax Consequences."


     SHARES ELIGIBLE FOR FUTURE SALE. The shares of Citation Common Stock issuable to the PICO shareholders who are affiliates of PICO will be subject to certain statutory restrictions pursuant to Rule 145 under the Securities Act of 1933, as amended, for a period of two years after the Merger. All other shares of Citation Common Stock issued pursuant to the Merger will be freely tradeable. Citation believes that the Merger will provide additional liquidity with respect to the shares of Citation Common Stock held by Citation shareholders, which may increase the likelihood that Citation shareholders will sell their stock after consummation of the Merger. See "The Merger -- Background and Reasons for the Merger." In addition, a number of PICO shareholders will own significant blocks of Citation stock as a result of the Merger and two significant shareholders will have registration rights with respect to such shares beginning six months after the Merger. See "Principal Shareholders of PICO." Certain of PICO's institutional investors may also be required to sell their Citation Common Stock after the Merger as a result of the stock not meeting certain minimum trading price requirements. No prediction can be made as to the effect, if any, that future sales of Citation Common Stock will have on the market price of Citation Common Stock prevailing from time to time. Sales of substantial amounts of Citation Common Stock or the possibility that such sales could occur may adversely affect prevailing market prices for Citation Common Stock. See "The Merger -- Background and Reasons for the Merger."


     VOLATILITY OF STOCK PRICES. Recently, there has been significant volatility in the market prices of securities of companies in the insurance industry, including the price of Citation Common Stock and PICO Stock. Many factors, including medical cost increases, general legal and judicial climate, analysts' comments, announcements of new legislative proposals or laws relating to insurance reform, the performance of, and investor expectations for, Citation and PICO, the trading volume of the Citation Common Stock after the

Merger and general economic and market conditions, may influence the trading price of the Citation Common Stock. In addition, since some institutional holders of PICO Stock could have internal restrictions preventing them from holding stocks which trade at less than certain minimum price levels, they could sell some or all of their holdings before or after the Merger, thus affecting the trading price of the stock. Accordingly, there can be no assurance as to the price at which the Citation Common Stock will trade in the future. See "Comparative Market Price Data."

                                  INTRODUCTION

GENERAL

     This Joint Proxy Statement/Prospectus is being furnished to the shareholders of Citation and PICO in connection with the solicitation of proxies by the Citation Board and the PICO Board from holders of outstanding Citation Common Stock and PICO Stock, respectively, for use at the Shareholder Meetings. At the Shareholder Meetings, shareholders of Citation and PICO will be asked to consider and vote upon a proposal to approve and adopt the Merger and the Merger Agreement. In addition, the Citation shareholders will be asked to vote upon and approve certain amendments to Citation's Articles and Bylaws, including an increase in the authorized capital stock of Citation. See "Amendments to Citation's Articles of Incorporation" and "Amendments to Citation's Bylaws."

     This Joint Proxy Statement/Prospectus constitutes the Prospectus of Citation with respect to the shares of Citation Common Stock to be issued in the Merger. The information in this Joint Proxy Statement/Prospectus with respect to Citation has been supplied by Citation and the information with respect to PICO has been supplied by PICO. The principal executive offices of Citation are located at One Almaden Boulevard, Suite 300, San Jose, California 95113, and its telephone number is (408) 292-0222. The principal executive offices of PICO are located at 13515 Yarmouth Drive, N.W., Pickerington, Ohio 43147, and its telephone number is (614) 864-7100.

VOTING AND PROXIES


     Holders of record of shares of Citation Common Stock at the close of business on September 20, 1996 will be entitled to vote at the Citation Meeting and at any adjournment or postponement thereof. As of the close of business on the Citation Record Date, Citation had 6,407,803 shares of its Common Stock outstanding, excluding 313,600 shares held by a subsidiary of Citation, which cannot be voted at the Citation Meeting. Holders of record of shares of PICO Stock at the close of business on September 20, 1996 will be entitled to vote at the PICO Meeting and at any adjournment or postponement thereof. As of the close of business on the PICO Record Date, PICO had 5,210,897 shares of PICO Stock outstanding.


     The affirmative votes of the holders of a majority of the outstanding shares of Citation Common Stock and PICO Stock are required for approval of the Merger. The presence, either in person or by proxy, of the holders of at least a majority of the outstanding shares of Citation Common Stock entitled to vote is necessary to constitute a quorum at the Citation Meeting. The holders of Citation Common Stock are entitled to one vote per share at the Citation Meeting. The presence, either in person or by proxy, of the holders of at least one-third of the outstanding shares of the PICO Stock entitled to vote is necessary to constitute a quorum at the PICO Meeting. The holders of PICO Stock are entitled to one vote per share at the PICO Meeting. Any abstentions or broker non-votes with respect to Citation shareholders and PICO shareholders will have the same effect as a vote against the Merger proposal.


     On the Citation Record Date, directors and executive officers of Citation as a group (19 persons) beneficially owned 690,050 shares of Citation Common Stock entitled to vote at the Citation Meeting, or approximately 11.3% of the total outstanding shares eligible to vote. See "Principal Shareholders of Citation." Citation has been advised that all of its directors and executive officers intend to vote in favor of the Merger. On the PICO Record Date, directors and executive officers of PICO as a group (10 persons) beneficially owned 1,311,283 shares of PICO Stock, or approximately 23.2% of the total outstanding shares. See "Principal Shareholders of PICO." PICO has been advised that all of its directors and executive officers intend to vote in favor of the Merger. In addition, GPG which owns 23.2% of the outstanding PICO Stock, and GEC, which owns 16.3% of the outstanding PICO Stock, have advised PICO that they intend to vote in favor of the Merger.


     All shares of Citation Common Stock and PICO Stock represented by properly executed proxies will be voted at the respective Shareholder Meetings in accordance with the directions indicated on the respective proxies unless the proxies have been previously revoked. Unless contrary direction is given, all shares represented by such proxies will be voted FOR the Merger, and in the case of the Citation Meeting, FOR the

Amendment to the Articles of Incorporation and FOR the Amendment to the Bylaws, and in the proxy holders' discretion, as to such other matters incident to the conduct of the respective Shareholder Meetings as may properly come before the shareholders.


     THE CITATION BOARD AND THE PICO BOARD UNANIMOUSLY RECOMMEND THAT SHAREHOLDERS VOTE FOR THE MERGER. THE CITATION BOARD UNANIMOUSLY RECOMMENDS THAT THE CITATION SHAREHOLDERS VOTE FOR THE AMENDMENTS TO CITATION'S ARTICLES OF INCORPORATION AND THE AMENDMENTS TO CITATION'S BYLAWS.

     The Boards of Directors of Citation and PICO are not aware of any matters other than those specifically stated in this Joint Proxy Statement/Prospectus which are to be presented for action at the respective Shareholder Meetings. If any other matters are properly presented at the Shareholder Meetings for action, including a question of adjourning the meeting from time to time, the persons named in the proxies and acting thereunder will have discretion to vote on those matters in accordance with their best judgment. Any adjournment of either of the Shareholder Meetings will require the affirmative vote of the holders of at least a majority of the shares represented at such Shareholder Meeting (regardless of whether those shares constitute a quorum). A Citation or PICO shareholder executing and returning a proxy has the power to revoke it at any time before it is voted. A shareholder who wishes to revoke a proxy can do so by executing a later-dated proxy relating to the same shares and delivering it to the Secretary of Citation or PICO, as the case may be, prior to the vote at the respective Shareholder Meeting, by written notice of revocation to the Secretary prior to the vote at the respective Shareholder Meeting or by appearing in person at the respective Shareholder Meeting and voting in person the shares to which the proxy relates. Any written notice revoking a Citation proxy should be sent to Citation at One Almaden Boulevard, Suite 300, San Jose, California 95113-2213, Attention: Douglas S. Gould, Secretary, and any written notice revoking a PICO proxy should be sent to PICO at 13515 Yarmouth Drive, N.W., Pickerington, Ohio 43147, Attention: James F. Mosier, Secretary.

PROXY SOLICITATION

     Proxies are being solicited from Citation's and PICO's shareholders by and on behalf of the respective Boards of Directors of each of Citation and PICO. Each of Citation and PICO will bear their own expenses for the solicitations, including the costs of preparing and mailing this Joint Proxy Statement/Prospectus to their respective shareholders. In addition to solicitation by mail, proxies may be solicited from the shareholders of Citation or PICO by directors, officers and regular employees of Citation and PICO, respectively, in person, by telecopy or by telephone. Such directors, officers and employees will not receive any additional compensation for such services but may be reimbursed for reasonable expenses incurred by them in forwarding the proxy soliciting materials to the beneficial owners of Citation Common Stock and PICO Stock. PICO has retained Corporate Investor Communications, Inc., a proxy solicitation firm, in connection with the PICO Meeting, at an estimated cost of $1,300. Citation has retained D.F. King & Co., a proxy solicitation firm, in connection with the Citation Meeting, at an estimated cost of $7,500. Citation and PICO will reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for the forwarding of proxy solicitation materials to beneficial owners of Citation Common Stock and PICO Stock held of record by such persons.

                                   THE MERGER

GENERAL

     All shares of Citation Common Stock to be issued for shares of PICO Stock will be registered under the Securities Act of 1933, as amended (the "Securities Act"). After the Merger, if the Merger is effected assuming a PICO Share Value of $25.20 or $30.80, approximately 32,513,876 shares and 38,315,689 shares, respectively, of Citation Common Stock will be outstanding (including 316,000 shares of Citation Common Stock owned by CIC), and the shareholders of PICO will own between approximately 80% and 83%, respectively, of the Citation Common Stock to be outstanding immediately following the Merger. There will be no material changes in the rights of Citation shareholders as a direct or indirect result of the Merger, except as a consequence of the Amendments to the Articles and Bylaws of Citation. See "Amendments to Citation's Articles of Incorporation" and "Amendments to Citation's Bylaws."

MERGER CONSIDERATION

     If the Merger is consummated, Holdings will merge with and into PICO and the shareholders of PICO will receive shares of Citation Common Stock. Upon consummation of the Merger, each outstanding share of PICO Stock (other than shares as to which dissenters' rights are perfected under the General Corporation Law of Ohio) will be converted into the right to receive a number of shares of Citation Common Stock equal to the Exchange Ratio. The Exchange Ratio will be equal to the PICO Share Value divided by $5.03, and the PICO Share Value will be the average of the closing prices of one share of PICO Stock on the Nasdaq National Market for the 20 consecutive trading days ending with the trading day immediately prior to the Determination Date, except that if the average share value as described above is less than or equal to $25.20 per share, the PICO Share Value will be equal to $25.20, and if the average share value is greater than or equal to $30.80 per share, the PICO Share Value will be equal to $30.80. The terms and conditions of the Merger are set forth in the Merger Agreement. Upon consummation of the Merger, Citation's name will be changed to PICO Holdings, Inc., and the Nasdaq symbol for Citation Common Stock will be changed to "PICO".

     If the PICO Share Value is in excess of $33.50 for the 20 consecutive trading days before the Determination Date, PICO has the right to terminate the Merger Agreement. Similarly, if the PICO Share Value is less than $22.50 for the 20 consecutive trading days before the Determination Date, Citation has the right to terminate the Merger Agreement. Such termination rights may be exercised at the option of the respective party. The formula for determining the Exchange Ratio cannot be modified, without further approval of shareholders.


     The following table sets forth hypothetical Exchange Ratios and the number of shares of Citation Common Stock that would be issued to PICO shareholders, based upon certain assumed average closing prices of PICO Stock for the 20 consecutive trading days ending with the trading day immediately prior to the Determination Date. The Merger will not be consummated without re-solicitation of shareholders if the average share value of the PICO Stock, as described above, is in excess of $35.00 per share or less than $20.00, provided that updated fairness opinions are obtained from Citation's and PICO's respective financial advisors if the average share value of PICO Stock is in excess of $33.50 or less than $22.50.


                                                              NUMBER OF SHARES OF
AVERAGE PRICE OF                                                   CITATION
  PICO STOCK(1)      PICO SHARE VALUE     EXCHANGE RATIO         COMMON STOCK
- -----------------    ----------------     --------------     ---------------------
$22.50 to $25.20          $25.20              5.0099               26,106,073
$26.00                    $26.00              5.1690               26,935,127
$27.00                    $27.00              5.3678               27,971,053
$28.00                    $28.00              5.5666               29,006,979
$29.00                    $29.00              5.7654               30,042,906
$30.00                    $30.00              5.9642               31,078,832
$30.80 to $35.00          $30.80              6.1233               31,907,886

- ---------------
(1) Assumed average of the closing prices of one share of PICO Stock on the Nasdaq National Market for the 20 consecutive trading days ending with the trading day immediately prior to (and not including) the Determination Date.

BACKGROUND AND REASONS FOR THE MERGER

  CITATION

     In the fall of 1993, Citation acquired Madison Capital, Inc., including its insurance subsidiaries CNIC and Citation General Insurance Company ("CGIC"), as part of Citation's strategic plan to become a regional, multi-line insurer operating in focused areas of market specialization and to reduce its dependence on what was perceived as an increasingly difficult marketplace in the workers' compensation industry. In February 1994, Citation began writing personal automobile insurance through a managing general agent.

     In the fourth quarter of 1993, Citation identified a significant and continuing increase in certain types of construction defect claims, causing it to significantly increase its IBNR reserves on its property and casualty business at the time. During the third quarter of 1994, a more detailed analysis of property and casualty claim development patterns was undertaken which resulted in a significant increase in Citation's property and casualty loss reserves for prior years of $11.6 million and an increase in 1994 loss reserves. A significant portion of the claims giving rise to the increase in loss reserves in the latter half of 1994 arose from construction defect claims associated with policies written by CGIC prior to its acquisition by Citation. Subsequent to the third quarter loss reserve increases, Citation notified the California Department that the cumulative effect of these increases brought CGIC below the minimum surplus required by statute. Citation began working with the California Department to formulate a plan for resolving the situation. Based upon discussions with the California Department regarding the possible conservation of CGIC, Citation concluded that its control over CGIC had become temporary and, as a result, has accounted for the results of CGIC on the equity method since November 1994, resulting in a write off of its remaining investment in CGIC of $4.2 million at that date. At that time, CGIC and CNIC stopped writing any new business. Over the course of the next several months Citation worked with the California Department to resolve CGIC's situation which ultimately led to the conservation and placing of CGIC in liquidation in 1995. Moreover, in the fourth quarter of 1994, Citation terminated its managing general agent for the personal automobile business, which resulted in litigation with the agent which was settled in April 1996. Citation incurred underwriting losses from its personal automobile business for 1994 and 1995 of $2.1 million and $7.7 million, respectively. In 1995, Citation decided to withdraw from the business as rapidly as permitted by California law.


     The losses and lower Best ratings resulting from the activities described above, coupled with the new competitive rate law for workers compensation in California in 1995, led the Citation Board to conclude that if Citation were to grow and prosper it needed to seek a strategic relationship or a merger partner, ideally with a company engaged in insurance operations which carried a higher Best rating. The Citation Board announced publicly that it decided to engage an investment banking firm to advise it regarding its strategic alternatives and selected Prudential Securities as its representative in April 1995. Prudential Securities' assignment included providing an analysis of Citation's strategic alternatives, advice regarding a range of valuation estimates, the provision of a fairness opinion and other customary services. Citation appointed a committee (the "Committee") consisting of a majority of outside directors to work with Prudential Securities and make recommendations to the Citation Board regarding any potential transaction. See "Opinion of Citation's Financial Advisor."


     In March 1995, Citation commenced discussions with a party unaffiliated with Citation or PICO regarding a proposed acquisition of at least 80% of the outstanding stock of Citation. These negotiations and due diligence reviews by each of the parties continued through September 1995, at which time the parties terminated discussions, primarily as a result of an inability to reach an agreement on valuation and price.


     Citation then requested Prudential Securities to seek other possible merger candidates or investors. Prudential Securities contacted a number of potentially interested parties as a result of Citation's request, although none of those initiatives resulted in a definitive offer, except as described below. In the meantime, Citation conducted its operations on the basis that it would remain independent and that no transaction would occur. In early December 1995, one of the directors of Citation held an introductory meeting with the President of Sequoia, an operating subsidiary of PICO which markets property and casualty insurance in central and northern California. During the first week of January 1996, two additional preliminary meetings took place. On January 8, 1996, a meeting with several Citation directors and Prudential Securities took place to discuss whether there was an interest in a combination between Citation and PICO. On January 15, 1996, a number of Citation directors met with representatives of PICO and Prudential Securities and discussed terms of a possible combination with PICO, valuation issues, due diligence issues, strategic considerations and risks associated with PICO's stock and investment philosophy. From January 16, 1996 through January 23, 1996, discussions continued and a draft of a letter of intent was circulated and discussed by the Citation Board. In addition, the Committee and the Citation Board considered an alternative offer from an unaffiliated party to make an investment in Citation on terms that the Citation Board considered materially less attractive than the terms being offered by PICO. As a result of the above considerations, Citation and PICO agreed to conduct due diligence reviews for a period of 30 days, after which they would negotiate a letter of intent, if the due diligence reviews were satisfactory.



     During February 1996, the Committee met on at least a weekly basis and conducted a due diligence review of PICO regarding accounting and financial matters, management, reserves, investment portfolio, stock price volatility and similar issues. During the latter part of February 1996 the parties negotiated the terms of a letter of intent which was approved by the Citation Board following a presentation by Prudential Securities. The letter of intent was executed and delivered on March 1, 1996.



     During March 1996, the parties continued the due diligence review and began negotiation of the definitive agreement. The Committee met formally and informally on a regular basis during this period. On April 11, 1996, the Committee made a report to the Citation Board recommending approval of the definitive agreement and the Merger, subject to completion of review of PICO's audited financial statements and the presentation by Prudential Securities to the Citation Board of its analysis of the fairness of the transaction to Citation's shareholders from a financial point of view. At the April 11, 1996 meeting, Prudential Securities discussed its preliminary findings. In mid-April, PICO provided its audited financial statements to Citation and such statements were reviewed by Citation's management and by Prudential Securities. The formal presentation by Prudential Securities was made at a meeting of the Citation Board held on April 25, 1996, at which time the Citation Board approved the transactions described in this Registration Statement/Proxy Statement. The Committee received two indications of interest at or about the time the Merger Agreement was to be executed, but in neither case was the interested party prepared to make a definitive proposal which could be considered by the Citation Board.


     The Citation Board believes that the Merger is fair to and in the best interests of Citation and its shareholders. In reaching its conclusion to enter into the Merger Agreement and to recommend approval of the Merger Agreement by the shareholders of Citation, the Citation Board considered a number of factors, including the factors described below. In light of the variety of factors considered in its evaluation of the Merger, the Citation Board did not find it practical to and did not quantify or otherwise attempt to assign relative weights to the specific factors considered in reaching its determination.

          1. The Citation Board considered the recent trends in the California workers' compensation insurance industry, including the open rating environment that became effective January 1, 1995, and the recent trends in the California property and casualty insurance industry, including the effect of Citation's Best ratings. The Citation Board determined that the pricing of both workers' compensation insurance and commercial property and casualty insurance has become increasingly more important, particularly as a result of Citation's Best ratings. While the Citation Board considered these competitive challenges in the context of remaining independent, the Citation Board believed that Citation would benefit to a greater extent from the significant resources and synergies available through a merger with PICO.

          2. The Citation Board considered the strategic and operating synergies, as well as other benefits, that could result from the planned coordination of the marketing and administrative activities of CIC and Sequoia. Sequoia currently is rated B++ by Best. While there is no assurance that Sequoia will maintain such rating, the Citation Board believed that it would be able to compete for certain business that was not available to it with a B- rating and that the increased financial strength of the affiliated family of insurance companies following the Merger would allow it to compete more effectively in the industry. Furthermore, the coordinated operations likely would permit Citation to offer a broader product line, and the size of the affiliated insurance companies under common ownership would make Citation a more significant factor in its dealings with its producers. In addition, the combined company will have a pro forma asset base of approximately $569.3 million and a pro forma capital base of approximately $111.2 million which are expected to provide CIC and Sequoia access to additional capital to meet leverage requirements as their insurance businesses grow and which also are expected to provide economies of scale, such as in the purchase of reinsurance and the absorption of administrative overhead.


          3. The Citation Board considered the results of its due diligence review of PICO's operations and its financial strength, price/earnings ratio, strategic objectives and the fact that PICO's diversification into other businesses could reduce Citation's exposure to events that impact the market for insurance company stocks. The Citation Board also reviewed the historical market trends and prices of Citation Common Stock and PICO Stock, the fact that the valuation of Citation represented a premium over the current and historical prices of Citation Common Stock and the perceived benefit to the Citation shareholders from the negotiation of the price collar.

          4. The Citation Board considered the track record of PICO's investments and the opportunity for access to additional investment managers within the PICO organization.


          5. The Exchange Ratio, including the valuation of Citation, was considered in conjunction with the Citation Board's review of the analysis presented by Prudential Securities, which is discussed in greater detail elsewhere herein, regarding the fairness, from a financial point of view, of the Exchange Ratio to the shareholders of Citation.


          6. The Citation Board considered the structure of the transaction, providing Citation shareholders with a continuing equity interest in a much larger and more diversified enterprise that is expected to benefit strategically and competitively from the Merger, which is expected to provide additional liquidity to the Citation shareholders. The Citation Board also considered the potential for increased market following by analysts for Citation Common Stock given the size of the combined entities and the additional public float arising out of the issuance of at least an additional 26 million shares of Citation Common Stock in the Merger. In addition, the Citation Board considered that it was permitted, if required in the exercise of its fiduciary duties, to consider unsolicited alternative offers, without the payment of a break-up fee.

          7. The Citation Board also considered many of the matters described in this Joint Proxy Statement/Prospectus under the caption "Risk Factors" with particular emphasis on risk factors continuing to affect Citation and those which will continue to affect PICO.

     AFTER CONSIDERING ALL THE FACTORS DISCUSSED ABOVE, THE CITATION BOARD HAS APPROVED THE MERGER AND UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE PROPOSALS TO APPROVE AND ADOPT THE MERGER AGREEMENT AND THE RELATED CHANGES TO CITATION'S ARTICLES OF INCORPORATION AND BYLAWS.

  PICO

     Until mid-1995, PICO's and its subsidiaries' primary business focus was on writing MPL insurance and life and health insurance. Since that time, PICO has shifted its strategic focus and now operates primarily as a diversified investment and insurance company. PICO's current objective is to use its resources and those of its subsidiaries and affiliates to increase shareholder value through investments in businesses which PICO believes are undervalued or will benefit from additional capital, restructuring of operations or management, or improved competitiveness through operational efficiencies with existing PICO operations.

     In late 1995 PICO management, through the president of its wholly owned California insurance subsidiary, became aware of Citation's operations and began a review of its financial status to determine whether an acquisition of Citation would conform to PICO's strategic goals. At that time, Citation shares were trading below book value. After an initial review of assets and financial status of Citation and the operating efficiencies which PICO management believes may be obtained by the elimination of redundant functions, coordination between PICO and Citation management and the application of PICO's business systems and approaches to Citation's business, PICO management determined to proceed with negotiation of a letter of intent, followed by the execution of a definitive agreement. On April 29, 1996, the PICO Board of Directors reviewed the 1995 financial results of Citation as well as the final agreement and related documents and authorized the Merger. On August 15, the PICO Board of Directors reviewed Citation's current financial condition and authorized the amendment to the Merger Agreement.


     The shareholders of PICO will own between 80% and 83% of Citation following the Merger. Although generally a merger under these circumstances would be structured to provide that PICO would be the surviving corporation, PICO and Citation agreed that significant benefits would accrue to the companies and their shareholders by structuring the transaction as presently contemplated. Although PICO will survive as an Ohio corporation regulated by the Ohio Department, the shareholders of PICO will become shareholders of Citation, which is not a regulated insurance company but is an SEC reporting company. Accordingly, management of the surviving corporation may not be as restricted by insurance regulations with respect to its investment activities but will be subject to the reporting requirements of the Securities Exchange Act of 1934, as amended. See "Business of PICO -- Business and Properties of PICO -- Regulation" and "Comparison of Shareholder Rights -- Regulatory Changes."

OPINION OF CITATION'S FINANCIAL ADVISOR


     Citation retained Prudential Securities as financial advisor to the Citation Board in its consideration of the Merger and to render an opinion as to the fairness, from a financial point of view, to Citation's shareholders of the Exchange Ratio within the range of PICO Share Values from $22.50 to $33.50 ("the Exchange Range"). No limitations were imposed by the Citation Board upon Prudential Securities with respect to the review undertaken or the procedures followed in rendering its opinion.



     Citation originally retained Prudential Securities in April 1995 to explore and evaluate strategic alternatives for Citation. Prudential Securities worked with the Committee to prepare offering materials for Citation and to engage in discussions with interested parties. As a result of such discussions, only one party other than PICO made a definitive, bona fide offer to engage in a transaction with Citation, but ultimately, Citation was unable to agree to terms with such other party.



     Prudential Securities has delivered its written opinion, dated April 25, 1996, to the Citation Board to the effect that as of that date, based on the assumptions and qualifications contained therein, the Exchange Ratio within the Exchange Range was fair, from a financial point of view, to the Citation shareholders.



     THE FULL TEXT OF PRUDENTIAL SECURITIES' OPINION, WHICH SETS FORTH THE ASSUMPTIONS MADE, THE MATTERS CONSIDERED AND THE LIMITATIONS ON THE REVIEW UNDERTAKEN, IS SET FORTH AS APPENDIX E TO THIS JOINT PROXY STATEMENT/PROSPECTUS, IS INCORPORATED HEREIN BY REFERENCE AND SHOULD BE READ IN ITS ENTIRETY IN CONNECTION WITH THIS JOINT PROXY STATEMENT/PROSPECTUS. PRUDENTIAL SECURITIES' OPINION IS DIRECTED ONLY TO THE FAIRNESS OF THE EXCHANGE RATIO WITHIN THE EXCHANGE RANGE AND DOES NOT ADDRESS ANY OTHER TERMS OF THE MERGER OR THE CITATION BOARD'S UNDERLYING BUSINESS DECISION TO EFFECT THE MERGER. PRUDENTIAL SECURITIES' OPINION WAS DELIVERED FOR THE INFORMATION OF CITATION'S BOARD AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY SHAREHOLDER OF CITATION AS TO HOW SUCH SHAREHOLDER SHOULD VOTE SUCH SHAREHOLDER'S SHARES AT THE CITATION MEETING. THE SUMMARY OF PRUDENTIAL SECURITIES' FAIRNESS OPINION SET FORTH IN THIS JOINT PROXY STATEMENT/PROSPECTUS IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE FAIRNESS OPINION ATTACHED AS APPENDIX E.



     In acting as financial advisor to the Citation Board and in rendering such opinion, Prudential Securities, among other things: (i) reviewed the terms and conditions of a draft of the Merger Agreement and the financial terms of the transaction as set forth therein; (ii) analyzed historical business and financial information relating to Citation and PICO, including certain public filings of each of Citation and PICO; (iii) considered Citation's recent operating results and the related underlying trends, as well as anticipated future financial performance, (iv) reviewed certain internal financial forecasts provided by Citation relating to the business of Citation; (v) conducted discussions with members of the senior managements of Citation and PICO concerning their respective businesses and prospects and reviewed certain actuarial studies prepared on behalf of Citation and PICO; (vi) considered certain financial and stock market data for each of Citation and PICO and compared that data with similar data for other publicly-held companies in businesses that Prudential Securities deemed reasonably similar to Citation and PICO; (vii) compared the proposed financial terms of the Merger with the financial terms of other transactions that Prudential Securities deemed relevant and (viii) reviewed such other studies and analyses and performed such other investigations and considered such other matters as Prudential Securities deemed relevant to its opinion.



     The foregoing factors represent all of the material factors considered by Prudential Securities. Prudential Securities' opinion was necessarily based upon information available to it, and on economic, financial, market and other conditions as they existed and could be evaluated on the date of the opinion.



     In connection with its review and analysis Prudential Securities relied, without independent verification, upon the accuracy and completeness of the financial data and other information that was provided by Citation or PICO, or that was publicly available. With respect to financial forecasts furnished by Citation, Prudential Securities assumed that the projections prepared by Citation reflect the best currently available estimates and judgments of Citation's management as to the expected future financial performance of Citation. Prudential Securities did not undertake any independent analysis to verify the reasonableness of the assumptions underlying these projections. Prudential Securities neither made nor obtained any independent appraisals of the assets of Citation or PICO, nor conducted any independent actuarial analyses of the businesses of either Citation or PICO.



     In formulating its opinion, Prudential Securities performed a variety of financial analyses, including those summarized below. The summary set forth below does not purport to be a complete description of the analyses performed. The preparation of a fairness opinion is a complex process that involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances. Accordingly, such an opinion is not necessarily susceptible to partial analysis or summary description. Prudential Securities believes that its analysis must be considered as a whole and that selecting portions thereof or portions of the factors considered by it, without considering all analyses and factors, could create an incomplete view of the evaluation process underlying the opinion. Prudential Securities made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Citation and PICO. Any estimates contained in Prudential Securities' analyses are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. Additionally, estimates of the values of businesses and securities do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold. Accordingly, such analyses and estimates are inherently subject to substantial uncertainty. Subject to the foregoing, the following is a brief summary of the material financial analyses performed by Prudential Securities in connection with the rendering of its opinion as to the fairness, from a financial point of view, to the shareholders of Citation of the Exchange Ratio within the Exchange Range, as discussed with the Citation Board at its meeting on April 25, 1996.


  COMPARABLE COMPANY ANALYSIS


     Prudential Securities selected other publicly-traded companies whose lines of business, size and operations made them, in Prudential Securities' judgment, as nearly comparable to Citation as practicable (the "Citation Comparables"). An analysis of comparable companies is not purely mathematical; rather it involves complex considerations and judgments concerning similarities and differences in financial, operational and other characteristics of potentially comparable companies. In this regard, Prudential Securities noted that although the companies selected were considered similar to Citation, none of the companies had the same recent operating history, management makeup, size, type or combination of businesses as Citation. For purposes of this analysis, Prudential Securities treated the following companies as comparable to Citation: American Eagle Group, Inc., First Central Financial Corporation, Home State Holdings, Inc, McM Corporation, Merchants Group, Inc., Pac Rim Holding Corporation and Unico American Corporation.



     Using publicly available financial data, Prudential Securities determined the relationship for the companies in the Citation Comparables between their unlevered market value ("UMV") (defined as market value plus total debt and redeemable preferred stock minus available cash) and their latest 12-month revenues ("LTMR") and the relationship between their market value of equity ("MV") and each of the following: their book value ("BV"), their tangible book value ("TBV") and their statutory book value ("SBV").

Prudential Securities also performed similar analyses for Citation using the multiples implied by an unlevered purchase price ("UPP") (defined as purchase price plus total debt and redeemable preferred stock minus available cash) of $29.5 million and a purchase price ("PP") of $30.8 million, based on 6.1 million fully diluted Citation shares outstanding and a Citation share value of $5.03. These analyses generated an estimated UPP/LTMR ratio of 0.5 for Citation, as compared to low, high, mean and median UMV/LTMR ratios for the Citation Comparables of 0.47, 1.06, 0.67 and 0.56, an estimated PP/BV ratios for Citation of 0.7 as compared to the low, high, mean and median MV/BV ratios for the Citation Comparables of 0.49, 1.34, 1.01, 1.06; an estimated PP/TBV ratio for Citation of 0.9, as compared to the low, high, mean and median MV/TBV ratios for the Citation Comparables of 0.64, 1.76, 1.37 and 1.52; and an estimated PP/SBV ratio for Citation of 0.9, as compared to the low, high, mean and median MV/SBV ratios for the Citation Comparables of 0.46, 2.02, 1.26 and 1.28.



     Prudential Securities also selected other publicly-traded companies whose lines of business made them, in Prudential Securities' judgment, comparable to PICO (the "PICO Comparables"). For purposes of this analysis, Prudential Securities treated the following companies as comparable to PICO: Allied Capital Corporation, Berkshire Hathaway Inc., Brooke Group Ltd., Capital Southwest Corp., Leucadia National Corp. and Ruddick Corp. Using publicly available financial data, Prudential Securities determined the relationship for the companies in the PICO Comparables between their MV and their BV and TBV. Prudential Securities also performed similar analyses for PICO based upon the multiples implied by a MV of a minimum of $111.8 million and a maximum of $136.7 million, based on 5.4 million fully diluted PICO shares outstanding and a Citation share price at April 22, 1996 of $4.125. Prudential Securities used this MV range for a comparison to each of: PICO's BV; PICO's book value adjusted to reconcile its investment in TOC from historical cost to its market value, net of tax, at December 31, 1995 ("ABV"); PICO's TBV; and PICO's tangible book value similarly adjusted ("ATBV"). These analyses generated an estimated MV/BV ratio of a minimum of 1.4 and a maximum of 1.7 for PICO as compared to low, high, mean and median MV/BV ratios for the PICO Comparables of 1.32, 2.32, 1.70 and 1.65; an estimated MV/ABV ratio of a minimum of 1.2 and a maximum of 1.4 for PICO as compared to low, high, mean and median MV/BV ratios for the PICO Comparables of 1.32, 2.32, 1.70 and 1.65; an estimated MV/TBV ratio for PICO of a minimum of
1.5 and a maximum of 1.8 as compared to the low, high, mean and median MV/TBV ratios for the PICO Comparables of 1.32, 2.49, 1.79 and 1.65; and an estimated MV/ATBV ratio for PICO of a minimum of 1.2 and a maximum of 1.5 and low, high, mean and median MV/TBV ratios for the PICO Comparables of 1.32, 2.49, 1.79 and 1.65.


  COMPARABLE TRANSACTIONS ANALYSIS


     Prudential Securities reviewed acquisitions of companies and businesses similar to those of Citation over the past several years, and selected a number of those acquisitions that it believed were most comparable to a transaction involving the sale of Citation (the "Comparable Transactions"). Because the reasons for and circumstances surrounding each of the transactions analyzed were diverse and because of the inherent differences between the businesses and operations of Citation and those of the companies engaged in the Comparable Transactions, an appropriate use of a comparable transaction analysis in this instance necessarily involved qualitative judgments concerning, among other things, differences between the characteristics of those transactions and the Merger that would affect the acquisition values of the companies involved in the Comparable Transactions and those of Citation.



     For purposes of this analysis, Prudential Securities treated the following acquisitions as comparable: MECC Inc. by WR Berkley Corp., Hoosier Insurance Company (Baldwin & Company Inc.) by General Casualty Co. of Wisconsin, Milwaukee Insurance Group Inc. by Unitrin Inc., Western Pioneer Insurance Company (Atlantis Plastics, Inc.) by Commerce Insurance Company (The Commerce Group, Inc.), Viking Insurance Holdings (Talegen Holdings Inc.) by Guaranty National Corp., Lincoln Insurance Company by Markel Corp., Casualty Insurance Company (The Continental Corporation) by Fremont General Corp., Armco Inc. Insurance Operations by Vik Brothers Insurance, Inc., Federal Kemper Insurance Co. (Kemper Co.) by Anthem P&C Holdings Inc., Ranger Insurance Co. (Chase Enterprises) by Fairfax Financial Holdings, Milbank Insurance Company (Royal Group, Inc.) by State Auto Financial Corp. (State Auto

Mutual Insurance Co.) and Business Insurance Corp. (Hilb Rogal & Hamilton) by Foundation Health Corporation.


     Using publicly available information, Prudential Securities determined for the Comparable Transactions the relationship between the UPP and the target's LTMR and the relationship between the PP and the targets' BV, TBV and SBV. Prudential Securities also performed similar analyses for Citation using multiples implied by a UPP of $29.5 million and a PP of $30.8 million, based on
6.1 million fully diluted Citation shares outstanding and a Citation share value of $5.03. These analyses generated an estimated UPP/LTMR ratio of 0.5 for Citation as compared to low, high, mean and median UPP/LTMR ratios for the Comparable Transactions of 0.40, 1.54, 0.81 and 0.72; an estimated PP/BV ratio for Citation of 0.7 as compared to the low, high, mean and median PP/BV ratios for the Comparable Transactions of 0.86, 1.24, 1.11 and 1.15; an estimated PP/TBV ratio of 0.9 for Citation as compared to the low, high, mean and median PP/TBV ratios for the Comparable Transactions of 1.16, 2.32, 1.54 and 1.37; and an estimated PP/SBV ratio for Citation of 0.9 as compared to the low, high, mean and median PP/SBV ratios for the Comparable Transactions of 0.79, 2.24, 1.51 and 1.56.


     TERMINAL VALUE ANALYSIS


     Prudential Securities also analyzed the present value of Citation based upon 5-year financial projections of net income and using various discount rates and terminal value multiples. Prudential Securities used, without independent verification, projections that had been prepared by Citation's senior management for internal planning purposes. Prudential Securities used these projections to calculate ranges of equity values for Citation based on the discount to present value of Citation's terminal values at the end of such period, using terminal value multiples that were based on the net income multiple range for the Citation Comparables. Prudential Securities applied discount rates ranging from 10% to 13% and terminal multiples ranging from 7.0x to 10.0x. Using these projections, Prudential Securities found an estimated present value of $3.14 to $5.12 per share of Citation Common Stock.



     In determining the discount rates used in this analysis, Prudential Securities noted, among other things, factors such as inflation, prevailing market interest rates, the business risks inherent to Citation, the historical weighted average cost of capital for Citation and the historical weighted average cost of capital for the Citation Comparables.



     Prudential Securities is an internationally-recognized investment banking firm that is regularly engaged in the evaluation of businesses and their securities in connection with mergers and acquisitions and for other purposes. Prudential Securities was selected as Citation's financial advisor for the Merger and to provide its fairness opinion based on such expertise. Pursuant to its engagement letter of April 17, 1995, Prudential Securities received a retainer fee of $100,000 for its advisory services and, upon consummation of the Merger, will receive a transaction fee of approximately an additional $475,000. In addition, Citation has agreed to reimburse Prudential Securities for any out-of-pocket and incidental expenses, including all reasonable fees and disbursements of Prudential Securities' legal counsel, incurred in connection with the services provided by Prudential Securities, and to indemnify and hold Prudential Securities and certain related parties harmless to the full extent lawful from and against certain liabilities, including certain liabilities under the federal securities laws or otherwise relating to or arising out of its engagement. In the ordinary course of business, Prudential Securities may actively trade Citation Common Stock or PICO Stock for its own account or for the accounts of its customers and, accordingly, may at any time hold a long or short position in either Citation Common Stock or PICO Stock.


OPINION OF PICO'S FINANCIAL ADVISOR

     PICO has engaged Montag & Joselson as its financial advisor.

     Montag and Joselson has delivered its written opinion, dated June 19, 1996, to the PICO Board that, as of the date of such opinion, the aggregate Merger Consideration to be received by the holders of outstanding shares of PICO Common Stock pursuant to the Merger Agreement is fair to such holders. Montag & Joselson did not make recommendations to the PICO Board regarding the Agreement; it and other terms of the Agreement are the result of arms-length negotiations between representatives of PICO and Citation.

     The full text of the written opinion of Montag & Joselson, which sets forth assumptions made, matters considered and limitations on the review undertaken in connection with the opinion, is attached to this Joint Proxy
Statement/Prospectus as Appendix F and is incorporated herein by reference. Shareholders of PICO are urged to, and should, read such opinion in its entirety.


     In connection with its opinion, Montag & Joselson reviewed, among other things, (i) the MERGER AGREEMENT; (ii) Annual Reports to shareholders of PICO for the five years ended December 31, 1995; (iii) certain interim reports and other communications to shareholders of PICO; (iv) Statutory Annual Statements of PICO, APL, PRO and Sequoia for the years 1991-1995; (v) the latest triennial examination, as conducted by the appropriate regulatory bodies, for PICO, APL, PRO and Sequoia; (vi) the December 31, 1995 actuarial opinions filed with the Ohio Insurance Department by PICO, APL and PRO and the December 31, 1995 actuarial opinion filed with the California Department by Sequoia; (vii) certain annual reports of companies in which PICO or its affiliates have significant equity investments, including GEC; (viii) certain internal financial analyses of Citation prepared by PICO management and (ix) PICO's latest Proxy Statement. Montag & Joselson also reviewed (i) Annual Reports to shareholders and Annual Reports on Form 10-K of Citation for the five years ended December 31, 1995;
(ii) certain interim reports by Citation to shareholders and Quarterly Reports on Form 10-Q; (iii) certain other communications from Citation to its shareholders; (iv) Statutory Annual Statements for CIC for the years 1991-1995;
(v) Statutory Annual Statements for CNIC for the years 1993-1995; (vi) the December 31, 1995 actuarial opinions for CIC and CNIC as filed with the California Department; and (vii) Citation's proxy statement dated May 3, 1996. Montag & Joselson also held discussions with members of the senior management of PICO and Citation regarding the past and current business operations, financial condition and future prospects of their respective companies. In addition, Montag & Joselson reviewed the reported price and trading activity for the common stock of PICO and Citation, compared certain financial and stock market information for PICO and Citation with similar information for certain other companies, the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the insurance industry specifically, and in other industries generally and performed such other studies and analyses as it considered appropriate.


     In rendering its opinion, Montag & Joselson relied upon and assumed, without independent verification, the accuracy, completeness and fairness of all of the financial and other information that was available to it from public sources, that was provided to Montag & Joselson by PICO and Citation or their respective representatives, or that was otherwise reviewed by Montag & Joselson. With respect to the financial projections developed by Montag & Joselson and reviewed by the management of PICO, Montag & Joselson has assumed that the information provided by the management of PICO in connection therewith, reflects the best currently available estimates and judgments of management as to the future operating and financial performance of PICO. Montag & Joselson did not make any independent evaluation of PICO's or Citation's assets or liabilities, nor did Montag & Joselson verify any of the information reviewed by it.

     The following is a summary of the material factors considered and principal financial analyses performed by Montag & Joselson to arrive at the Montag & Joselson Opinion. Montag & Joselson performed certain procedures, including each of the financial analyses described below, and reviewed with the managements of PICO and Citation the assumptions on which such analyses were based and other factors, including the current and projected financial results of such companies.

  PICO and Citation Market Values

     Montag & Joselson noted that the closing prices of PICO's and Citation's common stock on June 7, 1996 were $23 3/8 and $4 5/8, respectively. Pursuant to the terms of the Merger Agreement between PICO, Citation Holdings, Inc. and Citation Insurance Group, dated May 1, 1996, each outstanding share of PICO Stock will be converted into Citation Common Stock based upon a floating exchange rate. The exchange rate is calculated by dividing the PICO Share Value by $5.03 per share of Citation Common Stock. The following table sets forth hypothetical average PICO share prices (as determined under section 1.5(a)(i) of the Merger

Agreement ("PICO Prices"), corresponding PICO Share Values, and corresponding Exchange Ratios (as computed in Section 1.5(b) of the Merger Agreement).

      PICO PRICES                                 EXCHANGE
UNDER SECTION 1.5(A)(I)     PICO SHARE VALUE       RATIO
- -----------------------     -----------------     --------
   $ 22.50 to $25.20             $ 25.20           5.0099
   $           26.00             $ 26.00           5.1690
   $           27.00             $ 27.00           5.3678
   $           28.00             $ 28.00           5.5666
   $           29.00             $ 29.00           5.7654
   $           30.00             $ 30.00           5.9642
   $ 30.80 to $35.00             $ 30.80           6.1233

     If the PICO Price is in excess of $33.50 per share, PICO has the right to terminate the Merger Agreement. Similarly, if the PICO Price is less than $22.50 per share, Citation has the right to terminate the Merger Agreement.

     Based on the closing price of PICO on June 7, 1996, the implied aggregate value of the consideration for PICO was $131.3 million. Replacing the Exchange Ratio denominator of $5.03, as called for in the Merger Agreement, with Citation's closing price on June 7, 1996, results in an implied aggregate value of the consideration for PICO of $120.7 million. Under the terms of the Merger Agreement, PICO shareholders will own between 80% and 83% of the combined companies.

  Public Market Valuation Analysis

     To provide contextual data and comparative market information, Montag & Joselson compared selected share prices and operating and financial data and ratios for PICO to the corresponding data and ratios of the following publicly traded companies: Alfa Corporation; American Financial Group; W.R. Berkley Corporation; Capitol Transamerica Corporation; Capsure Holdings; Guaranty National Corporation; Leucadia National Corporation; Reliance Group Holdings; TIG Holdings; and USF&G Corporation. The ranges of price as a multiple of 1995 operating earnings, price as a multiple of estimated 1996 operating earnings, price as a multiple of projected 1997 operating earnings, and price as a multiple of shareholders' equity for the publicly traded companies at the date of the Montag & Joselson Opinion were: 25.7x to 8.0x; 19.6x to 8.6x; 16.6x to 7.4x; and 1.67x to 1.06x, respectively. The average multiple of price to 1995 operating earnings, average multiple of price to estimated 1996 operating earnings, average multiple of price to projected 1997 operating earnings and average multiple of price to shareholders' equity for the publicly traded companies as of the date of the Montag & Joselson Opinion were 14.2x, 12.6x, 10.6x and 1.35x, respectively. Such analysis indicated that the total consideration to be paid to PICO shareholders, over the range of PICO Prices, would result in multiples within or below the range of the price-earnings trading multiples of the publicly traded companies. Assuming a PICO Price of $22.50 (the level below which Citation has the right to terminate the Merger), and utilizing $5.03 as the denominator of the Exchange Ratio, the total consideration to be paid PICO shareholders in the Merger would result in a purchase price multiple to PICO's 1995 operating earnings of 8.4x (this multiple is 7.7x utilizing $4.625 as the denominator in the Exchange Ratio). Assuming a PICO Price between $22.50 and $33.50, the total consideration to be paid to PICO shareholders, utilizing $5.03 as the denominator of the Exchange Ratio, would result in a purchase price multiple to PICO's 1995 operating earnings of 9.3x (this multiple is 8.6x utilizing $4.625 as the denominator in the Exchange Ratio). Assuming a PICO Price of $33.50 (the level above which PICO has the right to terminate the Merger), and utilizing $5.03 as the denominator of the Exchange Ratio, the total consideration to be paid PICO shareholders in the Merger would result in a purchase price multiple to PICO's 1995 operating earnings of 10.2x (this multiple is 9.4x utilizing $4.625 as the denominator in the Exchange Ratio).

     Such analysis indicated that the total consideration to be paid to PICO shareholders, over the range of PICO Prices, would result in multiples of shareholders' equity within or above the range of the price-to-book trading multiples of the publicly traded companies. Assuming a PICO Price of $22.50, and utilizing $5.03 as the denominator of the Exchange Ratio, the total consideration to be paid to PICO shareholders would result in a purchase price multiple to PICO's shareholders' equity of 1.63x (this multiple is 1.5x utilizing $4.625 as the denominator in the Exchange Ratio). Assuming a PICO Price between $22.50 and $33.50, the total consideration to be paid to PICO shareholders, utilizing $5.03 as the denominator of the Exchange Ratio, would result in a purchase price multiple to PICO's shareholders' equity of 1.81x (this multiple is 1.67x utilizing $4.625 as the denominator in the Exchange Ratio). Assuming a PICO Price of $33.50, and utilizing $5.03 as the denominator of the Exchange Ratio, the total consideration to be paid to PICO shareholders would result in a purchase price multiple to PICO's shareholders' equity of 2.00x (this multiple is 1.84x utilizing $4.625 as the denominator in the Exchange Ratio).

  SELECTED TRANSACTIONS ANALYSIS

     Montag & Joselson reviewed certain publicly available information regarding selected merger and acquisition transactions involving companies engaged in similar businesses to PICO occurring since 1991. The selection of comparable transactions, like the selection of comparable companies for purposes of the public market comparables valuation, involves complex considerations and judgments concerning similarities and differences in financial, operational and other characteristics of potentially comparable companies. None of the companies utilized in the selected merger and acquisition comparables analysis was identical to PICO or Citation and none of the transactions was identical to the Merger. The transactions deemed comparable (the "PICO Comparable Transactions") were as follows: SIG Holdings/Delphi Financial Group; Condor Services/Amwest Insurance Group; Viking Insurance Company/Guaranty National; Milwaukee Insurance Group/Unitrin; Victoria Financial/USF&G; MECC Inc./W.R. Berkley Corp.; American Premier Underwriters/American Financial Group; Bankers and Shippers/Integon Corp.; C.E. Health Compensation and Liability/Care America; Leader National Insurance/Penn Central; Beacon Insurance/Ohio Farmers; UniCare Financial/WellPoint; Economy Fire & Casualty/St. Paul Companies; Milbank Insurance/State Auto Financial; and, American Southern/Vista Resources. Montag & Joselson determined that for the PICO Comparable Transactions, the range of multiples to net operating earnings and the average multiple to net operating earnings, based on the results of the respective most recent fiscal years, were 5.0x to 29.0x and 14.5x, respectively. Such analysis indicated that the total consideration to be paid PICO shareholders, over the range of PICO Prices, would result in multiples within the range of the price-earnings transaction multiples of the selected transactions analysis. Montag & Joselson also determined that for the PICO Comparable Transactions, the range of multiples to shareholders' equity and the average multiple to shareholders' equity, were 1.0x to 3.2x and 1.7x, respectively. Such analysis indicated that the total consideration to be paid to PICO shareholders, over the range of PICO Prices, would result in multiples within the range of the price-book value transaction multiples of the selected transactions analysis.

  Contribution Analysis

     Montag & Joselson examined the contribution of each of PICO and Citation to, among other things, the premium income, net investment income, net operating income, total investments, total assets and total shareholders' equity of the combined pro forma company. This analysis demonstrated that for the 12 months ended December 31, 1995, among other factors, PICO would have contributed 34.9% of the premium income of the pro forma combined company, 61.1% of the net investment income, and 73.9% of the net operating income. As of March 31, 1996 on a combined pro-forma basis, PICO would have contributed 70.6% of the total investments, 72.1% of the total assets, and 58.1% of shareholders' equity, compared with an implied ownership range of 80% to 83%.

  Limitations of Analyses

     The summary set forth above does not purport to be a complete description of the analyses performed by Montag & Joselson. The preparation of fairness opinions involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances and, therefore, such opinions are not readily susceptible to summary description. The preparation of fairness opinions does not involve a mathematical evaluation or weighing of the results of the individual analyses performed, but requires Montag & Joselson to exercise its professional judgment, based on its experiences and expertise, in considering a wide variety of analyses taken as a whole. Each of the analyses conducted by Montag & Joselson was carried out in order to provide a different perspective on the transaction and to add to the breadth of information available. Montag & Joselson did not form a conclusion as to whether any individual analysis, considered in isolation, supported or failed to support an opinion as to fairness. Rather, in reaching its conclusion, Montag & Joselson considered the results of the analyses in light of each other and ultimately reached its conclusions based on the results of all analyses taken as a whole. Montag & Joselson did not place particular reliance or weight on any individual analysis, but instead concluded that its analyses, taken as a whole, supported its determination. Accordingly, notwithstanding the separate factors summarized above, Montag & Joselson believes that its analyses must be considered as a whole and that selecting portions of its analyses and the factors considered by it, without considering all analyses and factors, may create an incomplete view of the evaluation process underlying its opinions. In performing its analyses, Montag & Joselson made numerous assumptions with respect to industry performance, business and economic conditions and other matters. The analyses performed by Montag & Joselson are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than those suggested by such analyses.


     PICO has not requested that Montag & Joselson update their opinion to account for the amendment dated August 14, 1996 to the Merger Agreement and has no current intention to do so.


  Other Matters

     Pursuant to an engagement letter dated May 15, 1996 between PICO and Montag & Joselson, PICO has paid Montag & Joselson a $25,000 retainer fee and an additional $75,000 fee for the Montag & Joselson Opinion. PICO has also agreed to indemnify Montag & Joselson against certain liabilities, including liability under the federal securities laws. The fee paid to Montag & Joselson was payable upon delivery of a fairness opinion, regardless of the conclusions contained therein. In the ordinary course of its business, Montag & Joselson may actively trade securities of PICO and Citation for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     The following description of certain federal income tax consequences of the Merger is based on the assumption that the Merger is consummated as contemplated herein, is for general informational purposes only and is not tax advice. This discussion does not cover all aspects of federal income taxation that may be relevant to Citation, PICO or their shareholders, nor does the discussion deal with tax issues peculiar to certain types of taxpayers (including but not limited to life insurance companies, S corporations, banks and other financial institutions, tax-exempt organizations or retirement accounts, dealers in securities, foreign taxpayers or holders who acquire PICO Stock pursuant to the exercise of options or otherwise as compensation or through a tax-qualified retirement plan). No aspect of foreign, state, local or estate and gift taxation is addressed. Therefore, the following summary is not a substitute for careful tax planning and advice based upon the individual circumstances of each shareholder of Citation and PICO.

     The following summary is based on the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations promulgated and proposed thereunder, judicial decisions and published administrative rulings and pronouncements of the Internal Revenue Service ("IRS"), as in effect on the date of the Joint Proxy Statement/Prospectus. Changes in or additions to such rules, or new interpretations thereof, may have retroactive effect and therefore could significantly affect the consequences described below. No ruling has been (or will be) sought from the IRS as to the anticipated tax consequences of the Merger. PICO AND CITATION SHAREHOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING THE APPLICABILITY AND EFFECT OF FEDERAL, STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX LAWS, AND ANY CHANGES IN SUCH LAWS (POSSIBLY INCLUDING CHANGES WITH RETROACTIVE EFFECT).

  TREATMENT OF CITATION, PICO AND THEIR SHAREHOLDERS UPON THE EXCHANGE OF PICO STOCK FOR CITATION COMMON STOCK.

     Gray Cary Ware & Freidenrich, counsel to PICO, and Gibson, Dunn, & Crutcher LLP, counsel to Citation (collectively, "Counsel"), have advised their respective clients that, in their opinion, the following discussion, insofar as it relates to matters of federal income tax law affecting their respective clients and their shareholders, is a fair and accurate summary of such matters. In rendering such opinion, Counsel has expressly relied on the accuracy of certain assumptions and the representations made to such Counsel by Holdings, Citation, PICO, and certain PICO shareholders.

     Subject to the limitations and qualifications described herein, the Merger should qualify as a "reorganization" for federal income tax purposes within the meaning of Section 368(a) of the Code and the following federal income tax consequences should generally result:

     - No gain or loss should be recognized by Citation or PICO shareholders as a result of the Merger (other than gain or loss attributable to cash received by PICO shareholders in lieu of fractional shares or cash received by PICO or Citation shareholders as a result of the exercise of dissenters' rights). See "-- Cash in Lieu of Fractional Shares."

     - The basis of each share of Citation Common Stock received by each PICO shareholder should be the same as the basis of his or her PICO Stock exchanged therefor, reduced by any basis attributable to a fractional share of Citation Common Stock for which the shareholder receives cash; See "-- Cash in Lieu of Fractional Shares."

     - The holding period of the shares of Citation Common Stock received by each PICO shareholder should include the shareholder's holding period for his or her PICO Stock exchanged therefor, provided the PICO Stock was held as a capital asset by the PICO shareholder.

     - Neither Citation nor PICO should recognize taxable gain or loss as a result of the Merger; and

     - A dissenting shareholder of Citation or PICO who receives payment for shares in cash will generally recognize capital gain or loss (if the shares were held as a capital asset at the Effective Time) equal to the difference between the cash received and the holder's basis in such shares, provided the payment is neither essentially equivalent to a dividend within the meaning of Section 302 of the Code, nor has the effect of the distribution of a dividend within the meaning of Section 356(a)(2) of the Code (collectively a "Dividend Equivalent Transaction"). A sale of shares pursuant to an exercise of dissenters' rights will generally not be a Dividend Equivalent Transaction, if, as a result of such exercise, the shareholder owns no shares of stock (either actually or constructively within the meaning of Section 318 of the Code).

     The anticipated federal income tax consequences of the Merger discussed above are based on certain factual representations and assumptions, including representations set forth in the Merger Agreement, which, if untrue or incorrect, could affect the discussions set forth herein. In particular, in order to qualify as a reorganization, among other things, the historic PICO shareholders must maintain a sufficient "continuity of interest" in Citation following the Merger. The IRS has indicated in published rulings that the continuity of interest requirement will be satisfied if the historic shareholders of the acquired entity (i.e., PICO) receive and retain, in the aggregate, 50% of the value of the stock of the acquired entity in the form of stock of the acquiring corporation (i.e., Citation). Shares received by shareholders who at the time of receipt have an intention to sell or otherwise dispose of such shares generally are treated as not having been retained for purposes of this requirement. Moreover, Citation Common Stock issued in exchange for PICO Stock acquired in contemplation of the Merger may, in certain cases, be treated as property other than stock for this purpose.


     In May and June 1996, GPG sold an aggregate of 850,000 shares of PICO Stock to GEC. The sales of shares by GPG reduces GPG's ownership interest in PICO from approximately 39.5% of outstanding PICO Stock to approximately 23.2%. It is likely that the IRS will exclude the 850,000 shares sold by GPG to GEC in determining whether the requisite continuity of interest has been maintained by the historic shareholders of PICO. See "The Merger -- Certain Rights of GEC and GPG."

     PICO has represented in the Merger Agreement that it is aware of no plan or intention on the part of PICO shareholders that would violate the continuity of interest requirement for qualification as a reorganization. In addition, each PICO shareholder holding 5% or more of the PICO Stock immediately prior to the Merger (except GEC) has certified that it has no current plan or intention to sell, exchange or transfer, distribute, pledge, dispose or otherwise engage in a transaction (a "Sale") that reduces those shareholders' risk of ownership, whether directly or indirectly with respect to the Citation Common Stock received in the Merger. Such shareholders are not, however, prohibited from engaging in such a Sale of Citation Common Stock following the Merger. The representations of PICO and the shareholder certifications by themselves, however, are not sufficient to ensure that the continuity of interest requirement will be satisfied with respect to the Merger. If PICO shareholders undertake substantial Sales of PICO Stock in anticipation of the Merger or substantial Sales of Citation Common Stock after the Merger, pursuant to a plan or intention existing at or around the time of the Merger, the continuity of interest test may not be met and the Merger may not qualify as a reorganization within the meaning of Section 368(a) of the Code.


     If the IRS were to successfully challenge the status of the Merger as a "reorganization" under Section 368(a) of the Code (based on a failure to satisfy the "continuity of interest" requirement or otherwise), the federal income tax consequences would generally be as follows:

     - A PICO shareholder who, pursuant to the Merger, exchanges PICO Stock for Citation Common Stock, and cash, if any, in lieu of a fractional share, would recognize capital gain or loss in an amount equal to the difference, if any, between (i) the amount of cash and the fair market value of the Citation Common Stock received and (ii) the PICO shareholder's adjusted tax basis in the PICO Stock surrendered in exchange therefor, provided the PICO Stock was held as a capital asset by the PICO shareholder.

     - If a PICO shareholder owns more than one "block" of such stock (each block consisting of shares of stock acquired at the same time in a single transaction), gain or loss should be determined separately for each block held. In general, the amount of cash, if any, and the fair market value of the Citation Common Stock received should be allocated ratably among the blocks in the proportion that the number of shares in a particular block bears to the total number of shares held by such PICO shareholder.

     CASH IN LIEU OF FRACTIONAL SHARES.

     A PICO shareholder who receives cash in lieu of a fractional share of Citation Common Stock in the Merger generally should be treated as if the fractional share had been distributed to such holder as part of the Merger and then redeemed by Citation in exchange for the cash distributed in lieu of the fractional share in a transaction qualifying as an exchange under Section 302 of the Code. Any shareholder of PICO who receives cash in lieu of a fractional share of Citation Common Stock will recognize income or loss for federal income tax purposes equal to the difference between the cash received and the basis which would otherwise be allocable to the fractional share of the Citation Common Stock. Any gain or loss likely will be treated as capital gain or loss, provided the PICO Stock was held as a capital asset by the PICO shareholder.

     THE DISCUSSION OF FEDERAL INCOME TAX CONSEQUENCES SET FORTH ABOVE IS FOR GENERAL INFORMATION ONLY AND IS BASED ON EXISTING LAW AS OF THE DATE OF THIS PROXY STATEMENT/PROSPECTUS. THIS DISCUSSION DOES NOT ADDRESS ALL FEDERAL INCOME TAX CONSIDERATIONS THAT MAY BE RELEVANT TO PARTICULAR PICO OR CITATION SHAREHOLDERS IN LIGHT OF THEIR SPECIFIC CIRCUMSTANCES. SHAREHOLDERS OF CITATION AND PICO ARE URGED TO CONSULT WITH THEIR OWN TAX ADVISORS TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE MERGER (INCLUDING THE APPLICABILITY AND EFFECT OF FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX LAWS).

CERTAIN RIGHTS OF GEC AND GPG



     GPG entered into an Agreement for Purchase and Sale of Stock, dated November 23, 1993, with Quaker Holdings Limited and PICO (the "GPG Agreement") as amended by the Agreement for Purchase and Sale of Shares dated May 9, 1996 between GPG, GEC and PICO (the "Subsequent Agreement"), pursuant to which GPG acquired an aggregate of 2,060,150 shares of PICO Stock. Pursuant to the GPG Agreement, GPG acquired certain rights with respect to nomination of directors to the PICO Board of Directors and to the purchase of additional shares from PICO. Pursuant to the Subsequent Agreement, GPG sold to GEC 850,000 shares of PICO Stock and transferred certain rights held by it to GEC. PICO's obligations under the GPG Agreement and Subsequent Agreement will be assumed by Citation upon the Merger.


     The GPG Agreement, as amended, provides that, subject to the fiduciary duties and responsibilities which PICO and its Board of Directors owe to all of its shareholders and other persons under Ohio law, PICO will use its best efforts to cause the nomination and election of persons designated by GPG to serve on PICO's Board of Directors. Currently, GPG has designated Messrs. Langley and Hart and Dr. Weiss as its nominees to PICO's Board of Directors. See "Principal Shareholders of PICO." Under the GPG Agreement, as amended, GPG shall continue to have the right to nominate one director so long as it owns 11% or more of PICO (or Citation after the Merger).


     GPG has an option to purchase approximately $1,175,000 more of newly issued shares of PICO Stock, pursuant to the GPG Agreement, as amended. The purchase price would be the average of the closing bid prices for the PICO Stock on Nasdaq for the twenty trading days immediately preceding the date when GPG gives notice of purchase. This option will expire if GPG's ownership of PICO Stock becomes less than 7.5%. PICO has, pursuant to the GPG Agreement, as amended, a first right to purchase any shares of PICO Stock which GPG desires to sell, except for sales to Ronald Langley and John R. Hart. See "Principal Shareholders of PICO."



     Pursuant to the Subsequent Agreement, GEC has an option to purchase $825,000 more of newly issued shares of PICO Stock with the purchase price and on the terms described in the preceding paragraph. Also pursuant to the Subsequent Agreement, until December 10, 1996, if PICO issues additional equity securities of any class or type, GEC has the prior right and option to participate in the issuance of such equity securities in an amount not to exceed $5 million in aggregate purchase price. PICO has, pursuant to the Subsequent Agreement, a first right to purchase any PICO Stock which GEC desires to sell.



     Pursuant to the GPG Agreement and the Subsequent Agreement, each of GPG and GEC have the right to require PICO to register their shares for resale in the public market. GPG and GEC have agreed not to exercise their registration rights for a period of six months after the Merger. See "Risk Factors -- Applicable to the Merger -- Shares Available for Future Sale."


     See "PICO Management -- Directors" and "Principal Shareholders of PICO."


     GEC will not be able to vote any shares of Citation Common Stock which it receives in the Merger. See "Comparison of Shareholder Rights -- Restrictions on Voting of Shares."


INTEREST OF CERTAIN PERSONS IN THE TRANSACTIONS

     PICO has entered into a severance agreement with each of its employee executive officers pursuant to which PICO generally is obligated to pay severance benefits in the event the individual's employment is terminated within two years after the Merger. Severance pay will consist of salary continuation benefits for the longer of six months or until the first anniversary of the Merger with respect to Ms. Althauser or the second anniversary of the Merger for Messrs. Burchfield, Sharpe and Mosier. See "PICO Management."

     In connection with the Merger, Citation has entered into agreements with certain of its executive officers which provide for certain benefits to be paid, under specified circumstances, to such officers in the event their employment is terminated. The agreements with the following employees provide that they each will receive nine months' severance pay (based on then-current salary) if Citation is sold or liquidated and if their employment is terminated without cause prior to the date listed next to their respective names: Charles McInnis (July 10, 1997); Robert Erickson (June 5, 1997); Willard Heffelman (August 22,
1997); and

Donald Henderson (April 17, 1998). Citation has agreed with certain other key employees that it will provide at least 90 days' notice of termination if their employment is terminated without cause within one year of the Merger plus severance pay as described below. In addition, all employees of Citation who are terminated without cause within one year of the Merger will receive two weeks' notice of termination of employment and severance pay equal to one weeks' pay for each year, or fraction thereof, of employment. Outstanding options covering 91,250 shares of Citation Common Stock will become exercisable upon consummation of the Merger.

BOARD REPRESENTATION AND MANAGEMENT


     Pursuant to the Merger Agreement, immediately following the Effective Time, the Citation Board will consist of nine persons, two of whom are being designated by Citation (collectively, the "Citation Directors"), and seven of whom are being designated by PICO (collectively, the "PICO Directors"). Three PICO Directors, S. Walter Foulkrod, III, Esq., Richard D. Ruppert, M.D., and Gary H. Weiss will serve as Class I Directors and will stand for reelection at the 1997 annual shareholders' meeting. The Citation Directors, Marshall J. Burak and Paul M. Bancroft, and one PICO Director, Robert R. Broadbent, will serve as Class II Directors and will stand for reelection at the 1998 annual shareholders' meeting. Three PICO Directors, John R. Hart, Ronald Langley and John D. Weil, will serve as Class III Directors and will stand for reelection at the 1999 annual shareholders' meeting. If one or more directors resign or are unable to serve after the Merger, the remaining members of the Board have the right to nominate a director to fill the vacancy so created, but there are no restrictions on who may be nominated. If one of the Citation Directors becomes unable to serve before the Merger, a substitute from among Citation's current directors will be named, and if one of the PICO Directors becomes unable to serve before the Merger, a substitute will be named by PICO. In addition, if approved by shareholders, Citation will amend its Articles to effect a reduction in the authorized number of directors to the range of five to nine. See "Amendments to Citation's Articles of Incorporation."


     The management of Citation after the Merger will consist of the following executive officers: John R. Hart, Chief Executive Officer and President; Ronald Langley, Chairman; James F. Mosier, General Counsel and Corporate Secretary; and Gary W. Burchfield, Chief Financial Officer and Treasurer. See "PICO
Management -- Directors" and "-- Executive Officers."

     There will be no change in the management of PICO or its subsidiaries as a result of the Merger.

RESTRICTION ON TRANSFER OF SHARES

     Pursuant to Rule 145 under the Securities Act, any person or entity who is an affiliate of PICO at the time of the PICO Meeting and who publicly offers or sells the Citation Common Stock that such person or entity receives in the Merger will be deemed to be engaged in a distribution and, therefore, an underwriter under the Securities Act. However, such person or entity will not be deemed to be engaged in a distribution nor an underwriter if (i) the Citation Common Stock is sold in accordance with the volume limitations and manner of sale requirements of Rule 144(e), (f) and (g) and Citation, at the time of the offer or sale, has current public information available, as specified in Rule 144(d); (ii) such person or entity, at the time of such offer or sale, is not an affiliate of Citation, a period of two years from the Effective Time has elapsed and Citation has public information available; or (iii) such person or entity, at the time of such offer or sale, is not, and has not been for at least three months, an affiliate of Citation and at least three years from the Effective Time has elapsed. In addition, any PICO shareholder who becomes an affiliate of Citation as a result of the Merger will be subject to the provisions of Rule 144 under the Securities Act. PICO shareholders should consult their legal advisors prior to making any offer or sale of the Citation Common Stock received in the Merger.

REGULATORY REQUIREMENTS

     The Merger is subject to the approval of the California Department. The filing with the California Department has been made. The California Department may impose material conditions on the terms of the

Merger as a condition to its granting approval of the Merger. The Merger is an exempt transaction under Ohio insurance laws and regulations.



     Certain acquisition transactions such as the Merger are reviewed by the Justice Department or the FTC to determine whether or not they comply with applicable antitrust laws. Under the provisions of the HSR Act, the Merger may not be consummated until certain information has been furnished to the Justice Department and the FTC and certain waiting period requirements under the HSR Act have been satisfied. Citation, PICO and certain companies in which PICO has an investment have filed Pre-Merger Notification and Report Forms pursuant to the HSR Act with the Justice Department and the FTC and have received notice of early termination of the waiting period requirements under such Act.


     Except as disclosed in this Joint Proxy Statement/Prospectus, Citation and PICO are not aware of any other material federal, state or foreign regulatory approval that is required in order to consummate the Merger. Should any such approval be required, it is currently contemplated that such approval will be sought.

                              THE MERGER AGREEMENT

THE MERGER

     The Merger Agreement provides that, subject to the adoption of the Merger Agreement by the shareholders of Citation and PICO and the satisfaction or waiver of the other conditions to the Merger, Holdings will be merged with and into PICO. Following consummation of the Merger, Holdings will no longer exist. The Merger Agreement provides for Citation and PICO to implement the Merger by entering into a formal Agreement of Merger and filing a Certificate of Merger, as required by the General Corporation Law of Ohio ("OGCL"), consistent with the applicable provisions of the Merger Agreement. Approval of the principal terms of the Merger by the shareholders of Citation and PICO will constitute their authorization of the execution and implementation of the Agreement of Merger and the Certificate of Merger.


     The Merger Agreement is briefly summarized below. This summary does not purport to be complete and is qualified in its entirety by reference to the complete text of the Merger Agreement, which is reprinted as Appendix A to this Joint Proxy Statement/Prospectus and incorporated herein by this reference. Stockholders of PICO and Citation are urged to read the Merger Agreement in its entirety for a more complete description of the Merger.


CONVERSION OF SHARES

     At the Effective Time of the Merger, each share of PICO Stock outstanding immediately prior to the Effective Time (except shares of PICO Stock as to which dissenters' rights have been perfected pursuant to the OGCL) will be converted into the right to receive a number of shares of Citation Common Stock equal to the Exchange Ratio. The Exchange Ratio will be equal to the PICO Share Value divided by $5.03, and the PICO Share Value will be the average of the closing prices of one share of PICO Stock on the Nasdaq National Market for the 20 consecutive trading days ending with the trading day immediately prior to the Determination Date, except that if the average share value as described above is less than or equal to $25.20 per share, the PICO Share Value will be equal to $25.20, and if the average share value is greater than or equal to $30.80 per share, the PICO Share Value will be equal to $30.80. See "The Merger -- Exchange Ratio," including the table setting forth the number of shares of Citation Common Stock that may be issued in the Merger based upon various hypothetical Exchange Ratios.

ASSUMPTION OF PICO OPTIONS

     As of the Close of business on the PICO Record Date, there were outstanding PICO Options to purchase 508,000 shares of PICO Stock. At the Effective Time of the Merger, Citation will assume PICO's obligations with respect to such PICO Options. Each PICO Option will thereafter be exercisable for that number of shares of Citation Common Stock equal to the number of shares of PICO Stock subject to such PICO Option immediately prior to the Effective Time of the Merger multiplied by the Exchange Ratio and rounded down to the nearest whole number. The exercise price per share of Citation Stock for each PICO Option will be determined by dividing the exercise price per share of PICO Stock for such PICO Option in effect immediately prior to the Effective Time of the Merger by the Exchange Ratio, and rounding down to the nearest whole cent.

     Prior to the Merger and as a condition of PICO to the closing of the Merger, Citation will enter into an option assumption agreement with each holder of a PICO Option. Promptly following the Merger, Citation will use reasonable efforts to file a Form S-8 registration statement covering the PICO Options and the shares of Citation Common Stock issuable upon exercise thereof.

EFFECTIVE TIME


     The Effective Time of the Merger will occur when a Certificate of Merger is duly filed with the Secretary of State of Ohio. The filing of the Certificate of Merger will be made as soon as practicable after all conditions set forth in the Merger Agreement have been satisfied or waived.

EXCHANGE OF PICO CERTIFICATES FOR CITATION CERTIFICATES

     Huntington National Bank will act as the Exchange Agent for the exchange of certificates representing PICO Stock ("Certificates") for certificates representing Citation Common Stock. On or before the Effective Time, Citation will deliver to the Exchange Agent the Citation Common Stock issuable to PICO shareholders in the Merger. As soon as practicable after the Effective Time, the Exchange Agent will mail to all former holders of record of PICO Stock instructions for surrendering their Certificates in exchange for a certificate or certificates representing Citation Common Stock. PICO SHAREHOLDERS ARE REQUESTED NOT TO SURRENDER THEIR CERTIFICATES FOR EXCHANGE UNTIL THEY RECEIVE A LETTER OF TRANSMITTAL AND INSTRUCTIONS FROM THE EXCHANGE AGENT.

     Upon surrender of a Certificate for cancellation to the Exchange Agent, together with the letter of transmittal, duly executed, the holder of the Certificate will be entitled to receive in exchange a certificate for the number of whole shares of Citation Common Stock represented by the Certificate so surrendered. The Certificate surrendered will then be canceled. In the event of a transfer of ownership of PICO Stock which is not registered in the transfer records of PICO, Citation Common Stock may be delivered to a transferee if the Certificate representing the PICO Stock is presented to the Exchange Agent and accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid, and if Citation is satisfied that such transfer will not adversely affect the tax-free nature of the Merger.

     No holder of a PICO Certificate will be entitled to vote the shares of Citation Common Stock into which such holder's PICO Stock has been converted until the surrender of such PICO Certificate. No dividends will be paid to the holder of a PICO Certificate until the Certificate has been surrendered. Upon surrender, the amount of dividends, if any, which would have been payable but which were not paid with respect to the number of shares of Citation Common Stock represented by the new certificate issued upon such surrender, will be paid, without interest. After the Effective Time, there will be no further registration of transfers on the stock transfer books of PICO of the PICO Stock outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented for any reason, they will be canceled and exchanged as described above.

FRACTIONAL SHARES

     No certificates or scrip representing fractional shares of Citation Common Stock will be issued in the Merger. In lieu of the issuance or recognition of fractional shares of Citation Common Stock, or interests or rights therein, each fractional share of Citation Common Stock which would otherwise have been issuable will, on a shareholder by shareholder basis (aggregating all such holder's shares), be converted into cash in an amount equal to the product of such fraction multiplied by $5.03.

CONDITIONS TO CONSUMMATION OF THE MERGER


     The obligations of Citation and PICO to consummate the Merger are each subject to the satisfaction of the following conditions: (i) the Merger Agreement and the Merger shall have been validly approved and adopted by the holders of a majority of the outstanding shares of Citation Common Stock and PICO Stock, and the Certificate of Merger shall have been filed with the Ohio Secretary of State; (ii) all requisite regulatory approvals shall have been obtained, and all waiting periods required to expire prior to consummation of the Merger shall have expired, without the imposition of any condition which in the reasonable judgment of Citation and PICO is materially burdensome; (iii) no stop order suspending the effectiveness of the registration statement shall have been issued and shall remain in effect; (iv) all blue sky filings shall have been made and the sale of the Citation Common Stock resulting from the Merger shall have been qualified or registered in all appropriate state jurisdictions;
(v) the Merger and the transfer of ownership of PICO and its subsidiaries shall have been approved by the California Department and, if required, the insurance departments of any states in which Citation, PICO and any subsidiaries of either of them conduct business; (vi) no legal, administrative, arbitration or other similar proceeding shall have been instituted and, at what would otherwise have been the Effective Time, remain pending to restrain or prohibit the transactions contemplated by the Merger Agreement; (vii) the Amended and Restated Articles of Incorporation of Citation shall have been filed with the California Secretary of State; (viii) no more than 5% of the outstanding shares of PICO Stock shall have been determined to be dissenting shares under Ohio law; (ix) GPG and each other holder of greater than 5% of the PICO Stock (other than GEC) shall have executed and delivered to PICO a letter with respect to their ownership interest in PICO and their "continuity of interest" in PICO; and (x) GPG shall have consented in writing to the Merger and the other transactions contemplated by the Merger Agreement.



     The obligations of Citation to consummate the Merger are also subject to the satisfaction of the following conditions: (i) the representations and warranties of PICO and its subsidiaries contained in the Merger Agreement shall be true in all material respects at the Effective Time as though made at and as of the Effective Time, and PICO shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by the Merger Agreement to be performed or complied with by it prior to or at the Effective Time; (ii) all consents required for the consummation of the Merger under any agreement or license to which PICO or any of its subsidiaries is a party or by or under which either of them is bound or licensed, the withholding of which would have a material adverse effect on PICO, shall have been obtained;
(iii) neither PICO nor any PICO subsidiary shall be subject to any litigation or proceeding which, if determined adversely to such party, would have a material adverse effect on PICO; (iv) Citation shall have obtained all necessary licenses, approvals, permits and authorizations which, in its reasonable judgment, are necessary for it to conduct the business of PICO after the Merger;
(v) Citation shall have received satisfactory legal opinions from counsel to PICO; (vi) Citation shall have received a satisfactory letter from PICO's independent auditors with respect to the most recent unaudited financial statements of PICO delivered to Citation and the capital stock structure of PICO and the shareholders' equity of PICO; (vii) PICO and its subsidiaries, taken as a whole, shall not have suffered a material adverse change in their financial condition, operations, assets, or business or financial prospects; and (viii) PICO shall have provided a certification to Citation that PICO has not been for a specified period of time a "United States real property holding company" as defined in the Code.



     The obligations of PICO to consummate the Merger are also subject to the satisfaction of the following conditions: (i) the representations and warranties of Citation contained in the Merger Agreement shall be true in all material respects at the Effective Time as though made at and as of the Effective Time, and Citation shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by the Merger Agreement to be performed or complied with by it prior to or at the Effective Time; (ii) Citation shall have deposited with the Exchange Agent the shares of Citation Common Stock issuable upon the Merger; (iii) PICO shall have received a satisfactory legal opinion from counsel to Citation; (iv) no more than 5% of the outstanding shares of Citation Common Stock shall have been determined to be dissenting shares, as defined in the California General Corporation Law; (v) PICO shall have received a satisfactory letter from Citation's independent auditors with respect to the most recent unaudited financial statements of Citation delivered to PICO and the long term debt and capital stock structure of Citation or any Citation subsidiary and the shareholders' equity of Citation;
(vi) there shall not have been any increase in long-term debt of Citation or any Citation subsidiary as compared with long-term debt determined on the same basis at December 31, 1995, any increase in the capital stock of Citation or any Citation subsidiary (other than issuances pursuant to the exercise of options) or any decrease in Citation's consolidated shareholders' equity of greater than 5%, as compared with consolidated shareholders' equity at December 31, 1995 (excluding for this purpose the decrease in shareholders' equity resulting from second quarter 1996 adjustments to deferred tax assets and deferred policy acquisitions costs); (vii) PICO shall have received the resignations of all of the directors of Citation and the PICO Directors and the Citation Directors shall have been appointed; (viii) the Amended and Restated Articles of Incorporation of Citation shall have been filed with the California Secretary of State; (ix) no event shall have occurred which would result in a Distribution Date under Citation's Rights Plan; (x) the Amended and Restated Bylaws of Citation shall have been approved and shall have become effective; (xi) Citation and each holder of an option to purchase PICO Stock shall have entered into an agreement providing for the assumption of such options by Citation and conversion thereof into options to purchase Citation Common Stock in accordance with the Exchange Ratio; (xii) Citation shall have executed its standard form indemnity agreement with each PICO Director; and (xiii)

Citation shall have executed and delivered to PICO an assignment and assumption agreement pursuant to which Citation shall have been assigned all rights and assumed all obligations of PICO under the GPG Agreement and the Subsequent Agreement.

TERMINATION

     The Merger Agreement may be terminated at any time prior to the Effective Time, whether before or after the approval of the shareholders of Citation or PICO, under the following circumstances.

     Either Citation or PICO may terminate the Merger Agreement if: (i) the Effective Time has not occurred by December 31, 1996; or (ii) the consent of the other party is given.

     Citation may terminate the Merger Agreement if: (i) there exists a default by PICO in the performance of any of its material obligations under the Merger Agreement which is not cured within 10 business days after receipt of written notice of such default from Citation; (ii) PICO fails to satisfy any conditions to the obligations of Citation to effect the Merger as specified in the Merger Agreement; or (iii) the average closing price of the PICO Stock as reported on the Nasdaq National Market for the 20 consecutive trading days immediately prior to the Determination Date is less than $22.50.

     PICO may terminate the Merger Agreement if (i) there exists a default by Citation in the performance of any of its material obligations under the Merger Agreement which is not cured within 10 business days after receipt of written notice of such default from PICO; (ii) Citation fails to satisfy any conditions to the obligations of PICO to effect the Merger contained in the Merger Agreement; or (iii) the average closing price of the PICO Stock as reported on the Nasdaq National Market for the 20 consecutive trading days immediately prior to the Determination Date is more than $33.50.

EXPENSES

     Citation and PICO will bear their own expenses in connection with the Merger.

ACQUISITION PROPOSALS

     PICO and Citation, and their respective directors and officers will take any and all reasonable actions (including but not limited to voting in favor of the Merger) to promote the consummation of the Merger.

     The Merger Agreement provides that Citation will not, and will not authorize its directors, shareholders, officers, agents or other representatives to, encourage, solicit, initiate (or otherwise engage in discussions or negotiations with), or provide any information to, any person, entity or group concerning any acquisition proposal, tender offer, exchange offer, merger, consolidation, sale of substantial assets, sale of securities or rights to vote shares of Citation Common Stock, or in connection with the liquidation, dissolution or any similar transactions involving Citation or any subsidiary or division of Citation (collectively, "Citation Acquisition Proposals"). Citation will promptly inform PICO of any inquiry it may receive with respect to any Citation Acquisition Proposal which Citation's Board of Directors believes merits serious consideration and furnish to PICO a copy thereof. The Citation Board is entitled to furnish information to, or enter into discussions or negotiations with, any person or entity that makes a bona fide Citation Acquisition Proposal if: (i) the Citation Board, after consultation with and receiving the advice of its legal counsel and financial advisors, determines in good faith that such action is necessary or required for the Citation Board to comply with its fiduciary duties to Citation's shareholders under applicable law; (ii) before furnishing such information to, or entering into discussions or negotiations with, such person or entity, Citation discloses to PICO that it is furnishing information to, or entering into discussions or negotiations with, such person or entity, which notice shall describe the terms thereof (but need not identify the person or entity making the offer); (iii) prior to furnishing such information to such person or entity, Citation receives from such person or entity an executed confidentiality agreement, with terms no less favorable to Citation than those contained in the confidentiality agreement between Citation and PICO, and (iv) Citation keeps PICO informed promptly of the status (including the terms, but any disclosure of terms is covered by the confidentiality agreement between Citation and PICO) of any such discussions or negotiations (provided that, Citation is not required to disclose to PICO confidential information concerning the business or operations of the person making the expression of interest). Subject to the preceding sentence, the Citation Board may approve and recommend to Citation's shareholders a Citation Acquisition Proposal from a third party.

DISSENTERS' RIGHTS

     Under the California General Corporation Law ("CGCL"), if the Merger is effected and if proper demands are filed prior to the date of the Citation Meeting with respect to at least 5% of the outstanding shares of Citation Common Stock, all holders of shares of Citation Common Stock who file proper demands with Citation will be entitled to receive the "fair market value" in cash for their shares if they (i) make a written demand for such treatment which is received by Citation or its transfer agent no later than the date of the Citation Meeting, (ii) vote their shares against the Merger and (iii) submit to Citation or its transfer agent, within 30 days after notice of approval of the Merger is sent to them, the certificates representing the shares for which they are demanding payment. Failure to follow any of these procedures may result in the loss of statutory dissenters' rights. See "Dissenters' Rights -- California Law -- Citation Shareholders."


     Any PICO shareholder who does not vote in favor of the Merger and who delivers a demand therefor to PICO on or before November 17, 1996, has the right under Ohio law to receive the fair cash value of such shareholder's PICO shares in lieu of the Citation Common Stock which would otherwise be received pursuant to the Merger. See "Dissenters' Rights -- Ohio Law -- PICO Shareholders."


CONDUCT OF BUSINESS PENDING MERGER

     PICO and Citation have agreed that, between the date of the Merger Agreement and the Effective Time, except as specifically contemplated by the Merger Agreement, they will, and will cause their respective subsidiaries to, carry on their respective businesses in the ordinary course in substantially the same manner in which such businesses have been conducted, and will use all reasonable efforts to preserve intact their business organizations, assets, prospects and advantageous business relations and will keep available the services of their officers and employees and maintain satisfactory relationships with their respective suppliers, contractors, distributors, customers, policyholders, agents, other insurers and others having business dealings with them.

     Without the consent of the other party and except as contemplated by the Merger Agreement, neither Citation nor any of its subsidiaries will, and neither PICO nor any of its subsidiaries will: (i) amend their respective Articles of Incorporation or Bylaws or change the authorized number of directors; (ii) declare, pay or set aside for payment any dividend (other than policyholder dividends in the ordinary course of business) on or make any other distribution in respect of its capital stock, or split, combine or reclassify any capital stock, or directly or indirectly repurchase, redeem or otherwise acquire any shares of its capital stock or other securities or redeem rights under the Rights Plan for more than $0.01 per right; (iii) authorize for issuance, issue, sell, pledge or enter into any agreement or commitment to issue, sell or pledge any of their respective capital stock or securities exchangeable or convertible into shares of common stock, other than pursuant to the exercise of stock options under currently existing plans; (iv) other than in the ordinary course of business consistent with past practice, incur any material liability or obligation or issue any debt securities or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual or entity, or change any assumption underlying, or methods of calculating, any bad debt, contingency or other reserve; (v) acquire any corporation, partnership, or other business organization or make any investment other than in the ordinary course of business; (vi) pay, discharge or satisfy any claims, liabilities or obligations other than in the ordinary course of business; (vii) acquire (including by lease) any capital assets or properties having a cost in excess of $100,000 in the case of PICO and $25,000 in the case of Citation in the aggregate and not included within the respective company's most recent capital budget, or sell, dispose of, mortgage or encumber any assets or properties having a book value in excess of $100,000 in the case of PICO and $25,000 in the case of Citation, other than in the ordinary course of business;
(viii) waive, release, grant or transfer any rights of value in any existing license, lease, contract or other document other than in the ordinary course of business; (ix) commit a material breach of or default under any material agreement to which it is a party or to which any of its assets may be subject, or violate any applicable material law, regulation, injunction or other governmental agency order; (x) fail to file all reports and returns required to be filed with governmental authorities, which failure could result in a material adverse effect; (xi) fail to promptly pay taxes and to withhold or collect appropriate taxes other than with the respect to amounts being contested in good faith; (xii) cancel or allow to expire without renewal any policy of insurance covering their respective businesses and assets; (xiii) make any capital expenditures or commitments with respect thereto, except those in the ordinary course of business which are not in excess of $100,000 in the case of PICO and $25,000 in the case of Citation in the aggregate and are included within the respective company's most recent capital budget; (xiv) fail to maintain their respective assets and properties in good condition and repair, normal wear and tear excepted; or (xv) take, or agree in writing or otherwise to take, any of the foregoing actions.

     In addition, PICO and Citation have agreed that neither of them nor any of their respective subsidiaries will, without the prior written consent of the other party (i) authorize or issue any new options, (ii) hire any new employees at the level of vice president or above, (iii) accelerate any existing options, or (iv) enter into, adopt or amend any employee benefit plan or other employee-related agreement or grant, or become obligated to grant, any increase in the compensation payable or to become payable to any of their or their respective subsidiaries' officers or directors or any general increase in the compensation payable or to become payable to their respective employees.

REPRESENTATIONS AND WARRANTIES

     In the Merger Agreement, Citation and PICO have made certain representations and warranties concerning corporate existence and power, corporate authorization, governmental consents and approvals, non-contravention of agreements and instruments, capitalization, subsidiaries and joint ventures, SEC filings, financial statements, reserves, reinsurance, disclosure documents, absence of certain changes, no undisclosed material liabilities, litigation, taxes, employee benefits, labor matters, compliance with laws, finders' fees and opinions of financial advisors. Citation and PICO believe that the representations and warranties contained in the Merger Agreement are customary in transactions similar in nature to the Merger. See Articles II and III of the Merger Agreement, attached as Appendix A hereto.

AMENDMENTS AND WAIVERS

     Any term of the Merger Agreement may be amended, and the observance of any term of the Merger Agreement may be waived, by a writing signed by both PICO and Citation. At any time before or after approval of the Merger Agreement and the Merger by the shareholders of PICO and prior to the Effective Time, the Merger Agreement may be amended or supplemented by PICO or Citation with respect to any of the terms contained in the Merger Agreement, except that following approval by the shareholders of Citation or PICO, no amendment may be made which changes the principal terms of the Merger Agreement within the meaning of applicable law without again seeking the approval of the shareholders of Citation and PICO.

                               DISSENTERS' RIGHTS

     Rights of shareholders of Citation to dissent from the Merger and demand appraisal right for their shares are governed by Chapter 13 of the CGCL and rights of shareholders of PICO to dissent from the Merger and demand appraisal rights for their shares are governed by Section 1701.85 of the OGCL, the full text of which are reprinted as Appendix D to this Joint Proxy Statement/Prospectus. The summary of those rights set forth below is not intended to be complete and is qualified in its entirety by reference to Appendix D. It is recommended that each Citation and PICO shareholder having questions regarding dissenters' rights under the CGCL or the OGCL consult with counsel.

CALIFORNIA LAW -- CITATION SHAREHOLDERS

     Under the CGCL, if demands for payment are duly filed with respect to 5% or more of the outstanding shares of Citation Common Stock, shareholders of record of Citation, will have the right, by fully complying with all of the applicable provisions of the CGCL, to dissent with respect to the Merger and to receive from Citation, as applicable, payment in cash of the "fair market value" of any or all of their shares. However, shareholders of record of Citation whose shares are subject to any restriction on transfer imposed by Citation or by any law or regulation will have the right, under the CGCL, to dissent with respect to the Merger and to receive such cash payment for their shares of Citation Common Stock from Citation, regardless of whether demands for payment are duly filed with respect to 5% or more of the outstanding shares of Citation Common Stock. Under the CGCL, "fair market value" is determined as of the day before the first announcement of the terms of the proposed reorganization, excluding any appreciation or depreciation in consequence of the proposed reorganization. On March 1, 1996, the last trading date prior to the joint public announcement by Citation and PICO of the signing of the Letter of Intent with respect to the Merger Agreement, the last reported sale price on the Nasdaq National Market was $4.00 per share for the Citation Common Stock.

     Cash dividends declared and paid, if any, on dissenting shares after the date of approval of the principal terms of the Merger are deducted from the amount paid for the dissenting shares. If the parties are unable to agree on fair market value, the determination of fair market value is subject to litigation, including appellate review, with respect to Citation Common Stock, in the Superior Court for the County of Santa Clara, California.

     Dissenters' rights cannot be validly exercised by persons other than shareholders of record regardless of the beneficial ownership of the shares. Persons who are beneficial owners of shares held of record by another person, such as a broker, a bank or a nominee, should instruct the record holder to follow the procedure outlined below if they wish to dissent from the Merger with respect to any or all of their shares.

     In order to perfect their dissenters' rights, Citation shareholders of record must (i) make written demand for the purchase of their dissenting shares upon Citation or its transfer agent on or before the date of the Citation Meeting, (ii) vote their dissenting shares against the Merger and (iii) within 30 days after the mailing to shareholders by Citation of notice of approval of the Merger, submit the certificates representing their dissenting shares to Citation or its transfer agent, for the notation thereon that they represent dissenting shares.

     FAILURE TO FOLLOW ANY OF THESE PROCEDURES MAY RESULT IN THE LOSS OF STATUTORY DISSENTERS' RIGHTS.

  DEMAND FOR PURCHASE.

     Dissenting Citation shareholders must submit to Citation at its principal executive offices, One Almaden Boulevard, Suite 300, San Jose, California 95113,
Attention: Douglas S. Gould, Secretary, a written demand that Citation purchase for cash some or all of their shares.

     The notice must state the number of shares held of record by such shareholders which they demand to be purchased and the amount which they claim to be the "fair market value" of those shares. That statement of fair market value will constitute an offer by the dissenting shareholder to sell such shares at that price. Such demand shall not be effective unless it is received by not later than the date of the Citation Meeting. See "Notice of Approval." Dissenting Citation shareholders may not withdraw their demand for payment without the consent of the Citation Board. The rights of dissenting shareholders to demand payment terminate if the Merger is abandoned (although dissenting shareholders are entitled upon demand to reimbursement of expenses incurred in a good faith assertion of their dissenters' rights), or if the shares are transferred prior to submission for endorsement as dissenting shares.


     No shareholder who has a right to demand payment of cash for such shareholder's shares has any right to attack the validity of the Merger or have the Merger set aside or rescinded, except in an action to test whether the number of shares required to approve the Merger have been legally voted in favor thereof.


     VOTE AGAINST THE MERGER

     Any shareholders of Citation desiring to exercise dissenters' rights must vote against the Merger. Record shareholders of Citation may vote part of the shares which they are entitled to vote in favor of the Merger or abstain from voting a part of such shares without jeopardizing their dissenters' rights as to other shares; however, if record shareholders vote part of the shares they are entitled to vote in favor of the Merger and fail to specify the number of shares they are so voting, it is conclusively presumed under the CGCL that their approving vote is with respect to all shares which they are entitled to vote. Voting against the Merger will not of itself, absent compliance with all of the provisions summarized herein, satisfy the requirements of the CGCL for exercise and perfection of dissenters' rights for Citation shareholders.

     NOTICE OF APPROVAL

     If shareholders of Citation have a right to require Citation to purchase their shares for cash under the dissenters' rights provision of the CGCL, Citation will mail to each such shareholder a notice of approval of the Merger within 10 days after the date of shareholder approval, stating the price determined by it to represent the "fair market value" of the dissenting shares. The statement of price will constitute an offer to purchase any dissenting shares at that price.

     SUBMISSION OF STOCK CERTIFICATES

     Within 30 days after the mailing of the notice of approval of the Merger, dissenting shareholders must submit to Citation or its transfer agent certificates representing the dissenting shares demanded to be purchased, such certificates to be stamped or endorsed with a statement that the shares are dissenting shares or to be exchanged for certificates of appropriate denomination so stamped or endorsed. The notice of approval of the Merger would specify the date by which the submission of certificates for endorsement had to be made and a submission made after that date would not be effective for any purpose.

     PURCHASE OF DISSENTING SHARES

     If a dissenting shareholder and Citation agree that any of the shares are dissenting shares and agree upon the price of the shares, Citation, upon surrender of certificates, will make payment of that amount (plus interest thereon at the legal rate on judgments from the date of such agreement) within 30 days after such agreement. Any agreement between dissenting shareholders and Citation fixing the "fair market value" of any dissenting shares must be filed with the Secretary of Citation.

     If Citation denies that the shares are dissenting shares, or Citation and a dissenting shareholder fail to agree upon the "fair market value" of the shares, the dissenting shareholder may, within six months after the date on which notice of approval of the Merger was mailed to the shareholder, but not thereafter, file a complaint (or intervene in a pending action, if any) in the Superior Court for Santa Clara County, State of California, requesting that the Superior Court determine whether the shares are dissenting shares and if so, the "fair market value" per share of the dissenting shares. The cost of the action will be assessed or apportioned as the Superior Court considers equitable, but if the "fair market value" is determined to exceed the price offered to the shareholder by Citation, then Citation will be required to pay such costs (including, in the discretion of the Superior Court, attorneys fees, fees of expert witnesses and interest at the legal rate on judgments, if such "fair market value" is determined to exceed 125% of the price offered by Citation). A dissenting shareholder must bring this action within six months after the date on which notice of approval of the Merger was mailed to the shareholder whether or not Citation responds within such time to the shareholder's written demand that Citation purchase for cash shares voted against the Merger.

OHIO LAW -- PICO SHAREHOLDERS

     The rights and remedies of shareholders of PICO whose shares are not voted in favor of the Merger Agreement are set forth in Section 1701.85 of the Ohio Revised Code (the text of which is included as Appendix D to this Joint Proxy Statement/Prospectus). The following summary of Section 1701.85 is not intended to be complete and is qualified in its entirety by reference to the full text of Appendix D.

     Section 1701.85 provides in effect that a shareholder of PICO whose shares are not voted in favor of the Merger is entitled, if the Merger is consummated, to be paid the fair cash value of the shares held of record by the shareholder on the record date, if the shareholder serves a written demand therefor upon PICO on or before the 10th day following the shareholders' vote authorizing the Merger and if the shareholder otherwise complies with Section 1701.85. If PICO and any shareholder cannot agree upon the fair cash value of such shares, PICO or the shareholder may, within three months after the service of the written demand by the shareholder, file or join in a petition in the Court of Common Pleas of Fairfield County, Ohio, for a determination of the fair cash value thereof. Fair cash value is determined as of the day prior to the date on which the vote of the shareholders authorizing the Merger is taken and excludes any appreciation or depreciation in market value resulting from the proposed Merger.

     Failure to vote against the Merger will not constitute a waiver of a shareholder's rights under Section 1701.85. Voting against the Merger will not constitute a written demand as required by that statute. The rights of a dissenting shareholder to be paid the fair cash value of his or her shares will terminate (1) if the Merger is not consummated, (2) if the shareholder fails to serve a timely and appropriate written demand upon PICO, (3) if the shareholder does not, upon request of PICO, make timely and appropriate surrender of the certificates evidencing the shares for endorsement thereon of a legend to the effect that demand for the fair cash value of such shares has been made, (4) if the demand is withdrawn with the consent of the directors of PICO or (5) if PICO and the dissenting shareholder shall not have agreed upon the fair cash value of such shares and PICO has not filed, or such shareholder has not filed or joined in, an appropriate petition in the Court of Common Pleas of Fairfield County, Ohio, for an appraisal of the fair cash value of such shares within three months.

     PICO shareholders electing to exercise their dissenters' rights with respect to some or all of their shares must deliver a written notice to PICO at Physicians Insurance Company of Ohio, 13515 Yarmouth Drive, N.W., Pickerington, Ohio 43147, Attn: Mr. James F. Mosier, Secretary.


     The notice must specify the shareholder's name and address, the number of shares as to which relief is sought and the amount claimed by the shareholder as the fair cash value thereof. Such notice must be received by PICO on or before November 17, 1996, 10 days after the PICO Meeting.

               UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS


     The following unaudited pro forma combined condensed balance sheet as of June 30, 1996 combines the historical consolidated balance sheets of Citation and PICO as if the pending Merger had been effective on June 30, 1996 after giving effect to the purchase accounting adjustments described in the accompanying notes. The unaudited pro forma combined condensed statements of operations present the combined results of operations of Citation and PICO for the year ended December 31, 1995 and the six months ended June 30, 1996 as if the acquisition had been effective on January 1, 1995, after giving effect to the purchase accounting adjustments described in the accompanying notes.


     Pursuant to the Merger Agreement between Citation and PICO, PICO will acquire Citation in a reverse merger whereby each holder of a share of PICO Stock will receive a number of shares of Citation Common Stock equal to the Exchange Ratio. The Exchange Ratio will be equal to the PICO Share Value divided by $5.03, and the PICO Share Value will be the average of the closing price of one share of PICO Stock on the Nasdaq National Market for the 20 consecutive trading days ending with the trading day immediately prior to the Determination Date. The unaudited pro forma combined financial statements are prepared based upon the assumption that the PICO average trading price is at the minimum level of $25.20.

     The unaudited pro forma combined condensed financial statements and accompanying notes reflect the application of the purchase method of accounting. Under this method of accounting, the purchase price will be allocated to Citation's assets acquired and liabilities assumed based on their estimated fair values at the time of the acquisition. As described in the accompanying notes, preliminary estimates of the fair values of assets and liabilities have been combined with the recorded values of the assets and liabilities of PICO.

     Changes to the adjustments included in the unaudited pro forma combined condensed financial statements are expected to be made as evaluations of assets and liabilities are completed and as additional information becomes available. Accordingly, the final combined amounts will differ from those set forth in the accompanying unaudited pro forma combined condensed financial statements. The unaudited pro forma combined condensed financial statements are intended for informational purposes only and are not necessarily indicative of the future financial position or future results of operations of the combined company or of the financial position or the results of operations of the combined company that would have actually occurred had the acquisition been in effect as of the date or for the periods presented.

     These unaudited pro forma combined condensed financial statements and the accompanying notes should be read in conjunction with the consolidated financial statements, including the accompanying notes, of Citation and PICO appearing elsewhere or incorporated by reference in this Joint Proxy Statement/ Prospectus.

                        PRO FORMA COMBINED BALANCE SHEET

                              AS OF JUNE 30, 1996

                                 (IN THOUSANDS)



                                                        PHYSICIANS
                                                    INSURANCE COMPANY                          PRO FORMA
                                                       OF OHIO AND                            ADJUSTMENTS
                                                       SUBSIDIARIES         CITATION        FOR MERGER WITH
                                                       CONSOLIDATED      INSURANCE GROUP        CITATION
                                                      (AS REPORTED)       (AS REPORTED)    INSURANCE GROUP(1)     PRO FORMA
                                                    ------------------   ---------------   ------------------     ----------
ASSETS
Cash, cash equivalents, and other invested
  assets..........................................       $ 38,786           $     452                              $ 39,238
Marketable securities.............................        229,057             124,152                               353,209
Land held for development.........................          1,602                                                     1,602
                                                         --------            --------                              --------
         Total Investments........................        269,445             124,604                               394,049
                                                         --------            --------                              --------
Premiums due and other receivables................          9,267               9,386                                18,653
Reinsurance receivables...........................         98,545              12,167                               110,712
Prepaid deposits and reinsurance premiums.........          4,655               3,174                                 7,829
Accrued investment income.........................          1,524               2,463                                 3,987
Property and equipment, net.......................          5,467                 904           $   (904)(d)          5,467
Deferred policy acquisition costs.................          4,955               2,539                                 7,494
Assets held in separate accounts..................          5,215                                                     5,215
Other.............................................          5,245               9,971                647(e)          15,863
                                                         --------            --------          ---------           --------
         Total Assets.............................       $404,318           $ 165,208           $   (257)          $569,269
                                                         ========            ========          =========           ========
LIABILITIES
Unpaid losses and loss adjustment expense, net of
  discount........................................       $222,065           $ 101,223                              $323,288
Future policy benefits and claims payable.........         46,128                                                    46,128
Unearned premiums.................................         22,312              20,448                                42,760
Reinsurance balances payable......................          5,460               3,253                                 8,713
Accrued expenses and other liabilities............         12,230               2,369           $  4,972(g)          21,376
                                                                                                   1,000(f)
                                                                                                     805(b)
Deferred tax liability............................          7,372                                                     7,372
Deferred gain on retroactive reinsurance..........          3,347                                                     3,347
Liabilities related to separate accounts..........          5,215                                                     5,215
                                                         --------            --------          ---------           --------
         Total Liabilities........................        324,129             127,293              6,777            458,199
                                                         --------            --------          ---------           --------
Minority interest.................................           (176)                                                     (176)
                                                         --------                                                  --------
SHAREHOLDERS' EQUITY
Common stock and additional paid in capital.......         17,483              45,902            (13,021)(h)         50,364
Net unrealized appreciation on investments........         29,035                 630               (630)(h)         29,035
Cumulative foreign currency translation
  adjustment......................................            (17)                                                      (17)
Retained earnings(deficit)........................         41,107              (6,617)             6,617(h)          41,107
Equity changes of investee company................           (618)                                                     (618)
Less common stock in treasury.....................         (6,625)             (2,000)                               (8,625)
                                                         --------            --------          ---------           --------
      Total Shareholders' Equity..................         80,365              37,915             (7,034)           111,246
                                                         --------            --------          ---------           --------
         Total Liabilities and Shareholders'
           Equity.................................       $404,318           $ 165,208           $   (257)          $569,269
                                                         ========            ========          =========           ========


    The accompanying notes are an integral part of this pro forma financial information

                   PRO FORMA COMBINED STATEMENT OF OPERATIONS

                      FOR THE YEAR ENDED DECEMBER 31, 1995

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                       MINIMUM PICO SHARE PRICE OF $25.20

                       PHYSICIANS
                        INSURANCE                    (EXCHANGE RATE
                         COMPANY                     UTILIZED .733)
                       OF OHIO AND      SEQUOIA      GLOBAL EQUITY                                                 CITATION
                      SUBSIDIARIES     INSURANCE     CORPORATION(2)                                                INSURANCE
                      CONSOLIDATED      COMPANY       FOR THE NINE     PRO FORMA       PRO FORMA                     GROUP
                         FOR THE        FOR THE          MONTHS       ADJUSTMENTS     ADJUSTMENTS                FOR THE YEAR
                       YEAR ENDED     SEVEN MONTHS       ENDED            FOR         FOR PURCHASE                   ENDED
                      DECEMBER 31,       ENDED       SEPTEMBER 30,    PURCHASE OF          OF                    DECEMBER 31,
                          1995          JULY 31,          1995          SEQUOIA      GLOBAL EQUITY                   1995
                      (AS REPORTED)       1995       (AS REPORTED)    INSURANCE(4)   CORPORATION(3)     TOTAL    (AS REPORTED)
                      -------------   ------------   --------------   ------------   --------------    -------   -------------
OPERATING DATA:
  Premium income....     $21,411        $ 25,022                                                       $46,433      $54,736
  Net investment
    income..........      13,172           2,502                                                        15,674        9,514
  Realized gain on
    investments.....       5,142                                                                         5,142        2,133
  Real estate
    sales...........       1,337                                                                         1,337
  Other income......       6,883             201                                                         7,084          562
                         -------         -------                                                       -------         ----
        Total
         revenues...      47,945          27,725                                                        75,670       66,945
  Net losses and
    loss adjustment
    expenses........      23,172          20,789                                                        43,961       46,723
  Insurance
    underwriting and
    other
    expenses........      16,311           4,394                         $ (477)(n)       $ 25(m)       20,378       19,283
                                                                            125(o)
                         -------         -------                         ------                        -------         ----
        Total
         expenses...      39,483          25,183                           (352)            25          64,339       66,006
                         -------         -------                         ------        -------         -------         ----
  Equity in loss of
    affiliate.......        (460)                       $ (2,506)                                       (2,966)
                         -------                         -------                                       -------
  Income (loss) from
    continuing
    operations
    before income
    taxes...........       8,002           2,542          (2,506)           352            (25)          8,365          939
  Provision
    (benefit) for
    income
    taxes...........      (7,671)             23                                                        (7,648)
                         -------         -------         -------         ------        -------         -------         ----
  Income (loss) from
    continuing
    operations......     $15,673        $  2,519        $ (2,506)        $  352           $(25)        $16,013      $   939
                         =======         =======         =======         ======        =======         =======         ====
Per common share:
  Income from
    continuing
    operations......     $  3.02
Weighted average
  shares
  outstanding.......       5,187


                         PRO FORMA
                        ADJUSTMENTS
                            FOR
                        PURCHASE OF
                         CITATION
                         INSURANCE
                         GROUP(1)       PRO FORMA
                      ---------------   ---------
OPERATING DATA:
  Premium income....                    $101,169
  Net investment
    income..........                      25,188
  Realized gain on
    investments.....                       7,275
  Real estate
    sales...........                       1,337
  Other income......       $ 497(j)        8,143
                        --------       ---------
        Total
         revenues...         497         143,112
  Net losses and
    loss adjustment
    expenses........                      90,684
  Insurance
    underwriting and
    other
    expenses........        (470)(i)      39,191
                        --------       ---------
        Total
         expenses...        (470)        129,875
                       ------ --       ---------
  Equity in loss of
    affiliate.......                      (2,966 )

  Income (loss) from
    continuing
    operations
    before income
    taxes...........         967          10,271
  Provision
    (benefit) for
    income
    taxes...........         160(l)       (7,488 )
                       ------ --        --------
  Income (loss) from
    continuing
    operations......       $ 807        $ 17,759
                        ========        ========
Per common share:
  Income from
    continuing
    operations......                    $   0.55
Weighted average
  shares
  outstanding.......                      32,075 (k)


    The accompanying notes are an integral part of this pro forma financial information

                   PRO FORMA COMBINED STATEMENT OF OPERATIONS

                     FOR THE SIX MONTHS ENDED JUNE 30, 1996

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                       MINIMUM PICO SHARE PRICE OF $25.20


                                     PHYSICIANS INSURANCE
                                          COMPANY OF                                   PRO FORMA
                                    OHIO AND SUBSIDIARIES     CITATION INSURANCE    ADJUSTMENTS FOR
                                         CONSOLIDATED               GROUP             PURCHASE OF
                                      FOR THE SIX MONTHS      FOR THE SIX MONTHS        CITATION
                                     ENDED JUNE 30, 1996     ENDED JUNE 30, 1996       INSURANCE
                                        (AS REPORTED)           (AS REPORTED)           GROUP(1)       PRO FORMA
                                    ----------------------   --------------------   ----------------   ---------
OPERATING DATA:
  Premium income..................         $ 14,494                $ 25,616                             $40,110
  Net investment income...........            5,053                   4,596                               9,649
  Land sales and other............            3,265                                        249(j)         3,514
                                            -------                 -------               ----          -------
          Total revenues..........           22,812                  30,212                249           53,273
                                            -------                 -------               ----          -------
  Net losses and lost adjustment
     expenses.....................            9,097                  20,858                              29,955
  Insurance underwriting and other
     expenses.....................            9,524                  10,519               (172)(i)       19,871
  Land sales and other............            2,896                                                       2,896
                                            -------                 -------               ----          -------
          Total expenses..........           21,517                  31,377               (172)          52,722
                                            -------                 -------               ----          -------
  Equity in earnings of
     affiliate....................              347                                                         347
                                            -------                                                     -------
  Income (loss) from continuing
     operations before income
     taxes........................            1,642                  (1,165)               421              898
  Income taxes....................              442                   4,390                 58(l)         4,890
                                            -------                 -------               ----          -------
  Income (loss) from continuing
     operations...................         $  1,200                $ (5,555)              $363          $(3,992)
                                            =======                 =======               ====          =======
Per common share:
  Income (loss) from continuing
     operations...................         $   0.22                                                     $ (0.12)
Weighted average shares
  outstanding.....................            5,360                                                      32,938(k)


    The accompanying notes are an integral part of this pro forma financial information

                NOTES TO PRO FORMA COMBINED FINANCIAL STATEMENTS

     (1) The Merger will be accounted for under the purchase method of accounting as a reverse merger since the PICO shareholders will control approximately 80% of the newly issued shares of the newly combined corporation. The final allocation of the purchase price has not yet been determined, and accordingly, the amounts shown below may differ from the amounts ultimately determined. The allocation of the purchase price is determined as follows (in thousands):

     Purchase Price


                Value of Citation shares to be exchanged(a)........  $30,654
                Acquisition costs(b)...............................      805
                Value of Citation options assumed(c)...............      227
                                                                     -------
                                                                      31,686


     Allocation of Purchase Price


                Historic Citation Shareholders' Equity.............   37,915
                Adjust assets and liabilities:
                     Property and equipment(d).....................     (904)
                     Deferred income taxes(e)......................      647
                     Integration liability(f)......................   (1,000)
                     Negative goodwill(g)..........................   (4,972)
                                                                     -------
                                                                     $31,686


- ---------------

(a) Represents the currently issued and outstanding shares of Citation Common Stock as of June 30, 1996 valued at $5.03, the implied share price of Citation Common Stock.


(b) Represents management's estimate of PICO's expenses and fees related to the Merger, including expenses and fees for legal counsel, investment advisors, printing and distribution, and accountants.


(c) Represents an adjustment to reflect the fair value of Citation stock options.


(d) Represents an adjustment to write-off property and equipment due to negative goodwill.

(e) Represents an adjustment to deferred income taxes related to the write-off of property and equipment and integration liability.

(f) Represent management's estimate of integration costs as a result of the Merger.

(g) Represents negative goodwill related to the excess of Citation's fair value of net assets in excess of the purchase price.

(h) Represents the elimination of Citation retained earnings and unrealized appreciation of investments and the adjustment of equity accounts for the combined corporation.


Citation's pro forma adjustments to its results of operations for the six months ended June 30, 1996 and twelve months ended December 31, 1995 for the acquisition are as follows:



(i) Represents adjustment related to the add back of depreciation expense related to the twelve months ended December 31, 1995 and six months ended June 30, 1996.


(j) Represents adjustment related to the straight line amortization of negative goodwill over a 10 year period.


(k) For fiscal year 1995 reflects Citation's weighted average shares outstanding of 6,082,825 plus PICO's historic weighted average shares for 1995 at the exchange rate of 5.03. For the six months ended June 30, 1996 reflects Citation's weighted average shares of 6,085,274 plus the PICO's historic weighted average shares at the exchange rate of 5.03.


(l) Represents the tax effect of (other than negative goodwill) pro forma adjustments at an effective tax rate of 34%.


     (2) GEC's results of operations from October 1, 1995 through December 31, 1995 (stub period) are included in PICO's Consolidated Results of Operations (recorded on the Equity Method) for the twelve months ended December 31, 1995, "as reported". The following is a summary of GEC's results of operations for the stub period.



                Total revenue....................................  $6,685,000
                Total expenses...................................  $7,025,000
                Loss from continuing operations..................  $1,204,000


     Sequoia's results of operations from the acquisition date, August 1, 1995, through December 31, 1995 (stub period) are included in PICO's Consolidated Results of Operations for the twelve months ended December 31, 1995, "as reported." The following is a summary of Sequoia's results of operations for the stub period.

                Total revenue....................................  $2,421,000
                Total expenses...................................  $6,207,000
                Loss from continuing operations..................  $3,722,000


     (3) On September 5, 1995, PICO purchased 21,681,084 shares of common stock in GEC for $34.4 million. PICO's purchase amounted to approximately 38.2% of GEC's outstanding shares. PICO obtained four of the five Board of Directors' seats, and the chairman of the Board of Directors (chairman) and the Chief Executive Officer (CEO) of PICO are the chairman and CEO of GEC, respectively (Board action requires a vote of a majority of the Directors). PICO's share of net loss for the stub period is translated from its foreign currency at the average rate in effect during the stub period.


     The following pro forma adjustments have been reflected:

          (m) Adjustment to reflect estimated amortization of goodwill over 25-year period.


     (4) On March 7, 1995, PICO executed a Stock Purchase Agreement ("Agreement") with SRC to acquire all outstanding stock of SRC's wholly-owned subsidiary, Sequoia, a property and casualty insurance company incorporated under the laws of California and licensed to write insurance in California. The acquisition price of $1.4 million was paid in cash August 1, 1995.


     In connection with the Agreement, Sequoia entered into a Reinsurance Agreement with SRC. Under the Reinsurance Agreement, Sequoia ceded its net unpaid loss and loss adjustment expense and unearned premiums as of August 1, 1995 to SRC for a reinsurance premium equal to the sum of the account balances ceded. The Reinsurance Agreement resulted in no gain or loss to Sequoia. The prospective and retroactive provisions of the agreement will be accounted for separately. The amount paid under the Reinsurance Agreement for retroactive reinsurance will be reported as reinsurance receivable and the amounts paid for prospective reinsurance will be reported as prepaid reinsurance in accordance with Statement of Financial Accounting Standard No. 113, Accounting and Reporting for Reinsurance of Short-Duration and Long Duration Contracts.

     The following pro forma adjustments have been made to reflect the impact of the Stock Purchase Agreement and Reinsurance Agreement on Sequoia's historical financial statements.


          (n) To adjust the amount of historical depreciation expense to reflect depreciation on the portion of the purchase price ($350,000) allocated to fixed assets. Depreciation reported for the seven months ended July 31, 1995 was $593,000. Fixed assets are depreciated on the straight line method over the estimated lives of the assets.



          (o) To record the amortization of goodwill ($1.0 million) on a straight line basis over a 10-year period.

                         COMPARATIVE MARKET PRICE DATA

     The Citation Common Stock has been traded under the symbol "CITN" on the Nasdaq National Market since March 1991. PICO Stock has been traded on the Nasdaq National Market under the symbol "PICOA" since 1980. The table below sets forth, for the calendar quarters indicated, the high and low sales prices for the Citation Common Stock and the PICO Stock as reported on the Nasdaq National Market. During the periods presented below, neither Citation nor PICO has declared or paid any dividends.


                                                                      PRICE PER SHARE
                                                               -----------------------------
                                                                 CITATION           PICO
                                                               ------------     ------------
                                                               HIGH     LOW     HIGH     LOW
                                                               ----     ---     ----     ---
    1993
      First Quarter..........................................  $ 8      $6 3/4  $5 1/2  $ 3 1/2
      Second Quarter.........................................    9 3/8   7 3/8   4 1/4    3
      Third Quarter..........................................   11 1/4   8 3/4   3 1/2    2 3/4
      Fourth Quarter.........................................   10 3/4   9       4        2 3/4
    1994
      First Quarter..........................................    9 1/2   5 1/4   5 1/4    3
      Second Quarter.........................................    6 1/2   5       6 1/4    4 1/2
      Third Quarter..........................................    6 1/4   5 1/4   6 1/4    5 1/2
      Fourth Quarter.........................................    6       2 3/4   5 1/2    5
    1995
      First Quarter..........................................    3 1/4   2 3/8   7 3/8    5 1/4
      Second Quarter.........................................    3 3/8   2 3/4  10 5/8    7 3/8
      Third Quarter..........................................    4 7/8   2 7/8  16 1/4   10 1/4
      Fourth Quarter.........................................    4 7/8   3 1/2  33       15 3/4
    1996
      First Quarter..........................................    4 3/4   3 1/2  31 3/4   20 3/4
      Second Quarter.........................................    4 3/4   3 7/8  25 3/4   21
      Third Quarter (through September 12)...................    4 7/16  3 5/8  24 3/8   20



     On March 1, 1996, the last full trading day prior to the announcement of the Merger, the reported closing price of Citation Common Stock was $4.00 per share and the reported closing price of the PICO Stock was $27.13 per share. On September 12, 1996, the reported closing price of Citation Common Stock was $3.875 per share and the reported closing price of the PICO Stock was $22.25 per share.


     Following the Merger, the Citation Common Stock will continue to trade on the Nasdaq National Market under the symbol "PICO". Following the Merger, the PICO Stock will cease to trade on the Nasdaq National Market and there will be no further market for the PICO Stock.

     Because the Exchange Ratio is not fixed and because the market price of the PICO Stock is subject to fluctuation, the market value of the shares of the Citation Common Stock that holders of the PICO Stock will receive in the Merger may increase or decrease prior to and following the Merger. Shareholders are urged to obtain current market quotations for the Citation Common Stock and the PICO Stock.

               AMENDMENTS TO CITATION'S ARTICLES OF INCORPORATION

     If the Merger is approved by the shareholders of Citation, the Citation Board proposes to amend and restate Citation's Articles of Incorporation to read in full as reflected in the Amended and Restated Articles of Incorporation attached hereto as Appendix B. Each of the amendments to the Articles described below were requested by PICO in the course of the negotiations regarding the Merger. The approval of all of the amendments, in the form of the Amended and Restated Articles, is a condition to PICO's obligation to consummate the Merger. If the shareholders of Citation approve such amendments, all of them will be effected through adoption of the Amended and Restated Articles of Incorporation (the "Amended Articles"). If the shareholders do not approve all of the amendments, none of them will be adopted and the Merger will not occur. The material amendments to the Articles of Incorporation are described below.

PROPOSED AMENDMENTS AND PRINCIPAL REASONS THEREFOR

     CHANGE OF NAME OF THE COMPANY

     The name of the corporation will be changed from Citation Insurance Group to PICO Holdings, Inc. This change is being made in order to take advantage of the goodwill associated with the "PICO" name in the insurance and investment industry.

     INCREASE IN AUTHORIZED SHARES

     The number of authorized shares of Common Stock of Citation will be increased from 15,000,000 shares, with a par value of $0.10 per share, to 100,000,000 shares, with a par value of $0.001 per share. The number of authorized shares of Preferred Stock of Citation will be increased from 1,000,000 shares, with a par value of $1.00 per share, to 2,000,000 shares, with a par value of $0.01 per share. The number of shares designated as Series A Junior Participating Cumulative Preferred shares will be increased from 100,000 shares to 1,000,000 shares and will be reserved for issuance under the Rights Plan. These amendments changing the authorized number of shares are being made in order for Citation to satisfy its obligations in connection with the issuance of shares in the Merger, as well as to provide a reasonable number of authorized shares for future contingencies and business opportunities as they arise. Neither Citation nor PICO has entered into any agreements in principle or other contractual commitments with respect to any future contingencies or business opportunities. Assuming the Merger becomes effective, and assuming the maximum Exchange Ratio of 6.1233, Citation will be required to issue an additional 31,907,886 shares of Common Stock to the shareholders of PICO. Citation also intends to reserve 3,110,636 shares of Common Stock for issuance upon exercise of stock options of PICO (assuming an Exchange Ratio of 6.1233), which Citation will assume upon consummation of the Merger.

     NUMBER OF AUTHORIZED DIRECTORS

     The current number of authorized directors of Citation is 11. The Articles of Incorporation will be amended to provide that the authorized number of directors is not less than five nor more than nine. The exact number of authorized directors immediately following the Merger will be nine. Following the Merger, the Board of Directors of Citation or the holders of a majority of the outstanding shares can fix the exact number of directors (within the five to nine range). The minimum or maximum number of directors may be changed only by the affirmative vote of at least a majority of the voting power of the outstanding shares of capital stock entitled to vote and by a resolution duly adopted by the Board of Directors. By creating a range for the authorized number of directors, Citation, through its Board of Directors, will have greater flexibility to expand or reduce the size of the board (within the range) as it deems necessary.

EFFECTIVE DATE OF PROPOSED AMENDMENTS AND VOTE REQUIRED FOR ADOPTION

     The proposed amendments to Citation's Articles of Incorporation, as reflected in the Amended and Restated Articles of Incorporation, will become effective upon consummation of the Merger and will continue in effect until amended or repealed. The proposed amendments require the affirmative vote of the holders of a majority of the outstanding shares of Citation Common Stock entitled to vote at the Citation Meeting.

     THE CITATION BOARD RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE ADOPTION OF ALL OF THE PROPOSED AMENDMENTS TO CITATION'S ARTICLES OF INCORPORATION, AS REFLECTED IN THE AMENDED AND RESTATED ARTICLES OF INCORPORATION OF CITATION, ATTACHED HERETO AS APPENDIX B.

                        AMENDMENTS TO CITATION'S BYLAWS

     If the Merger is approved by the shareholders of Citation, the Citation Board proposes to amend Citation's Bylaws to read in full as reflected in the Amended and Restated Bylaws attached hereto as Appendix C (the "Amended Bylaws"). Each of the amendments to the Bylaws described above were requested by PICO in the course of the negotiations regarding the Merger. The approval of such amendments, in the form of the Amended and Restated Bylaws, is a condition to PICO's obligation to consummate the Merger. If the shareholders of Citation approve such amendments, all of the amendments shall be effected through adoption of the Amended Bylaws. If the shareholders of Citation do not approve all of the amendments, none of them will be adopted and a material condition to the Merger will not be satisfied.

PROPOSED AMENDMENTS AND PRINCIPAL REASONS THEREFOR

     ANNUAL MEETING DATE

     The Citation Bylaws currently provide that the annual meeting of shareholders will be held on the first Thursday of May each year. The proposed amendment provides that the annual shareholders' meeting will be held on the day and at the time that the Citation Board fixes. The purpose of this amendment is to provide Citation with some flexibility in setting the date and time for the annual meeting.

     NUMBER OF AUTHORIZED DIRECTORS

     In order to be consistent with the Amended Articles, the Bylaws will be amended to provide that the authorized number of directors will be not less than five nor more than nine. See "Amendments to Citation's Articles of Incorporation -- Proposed Amendments and Principal Reasons Therefor -- Number of Authorized Directors."

EFFECTIVE DATE OF PROPOSED AMENDMENTS AND VOTE REQUIRED FOR ADOPTION

     The proposed amendments to Citation's Bylaws will become effective upon consummation of the Merger and will continue in effect until amended or repealed. The proposed amendments require the affirmative vote of the holders of a majority of the outstanding shares of Citation Common Stock entitled to vote at the Citation Meeting.

     THE CITATION BOARD RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE ADOPTION OF ALL OF THE PROPOSED AMENDMENTS TO CITATION'S BYLAWS, AS REFLECTED IN THE AMENDED AND RESTATED BYLAWS OF CITATION, ATTACHED HERETO AS APPENDIX C.

                                BUSINESS OF PICO


     The following Business section contains forward-looking statements which involve risks and uncertainties. PICO's actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those factors set forth under "Risk Factors" and elsewhere in this Joint Proxy Statement/Prospectus.


INTRODUCTION


     PICO, a licensed Ohio insurance corporation, operates primarily through a number of wholly and partially owned subsidiaries. The most significant subsidiaries of PICO are GEC, a Canadian investment company, and Sequoia, a wholly owned California insurance corporation. Accordingly, a description of PICO and its subsidiaries are described below followed by additional descriptions of the business and properties of each of GEC and Sequoia.


BUSINESS AND PROPERTIES OF PICO

  HISTORY

     PICO was incorporated under the laws of Ohio in September 1976 and was licensed by the Ohio Department in December 1976. PICO was formed with the sponsorship of the Ohio State Medical Association ("OSMA") to provide MPL insurance coverage to physicians who were members of the OSMA. PICO was formed in response to a then-existing crisis in the MPL insurance marketplace in Ohio. MPL claims had increased substantially in severity and frequency. Insurance companies providing MPL coverage responded in some cases by increasing premiums significantly or even by leaving the marketplace. The OSMA sought to provide a stable insurance provider for its members in the face of this volatile MPL marketplace by forming PICO.

     Until 1993, OSMA held shares representing a majority of PICO's voting power. PICO's Code of Regulations also contained the requirement that three OSMA officers sit on PICO's Board of Directors and that PICO only write MPL insurance for the OSMA members. PICO secured the endorsement of its insurance products by the OSMA pursuant to an endorsement contract.

     The strategic direction of PICO changed in 1993. First, PICO repurchased its shares from the OSMA and amended its Code of Regulations to delete the requirements that three OSMA officers sit on PICO's Board. The MPL product endorsement was terminated and the three PICO directors who were affiliated with the OSMA resigned as directors.

     Additionally in 1993, PICO was approached by an investor who could provide a significant capital infusion. PICO sold 1,428,571 newly-issued and authorized shares of PICO stock, representing, at that time, 32% of PICO's voting power, for $5 million to GPG, a London-based strategic investment company. At that same time, four designees of GPG (Messrs. Broadbent, whose term expired in 1995, Langley and Hart and Dr. Weiss) were elected to PICO's Board. GPG subsequently purchased from PICO $3.0 million of additional shares of PICO Stock, thereby increasing GPG's equity stake in PICO.


     At June 30, 1996, PICO operated in five industry segments: property and casualty insurance, life and health insurance, investment banking, MPL insurance and other. MPL insurance was written by PICO and its wholly-owned subsidiary, PRO, an Ohio corporation organized in 1979. PICO and PRO sold MPL insurance to physicians, dentists, nurses and other allied health care professionals. PICO and PRO discontinued writing MPL insurance at the end of 1995, but continue to administer the adjustment of claims and the investment of related assets. See "-- Recent Developments." PICO has conducted and continues to conduct its life and health insurance business through its indirect subsidiary, APL, an Ohio-domiciled life insurer which was formed in 1978. APL is a wholly-owned subsidiary of Physicians Investment Company ("PIC"), an Ohio corporation formed in 1982. PICO owns all of the issued and outstanding shares of PIC. In July 1993, APL began aggressively marketing a critical illness policy which PICO and APL believe is unique to the U.S. market. The investment banking and other segments are conducted principally by PICO. The property and casualty insurance segment is currently engaged in by Sequoia, a wholly-owned subsidiary of PICO acquired on August 1, 1995. See "-- Recent Developments" and "-- Business and Properties of Sequoia."

     In addition to PRO, PIC, APL and Sequoia, at March 31, 1996, PICO had five wholly-owned subsidiaries, none of whose current operations are material to the financial position of PICO. See "-- Recent Developments" below for a discussion of CLM Insurance Agency, Inc. Raven Development Company was incorporated in Ohio in 1981 as a real estate development corporation. It is currently involved in one development in central Ohio but is in the process of withdrawing from the real estate development industry. Medical Premium Finance Company ("MPFC") was incorporated in Ohio to conduct insurance premium finance business. MPFC ceased writing new loans effective September 30, 1994, and became totally dormant as of October 1, 1995. S.M.B. Financial Planning, Inc. ("SMB") is an Ohio corporation acquired in 1983 to provide financial planning services. SMB has not been operating for the past five years.


     In 1983, PICO incorporated Summit and registered it with the SEC as an investment adviser. Summit was inactive from 1990 through 1994, and in January 1995, Summit was reactivated. In addition to its registration with the SEC, Summit is registered as an investment adviser in California, Florida, Kansas, Louisiana, Oregon, Virginia and Wisconsin. Summit maintains an office in California. Funds under management are approximately $400 million, 88% of which are funds which Summit is managing on behalf of PICO and its subsidiaries and affiliates. Summit provides an opportunity for PICO to be further diversified and will provide fee based revenues. Since February 1995, Summit has provided investment management services to PICO and its insurance subsidiaries. Summit also offers its services to other individuals and institutions.


  RECENT DEVELOPMENTS


     During 1995, there was an overall shift in the strategic direction of PICO. As discussed further below, PICO sold its recurring MPL business, purchased a property and casualty insurance company in California which does not write MPL insurance and made a significant investment in GEC which operates primarily as an international investment company. PICO's objective is to use its resources and those of its subsidiaries and affiliates to increase shareholder value through investments in businesses which PICO believes are undervalued or will benefit from additional capital, restructuring of operations or management, or improved competitiveness through operational efficiencies with existing PICO operations. This business strategy has only recently been implemented. See "Risk Factors -- Risk Factors Applicable to PICO -- Recent Changes in Strategic Focus."



     On March 7, 1995, PICO executed the Stock Purchase Agreement with SRC to acquire all of the outstanding stock of SRC's wholly-owned subsidiary, Sequoia, a property and casualty insurance company incorporated under the laws of California and licensed to write insurance in California. Sequoia provides light commercial and multiperil insurance in northern and central California through an independent agency system. The acquisition price of $1,350,000 was paid in cash on August 1, 1995. All policy and claims liabilities of Sequoia prior to closing are the responsibility of SRC and have been unconditionally and irrevocably guaranteed by QBE Insurance Group Limited, an Australian corporation of which SRC indirectly is a wholly-owned subsidiary. PICO is required to maintain a minimum surplus in Sequoia of $7.5 million and, through a management agreement, is supervising the run-off of SRC's liabilities. As part of the management agreement, PICO was reimbursed for certain expenses incurred in the servicing of the business existing prior to closing. Since its acquisition by PICO, Sequoia has continued to write light commercial and multiperil insurance in northern and central California.


     On August 1, 1995, PICO also acquired CLM, an insurance agency licensed in the State of California. CLM writes property and casualty policies as an independent agent for various insurance companies.

     Based upon discussions at a number of prior board meetings and after extensive review and research, at their strategic meeting in November 1994, the boards of directors of PICO and PRO authorized and directed management to explore the possibility of entering into a cooperative arrangement with another MPL insurer to reduce PICO's and PRO's involvement in the MPL industry, including the possible sale of the MPL business or some portion thereof. This decision was based upon the boards' conclusion that PICO and PRO, as then operating, could not produce an acceptable return on equity for shareholders in the long term. A number of factors contributed to the conclusion including, but not limited to: changes in physician practices; the formation of hospital alliances; the creation of large physician entities; volatility of the MPL business; the legal and competitive climates within Ohio; PICO's declining market share; lack of an acceptable Best rating; and the loss of the exclusive endorsement from the OSMA to market MPL coverage to OSMA members in Ohio. While PICO's 1994 consolidated operating results were strong, those results were largely attributable to positive developments in PICO's historical loss reserves. PICO believes that the MPL marketplace in Ohio and PICO's position in it have significantly changed in the past several years, and that its 1994 consolidated operating results do not accurately reflect its long-term prospects in the MPL industry.


     On July 14, 1995, PICO and PRO entered into an Agreement for the Purchase and Sale of Certain Assets (the "Mutual Agreement") with Mutual. This transaction was approved by PICO's shareholders on August 25, 1995 and closed on August 28, 1995. Pursuant to the Mutual Agreement, PICO sold the recurring professional liability insurance business and related liability insurance business for physicians and other health care providers (the "Book of Business") of PICO and PRO. PICO and PRO were engaged in, among other things, the business of offering MPL insurance and related insurance to physicians and other health care providers principally located in Ohio. See "Risk Factors -- Risk Factors Applicable to PICO -- Continuing MPL Liability." Mutual acquired the Book of Business in consideration of the payment of $6.0 million, plus interest at a rate of 6% per annum from July 1, 1995 until the date of closing, or an aggregate of $6.1 million.


     The Book of Business generally included all contracts with independent insurance agents, all documents and records used by PICO or PRO in connection with professional liability policies previously issued by PICO and PRO, the names "PICO" and "PRO" and all of the stock of PICO Insurance Agency, Inc.

     Mutual did not assume any liabilities of PICO or PRO, except for any obligations arising under the agency contracts after closing and the obligation of PICO and PRO to issue "tail coverage" without additional premium to any person having a professional liability policy issued or renewed by PICO or PRO after July 15, 1995, or who renews with Mutual an insurance policy which was in force with PICO or PRO as of July 15, 1995, and who dies, becomes disabled or retires during the policy period ("DDR Tail Coverage"). PICO and PRO will continue to administer the payment of claims and claims adjustment expenses under MPL policies in force prior to July 16, 1995. PICO and PRO contributed $3.3 million into escrow under an escrow agreement in order to fund the liability assumed by Mutual with respect to the DDR Tail Coverage for PICO's and PRO's insureds. An agreed amount of such funds will be released to Mutual from escrow as and when each of such insureds renews with Mutual, and any funds remaining in escrow after all PICO's and PRO's insurance policies have been renewed by Mutual or expired without renewal will be released to PICO and PRO.


     Simultaneously with execution of the Mutual Agreement, PICO and Mutual entered into a Reinsurance Treaty pursuant to which Mutual agreed to assume all risks attaching after July 15, 1995 under medical professional liability insurance policies issued or renewed by PICO on physicians, surgeons, nurses, and other health care providers, dental practitioner professional liability insurance policies including corporate and professional premises liability coverage issued by PICO, and related commercial general liability insurance policies issued by PICO (the "Policies"), net of inuring reinsurance. The premium payable to Mutual for such reinsurance is an amount equal to 100% of the premiums paid to PICO, net of inuring reinsurance, on the Policies subject to a ceding commission equal to the sum of (i) the commissions payable by PICO, to agents procuring the Policies; (ii) Mutual's allocable share of PICO's premium taxes or franchise taxes, whichever is lower; and (iii) Mutual's allocable share of any guaranty fund assessment against PICO with respect to premiums paid on the Policies.


     Mutual, PICO, and PRO also entered into a Management Agreement (the "Management Agreement") to establish the relationship among PICO, PRO and Mutual with respect to the management of the Policies subject to the Reinsurance Treaty. PICO and PRO appointed Mutual as their manager with respect to marketing, underwriting, and issuing of Policies and billing and collecting premiums therefor. The Management Agreement required PICO to continue to issue or renew Policies to applicants approved by Mutual from the effective date of the Reinsurance Treaty until Mutual developed the data base and administrative support to issue Policies in Ohio. PICO and PRO provided Mutual administrative services to support Mutual's duties as manager during this period. Mutual has agreed to reimburse the costs of PICO and PRO in providing these services plus approved additional expenditures. Mutual began issuing Policies directly to insureds in Ohio on January 1, 1996, and the Management Agreement terminated as of that date.

     PICO and PRO have reinsured a portion of the insurance written prior to July 16, 1995 with unaffiliated reinsurers and 100% of the insurance written between July 16, 1995 and January 1, 1996 with Mutual. Subject to such reinsurance, PICO and PRO remain primarily liable to policyholders.

     As part of the Mutual Agreement, PICO and PRO agreed not to sell the following insurance products for a period of five years ending August 27, 2000, in any state in which PICO, PRO or Mutual was licensed to offer MPL insurance products as of August 28, 1995: professional liability insurance for physicians, surgeons, dentists, hospitals, ambulatory surgical clinics, and other health care providers (collectively, "Health Care Providers"); reinsurance for insurers writing professional liability insurance for such Health Care Providers; comprehensive general liability insurance for Health Care Providers; stop loss insurance for Health Care Providers who have contracted to provide health care services at a fixed rate; and managed care liability insurance providing coverage for liability arising from errors and omissions of a managed care organization, for the vicarious liability of a managed care organization for acts and omissions by contracted and employed providers, and for liability of directors and officers of a managed care organization.

     PICO will continue to administer the runoff of claims on policies written or renewed prior to July 16, 1995. PICO estimates based upon actuarial indications that approximately 75% of PICO's claim liabilities will be paid out within five years.


     On September 5, 1995, PICO purchased 21,681,084 common shares of GEC for $34.4 million in cash. GEC is a Canadian corporation which has its offices in Toronto, Canada. GEC is a publicly-held corporation and is listed on the Toronto Stock Exchange (the "TSE") and The Montreal Exchange under the symbol "GEQ." PICO's purchase amounted to 38.2% of GEC's outstanding common shares and resulted in PICO's having effective control. GEC operates primarily as an international investment company. See "-- Business and Properties of GEC."


  PREMIUMS

     The following table shows the total net premiums written (gross premiums less premiums ceded pursuant to reinsurance treaties) by line of business by PICO, PRO and APL as a group (collectively "Physicians

Insurance Company of Ohio Group") for the periods indicated as reported in financial statements filed with the Ohio Department using statutory accounting principles:

                   PHYSICIANS INSURANCE COMPANY OF OHIO GROUP
                              NET PREMIUMS WRITTEN
                              BY LINE OF BUSINESS


                                                                 1995        1994        1993
                                                                -------     -------     -------
                                                                        (IN THOUSANDS)
Property and Casualty -- California...........................  $10,755     $    --     $    --
Medical Professional Liability................................   11,824       7,130      41,837
                                                                -------     -------     -------
  Total Property and Casualty Premiums........................   22,579       7,130      41,837
                                                                -------     -------     -------
Individual:
  Life........................................................    1,122         826         966
  Health......................................................       86          87          82
  Annuity.....................................................    1,480       1,721       1,626
Group:
  Life........................................................      475         551         618
  Health......................................................      274       2,578       7,513
  Annuity.....................................................      462         818       1,865
                                                                -------     -------     -------
Total Life Insurance Premiums.................................    3,899       6,581      12,670
                                                                -------     -------     -------
          Total Premiums......................................  $26,478     $13,711     $54,507
                                                                =======     =======     =======



     PICO experienced significant declines in MPL net premiums written over the period described. Net premiums equal direct premiums plus assumed premiums, minus premiums ceded under reinsurance treaties. The amount of reinsurance assumed by PICO over the years has been negligible. However, direct MPL premiums written have declined significantly, from $37.5 million in 1993 to $29.0 million in 1994, and to $22.6 million in 1995. Additionally, MPL premiums ceded under reinsurance treaties have varied greatly from year to year. See
"-- Reinsurance." APL's premium writings have also declined significantly since 1993, mostly as a result of exiting the group health insurance business in mid-1994. Purchase of APL's critical illness policy has been less than expected and not enough to offset the decline in health premiums. Nevertheless, premiums received for this product have increased in recent quarters. Sequoia's property and casualty premium writings are shown only for the period August 1 through December 31, 1995.


  MARKETING

     Prior to the sale of the MPL insurance business in August 1995, PICO and PRO sold only MPL coverage. PICO and PRO were represented by approximately 40 independent insurance agents and by PICO's wholly-owned subsidiary insurance agency, PICO Insurance Agency. While PICO and PRO were licensed collectively in the states of Ohio, Kentucky, Michigan, West Virginia and Wisconsin, MPL coverage was actively sold only in Ohio and Kentucky. APL is represented on a commission basis by approximately 400 independent agents, some of whom may also be licensed with other unaffiliated companies.

     Sequoia is licensed to write insurance in California and is represented by approximately 75 independent insurance agents and by PICO's wholly-owned subsidiary insurance agency, CLM. Sequoia writes primarily light commercial and multiperil insurance in northern and central California. As previously discussed, all policy and claims liabilities of Sequoia prior to August 1, 1995 will be the responsibility of Sequoia's former parent, SRC. See "-- Recent Developments."


     Summit is registered as an investment adviser in California, Florida, Kansas, Louisiana, Oregon, Virginia and Wisconsin as well as with the SEC. Since February 1995, Summit has provided investment management services to PICO and its insurance subsidiaries. Summit also offers its services to other individuals and institutions in the jurisdictions in which it is registered as an investment adviser and in other states where registration is not yet required.

  REINSURANCE

     Prior to July 16, 1995, PICO ceded a portion of the insurance it wrote to unaffiliated reinsurers through reinsurance agreements. PICO's reinsurers for insurance policies with effective dates between July 1, 1993 and July 15, 1995, were TIG Reinsurance Company (rated A (Excellent) by Best), Transatlantic Reinsurance Company (rated A+ (Superior) by Best) and Cologne Reinsurance Company of America (rated A+ (Superior) by Best). PICO ceded insurance to these carriers on an automatic basis when retention limits were exceeded. PICO retained all risks up to $200,000 per occurrence. All risks above $200,000, up to policy limits of $5 million, were transferred to reinsurers, subject to the specific terms and conditions of the various reinsurance treaties. PICO remains primarily liable to policyholders for ceded insurance should any reinsurer be unable to meet its contractual obligations. PICO has not incurred any material loss resulting from a reinsurer's breach or failure to comply with the terms of any reinsurance agreement. MPL insurance written or renewed after July 15, 1995, was fully reinsured by Mutual.

  INVESTMENT OPERATIONS

     PICO and its insurance subsidiaries, as insurance companies, must comply with the insurance laws of their respective domiciliary states, and of the other states in which they are licensed. The investments of insurance companies must be in accordance with the domiciliary state's investment laws for insurance companies. These laws prescribe the kind, quality, and concentration of investments which may be made by insurance companies. In general, these laws permit investments, within specified limits and subject to certain qualifications, in federal, state and municipal obligations, corporate bonds, common and preferred stocks, real estate and real estate mortgages.

     The distribution of invested assets of PICO and its insurance subsidiaries are determined by a number of factors including insurance law requirements, the liquidity needs and taxable position of PICO and its insurance subsidiaries and general market conditions. Accordingly, adjustments are made to each insurer's investment portfolio from time to time. Assets relating to the property and casualty insurance operations of PICO and its insurance subsidiaries are invested to maximize after-tax returns with appropriate diversification of risk. Assets relating to life insurance operations are invested consistent with contract obligations regarding interest rate guarantees and estimated contract maturities. Current investment policies of the life insurance operations emphasize portfolio quality while achieving high investment yields in order to permit the marketing of competitive interest-sensitive products such as annuities and universal life policies.

     The following table sets forth the carrying values and other data for consolidated invested assets as of December 31 of the years indicated. Sequoia is included as of December 31, 1995. Fixed maturity investments for 1994 and 1995 are classified as Available-For-Sale and thus they are reflected at fair value. For 1993, fixed maturity investments are classified as Held to Maturity and thus they are reflected at amortized cost.



                                          % OF                       % OF                       % OF
                             1995         TOTAL         1994         TOTAL         1993         TOTAL
                         ------------     -----     ------------     -----     ------------     -----
U.S. Government and
  Government
  Agencies.............  $ 32,183,335      16.7%    $ 99,724,468      46.6%    $132,173,500      55.0%
Corporate Securities...    29,987,063      15.6       68,814,210      32.1       74,278,250      30.9
Mortgage-Backed
  Securities...........    18,173,673       9.4       20,110,461       9.4       22,458,036       9.3
                         ------------               ------------               ------------
Total Fixed
  Maturities...........    80,344,071      41.7      188,649,139      88.1      228,909,786      95.2
Equity Securities......    99,857,295      51.9       19,333,272       9.0        5,372,329       2.2
Short Term (CD's,
  etc.)................     9,162,925       4.8        1,998,521       0.9        1,775,981       0.7
Real Estate............     3,038,750       1.6        4,326,497       2.0        4,654,775       1.9
                         ------------               ------------               ------------
Total Fair Value of
  Investments..........  $192,403,041     100.0%    $214,307,429     100.0%    $240,712,871     100.0%
                         ============               ============               ============
Total Amortized Cost of
  Fixed Maturities.....  $ 80,096,983               $198,571,887               $220,357,035
                         ============               ============               ============


     The consolidated fixed income portfolio (identified above as "Total Fixed Maturities") had the following quality ratings for the last three years:

                                 FIXED MATURITY
                             DISTRIBUTION BY RATING

                                                                  1995      1994      1993
                                                                  % OF      % OF      % OF
                                                                  TOTAL     TOTAL     TOTAL
                                                                  -----     -----     -----
    U.S. Treasury...............................................    7.2%*    23.2%*    23.7%*
    Government Agency...........................................   40.7      33.1      37.0
    AAA**.......................................................    2.6       4.5       4.7
    AA..........................................................    0.0       3.8       3.0
    A...........................................................   13.4      15.9      18.3
    Below A.....................................................   12.6      10.6       9.2
    Unrated.....................................................   23.5       8.9       4.1
                                                                  -----     -----     -----
                                                                  100.0%    100.0%    100.0%
                                                                  =====     =====     =====

- ---------------
 * Percentages are based on the face value of the instruments.

** "AAA", "AA", and "A" refer to ratings from Standard and Poor's.

     As of December 31, 1995, the fixed income portfolios of PICO and PRO combined had an average effective maturity of 3.9 years, while the fixed income portfolio of APL had an average effective maturity of 4.7 years. The mortgage-backed portfolio, which represented 22.6% of fixed maturity investments at December 31, 1995, has not experienced a significant level of prepayments over the last few years. This portfolio is predominantly composed of "AAA" rated, U.S. government guaranteed collateralized mortgage obligations. As a result of the disposition of a portion of PICO's fixed income securities during 1995 and the converting of the proceeds to equity securities and cash and cash equivalents, the average maturity of the property and casualty portfolio fell well below 5 years. Cash and cash equivalents totalled $121.1 million for the consolidated group at December 31, 1995. The carrying value of the fixed income portfolio relating to PICO and PRO totaled $52.6 million. The carrying value of the fixed income portfolio relating to life insurance operations totaled $27.7 million. Sequoia had no fixed income securities other than cash equivalents.


     Investment income is affected by the amount of new investable funds and investable funds arising from maturities, repayments, calls, and exchanges as well as the timing of receipt of such funds. In addition, other factors such as interest rates at the time of investment and the maturity, income tax status, credit status, and other risks associated with new investments are reflected in investment income. Future changes in the distribution of investments and the factors described above could affect overall investment income in the future; however, the amount of any increase or decrease cannot be predicted.

     Purchases of taxable fixed income securities in 1995 were in the following amounts: $12.8 million for PICO, $782,000 for APL and none for PRO and Sequoia. Purchases of equity securities in 1995 totaled $93.9 million for PICO, $395,000 for PRO, $9.9 million for APL and $14.9 million for Sequoia.

     Dispositions (including maturities, calls, exchanges, and scheduled repayments) of taxable fixed income securities in 1995 were as follows: $104.2 million for PICO, $8.7 million for PRO, $28.3 million for APL, and $62.5 million for Sequoia. Dispositions of equity securities in 1995 totaled $13.3 million for PICO, $410,000 for PRO, $1.4 million for APL and $5.4 million for Sequoia.

     Consolidated realized investment gains in 1995 totaled $5.1 million. The yield to maturity for the fixed income portfolio was:

                                                                 1995     1994     1993
                                                                 ----     ----     ----
        PICO/PRO...............................................  6.80%    6.85%    6.98%
        APL....................................................  6.60%    7.44%    7.36%

  LIABILITIES FOR UNPAID LOSS AND LOSS ADJUSTMENT EXPENSES

     Liabilities for unpaid loss and LAE are estimated based upon actual and industry experience, and assumptions and projections as to claims frequency, severity and inflationary trends and settlement payments. Such estimates may vary from the eventual outcome. The inherent uncertainty in estimating reserves is particularly acute for lines of business for which both reported and paid losses develop over an extended period of time such as MPL insurance. The liabilities for unpaid loss and LAE of prior years were increased by $3.2 million in 1995, decreased by $12.7 million in 1994 and increased by $11.2 million in 1993, net of discount accretion, due to the following:

                                                                 1995       1994      1993
                                                                 -----     ------     -----
                                                                       (IN MILLIONS)
    (Decrease) in provision for prior year claims..............  $(0.3)    $(19.6)    $(5.9)
    Retroactive reinsurance....................................   (2.4)      (7.6)       --
    Increase from commutation of reinsurance treaties..........     --         --       7.7
    Accretion of reserve discount                                  5.9       14.5       9.4
                                                                 -----     ------     -----
      Net increase (decrease) in liabilities for unpaid loss
         and LAE of prior years................................  $ 3.2     $(12.7)    $11.2
                                                                 =====     ======     =====

See schedule in Note 11 of Notes to the PICO Consolidated Financial Statements for additional information regarding reserve changes.

     Although PICO and PRO reserves are certified annually by two independent actuaries as required by state law, significant fluctuations in reserve levels can occur based upon a number of variables used in actuarial projections of ultimate incurred losses and LAE. Although reserves are actuarially reviewed at least twice per year, the large reserve swings for prior years indicated in the table in the preceding paragraph were recorded in the fourth quarter of the applicable year, rather than on an interim basis throughout the year. Reserve fluctuations were recorded in this manner due to the fact that either the interim actuarial report(s) showed little or no indication of significant changes in reserve levels, or the fluctuations shown were considered to be consistent with interim fluctuations of prior years which had proven to be of limited validity in predicting year-end values. Interim reports are also considered to be less credible because they are less detailed than annual reserve reports and no actuarial opinion is issued.

     In part in 1993, but to a greater extent in 1994, data indicated projected occurrence frequency had stabilized and projected severity was lower based on current data. Both incurred and paid development methods reflected more stable and internally consistent results which were lower than 1992 levels (and, in 1994, lower than 1993 levels). Given that all methods at December 31, 1994 affirmed the early signals of improvement in 1993, projected ultimate incurred losses and LAE were adjusted for the prior years. Excess loss layers (losses greater than $200,000) were more significantly impacted because the aforementioned improvement in basic limits projections flows into the excess loss projection estimation process and was supplemented by a more thorough study of excess loss levels that also indicated favorable development for this layer of exposure (PICO's excess experience was determined to be more favorable relative to prior indications). In combination, these changes across all coverage types (basic and excess limits; occurrence, claims-made and tail) resulted in the large reduction in ultimates at December 31, 1994 versus ultimates at December 31, 1993 shown in the roll-forward of reserves schedule in
Note 11 of Notes to the PICO Consolidated Financial Statements.

     PICO's liability for unpaid loss and LAE is discounted to reflect investment income as permitted by the Ohio Department. The method of discounting is based upon historical payment patterns and assumes an interest rate at or below PICO's investment yield, and is the same rate used for statutory reporting purposes. Prior to 1994, direct and assumed MPL reserves were discounted at a rate of 7.5% for 1987 and prior accident years, 5.5% for the 1988 accident year, 5% for accident years 1989, 1990 and 1991, and 4% for the 1992 and 1993 accident years. In 1994, PICO lowered its discount rate to 4% for all accident years resulting in a cumulative effect of a change in accounting principle of $4.1 million.

     PICO seeks to reduce the loss that may arise from individually significant claims or other events that cause unfavorable underwriting results by reinsuring certain levels of risk with other insurance carriers.

     In 1993, PICO commuted an aggregate excess of loss reinsurance contract entered into in 1992 resulting in the reversal of the ceded premiums and losses. PICO realized a loss on the commutation of $1.7 million. In 1994, PICO entered into a specific excess reinsurance treaty covering $3.0 million of losses in excess of the $2.0 million retention after a one-time deductible of an aggregate $3.0 million of losses in excess of $2.0 million on losses incurred during the period January 1, 1992 through June 30, 1993. The $1.6 million of premiums paid under this treaty has been accounted for as a deposit. PICO entered into two other treaties in 1994. One treaty covers $800,000 of losses in excess of the $200,000 retention and the other treaty covers $4.0 million of losses in excess of $1.0 million. Both treaties cover policies issued or renewed after July 1, 1993, and contain elements of retroactive and prospective risk transfers. The expected retroactive reinsurance gain of $3.5 million was deferred as of December 31, 1995.

  RECONCILIATION OF UNPAID LOSS AND LOSS ADJUSTMENT EXPENSES

     An analysis of changes in the liability for unpaid loss and LAE for 1993, 1994 and 1995 is set forth in Note 11 of Notes to the PICO Consolidated Financial Statements.

  ANALYSIS OF LOSS AND LOSS ADJUSTMENT EXPENSE DEVELOPMENT

     The following table presents the development of balance sheet liabilities for 1985 through 1995 for the MPL line of business. Sequoia's property and casualty reserves are not included as all net reserves are attributable to the current year due to the reinsurance agreement with SRC. The "Net liability as originally estimated" line shows the estimated liability for unpaid losses and LAE recorded at the balance sheet date on a discounted basis for each of the indicated years. Reserves for other lines of business that PICO ceased writing in 1989, which are immaterial, are excluded. The "Gross liability as originally estimated" represents the estimated amounts of losses and LAE for claims arising in all prior years that are unpaid at the balance sheet date on an undiscounted basis, including losses that had been incurred but not reported.

            ANALYSIS OF LOSS AND LOSS ADJUSTMENT EXPENSE DEVELOPMENT

                                                                            YEAR ENDED DECEMBER 31
                                               --------------------------------------------------------------------------------
                                                 1985        1986        1987        1988        1989        1990        1991
                                               --------    --------    --------    --------    --------    --------    --------
                                                                                (IN THOUSANDS)
Net liability as originally estimated:.......  $ 65,705    $ 77,041    $104,495    $109,435    $126,603    $128,104    $129,766
Discount.....................................    17,992      31,915      35,146      37,100      36,806      30,230      30,647
Gross liability as originally estimated:.....    83,697     108,956     139,641     146,535     163,409     158,334     160,413
CUMULATIVE PAYMENTS AS OF:
  One year later.............................    29,060      27,975      35,339      27,229      43,725      42,488      42,986
  Two years later............................    56,282      62,794      61,228      69,335      84,463      81,536      81,489
  Three years later..........................    86,932      84,278      96,680     105,274     110,291     108,954     103,505
  Four years later...........................   101,178     112,830     123,254     122,589     128,737     120,063     120,073
  Five years later...........................   118,263     130,606     135,034     136,454     135,170     126,100
  Six years later............................   128,970     139,479     144,405     138,907     138,912
  Seven years later..........................   134,510     146,440     145,569     140,451
  Eight years later..........................   137,108     147,452     145,733
  Nine years later...........................   137,552     147,895
  Ten years later............................   137,350
LIABILITY REESTIMATED AS OF:
  One year later.............................   104,582     133,028     149,426     148,847     162,653     160,200     188,811
  Two years later............................   124,255     142,201     145,432     148,932     162,371     179,915     184,113
  Three years later..........................   126,334     152,705     149,243     154,177     176,123     172,715     174,790
  Four years later...........................   138,463     150,504     152,427     165,596     169,488     170,847     177,811
  Five years later...........................   143,398     152,873     158,868     163,676     171,532     171,968
  Six years later............................   143,480     152,209     160,414     165,996     170,873
  Seven years later..........................   141,612     157,366     164,727     166,144
  Eight years later..........................   143,174     162,547     164,893
  Nine years later...........................   147,137     162,212
  Ten years later............................   146,156
CUMULATIVE REDUNDANCY (DEFICIENCY)...........  $(62,459)   $(53,256)   $(25,252)   $(19,609)   $ (7,464)   $(13,634)   $(17,398)
RECONCILIATION TO FINANCIAL STATEMENTS:
MPL
  Gross liability -- end of year
    (undiscounted)...........................
  Reinsurance recoverable....................
  Net liability -- end of year...............
  Net discount...............................
  Discounted net liability -- end of year....
  Discounted reinsurance recoverable.........
    Gross MPL liability -- end of year
      (discounted)...........................
Discontinued personal lines insurance........
Property & Casualty insurance................
    Balance sheet liability (discounted).....

                                                         YEAR ENDED DECEMBER 31
                                               --------------------------------------------
                                                 1992        1993        1994        1995
                                               --------    --------    --------    --------

Net liability as originally estimated:.......  $159,804    $179,390    $153,212    $135,825
Discount.....................................    31,269      32,533      20,144      16,568
Gross liability as originally estimated:.....   191,073     211,923     173,356     152,393
CUMULATIVE PAYMENTS AS OF:
  One year later.............................    41,559      34,207      35,966
  Two years later............................    73,012      69,037
  Three years later..........................   103,166
  Four years later...........................
  Five years later...........................
  Six years later............................
  Seven years later..........................
  Eight years later..........................
  Nine years later...........................
  Ten years later............................
LIABILITY REESTIMATED AS OF:
  One year later.............................   197,275     183,560     170,411
  Two years later............................   179,763     184,138
  Three years later..........................   182,011
  Four years later...........................
  Five years later...........................
  Six years later............................
  Seven years later..........................
  Eight years later..........................
  Nine years later...........................
  Ten years later............................
CUMULATIVE REDUNDANCY (DEFICIENCY)...........  $  9,062    $ 27,785    $  2,945
RECONCILIATION TO FINANCIAL STATEMENTS:
MPL
  Gross liability -- end of year
    (undiscounted)...........................                          $203,237    $187,638
  Reinsurance recoverable....................                           (29,881)    (35,245)
                                                                       --------    --------
  Net liability -- end of year...............                           173,356     152,393
  Net discount...............................                           (20,144)    (16,568)
                                                                       --------    --------
  Discounted net liability -- end of year....                           153,212     135,825
  Discounted reinsurance recoverable.........                            26,303      31,475
                                                                       --------    --------
    Gross MPL liability -- end of year
      (discounted)...........................                           179,515     167,300
Discontinued personal lines insurance........                             1,176       1,185
Property & Casualty insurance................                                 0      61,312
                                                                       --------    --------
    Balance sheet liability (discounted).....                          $180,691    $229,797
                                                                       ========    ========

     Each decrease or (increase) amount includes the effects of all changes in amounts during the current year for prior periods. For example, the amount of the redundancy related to losses settled in 1989, but incurred in 1986, will be included in the decrease or (increase) amount for 1986, 1987 and 1988. Conditions and trends that have affected development of the liability in the past may not necessarily occur in the future. For example, PICO commuted reinsurance contracts in several different years that significantly increased the estimate of net reserves for prior years by reducing the recoverable loss and LAE reserves for those years. Accordingly, it may not be appropriate to extrapolate future increase or decreases based on this table.

     The data in the above table is based on Schedule P from the 1985 to 1995 PICO Consolidated Annual Statements, as filed with state insurance departments; however, the development table above differs from the development displayed in Schedule P, Part-2, as Schedule P, Part-2 excludes unallocated LAE.

  COMPETITION

     The insurance industry is highly competitive. There are approximately 700 life and health insurers licensed in Ohio, many of which are larger and have greater financial resources than APL. APL currently is rated B+ (Very Good) by Best. APL is, to PICO's knowledge, the only life insurance company in the U.S. offering a critical illness policy which pays a lump sum benefit equal to the face amount even if the insured is not terminally ill (in contemplation of death within twelve months). This critical illness policy, which is called "Survivor Key", is the main focus of APL's marketing efforts.

     There are several hundred property and casualty insurers licensed in California, many of which are larger and have greater financial resources than Sequoia. Sequoia currently is rated B++ (Very Good) by Best. Sequoia writes primarily light commercial and multiperil insurance in northern and central California. See "Risk Factors -- Risk Factors Applicable to Both PICO and Citation -- Competition."

     The investment advisory business is highly competitive. Many of Summit's competitors are larger and have greater financial resources than Summit.

  REGULATION

     PICO and its insurance subsidiaries are subject to extensive state regulatory oversight in the jurisdictions in which they are organized and in the jurisdictions in which they do business.

     PICO, PRO, APL and Sequoia investments are strictly regulated by investment statutes in their states of domicile. In general, these investment laws place limits on the amounts of investment in any one company, the owned percentage of any one company and the quality of investments and seek to ensure the claims-paying ability of the insurer.

     Ohio has enacted legislation that regulates insurance holding company systems, including PICO and its insurance subsidiaries. Each insurance company in the holding company system is required to register with the Ohio Department and furnish information concerning the operations of companies within the holding company system that may materially affect the operations, management or financial condition of the insurers within the system. Pursuant to these laws, the Ohio Department may examine PICO and/or its insurance subsidiaries at any time and require disclosure of and/or approval of material transactions involving the insurers within the system, such as extraordinary dividends from any one of PICO or any of its insurance subsidiaries. All material transactions within the holding company system affecting PICO or its Ohio-domiciled insurance subsidiaries must be fair and reasonable. Sequoia is subject to similar legislation in California.

     Ohio insurance law provides that no person may acquire direct or indirect control of PICO, PRO or APL unless it has obtained the prior written approval of the Ohio Superintendent of Insurance for such acquisition unless such transaction is exempt. Similarly, California insurance law provides that no person may acquire direct or indirect control of Sequoia unless it has obtained the prior written approval of the California Insurance Commissioner of such acquisition.

     Since PICO, PRO and APL are domiciled in Ohio, the Ohio Department is the principal supervisor and regulator of each of these companies. Since Sequoia is domiciled in California, the California Insurance Commissioner is its principal supervisor and regulator. However, each of the companies are also subject to supervision and regulation in the states in which they transact business, and such supervision and regulation relate to numerous aspects of an insurance company's business and financial condition. The primary purpose of such supervision and regulation is to ensure financial stability of insurance companies for the protection of policyholders. The laws of the various states establish insurance departments with broad regulatory powers relative to granting and revoking licenses to transact business, regulating trade practices, required statutory financial statements, and prescribing the types and amount of investments permitted. Although premium rate regulations vary among states and lines of insurance, such regulations generally require approval of the regulatory authority prior to any changes in rates.

     Insurance companies are required to file detailed annual reports with the supervisory agencies in each of the states in which they do business, and their business and accounts are subject to examination by such agencies at any time.

     PICO, PRO and APL are restricted by the insurance laws of Ohio as to the amount of dividends they may pay without the prior approval of state regulatory authorities. The maximum dividend that may be paid during any year without the prior approval of the Ohio Department is limited to the greater of 10% of the insurer's surplus as regards policyholders as of the preceding December 31 or the net income of the insurer for the year ended the previous December 31. Any dividend paid from other than earned surplus is considered to be an extraordinary dividend and must be approved. As of January 1, 1996, approximately $13.2 million and $754,300 was available for payment by PICO and APL, respectively, without the prior approval of the Ohio Department. No amounts were available for payment by PRO.

     Under the insurance laws of California, Sequoia may only pay dividends from earned surplus unless it has the prior approval of state regulatory authorities.

     The insurance industry is also affected by court decisions. Premium rates are actuarially determined to enable an insurance company to generate an underwriting profit. These rates contemplate a certain level of risk. The courts may undercut insurers' expectations with respect to the level of risk being assumed in a number of ways, including eliminating exclusions, multiplying limits of coverage and creating rights for policyholders not set forth in the contract. These decisions can adversely affect an insurer's profitability.

     Recently, the NAIC and state insurance regulators have been examining existing laws and regulations, with an emphasis on insurance company investment and solvency issues, risk-based capital guidelines, interpretations of existing laws, the development of new laws and the implementation of nonstatutory guidelines. From time to time, legislation has also been introduced in Congress that would result in the federal government assuming some role in the regulation of the insurance industry. PICO and its insurance subsidiaries are also subject to assessment as a result of participation in various types of state guaranty associations and similar arrangements. There can be no assurance that such regulatory requirements will not become more stringent in the future and have an adverse effect on the operations of PICO and its insurance subsidiaries.

     As a registered investment adviser, Summit is subject to regulation by, and files annual reports with, the SEC and the securities administrators in some of the jurisdictions in which it is registered to do business.

  EMPLOYEES


     At August 31, 1996, PICO had 26 employees, all of whom were located in Pickerington, Ohio. At August 31, 1996, APL had 18 employees, 14 of whom were located in Pickerington, and the other 4 of whom were Regional Sales Directors located in Indianapolis, Indiana, Louisville, Kentucky, Cleveland, Ohio, and Cincinnati, Ohio. At August 31, 1996, Sequoia had 88 employees, 51 of whom were located in Pleasanton, California and the remainder of whom were located at Sequoia's regional claims and underwriting offices throughout California. At August 31, 1996, Summit had 7 employees, 6 of whom were located in La Jolla, California and one of whom was located in Ketchum, Idaho. At August 31, 1996, CLM had no employees.

  PROPERTIES


     PICO's only office space consists of an owned facility in Pickerington, Ohio. APL leases office space in Indianapolis, Indiana for its sales office located there. APL's Cleveland Regional Sales Director leases office space in Cleveland; APL is a party to the lease and reimburses the Regional Sales Director for all of the lease costs. APL also leases office space in Louisville, Kentucky for its Regional Sales Office located there. Sequoia leases office space for its headquarters in Pleasanton, California and for its regional claims and underwriting offices in Modesto, Monterey, Rancho Cordova, Ventura, Visalia, and Fairfield, California. CLM's only office space consists of a leased facility in Monterey, California. Summit's only office space consists of a leased facility in La Jolla, California.


  LEGAL PROCEEDINGS

     There are no material pending legal proceedings against PICO or its subsidiaries other than litigation arising in the ordinary course of business with the settlement of insurance claims.


BUSINESS AND PROPERTIES OF GEC


  SUBSIDIARIES


     Set forth below are the names and respective jurisdictions of incorporation of certain direct and indirect subsidiaries of GEC, all of which are wholly owned except for Forbes Ceylon Limited ("Forbes Ceylon") which was 51% owned as at December 31, 1995. The following list includes, but is not limited to, all subsidiaries the total assets of which constituted more than 10% of the consolidated assets of GEC as at December 31, 1995 or the total revenues of which constituted more than 10% of the consolidated revenues of GEC during fiscal 1995.


                                                                          JURISDICTION OF
                                   SUBSIDIARY                              INCORPORATION
        ----------------------------------------------------------------  ---------------
        Direct
        Forbes & Walker Securities Limited..............................       Ontario
        Forbes & Walker (USA) Inc.......................................      Delaware
        Indirect
        Forbes Ceylon Limited...........................................     Sri Lanka
        Forbes & Walker International Limited...........................      Barbados
        Forbes & Walker Limited.........................................     Sri Lanka
        Vidler Water Company, Inc.......................................      Colorado


     Subsidiaries of GEC are either holding companies or inactive, with the exception of Forbes & Walker Securities Limited ("F&WSL"), which continues to be a broker and a member of the "TSE"; Forbes & Walker Limited ("Forbes & Walker"), which was acquired by GEC on October 21, 1993 (see "-- History -- Forbes & Walker"); Forbes Ceylon, a Colombo Stock Exchange ("CSE") listed company, which completed an approximate Cdn. $66 million initial public offering in the fall of 1994 and is an investment holding company; and Vidler Water Company, Inc. ("Vidler"), which acquires and manages water-related assets that was acquired on November 14, 1995. The other subsidiaries may be utilized in the future in furtherance of the international investment banking, asset management or corporate finance activities of GEC.



     GEC and its subsidiaries own two connected office buildings in Toronto, Canada, an office building in London, England, and an office building and warehouse in Colombo, Sri Lanka.


  HISTORY


     GEC is a corporation which, through its various subsidiaries, historically engaged primarily in the stock brokerage and investment banking business. During July and August 1992, management of GEC and its

Board of Directors formulated a restructuring plan designed to focus on the redirection of GEC's capital towards international investment banking, asset management and corporate finance. As a result of this plan, and a focus on emerging frontiers such as South East Asia, GEC made a number of investments in South East Asia consistent with the original target of approximately one third of consolidated capital being invested in that region.


     The core, mature operations of Forbes & Walker remain tea and commodity brokering, which are conducted within the company and stockbrokering operations, conducted through the company's wholly owned subsidiary, Forbes Stockbrokers (Pvt.) Limited. Forbes Ceylon's operating business comprise plantation services, food manufacturing and distribution and real estate.


     The major events that have influenced the general business of GEC during the last three years are discussed below.



     TAKE-OVER BID BY THE SOUTH EAST ASIA PLANTATION CORPORATION LIMITED. On June 8, 1992, The South East Asia Plantation Corporation Limited ("SEAP"), a private corporation controlled by Mr. Christopher Ondaatje, made a take-over bid to acquire all of the outstanding common shares of GEC (the "GEC Shares"). All of the conditions of the take-over bid were complied with and, on July 7, 1992, SEAP took up and paid for all of the 6,751,210 GEC Shares that had been tendered.



     On April 16, 1993, GEC completed a rights offering pursuant to which GEC received a total of approximately Cdn. $39.6 million. Mr. Ondaatje, through SEAP, subscribed for additional GEC Shares at an aggregate subscription price of approximately Cdn. $21.6 million.



     Following the acquisition of control by Mr. Ondaatje, a number of significant changes occurred including: the sale of 100% of a western Canada based brokerage operation; the settlement of a significant lease; the establishment of an institutional brokerage business by certain key employees of F&WSL with the assistance of GEC; the Cdn. $39.6 million rights offering financing of GEC; the acquisition of Forbes & Walker; the Cdn. $48.0 million private placement; and the establishment of Forbes Ceylon to transact business in Sri Lanka and elsewhere in South East Asia.



     DISPOSITION OF LOM WESTERN. In November 1989, GEC acquired L.O.M. Western Securities Ltd. ("LOM Western"). At the time, LOM Western was a large Vancouver based brokerage firm with four branches in British Columbia and an institutional equity division in Toronto. The institutional equity division was subsequently integrated into the institutional operations of F&WSL.



     Notwithstanding the foregoing, the integration did not provide acceptable financial results. Following a consideration of alternative strategies, the Board of Directors of GEC and the senior management of LOM Western agreed that it was in the best interests of GEC and LOM Western that LOM Western be sold to its senior management. The Board of Directors of GEC also pursued the disposition of LOM Western in order to convert GEC's investment in LOM Western to cash which may be utilized by GEC to give effect to a new business plan.



     GEC completed on October 2, 1992, with effect from April 1, 1992, the sale of all of the issued and outstanding shares of LOM Western to Lomcap Investments Ltd. for a purchase price of Cdn. $11.5 million. The purchase price was satisfied by a cash payment of Cdn. $6.5 million with the balance of Cdn. $5.0 million evidenced by a promissory note maturing September 30, 1996 issued in favor of GEC. The amounts outstanding under the promissory note were fully repaid on October 1, 1994.



     SETTLEMENT OF LEASE. On November 2, 1992, the most significant liability in GEC on a consolidated basis, the lease by F&WSL of premises in Scotia Plaza, Toronto, was settled in full, the financial impact of which was included in the financial results for the quarter ended September 30, 1992.



     LOEWEN, ONDAATJE, MCCUTCHEON LIMITED. At the time of its take-over bid for GEC, SEAP expressed an intention to provide an opportunity to certain employees of GEC's brokerage business to purchase all or a portion of the equity in GEC's subsidiaries carrying on such business. It was subsequently determined that a separate brokerage entity would be established in which certain key employees would invest. To facilitate the establishment of such an entity, GEC acquired all of the outstanding common shares and subordinated indebtedness of Loewen, Ondaatje, McCutcheon Limited ("LOM Limited"), for nominal consideration. At the time of its acquisition by GEC, LOM Limited was a dormant brokerage firm which held a seat on the TSE as well as certain other marketable securities and assets. On October 23, 1992, Green Line Investor Services Inc. was retained to perform various securities trading and clearing activities and record keeping functions. Regulatory approval was obtained on November 24, 1992 from the TSE for certain key employees, through 997359 Ontario Inc. ("997359"), to acquire LOM Limited from GEC and, on December 30, 1992, GEC announced the closing of this transaction. Persons having an interest in 997359 included a number of former directors and officers of GEC.



     GEC also assisted in the establishment of LOM Limited as an independent brokerage by providing an indirect guarantee of a Cdn. $1.25 million subordinated line of credit, by F&WSL selling certain furniture, equipment, and certain other assets and agreeing to transfer to LOM Limited its seats on The Montreal Exchange, the Vancouver Stock Exchange, the Alberta Stock Exchange and the Toronto Futures Exchange, and by GEC sub-leasing a portion of its premises to LOM Limited. As of October 1, 1993, the indirect guarantee was terminated in conjunction with GEC loaning 997359, the parent company of LOM Limited, Cdn. $6.3 million at 10% per annum. Under separate agreements made as of October 1, 1993, a wholly-owned subsidiary of GEC agreed to provide various financial services to each of the brokerage subsidiaries of 997359 (including LOM Limited) in return for a fee based on the revenues of each such subsidiary. GEC no longer sub-leases space to LOM Limited.


     In December, 1995, the Cdn. $6.3 million loan was repaid by 997359 in full.


     THE RIGHTS OFFERING. On April 16, 1993, GEC completed a rights offering which generated net subscription proceeds of approximately Cdn. $39.6 million. Pursuant to the rights offering, two rights were issued in respect of each GEC Share held as of March 26, 1993. Each right conferred the right to purchase one GEC Share at a subscription price of $1.50 per share.



     FORBES & WALKER. In October 1993, GEC paid approximately Cdn. $8.4 million (through the issuance of GEC Shares and GEC Share purchase warrants) for 100% of Forbes & Walker, a privately owned group of companies with their principal office in Colombo, Sri Lanka. Forbes & Walker was originally established in 1881 as one of the first brokering firms in Ceylon (as Sri Lanka was then known). Forbes & Walker then consisted of 22 companies employing approximately 550 people and was one of Sri Lanka's leading commodities brokers in tea, rubber, coconut and spices and is also involved in stock brokering.



     PRIVATE PLACEMENT. In December 1993, GEC raised approximately Cdn. $48.0 million through a private placement of special warrants at Cdn. $3.20 per warrant that ultimately resulted in the issuance of 15,000,000 GEC Shares.


     IPO OF FORBES CEYLON. Forbes Ceylon was incorporated under the laws of Sri Lanka on May 4, 1994. On September 30, 1994, Forbes Ceylon completed a Cdn. $66.0 million (Rs 2.4 billion) initial public offering. Forbes Ceylon is listed on the CSE.

     Forbes Ceylon's strategy is to manage, through its subsidiaries, operating businesses in selected growth sectors of the Sri Lankan economy. Through a wholly-owned subsidiary, Forbes Capital (Private) Limited, it also participates in the financing of investment opportunities.

     As of September 30, 1994, Forbes Ceylon used a portion of the proceeds of its initial public offering and a private placement to purchase, at a total cost of Rs 822 million (approximately Cdn.$23.5 million), a number of operating businesses, real estate assets and portfolio investments from Forbes & Walker. These assets are in the following sectors: real estate, including ownership, management and warehousing; tea plantation management; agricultural products; food; tourism; and imports and exports.


     PURCHASE OF GEC SHARES BY PICO. In September 1995, PICO purchased the approximately 38% shareholding in GEC held by SEAP and a new board of directors was appointed. It is expected that, in the future, there will be a greater focus on investment banking, asset management and corporate finance activities in more sophisticated markets, such as North America and Europe. It is also the intention of current management to investigate new business opportunities for GEC, which may result in changes to the business focus and direction of GEC and may lessen GEC's involvement in South East Asia.



     PURCHASE OF VIDLER WATER COMPANY, INC. On November 14, 1995, a subsidiary of GEC acquired 100% of the shares of Vidler in exchange for $7.5 million in cash. Vidler acquires and manages water-related assets including the capacity to transport water from the west slope to the east slope of the continental divide in central Colorado. The acquisition has been accounted for by the purchase method with the fair value of net assets acquired, at their assigned values, amounting to $7.5 million including costs of acquisition. A subsidiary of GEC also acquired other water rights and options for $5.2 million in cash.



     GEC PURCHASE OF PICO SHARES HELD BY GPG. In Spring 1996, GEC purchased 850,000 shares of PICO Stock held by GPG. As a result, GEC owns 16% of PICO's issued and outstanding shares and GEC will be able to vote the newly acquired shares of PICO Stock up to the Effective Date of the Merger. However, as a result of the CGCL, immediately after the Merger GEC will be deemed a "subsidiary" of Citation for voting purposes and accordingly will be unable to vote its Citation Stock. See "Comparison of Shareholder Rights -- Restrictions on Voting of Shares."


  BUSINESS


     GEC is a corporation which, through its various subsidiaries, engaged primarily in the stock brokerage and investment banking business prior to 1993 and which has restructured its business in accordance with a new business plan designed to focus on the redirection of GEC's capital towards international investment banking, asset management and corporate finance.



     INTERNATIONAL INVESTMENT BANKING, ASSET MANAGEMENT AND CORPORATE
FINANCE. GEC currently engages, both directly and through its various subsidiaries, in investment banking, asset management and corporate finance activities on an international basis. These activities include the acquisition of significant interests in operating companies as well as providing additional capital, in the form of equity, secured debt or other senior financial instruments, to operating companies. It is also currently expected that GEC and its subsidiaries may provide management advisory services to companies in which they acquire interests or to which they provide capital, in exchange for fees and profit participation rights.



     In accordance with its then business plan, in October 1993, GEC purchased Forbes & Walker, a Sri Lanka company and established Forbes Ceylon (see
"-- Forbes & Walker and Forbes Ceylon").



     GEC focused its acquisition and business financing activities in South East Asia during the last three years. However, GEC will, in the future, implement a strategy to focus in the more sophisticated markets, including North America and Europe. Consistent with this strategy, a subsidiary of GEC made significant investments, including the acquisition and management of water rights and related assets, both directly and through Vidler, its wholly owned subsidiary.



     Through F&WSL, GEC has retained the ability to operate as a broker in the same manner as it operated prior to the restructuring described above. F&WSL continues to be a member of, and has retained its seat on, the TSE and operates as a broker concentrating on corporate finance and principal trading.


     AGRICULTURAL SERVICES AND FOOD PROCESSING -- FORBES & WALKER AND FORBES CEYLON. Since October 1992, a reorganization and re-focusing of Forbes & Walker resulted in the establishment of a new company in Sri Lanka, Forbes Ceylon. Forbes Ceylon raised approximately Cdn. $66.0 million through common share equity financings. Part of the proceeds of these financings were used by Forbes Ceylon to purchase selected businesses and assets from Forbes & Walker for approximately Cdn. $23.5 million. See "General Development of the
Business -- Historical Development -- IPO of Forbes Ceylon" above. Forbes & Walker currently focuses on its traditional core businesses of tea, commodity and stock brokering.

     TEA AND COMMODITY BROKERING OPERATIONS. The tea brokering division of F&W provides a service to a large client base of tea producers both in the Sri Lankan private and public sector. The tea brokering division tastes, catalogues and sells the producers' tea at the Colombo Tea Auction mainly to foreign buyers. In addition, F&W finances certain clients from the period the producers' tea is stored at the warehouse, owned by Forbes Real Estate and managed by Forbes Services, to the date of the auction. The financing is secured on the producers' tea stocks held at the warehouse. F&W itself is financed by Forbes Capital (Pvt) Limited for these loans. Loans are typically made on 50% of the value of the tea price achieved at the previous week's auction.

     The main commodity handled by F&W's commodity brokering division is rubber. The service is similar to that of tea brokers except that the rubber is also sold directly by the brokers to buyers both inside and outside Sri Lanka.

     STOCKBROKERING OPERATIONS. F&W is a licensed stockbroker for shares traded on the Colombo Stock Exchange. F&W caters mainly to retail clients and occasionally to local institutions and has approximately 3% to 4% of total market share. In October 1995, F&W entered into a Memorandum of Understanding with HG Asia Limited, a broker with offices throughout Asia. HG Asia is partly owned by ABN Amro Bank. The agreement prescribes an upgrading of F&W's research capabilities and allows the company access, for the first time, to foreign investors through HG Asia's client list.

     PLANTATION SERVICES AND MANAGEMENT. Forbes Ceylon commenced operations on October 1, 1994. Forbes Ceylon is essentially debt free and very liquid, and continues to have the ability to evaluate and pursue future investment opportunities.

     In Forbes Ceylon's first six months of operations for the period ended March 31, 1995, the operating business included confectionery manufacturing, food distribution, gherkin growing and processing and import of medical supplies. At December 31, 1995, these operations had either been sold, or were in the process of being sold, to third parties, or discontinued. The group's operations now focus more clearly on plantation services and management, conducted through Forbes Services and Forbes Plantations and comprise tea warehousing, plantation estate support service, spice and gherkin exports and management of a government owned plantation company. In addition, operations also comprise textured vegetable product (soya) manufacture, conducted through Soy Foods (F&W) Limited, and a small travel agency service conducted through Tour East (Lanka) Limited. Forbes Capital also has a share portfolio at a cost of approximately $3 million in a variety of Sri Lanka equities, of which 90% by value are quoted securities on the CSE. Of the CSE quoted securities, approximately 75% of the cost is represented by a holding of 950,000 shares in Vanik Corporation, a Colombo based merchant bank.


     VIDLER WATER COMPANY, INC. Vidler, based in Colorado, acquires and conducts water right transfers and manages and markets water assets to municipal end users, to water utilities and to large commercial water consumers. Vidler also intends to establish water investment syndications for appropriate situations. The private water business in the West has unique supply/demand attributes which GEC believes will increasingly require the services of organizations like Vidler. The law governing water assets is very specialized and varies from region to region.



     GEC has also made several other investments including a substantial interest for Cdn $6,750,000 in an Ontario holding company which has an interest in a joint venture to manufacture industrial equipment in the People's Republic of China, and a substantial interest for $1,000,000 in a corporation domiciled in Colorado which is a value added systems integrator in the sports information field.



     NUMBER OF EMPLOYEES. The number of employees decreased marginally during the most recently completed financial period. The largest change was in Sri Lanka where the number of employees declined from 618 to 556. Outside of Sri Lanka GEC has 5 employees.



     GEC has made a $10 million secured loan which is convertible into shares in a French company, Diffusion Internationale des Vins de Bourgogne (DIVB). DIVB is a fully integrated wine producer and distributions organization for Burgundy wines which trades on the Paris Stock Exchange.



BUSINESS AND PROPERTIES OF SEQUOIA


  HISTORY

     Sequoia is a stock property and casualty insurance company organized under the laws of California in 1946. Sequoia was formed under the sponsorship of interests identified with California county and farm mutuals. Operations were commenced on February 21, 1947.

     In 1963, Sequoia was purchased from its original sponsors, the California county and farm mutuals, by Kemper Insurance Company. On December 31, 1986, all of Sequoia's stock was purchased by QBE from Kemper.

     In December 1994, QBE contributed all of Sequoia's issued and outstanding capital stock to SRC, a Pennsylvania-domiciled affiliate of QBE.

     In March 1995, QBE announced its intention for SRC to sell Sequoia to PICO, and PICO announced its intention to acquire Sequoia, pending satisfactory completion of due diligence research and subject to all necessary regulatory approvals. On August 1, 1995, PICO acquired all of the capital stock and the prospective business of Sequoia, plus certain fixed assets and most of its operating systems other than the processing software owned by QBE, for $1.4 million.

     PICO initially capitalized Sequoia with $2.6 million in paid-in capital and an additional $5.9 million in paid-in surplus. Subsequently, PICO has contributed an additional $6.8 million to Sequoia to cover anticipated 1995 net losses, to strengthen Sequoia for purposes of maintaining or improving Sequoia's "B++" (Very Good) Best rating and its NAIC risk-based capital ratio, and to provide capital for growth.

     Immediately prior to the sale, SRC entered into a reinsurance agreement with Sequoia whereby all of Sequoia's insurance and unearned premium contractual liabilities were 100% reinsured by SRC and irrevocably and unconditionally guaranteed by QBE. Effective August 1, 1995, Sequoia entered into a management agreement whereby Sequoia will receive a management fee of $4.8 million over a period of three years for processing policies, and claims on policies, which were effective prior to the date of the sale.

     PICO subsequently replaced the former management team with a new management team with extensive property and casualty insurance experience headed by Charles
E. Bancroft, President and CEO. Mr. Bancroft's career in the insurance industry has spanned nearly 45 years and a number of companies, including The Kemper Group and a number of California-based property and casualty insurance carriers and a Monterey, California insurance agency. In addition to Mr. Bancroft's extensive insurance background as an insurance executive, he brings with him an understanding of the insurance agency business and established relationships with many of the agents in California.

  BUSINESS

     Sequoia is a California-domiciled insurance company licensed to write insurance coverage for property and casualty risks within the state of California. Sequoia writes business through approximately 75 independent agents and brokers covering risks located primarily within northern and central California. Although multiple line underwriting is conducted and at one time or another all major lines of property and casualty insurance except workers' compensation and ocean marine have been written Sequoia has, over the past few years, transitioned from writing primarily personal lines of business (automobile, homeowners, etc.) to commercial lines.

     Principal sources of premium production represent farm insurance and small to medium size commercial accounts, most of which are located outside of large urban areas. Most business is written at independently filed rates.

     A small amount of earthquake coverage is provided, either as an endorsement to an existing insurance policy or as a result of participation in a state-mandated pool. Net earned premiums, incurred losses and corresponding loss ratios by line of business for the full year of 1995 are shown in the following table:

                                                        NET PREMIUMS     NET LOSSES     NET LOSS
                                                           EARNED        INCURRED*       RATIO*
                                                        ------------     ----------     --------
                                                          (DOLLARS IN THOUSANDS)
    Fire..............................................    $    (17)       $     50           --%
    Allied lines......................................          24              20         86.0
    Homeowners multiperil.............................         191             146         76.4
    Commercial multiperil.............................      13,628          10,647         78.1
    Inland marine.....................................           1             (91)          --
    Earthquake........................................          13              82        638.6
    Other liability...................................       1,135            (891)          --
    Auto liability....................................       8,122           3,494         41.3
    Auto physical damage..............................       3,881             724         18.7
                                                           -------         -------
              Total...................................    $ 26,978        $ 14,181         52.6%
                                                           =======         =======

- ---------------
* Net losses incurred and net loss ratios shown exclude LAE.

     The statutory loss and combined ratios for Sequoia for the past three years were:

                                                                  1995      1994      1993
                                                                  -----     -----     -----
    Loss & LAE Ratio............................................   69.8%     74.6%     83.5%
    Expense Ratio...............................................  100.0      32.5      33.6
                                                                  -----     -----     -----
    Combined Ratio..............................................  169.8%    107.1%    117.1%
                                                                  =====     =====     =====

     Substantially all liabilities resulting from the roll back of insurance rates under California's well-publicized Proposition 103 had been settled or reserved for prior to PICO's purchase of Sequoia.

     Sequoia's statutory year end financial statements are certified annually by an independent public accounting firm as required by the California Department. In addition, as required by the California Department, insurance loss reserves are certified annually by an independent actuary.


     The California Department conducts an examination of each domestic insurance company once every three years. This triennial examination was last performed in 1993 for the three years ended December 31, 1992. The findings of the examination team were subsequently addressed by management. The next examination has not been scheduled.


     The California Department also periodically conducts examinations of insurance companies' rating and underwriting practices. Such an examination was completed May 14, 1994. A number of criticisms were documented by the examination team primarily with regard to errors and inconsistencies in rating and underwriting practices. The examination report of the same date details these criticisms along with prior management's response as to corrective action to be taken.

     These examination reports are public documents on file with the California Department.

FINANCIAL HIGHLIGHTS

     Set forth below are selected statutory financial highlights for the past three calendar years:

                                                             1995        1994        1993
                                                            -------     -------     -------
                                                                    (IN THOUSANDS)
    Gross premiums written................................  $42,026     $48,233     $47,456
    Net premiums written..................................   14,081      43,913      42,965
    Net underwriting loss.................................   (6,037)     (3,771)     (7,569)
    Net investment gain...................................    2,623       3,613       4,560
    Federal income tax benefit............................       --          --      (1,180)
    Net income (loss).....................................   (3,319)         71      (2,506)
    Policyholder surplus..................................   10,254      19,806      20,370

- ---------------
* Amounts shown for 1995 are results for the entire year, including operations prior to the purchase by PICO.

     Sequoia has expended considerable effort and expense in streamlining and reordering its operations in the latter part of 1995. Computer systems have been developed to facilitate decentralization of underwriting and claims adjusting functions. As a result, in May 1996, Sequoia terminated its home office lease agreement and entered into a short-term lease arrangement for substantially less office space at a nearby location. This may result in a significant savings to Sequoia over time and provides greater flexibility for the future.

     Sequoia owns no real estate or buildings.

                 PICO'S MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS


     The following Management's Discussion and Analysis of Financial Condition and Results of Operations contains forward-looking statements which involve risks and uncertainties. PICO's actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including the factors set forth under "Risk Factors" and elsewhere in this Joint Proxy Statement/Prospectus.


RECENT DEVELOPMENTS

  STRATEGIC DIRECTION OF PICO

     At June 30, 1995, the PICO group consisted principally of a property and casualty insurance company writing MPL insurance and one life and health insurance company (APL). The historical financial statements included in this Prospectus reflect the results of operations of these businesses for 1993, 1994, and part of 1995. For a variety of reasons, discussed below, the respective boards of directors of PICO and PRO determined that it was in the best interests of PICO and PRO and their respective shareholders to sell their MPL insurance business. This sale was part of an overall shift in the strategic direction of PICO. Since June 30, 1995, PICO and PRO have sold their recurring MPL business, PICO has purchased a property and casualty insurance company in California which does not write MPL insurance and PICO has made a significant investment in a Canadian corporation which operates primarily as a strategic international investment company. In addition to the operation of PICO's subsidiaries, PICO's objective is to use its resources and those of its subsidiaries and affiliates to increase shareholder value through investments in businesses which PICO believes are undervalued or will benefit from additional capital, restructuring of operations or management or improved competitiveness through operational efficiency with existing PICO operations. This business strategy has only recently been implemented, however, and it is not reflected in the historical financial statements nor are the pro forma financial statements indicative of possible results of this new business strategy in the future. See "Risk
Factors -- Risk Factors Applicable to PICO -- Recent Changes in Operations and Strategic Focus."

  SALE OF MEDICAL PROFESSIONAL LIABILITY INSURANCE BUSINESS


     PICO believes that the MPL marketplace in Ohio and PICO's position in it have significantly changed in the past several years, and that its 1994 consolidated operating results, which were largely attributable to positive developments in PICO's historical loss reserves, do not accurately reflect its long-term prospects in the MPL industry. Accordingly, in August 1995, pursuant to an Agreement for the Purchase and Sale of Certain Assets (the "Mutual Agreement") PICO sold the Book of Business of PICO and PRO. See "Risk
Factors -- Risk Factors Applicable to PICO -- Continuing MPL Liability" and "Business of PICO -- Business and Properties of PICO -- History". Mutual acquired the Book of Business in consideration of the payment of $6.0 million plus interest at a rate of 6% per annum from July 1, 1995 until the date of closing, or an aggregate of $6.1 million.



     Mutual did not assume any liabilities of PICO or PRO, except for any obligations arising under the agency contracts after closing and the obligation of PICO and PRO to issue "tail coverage" without additional premium to any person having a professional liability policy issued or renewed by PICO or PRO after July 15, 1995, or who renews with Mutual an insurance policy which was in force with PICO or PRO as of July 15, 1995, and who dies, becomes disabled or retires during the policy period ("DDR Tail Coverage"). PICO and PRO will continue to administer the payments of claims and claims adjustment expenses under MPL insurance policies written or renewed prior to July 16, 1995. PICO and PRO contributed $3.3 million into escrow under an escrow agreement in order to fund the liability assumed by Mutual with respect to the DDR Tail Coverage for PICO's and PRO's insureds. An agreed amount of such funds will be released to Mutual from the escrow as and when each of such insureds renews with Mutual, and any funds remaining in escrow after all PICO's and PRO's insurance policies have been renewed by Mutual or have expired without renewal will be released to PICO and PRO. As of June 30, 1996, $498,000 has been released to Mutual.

     Simultaneously with execution of the Mutual Agreement, PICO and Mutual entered into a Reinsurance Treaty pursuant to which Mutual agreed to assume all risks attaching after July 15, 1995 under MPL insurance policies issued or renewed by PICO including corporate and professional premises liability coverage issued by PICO, and related commercial general liability insurance policies issued by PICO (the "Policies"), net of inuring reinsurance. The premium payable to Mutual for such reinsurance is an amount equal to 100% of the premiums paid to PICO on the Policies, net of inuring reinsurance, subject to a ceding commission equal to the sum of (i) the commissions payable by PICO to agents procuring the Policies; (ii) Mutual's allocable share of PICO's premium taxes or franchise taxes, whichever is lower; and (iii) Mutual's allocable share of any guaranty fund assessment against PICO with respect to premiums paid on the Policies.

     Mutual, PICO and PRO also entered into the Management Agreement to establish the relationship among PICO, PRO and Mutual with respect to the management of the Policies subject to the Reinsurance Treaty. PICO and PRO appointed Mutual as their manager with respect to marketing, underwriting and issuing of Policies and billing and collecting premiums therefor. The Management Agreement required PICO to continue to issue or renew Policies to applicants approved by Mutual from the effective date of the Reinsurance Treaty until Mutual developed the data base and administrative support to issue Policies in Ohio. PICO and PRO provided Mutual administrative services to support Mutual's duties as manager during this period. Mutual agreed to reimburse PICO and PRO at their estimated cost of providing these services plus approved additional expenditures. The Management Agreement terminated for policies issued or renewed after December 31, 1995.


     PICO and PRO have reinsured a portion of the insurance written prior to July 16, 1995 with unaffiliated reinsurers and 100% of the insurance written or renewed after July 15, 1995 with Mutual. Subject to such reinsurance, PICO and PRO remain primarily liable to policyholders. See "Risk Factors -- Continuing MPL Liability" and "-- Reinsurance."



     As part of the Mutual Agreement, PICO and PRO agreed not to compete against Mutual for a five-year period. This means that PICO and PRO will not sell MPL insurance in Ohio and various other states for at least five years.


  PURCHASE OF SEQUOIA


     In August 1995, PICO acquired Sequoia, a property and casualty insurance company licensed to write insurance in California. Sequoia provides light commercial and multiperil insurance in northern and central California through an independent agency system. The acquisition price of $1.4 million was paid in cash on August 1, 1995. PICO used available working capital to make the purchase. PICO is not responsible for any policy or claims liabilities of Sequoia prior to closing and all such liabilities have been unconditionally and irrevocably guaranteed by QBE, a publicly-held corporation based in Sydney, Australia. In its annual report for the fiscal year ended June 30, 1995, QBE reported a consolidated net worth of in excess of Australian $659 million. The following selected financial information for QBE Insurance Group Limited is derived from its year ended June 30, 1995 published audited financial statements and is included without obtaining the consent of QBE or its accountants. The amounts presented below are in accordance with Australian accounting standards which could differ from U.S. Generally Accepted Accounting Principles. The amounts below are presented in Australian currency (in millions):



            Net earned premium.........................................  $ 1,038.1
            Investment income..........................................  $    95.5
            Operating profit before tax................................  $    91.3
            Operating profit after tax.................................  $    84.6
            Total assets...............................................  $ 3,400.0
            Outstanding claims.........................................  $ 1,367.3
            Total liabilities..........................................  $ 2,731.1
            Shareholders' funds........................................  $   695.5

     PICO is required to maintain a minimum surplus in Sequoia of $7.5 million and, through a management agreement will be reimbursed for certain expenses incurred in the servicing of the business existing prior to closing. Management fees in the amount of $4.8 million to be received over a three-year period for servicing such business will provide additional cash inflows and should offset net operating expenses of the business.


     Sequoia has the potential for providing the consolidated group with an increased asset base and significant cash flows from operations and investment activities as operating efficiencies are achieved, less profitable lines of business are eliminated, and investment returns are bolstered through prudent investment management. Sequoia's return on average invested assets for 1994 was approximately 5.4%. There can be no assurance, however, that Sequoia will be able to maintain or improve its return on investments.



     As previously discussed, Sequoia was purchased on August 1, 1995 and, therefore, only five months of operating results are included in the audited Consolidated Statements of Operations for the year ended December 31, 1995. For the five months ended December 31, 1995, Sequoia reported a net loss of $2.5 million. Included in this net loss were significant amounts of "start-up" costs such as employee severance payments, systems development costs, and increased travel and related expenses. Management fees received during this period helped to offset some of these additional costs, as well as the costs of processing claims and policyholder receivables and segregating systems and reports to provide information to SRC on the business ceded to it.


  SUMMIT GLOBAL MANAGEMENT, INC.


     PICO incorporated Summit in 1983. Summit was inactive from 1990 through 1994. In January 1995, Summit filed an extensive amendment to its registered investment adviser filing with the SEC in order to be reactivated. Summit is registered as an investment adviser with the SEC and in California, Florida, Kansas, Louisiana, Oregon, Virginia and Wisconsin. Summit maintains an office in California. Funds under management are approximately $400 million, 88% of which are funds which Summit is managing on behalf of PICO and its subsidiaries and affiliates.


     Summit provides the opportunity for PICO to be further diversified and will provide fee based revenues. Summit provides investment management services to PICO and its insurance subsidiaries, and offers its services to other individuals and institutions. From April 1, 1995 to August 31, 1995, two members of PICO's board of directors provided investment consulting services in the area of investment management for Summit. See "PICO Management" and "Certain Relationships and Related Transactions of PICO."


  GLOBAL EQUITY CORPORATION



     On September 5, 1995, PICO purchased 21,681,084 common shares of GEC for $34.4 million. PICO used available working capital to make the purchase. GEC is a publicly-held Canadian corporation and is listed on the TSE and The Montreal Exchange under the symbol "GEQ." PICO's purchase amounted to 38.2% of GEC's outstanding common shares.



     GEC is active in three business segments as reported in its consolidated financial statements. These segments include investment banking, agricultural services, and other. See "Business of PICO -- Business and Properties of GEC."



     The accompanying Consolidated Statements of Operations of PICO for the year ended December 31, 1995 include only three months of GEC operating results due to the purchase date of September 5, 1995. However, pro forma financial statements for the year 1995 indicate that GEC could potentially have reduced consolidated net income from continuing operations by an adjusted $2.5 million had GEC's financial results been included for the entire calendar year. This net loss included some significant unusual costs recorded both before and after the investment date, including significant change over and severance costs and the write down of assets believed to be overvalued. GEC contributed a $480,000 loss to consolidated income from continuing operations for the three months included in these 1995 consolidated results.



     The investment in GEC brings to PICO access to a significant amount of invested assets (more than $78 million at December 31, 1995), most of which are highly liquid. PICO has some control of GEC, its management and its investment strategies. Accordingly, PICO hopes to capitalize on the proven investment expertise of its management team to maximize investment returns on GEC's invested assets, while at the same time protecting asset values. PICO also hopes to maximize net operating income in all other areas of GEC's business endeavors. Management has begun to evaluate individual holdings of GEC to identify potential operating inefficiencies and improve operating income and returns on these investments. There can be no assurance that management will be able to maintain or improve the results of operations or financial condition of GEC. See "Risk Factors -- Risk Factors Applicable to
PICO -- Risks Regarding GEC."



  ACQUISITIONS BY GEC



     On November 14, 1995, a subsidiary of GEC acquired 100% of the shares of Vidler in exchange for $7.5 million in cash. Vidler has the capacity to transport water from the west slope to the east slope of the continental divide in central Colorado. The acquisition has been accounted for by the purchase method with the fair value of net assets acquired, at their assigned values, amounting to $7.5 million including costs of acquisition. A subsidiary of GEC also acquired other water rights and options for $5.2 million in cash.



     In May and June 1996, GEC purchased 850,000 shares of PICO from GPG for an aggregate purchase price of $15.3 million. These shares constitute 16.3% of the outstanding shares of PICO. This purchase was pursuant to GEC's overall investment policy. See "Business of PICO -- Business and Properties of GEC -- GEC Purchase of PICO Shares Held by GPG."


RESULTS OF OPERATIONS -- YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993

     PICO reported consolidated net income for 1995 of $15.7 million, or $3.02 per share. This compares to net income of $14.7 million, or $3.05 per share, reported in 1994, and $108,000, or $0.03 per share, in 1993.


     Shareholders' equity increased to a record high of $79.3 million as of December 31, 1995, an increase of over $43.6 million, or 122%, from the $35.7 million year end 1994 level. This record increase in equity consisted of the $15.7 million net income, a $28.6 million increase in unrealized investment gains and $350,000 in proceeds from the reissue of treasury stock under PICO's 1993 Stock Option Plan. Unrealized gains excluded more than $20.0 million in market appreciation of PICO's investment in the publicly-traded common stock of GEC. Due to PICO's significant investment, GEC is recorded at its equity value rather than valued at the market price of its shares as an investment in common stock.



     Net income included a $4.8 million after tax gain on the sale of PICO's recurring MPL business to Mutual, which was sold to Mutual on August 28, 1995. Also included was a one-time addition to net income of $9.4 million in deferred tax benefits resulting from the reversal of the valuation allowance previously provided for net deferred tax assets. At December 31, 1995, PICO's available for sale investment holdings reflected an increase in unrealized market appreciation, significantly in excess of its net deferred tax assets arising from other temporary differences. Thus, the valuation allowance established in 1994 was reversed based upon management's determination that the net deferred tax assets would be realizable. Because the fair value of PICO's investment holdings are subject to market conditions, the amount of unrealized market appreciation at any point in the future could change significantly, requiring management to re-evaluate the need to establish a valuation reserve.



     Net income also included realized investment gains of $3.4 million, net of tax, and $778,000 in net income from life and related products operations of PICO's wholly-owned subsidiary, APL. These amounts were partially offset by a $2.5 million loss posted by Sequoia, and a $480,000 loss attributable to PICO's 38.2% holdings in GEC, purchased in September 1995.



     Much of Sequoia's loss was attributable to change over costs and the lag between the recording and earning of premiums from the date of ownership. Most of the GEC loss resulted from the write down of goodwill and other assets during the fourth quarter.



     Assets increased $124.7 million during 1995 from $297.1 million to $421.8 million, largely as a result of the consolidation of PICO's newly-acquired subsidiary, Sequoia. At the same time, liabilities increased $81.0 million from $261.4 million at December 31, 1994 to $342.4 million at year end 1995.

     Total revenues for the twelve months amounted to $47.9 million, including $6.0 million from the sale of PICO's MPL business, compared to $42.3 million in the previous year. Revenues and pre-tax operating income are summarized in the following table.



                       REVENUE FROM CONTINUING OPERATIONS



                                                              1995      1994      1993
                                                              -----     -----     -----
                                                                    (in millions)
        Investment Banking..................................  $ 8.0     $ 2.0     $ 8.4
        Life and Health Insurance...........................    6.8       8.2      12.8
        Property and Casualty Insurance.....................    2.5        --        --
        MPL Insurance.......................................   29.0      30.5      59.8
        Other...............................................    1.6       1.6       2.3
                                                              ------    ------    ------
                  Total Revenues............................  $47.9     $42.3     $83.3
                                                              ======    ======    ======



             OPERATING INCOME FROM CONTINUING OPERATIONS (PRE-TAX)



                                                              1995      1994      1993
                                                              -----     -----     -----
                                                                    (in millions)
        Investment Banking..................................  $ 5.3     $ 0.1     $ 6.1
        Life and Health Insurance...........................    0.9       2.9       2.2
        Property and Casualty Insurance (California)........   (3.7)       --        --
        MPL Insurance.......................................    6.0      16.3      (8.6)
        Other...............................................   (0.5)       --       0.2
                                                              -----     -----      ----
                  Pre-Tax Operating Income..................  $ 8.0     $19.3     $(0.1)
                                                              =====     =====      ====


  INVESTMENT BANKING


     Investment banking operations produced $8.0 million in revenues in 1995, compared to $2.0 million in 1994 and $8.4 million in 1993, all of which was attributable to PICO.


                          INVESTMENT BANKING REVENUES


                                                              1995      1994      1993
                                                              -----     -----     -----
                                                                    (in millions)
        PICO................................................  $8.0      $2.0     $8.4
                                                              ====      ====     ====



     PICO's investment banking operations include investment income, net of expenses, and realized gains from PICO's and PRO's investment portfolios in excess of investment income assigned to the MPL line of business of both companies. PICO's realized investment gains account for most of the variances between years. Realized investment gains were $5.0 million in 1995, $766,000 in 1994, and $5.6 million in 1993.



     Excluding realized investment gains, 1994 investment revenues were approximately $1.8 million below those of both 1993 and 1995. This decline was primarily a result of the reduction in the rate used by PICO to discount claims reserves, which resulted in a greater investment income allocation to the MPL business during 1994.



     Investment banking accounted for $5.3 million of 1995 pre-tax operating income. This compares to $118,000 in 1994 and $6.1 million in 1993. As discussed above, these fluctuations were primarily due to over $5.0 million in realized investment gains in both 1995 and 1993.


     See "Business of PICO -- Business and Properties of PICO -- Investment Operations" for a discussion of investment holdings.

  LIFE AND HEALTH

     Revenues generated by PICO's wholly-owned life insurance subsidiary, APL, amounted to $6.8 million in 1995, $8.2 million in 1994 and $12.8 million in 1993. As shown in the following table, revenues for 1995 included $1.9 million in earned premiums, $4.0 million in investment income, $123,000 in realized investment gains, and $756,000 in other income.

                            LIFE AND HEALTH REVENUES


                                                                1995     1994     1993
                                                                ----     ----     -----
                                                                     (in millions)
        Net Earned Premiums...................................  $1.9     $3.9     $ 8.8
        Investment Income.....................................   4.0      3.7       3.6
        Realized Investment Gains.............................   0.1      0.1        --
        Other Income..........................................   0.8      0.5       0.4
                                                                ----     ----     -----
                  Total Revenues -- Life and Health...........  $6.8     $8.2     $12.8
                                                                ====     ====     =====


     The decline in earned premium revenues from $8.8 million in 1993 to $3.9 million in 1994 and $1.9 million in 1995 has been a result of APL's exit from the group health insurance market effective July 1, 1994. Net earned premiums by line of business were as follows:

                      LIFE AND HEALTH NET EARNED PREMIUMS


                                                                 1995     1994     1993
                                                                 ----     ----     ----
                                                                     (in millions)
        Life Insurance.........................................  $1.5     $1.3     $1.2
        Health Insurance.......................................   0.4      2.6      7.6
                                                                 ----     ----     ----
                  Net Earned Premiums -- Life and Health.......  $1.9     $3.9     $8.8
                                                                 ====     ====     ====


     The exit from the group health insurance market (primarily major medical) was a result of management's decision to concentrate APL's marketing and sales efforts on the Survivor Key product line. This life insurance product combines the benefits of a lump sum cash payout upon the diagnosis of certain critical illnesses with a death benefit. The increase in net life insurance earned premiums is a direct result of this concentration of efforts. Gross premiums written for Survivor Key have increased from $28,000 in 1993 to $96,000 in 1994 and $257,000 in 1995.

     Operating income before taxes declined to $859,000 for 1995, compared to $2.9 million in 1994 and $2.2 million in 1993. The 1995 decrease was primarily a result of the exit from the group health insurance market. APL's claims experience was excellent in this product line in both 1993 and 1994, resulting in reserve decreases for those years and accounting for the substantially higher operating income.

  PROPERTY AND CASUALTY INSURANCE

     Property and casualty insurance is presently written by PICO's wholly-owned subsidiary, Sequoia, which was acquired August 1, 1995. Therefore, the financial results of Sequoia for only the five months of August through December 1995 are included herein. Sequoia writes predominately light commercial and multiperil insurance coverage in central and northern California.

     See "Business and Properties of Sequoia" for a discussion of Sequoia's operations.

     As shown in the following chart, total property and casualty revenues for the five-month period ended December 31, 1995 were $2.5 million.


                    PROPERTY AND CASUALTY INSURANCE REVENUES



                                                                          FIVE MONTHS
                                                                             ENDED
                                                                       DECEMBER 31, 1995
                                                                       -----------------
                                                                         (in millions)
        Net Earned Premiums........................................          $ 2.4
        Investment Income..........................................            0.2
        Realized Investment Gains..................................             --
        Other (Loss) Income........................................           (0.1)
                                                                              ----
                  Total Revenues -- Property and Casualty
                    Insurance......................................          $ 2.5
                                                                              ====


     Sequoia produced a pre-tax operating loss of $3.7 million for the five-month period. Much of Sequoia's loss was attributable to expenses which are expected to result in improved operating efficiencies in the future. These expenses include, among other things, those associated with development of a new policy quoting and processing system and integrated claims processing and accounting systems. Software has been developed and is now in use which allows underwriters and agents to decentralize, rate policies in the field, and download the information via modem to the home office, allowing them to spend much more time in the field inspecting the risks and servicing the policies.


     Also contributing to the pre-tax operating loss were insurance acquisition costs (such as commissions) based upon written premiums which were much higher than net earned premiums. Since the previous owner of Sequoia retained liability for the unearned premium reserve at July 31, 1995, a considerable lag developed between Sequoia's written premiums and earned premiums. As a result, operating expenses were high compared to earned premiums. Normally, these acquisition expenses could have been deferred and expensed over the underlying policy periods. However, this was not the case in 1995 for Sequoia. A large portion of these acquisition costs amounting to $1.3 million were expensed in the year incurred instead of being deferred and amortized over the premium recognition period. A write off of deferred acquisition costs is required when the sum of expected claim costs and claim adjustment expenses, expected dividends to policyholders, unamortized acquisition costs, and maintenance costs exceed related unearned premiums.



     Property and casualty operating income consisted of the $2.5 million in revenues shown in the preceding table less losses and loss adjustment expenses incurred of $1.9 million and operating expenses of $4.3 million. Direct written premiums amounted to $13.2 million for the five-month period, $10.8 million, net of reinsurance.



     PICO's and PRO's MPL insurance business was sold to Mutual on August 28, 1995. Except for minor policy coverage extensions and adjustments, PICO ceased writing MPL policies effective January 1, 1996. See "Sale of MPL Business." Nevertheless, PICO continues to administer and adjust the remaining claims and LAE reserves. PICO elected to process the existing claims internally with existing staff, rather than through a third party administrator or through an outright sale of the claims and LAE reserves. Accordingly, although PICO ceased writing MPL insurance, MPL is treated as a separate business segment of continuing operations, rather than discontinued operations, due to the continued management of claims and associated investments. Revenues from MPL operations included the following:



               MEDICAL PROFESSIONAL LIABILITY INSURANCE REVENUES



                                                              1995      1994      1993
                                                              -----     -----     -----
                                                                    (in millions)
        Net Earned Premiums.................................  $17.1     $20.0     $50.4
        Investment Income, Net of Expenses..................    5.9      10.4       9.4
        Income from Sale of MPL Business....................    6.0        --        --
                                                              -----     -----     -----
                  Total Revenues -- MPL Insurance...........  $29.0     $30.4     $59.8
                                                              =====     =====     =====



     Since the withdrawal of PICO and PRO from personal automobile and homeowners lines of business in the late 1980's, MPL has, for all intents and purposes, been these two companies' only sources of insurance premiums. The decline in net earned premiums from $50.4 million in 1993 to $20.0 million in 1994 and $17.1 million in 1995 is indicative of the increasing competitive pressures within Ohio which, among other factors, led PICO and PRO to increase premium rates, to be more selective in underwriting and, ultimately, to withdraw from the MPL line of business.



     Direct written MPL premiums were $52.6 million in 1992, $37.5 million in 1993, $29.0 million in 1994 and $22.6 million in 1995. As a result of the sale of the rights to the MPL business to Mutual, (See "-- Sale of Medical Professional Liability Insurance Business") very few MPL premiums will be written in 1996; although at least $7.3 million in unearned premiums at December 31, 1995, net of reinsurance, should be earned in 1996.



     As shown above, investment income allocated to MPL operations increased from $9.4 million in 1993 to $10.4 million in 1995 and then decreased to $5.9 million in 1995. This fluctuation is reflective of the changes in the accretion of loss reserve discount, since investment income is assigned to MPL operations based upon the accretion of discount for the period. Discount accretion increased in 1994 as compared to 1993 due to PICO's lowering of its effective discount rate from around 5% to 4% for all accident years in accordance with suggested Ohio Department of Insurance guidelines. The much lower 1995 level of investment income was primarily due to the reduced discount rate and the reduced loss and loss adjustment expense reserve levels resulting from the decline in the MPL business and the payment of claims.



     MPL loss and LAE reserve levels, direct, and net of reinsurance and discount are shown below:



       MEDICAL PROFESSIONAL LIABILITY INSURANCE -- LOSS AND LAE RESERVES



                                                                   DECEMBER 31
                                                           ----------------------------
                                                            1995       1994       1993
                                                           ------     ------     ------
                                                                  (in millions)
        Direct Reserves..................................  $192.5..   $204.3     $225.8
        Ceded Reinsurance Reserves.......................   (38.5)     (29.8)     (12.6)
        Discount of Net Reserves.........................   (17.8)     (20.1)     (32.5)
                                                           ------     ------     ------
                  Net MPL Reserves.......................  $136.2     $154.4     $180.7
                                                           ======     ======     ======



     Reserve balances above differ from those shown in the financial statements included elsewhere herein due to discounting.



     MPL loss and LAE reserves continue to decline as a result of the decreasing level of in force policies and the payment of claims. Loss and LAE reserves have been certified as being within acceptable ranges of expected ultimate outcomes annually by two independent actuarial firms.



     Although PICO ceased writing MPL risks effective January 1, 1996 under the agreement with Mutual, PICO will continue to administer the runoff of claims. PICO estimates, based upon actuarial indications, that approximately 75% of claim liabilities will be paid out within five years.

     MPL operations produced pre-tax operating income of $6 million in 1995 compared to $16.3 million in 1994 and a loss of $8.6 million in 1993. The wide variations between the years is attributable to reserve discount accretion in 1993 which was nearly double that of 1995, more than $12.0 million in reserve reductions in 1994, net of additional reserve discount accretion associated with reducing the reserve discount rate to 4%, and $6.0 million in 1995 from the sale of PICO's MPL business.


  OTHER OPERATIONS


     Other operations consisted principally of investment management services provided by Summit, real estate development activities of Raven and investment brokerage services of Stonebridge. Insurance agency operations and insurance premium financing activities contributed small amounts to 1993 and 1994 revenues, but were essentially dormant in 1995. Stonebridge was formed in late 1995 and contributed no revenues in 1995. Revenues from other operations are summarized below.


                           OTHER OPERATIONS REVENUES


                                                                 1995     1994     1993
                                                                 ----     ----     ----
                                                                     (in millions)
        Real Estate Development................................  $1.4     $1.5     $2.2
        Investment Management..................................   0.2       --       --
        Other..................................................    --      0.1      0.1
                                                                 ----     ----     ----
                  Total Revenues -- Other Operations...........  $1.6     $1.6     $2.3
                                                                 ====     ====     ====



     Total other operations revenues remained the same as in 1994 but were $700,000 below the 1993 level. Principally all of this decline from 1993 was due to a reduced level of real estate sales of PICO's real estate development subsidiary, Raven. Raven continues to wind down operations. Nearly all of the remaining developed real estate and raw land has been placed under contract as of May 1996. Summit Global Management, Inc., reactivated from its dormant status in January 1995, was successful in adding a number of new accounts to its client base during 1995. Summit presently manages over $400 million in assets.



     Other operations produced a pre-tax operating loss of $510,000 during 1995, compared to a break even in 1994, and income of $213,000 in 1993. The principal reasons for the variances between the years include additional expenses associated with the winding down of real estate development operations, re-engineering costs related to the increasing emphasis on investment management services and start-up costs of $234,000 from Stonebridge.



LIQUIDITY AND CAPITAL RESOURCES -- YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993



     In 1995, PICO changed its strategic direction and sold its ongoing MPL insurance business and related liability insurance business. All assets and liabilities of PICO related to insurance policies written prior to the sale of the recurring book of business were retained by PICO. During 1995, PICO reactivated its investment advisory subsidiary, Summit; acquired a California property and casualty insurance company, Sequoia; and purchased 38.2% of GEC, a Canadian corporation active in investment banking, agricultural services, water rights, and other businesses. See "Business of PICO -- Business and Properties of PICO -- History;" "Risk Factors--Risk Factors Applicable to PICO -- Recent Changes in Operations and Strategic Focus;" and "Risk Factors -- Risk Factors Applicable to PICO -- Continuing MPL Liability."



     As a result of ceasing to write MPL insurance, PICO's primary sources of cash inflows (on a parent company stand alone basis) most likely will include investment income, reinsurance recoveries, the sale of invested assets and rental and fee income. Premium income will be negligible, if any. Major cash outflows most likely will include the funding of claims and loss adjustment expenses, investment funding, dividend distributions, and the payment of operating costs.



     PICO (on a parent company basis) alone as of December 31, 1995 reported discounted unpaid loss and loss adjustment expense reserves of approximately $140 million, net of reinsurance. Based upon projections from past actuarial information, more than 75%, or $105 million, of these reserves are expected to be settled within five years. Past experience indicates that funding requirements should be greatest in the first through third years, accounting for more than 60% of the total eventual reserve and loss adjustment expense payments. Operating expenses associated with the MPL line of business have been significantly reduced in 1996 and are expected to continue to decline. As evidence of PICO's significantly reduced MPL business, employee counts have been reduced by nearly two-thirds during the past year.



     To the extent that funds necessary for settling claims and paying operating expenses are not provided by existing cash and cash equivalents, investment income, reinsurance recoveries, and rental and fee income, invested assets will be liquidated. PICO's short term and fixed maturity investments are managed to mature as needed to meet projected cash flow requirements. Equity securities will be converted to cash as additional funds are required, with an anticipated maximum liquidation lead time of approximately six months. Due to the illiquid nature of some of PICO's investments there can be no assurance that PICO will be able to sell such securities at a reasonable price or at all when needed to meet cash flow requirements



     At December 31, 1995, PICO's investment portfolio on a stand alone basis contained invested assets of approximately $200 million, plus cash and cash equivalents of $12.6 million. These invested assets are in excess of the present value of expected future payouts of losses and loss adjustment expenses of $140 million, even if $68 million in affiliated investments (GEC, Sequoia, Summit, PRO, APL and other affiliates) were excluded.



     Disregarding any appreciation or depreciation of PICO's investment portfolio and the results of the operations of its subsidiaries and affiliates, on a stand alone basis PICO should experience a decline in total assets and total liabilities as a result of the payment of claims, loss adjustment expenses and operating expenses. Absent unfavorable loss experience and operating and other expenses in excess of investment income, shareholders' equity should remain relatively unaffected. Income in excess of expenses, favorable claims experience, appreciation of investments and increases in the equities of subsidiaries and affiliates could increase shareholders' equity and, ultimately, total assets.



     PICO management's goal is to maximize the return on all assets, including those needed to fund the eventual wrap-up of the MPL reserves through, among other things, investing and managing the invested assets internally rather than liquidating assets to pay a third party to oversee the runoff of the existing claims. While management expects that PICO's current and future investments may increase in value, offsetting some of the decline in assets during the period of runoff, no guarantees can be given. Although assets will be managed to mature or liquidate according to expected payout projections, at times, in response to abnormal funding demands, some invested assets may need to be sold at inopportune times during periods of decline in the stock market or declines in the market values of the individual securities.



     As previously mentioned, reinsurance recoveries (reimbursement of covered losses from reinsurers) will be a significant source of funds in future years as claims are settled. Consolidated reinsurance receivables amounted to $100.7 million at December 31, 1995 compared to $32.4 million at December 31, 1994. However, on a stand alone basis, PICO's reinsurance receivables were $35.9 million at December 31, 1995 and $29.7 million at December 31, 1994. A substantial majority of the increase in PICO's stand alone reinsurance receivables from December 13, 1994 to December 31, 1995 is attributable to the 100% quota share reinsurance contract entered into with Mutual effective July
16, 1995. See [          ].



     The difference between the reinsurance receivables on a consolidated basis and by PICO as a stand alone entity at December 31, 1995 is primarily attributable to $62 million of reinsurance receivables recorded on Sequoia's financial statements. Most of the Sequoia reinsurance receivable represents claims reserves and loss adjustment expense reserves ceded 100% to SRC immediately prior to PICO's purchase of Sequoia. These reserves ceded to SRC have been unconditionally and irrevocably guaranteed by QBE, the indirect parent of SRC. See "PICO's Management's Discussion and Analysis of Financial Condition and Results of Operations -- Recent Developments -- Purchase of Sequoia."



     Unsecured reinsurance risk is concentrated in five companies in the amounts shown in the table shown under Note 10 of Notes to the Consolidated Financial Statements of PICO as of December 31, 1995. PICO believes that all companies listed are highly rated companies with significant sources of capital.

     PICO used cash flows of $16 million for operations in 1995 and $5.7 million in 1994, compared to cash provided by operations of $4.3 million in 1993. Cash from operations was favorably impacted in 1993 by the receipt of $6.0 million in proceeds from the commutation of reinsurance treaties covering prior periods. In contrast, the cash used for 1994 operations was materially impacted by an approximate $20 million increase in MPL reinsurance premiums as a result of significant changes in PICO's reinsurance treaties. See Note 10 of Notes to the Consolidated Financial Statements of PICO. The increased cash outflows for 1995 principally relate to a $27 million reduction in direct MPL premium collections as compared to 1994, increased claims payments of $1.3 million, increased operating expenses of approximately $2 million, increased federal income tax payments of $1.5 million, and increased deposits with reinsurers of $4.2 million, partially offset by a $11.7 million decrease in reinsurance cessions.



     On a consolidated basis, cash provided by investing activities of $37.6 million and $9.4 million in 1995 and 1994, respectively, reflect PICO's liquidation of a substantial majority of its fixed income investment portfolio which PICO undertook in an effort to limit its exposure to the fluctuations of market values due to changing interest rates and, at the same time, provide flexibility and liquidity thereby providing PICO with opportunities to take advantage of consolidation and market opportunities. Also reflected in the 1995 cash provided by investing activities is $6 million in proceeds from the sale of PICO's MPL business. Cash outflows in 1993 ($12.2 million) reflect liquidation of investments to fund reinsurance treaties and to purchase additional fixed maturity securities. Excluding Sequoia, Summit and Stonebridge, 1995 investment cash inflows were $47.4 million.



     Financing activities provided cash in each of the three years ended December 31, 1995 ($1.3 million in 1995, $4.4 million in 1994, and $5.6 million in 1993). Most of the cash provided related to capital infusions by GPG in 1993 ($5 million) and 1994 ($3 million) and the issuance of treasury stock in 1995 ($350,000) pursuant to the exercise of stock options issued under PICO's 1993 Stock Option Plan. Life and annuity insurance products also provided financing cash flows of $1.1 million in 1995, $1.5 million in 1994, and $1.9 million in 1993.



     At December 31, 1995, PICO had no significant commitment for future capital expenditures, other than in the ordinary course of business and a commitment of up to $2,250,000 in funding for Stonebridge Partners AG consisting of $750,000 per year for a three year period beginning in 1995. Funding for the second and third years is contingent upon Stonebridge attaining certain gross revenue and net income goals in the first and second years.



  CAPITAL RESOURCES



     In the past three years, PICO has completed significant transactions impacting shareholders' equity of PICO and the ownership of PICO. In 1993, PICO purchased PICO shares from the OSMA for $1.0 million. In December 1993, GPG purchased 1,428,571 newly-issued shares of PICO Stock for $5.0 million. In accordance with the original stock purchase agreement, GPG was entitled to purchase up to $5.0 million of additional shares of PICO Stock at any time at a per share price equal to the average of the bid prices for the shares of PICO Stock as reported by Nasdaq for the 20 trading days immediately preceding the date GPG notifies PICO of the intent to purchase. In 1994, GPG exercised $3.0 million of its option and purchased 631,579 of additional shares of PICO Stock. See "The Merger -- Certain Rights of GEC and GPG."



     During 1994, PICO adopted the provisions of SFAS No. 115 which resulted in an increase in shareholders' equity upon adoption of $7.4 million.



     Shareholder dividends payable by PICO or its insurance subsidiaries are subject to certain limitations imposed by Ohio or California law, according to the state of domicile. Generally, the limitations are determined using the greater of the prior year's statutory net income or 10% of statutory policyholder surplus. As of January 1, 1996, PICO dividends were limited to approximately $13.2 million without regulatory approval. PICO has not declared a cash shareholder dividend since 1985.



     In the past few years, the NAIC has developed risk-based capital ("RBC") measurements for both property and casualty and life insurers. The measures provide the various state regulators with varying levels of authority based on the adequacy of an insurer's RBC. The State of Ohio enacted the NAIC's RBC rules effective March 3, 1996. However, disclosure of each company's RBC adequacy was required to be reported in their statutory annual statements filed with the various departments of insurance for 1994 and 1995. The percentages of Total Adjusted Surplus to Policyholders to Authorized Control Level Risk-Based Capital at December 31, 1995 for PICO, PRO, APL and Sequoia were 222%, 301%, 514% and 165%, respectively. Anything above 200% (i.e. two times Authorized Control Level RBC) required no further action on the part of the insurance company. Any company having results between 150% and 199% is classified as being at the Company Action Level. Under the requirements of this level of RBC, Sequoia will be required to file a business plan with the California Department of Insurance indicating Sequoia's plans for achieving the full RBC level. Lower levels of RBC result in additional or more stringent insurance department action.



                             RESULTS OF OPERATIONS



INTERIM RESULTS OF OPERATIONS -- THREE MONTHS AND SIX MONTHS ENDED JUNE 30, 1996 AND 1995



     PICO reported a net loss of $772,000 or $0.15 per share for the three months ended June 30, 1996, compared with net income of $413,000 or $0.08 per share during the second quarter of 1995. For the first six months of 1996, net income was $1.2 million or $0.22 per share versus net income of $1.5 million or $0.30 per share during the comparable 1995 period.



     Book value per share increased $0.99 during the second quarter of 1996, to $16.45 at June 30, 1996, principally as a result of unrealized appreciation of investment holdings. The increase was $1.20 for the six months ended June 30, 1996.



     Although appreciation of unaffiliated investment holdings increased more than $6 million during the second quarter of 1996, net of taxes, shareholders' equity remained substantially unchanged from December 31, 1995 and March 31, 1996 at $80.4 million following a $5.8 million reduction due to recording 38.2% of the 850,000 shares of PICO stock purchased during the second quarter of 1996 by GEC as treasury shares.



     The loss for the second quarter of 1996 resulted primarily from operating expenses in excess of income of the parent corporation, PICO, including the runoff of the medical professional liability (MPL) line of business, normal holding company overhead expenses, and non-recurring expenses related to the pending merger with Citation Insurance Group ("Citation"). Partially offsetting these expenses, net income of consolidated and unconsolidated affiliates contributed $161,000 in income to the second quarter. Income for the six months included net income of affiliates of $395,000 and $2.3 million of MPL reserve reductions, partially offset by losses from PICO's MPL operations and other overhead costs.



     PICO's MPL business segment has been included with continuing operations as PICO currently believes the runoff of the claims reserves and the management of related assets by PICO is an ongoing operation, even though PICO ceased writing MPL insurance at the end of 1995.



     Revenues and pre-tax operating income by segment are shown in the following schedules:



                            REVENUE FROM OPERATIONS



                                                        THREE MONTHS        SIX MONTHS
                                                       ENDED JUNE 30,     ENDED JUNE 30,
                                                       --------------     ---------------
                                                       1996      1995     1996      1995
                                                       -----     ----     -----     -----
                                                       (in millions)
        Investment Banking...........................  $ 0.2     $1.3     $ 0.7     $ 3.5
        Life and Health Insurance....................    1.1      1.6       2.8       3.2
        Property and Casualty Insurance..............    6.4               11.0
        Medical Professional Liability Insurance.....    2.6      5.7       6.4      11.3
        Other........................................    0.3      0.9       1.9       1.3
                                                       -----     ----     -----     -----
        Revenue from Operations......................  $10.6     $9.5     $22.8     $19.3
                                                       =====     ====     =====     =====

                           OPERATING INCOME (PRE-TAX)



                                                       THREE MONTHS         SIX MONTHS
                                                      ENDED JUNE 30,      ENDED JUNE 30,
                                                      ---------------     ---------------
                                                      1996      1995      1996      1995
                                                      -----     -----     -----     -----
                                                                 (in millions)
        Investment Banking..........................  $(0.4)    $ 0.7     $(0.4)    $ 2.3
        Life and Health Insurance...................   (0.2)      0.2                 0.1
        Property and Casualty Insurance.............    0.1                (0.1)
        Medical Professional Liability Insurance....   (0.7)     (0.4)      2.3      (0.7)
        Other.......................................   (0.1)     (0.1)     (0.2)     (0.1)
                                                      -----     -----     -----     -----
                  Total Pre-tax Operating Income....  $(1.3)    $ 0.4     $ 1.6     $ 1.6
                                                      =====     =====     =====     =====



  INVESTMENT BANKING



     Revenues from investment banking of $200,000 for the second quarter of 1996 were down $1.1 million from the second quarter of 1995. Investment banking revenues for the six months of 1996 amounting to $700,000 were $2.8 million below those of the same 1995 period. Investment banking activities include PICO's and PRO's investment results, less an amount allocated to MPL operations equal to the amount of loss reserve discount accretion for the period. Investment banking revenues are shown in the following table:



                          INVESTMENT BANKING REVENUES



                                                        THREE MONTHS         SIX MONTHS
                                                         ENDED JUNE          ENDED JUNE
                                                             30,                 30,
                                                        -------------       -------------
                                                        1996     1995       1996     1995
                                                        ----     ----       ----     ----
                                                                   (in millions)
        PICO and PRO..................................  $0.2     $1.2       $0.7     $3.5
        Other.........................................            0.1
                                                        ----     ----       ----     ----
                  Investment Banking Revenues.........  $0.2     $1.3       $0.7     $3.5
                                                        ====     ====       ====     ====



     The decline in investment banking revenues for both the second quarter of 1996 and first six months of 1996 compared to comparable periods in 1995 was principally due to a significant shift in the mix of PICO's investment portfolio, particularly during the second half of 1995, from interest bearing fixed maturity and cash equivalent securities to equity securities. See "PICO Management's Discussion and Analysis of Financial Condition and Results of Operations -- Recent Developments -- Strategic Direction of PICO." Realized investment gains were down approximately $300,000 during the first six months of 1996 as compared to the first six months of 1995.



     At June 30, 1995, the PICO and PRO investment portfolios collectively contained more than $147 million in interest-bearing fixed maturity securities, cash and cash equivalents. Twelve months later, securities in these categories totaled $67.3 million, producing the decline in investment income shown above. Nevertheless, unrealized appreciation of equity securities of PICO and PRO, net of tax, has increased from $5.1 million at June 30, 1995 to over $26 million at June 30, 1996. This fivefold increase excludes any increase in the market value of the common stock of GEC held by PICO, since PICO's investment in GEC is recorded as its pro rata portion (38.2%) of GEC's stockholders' equity, rather than at market value.



     Investment banking contributed a $400,000 loss to pre-tax operating income for the second quarter of 1996 compared to $700,000 in income during the second quarter of 1995. For the six months, the 1996 loss was $400,000 as compared to $2.3 million of income in 1995. The breakdown of pre-tax operating income from investment banking operations is shown in the following schedule:



                      INVESTMENT BANKING OPERATING INCOME



                                                       THREE MONTHS          SIX MONTHS
                                                      ENDED JUNE 30,       ENDED JUNE 30,
                                                      --------------       --------------
                                                      1996      1995       1996      1995
                                                      -----     ----       -----     ----
                                                                 (in millions)
        PICO and PRO................................  $(0.7)    $0.7       $(1.0)    $2.3
        Equity in Unconsolidated Subsidiaries.......    0.1                  0.3
        Other.......................................    0.2                  0.3
                                                      -----     ----       -----     ----
                  Investment Banking Operating
                    Income..........................  $(0.4)    $0.7       $(0.4)    $2.3
                                                      =====     ====       =====     ====



     These significant variances between comparable periods principally reflect the reductions in revenues discussed above. Reduced investment income and realized capital gains in 1996 account for most of the differences between 1996 and 1995. Although PICO's salaries and benefits decreased by nearly 34% during the first six months of 1996 compared to the same 1995 period due to the substantial reduction of PICO's MPL operations, operating and overhead expenses allocated to investment banking operations remained nearly constant due to increased state franchise taxes and decreased allocations to MPL operations.



  LIFE AND HEALTH INSURANCE



     APL, PICO's wholly-owned life insurance subsidiary, produced $1.1 million in revenues during the second quarter of 1996, $500,000 less than during the comparable 1995 period. Revenues for the first six months of 1995 were down $400,000 from those of the first half of 1995. The breakdown of these revenues follows:



                       LIFE AND HEALTH INSURANCE REVENUES



                                                THREE MONTHS         SIX MONTHS
                                                 ENDED JUNE          ENDED JUNE
                                                     30,                 30,
                                                -------------       -------------
                                                1996     1995       1996     1995
                                                ----     ----       ----     ----
                                                           (in millions)
        Net Earned Premiums...................  $0.2     $0.4       $0.8     $0.9
        Investment Income.....................   0.8      0.9        1.7      1.8
        Realized Investment Gains.............            0.1        0.2      0.1
        Other Income..........................   0.1      0.2        0.1      0.4
                                                ----     ----       ----     ----
                  Revenue from Life and Health
                    Insurance.................  $1.1     $1.6       $2.8     $3.2
                                                ====     ====       ====     ====



     The principal difference between second quarters of 1995 and 1996 was a decline in net earned premium of $200,000. This reduction in net earned premiums was primarily due to APL no longer being the underwriting insurer for the PICO group employee health and dental plans, effective March 1, 1996. APL had ceased writing group health and dental coverages with the exception of the PICO group plans effective July 1, 1994.



     The primary cause of variation between the six months periods ended June 30, 1995 and 1996 was other income. This category includes APL's commission income for outside company products as well as its fees for administrative services contracts. Beginning January 1, 1996, APL ceased to be the agent of record on a block of group health business. This decrease in commission revenue was directly offset by a corresponding reduction in commission expenses which is included with the "Insurance underwriting and other expenses" line of the income statement.



     Investment income was down about $100,000 for both the three months and the six months ended June 30, 1996 as compared to comparable periods in 1995 due to an increased level of equity securities in APL's investment portfolio.

     Life and health operations contributed a pre-tax operating loss of $232,000 to the second quarter of 1996 and $28,000 in income for the six months ended June 30, 1996, compared to income of $189,000 and $89,000 for the second quarter and first six months of 1995, respectively. The decrease in revenues discussed above was the primary cause of these variances between years.



  PROPERTY AND CASUALTY INSURANCE



     Sequoia currently accounts for all of the ongoing property and casualty insurance revenues. Sequoia produced $6.4 million and $11 million in revenues for the three months and six months ended June 30, 1996, respectively. This is a significant increase over the $2.5 million in revenues recorded during the last five months of 1995, from the date of purchase of Sequoia to year end. Revenues continue to grow as a written premiums are earned. Premiums are earned pro-rata throughout the year according to the coverage dates of the underlying policies.



     No comparative figures are shown in the following table for the prior year since PICO acquired Sequoia August 1, 1995.



                    PROPERTY AND CASUALTY INSURANCE REVENUES



                                                        THREE MONTHS        SIX MONTHS
                                                       ENDED JUNE 30,     ENDED JUNE 30,
                                                       --------------     ---------------
                                                       1996     1995      1996      1995
                                                       ----     -----     -----     -----
                                                                 (in millions)
        Earned Premiums..............................  $5.8               $ 9.9        --
        Investment Income............................   0.2                 0.4        --
        Realized Investment Gains....................   0.1                 0.3        --
        Other........................................   0.3                 0.4        --
                                                       ----                ----
                  Property and Casualty Insurance
                    Revenues.........................  $6.4               $11.0        --
                                                       ====                ====



     Direct premium writings amounted to $9 million and $19.7 million for the three months and six months ended June 30, 1996, respectively. These figures are down somewhat from comparable periods in 1995 when Sequoia was under different ownership. This downturn in premium writings reflects the increased underwriting selectivity of Sequoia's new management team. As policies come up for renewal, they are reviewed carefully by underwriting management for excessive loss experience and unwanted risks. New business writings have not offset renewal policies lost. The loss of renewal policies with higher loss ratios and greater exposures to risk should improve Sequoia's loss ratios in the future.



     Property and casualty operations contributed operating income of $140,000 and an operating loss of $98,000 for the three months and six months ended June 30, 1996, respectively.



  MEDICAL PROFESSIONAL LIABILITY INSURANCE



               MEDICAL PROFESSIONAL LIABILITY INSURANCE REVENUES



                                                         THREE MONTHS
                                                          ENDED JUNE         SIX MONTHS
                                                              30,          ENDED JUNE 30,
                                                         -------------     --------------
                                                         1996     1995     1996     1995
                                                         ----     ----     ----     -----
                                                                  (in millions)
        Earned Premiums................................  $1.3     $4.5     $3.9     $ 8.9
        Investment Income..............................   1.3      1.2      2.5       2.4
                                                         ----     ----     ----      ----
                  MPL Insurance Revenues...............  $2.6     $5.7     $6.4     $11.3
                                                         ====     ====     ====      ====



     MPL premiums continued to be earned through July 15, 1996 based upon premiums written prior to July 16, 1995, the effective date of the 100 percent quota share treaty with Mutual. See "Sale of Medical Professional Liability Insurance Business." After that, very little will be earned in the way of MPL premiums. Investment income revenues will continue to accrue to the MPL runoff.



     MPL operations produced a pre-tax operating loss of $722,000 for the three months ended June 30, 1996 compared to a $415,000 loss during the same 1995 period. For the six months ended June 30, 1996, MPL operations generated $2.3 million of pre-tax operating income, compared to a loss of $759,000 during the six months ended June 30, 1995. This increase was due in part to an approximately $3.5 million reserve development adjustment. PICO continues to process the runoff of the remaining MPL loss and loss adjustment expense claims.



  OTHER OPERATIONS



     Other operations consisted principally of Summit's investment management operations, the discontinuation of Raven's real estate development projects, and various other activities as summarized below:



                           OTHER OPERATIONS REVENUES



                                                          THREE MONTHS       SIX MONTHS
                                                           ENDED JUNE        ENDED JUNE
                                                               30,               30,
                                                          -------------     -------------
                                                          1996     1995     1996     1995
                                                          ----     ----     ----     ----
                                                                   (in millions)
        Real Estate Development.........................           $0.9     $1.5     $1.3
        Investment Management...........................  $0.1               0.2
        Other...........................................   0.2               0.2      0.1
                                                          ----     ----     ----     ----
                  Revenue from Other Operations.........  $0.3     $0.9     $1.9     $1.4
                                                          ====     ====     ====     ====



     Revenues and income from Summit have increased significantly over 1995. Summit now has more than $400 million in assets under management. Summit's pre-tax operating income was $54,000 and $108,000 for the three month and six month periods ended June 30, 1996, respectively. This compares to losses of $21,000 and $35.000, respectively, for the comparable 1995 periods.



     During the first six months of 1996, consistent with Raven's plan of orderly withdrawal from the real estate development business, management sold a large tract of undeveloped land which represented substantially all of Raven's existing inventory and Raven now holds less than $200,000 in inventory of land for sale. Raven contributed a small amount of operating income to the three months and the six months ended June 30, 1996.



     Other operations accounted for very little in the way of revenues for both the three months and the six months ended June 30, 1996, but contributed pre-tax operating losses of $118,000 and $340,000, respectively. These losses are attributable to startup and operating costs of Stonebridge.



LIQUIDITY AND CAPITAL RESOURCES -- SIX MONTHS ENDED JUNE 30, 1996 AND 1995



     Cash and cash equivalents decreased from $44 million at December 31, 1995 to $38.8 million as of June 30, 1996. This compares to $101.2 million as of June 30, 1995 which included proceeds from the sales of a significant amount of fixed maturity securities during the first half of 1995 being held in cash equivalents at interest rates essentially the same or better than the liquidated securities, awaiting further investment. The decrease in cash and cash equivalents during the first half of 1996 was primarily a result of normal operating activities, as opposed to investment or financing activities.



     Operations used $5.1 million in cash during the six month period to fund the normal payment of claims and LAE and operating expenses which exceeded reduced investment income and greatly diminished MPL premium inflows. MPL premium receipts have all but ceased as a result of PICO's exit from writing MPL insurance; however Sequoia's premium receipts continue to grow.



     Cash used by investing activities ($934,000) nearly offset cash provided by financing activities ($810,000) during the first six months of 1996. This compares to $91.1 million provided by investing activities during the same 1995 period when the Company was liquidating certain debt securities to provide cash for other investment activities, and to $529,000 in cash provided by financing activities.



     At June 30, 1996, the Company had no significant commitments for future capital expenditures, other than in the ordinary course of business and a commitment of up to $2,250,000 in funding for Stonebridge consisting of $750,000 per year for a three year period beginning in 1995. Funding for the second and third years is contingent upon Stonebridge attaining certain gross revenue and net income goals in the first and second years. Through June 30, 1996, PICO had fully funded its first year commitment.

                                PICO MANAGEMENT

DIRECTORS


     The Board of Directors of PICO currently consists of six directors divided into two classes of three directors each. The directors in one class serve for a term of three years and until their successors are elected and qualified. The directors in the other class serve for a term of one year and until their successors are elected and qualified. The following table sets forth certain information concerning the directors and director nominee as of September 16, 1996. Unless otherwise indicated, each person has held his principal occupation for more than five years.



         NAME, AGE AND YEAR FIRST              TERM               PRINCIPAL OCCUPATION AND
         BECAME A DIRECTOR OF PICO           OF CLASS         POSITIONS/OFFICES HELD WITH PICO
- -------------------------------------------  --------    ------------------------------------------
S. Walter Foulkrod, III, Esq., 55; 1988....    1996      Attorney; Owner of S. Walter Foulkrod, III
                                                         & Associates, Attorneys at Law since 1994;
                                                           President and Chairman of Foulkrod,
                                                           Reynolds & Havas, PC from 1984 to 1994
Richard D. Ruppert, MD, 65; 1988...........    1996      Physician; Chairman of Board of APL and
                                                         PIC since 1989; President of Medical
                                                           College of Ohio from 1978 to 1993;
                                                           President of American Society of
                                                           Internal Medicine from 1992 to 1993
Dr. Gary H. Weiss, 43; 1993................    1996      Barrister and Solicitor; Executive
                                                         Director of GPG, an investment holding
                                                           company, since July 1992; Director of
                                                           Turnbull & Partners Ltd., an investment
                                                           bank, from 1990 to June 1992(1)(2)
John R. Hart, 36; 1993.....................    1997      President and Chief Executive Officer of
                                                         PICO and PRO since July 1995; President
                                                           and Chief Executive Officer of GEC since
                                                           September 1995; Self-employed Investor;
                                                           President, Quaker Holdings Limited, an
                                                           investment company, since 1991; Partner
                                                           in Detwiler, Ryan & Company, Inc., an
                                                           investment bank, from 1982 to 1991(1)(3)
Ronald Langley, 52; 1993...................    1997      Chairman of the Board of PICO and PRO
                                                           since July 1995; Chairman of the Board
                                                           of Summit since November 1994; Chairman
                                                           of the Board of GEC since September
                                                           1995; Self-employed investor since 1992;
                                                           Director and Officer of Pacific
                                                           Southwest Corporation, a strategic
                                                           investment company, from 1989 to
                                                           1992(1)(4)
John D. Weil, 55; 1987.....................    1997      President, Clayton Management Company, a
                                                           strategic investment company(5)
DIRECTOR NOMINEE:
Robert R. Broadbent, 75;...................              Retail consultant since January 1989;
                                                         President, CEO, Director and Vice Chairman
                                                           of the Higbee Company from 1979 to 1984;
                                                           President and Chief Executive Officer of
                                                           Liberty House - Mainland from 1976 to
                                                           1978; Chairman and Chief Executive
                                                           Officer of Gimbel's from 1973 to 1976;
                                                           Director of PICO from 1993 to 1995.

- ---------------
(1) The GPG Agreement, as amended, provides that, subject to the fiduciary duties and responsibilities which PICO and its Board of Directors owe to all of its shareholders and other persons under Ohio law, so long as GPG owns equity securities of PICO which in the aggregate represent not less than 11% of the total voting power of PICO, PICO will use its best efforts to cause the nomination and election of one person designated by GPG to serve on PICO's Board of Directors. Currently, GPG has designated three nominees, Messrs. Langley and Hart and Dr. Weiss, to PICO's Board of Directors. See "Principal Shareholders of PICO." Given GPG's ownership of approximately 18.7% of the Citation voting power (assuming the exchange of 5.0099 shares of Citation Common Stock for each share of PICO Stock), after the Merger, GPG will be entitled under the GPG Stock Purchase Agreement to continue to designate one of the directors of Citation.

(2) Dr. Weiss is a director of GPG.


(3) Mr. Hart is also a director of Resource America, Inc. and GEC.



(4) Mr. Langley is also a director of Fairfield Communities, Inc., PC Quote, Inc. and GEC.


(5) Mr. Weil is also a director of Todd Shipyards Corporation, Cliffs Drilling Company, CleveTrust Realty Investors, Oglebay Norton Company and Southern Investors Service Co., Inc.

     After the Merger each of the directors of PICO and the director nominee will become directors of Citation. See "The Merger -- Board Representation and Management."

EXECUTIVE OFFICERS

     The executive officers of PICO, in addition to Messrs. Langley and Hart, are as follows:

     Richard H. Sharpe, 40; Chief Operating Officer. Mr. Sharpe was appointed as Chief Operating Officer in March 1994. He has also served as President and Chief Operating Officer of APL since 1989. On November 3, 1995, Mr. Sharpe was elected President and Chief Executive Officer of APL. Mr. Sharpe joined PICO in 1977.

     Martha G. Althauser, Esq., 54; Vice President, Claims. Ms. Althauser has served in her present capacity since February 1989. Prior to that time, she served in various other executive capacities since joining PICO in 1980.


     Gary W. Burchfield, 49; Chief Financial Officer and Treasurer. Mr. Burchfield has been Chief Financial Officer of PICO since November 1995 and Treasurer since November 1994. Mr. Burchfield was Controller of PICO from March 1990 to November 1995 and Chief Accounting Officer of PICO from December 1993 to November 1995. Prior to joining PICO in 1990, Mr. Burchfield served in a variety of positions at J.C. Penney Casualty Insurance Company from 1973 to March 1990, including assistant controller from 1986 to 1990.



     James F. Mosier, 48; General Counsel and Corporate Secretary. Mr. Mosier has served in his present capacities since October 1984 and in various other executive capacities since joining PICO in 1981. From 1975 to 1981 Mr. Mosier was a staff attorney for the Ohio Department of Insurance.


     The executive officers of PICO have no agreed upon terms of employment and serve at the pleasure of the Board of Directors. See "Certain Relationships and Related Transactions of PICO."

     After the Merger, each executive officer will continue to hold the same office in PICO. In addition, Messrs. Langley, Hart, Burchfield and Mosier will become executive officers of Citation. See "The Merger -- Board Representation and Management."

                          PICO EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

     The following table summarizes compensation awarded or paid to, or earned by, executive officers of PICO whose compensation during 1995 exceeded $100,000:

                           SUMMARY COMPENSATION TABLE


                                              ANNUAL         LONG TERM                      ALL OTHER
                                           COMPENSATION     COMPENSATION     AWARDS      COMPENSATION(6)
                                           ------------     ------------     -------     ---------------
Ronald Langley, Chairman of       1995       $197,945(3)           --        175,000(4)           --
  the Board(1)(2)                 1994             --              --             --              --
                                  1993             --              --             --              --
John R. Hart, President           1995       $197,945(3)           --        175,000(4)           --
  and Chief Executive             1994             --              --             --              --
  Officer(1)(2)                   1993             --              --             --              --
John E. Albers, MD,               1995       $ 97,500              --             --              --
  Chairman of the Board,          1994        180,000              --                        $ 8,507
  President and Chief             1993        142,500              --        100,000(5)           --
  Executive Officer(2)
Richard H. Sharpe,                1995       $140,256              --         60,000(4)      $ 7,590
  Chief Operating Officer(1)      1994        129,662          $6,000             --           5,919
                                  1993             --              --             --              --


- ---------------
(1) Messrs. Langley and Hart were not executive officers of PICO prior to 1995 and Mr. Sharpe was not an executive officer of PICO prior to 1994.

(2) Dr. Albers resigned his positions as an executive officer and a director of PICO on July 15, 1995 and Messrs. Langley and Hart assumed their positions as executive officers as of that date.


(3) Amounts paid pursuant to consulting agreements with PICO and a subsidiary of GEC described under "Certain Relationships and Related Transactions of PICO."



(4) Options for PICO stock granted pursuant to the PICO 1995 Non-Qualified Stock Option Plan (the "1995 Plan"). See first table under "Options" for more detailed information about such options. Does not include options granted to Messrs. Langley and Hart to purchase GEC Shares. See "Certain Relationships and Related Transactions of PICO" and "Principal Shareholders of PICO-GEC Ownership."


(5) Options for PICO stock granted pursuant to the PICO 1993 Stock Option Plan. See second table under "Options."

(6) Employer contributions to PICO's 401(k) plan during 1994 and 1995. Dr. Albers was not eligible to participate in the 401(k) plan in 1993.

OPTIONS

     The following table sets forth certain information with respect to options granted during 1995 to each of the named executive officers.

                             OPTION GRANTS IN 1995

                                                                                             POTENTIAL
                                                  % OF                                  REALIZABLE VALUE AT
                                                 TOTAL                                    ASSUMED ANNUAL
                                NUMBER OF       OPTIONS                                RATES OF STOCK PRICE
                                SECURITIES     GRANTED TO     EXERCISE                     APPRECIATION
                                UNDERLYING     EMPLOYEES      OR BASE                   FOR OPTION TERM(1)
                                 OPTIONS       IN FISCAL       PRICE     EXPIRATION   -----------------------
             NAME                GRANTED          YEAR         ($/SH)       DATE        5%($)        10%($)
- ------------------------------  ----------   --------------   --------   ----------   ----------   ----------
John E. Albers, MD............          0            --            --            --           --           --
Ronald Langley................    175,000(2)      33.98%       $13.50     8/24/2005   $3,848,303   $6,127,975
John R. Hart..................    175,000(2)      33.98%       $13.50     8/24/2005   $3,848,303   $6,127,975
Richard H. Sharpe.............     60,000(2)      11.65%       $13.50     8/24/2005   $1,319,418   $2,101,020

- ---------------
(1) The amounts reflected in this table represent certain assumed rates of appreciation only. Actual realized values, if any, on option exercises will be dependent on the actual appreciation of the PICO Stock over the term of the options. There can be no assurances that the Potential Realizable Values in this table will be achieved.

(2) These options were granted on August 24, 1995, under the 1995 Plan at 100% of the fair market value of the PICO stock on that date. The options granted to Messrs. Langley and Hart were immediately exercisable. One-third of the options granted to Mr. Sharpe were immediately exercisable, one-third were exercisable on August 24, 1996 and the final one-third will be exercisable on August 24, 1997. The options will expire ten years after the grant date or immediately upon any earlier consolidation, merger or sale of substantially all of PICO's assets if the successor corporation does not agree to continue the 1995 Plan. In the event an option holder ceases to be an employee, consultant or officer of PICO, the exercisable portion of his options may be exercised at any time during the three-month period thereafter, and prior to the expiration of the ten-year term of the options, except that, if the option holder shall have died or become disabled, the exercisable portion of his options may be exercised at any time during the one-year period following death or disability, and prior to the expiration of the ten-year term of the options.


     The following table sets forth certain information with respect to options exercised during 1995 and options held at December 31, 1995 by each of the named executive officers:

                      AGGREGATED OPTION EXERCISES IN 1995
                      AND DECEMBER 31, 1995 OPTION VALUES

                                                            NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                              NUMBER OF                          UNDERLYING               IN-THE-MONEY OPTIONS
                              SECURITIES                     UNEXERCISED OPTIONS           AT FISCAL YEAR-END
                              UNDERLYING                    AT FISCAL YEAR-END(#)                ($)(1)
                               OPTIONS        VALUE      ---------------------------   ---------------------------
            NAME              EXERCISED(#) REALIZED($)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
- ----------------------------  ----------   -----------   -----------   -------------   -----------   -------------
John E. Albers, MD..........    100,000     $ 737,500           --             --      $        --     $      --
Ronald Langley..............         --            --      175,000             --        3,193,750            --
John R. Hart................         --            --      175,000             --        3,193,750            --
Richard H. Sharpe...........         --            --       20,000         40,000          365,000       730,000

- ---------------
(1) Values are pre-tax and are based on the December 29, 1995 closing price of $31.75 per share.

COMPENSATION OF DIRECTORS

     All outside directors of PICO receive an annual Board of Directors fee of $10,000. Outside directors serving on a particular committee (other than the Claims Committee) receive $600 per committee meeting attended, excluding committee meetings conducted by telephone conference call. Outside directors serving on the Claims Committee receive $1,000 per committee meeting attended in person and $500 per committee meeting conducted by telephone conference call. Directors who are employees or officers of PICO do not receive Board or committee fees.

             CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS OF PICO

     Effective May 17, 1993, PICO entered into an employment agreement with John
E. Albers, MD, former Chairman of the Board, President and Chief Executive Officer of PICO, pursuant to which Dr. Albers was employed by PICO as Chief Executive Officer and President at a monthly salary of $15,000 for an initial term of three years with optional one-year renewals. If Dr. Albers were terminated by PICO, without cause, during the initial term or any renewal term, he would be entitled to receive his monthly salary through the remainder of such term with additional amounts to be paid in certain circumstances if such termination occured after a change in control. Dr. Albers resigned as a Director, Executive Officer and employee of PICO on July 15, 1995, and on that date, he exercised options to acquire 100,000 shares of PICO Stock. See "Options."


     On November 1, 1992, each current employee executive officer of PICO entered into a Key Employee Severance Agreement with PICO (the "Severance Agreement") which provides that in the event of his or her termination of employment under certain circumstances during the 24-month period (and in the case of Mrs. Althauser, the 12-month period) (the "Effective Period") following a "change of control" of PICO, such employee will be entitled to certain severance benefits. If the employee terminates his employment with PICO during the Effective Period for "good reason" or if PICO terminates such employee's employment during such period for any reason other than for serious cause, PICO will be obligated to continue the employee's compensation at the base rate then in effect for the longer of (a) the period remaining between the termination date of the employee's employment and the second anniversary of the change of control with respect to Messrs Sharpe, Burchfield and Mosier or the first anniversary of the change of control with respect to Ms. Althauser and (b) a period of six months. A "change of control" is defined to include, among other events, the acquisition by any person of shares possessing in the aggregate more than 50% of the voting power of PICO or the sale of all or substantially all of the assets of PICO.


     Ronald Langley and John R. Hart, both of whom are currently executive officers and directors of PICO, have entered into consulting contracts with PICO. Messrs. Langley and Hart are to render services in the areas of investment banking, management and operational analysis, and investment portfolio analysis. Their specific duties include investigation of opportunities for consolidation, joint ventures, mergers and acquisitions, analysis of PICO's internal structure relative to improving operations and working on specific projects at the request of the PICO Board.

     In 1995, each of Messrs. Langley and Hart were to be compensated $75,000 by PICO for rendering consulting services in the areas of investment banking and management and operational analysis. Summit was to be compensated in the total amount of $150,000 on an annual basis, beginning February 1, 1995, for managing and analyzing the investment portfolios of PICO, PRO, and APL; Summit in turn retained Messrs. Langley and Hart as consultants to advise Summit with respect to the analysis and management of the investment portfolios of PICO, PRO, and APL in the total amount of $150,000 on an annual basis. Beginning in September 1995, however, all such consulting fees (amounting to $150,000 per year to each of Messrs. Langley and Hart) became payable by PICO directly.

     In consideration for their efforts in locating and hiring a president and chief executive officer for Summit and for assisting in the renewal of Summit's operations, Messrs. Langley and Hart together will receive 50% of the first $1,000,000 of profits attributable to PICO's ownership interest in Summit. To date, no profits have been generated by Summit or have been paid to either Mr. Hart or Mr. Langley.


     Effective September 11, 1995, Messrs. Langley and Hart entered into consulting contracts with a subsidiary of GEC. Messrs. Langley and Hart are to render services in the areas of investment banking, investment portfolio analysis and management and operational analysis. Each of Messrs. Langley and Hart will receive $150,000 annually for rendering such services.



     On September 26, 1995, each of Messrs. Langley and Hart was granted an option by GEC to purchase up to 1,549,833 shares of common stock of GEC at an exercise price of Cdn. $2.50 per share, which was the closing market price from the GEC shares on the TSE on the date of grant. Such options are immediately exercisable. In addition, on October 24, 1995, each of Messrs. Langley and Hart was granted options by GEC to purchase an additional 950,167 shares of common stock of GEC at an exercise price of Cdn. $2.45 per share. Such options are immediately exercisable.



     On May 9, 1996, PICO entered into the Subsequent Agreement with GPG and GEC. See "The Merger -- Certain Rights of GEC and GPG."



     On September 3, 1996, PICO made a loan to Mr. Hart in the principal amount of $280,000. The loan has a term of five years, bears interest at a rate of 6.5%, with principal and interest payable throughout the term or in a balloon payment at the end of the term at Mr. Hart's election. The loan is secured by Mr. Hart's PICO stock options.

                         PRINCIPAL SHAREHOLDERS OF PICO

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT


     The following table sets forth certain information with respect to beneficial ownership of shares of PICO Stock as of September 16, 1996, and as adjusted to reflect the effects of the Merger, by (i) each person, group or entity known by the PICO Board to be the beneficial owner of more than 5% of PICO Stock, (ii) each of the current directors of PICO and the director nominee,
(iii) each executive officer named in the PICO Summary Compensation Table, and
(iv) all current directors and executive officers of PICO as a group.



                                     NUMBER OF PICO                      NUMBER OF CITATION     POST-MERGER
                                   SHARES AND NATURE       PERCENTAGE    SHARES AND NATURE       PERCENTAGE
        NAME AND ADDRESS             OF BENEFICIAL         OWNERSHIP       OF BENEFICIAL        OWNERSHIP OF
      OF BENEFICIAL OWNER             OWNERSHIP(1)          OF PICO       OWNERSHIP(1)(2)       CITATION(2)
- --------------------------------  --------------------     ---------     ------------------     ------------
Guinness Peat Group plc(3)......        1,210,777(4)          23.2%           6,065,871             18.7%
Global Equity Corporation(5)....          850,000(6)          16.3            4,258,415             13.1
John D. Weil(7).................          436,800(8)           8.4            2,188,324              6.8
John R. Hart(9).................          381,015(10)          7.1            1,908,847              5.7
Ronald Langley(9)...............          381,015(10)          7.1            1,908,847              5.7
Richard D. Ruppert, M.D.........            6,166(11)            *               30,891                *
S. Walter Foulkrod, III, Esq....            2,500                *               12,524                *
Dr. Gary H. Weiss...............            1,769(12)            *                8,862                *
John E. Albers, M.D.............          102,800              2.0              515,017              1.6
Robert Broadbent (nominee)......            4,000                *               20,039                *
Richard H. Sharpe...............           42,273(13)            *              211,783                *
Current executive officers and
  directors as a group (10
  persons)(14)..................        1,311,283             23.2            6,571,014             19.0


- ---------------
  *  Less than 1%

 (1) Sole voting and investment power unless otherwise indicated.


 (2) Assumes that the Merger has been consummated with an Exchange Ratio of
     5.0099 shares of Citation Common Stock for each share of PICO Stock. Based on 6,285,751 shares of Citation Common Stock outstanding as of September 16, 1996, as adjusted to include shares covered by options exercisable by directors and officers of Citation upon consummation of the Merger. See "Principal Shareholders of Citation."


 (3) Address: 2nd Floor, 21-26 Garlick Hill, London EC4V 2AU, England.

 (4) GPG has an option to purchase $1,175,000 more of newly issued shares of PICO Stock, pursuant to the GPG Agreement, as amended. The purchase price would be the average of the closing bid prices for PICO Stock on Nasdaq for the 20 trading days immediately preceding the date when GPG gives notice of purchase. This option will expire if GPG's ownership of shares of PICO Stock becomes less than 7.5%. PICO has, pursuant to the Stock Purchase Agreement, a first right to purchase any PICO Stock which GPG desires to sell, except for sales to Ronald Langley and John R. Hart (see note 10 below). This does not include shares beneficially owned by Dr. Weiss, who is a director of GPG.

 (5) Address: 30A Hazelton Avenue, 4th Floor, Toronto, Ontario, Canada, M5R2E2.


 (6) GEC has an option to purchase $825,000 more of newly issued shares of PICO Stock, pursuant to the Subsequent Agreement. The purchase price would be the average of the closing bid prices for PICO Stock on Nasdaq for the 20 trading days immediately preceding the date when GEC gives notice of purchase. This option will expire if GEC's ownership of PICO Stock becomes less than 7.5% Also pursuant to the Subsequent Agreement, until December 10, 1996, if PICO issues additional equity securities of any class or type, GEC has the prior right and option to participate in the issuance of such equity securities in an amount not to exceed $5,000,000 in aggregate purchase price. PICO has, pursuant to the Subsequent Agreement, a first right to purchase any PICO Stock which GEC desires to sell.


 (7) Address: 200 North Broadway, Suite 825, St. Louis, Missouri 63102-2573.

 (8) Mr. Weil owns 346,900 shares of PICO Stock directly and has indirect ownership of an additional 89,900 shares of PICO Stock.

 (9) Address: c/o Physicians Insurance Company of Ohio, 13515 Yarmouth Drive, N.W., Pickerington, Ohio 43147.

(10) Mr. Langley and Mr. Hart each hold options to purchase up to 206,015 shares of PICO Stock presently owned by GPG. In addition, Mr. Langley and Mr. Hart each hold currently exercisable options to purchase up to 175,000 shares of PICO Stock under the 1995 Plan.

(11) Dr. Ruppert shares voting and investment power with respect to these shares of PICO Stock with his wife.

(12) Does not include shares beneficially owned by GPG. Dr. Weiss is a director of GPG.


(13) Includes currently exercisable options to purchase up to 40,000 shares of PICO Stock under the 1995 Plan.



(14) Includes currently exercisable options to purchase up to 446,000 shares of PICO Stock under the 1995 Plan and options to purchase an aggregate of 412,030 shares from GPG as described in Note 10 above. Does not include shares beneficially owned by GPG.



GEC OWNERSHIP



     Certain executive officers and directors of PICO hold shares or options to purchase shares of GEC as follows: John R. Hart, options to purchase 2,500,000 shares, 4.2%; Ronald Langley, options to purchase 2,500,000 shares, 4.2%; Robert
R. Broadbent, 65,000 shares, less than 1%; Richard H. Sharpe, 14,550 shares, less than 1%; and 10 current executive officers and directors as a group, 5,033,550 shares (including options to purchase 5,000,000 shares), 8.2%.

                       PRINCIPAL SHAREHOLDERS OF CITATION


     The following table sets forth information, as of September 12, 1996, with respect to the beneficial ownership of Citation Common Stock by each person known by Citation to be the beneficial owner of more than 5% of the Citation Common Stock, and by each director, each Named Officer and all executive officers and directors as a group. The table also sets forth such information assuming the Merger has been consummated. For similar information with respect to each shareholder of PICO who will be an officer, director or beneficial owner of more than 5% of the Citation Common Stock following the Merger, see "Principal Shareholders of PICO."



                                                   NUMBER OF SHARES AND     PRE-MERGER     POST-MERGER
                NAME AND ADDRESS                   NATURE OF BENEFICIAL     PERCENTAGE      PERCENTAGE
               OF BENEFICIAL OWNER                     OWNERSHIP(1)        OWNERSHIP(2)    OWNERSHIP(3)
- -------------------------------------------------  --------------------    ------------    ------------
The Crabbe Huson Special Fund, Inc.(4)...........         595,500                9.5%           1.8%
  The Crabbe Huson Group, Inc.
  121 S.W. Morrison Street, Suite 1400
  Portland, Oregon 97204
Philo Smith(5)...................................         578,457                9.2            1.8
  Philo Smith & Co., Inc.
  PSCO Partners Limited Partnership
  PSCO Partners Limited Partnership Two
  PSCO Fund Limited
  Philo Smith Capital Corporation
  2950 Summer Street
  Stamford, CT 06905
J. Philip DiNapoli...............................         249,500(6)             4.0              *
Theodore J. Biagini..............................         156,250(7)             2.5              *
Donald F. Imwalle................................          24,500                  *              *
Louis J. Mariani, Sr.............................          22,750(8)               *              *
Larry D. Russel..................................             -0-                 --             --
James R. Bancroft................................         101,600(9)             1.6              *
Paul M. Bancroft.................................         111,555(10)            1.8              *
Donald Henderson.................................          80,000(11)            1.3              *
Marshall J. Burak................................             -0-                 --             --
E. Alexander Glover..............................          25,000                  *              *
Eugene A. O'Rourke...............................           7,000                  *              *
All directors and officers as a group
  (19 persons pre-merger)........................         885,927(12)           14.1            2.7


- ---------------
  *  Less than 1%.

 (1) The table lists beneficial ownership in accordance with the definitions adopted by the SEC under Rule 13d-3 of the Exchange Act, and includes officers' allocations of vested shares under the ESOP and options which become exercisable upon consummation of the Merger.


 (2) Based on 6,285,751 shares of Citation Common Stock outstanding as of September 12, 1996, as adjusted to include shares covered by options exercisable by directors and officers upon consummation of the Merger. Does not include 313,600 shares of Citation Common Stock owned by CIC, Citation's wholly-owned subsidiary.


 (3) Assumes that the Merger has been consummated at an Exchange Ratio of 5.0099 shares of Citation Common Stock for each share of PICO Stock.

 (4) Based upon information supplied in a Schedule 13G filed with the SEC. The Crabbe Huson Special Fund, Inc. reported direct ownership of 544,200 shares. The Crabbe Huson Group, Inc. reported shared voting and dispositive power over the 544,200 shares owned by the fund for which it acts as investment advisor and with respect to 51,300 additional shares owned by others.

 (5) Based upon information supplied in a Schedule 13D filed with the SEC. Philo Smith and Philo Smith & Co., Inc. beneficially own 143,778 shares held by PSCO Partners Limited Partnership, Philo Smith Capital Corporation beneficially owns 194,300 shares held by PSCO Partners Limited Partnership Two, and Philo Smith and Philo Smith Capital Corporation beneficially own 240,379 shares held by PSCO Fund Limited.

 (6) Includes 161,625 shares as to which ownership consists of shared voting and investment power. Mr. DiNapoli disclaims beneficial ownership of 16,575 of such shares.

 (7) Includes (i) options to purchase 20,000 shares of Citation Common Stock, and (ii) 28,500 shares as to which Mr. Biagini disclaims beneficial ownership.

 (8) Includes 22,500 shares as to which Mr. Mariani has shared voting and investment power but disclaims beneficial ownership.

 (9) Includes 29,164 shares as to which Mr. James Bancroft disclaims beneficial ownership and 25,228 shares as to which he shares voting and investment power.

(10) Includes 24,137 shares as to which Mr. Paul Bancroft disclaims beneficial ownership.


(11) Includes options covering 75,000 shares of Citation Common Stock, 25,000 of which currently are exercisable and 50,000 of which become exercisable upon consummation of the Merger.


(12) Includes options covering 191,548 shares of Citation Common Stock some of which become exercisable upon consummation of the Merger.

                     CERTAIN INFORMATION REGARDING CITATION

GENERAL

     Citation is a holding company principally engaged in writing workers' compensation and commercial property and casualty insurance through its wholly-owned subsidiary, CIC and its indirectly wholly-owned subsidiary, CNIC.

     In its workers' compensation business, CIC historically specialized in providing coverage for California businesses but has expanded to provide coverage in Arizona, Colorado and Utah. CIC focuses on insuring smaller accounts in those classifications it believes to be historically profitable. CIC believes that by maintaining its focus on a limited number of employment classifications it can provide claim management and loss control services to the smaller accounts at a level appropriate to the size and type of business of the policyholder. Historically, CIC competed with other workers' compensation insurers principally on the basis of its loss control expertise, claim management services and policyholder dividends. Beginning January 1, 1995, California's long standing rate law (known as the minimum rate law) was replaced with a competitive rate law which CIC believes resulted in the lowest premium price becoming the most prominent competitive factor.

     In October 1989, Citation entered the commercial property and casualty business to capitalize on what management believed was an attractive opportunity to operate in a relatively narrow segment of the commercial property and casualty market. Since that time, CIC has underwritten general liability and property insurance for small and medium-sized businesses with uniform risk characteristics and coverage needs. CIC typically provides general liability, theft, inland marine, property, glass and incidental products liability coverage. Commercial auto and umbrella liability are written for accounts where Citation writes other lines of business.

     In October 1993, Citation completed the acquisition of Madison Capital, Inc. and its subsidiaries ("Madison"). Madison was merged with and into Citation and its former wholly-owned subsidiaries. The Canadian Insurance Company of California, California Consumers Insurance Company and Madison Acceptance Corporation ("MAC"), became wholly-owned subsidiaries of Citation. In February 1994, the names of The Canadian Insurance Company of California and California Consumers Insurance Company were changed to Citation General Insurance Company ("CGIC") and Citation National Insurance Company ("CNIC"), respectively.

     CGIC and CNIC specialized in insuring accounts in commercial property-oriented business classifications, including investment properties, retail operations, restaurants, wholesale distribution operations and other service-related businesses. Until October 1994, they also provided coverage for artisan contractors. They competed principally on the basis of price, comprehensive coverage, service and premium payment plans. Historically, CGIC and CNIC could invoice the policyholder directly or, if the policyholder preferred, through a producer. In both instances, CGIC and CNIC provided installment payment options. Since January 1994, all three insurance subsidiaries offered installment payment plans directly to the policyholder. All producer invoicing requires 100% of policy premiums to be paid upon issuance of the policy.

     MAC is licensed by the California Department of Corporations as an industrial loan company empowered to transact premium financing in California. MAC does not presently conduct premium financing operations.

     During 1994, Citation increased CGIC's loss reserves and, in the third quarter of 1994, the increase in CGIC's loss reserves aggregated approximately $6.2 million. These increases were due primarily to re-evaluation of potential losses related to construction defect claims emanating from CGIC's artisan contractor policies written in years prior to the merger. Subsequent to the third quarter loss reserve increases, Citation notified the California Department that the cumulative effect of these increases brought CGIC below the minimum surplus required under California regulations. Citation began working with the California Department to formulate a plan for resolving the situation. Based upon discussions with the California Department regarding the possible conservation of CGIC, Citation concluded that its control over CGIC had become temporary and, as a result, has accounted for the results of CGIC on the equity method since November 1994, resulting in a write off of its remaining investment in CGIC of $4.2 million at that date. At that time, CGIC and CNIC stopped writing any new business.

     In February 1995, Citation reached an agreement in principle with the California Department regarding CGIC. Under the terms of the agreement an inter-company pooling reinsurance agreement between CGIC and CNIC was commuted effective September 30, 1994. In addition, CNIC transferred approximately $1.1 million of securities into a contingency fund for potential further development of CGIC's loss reserves associated with accident years 1990 to 1994 during which time the inter-company pooling agreement was in effect. Further, Citation agreed to pay $600,000 in cash to CGIC and transfer its 25% ownership of Citation's Costa Mesa property to CGIC. As a result of this agreement Citation recorded a liability for the cost of the disposition of CGIC, which includes the above described payments and transfers which, when combined with its write off of its investment in CGIC, resulted in a $6.7 million charge to operating results in 1994. Further, CIC agreed to acquire the in-force book of business of CGIC for approximately $1.7 million, which amount was accrued as a liability and recorded as an other asset at December 31, 1994.

     During July 1995, CGIC was placed into conservation by the State of California, effectively transferring control of CGIC's assets to the California Department. In August 1995, CGIC was placed into liquidation by the State of California.

     On November 30, 1995, Citation contributed all of the capital stock of CNIC to CIC. This transaction increased the paid in and contributed surplus of CIC by $5.3 million. CIC is currently rated B- (Adequate) by Best. CNIC is currently rated C (Marginal) by Best.

     In February 1994, Citation entered the personal automobile insurance business in California by offering low limit policies marketed through a Managing General Agent. Primarily as a result of poor operating results in this line, Citation decided in early 1995 to withdraw from this business as rapidly as permitted under California law, and focus on its primary business segments -- workers' compensation and commercial property and casualty.

     For the year ended December 31, 1995 approximately 45% of Citation's consolidated net premiums earned were attributable to workers' compensation, 41% were attributable to its commercial property and casualty lines of business and 14% were attributable to personal automobile insurance. For the year ended December 31, 1994, approximately 49% of Citation's consolidated net premiums earned were attributable to workers' compensation, 43% were attributable to its commercial property and casualty lines of business and 8% were attributable to personal auto insurance.

     CIC is currently licensed to write business in Arizona, California, Colorado, Hawaii, Nevada, New Mexico and Utah and is currently writing business in Arizona, California, Colorado, Nevada and Utah. CNIC is licensed in California.

ADDITIONAL INFORMATION

     Additional information concerning Citation is included in the Citation 10-K and the Citation 10-Q, which are included as Appendix G and Appendix H, respectively, to this Joint Proxy Statement/Prospectus. Such documents and certain other documents are also incorporated by reference herein. See "Available Information" and "Incorporation of Certain Information by Reference."

                     DESCRIPTION OF CITATION CAPITAL STOCK

     Citation is authorized to issue two classes of shares, common stock and preferred stock. As of March 29, 1996, there were 191 shareholders of record of Citation Common Stock.

COMMON STOCK


     The number of shares of Citation Common Stock authorized by Citation's Articles of Incorporation will be 100,000,000, par value $.001 per share, upon completion of the Merger. At September 20, 1996 Citation had 6,407,803 issued and outstanding shares of Citation Common Stock (including 313,600 shares of Citation

Common Stock held by a subsidiary of Citation). All issued and outstanding shares of Citation Common Stock offered hereby, when issued pursuant to the Merger, will be validly issued, fully paid and non-assessable.

     The holders of Citation Common Stock are entitled to one vote for each share held of record on each matter submitted to a vote of shareholders and, upon giving the notice required by law, may cumulate their votes in the election of directors. Subject to the preferences applicable to any shares of preferred stock outstanding at the time, holders of Citation Common Stock are entitled to receive ratably such dividends as may be declared by the Citation Board out of funds legally available therefor and, in the event of the liquidation or dissolution of Citation, are entitled to share ratably in all assets remaining after payment of liabilities and preferred stock preferences, if any. Holders of Citation Common Stock have no preemptive rights and have no rights to convert their Citation Common Stock into any other securities. See "Comparison of Shareholder Rights" for a description of other rights related to the Citation Common Stock.

PREFERRED STOCK

     The number of shares of preferred stock authorized by Citation's Articles is 1,000,000, at $1.00 par value per share. Of such shares, 100,000 have been designated as Series A Junior Participating Cumulative Preferred Stock (the "Series A Preferred Stock"). Upon completion of the Merger and assuming approval of the proposed amendment to Citation's Articles, the Authorized Preferred Stock will consist of 2,000,000 shares with a par value of $.01 per share and of which 1,000,000 shares will be designated as Series A Preferred Stock. The Series A Preferred Stock was designated pursuant to the adoption of the Shareholder Rights Plan adopted by Citation in July 1991. See "Shareholder Rights Plan." The Citation Board is authorized, without further action by the shareholders, to issue, from time to time, additional series of preferred stock, in one or more series, to fix and alter the dividend rights, dividend rate, conversion rights, voting rights, the rights and terms of redemption (including sinking fund provisions), the redemption price and the liquidation preferences of any wholly unissued series of preferred stock, to fix the number of shares constituting such series and to increase or decrease the number of shares of any such series (but not below the number of shares then outstanding). The Citation Board, without further shareholder approval, can thus issue preferred stock with voting and conversion rights, which would adversely affect the voting power and other rights of the holders of Common Stock. In addition, the Citation Board can issue and sell shares of preferred stock to designated persons the impact of which could make it more difficult for a holder of a substantial block of Common Stock to remove incumbent directors or otherwise gain control of Citation. See "Amendments to Citation's Articles of Incorporation" and "Comparison of Shareholder Rights."

     As of the date of this Joint Proxy Statement Prospectus, there are no shares of Series A Preferred Stock or any other shares of preferred stock of Citation outstanding. Citation has no present plans to issue any preferred stock, except as provided in the Shareholder Rights Plan described below.

SHAREHOLDER RIGHTS PLAN

     On July 11, 1991, Citation adopted the Rights Plan, set forth in a Rights Agreement (the "Rights Agreement") pursuant to which the Citation Board declared a dividend of one preferred stock purchase right (a "Right") for each share of Citation Common Stock to holders of record as of July 22, 1991. All Citation Common Stock issued thereafter includes a Right. Pursuant to the Rights Plan, in the event (i) of a public announcement that any person has become a beneficial owner of 10% or more of the outstanding Citation Common Stock (such person, a "10% Shareholder" and the date of such announcement, the "Acquisition Trigger Date") or (ii) a tender offer or exchange offer is commenced, the consummation of which would cause any person to become a 10% Shareholder, each Right (other than a Right held by such 10% Shareholder) will be exercisable, on and after the close of business on the tenth business day following such event (the "Distribution Date"), to purchase Citation Common Stock having a market value equal to two times the then current exercise price (presently $35) (the "Exercise Price"). The Rights Plan further provides that if, on or after the occurrence of such event, Citation is merged into any other corporation or 50% or more of Citation's assets or earning power are sold, each Right (other than a Right held by the 10% Shareholder) will be exercisable to purchase common shares of the acquiring corporation having a market value equal to two times the Exercise Price. The Exercise Price is subject to adjustment from time to time in order to prevent dilution. The Rights will expire on July 22, 2001, unless earlier redeemed or exchanged. Prior to expiration, the Rights may be redeemed by Citation, in whole, but not in part, under certain circumstances at a price of $.01 per Right.

     At any time after the Acquisition Trigger Date and prior to the first date thereafter upon which a 10% Shareholder becomes the beneficial owner of 50% or more of the Citation Common Stock. Citation may exchange all, but not less than all, of the then outstanding Rights for Citation Common Stock, at an exchange ratio of one share of Common Stock per Right. Until a Right is exercised, the holder thereof has no rights as a shareholder of Citation solely by virtue of the ownership of such Right.

     Upon the close of business on a Distribution Date, the Rights will be traded independently of the Citation Common Stock, and each Right, except those held by the 10% Shareholder (which will be void), entitles the holder thereof to acquire, upon payment of the Exercise Price, a fraction of a share of Series A Preferred Stock of Citation, which fraction of a share is designed to have a value approximately equal to the value of one share of Citation Common Stock.

     The Rights have certain anti-takeover effects. The Rights will cause substantial dilution to the person or group that attempts to acquire Citation unless the offer is conditional on a substantial number of Rights being acquired. The Rights, however, should not affect any prospective offeror willing to make an offer at an equitable price and that is otherwise in the best interest of Citation and its shareholders, as determined by the Citation Board. The Rights should not interfere with any merger or other business combination approved by the Citation Board, since a majority of the independent directors may cause Citation to redeem the rights at a price of $.01 per Right within a specified period after a person acquires sufficient shares to cause the Rights to become exercisable. In connection with the Merger, Citation amended the Rights Plan so it would not be triggered by the Merger. Each share of Citation Common Stock issued in the Merger includes a Right.

OTHER ANTI-TAKEOVER ITEMS

     In June 1993, Citation adopted a Severance Plan for Certain Executive Officers, Senior Management and Key Employees of Citation and its subsidiaries (the "Severance Plan"). This plan provided for severance payments to key executives in the event of a change of control and subsequent termination or constructive termination of the employment of the executive. Although the Severance Plan is in place, no current Citation employees are participants of the plan. The Severance Plan may be deemed to have anti-takeover effects and may delay, defer or prevent a takeover attempt.

TRANSFER AGENT

     Following the Merger, the transfer agent for the Citation Common Stock will be Huntington National Bank.

                        COMPARISON OF SHAREHOLDER RIGHTS

     As a result of the Merger, PICO shareholders will become shareholders of Citation, a California corporation, and their rights will be governed by the Citation Articles and the Citation Bylaws (assuming the shareholders approve the amendments described herein). Although it is impractical to compare all of the aspects in which the OGCL and the CGCL and the Companies' governing documents differ with respect to shareholders' rights, the following discussion summarizes certain significant differences between them. These differences arise from (i) the differences between the governing instruments of the companies, (ii) the differences between the OGCL and the CGCL, (iii) the absence of regulatory restrictions which are imposed by the Ohio Department, which are imposed upon PICO but which will not be applicable to Citation and (iv) the Citation Shareholder Rights Plan. This summary is not intended to be complete and is qualified in its entirety by reference to applicable provisions of the OGCL, the CGCL, the Citation Articles and Bylaws to be in effect after the Merger and which are attached as Appendix A and Appendix B to this Joint Proxy Statement/Prospectus, and the PICO Articles and Regulations and the rules and regulations promulgated by the Ohio Department.

INDEMNIFICATION

     Under the OGCL and the CGCL, directors, officers, employees and agents of a corporation have an absolute right to indemnification for expenses reasonably incurred by them to the extent they are successful on the merits or otherwise in defense of any action, suit or proceeding brought against them. Under the OGCL, in most instances directors are also entitled to mandatory payment of expenses by the corporation as they are incurred, provided the director agrees to cooperate with the corporation concerning the matter and to repay the amount advanced if it is proved by clear and convincing evidence that his or her act or failure to act was done with deliberate intent to cause injury to the corporation or with reckless disregard for the corporation's best interests.

     Ohio law and California law both allow a corporation to include in its by-laws and in agreements between the corporation and its directors and officers, similar provisions expanding the scope of indemnification beyond that otherwise provided by law, however, it is unclear how California courts will interpret this law. Generally, under the laws of both states, a corporation has the power to indemnify a director, officer, employee or agent of the corporation against expenses, judgments, fines and settlements incurred in a proceeding if that person acted in good faith and in a manner the person reasonably believed to be in (or under Ohio law, not opposed to) the best interest of the corporation and, with respect to any criminal matter, the person had no reasonable cause to believe his or her conduct was unlawful; provided, however, that in an action by or on behalf of the corporation, such individuals may be indemnified only against expenses incurred in the defense or settlement of the action unless, under Ohio law, the court determines that despite an adjudication of liability the individual is entitled to indemnity. Under California law, however, a corporation may not indemnify its directors and officers for expenses incurred in connection with a proceeding that is settled without court approval.

     The Citation Articles and Bylaws and the PICO Regulations contain similar provisions which (i) authorize indemnification of officers, directors and other corporate agents to the fullest extent permitted by law, and (ii) provide that the company may advance expenses to its officers and directors as incurred, provided that they undertake to repay the amount advanced if it is ultimately determined that they are not entitled to indemnification. In addition, Citation and PICO are both authorized to enter into indemnification agreements with their respective officers and directors. Citation has entered into indemnification agreements with its executive officers and directors, and PICO has entered into indemnification agreements with its directors. It is a condition to closing that Citation enter into such an agreement with each PICO director.

     Currently, PICO does not maintain any directors and officers liability insurance. Citation maintains directors and officers liability insurance in the amount of $2 million per occurrence, which it will be obligated to maintain after the Merger.

DUTY OF CARE FOR DIRECTORS

     Under Ohio law, a director must perform his duties in good faith, in a manner he reasonably believes to be in or not opposed to the best interests of the corporation, and with the care that an ordinarily prudent person in a like position would use under similar circumstances. A director is not liable for monetary damages unless it is proved by clear and convincing evidence that his action or failure to act was undertaken with deliberate intent to cause injury to the corporation or with reckless disregard for the best interests of the corporation. This higher standard of proof, however, does not affect the liability of directors for unlawful loans, dividends or distributions. There is no comparable provision limiting the liability of officers, employees or agents of Ohio corporations.

     Under California law, a corporation is permitted to adopt, and the Citation Articles include, a provision which eliminates a director's liability for monetary damages for a breach of such director's duty of care to the company or its shareholders. As a result, no director of Citation will be liable for monetary damages for negligence or gross negligence occurring after the Merger. The directors will continue to be subject to claims for equitable remedies although such remedies in some circumstances may not be available as a practical matter. In addition, each director will remain liable for engaging in a transaction from which such director derives an improper personal benefit, for engaging in intentional misconduct or a knowing violation of law or for the wrongful payment of a dividend or repurchase of shares by Citation where such dividend or repurchase was willfully or negligently caused by such director. California law will also not limit a director's liability for violations of the federal securities laws. In addition, California law expressly prohibits elimination of liability for acts or omissions that (i) show a reckless disregard for the director's duty to the corporation or its shareholders in circumstances in which the director was aware or should have been aware of a serious risk of injury to the corporation or the shareholders or (ii) constitute an unexcused pattern of inattention that amounts to an abdication of the director's duty to the corporation or its shareholders.

     Ohio law provides specific statutory authority for directors, in determining what they reasonably believe to be in the best interests of the corporation, to consider, in addition to the interests of the corporation's shareholders, other factors such as the interests of the corporation's employees, suppliers, creditors and customers; the economy of the state and nation; community and societal considerations; the long-term and short-term interests of the corporation and its shareholders; and the possibility that these interests may be best served by the continued independence of the corporation. California statutory law contains no comparable provision.

NUMBER OF DIRECTORS; CLASSIFIED BOARD

     The number of directors of PICO is currently set at six. The Board is divided into two classes of three directors each. One class of directors is elected to serve one-year terms and one class of directors is elected to serve three-year terms, with the terms to expire at the annual meeting of shareholders in 1997.

     The Citation Articles and Bylaws will provide for a variable-sized Board of between five and nine directors, subject to amendment only by the shareholders, with the number of directors currently set at nine. The Board will be divided into three classes of directors consisting of three directors each. The Class I, Class II and Class III directors shall serve until the annual meeting of shareholders in 1997, 1998 and 1999, respectively. Thereafter, each director will be elected to serve for a term of three years. See "Amendments to Articles of Incorporation."

     A classification system of electing directors may tend to maintain the incumbency of the Board as it generally makes it more difficult for shareholders to change a majority of the directors. A classified Board also may contribute to continuity and stability in leadership and policy. The Board believes that the continued classification of the Board after the Merger will enable the Board to protect the interests of nontendering or minority shareholders in the event that another person, through a tender offer or otherwise, should obtain a substantial amount of the Citation shares.

     With a classified Board, it would ordinarily require at least two annual meetings for a majority of the voting stock to elect a majority of the Citation Board unless, prior to the end of such two years, shareholders

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

were able to (a) obtain the approval of the then-existing Board to increase the number of authorized directors, (b) amend the Articles of Incorporation providing for a classified Board, (c) remove, or induce to resign, a sufficient number of directors or (d) call a special meeting and vote to remove directors for cause and elect persons to fill the resulting vacancies.

CUMULATIVE VOTING

     The Articles of Incorporation of PICO contain a provision which eliminates a shareholder's right to require cumulative voting. The Citation Articles do not eliminate cumulative voting, which may result in a person or persons holding shares or proxies representing less than a majority of the shares present being able to elect directors. For example, if three directors are to be elected, a shareholder or group of shareholders holding more than 25% of the shares voting at the meeting could, by voting cumulatively, elect one director. Cumulative voting enables minority shareholder interests to obtain representation on the Board and thereby espouse their views and contribute to the decision-making processes of the Board.

REMOVAL OF DIRECTORS AND FILLING OF VACANCIES

     Under the PICO Regulations, a director or directors may be removed from office, with or without cause, by the affirmative vote of the holders of at least two-thirds of the voting power of PICO entitling them to elect directors in place of those to be removed. Vacancies in the Board of Directors of PICO and any newly-created directorships resulting from any increase in the number of PICO's directors may be filled by PICO's Board of Directors, acting by the vote of a majority of the directors then in office.

     Under California law, the holders of at least 10% of the number of outstanding shares of any class of stock may initiate a court action to remove any director for cause. In addition, any or all of the directors of a California corporation may be removed without cause by the affirmative vote of a majority of the outstanding shares entitled to vote. However, no director may be removed (unless the entire board is removed) when the votes cast against removal would be sufficient to elect the director if voted cumulatively at an election at which the same total number of votes were cast and the entire number of the directors authorized at the time of the director's most recent election were then being elected. The classification of the Board, therefore, makes it more difficult for a substantial shareholder or group of shareholders to change the entire Board abruptly without the approval or cooperation of incumbent directors or the holders of more than a majority of Citation's stock. In addition, the classified board makes it more difficult for shareholders to change a majority of directors even when the reason for such a change might be dissatisfaction with the performance of incumbent directors.

     The Bylaws of Citation provide that vacancies occurring in the Board of Directors, including a vacancy created by the removal of a director by the shareholders, may be filled by a vote of a majority of the directors then in office or by the shareholders if the directors fail to fill such vacancy. California law also provides that if, after the filling of any vacancy by the directors, the directors then in office who have been elected by the shareholders shall constitute less than a majority of the directors then in office, (i) any holder or holders of an aggregate of five percent (5%) or more of the total number of shares at the time outstanding having the right to vote for such directors may call a special meeting of shareholders, or (ii) the California Superior Court of the proper county shall, upon application of such shareholder or shareholders, summarily order a special meeting of shareholders to be held to elect the entire Board of Directors.

AMENDMENT OF ARTICLES OF INCORPORATION

     The PICO Articles of Incorporation provide that they may be amended if such amendment is approved by the Board of Directors and by a majority of the shares. Generally, the same approval requirements will apply to Citation under California law. However, if Citation were to have more than one class or series of stock outstanding, amendments affecting certain rights of any such class or series would require the vote of a majority of the shares of such class or series.

AMENDMENT OF THE BYLAWS


     The regulations of an Ohio corporation may be amended only by the corporation's shareholders. In the case of the PICO Regulations, an amendment may be adopted by the shareholders by a majority or, in some instances, two-thirds of the voting power entitled to vote in connection with the amendment.

     Under California law, the bylaws of a corporation may be amended by the vote of either a majority of the directors or a majority of the outstanding shares.

DIRECTOR NOMINATIONS

     Ohio law provides that only nominated individuals may be elected as directors. California law permits a corporation to include in its bylaws provisions requiring advance notice of director nominations. The Citation Bylaws provide a procedure for nominating persons to be elected to the Citation Board including, among other things, the requirement of not less than 30 days notice to the corporation before an annual meeting, or 7 days notice with respect to a special meeting, and the provision of certain information about the nominee. The PICO Bylaws do not provide a procedure for nominating directors. These provisions are designed to prevent a hostile acquiror of PICO's securities from nominating directors without giving adequate notice, thereby permitting the Board of Directors to consider and prepare a response to such proposals. These provisions do not give the Board of Directors any power to approve or disapprove stockholder nominations.

ACTION BY SHAREHOLDERS WITHOUT A MEETING

     The PICO Regulations contain provisions consistent with the OGCL relating to the taking of shareholder actions without a meeting. Under the PICO Regulations and the OGCL (when the articles or regulations do not otherwise provide), any action which may be authorized or taken at a meeting of shareholders may be authorized or taken without such meeting by the affirmative vote and the written approval of all of the shareholders entitled to notice of such meeting. Under the CGCL, shareholders may also take action by written consent; however, except with respect to the election of directors, consents need be obtained only from the holders of outstanding shares having not less than the minimum number of votes which would be necessary to authorize such action at a meeting where all shareholders are present.

CALL OF SPECIAL MEETINGS OF SHAREHOLDERS

     The Regulations of PICO provide that special meetings of shareholders may be called only by the President or Chairman of the Board of PICO, by the directors or by a majority of the outstanding shares entitled to vote.

     Under current California law and the Bylaws of Citation, special meetings of shareholders may be called by the Board, the Chairman, the President and the holders of 10% or more of the outstanding voting power.

BLANK CHECK PREFERRED STOCK

     The Articles of both Citation and PICO each authorize the issuance of Preferred Stock. Both further provide that the Board of Directors is entitled to set the rights, preferences, privileges and restrictions of such authorized and unissued stock. By issuing Preferred Stock with particular rights, a company may be able to deter a hostile acquisition (e.g., the company may issue shares of Preferred Stock with extraordinary voting rights or liquidation preferences to make it more difficult for a hostile acquiror to gain control of the company.)

     The authorized shares of Citation Preferred Stock, as well as shares of Citation Common Stock, are available for issuance without further action by Citation shareholders, unless such action is required by applicable law or the rules of any stock exchange or automated quotation system on which Citation securities may be listed or traded. Nasdaq currently requires shareholder approval in connection with, among other matters, the sale or issuance of common stock (or securities or securities convertible into or exercisable for common stock) equal to 20% or more of the common stock or 20%, or more of the voting power outstanding before the issuance for less than the greater of book value or market value of the stock.

MERGERS, CONSOLIDATIONS AND OTHER CORPORATE TRANSACTIONS

     Under both California law and PICO's Articles, an agreement of merger or consolidation must be approved by the directors of each constituent corporation and adopted by the shareholders of each constituent corporation (other than the surviving corporation in the case of certain mergers) holding at least a majority of the corporation's voting power. In addition, PICO's Articles require the approval of a majority of the voting power of the corporation for (i) the consummation of combinations and majority share acquisitions involving the transfer or issuance of such number of shares as would entitle the holders thereof to exercise at least 1/6 of the voting power of such corporation in the election of directors immediately after the consummation of such transaction,
(ii) the disposition of all or substantially all of the corporation's assets other than in the regular course of business and (iii) voluntary dissolutions.

     Under the CGCL, if a party that makes a tender offer or proposes to acquire a corporation by a reorganization or certain sales of assets is controlled by such corporation or is controlled by an officer or director of such corporation, or if a director or executive officer of such corporation has a material financial interest in such party (each an "Interested Party Proposal"), (i) an affirmative opinion in writing as to the fairness of the consideration to the shareholders of such corporation must be delivered to shareholders of such corporation, and (ii) such shareholders must be (x) informed of certain later tender offers or written proposals for a reorganization or sale of assets made by other persons, and (y) afforded a reasonable opportunity to withdraw any vote, consent or proxy previously given or shares previously tendered in connection with the Interested Party Proposal. Under both Ohio and California law, holders of a particular class of shares are entitled to vote as a separate class if certain rights of such class are affected by the proposed transaction.

     In connection with any merger transaction, the CGCL also generally requires that, unless all shareholders of a class or series consent, each share of such class or series must be treated equally with respect to any distribution of cash, property, rights or securities. The CGCL also provides generally that if a corporation that is party to a merger, or its parent, owns more than 50% but less than 90% of the voting power of the other corporation that is party to such merger, the nonredeemable shares of common stock of the controlled corporation may be converted only into nonredeemable shares of the surviving corporation or a parent party unless all of the shareholders of the class consent.

APPRAISAL RIGHTS

     Under the OGCL, dissenting shareholders are entitled to appraisal rights in connection with the lease, sale, exchange, transfer or other disposition of all or substantially all of the assets of a corporation. In connection with amendments to a corporation's articles, its shareholders are entitled to appraisal rights when the amendment proposes (i) certain substantially prejudicial changes in preference in dividends and distributions and liquidation, on the express terms of a class of issued shares (including cumulative dividends), (ii) a substantial change in the purpose of the corporation, and (iii) a change to nonprofit status. In addition, shareholders of an Ohio corporation being merged into a new corporation are also entitled to appraisal rights. Shareholders of an acquiring corporation are entitled to appraisal rights in a merger, combination or majority share acquisition in which such shareholders are entitled to voting rights.

     California law does, in general, afford dissenters' rights in a reorganization; however, it provides exclusions from dissenters' rights which are somewhat different from those in Ohio. For example, in the case of a corporation whose shares are listed on the Nasdaq National Market, dissenters' rights would be available in certain transactions as to any shares on which there are certain restrictions on transfer and as to any class of shares with respect to which the holders of at least five percent (5%) of the outstanding shares claim dissenters' rights. See "Dissenters' Rights."

ANTI-TAKEOVER STATUTES

     The OGCL provides in part that no offeror may make a control bid pursuant to a tender offer or a request or invitation for tenders unless, on the day the offeror commences a control bid, it files with the Superintendent of Insurance of the State of Ohio (the "Superintendent") and the target company certain information in respect of the offeror, his ownership of the company's shares and his plans for the company

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

(including, among other things, plans to terminate employee benefit plans, close any plant or facility, or reduce the work force). If the Superintendent determines that the offeror's disclosures are inadequate, it must act within three calendar days from the date of the offeror's filing to issue a suspension order. If a bid is suspended, a hearing must be held within ten calendar days from the date of the Superintendent's suspension order. The hearing procedure must be completed no later than 16 calendar days after the date on which the suspension was imposed. A control bid is the purchase of or offer to purchase any equity security of an issuer with certain connections to Ohio from a resident of Ohio if (i) after the purchase of such security, the offeror would directly or indirectly be the beneficial owner of more than 10% of any class of the issued and outstanding equity securities of the issuer or (ii) the offeror is the issuer, there is a pending control bid by a person other than the issuer, and the number of the issued and outstanding shares of the company would be reduced by more than 10%. This control bid provision does not apply when the offeror or the target company is a bank, a bank holding company or a savings and loan holding company and the control bid is subject to approval by the appropriate federal regulatory agency.

     Unless the corporation's articles or regulations otherwise provide, Section 1707.043 of the Ohio Revised Code (the "Profit Recovery Statute") permits an Ohio corporation to recover any profit realized from the disposition of equity securities of the corporation by a person or group who made a proposal to acquire control of the corporation within 18 months before the disposition of the equity securities. Certain profits are not recoverable pursuant to the Profit Recovery Statute, including profits that do not exceed $250,000 in the aggregate, profits with respect to securities that were acquired prior to April 11, 1990 or more than 18 months prior to the date on which the acquisition proposal was made, and profits realized by a person or group that establishes in court that its motives were not manipulative. Neither the PICO Articles nor the PICO Regulations provide that the Profit Recovery Statute will not apply to PICO and its equity securities.

     The CGCL has no comparable provision, however, the California Insurance Code requires the Insurance Commissioner to approve any proposed change of control of Citation. For such purpose "control" is presumed to exist if any person, directly or indirectly owns, controls, holds with the power to vote, or holds proxies representing more than 10% of the voting securities of Citation.

QUORUM FOR SHAREHOLDERS MEETINGS

     Under the PICO Regulations, attendance at a meeting of shareholders, in person or by proxy, of shareholders representing one-third or more of the outstanding shares of PICO's stock, constitutes a quorum, unless otherwise provided by law. Under Citation's Bylaws, a majority of the outstanding shares entitled to vote must be represented at a shareholder's meeting in order to constitute a quorum.

INSPECTION OF SHAREHOLDER LIST

     California law provides for an absolute right of inspection of the shareholder list for persons holding five percent (5%) or more of a corporation's voting shares or persons holding one percent (1%) or more of such shares who have filed a Schedule 14B with the Securities and Exchange Commission relating to the election of directors. California law and Ohio law upon written demand allow any shareholder to inspect the shareholder list for any reasonable and proper purpose. Also, Ohio law requires, upon the request of any shareholder at a shareholder meeting, that an alphabetical list of shareholders entitled to vote be provided. Ohio law, however, does not contain a comparable provision to that of California which grants a shareholder (not at a shareholders meeting) an absolute right of inspection.

CLASS VOTING

     Under both Ohio and California law, holders of a particular class of shares are entitled to vote as a separate class if the rights of such class are affected by mergers, consolidations or amendments to the articles.

DIVIDENDS, DISTRIBUTIONS AND REPURCHASES

     Without the approval of the Superintendent, an Ohio insurance corporation may not pay dividends which exceed the greater of (i) the preceding calendar year's statutory net income and (ii) 10% of the statutory

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

shareholders equity as of the preceding December 31. In addition, the OGCL limits dividends to an amount equal to the statutory earned surplus. See "Business of PICO -- Business and Properties of PICO -- Regulation."

     Under the OGCL, a corporation may repurchase its own shares if authorized to do so by its articles or under certain other circumstances but may not do so if immediately thereafter its assets would be less than its liabilities plus its stated capital, if any, or if the corporation is insolvent or would be rendered insolvent by such a purchase or redemption. The PICO Articles permit PICO to repurchase shares to the extent permitted by law.

     Under California law, a corporation may pay dividends and may purchase or redeem outstanding shares of its capital stock only if the retained earnings of the corporation, after the dividend, purchase or redemption, exceed the amount spent in making such a dividend, purchase or redemption; or, in general, if the assets of the corporation (excluding certain intangible assets) exceed 125% of the liabilities of the corporation and the current assets of the corporation exceed an amount equal to 100% or 125% (depending on whether certain financial tests are met) of the current liabilities. California law does not permit the revaluation of assets to their current fair market value. The California Department also limits the payment of dividends.

     To date, neither Citation nor PICO has paid cash dividends on its capital stock since 1985. Further, neither company anticipates paying cash dividends in the foreseeable future.

REGULATORY CHANGES

     PICO is currently subject to regulation by the Ohio Department. Accordingly, as a registered Ohio insurance company, PICO is required to comply with the significant restrictions on investments imposed by the Ohio insurance laws. See "Business of PICO -- Business and Properties of PICO -- Regulation."

     PICO is currently exempt under the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (collectively, the "Exchange Act"). As a result of the Merger, PICO shareholders will become shareholders of Citation, which is subject to the Exchange Act. Accordingly, after the Merger, the current PICO shareholders will receive significantly more information regarding Citation, including annual reports which comply with the Exchange Act, than they currently do with respect to PICO. In addition, they will receive the benefits of the more stringent insider and short-swing trading prohibitions which result from being an Exchange Act registered company.

SHAREHOLDER RIGHTS PLAN

     Citation has in place a Rights Plan pursuant to which holders of Citation Common Stock are entitled to a Right, which is exercisable under certain circumstances to purchase additional shares of stock of Citation or an entity acquiring Citation. See "Description of Citation Capital Stock -- Shareholder Rights Plan." The shares of Common Stock issued to PICO shareholders will include Rights. PICO does not have a shareholders' rights plan.

RESTRICTIONS ON VOTING OF SHARES


     Under the CGCL, any corporation deemed a subsidiary of a parent corporation is prohibited from voting shares of the parent which are held by such subsidiary. A corporation will be deemed a subsidiary for voting purposes if 25% of its outstanding shares are owned directly or indirectly by the parent corporation. Accordingly, GEC, 38% of which will be owned indirectly by Citation after the Merger, will not be able to vote the shares of Citation stock to be issued to it pursuant to the Merger in exchange for the PICO Stock it purchased from GPG. The OGCL has a similar provision restricting voting, however, it applies to majority-owned subsidiaries.


                                 LEGAL MATTERS

     The validity of the shares of Citation Common Stock to be issued in connection with the Merger and certain legal matters related to Citation and the Merger will be passed upon by Gibson, Dunn & Crutcher

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

LLP, San Francisco, California, counsel to Citation. Certain legal matters related to PICO and the Merger will be passed upon by the firm of Gray Cary Ware & Freidenrich, San Diego, California, counsel to PICO.

                                    EXPERTS

     The Consolidated Financial Statements and the related financial statement schedules included and incorporated in this Joint Proxy Statement/Prospectus by reference from Citation's Annual Report on Form 10-K for the year ended December 31, 1995, have been audited by Deloitte & Touche, L.L.P., independent auditors, as stated in their reports which are included and incorporated herein by reference and have been so included and incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

     The consolidated balance sheets of PICO as of December 31, 1995 and 1994, and the consolidated statements of income, changes in shareholders' equity and cash flows for each of the three years in the period ended December 31, 1995, included in this Joint Proxy Statement/Prospectus have been included herein in reliance on the report of Coopers & Lybrand L.L.P., independent accountants, given upon their authority as experts in accounting and auditing.

     The balance sheet of Sequoia as of December 31, 1994 and 1993, and the related statements of operations, changes in shareholder's equity, and cash flows for each of the three years ended in the period ended December 31, 1994 included in this Joint Proxy Statement/Prospectus have been included herein in reliance on the report of Coopers & Lybrand L.L.P., independent accountants, given their authority as experts in accounting and auditing.


     The consolidated statements of financial position of GEC (formerly The Ondaatje Corporation) as of March 31, 1994 and 1995 and the consolidated statements of operations, deficit and changes in financial position for each of the years in the three year period ended March 31, 1995, included in this Joint Proxy Statement/Prospectus have been included herein in reliance on the report of KPMG Peat Marwick Thorne, Chartered Accountants, given upon their authority as experts in accounting and auditing.


                                 OTHER MATTERS

     The Citation Board and the PICO Board know of no other business which will be presented at the Citation Meeting and the PICO Meeting. If any other business is properly brought before the Citation Meeting or PICO Meeting, it is intended that proxies in the enclosed form will be voted in respect thereof in accordance with the judgments of the persons voting the proxies.

     WHETHER OR NOT YOU INTEND TO BE PRESENT AT THE SHAREHOLDER MEETINGS, YOU ARE URGED TO COMPLETE, SIGN AND RETURN YOUR PROXY PROMPTLY.

                                          By Order of the Citation Board


September   , 1996                            Douglas S. Gould
San Jose, California                          Secretary
                                              By Order of the PICO Board
September   , 1996                            James F. Mosier
Pickerington, Ohio                            Secretary

                      GLOSSARY OF SELECTED INSURANCE TERMS

     The following terms when used in this Joint Proxy Statement/Prospectus have the following meanings:

Assume...............................  To receive from a ceding insurer all or a portion of a risk in consideration of receipt of a premium.
Cede.................................  To transfer to a reinsurer all or a portion of a risk in consideration of payment of a premium.
Combined ratio.......................  The sum of the loss ratio, the underwriting expense ratio and the policyholder dividend ratio.
Earned surplus.......................  The cumulative amount of retained net profits from insurance operations, including investment income, as
                                         determined under statutory accounting principles.
Excess of loss reinsurance...........  A form of reinsurance whereby the reinsurer assumes the risk insured by the ceding insurer in excess of a
                                         specified limit in exchange for a portion of the
                                         premium.
GAAP.................................  Recording transactions and preparing financial statements in accordance with generally accepted
                                         accounting principles, generally reflecting a going
                                         concern, rather than a liquidating, concept of
                                         accounting.
Incurred but not reported ("IBNR")
  reserves...........................  The estimated liabilities for future payments on losses that have occurred, but have not yet been
                                         reported to the insurer.
Loss ratio...........................  The ratio of net incurred losses and loss adjustment expense to net premiums earned. Net incurred losses
                                         include an estimated provision for IBNR.
Loss adjustment expense..............  The expenses of investigating and settling claims, including legal fees, other fees and general expenses
                                         of administering the claims adjustment process.
Net premiums earned..................  The portion of premiums applicable to the expired period of policies after the assumption and cession of
                                         reinsurance.
Net premiums written.................  Premiums retained by an insurer after the assumption and cession of reinsurance.
Participating policy.................  An insurance policy under which the policyholder may receive a dividend, which is a partial return of
                                         premium, after the policy period, subject to
                                         declaration by an insurance company's Board of
                                         Directors, if, among other factors, the insured had
                                         a favorable claim history during the policy period.
Policy acquisition costs.............  Brokers' commissions, premium taxes, marketing, underwriting and other direct expenses associated
                                         with acquiring and retaining business.
Policyholder dividend ratio..........  The ratio of policyholder dividends incurred to net premiums earned.
Producers............................  Independent insurance brokers who market insurance products to potential policyholders.

Quota share reinsurance..............  A form of reinsurance in which the reinsurer assumes a stated percentage of every risk insured by the ceding
                                         insurer within a defined category and up to a
                                         specified amount. The reinsurer and the ceding
                                         insurer share proportionately premiums and losses on
                                         such risks.
Reserves or loss reserves............  The balance sheet liability representing estimates of amounts needed to pay reported and unreported claims
                                         and related loss adjustment expense.
Statutory accounting.................  Recording transactions and preparing financial statements in accordance with the rules and procedures
                                         adopted by regulatory authorities, generally
                                         reflecting a liquidating, rather than a going
                                         concern, concept of accounting.
Underwriting.........................  The process whereby an insurer reviews applications submitted for insurance coverage and determines
                                         whether it will accept all or part of the coverage
                                         being requested and at what premium.
Underwriting expenses................  The aggregate of policy acquisition costs and the portion of administrative, general and other expenses
                                         attributable to insurance operations other than the
                                         insurance claim operation.
Underwriting expense ratio...........  The ratio of underwriting expenses to net premiums earned.
Underwriting profit (loss)...........  The amount of income (loss) from insurance operations, exclusive of net investment income.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS


PICO
Report of Independent Accountants.....................................................  F-2
Consolidated Balance Sheets as of December 31, 1995 and 1994..........................  F-3
Consolidated Statements of Operations for the Years Ended December 31, 1995, 1994 and
  1993................................................................................  F-4
Consolidated Statement of Changes in Shareholders' Equity for the Years Ended December
  31, 1995 and 1994...................................................................  F-5
Consolidated Statements of Cash Flows for the Years Ended December 31, 1995, 1994 and
  1993................................................................................  F-6
Notes to the Consolidated Financial Statements........................................  F-7
Consolidated Balance Sheets as of June 30, 1996 (unaudited) and December 31, 1995.....  F-26
Consolidated Statements of Operations for the six months ended June 30, 1996 and 1995
  (unaudited).........................................................................  F-27
Consolidated Statements of Cash Flows for the six months ended June 30, 1996 and 1995
  (unaudited).........................................................................  F-28
Notes to the Consolidated Financial Statements........................................  F-29
GLOBAL EQUITY CORPORATION (FORMERLY THE ONDAATJE CORPORATION)
Report of Chartered Accountants.......................................................  F-30
Consolidated Statements of Financial Position for the Years Ended March 31, 1995 and
  1994................................................................................  F-31
Consolidated Statements of Operations for the Years Ended March 31, 1995, 1994 and
  1993................................................................................  F-32
Consolidated Statements of Deficit for the Years Ended March 31, 1995, 1994 and
  1993................................................................................  F-33
Consolidated Statements of Changes in Financial Position for the Years Ended March 31,
  1995, 1994 and 1993.................................................................  F-34
Notes to the Consolidated Financial Statements........................................  F-35
Consolidated Balance Sheets as of September 30, 1995 and 1994 (unaudited).............  F-45
Consolidated Statements of Operations for the six months ended September 30, 1995 and
  1994 (unaudited)....................................................................  F-46
Consolidated Statements of Changes in Financial Position for the six months ended
  September 30, 1995 and 1994 (unaudited).............................................  F-47
Notes to the Consolidated Financial Statements (unaudited)............................  F-48
SEQUOIA INSURANCE COMPANY
Report of Independent Accountants.....................................................  F-51
Balance Sheets as of December 31, 1994 and 1993.......................................  F-52
Statements of Operations for the Years Ended December 31, 1994, 1993 and 1992.........  F-53
Statements of Changes in Shareholder's Equity for the Years Ended December 31, 1994,
  1993 and 1992.......................................................................  F-54
Statements of Cash Flows for the Years Ended December 31, 1994, 1993 and 1992.........  F-55
Notes to Financial Statements.........................................................  F-56
Balance Sheets as of June 30, 1995 (unaudited) and December 31, 1994..................  F-68
Statements of Operations for the six months ended June 30, 1995 and 1994
  (unaudited).........................................................................  F-69
Statements of Changes in Shareholder's Equity for the six months ended June 30, 1994 and 1995 (unaudited)................................................................  F-70
Statements of Cash Flows for the six months ended June 30, 1995 and 1994
  (unaudited).........................................................................  F-71
Notes to interim Financial Statements.................................................  F-72

                       REPORT OF INDEPENDENT ACCOUNTANTS



Board of Directors and Shareholders


Physicians Insurance Company of Ohio


Pickerington, Ohio



     We have audited the accompanying consolidated balance sheets of the Physicians Insurance Company of Ohio and Subsidiaries as of December 31, 1995 and 1994, and the related consolidated statements of operations, changes in shareholders' equity, and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.



     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.



     In our opinion, based on our audits and the report of the other auditors, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Physicians Insurance Company of Ohio and Subsidiaries as of December 31, 1995 and 1994, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.



     As discussed in Note 1A to the consolidated financial statements, the Company has reflected its investment in an affiliate using the equity method of accounting for the year ended December 31, 1995 rather than consolidating the affiliate as was previously reported and has reclassified the results of its medical professional liability insurance business that was sold to continuing operations.



     As discussed in Note 1 to the consolidated financial statements, the Company changed its method of accounting for reinsurance contracts and income taxes in 1993.



     As discussed in Notes 1 and 11, the Company changed its method of accounting for investments and changed the discount rate used to record loss and loss adjustment expense reserves and related reinsurance balances in 1994.



                                          /S/  COOPERS & LYBRAND L.L.P.



                                          Coopers & Lybrand L.L.P.



Columbus, Ohio


April 15, 1996

             PHYSICIANS INSURANCE COMPANY OF OHIO AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                        AS OF DECEMBER 31, 1995 AND 1994


                                                                      1995             1994
                                                                  ------------     ------------
                              ASSETS
Investments:
  Available for sale:
     Fixed maturities, at fair value (amortized cost $81,326,490
       and $198,571,887)........................................  $ 81,573,579     $188,649,139
     Equity securities, at fair value (cost $63,945,369 and
       $15,070,786).............................................    99,857,295       19,333,272
  Investment in affiliate, at equity............................    32,974,930
  Short-term investments, at cost...............................     9,162,925        1,998,521
  Real estate...................................................     3,038,750        4,326,497
                                                                  ------------     ------------
          Total investments.....................................   226,607,479      214,307,429
Cash and cash equivalents.......................................    43,987,805       21,058,769
Premiums and other receivables, net.............................    10,927,156        5,555,742
Reinsurance receivables.........................................   100,719,416       32,370,054
Prepaid deposits and reinsurance premiums.......................    16,623,918        6,051,246
Accrued investment income.......................................     1,716,672        3,509,521
Property and equipment, net.....................................     5,538,348        4,816,839
Deferred policy acquisition costs...............................     2,894,644        2,812,936
Other assets....................................................     6,439,127        2,635,657
Assets held in separate accounts................................     6,361,040        4,045,281
                                                                  ------------     ------------
          Total assets..........................................  $421,815,605     $297,163,474
                                                                  ============     ============
                           LIABILITIES
Policy liabilities and accruals:
  Unpaid losses and loss adjustment expenses, net of discount...  $229,796,606     $180,691,044
  Future policy benefits and claims payable.....................    15,576,716       14,399,165
  Annuity and other policyholders' funds........................    31,976,176       31,474,914
  Unearned premiums.............................................    30,858,612       16,112,201
  Reinsurance balance payable...................................     8,376,110        6,857,302
Deferred gain on retroactive reinsurance........................     3,500,544        3,020,577
Other liabilities...............................................    11,749,700        4,385,752
Deferred tax liability..........................................     4,174,461
Liabilities related to separate accounts........................     6,361,040        4,045,281
                                                                  ------------     ------------
          Total liabilities.....................................   342,369,965      260,986,236
                                                                  ------------     ------------
Minority Interest...............................................        96,295          433,176
                                                                  ------------     ------------
                      SHAREHOLDERS' EQUITY
Preferred stock, $1 par value, authorized 1,000,000 shares; none issued........................................................
Common stock:
  Class A, $1 par value; authorized 8,000,000; issued 5,476,395
     shares.....................................................     5,476,395        5,476,395
Additional paid-in capital......................................    11,933,320       11,877,320
Net unrealized appreciation (depreciation) on investments.......    23,827,817       (4,748,349)
Cumulative foreign currency translation adjustment..............       (14,792)
Equity changes of investee company..............................      (979,066)
Retained earnings...............................................    39,906,703       24,233,728
                                                                  ------------     ------------
                                                                    80,150,377       36,839,094
Less treasury stock, at cost (Class A shares 272,498 in 1995 and
  372,498 shares in 1994).......................................      (801,032)      (1,095,032)
                                                                  ------------     ------------
          Total shareholders' equity............................    79,349,345       35,744,062
                                                                  ------------     ------------
          Total liabilities and shareholders equity.............  $421,815,605     $297,163,474
                                                                  ============     ============


   The accompanying notes are an integral part of the consolidated financial statements.

             PHYSICIANS INSURANCE COMPANY OF OHIO AND SUBSIDIARIES


                     CONSOLIDATED STATEMENTS OF OPERATIONS
             FOR THE YEARS ENDED DECEMBER 31, 1995, 1994, AND 1993


                                                             1995          1994          1993
                                                          -----------   -----------   -----------
Revenues:
  Premium income........................................  $21,411,496   $23,948,154   $59,187,250
  Investment income, net................................   13,171,624    15,376,995    15,757,660
  Realized gains on investments.........................    5,142,275       901,303     5,684,464
  Real estate sales.....................................    1,336,501     1,537,500     2,183,000
  Gain on sale of MPL business..........................    6,000,000
  Other income..........................................      883,072       518,029       500,939
                                                          -----------   -----------   -----------
          Total revenues................................   47,944,968    42,281,981    83,313,313
                                                          -----------   -----------   -----------
Expenses:
  Loss and loss adjustment expenses.....................   23,171,588    11,638,611    62,025,288
  Benefits and claims...................................      701,305        79,247     5,388,142
  Interest credited to policyholders....................    2,438,036     2,222,560     2,213,113
  Policy acquisition costs..............................    1,090,874     1,135,542     3,464,183
  Cost of land sales....................................    1,501,421     1,177,295     1,660,150
  Insurance underwriting and other expenses.............   10,579,994     6,745,916     9,414,341
                                                          -----------   -----------   -----------
          Total expenses................................   39,483,218    22,999,171    84,165,217
                                                          -----------   -----------   -----------
Equity in earnings (losses) of affiliate................     (459,928)
                                                          -----------   -----------   -----------
     Income (loss) from continuing operations before
       income taxes.....................................    8,001,822    19,282,810      (851,904)
(Benefit) provision for federal income taxes............   (7,671,154)      451,881      (237,430)
                                                          -----------   -----------   -----------
     Income (loss) from continuing operations...........   15,672,976    18,830,929      (614,474)
Gain from discontinued operations (net of federal income
  tax of $372,329)......................................                                  722,755
                                                          -----------   -----------   -----------
  Income before cumulative effect of change in discount
     rate...............................................   15,672,976    18,830,929       108,281
Cumulative effect of change in discount rate............                 (4,109,941)
                                                          -----------   -----------   -----------
     Net income.........................................  $15,672,976   $14,720,988   $   108,281
                                                          ===========   ===========   ===========
Net loss per common share -- continuing operations......                              $      0.20
                                                                                      ===========
Net income per common share:
  Continuing operations.................................  $      3.02   $      3.90   $     (0.20)
  Discontinuing operations..............................                                     0.23
     Cumulative effect of change in discount rate.......                      (0.85)
                                                          -----------   -----------   -----------
       Net income per common shares.....................  $      3.02   $      3.05   $      0.03
                                                          ===========   ===========   ===========
Pro forma amounts assuming new discount rate is applied
  retroactively
  Net income............................................                $18,830,929   $ 1,851,065
  Net income per share..................................                $      3.90   $      0.59
     Weighted average shares outstanding................    5,188,154     4,822,468     3,149,837
                                                          ===========   ===========   ===========


   The accompanying notes are an integral part of the consolidated financial statements.

             PHYSICIANS INSURANCE COMPANY OF OHIO AND SUBSIDIARIES


           CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY

              FOR THE YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993



                                                                                NET                         FOREIGN
                                         COMMON STOCK         ADDITIONAL      UNREALIZED                    CURRENCY
                                   -----------------------     PAID-IN      GAIN (LOSS)      RETAINED     TRANSLATION
                                    CLASS A       CLASS B      CAPITAL     ON INVESTMENTS    EARNINGS     ADJUSTMENT
                                   ----------     --------   -----------   --------------   -----------   -----------
Balances, January 1, 1993......    $3,416,245     $ 36,000   $ 5,937,470    $  3,124,382    $10,368,459    $       0
  Net income...................                                                                 108,281
  Net unrealized
    appreciation on equity
    securities.................                                                  211,049
  Issuance of common
    stock......................     1,428,571                  3,571,429
  Purchase of treasury
    stock (all Class B
    shares)....................
                                   ----------      --------   -----------   ------------    -----------    ---------
Balances, December 31, 1993....     4,844,816        36,000     9,508,899      3,335,431     10,476,740            0
  Cumulative effect of change
    in accounting for
    investments, net of
    adjustment to deferred
    policy acquisition costs
    of $635,756 and deferred
    taxes of $497,091..........                                                7,419,901
  Net income...................                                                              14,720,988
  Net unrealized depreciation
    on investments, net of
    adjustment to deferred
    policy acquisition costs
    of $1,123,648 and deferred
    taxes of $939,248..........                                              (15,503,681)
  Issuance of common stock.....       631,579                   2,368,421
  Retirement of treasury stock
    (all Class B shares).......                     (36,000)                                   (964,000)           0
                                   ----------      --------   -----------   ------------    -----------    ---------
Balances, December 31, 1994....     5,476,395             0    11,877,320     (4,748,349)    24,233,728            0
                                   ----------      --------   -----------   ------------    -----------    ---------
  Net income...................                                                              15,672,975
  Cumulative translation
    adjustment of foreign
    subsidiaries...............                                                                            $ (14,792)
Equity changes of investee.....
  Net unrealized appreciation
    on investments, net of
    adjustment to deferred
    policy acquisition costs
    of $544,162 and deferred
    taxes of $12,246,591.......                                               28,576,166
  Issuance upon exercise
    of options.................                                    56,000
                                   ----------      --------   -----------   ------------    -----------    ---------
Balances, December 31, 1995....    $5,476,395      $      0   $11,933,320   $ 23,827,817    $39,906,703    $ (14,792)
                                   ==========      ========   ===========   ============    ===========    =========


                                   CHANGES
                                  IN EQUITY
                                      OF            TREASURY
                                   INVESTEE           STOCK             TOTAL
                                   ---------       -----------      ------------
                                   ==========      ===========      ============
Balances, January 1, 1993......    $        0      $(1,095,032)     $ 21,787,524
  Net income...................                                          108,281
  Net unrealized
    appreciation on equity
    securities.................                                          211,049
  Issuance of common
    stock......................                                        5,000,000
  Purchase of treasury
    stock (all Class B
    shares)....................                     (1,000,000)       (1,000,000)
                                   ----------      -----------      ------------
Balances, December 31, 1993....             0       (2,095,032)       26,106,854
  Cumulative effect of change
    in accounting for
    investments, net of
    adjustment to deferred
    policy acquisition costs
    of $635,756 and deferred
    taxes of $497,091..........                                        7,419,901
  Net income...................                                       14,720,988
  Net unrealized depreciation
    on investments, net of
    adjustment to deferred
    policy acquisition costs
    of $1,123,648 and deferred
    taxes of $939,248..........                                      (15,503,681)
  Issuance of common stock.....                                        3,000,000
  Retirement of treasury stock
    (all Class B shares).......             0        1,000,000                 0

Balances, December 31, 1994....             0       (1,095,032)       35,744,062
                                   ----------      -----------      ------------
  Net income...................                                       15,672,975
  Cumulative translation
    adjustment of foreign
    subsidiaries...............                                          (14,792)
Equity changes of investee.....      (979,066)                          (979,066)
  Net unrealized appreciation
    on investments, net of
    adjustment to deferred
    policy acquisition costs
    of $544,162 and deferred
    taxes of $12,246,591.......                                       28,576,166
  Issuance upon exercise
    of options.................                        294,000           350,000
                                   ----------      -----------      ------------
Balances, December 31, 1995....    $(979,066)      $  (801,032)     $ 79,349,345
                                   ==========      ===========      ============


   The accompanying notes are an integral part of the consolidated financial statements.

             PHYSICIANS INSURANCE COMPANY OF OHIO AND SUBSIDIARIES


                     CONSOLIDATED STATEMENTS OF CASH FLOWS
             FOR THE YEARS ENDED DECEMBER 31, 1995, 1994, AND 1993


                                                                             1995             1994             1993
                                                                         ------------     ------------     ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income.............................................................  $ 15,672,975     $ 14,720,988     $    108,281
Adjustments to reconcile net income to net cash provided by operating activities:
  Deferred taxes.......................................................    (7,891,246)         (34,119)        (175,101)
  Depreciation and amortization........................................     2,114,986        2,382,285        5,005,889
  Realized gains on investments........................................    (4,018,672)        (901,303)      (5,684,464)
  Gain from disposition of MPL business................................    (6,000,000)
  Equity in loss of affiliate..........................................       459,928
  Changes in assets and liabilities, net of effects from acquisitions of businesses:
    Premiums and other receivables.....................................    (5,241,564)       2,581,834        4,366,203
    Reinsurance recoverable and payable................................   (75,607,649)      (9,397,648)       7,582,197
    Accrued investment income..........................................     1,800,431          484,708         (230,189)
    Deferred policy acquisition costs..................................    (1,716,745)         (33,162)      (2,687,071)
    Unpaid losses and loss adjustment expenses.........................    49,105,562      (11,044,212)       6,680,888
    Claims payable.....................................................       623,649       (2,733,267)      (1,135,561)
    Unearned premiums..................................................    14,746,411       (3,579,272)      (8,594,234)
    Other..............................................................       (79,729)       1,850,249         (957,992)
                                                                         ------------     ------------     ------------
  Net cash (used in) provided by operating activities..................   (16,031,663)      (5,702,919)       4,278,846
                                                                         ------------     ------------     ------------
CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from the sale of investments:
  Held to maturity:
    Fixed maturities...................................................                                      10,553,783
  Available for sale:
    Fixed maturities...................................................   121,651,938       36,137,317
    Equity securities..................................................     9,258,500        1,468,258        5,673,890
Proceeds from maturity of investments:
  Held to maturity:
    Fixed maturities...................................................                                      49,472,350
  Available for sale:
    Fixed maturities...................................................    19,471,068       31,313,920
Purchases of investments:
  Held to maturity:
    Fixed maturities...................................................                                     (77,952,361)
  Available for sale:
    Fixed maturities...................................................   (24,776,663)     (45,470,637)
    Equity securities..................................................   (53,145,781)     (14,471,269)        (291,900)
Net sales (purchases) of short-term investments........................    (7,364,404)        (222,540)      (1,210,981)
Net sales of real estate...............................................     1,062,798          688,483        1,574,250
Proceeds from sale of property and equipment...........................        70,782           16,769           37,508
Purchases of property and equipment....................................    (1,023,317)         (88,231)        (102,612)
Proceeds from disposition of MPL business..............................     6,000,000
Investment in affiliate................................................   (35,986,088)
Purchased cash from acquiring consolidated subsidiary..................     2,428,623
                                                                         ------------     ------------     ------------
    Net cash provided by (used for) investing activities...............    37,647,456        9,372,070      (12,246,073)
                                                                         ------------     ------------     ------------
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from bank and other borrowings................................                                         802,615
Repayment of bank and other borrowings.................................       (77,129)        (100,081)      (1,069,138)
Net increase in future policy benefits.................................       888,688          709,827          969,568
Net increase in annuity and other policyholders' funds.................       166,476          743,459          890,918
Issuance of common stock...............................................                      3,000,000        5,000,000
(Purchase) issuance of treasury stock..................................       350,000                        (1,000,000)
                                                                         ------------     ------------     ------------
    Net cash provided by financing activities..........................     1,328,035        4,353,205        5,593,963
                                                                         ------------     ------------     ------------
Effect of exchange rate changes on cash................................       (14,792)
                                                                         ------------     ------------     ------------
    Net increase (decrease) in cash and cash equivalents...............    22,929,036        8,022,356       (2,373,264)
Cash and cash equivalents at beginning of year.........................    21,058,769       13,036,413       15,409,677
                                                                         ------------     ------------     ------------
    Cash and cash equivalents at end of year...........................  $ 43,987,805     $ 21,058,769     $ 13,036,413
                                                                         ============     ============     ============
Supplemental disclosure of cash flow information:
  Cash paid during the year for:
    Interest, net of amounts capitalized...............................  $      2,427     $     13,923     $     18,845
                                                                         ============     ============     ============
    Federal income taxes...............................................  $  2,347,000     $    481,000     $     75,000
                                                                         ============     ============     ============
  Noncash investing and financing activities:
    Transfer of equity securities to subsidiary at market value........  $  5,827,765
                                                                         ============


   The accompanying notes are an integral part of the consolidated financial statements.

             PHYSICIANS INSURANCE COMPANY OF OHIO AND SUBSIDIARIES


                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

1.  SIGNIFICANT ACCOUNTING POLICIES:

     The following is a description of the significant accounting policies and practices followed in the preparation of the consolidated financial statements of Physicians Insurance Company of Ohio (the Company):

     A. Operations:


     The Company, consisting of a number of consolidated affiliates, is predominately an insurance and services provider, specializing in life and health insurance, property and casualty insurance, investment banking and other services. The Company's subsidiary, American Physicians Life Insurance Company, provides life and health insurance coverage in a number of states. Sequoia Insurance Company, acquired August 1, 1995, writes property and casualty insurance (primarily light commercial and multiperil) in California (Note 2). Investment management services are offered by Summit Global Management, Inc. The Ondaatje Corporation (TOC), subsequently renamed Global Equity Corporation, domiciled in Ontario, Canada, is a multinational provider of investment banking and other services, operating in Canada, the United States of America, Asia, the United Kingdom, and the Caribbean. The Company acquired an approximate 38% interest in TOC on September 5, 1995 (Note 2). Prior to selling the Company's book of medical malpractice business in 1995, the Company engaged in providing medical professional liability coverage to physicians, surgeons, dentists and nurses, primarily in the state of Ohio.


     Effective July 30, 1988, the Company's Board of Directors approved a plan to withdraw from the personal property and liability insurance market. For 1993, as a result of favorable claims settlement experience associated with the discontinued personal property and liability lines of business, the Company recognized a gain of $722,755 from discontinued operations. In management's opinion, the Company has substantially completed the phase-out of these operations, except for the on-going settlement of related claims which will be settled in the normal course of business.


     Effective August 28, 1995, the Company entered into an agreement with Mutual Assurance, Inc. (Mutual) in which the Company sold its recurring medical professional liability insurance (MPL) business and that of its wholly owned subsidiary PRO. The Company and PRO still hold MPL unpaid loss and loss adjustment expense liabilities that are being settled.



     In previously issued financial statements, the Company reflected this sale of its MPL business as discontinued operations; however, it has reclassified its MPL business as part of continuing operations in these consolidated financial statements.



     In previously issued financial statements for the year ended December 31, 1995, the Company consolidated its affiliate TOC but has now changed its method of accounting for TOC for the year ended December 31, 1995 to the equity method.


     B. Principles of Consolidation:

     The accompanying consolidated financial statements include the accounts of the Company and the following subsidiaries:

     Wholly-Owned

     - Sequoia Insurance Company (Sequoia)

     - Medical Premium Finance Company (MPFC)

     - The Professionals Insurance Company (PRO)

     - Raven Development Company (Raven)

             PHYSICIANS INSURANCE COMPANY OF OHIO AND SUBSIDIARIES

     - Summit Global Management, Inc. (SGM)

     - Physicians Investment Company (PIC), (97% owned in 1994 and 88% in 1993), and its wholly-owned subsidiary, American Physicians Life Insurance Company (APL). Association Benefit Planners, Inc. is 100% owned by American Physicians Life.

     - CLM Insurance Agency

     - SMB Financial Planners, Inc.

     Majority Owned

     Stonebridge Partners AG (Stonebridge), (76% owned by the Company). In October 1995, the Company formed Stonebridge, a corporation in Zurich, Switzerland. Stonebridge will be a distributor of investment products and fund management services to institutions and insurance companies in Europe. Operating results for the period October 1995 through December 1995 were comprised of certain operating and startup expenses.

     Equity Investment


     The Ondaatje Corporation (TOC). The Company acquired an approximately 38% interest in TOC during 1995 and accounts for this investment under the equity method of accounting. The Company's share of net income or loss from TOC is translated from its foreign currency at average rates of exchange in effect during the year.


     All significant intercompany accounts and transactions have been eliminated in consolidation.

     C. Basis of Presentation:

     The accompanying consolidated financial statements have been prepared in conformity with generally accepted accounting principles. The Company and its insurance subsidiaries are subject to regulation by the insurance departments of the states of domicile and other states in which the companies are licensed to operate and file financial statements using statutory accounting practices prescribed or permitted by the Departments of Insurance. Prescribed statutory accounting practices include a variety of publications of the National Association of Insurance Commissioners (NAIC), as well as state laws, regulations, and general administrative rules. Permitted statutory accounting practices encompass all accounting practices not so prescribed. The Company has received written approval from the Ohio Department of Insurance to discount its MPL unpaid loss and loss adjustment expense reserves, including related reinsurance recoverables using a 4% discount rate; to account for uncertainties, including guarantee fund assessments, in accordance with Statement of Financial Accounting Standards (SFAS) No. 5, Accounting for Contingencies; and to account for certain reinsurance contracts as reinsurance. Statutory practices vary in certain respects from generally accepted accounting principles. The principal variances are as follows:

     1) Certain assets are designated as "Non-admitted Assets" and charged to shareholders' equity for statutory accounting purposes (principally certain agents' balances and office furniture and equipment).

     2) Deferred policy acquisition costs are expensed for statutory accounting purposes.

     3) Deferred federal income taxes are not recognized for statutory accounting purposes.

     4) Equity in net income of subsidiaries and affiliates is credited directly to shareholders' equity for statutory accounting purposes.

     5) Fixed maturity securities classified as available for sale are carried at amortized cost.

             PHYSICIANS INSURANCE COMPANY OF OHIO AND SUBSIDIARIES

     6) Loss and loss adjustment expense reserves and unearned premiums are reported net of the impact of reinsurance for statutory accounting purposes.

     The Company and its wholly-owned insurance subsidiaries' net income (loss) for the respective year and shareholders' equity on the statutory accounting basis are as follows:

                                                         1995            1994            1993
                                                      -----------     -----------     -----------
Physicians Insurance Company of Ohio:
  Statutory net income (loss).......................  $13,212,594     $11,870,620     $  (805,432)
  Shareholders' surplus.............................   83,380,498      44,517,831      22,234,618
The Professionals Insurance Company:
  Statutory net income..............................  $   403,378     $ 4,716,477     $   312,888
  Shareholders' surplus.............................    6,024,645       9,649,826       5,288,789
American Physicians Life Insurance:
  Statutory net income..............................  $   731,813     $ 2,548,619     $ 1,855,488
  Shareholders' surplus.............................    9,658,540       8,975,713       6,545,776
Sequoia Insurance Company*
  Statutory net (loss)..............................  $(3,319,089)
  Shareholders' surplus.............................   10,254,113

- ---------------
* (Purchased August 1, 1995)

     D. Investments:

     Effective January 1, 1994, the Company adopted the provisions of SFAS No. 115, Accounting for Certain Investments in Debt and Equity Securities. The Company classified the entire portfolio of debt and equity securities as available for sale and has reported the cumulative effect of this accounting change represented by the unrealized appreciation on available for sale securities of $7,419,901, net of adjustment to deferred policy acquisition costs of $635,756 and deferred taxes of $497,091 as an increase in shareholders' equity.

     Investments in available for sale securities are recorded at fair value. Unrealized holding gains and losses, net of the adjustment to deferred policy acquisition costs and deferred income taxes, are excluded from earnings and reported as a separate component of shareholders' equity until realized.

     A decline in the market value of any available for sale security below cost that is deemed other than temporary is charged to earnings and results in the establishment of a new cost basis for the security.

     Investment income includes amortization of premium and accretion of discount on the level yield method relating to bonds acquired at other than par value. Realized investment gains and losses are determined on the identified certificate basis and recorded on a trade date basis.

     Short-term investments, which consist of certificates of deposit, are stated at cost which approximates fair value.

     Real estate represents costs incurred in connection with certain land development projects and commercial real estate held for resale. Indirect costs associated with the land development projects, including interest, are capitalized as part of real estate costs. Selling, general and administrative expenses are expensed as incurred.

             PHYSICIANS INSURANCE COMPANY OF OHIO AND SUBSIDIARIES

     E. Disclosures About Fair Value of Financial Instruments:

     The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that fair value:

     - Fixed maturities and equity securities:

          Fair values are based upon quoted market prices, dealer quotes for comparable securities, or fair values adopted by the National Association of Insurance Commissioners.

     - Cash and short-term investments:

          The carrying amounts of cash and short-term investments are reasonable estimates of fair value.

     - Premium notes receivable:

          The carrying amounts of premium notes receivable are reasonable estimates of fair value.

     - Policyholder liabilities for investment-type insurance contracts:

          Policyholder liabilities for investment-type insurance contracts include reserves without mortality or morbidity risks. The fair value is estimated using the rates currently offered for similar financial instruments. The carrying amounts of policyholder liabilities for investment-type insurance contracts less the applicable surrender charges are reasonable estimates of fair value.

     - Deposits with reinsurers and reinsurance recoverables:

          The carrying amounts of deposits with reinsurers and reinsurance recoverables with fixed amounts due are reasonable estimates of fair value.

     F. Cash Equivalents:

     The Company and its subsidiaries consider money market funds and highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.

     G. Property and Equipment:

     Property and equipment are carried at cost net of accumulated depreciation. Depreciation is computed on the straight-line method over the estimated lives of the assets ranging from 5 to 45 years.

     Maintenance, repairs, and minor renewals are charged to expense as incurred, while renewals and betterments are capitalized.

     The cost and related accumulated depreciation of assets sold are removed from the related accounts, and the resulting gains or losses are reflected in operations.

     H. Deferred Acquisition Costs:

     Certain costs of acquiring new insurance business, net of reinsurance ceding commissions, are deferred and amortized over the term of the policy for property and liability insurance and over the average lives of investment and universal life-type contracts, based on the present value of the estimated gross profit amounts expected to be realized over the life of the book of contracts, and over the premium paying period of ordinary and group life insurance contracts. Future investment income has been taken into consideration in determining the recoverability of such costs.

             PHYSICIANS INSURANCE COMPANY OF OHIO AND SUBSIDIARIES

     I. Reinsurance:

     Effective January 1, 1993, the Company adopted the provision of SFAS No. 113, Accounting and Reporting for Reinsurance of Short-Duration and Long-Duration Contracts, which requires that amounts due from reinsurers and amounts paid to reinsurers relating to the unexpired portion of reinsured contracts (prepaid reinsurance premiums) be disclosed separately as assets. This statement also establishes the risk transfer criteria necessary for a contract to be accounted for as reinsurance.

     J. Unpaid Losses and Loss Adjustment Expenses:

     As more fully described in Note 11, reserves for MPL and Property and Casualty unpaid losses and loss adjustment expenses include amounts determined on the basis of actuarial estimates of ultimate claim settlements which included estimates of individual reported claims and estimates of incurred but not reported claims. The methods of making such estimates and for establishing the resulting liabilities are continually reviewed and updated based upon current circumstances, and any adjustments resulting therefrom are reflected in operations. Reserves for MPL unpaid losses and loss adjustment expenses for medical professional liability claims have been adjusted to reflect the time value of money (discounting).

     Liabilities for future policy benefits have been calculated utilizing the net level premium and Commissioners Reserve Valuation methods based on actuarial assumptions as to anticipated mortality, withdrawals and interest rates ranging from 3.5% to 8%. Annuity and other policyholders' funds have been calculated based on contract-holders' contributions plus interest credited less applicable contract charges.

     K. Recognition of Premium Revenue:

     MPL and other property and casualty insurance premiums written are earned principally on a monthly pro rata basis over the life of the policy. The premiums applicable to the unexpired terms of the policies are included in unearned premiums.

     Policy charges on universal life-type contracts represent the cost of the insurance component of payments received and are recognized when earned. Amounts assessed against universal life policyholder funds to compensate the Company for future services are reported in unearned premiums and are recognized in income using the same assumption and factors used to amortize capitalized acquisition costs.

     Premiums on ordinary and group life contracts, including critical illness, are recognized when due and premiums on accident and health contracts are recognized over the contract period. Unearned premiums have been principally calculated using the monthly pro rata method, resulting in the earning of premiums evenly over the terms of the policies. Benefits and expenses are associated with earned premiums so as to result in recognition of profits over the life of the contracts. This association is accomplished by means of the provision for future policy benefits and the deferral and amortization of acquisition costs.

     L. Income Taxes:


     Deferred tax assets and liabilities are determined based on differences between financial reporting and tax basis of assets and liabilities and are measured using the enacted rates and laws that will be in effect when the differences are expected to reverse. Effective January 1, 1993, the Company adopted SFAS No. 109, "Accounting for Income Taxes" (SFAS No. 109). SFAS No. 109 requires that an asset and liability approach be used for financial accounting and reporting for deferred income taxes.


     M. Per Share Data:

     Net income (loss) per common share is based upon the weighted average number of Class A common shares and common stock equivalents outstanding during each year.

             PHYSICIANS INSURANCE COMPANY OF OHIO AND SUBSIDIARIES

     N. Reclassifications:

     Certain amounts in the financial statements for prior periods were reclassified to conform with the 1995 presentation.

     O. Separate Accounts:

     Separate account assets and liabilities represent contract-holders' funds which have been segregated into accounts with specific investment objectives. The investment income and gains or losses of these accounts accrue directly to the contract-holders. The activity of the separate accounts is not reflected in the consolidated statements of operations and cash flows, except for the fees that the Company receives for administrative services.

     P. Use of Estimates in Preparation of Financial Statements:

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     Q. Translation of Foreign Currency:

     Revenues and expenses of foreign operations are translated at average rates of exchange in effect during the year. Assets and liabilities are translated at the exchange rates in effect at the balance sheet date. Unrealized exchange gains and losses arising on translation are deferred and included in shareholders' equity.

     R. Recent Accounting Developments:

     In 1995, the FASB issued Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" (SFAS 123). Under the provisions of SFAS 123, companies can elect to account for stock-based compensation plans using a fair-value-based method or continue measuring compensation expense for those plans using the intrinsic value method prescribed in APB 25. SFAS 123 requires that companies electing to continue using the intrinsic value method must make pro forma disclosures of net income and earnings per share as if the fair-value-based method of accounting had been applied. As the Company anticipates continuing to account for stock-based compensation using the intrinsic value method, SFAS 123 will not have an impact on the Company's statement of operations.

     In 1995, the FASB also issued No. 121 "Accounting for the Impairment of Long Lived Assets and for Long Lived Assets to be Disposed of". The impact on the Company's financial statements has not been determined.

2.  ACQUISITIONS:

     On August 1, 1995, the Company acquired from Sydney Reinsurance Corporation ("SRC") all of the outstanding stock of SRC's wholly-owned subsidiary, Sequoia, a property and casualty insurance company. The acquisition price of $1,350,000 was paid in cash on August 1, 1995. Approximately $350,000 was paid to acquire Sequoia's fixed assets, while the remaining $1,000,000 was utilized in the purchase of intangible assets and goodwill. These intangible assets are being amortized over a ten year period utilizing the straight-line method. The Company used available working capital to make the purchase. All policy and claims liabilities of Sequoia prior to closing are the responsibility of SRC and have been unconditionally and irrevocably guaranteed by QBE Insurance Group Limited ("QBE"), a publicly-held corporation based in Sydney, Australia, of which SRC indirectly is a wholly-owned subsidiary. The Company is required to maintain a

             PHYSICIANS INSURANCE COMPANY OF OHIO AND SUBSIDIARIES minimum surplus in Sequoia of $7.5 million and, through a management agreement, will supervise the run-off of SRC's liabilities. As part of the management agreement, the Company will be reimbursed $4.8 million in management fees for processing the run off of claims and policy receivables and servicing the business existing prior to closing. This management fee is to be received from SRC over a three-year period. Approximately $1.6 million has been recognized as management fee income during the period August 1, 1995 through December 31, 1995.

     Sequoia's operating results are included in the Consolidated Statements of Operations for the year ended December 31, 1995 from August 1, 1995. For the months included in these Consolidated Financial Statements, Sequoia reported a net loss.

     The following unaudited pro forma information presents a summary of consolidated results of operations of the Company and Sequoia if the acquisition had occurred at the beginning of 1994, with pro forma adjustments to give effect to amortization of goodwill and related income tax effects. (In thousands, except per share data)

                                                                        1995        1994
                                                                       -------     -------
    Total revenues...................................................  $75,670     $88,337
    Income before income taxes.......................................   10,544      17,917
    Net income.......................................................   18,192      13,347
    Net income per share.............................................  $  3.51     $  2.77


     These pro formas results have been prepared for comparative purposes and do not purport to be indicative of the results of operations which actually would have resulted had the combination been in effect on January 1, 1995, and 1994 or of future results of operations of the consolidated entities.



     On September 5, 1995, the Company purchased 38.2% of the outstanding common shares of The Ondaatje Corporation ("TOC") for $34.4 million. Approximately $33.5 million was paid to acquire the net assets, while the remaining $887,000 was allocated to goodwill. The goodwill is being amortized over a ten year period utilizing the straight line method. The Company used available working capital to make the purchase. TOC is a publicly held corporation and is listed on The Toronto Stock Exchange and The Montreal Exchange under the symbol "VOC". The Company's 38.2% of VOC's market value as of December 31, 1995 was approximately $56.1 million. The Company obtained four of the five Board of Directors' seats, and the chairman of the Board of Directors (chairman) and the Chief Executive Officer (CEO) of the Company are the Chairman and CEO of TOC, respectively (Board action requires a vote of a majority of the Directors).


     Due to the Company utilizing the equity method of accounting for the TOC acquisition, the Consolidated Statements of Operations of the Company for the year ended December 31, 1995 includes the companies 38.2% of the net loss from TOC from October 1, 1995 to December 31, 1995.

     The following information presents a summary of the financial position of TOC as of December 31, 1995 along with the results of operations for the three month period ending December 31, 1995.

        Total assets...................................................  $121,749,000
        Total liabilities..............................................    15,261,000
        Minority interest..............................................    22,429,000
        Shareholders Equity............................................    84,059,000
        Total revenue..................................................     6,685,000
        (Loss) before tax..............................................      (340,000)
        Net (loss).....................................................    (1,204,000)

             PHYSICIANS INSURANCE COMPANY OF OHIO AND SUBSIDIARIES

3. INVESTMENTS:

     At December 31, the amortized cost and estimated fair value of investments are as follows:

                                                         GROSS         GROSS
                                        AMORTIZED     UNREALIZED     UNREALIZED        FAIR
                                           COST          GAINS         LOSSES         VALUE
                                       ------------   -----------   ------------   ------------
    1995:
    Available for Sale
    Fixed maturities:
      U.S. Treasury securities and
         obligations of U.S.
         government corporations and
         agencies....................  $ 32,171,232   $   401,798   $   (389,695)  $ 32,183,335
    Corporate securities.............    29,729,110       323,160        (65,207)    29,987,063
    Mortgage-backed and other
      securities.....................    19,426,148        37,870        (60,837)    19,403,181
                                       ------------   -----------   ------------   ------------
                                         81,326,490       762,828       (515,739)    81,573,579
    Equity securities................    63,945,369    37,051,426     (1,139,500)    99,857,295
                                       ------------   -----------   ------------   ------------
              Total..................  $145,271,859   $37,814,254   $ (1,655,239)  $181,430,874
                                       ============   ===========   ============   ============
    1994:
    Available for Sale Fixed
      maturities:
      U.S. Treasury securities and
         obligations of U.S.
         government corporations and
         agencies....................  $105,999,469   $   229,465   $ (6,504,466)  $ 99,724,468
    Corporate securities.............    72,455,034       351,344     (3,992,168)    68,814,210
    Mortgage-backed and other
      securities.....................    20,117,384       107,716       (114,639)    20,110,461
                                       ------------   -----------   ------------   ------------
                                        198,571,887       688,525    (10,611,273)   188,649,139
    Equity securities................    15,070,786     4,862,954       (600,468)    19,333,272
                                       ------------   -----------   ------------   ------------
              Total..................  $213,642,673   $ 5,551,479   $(11,211,741)  $207,982,411
                                       ============   ===========   ============   ============

     The amortized cost and estimated fair value of investments in fixed maturities at December 31, 1995, by contractual maturity, are shown below. Expected maturities of certain corporate and mortgage-backed securities may differ from contractual maturities because borrowers have the right to call or prepay obligations with or without call or prepayment penalties.

                                                                 AMORTIZED         FAIR
                                                                   COST            VALUE
                                                                -----------     -----------
    Due in one year or less...................................  $ 3,879,537     $ 3,864,969
    Due after one year through five years.....................   26,791,860      17,892,259
    Due after five years through ten years....................   28,321,453      37,477,270
    Due after ten years.......................................    2,907,492       2,935,900
    Mortgage-backed and other securities......................   19,426,148      19,403,181
                                                                -----------     -----------
                                                                $81,326,490     $81,573,579
                                                                ===========     ===========

             PHYSICIANS INSURANCE COMPANY OF OHIO AND SUBSIDIARIES

     Investment income is summarized as follows:

                                                     1995            1994            1993
                                                  -----------     -----------     -----------
    Investment income from:
      Held to maturity:
         Fixed maturities.......................                                  $15,119,343
      Available for sale:
         Fixed maturities.......................  $ 8,829,957     $15,152,173
         Equity securities......................      607,429          60,372         664,599
      Short-term investments and other..........    4,112,255         595,079         222,706
                                                  -----------     -----------     -----------
      Total investment income...................   13,549,641      15,807,624      16,006,648
      Investment expenses.......................     (378,016)       (430,629)       (248,988)
                                                  -----------     -----------     -----------
      Net investment income.....................  $13,171,625     $15,376,995     $15,757,660
                                                  ===========     ===========     ===========

     All available for sale investments were income producing in the last 12 months except for nine equity securities with a carrying amount totaling approximately $22,000,000.

     Pre-tax net realized gains (losses) on investments were as follows for each of the years ended December 31:

                                                       1995            1994           1993
                                                    -----------     ----------     ----------
    Gross realized gains:
      Held to maturity:
         Fixed maturities.........................                                 $  222,159
      Available for sale:
         Fixed maturities.........................  $ 1,023,621     $  826,744
         Equity securities........................    6,241,593        222,350      5,627,106
                                                     ----------     ----------     ----------
              Total gains.........................    7,265,214      1,049,094      5,849,265
                                                     ----------     ----------     ----------
    Gross realized losses:
      Held to maturity:
         Fixed maturities.........................                                   (164,801)
      Available for sale:
         Fixed maturities.........................   (1,836,582)       (72,563)
         Equity securities........................     (286,357)       (75,228)
                                                     ----------     ----------     ----------
              Total losses........................   (2,122,939)      (147,791)      (164,801)
                                                     ----------     ----------     ----------
              Net realized gains..................  $ 5,142,275     $  901,303     $5,684,464
                                                     ==========     ==========     ==========

     At December 31, 1995, the following available for sale securities exceeded ten percent of shareholders' equity of the Company:

                                                                          FAIR VALUE
                                                                          -----------
        Fixed maturities:
          Resource America, Inc.........................................  $ 7,760,000
                                                                          ===========
        Equity securities:
          Ford Holdings Series L........................................  $14,000,000
          Fairfield Communities.........................................   13,635,298
          PC Quote......................................................   29,331,329
          Rydex URSA Fund...............................................    9,503,545
          Resource America, Inc. warrants...............................    4,737,500
                                                                          -----------
                  Total.................................................  $71,207,672
                                                                          ===========

             PHYSICIANS INSURANCE COMPANY OF OHIO AND SUBSIDIARIES

     In addition, Resource America, Inc. has guaranteed fixed maturity investments with a carrying amount of $12,000,000.

     Investments with an aggregate par value of $4,135,000 are on deposit with various departments of insurance in states where the Company is licensed.

4.  FAIR VALUE OF FINANCIAL INSTRUMENTS:

     The estimated fair values of the Company's financial instruments are as follows:

                                                1995                              1994
                                    -----------------------------     -----------------------------
                                      CARRYING           FAIR           CARRYING           FAIR
                                       AMOUNT           VALUE            AMOUNT           VALUE
                                    ------------     ------------     ------------     ------------
Financial assets:
  Cash and short-term
     investments..................  $ 53,150,730     $ 53,150,730     $ 23,057,290     $ 23,057,290
  Investment securities...........   217,444,554      217,444,554      212,308,908      212,308,908
  Notes Receivable................                                         126,852          126,852
  Deposits with reinsurers and
     reinsurance recoverables.....    12,005,160       11,787,091       18,131,825       17,491,886
  Assets held in separate
     accounts.....................     6,361,040        6,361,040        4,045,281        4,045,281
Financial liabilities:
  Policyholder liabilities for
     investment type..............    42,611,466       40,866,413       42,294,819       40,526,097
  Liabilities related to separate
     accounts.....................     6,361,040        6,361,040        4,045,281        4,045,281

     See Note 1D for disclosure related to value determinations.

5.  PREMIUMS AND OTHER RECEIVABLES:

     Premiums and other receivables consisted of the following at December 31:

                                                                    1995            1994
                                                                 -----------     ----------
    Premium notes receivable...................................                  $  126,852
    Agents' balances and unbilled premiums.....................  $10,871,700      5,623,089
    Other accounts receivable..................................      133,456          1,801
                                                                 -----------     ----------
                                                                  11,005,156      5,751,742
    Allowance for doubtful accounts............................      (78,000)      (196,000)
                                                                 -----------     ----------
                                                                 $10,927,156     $5,555,742
                                                                 ===========     ==========

6.  FEDERAL INCOME TAX:

     The Company and its U.S. subsidiaries file a consolidated life/nonlife federal income tax return. Non-U.S. subsidiaries file tax returns in various foreign countries.

     Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for the financial reporting purposes and the amounts used for income tax purposes.

             PHYSICIANS INSURANCE COMPANY OF OHIO AND SUBSIDIARIES

Significant components of the Company's deferred tax assets and liabilities at December 31, 1995 and 1994 are as follows:

                                                                       1995            1994
                                                                    -----------     -----------
Deferred tax assets:
  Net operating loss carryforwards................................                  $   883,307
  Loss reserves...................................................  $16,109,534      17,122,098
  Future policy benefits..........................................      749,342         793,979
  Unearned premium reserves.......................................    2,986,855       2,720,848
  Alternative minimum tax credits.................................      661,265       1,232,124
  Unrealized depreciation on securities...........................                    1,758,607
  Other, net......................................................      636,858         682,983
  Deferred Gain on Retroactive Reinsurance........................    1,190,185
                                                                    -----------     ------------
          Total deferred tax assets...............................   22,334,039      25,193,946
Deferred tax liabilities:
  Reinsurance receivables.........................................   10,701,283      10,226,820
  Prepaid reinsurance.............................................    1,921,446       2,047,972
  Deferred policy acquisition costs...............................    1,086,584         940,488
  Unrealized appreciation on securities...........................   12,274,933
  Accretion of bond discount......................................       40,291          73,988
  Depreciation....................................................      483,963         528,474
                                                                    -----------     ------------
          Total deferred tax liabilities..........................   26,508,500      13,817,742
                                                                    -----------     ------------
  Net deferred tax (liabilities) assets before valuation
     allowance....................................................   (4,174,461)     11,376,204
  Less: Valuation allowance.......................................                  (10,772,320)
                                                                    -----------     ------------
     Net deferred tax (liabilities) assets........................  $(4,174,461)    $   603,884
                                                                    ===========     ============

     At December 31, 1994, the Company had recorded a valuation allowance for nearly all of its net deferred tax assets, as management believed the realizability of the net deferred tax assets did not exceed the "more likely than not" criteria required by SFAS No. 109. During 1995 -- because of the significant increase in the net unrealized appreciation in the Company's Available for Sale securities, the Company re-evaluated its need for a valuation allowance for its net deferred tax assets. As a result, the Company reduced its valuation allowance resulting in a decrease in deferred federal income tax expense of approximately $9.4 million. Net deferred tax assets, the recorded valuation allowance and federal income tax expense in future years can be significantly affected by changes in enacted tax rates or by changes in circumstances that would impact management's conclusions as to the ultimate realizability of deferred tax assets.

     At December 31, income tax (benefit) expense consists of the following:

                                                         1995            1994            1993
                                                      -----------     -----------     -----------
Current.............................................  $   220,092     $   486,000     $   310,000
Deferred............................................   (7,891,246)        (34,119)       (547,430)
                                                      -----------     -----------     -----------
                                                      $(7,671,154)    $   451,881     $  (237,430)
                                                      ===========     ===========     ===========

             PHYSICIANS INSURANCE COMPANY OF OHIO AND SUBSIDIARIES

     The significant components of deferred federal income tax expense are as follows:

                                                         1995            1994            1993
                                                      -----------     -----------     -----------
Deferred tax expense, exclusive of components
  listed below......................................  $    62,319     $ 1,113,176     $ 1,290,314
Utilization (generation) of net operating loss
  carryforwards.....................................      883,307       4,656,072      (2,058,024)
Generation of alternative minimum tax credits.......      571,499        (486,000)       (310,000)
Change in the valuation allowance...................   (9,408,371)     (5,317,367)        530,280
                                                      -----------     -----------     -----------
                                                      $(7,891,246)    $   (34,119)    $  (547,430)
                                                      ===========     ===========     ===========

     The difference between income taxes provided at the Company's effective tax rate and the 34% federal statutory rate at December 31 is as follows:

                                                          1995            1994           1993
                                                       -----------     -----------     ---------
Federal income tax at statutory rate.................  $ 2,720,619     $ 6,556,155     $(289,647)
Small life company deduction.........................     (134,073)       (573,715)     (554,262)
Change in the valuation allowance....................   (9,408,371)     (5,317,367)      530,280
Effect of alternative minimum tax
Other................................................     (849,329)       (213,192)       76,199
                                                       -----------     -----------     ---------
  Federal income tax expense (benefit)...............  $(7,671,154)    $   451,881     $(237,430)
                                                       ===========     ===========     =========

     At December 31, 1995, alternative minimum tax credit carryovers of $661,265 are available indefinitely to offset future regular federal income taxes.

7.  PROPERTY AND EQUIPMENT:

     The major classifications of property and equipment at December 31 are as follows:

                                                                       1995            1994
                                                                    -----------     -----------
Land..............................................................  $   500,016     $   500,016
Home office.......................................................    4,841,059       4,841,059
Office furniture, fixtures, and equipment.........................    5,869,013       5,029,641
Building and leasehold improvements...............................      529,732         529,732
                                                                    -----------     -----------
                                                                     11,739,820      10,900,448
Accumulated depreciation..........................................   (6,201,472)     (6,083,609)
                                                                    -----------     -----------
  Net book value..................................................  $ 5,538,348     $ 4,816,839
                                                                    ===========     ===========

     Depreciation expense was $589,000, $688,000, and $773,000 in 1995, 1994, and 1993 respectively.

             PHYSICIANS INSURANCE COMPANY OF OHIO AND SUBSIDIARIES

8.  DEFERRED POLICY ACQUISITION COSTS:

     Changes in deferred policy acquisition costs are as follows:

                                                         1995            1994            1993
                                                      -----------     -----------     -----------
Balance, January 1..................................  $ 2,812,936     $ 3,427,425     $ 4,204,537
  Additions:
     Commissions....................................    3,303,513       1,803,173       2,211,369
     Other..........................................      582,763         437,181         475,702
     Ceding Commissions.............................     (864,432)     (2,207,193)
                                                      -----------     -----------     -----------
       Deferral of expense..........................    3,021,844          33,161       2,687,071
                                                      -----------     -----------     -----------
  Adjustment for expected gross profits on
     investment and universal life-type contracts...     (544,163)        487,892
  Adjustment for premium deficiency.................   (1,305,099)
  Amortization to expense...........................   (1,090,874)     (1,135,542)     (3,464,183)
                                                      -----------     -----------     -----------
Balance, December 31................................  $ 2,894,644     $ 2,812,936     $ 3,427,425
                                                      ===========     ===========     ===========

9.  SHAREHOLDERS' EQUITY:

     In December 1993, the Company issued 1,428,571 Class A shares to Guinness Peat Group plc for $5,000,000. In accordance with their original stock purchase agreement, Guinness Peat Group plc was entitled to purchase additional Class A shares at a price based upon the average closing bid price of the stock for a period prior to the date of notice of intent to buy up to an aggregate purchase price of $5,000,000. In June 1994, the Company issued 631,579 Class A shares to Guinness Peat Group, plc for $3,000,000, increasing their ownership to approximately 40%. At December 31, 1995, Guinness Peat Group plc was entitled to purchase additional Class A shares up to an aggregate purchase price of $2,000,000. In addition, if the Company issues any additional equity securities before December 10, 1996, Guinness Peat Group plc has the right to purchase such equity securities in an amount not to exceed $5,000,000 in aggregate purchase price. The purchase price per equity shall be the same as that proposed in the issuance by the Company.

     In June 1993, the Company adopted the Physicians Insurance Company of Ohio 1993 Stock Option Plan (the 1993 Plan). The 1993 Plan authorizes the grant of incentive stock options (ISOs) and non-qualified stock options (Non-Qualified Options) with respect to 100,000 Class A common shares. Options were to be granted at a price not less than 100% of the fair market value of the Company's common shares at the date of the grant. Any full-time employee of the Company and any non-employee Director of the Company who, in the opinion of the Stock Option Committee, has demonstrated a capacity for contributing in a substantial measure to the success of the Company is eligible to participate in the 1993 Plan. Participating employees are eligible to receive either ISOs or Non-Qualified Options, or some combination thereof. Participating non-employee Directors are eligible only to receive Non-Qualified Options. Upon approval of the 1993 Plan, the individual serving as the Company's Chairman of the Board, President, and Chief Executive Officer was granted a Non-Qualified Option to purchase up to 100,000 Class A common shares of the Company at an exercise price of $3.50 per share any time on or before June 11, 1998. In 1995, 100,000 of the Non-Qualified stock options were exercised.

     On August 24, 1995, the Company's Compensation Committee approved the "1995 Physician Insurance Company of Ohio Non-qualified Stock Option Plan (the "1995 Plan"). The Committee authorized 520,000 Class A common shares and granted 515,000 of the Class A shares for incentive stock options at an exercise price of $13.50 to certain officers of PICO. As of December 31, 1995, no options had been exercised, 405,000 are vested, and the remaining 110,000 shares vest over two years.

             PHYSICIANS INSURANCE COMPANY OF OHIO AND SUBSIDIARIES

10.  REINSURANCE:

     The Company has reinsurance contracts in effect under both treaty and facultative arrangements. In addition, there are excess of loss contracts which protect against losses over stipulated amounts arising from any one occurrence.

     As described in Note 1, the Company adopted SFAS No. 113 in 1993. Accordingly, all reinsurance assets and liabilities are shown on a gross basis in the accompanying consolidated financial statements. Amounts recoverable from reinsurers are estimated in a manner consistent with the claim liability associated with the reinsured policy. Such amounts are included in "reinsurance receivables" in the consolidated balance sheets as follows:

                                                                       1995            1994
                                                                   ------------     -----------
Estimated reinsurance recoverable on:
Unpaid losses and loss adjustment expense (net of discount of
  $3,770,779 and $3,576,673, respectively).......................  $ 92,474,112     $26,335,327
Future policy benefits and claims payable........................     2,036,394       1,870,147
                                                                   ------------     -----------
Total reinsurance reserves.......................................    94,510,506      28,205,474
Commutation and other balances receivable from reinsurers........     6,208,910       4,164,580
                                                                   ------------     -----------
     Reinsurance receivables.....................................  $100,719,416     $32,370,054
                                                                   ============     ===========

     Unsecured reinsurance risk is concentrated in five companies in the amounts shown in the table below. The Company remains contingently liable with respect to reinsurance contracts in the event that reinsurers are unable to meet their obligations under the reinsurance agreements in force.

                          CONCENTRATION OF REINSURANCE
                                 (IN MILLIONS)

                                                    UNEARNED     REPORTED     UNREPORTED     REINSURER
                                                    PREMIUMS      CLAIMS        CLAIMS       BALANCES
                                                    --------     --------     ----------     ---------
Sydney Reinsurance Corporation....................    $7.7         $6.3         $ 41.8         $55.8
TIG Reinsurance Group.............................                              $  7.7         $ 7.7
Transatlantic Reinsurance Co......................    $ .6                      $  7.7         $ 8.3
Cologne Reinsurance Co. of America................    $ .1                      $   .8         $  .9
Mutual Assurance, Inc.............................    $4.9                      $  1.5         $ 6.4

     As more fully described in Note 2, immediately prior to the sale of Sequoia to the Company by SRC, Sequoia and SRC entered into a reinsurance treaty whereby all policy and claims liabilities of Sequoia prior to the date of pruchase by the Company will be the responsibility of SRC. Payment of these reinsurance liabilities has been unconditionally and irrevocably guaranteed by QBE.

     The Company entered into one new reinsurance treaty in 1995 with Mutual. This treaty is a 100% quota share treaty covering all claims arising from policies with an effective date of July 16, 1995 to December 31, 1995. At the same time the Company terminated two treaties entered into in 1994 and renewed in 1995. The first of these is a claims made agreement under which the Company's retention is $200,000, for both occurrence and claims made insurance policies. Claims are covered up to $1 million. The second treaty reinsures claims above $1 million up to policy limits of $5 million on a true occurrence and claim made basis, depending upon the underlying insurance policy.

     The Company entered into three new reinsurance treaties in 1994. The first is a specific excess treaty covering claims and claim adjustment expenses incurred during the period January 1, 1992 through June 30, 1993. The treaty reinsures claims in excess of $2 million aggregating up to a total recoverable of $3 million after a one-time deductible of an aggregate of $3 million of claims in excess of $2 million. This treaty is a "finite" arrangement and is being accounted for as a deposit.

             PHYSICIANS INSURANCE COMPANY OF OHIO AND SUBSIDIARIES

     The remaining two 1994 treaties both reinsure losses in excess of specific company retentions on an individual basis. The first of these 1994 treaties is a claims-made agreement under which the Company's retention is $200,000, for both occurrence and claims-made insurance policies. Claims are covered up to $1 million. The second 1994 treaty reinsures claims above $1 million up to policy limits of $5 million on a true occurrence and claims-made basis, depending upon the underlying insurance policy.

     Both treaties contain elements of retroactive and prospective risk transfer reinsurance and have been accounted for in accordance with SFAS No. 113. As a result, the Company initially recorded a deferred gain on retroactive reinsurance of $3,445,123 in 1994. This deferred gain is being amortized into income over the expected payout of the underlying claims using the interest method.

     Effective December 31, 1993, the Company commuted a three-year aggregate excess of loss reinsurance contract which limited calendar year and accident year losses to a predetermined ratio to earned premiums for the treaty period January 1, 1992 through December 31, 1994. The effect of the commutation was to increase premium income by $6 million and to increase net losses and loss adjustment expenses by $7.7 million, net of discount, resulting in a $1.7 million commutation loss.

     Sequoia's net retention for both property and casualty business, excluding umbrella coverage, is $150,000 per risk or occurrence. The working layers provide coverage up to $5,350,000 excess of $150,000 per risk on property losses subject to occurrence limits and unlimited reinstatements. General liability coverage, excluding umbrella coverage, is provided up to $3,000,000 excess of $150,000 per occurrence. Two excess catastrophe treaties provide additional property reinsurance up to $10,000,000 each occurrence with allowances for one full reinstatement each at pro-rata pricing. Sequoia retains the first $100,000 of each umbrella loss up to $5,000,000. Facultative reinsurance is placed with various reinsurers.

     APL's net retention for life insurance products is a maximum of $50,000 per risk, except for their combined critical illness and life insurance product which has a maximum retention of $25,000.

     The following is a summary of the net effect of reinsurance activity on the consolidated financial statements for 1995, 1994, and 1993:

             PHYSICIANS INSURANCE COMPANY OF OHIO AND SUBSIDIARIES

                                                        1995             1994            1993
                                                    ------------     ------------     -----------
Direct premiums written...........................  $ 38,896,155     $ 34,179,637     $47,906,454
Reinsurance premiums assumed......................       140,303            8,565          76,864
Reinsurance premiums ceded........................   (13,332,228)     (18,174,791)     (3,490,858)
Reinsurance premiums commuted.....................             0                0       6,040,000
                                                    ------------     ------------     -----------
     Net premiums written.........................  $ 25,704,230     $ 16,013,411     $50,532,460
                                                    ============     ============     ===========
Direct premiums earned............................  $ 31,931,286       37,697,822     $77,368,725
Reinsurance premiums assumed......................       141,496           45,438          81,757
Reinsurance premiums ceded........................   (10,661,286)     (13,795,106)     (3,317,550)
Reinsurance premiums commuted.....................             0                0       6,040,000
                                                    ------------     ------------     -----------
     Net premiums earned..........................  $ 21,411,496     $ 23,948,154     $80,172,932
                                                    ============     ============     ===========
Losses and loss adjustment expenses incurred:
  Direct..........................................  $ 47,057,111     $ 13,010,447     $50,742,891
  Assumed.........................................        33,285       (2,764,335)      1,360,881
  Ceded...........................................   (27,305,248)      (9,991,964)       (812,497)
  Commuted........................................             0                0      12,000,000
                                                    ------------     ------------     -----------
                                                      19,785,148          254,148      63,291,275
  Effect of discounting on losses and loss
     adjustment expenses (Note 10)................     3,386,440       11,384,463      (1,265,987)
                                                    ------------     ------------     -----------
Net losses and loss adjustment expenses...........  $ 23,171,588     $ 11,638,611     $62,025,288
                                                    ============     ============     ===========


     Reinsurance receivables at December 31, 1995 primarily represents amount due from Sydney Reinsurance Corporation, whose reinsurance obligations to Sequoia are unconditionally and irrevocably guaranteed by QBE. (Note 2) Reinsurance receivables at December 31, 1994 primarily represent amounts due from one authorized reinsurer.

11.  RESERVES FOR UNPAID LOSS AND LOSS ADJUSTMENT EXPENSES:

     Reserves for unpaid losses and loss adjustment expenses on MPL and property and casualty business represent management's estimate of ultimate losses and loss adjustment expenses and fall within a range of reasonably expected ultimate unpaid losses and loss adjustment expenses as estimated by the Company's independent consulting actuaries.

     Reserves for unpaid losses and loss adjustment expenses are estimated based upon actual and industry experience, and assumptions and projections as to claims frequency, severity and inflationary trends and settlement payments. Such estimates may vary significantly from the eventual outcome.


     The liability for unpaid losses and loss adjustment expenses related to medical professional liability claims is adjusted (discounted) to reflect investment income as permitted by the Ohio Department of Insurance. The method of discounting is based upon historical payment patterns and assumes an interest rate at or below the Company's investment yield, and is the same rate used for statutory reporting purposes. Prior to 1994, direct and assumed medical professional liability loss reserves and reinsurance recoverables were discounted at a rate of 7.5% (an investment yield rate) for 1987 and prior accident years, 5.5% for the 1988 accident year, 5% for the accident years 1989, 1990, 1991, and 4% for the 1992 and 1993 accident years. During 1994, the Company changed its accounting for the discount rate and lowered its discount rate to 4% for all accident years. The Company considered this change in discount rate to be a change to a preferable rate, the maximum rate prescribed for discounting by the Ohio Department of Insurance. The cumulative effect, as of January 1, 1994, of this change of $4,109,941 was charged to earnings in 1994. The effect of lowering the discount rate on the accompanying consolidated financial statements decreased net income by $3.4 million ($.71 per share) in 1994. The carrying value of MPL reserves was approximately $167.3 million, net of discounting of

             PHYSICIANS INSURANCE COMPANY OF OHIO AND SUBSIDIARIES

$20.3 million at December 31, 1995, and $173.9 million, net of discounting of $23.7 million at December 31, 1994.

      RECONCILIATION OF LIABILITIES FOR LOSSES AND LOSS ADJUSTMENT EXPENSE
                                 (IN THOUSANDS)


                                                       1995             1994             1993
                                                   ------------     ------------     ------------
Balance at January 1.............................  $180,691,044     $191,735,256     $185,054,368
  Less reinsurance recoverables..................   (26,335,327)     (11,020,783)     (22,431,812)
                                                   ------------     ------------     ------------
     Net balance at January 1....................   154,355,717      180,714,473      162,622,556
                                                   ------------     ------------     ------------
Provision for current accident year claims.......    17,886,560       21,465,081       49,743,918
Increase (decrease) in provision for prior
  accident year claims...........................      (335,958)     (19,616,968)      (5,941,752)
Change in provision for discontinued personal
  lines..........................................                                       1,045,098
Retroactive reinsurance..........................    (2,422,308)      (7,556,845)
SFAS No. 113 provision for deferral of
  retroactive gain...............................     2,115,011        6,934,113
Increase due to commutation of reinsurance
  treaties.......................................                                       7,743,188
Accretion of discount............................     5,928,283       10,413,230        9,434,836
                                                   ------------     ------------     ------------
          Total incurred.........................    23,171,588       11,638,611       62,025,288
                                                   ------------     ------------     ------------
Effect of change in discount rate................                      4,109,941
Effect of retroactive reinsurance................    (2,115,011)      (6,934,113)
                                                   ------------     ------------
Change in provision for losses on discontinued
  personal lines operations......................                                      (1,045,098)
                                                                                     ------------
Payments for claims occurring during:
  Current accident year..........................    (1,357,986)        (803,390)        (700,524)
  Prior accident years...........................   (36,731,814)     (34,369,805)     (42,187,749)
                                                   ------------     ------------     ------------
          Total Paid.............................   (38,089,800)     (35,173,195)     (42,888,273)
                                                   ------------     ------------     ------------
Net balance at December 31.......................   137,322,494      154,355,717      180,714,473
Plus reinsurance recoverables....................    92,474,112       26,335,327       11,020,783
                                                   ------------     ------------     ------------
Balance at December 31...........................  $229,796,606     $180,691,044     $191,735,256
                                                   ============     ============     ============


     In 1995 reduction in accretion of discount reflects lowering the MPL claims reserves discount rate to 4% at December 31, 1994.

     The 1995 decline in the provision for current accident year claims is due primarily to reduced MPL premium writings and increased premium cessions beginning July 16, 1995 (Note 10).

     The 1994 decrease in provision for prior accident year claims resulted from reduced claim severity that reduced the estimate for incurred but not reported claims and for favorable settlements on case reserves.

     Favorable development in 1993 was offset by the commutation of reinsurance treaties in 1993 increasing prior years' claims.

12. EMPLOYEE BENEFIT PLANS:

     The Company maintains a defined contribution plan (401(k) Savings Plan) covering substantially all employees. The Company's matching contributions to the Plan are based upon a percentage of employee

             PHYSICIANS INSURANCE COMPANY OF OHIO AND SUBSIDIARIES compensation, as well as amounts contributed by employees. During 1995, 1994, and 1993, the Company's expense for contributions made to the Plan was $207,000, $154,000, and $374,000, respectively.

     Plan assets for the defined contribution plan are held by one of the Company's subsidiaries. The subsidiary is responsible for management of the Plan's assets.

13. REGULATORY MATTERS:

     Dividend Restrictions: Shareholder dividends payable by the Company or its insurance subsidiaries cannot exceed certain limitations imposed by state law without the prior approval of the Department of Insurance. This limitation is determined using the greater of the prior year's statutory net income or 10% of the statutory policyholders' surplus, subject to availability of sufficient earned surplus. As of January 1, 1995, dividends payable by the Company were limited to $13,212,594 without prior approval of the Department of Insurance.

14. RELATED PARTY TRANSACTIONS:

     In 1994, the Company entered into a consulting agreement for a combined annual fee of $200,000 with two of its directors for consulting services related to the Company's investment activities, investment banking services and analysis of operations. Effective January 1, 1995, the Company revised the agreement with these directors to a combined annual fee of $300,000. Effective September 11, 1995, the previous agreements were terminated and the Company entered into Consulting arrangements with the same two Directors for a three-year period in the annual total of $300,000 for their services as officers of the Company, analysis of the Company's operations, investment banking activities, and analysis and recommendation on the Company's investment portfolio. The Company paid a combined fee of $305,000 and $200,000 to these two Directors for 1995 and 1994, respectively.

     SGM is a Registered Investment Advisor which provides investment advisory services to managed accounts including the Company and its subsidiaries. Although dormant for several years SGM commenced active operations on January 1, 1995. SGM's President and CEO has an option expiring December 31, 2004 to purchase 49% of SGM's common shares for a nominal amount. Two of PICO's directors were instrumental in establishing the operations of SGM and are entitled to receive 50% of the first $1,000,000 of profits attributed to PICO's ownership of common stock. Effective January 1, 1996, SGM entered into a contract to provide investment management services to the Company, PRO, Sequoia, APL, and Separate Accounts A and B of APL.

     Effective September 11, 1995, the same two directors also entered into consulting contracts with a subsidiary of TOC. They are to render services in the areas of investment banking, investment portfolio analysis and management and operational analysis. Each will receive $150,000 annually for rendering such services.

     On September 26, 1995, the same two directors of the Company, who are also officers and directors of TOC, were granted options by TOC to purchase up to 1,549,833 shares of common stock of TOC at an exercise price of $2.50 (Canadian) per share, which was the closing market price of TOC shares on the Toronto Stock Exchange on the date of grant. Such options are immediately exercisable. In addition, on October 24, 1995, each was granted options by TOC to purchase an additional 950,167 shares of common stock of TOC at an exercise price of $2.45 (Canadian) per share. Such options do not become exercisable until the earlier to occur of (a) approval by the shareholders of TOC or (b) shares becoming available as a result of the cancellation of options held by other optionholders.

15.  SEGMENT REPORTING


     The Company's operations are organized into four principal segments: investment banking, life & health insurance, MPL insurance (see Note 1A) and property & casualty insurance. Other operations include the Company's real estate development and other activities.

             PHYSICIANS INSURANCE COMPANY OF OHIO AND SUBSIDIARIES

     At December 31, the principal industry segments (000's omitted) are as follows:

                                                             PROPERTY
                                     INVESTMENT   LIFE AND     AND
                                      BANKING      HEALTH    CASUALTY      MPL      OTHER    CONSOLIDATED
                                     ----------   --------   --------    --------   ------   ------------
1995:
Revenues...........................   $  8,021    $  6,756   $  2,485    $ 29,049   $1,634     $ 47,945
Operating Income (Loss)............      5,349         859     (3,722)      6,026     (510)       8,002
Identifiable Assets................     57,800      68,302    100,978     193,133    1,603      421,816
Depreciation and Amortization......      2,622         343        139                    4        3,108
Capital Expenditures...............        267                    720                   36        1,023
1994:
Revenues...........................   $  2,016    $  8,208               $ 30,439   $1,619     $ 42,282
Operating Income (Loss)............        118       2,902                 16,263                19,283
Identifiable Assets................     25,603      62,383                206,219    2,958      297,163
Depreciation and Amortization......      2,074         290                              18        2,382
Capital Expenditures...............         88                                                       88
1993:
Revenues...........................   $  8,410    $ 12,820               $ 59,819   $2,264     $ 83,313
Operating Income (Loss)............      6,070       2,192                 (8,604)     212         (130)
Identifiable Assets................
Depreciation and Amortization......      4,580         400                              26        5,006
Capital Expenditures...............        103                                                      103

16.  SUBSEQUENT EVENTS

     On March 4, 1996, Citation Insurance Group (Citation) and the Company announced they have signed a letter of intent for a stock-for-stock merger, pursuant to which the Company will become a wholly-owned subsidiary of Citation. The merger is expected to close in the Fall of 1996.

     Under the terms of the letter of intent, each of the Company's outstanding shares will be converted into Citation common stock based upon a floating exchange rate. The denominator will be the agreed value of Citation stock of $5.03 per share, and the numerator will be the average closing price of the Company's common stock for the twenty trading days ending two business days before the merger is consummated, within a range of $25.20 to $30.80 per share.

     As a result of the transaction, which is anticipated to be a tax-free merger, the shareholders of the Company will own between 80 and 83 percent of the combined company, and the Citation shareholders will own between 17 and 20 percent.

     In addition to negotiation of a definitive agreement, the transaction is subject to receipt of fairness opinions, receipt of regulatory approvals, approval of the transaction by the Boards of Directors and shareholders of Citation and the Company, satisfactory completion of due diligence and other conditions customary in transactions of this nature.

     Condensed financial results of Citation for its year ended December 31, 1995 are as follows (in thousands):

        Total revenue.....................................................  $  66,945
        Net income........................................................  $     939
        Total assets......................................................  $ 184,353
        Shareholders' equity..............................................  $  46,103

             PHYSICIANS INSURANCE COMPANY OF OHIO AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS


                                                                                                       DECEMBER 31,
                                                                                                           1995
                                                                                        JUNE 30,       ------------
                                                                                          1996
                                                                                      ------------
                                                                                      (UNAUDITED)
                                                  ASSETS
Investments:
  Available for sale:
    Fixed maturities, at fair value (amortized cost $84,369,324 and $81,326,490)....  $ 83,396,617     $ 81,573,579
    Equity securities, at fair value (cost $60,981,140 and $63,945,369).............   105,654,789       99,857,295
  Investment in affiliate, at equity................................................    27,793,031       32,974,930
  Short-term investments, at cost...................................................    12,213,100        9,162,925
  Real estate.......................................................................     1,602,205        3,038,750
                                                                                      ------------     ------------
         Total investments..........................................................   230,659,742      226,607,479
Cash and cash equivalents...........................................................    38,785,966       43,987,805
Premiums and other receivables, net.................................................     9,267,087       10,927,156
Reinsurance receivables.............................................................    98,544,685      100,719,416
Prepaid deposits and reinsurance premiums...........................................     4,655,324       16,623,918
Accrued investment income...........................................................     1,523,775        1,716,672
Property and equipment, net.........................................................     5,466,645        5,538,348
Deferred policy acquisition costs...................................................     4,954,899        2,894,644
Other assets........................................................................     5,245,089        6,439,127
Assets held in separate accounts....................................................     5,215,198        6,361,040
                                                                                      ------------     ------------
    Total assets....................................................................  $404,318,410     $421,815,605
                                                                                      ============     ============
                                                  LIABILITIES
Policy liabilities and accruals:
  Unpaid losses and loss adjustment expenses, net of discount.......................  $222,064,991     $229,796,606
  Future policy benefits and claims payable.........................................    13,768,998       15,576,716
  Annuity and other policyholders' funds............................................    32,359,963       31,976,176
  Unearned premiums.................................................................    22,311,727       30,858,612
  Reinsurance balance payable.......................................................     5,459,828        8,376,110
Deferred gain on retroactive reinsurance............................................     3,346,895        3,500,544
Other liabilities...................................................................    12,229,435       11,749,700
Deferred tax liability..............................................................     7,372,354        4,174,461
Liabilities related to separate accounts............................................     5,215,198        6,361,040
                                                                                      ------------     ------------
    Total liabilities...............................................................   324,129,389      342,369,965
                                                                                      ------------     ------------
Minority Interest...................................................................      (175,509)          96,295
                                                                                      ------------     ------------
                                             SHAREHOLDERS' EQUITY
Preferred stock, $1 par value, authorized 1,000,000 shares; none issued.............
Common stock:
  Class A, $1 par value; authorized 8,000,000; issued 5,476,395 shares..............     5,476,395        5,476,395
Additional paid-in capital..........................................................    12,007,240       11,933,320
Net unrealized appreciation on investments..........................................    29,034,826       23,827,817
Cumulative foreign currency translation adjustment..................................       (17,070)         (14,792)
Equity changes of investee company..................................................      (618,470)        (979,066)
Retained earnings...................................................................    41,106,661       39,906,703
                                                                                      ------------     ------------
                                                                                        86,989,582       80,150,377
                                                                                      ------------     ------------
Less treasury stock, at cost (Class A shares -- 590,198 in 1996 and 272,498 in
  1995).............................................................................    (6,625,052)        (801,032)
                                                                                      ------------     ------------
    Total shareholders' equity......................................................    80,364,530       79,349,345
                                                                                      ------------     ------------
    Total liabilities and shareholders' equity......................................  $404,318,410     $421,815,605
                                                                                      ============     ============


   The accompanying notes are an integral part of the consolidated financial statements.

             PHYSICIANS INSURANCE COMPANY OF OHIO AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                FOR THE SIX MONTHS ENDED JUNE 30, 1996 AND 1995




                                         THREE MONTHS ENDED JUNE 30,     SIX MONTHS ENDED JUNE 30,
                                         --------------------------     ---------------------------
                                            1996            1995           1996            1995
                                         -----------     ----------     -----------     -----------
                                                (UNAUDITED)                     (UNAUDITED)
Revenues:
  Premium income.......................  $ 7,318,639     $4,860,961     $14,493,556     $ 9,769,299
  Investment income, net...............    2,459,380      3,537,064       5,053,297       7,136,250
  Realized gains on investments........      141,377        (49,983)        845,131         698,899
  Land sales...........................            0        906,001       1,496,123       1,330,501
  Commission income....................      277,604         15,260         332,244          53,309
  Other income.........................      399,083        202,389         592,076         354,676
                                         -----------     ----------     -----------     -----------
          Total revenues...............   10,596,083      9,471,692      22,812,427      19,342,934
                                         -----------     ----------     -----------     -----------
Expenses:
  Loss and loss adjustment expenses....    6,325,014      5,096,325       9,096,606      10,129,692
  Benefits and claims..................      140,831         42,551         239,355         340,758
  Interest credited to policyholders...      579,173        611,903       1,163,774       1,206,083
  Policy acquisition costs.............       36,423         37,371          87,613          74,742
  Land sales...........................        1,644        967,828       1,405,303       1,366,666
  Insurance underwriting and other
     expenses..........................    4,922,526      2,328,763       9,524,427       4,639,232
                                         -----------     ----------     -----------     -----------
          Total expenses...............   12,005,611      9,084,741      21,517,078      17,757,173
                                         -----------     ----------     -----------     -----------
  Equity in earnings of affiliate......      140,275                        346,433
                                         -----------     ----------     -----------     -----------
     (Loss) income before income
       taxes...........................   (1,269,253)       386,951       1,641,782       1,585,761
(Benefit) provision for federal income
  taxes................................     (497,491)       (26,191)        441,824          38,719
                                         -----------     ----------     -----------     -----------
          Net (loss) income............  $  (771,762)    $  413,142     $ 1,199,958     $ 1,547,042
                                         ===========     ==========     ===========     ===========
Net (loss) income per common share and
  common equivalent share..............  $     (0.15)    $     0.08     $      0.22     $      0.30
                                         ===========     ==========     ===========     ===========


   The accompanying notes are an integral part of the consolidated financial statements.

             PHYSICIANS INSURANCE COMPANY OF OHIO AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                FOR THE SIX MONTHS ENDED JUNE 30, 1996 AND 1995

                                                                                                 1995
                                                                                1996         ------------
                                                                            ------------     (UNAUDITED)
                                                                            (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income................................................................  $  1,199,958     $  1,547,042
Adjustments to reconcile net income to net cash provided by operating activities:
  Deferred taxes..........................................................       515,494          (11,281)
  Depreciation and amortization...........................................     2,466,820        1,765,470
  Realized gains on investments...........................................      (828,221)        (661,578)
  Equity in earnings of affiliate.........................................      (346,433)
  Changes in assets and liabilities, net of effects from acquisitions of businesses:
    Premiums and other receivables........................................     1,660,069         (317,136)
    Reinsurance recoverable and payable...................................    11,227,043         (524,409)
    Accrued investment income.............................................       192,897        1,887,065
    Deferred policy acquisition costs.....................................    (3,941,133)      (1,233,619)
    Unpaid losses and loss adjustment expenses............................    (7,731,615)     (13,626,800)
    Claims payable........................................................    (2,139,309)          30,258
    Unearned premiums.....................................................    (8,546,885)      (1,053,431)
    Other.................................................................     1,195,710          668,621
                                                                            ------------     ------------
  Net cash (used in) provided by operating activities.....................    (5,075,605)     (11,529,798)
                                                                            ------------     ------------
CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from the sale of investments:
  Available for sale:
    Fixed maturities......................................................     1,410,938       98,533,406
    Equity securities.....................................................    27,772,340        1,773,950
Proceeds from maturity of investments:
  Available for sale:
    Fixed maturities......................................................     5,411,969       11,695,878
    Equity maturities
Purchases of investments:
  Available for sale:
    Fixed maturities......................................................   (10,000,000)      (7,644,750)
    Equity securities.....................................................   (23,860,189)     (15,270,673)
Net sales (purchases) of short-term investments...........................    (3,050,175)       1,074,282
Net sales of real estate..................................................     1,479,824        1,077,827
Proceeds from sale of property and equipment..............................        42,709           37,152
Purchases of property and equipment.......................................      (141,250)        (147,925)
                                                                            ------------     ------------
  Net cash provided by (used for) investing activities....................      (933,834)      91,129,147
                                                                            ------------     ------------
CASH FLOWS FROM FINANCING ACTIVITIES:
Repayment of bank and other borrowings....................................                        (77,129)
Net increase in future policy benefits....................................       495,938          487,724
Net increase in annuity and other policyholders' funds....................       219,440          117,964
Issuance of common stock
(Purchase) issuance of treasury stock.....................................        94,500
                                                                            ------------     ------------
  Net cash provided by financing activities...............................       809,878          528,559
                                                                            ------------     ------------
Effect of exchange rate changes on cash...................................        (2,278)
                                                                            ------------     ------------
  Net increase (decrease) in cash and cash equivalents....................    (5,201,839)      80,127,908
Cash and cash equivalents at beginning of year............................    43,987,805       21,058,769
                                                                            ------------     ------------
  Cash and cash equivalents at end of period..............................  $ 38,785,966     $101,186,677
                                                                            ============     ============
Supplemental disclosure of cash flow information:
  Cash paid during the year for:
    Interest, net of amounts capitalized..................................  $          0     $      2,427
                                                                            ============     ============
    Federal income taxes..................................................  $          0     $    202,000
                                                                            ============     ============

   The accompanying notes are an integral part of the consolidated financial statements.

             PHYSICIANS INSURANCE COMPANY OF OHIO AND SUBSIDIARIES

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

1.  BASIS OF PRESENTATION

     The accompanying financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. The interim financial statements include all adjustments (all of which are normal and recurring, in nature) which, in the opinion of management, are necessary in order to make the financial statements not misleading. For further information, refer to the consolidated financial statements and footnotes included in the Company's annual report for the year ended December 31, 1995. Certain reclassifications have been made to conform to the current presentation.

2.  SUBSEQUENT EVENTS


     On May 9, 1996, Physicians Insurance Company of Ohio ("PICO"), Guinness Peat Group plc ("GPG"), and The Ondaatje Corporation ("TOC") (TOC subsequently changed its name to Global Equity Corporation) entered into an agreement whereby GPG agreed to sell 850,000 Class A shares of PICO common stock to TOC in two blocks, subject to regulatory approval, at an average price of approximately US $18.00 per share. GPG agreed to sell the shares to TOC at a discount to market due to their status as restricted stock and in consideration of the quantity of shares to be purchased. On May 13, and June 4, 1996 TOC purchased the shares. Prior to these transactions, GPG owned approximately 40% of PICO common stock. Following these transactions, GPG and TOC own approximately 23% and 16% of PICO, respectively. The shares of PICO owned by TOC have been accounted for as treasury shares in the PICO consolidated financial statements.

AUDITORS' REPORT TO THE SHAREHOLDERS

     We have audited the consolidated statements of financial position of The Ondaatje Corporation as at March 31, 1995 and 1994 and the consolidated statements of operations, deficit and changes in financial position for each of the years in the three year period ended March 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

     In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the Company as at March 31, 1995 and 1994 and the results of its operations and the changes in its financial position for each of the years in the three year period ended March 31, 1995 in accordance with accounting principles generally accepted in Canada.

     Accounting principles generally accepted in Canada vary in certain significant respects from accounting principles generally accepted in the United States in the Company's circumstances, as described in note 14.

/s/ KPMG Peat Marwick Thorne
Chartered Accountants

Toronto, Canada
May 16, 1995

                            THE ONDAATJE CORPORATION

                 CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

                            March 31, 1995 and 1994
                       (in thousands of Canadian dollars)

                                                                           1995         1994
                                                                         --------     --------
                                            ASSETS
Investment banking:
  Cash and short-term investments......................................  $104,509     $ 71,308
  Marketable securities................................................    10,869       23,992
  Receivables..........................................................    30,058       27,680
  Capital assets.......................................................    13,347        4,189
  Other assets.........................................................     6,521        2,462
                                                                         --------     --------
                                                                          165,304      129,631
Agricultural services:
  Inventories..........................................................     1,505        2,245
  Accounts receivable..................................................     2,043        3,075
  Capital assets.......................................................     1,949        2,431
                                                                         --------     --------
                                                                            5,497        7,751
Food processing and other:
  Inventories..........................................................     1,362          466
  Accounts receivable..................................................     2,204        1,239
  Capital assets.......................................................     2,769        2,356
                                                                         --------     --------
                                                                            6,335        4,061
                                                                         --------     --------
                                                                         $177,136     $141,443
                                                                         ========     ========
                             LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Accounts payable.....................................................  $  7,628     $  7,525
  Due to brokers and clients...........................................     4,828        8,885
  Income taxes payable.................................................     4,451          942
                                                                         --------     --------
                                                                           16,907       17,352
Minority interest......................................................    31,878          747
Stockholders' equity:
  Capital stock........................................................   136,196      137,758
  Deficit..............................................................    (8,343)     (14,522)
  Foreign currency translation adjustment..............................       498          108
                                                                         --------     --------
                                                                          128,351      123,344
                                                                         --------     --------
                                                                         $177,136     $141,443
                                                                         ========     ========

          See accompanying notes to consolidated financial statements.

                            THE ONDAATJE CORPORATION

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                         March 31, 1995, 1994 and 1993
                       (in thousands of Canadian dollars)

                                                                   1995       1994       1993
                                                                 --------   --------   --------
Revenues:
  Investment banking...........................................  $ 19,536   $ 16,367   $ 12,217
  Agricultural services........................................     9,888      5,883         --
  Food processing and other....................................    13,843      1,397         --
                                                                 --------   --------   --------
                                                                   43,267     23,647     12,217
Expenses:
  Operating....................................................    24,914      9,582      9,743
  General and administration...................................     7,593      3,487      3,188
  Amortization.................................................     1,093        297        348
                                                                 --------   --------   --------
                                                                   33,600     13,366     13,279
  Restructuring costs..........................................        --         --     11,816
                                                                 --------   --------   --------
Earnings (loss) before minority interest and income taxes......     9,667     10,281    (12,878)
Income taxes...................................................     3,332        946        114
Minority interest..............................................       156         --         --
                                                                 --------   --------   --------
Net earnings (loss) for the year...............................  $  6,179   $  9,335   $(12,992)
                                                                 ========   ========   ========

          See accompanying notes to consolidated financial statements.

                            THE ONDAATJE CORPORATION

                       CONSOLIDATED STATEMENTS OF DEFICIT

                         March 31, 1995, 1994 and 1993
                       (in thousands of Canadian dollars)

Years ended March 31, 1995, 1994 and 1993 (In thousands of
  Canadian dollars)

                                                                   1995       1994       1993
                                                                 --------   --------   --------
Deficit, beginning of year.....................................  $(14,522)  $(23,857)  $(10,259)
Net earnings (loss) for the year...............................     6,179      9,335    (12,992)
Provision for repurchase and cancellation of shares pursuant to
  shareholder dissent..........................................        --         --       (793)
Employee stock purchase plan adjustment........................        --         --        187
                                                                 --------   --------   --------
Deficit, end of year...........................................  $ (8,343)  $(14,522)  $(23,857)
                                                                 ========   ========   ========

          See accompanying notes to consolidated financial statements.

                            THE ONDAATJE CORPORATION
            CONSOLIDATED STATEMENTS OF CHANGES IN FINANCIAL POSITION

                   Years ended March 31, 1995, 1994 and 1993
                       (in thousands of Canadian dollars)

                                                               1995         1994         1993
                                                             --------     --------     --------
Cash provided by (used for):
Operating activities:
  Net earnings (loss) for the year.........................  $  6,179     $  9,335     $(12,992)
  Amortization.............................................     1,097          297          348
  Minority interest........................................       156           --           --
  Gain on dilution of investment...........................    (3,914)          --           --
                                                             --------     --------     --------
                                                                3,518        9,632      (12,644)
  Net change in amounts due from/due to brokers,
     dealers and clients...................................     1,915          358        5,228
  Net change in marketable securities and inventories......    15,387      (23,746)       1,499
  Foreign currency translation adjustment..................       390          108           --
  Net change in other non-cash operating items and other
     assets................................................    (8,399)      42,380      (59,752)
                                                             --------     --------     --------
                                                               12,811       28,732      (65,669)
Financing activities:
  Sale of 50% interest in subsidiary.......................    30,335           --           --
  Common shares held by Forbes Ceylon Limited..............    (1,645)          --           --
  Provision for share cancellation pursuant to shareholder
     dissent...............................................        --           --          787
  Employee stock purchase plan adjustment..................        --           --          650
  Issue of common shares on exercise of special warrants...        --       44,840           --
  Issue of common shares on exercise of rights.............        --           --       39,582
  Issue of common shares on acquisition of Forbes & Walker
     Limited...............................................        --        8,000           --
  Issue of common shares on exercise of stock options......        83          378          760
                                                             --------     --------     --------
                                                               28,773       53,218       41,779
Investing activities:
  Disposition (purchase) of capital assets.................    (8,383)        (862)       2,493
  Business acquisition.....................................        --      (16,353)          --
  Note receivable..........................................        --        2,619           --
  Loan receivable..........................................        --       (6,300)          --
  Proceeds on sale of LOM Western..........................        --           --       11,500
                                                             --------     --------     --------
                                                               (8,383)     (20,896)      13,993
                                                             --------     --------     --------
Net change in cash.........................................    33,201       61,054       (9,897)
Cash, beginning of year....................................    71,308       10,254       20,151
                                                             --------     --------     --------
Cash, end of year..........................................  $104,509     $ 71,308     $ 10,254
                                                             --------     --------     --------
Cash comprises cash and short-term investments.

          See accompanying notes to consolidated financial statements.

                            THE ONDAATJE CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                   Years ended March 31, 1995, 1994 and 1993
 (Tabular amounts in thousands of Canadian dollars, except earnings per share)

     The consolidated financial statements of The Ondaatje Corporation (the "Company") have been prepared in accordance with accounting principles generally accepted in Canada ("Canadian GAAP") which, except as described in note 14, conform in all material respects with accounting principles generally accepted in the United States and practices prescribed by the United States Securities and Exchange Commission ("U.S. GAAP"). The Ondaatje Corporation operates primarily as an international investment banker. The Company is also involved in agricultural services and food processing through its subsidiaries, Forbes & Walker Limited and Forbes Ceylon Limited.

1.  SIGNIFICANT ACCOUNTING POLICIES:

  (a) Basis of consolidation:

     These consolidated financial statements include the accounts of the Company and its subsidiaries since dates of acquisition.

  (b) Marketable securities:

     (i) securities owned and sold short are recorded at market;

     (ii) investment securities are recorded at the lower of cost and market.

  (c) Inventories:

     Agricultural services and food processing inventories are valued at the lower of cost and net realizable value.

  (d) Securities transactions:

     Securities transactions are recorded on a trade date basis.

  (e) Capital assets:

     Capital assets are carried at cost less accumulated amortization. Amortization on furniture and equipment is calculated using the declining balance method at rates ranging from 20% to 30%. Other capital assets are amortized on a straight-line basis over their useful lives.

  (f) Translation of foreign currency:

     Revenues and expenses of self-sustaining foreign operations are translated at average rates of exchange in effect during the year. Assets and liabilities are translated at the exchange rates in effect at the balance sheet date. Unrealized exchange gains or losses arising on translation are deferred and included in shareholders' equity.

     Movement in the foreign currency translation adjustment during the year results from changes in the value of the Canadian dollar in comparison to the Sri Lankan Rupee, and changes in foreign denominated net assets.

     Assets and liabilities of domestic operations denominated in foreign currencies are translated at the exchange rates in effect at the balance sheet date. Revenue and expense items are translated at the average rate for the year. Translation gains and losses are reflected in earnings in the period in which they arise except for gains and losses relating to non-current monetary items. Translation gains and losses relating to these items are deferred and amortized on a straight-line basis over the remaining life of the respective item.

                            THE ONDAATJE CORPORATION

                   Years ended March 31, 1995, 1994 and 1993
 (Tabular amounts in thousands of Canadian dollars, except earnings per share)

  (g) Goodwill:

     Goodwill is carried at cost less accumulated amortization. Goodwill is amortized over 20 years.


  (h) Revenue recognition:



     Investment banking revenue primarily includes security trading and brokerage revenues and is recognized on a trade date basis.



     Agricultural service revenue primarily includes sales of agricultural support products and export of agricultural items and is recorded when the seller has transferred to the buyer the risks and rewards of ownership of the goods sold.



     Food processing and other revenue primarily includes production, marketing and distribution of food products. Revenue is recorded when the seller has transferred to the buyer the risks and rewards of ownership of the goods sold.


2.  ACQUISITIONS AND DIVESTITURES:

     (a) On October 21, 1993, the Company acquired 100% of the shares of Forbes & Walker Limited in exchange for the issue of 2,706,895 common shares and 2,411,263 common share purchase warrants. The warrants are exercisable on a one for one basis into common shares for a price of $3.25 per share. Forbes & Walker Limited is a diversified company based in Sri Lanka involved in investment banking, agricultural services and food processing. The acquisition has been accounted for by the purchase method with the fair value of net assets acquired amounting to $8,400,000 including costs of acquisition.

     The fair values of assets acquired and liabilities assumed are as follows:

        Land, building and equipment.......................................  $ 7,857
        Estate management contracts........................................    1,079
        Working capital....................................................    7,914
                                                                              ------
                                                                              16,850
        Bank loans.........................................................    8,450
                                                                              ------
                                                                             $ 8,400
                                                                              ======

     (b) On May 4, 1994, the Company incorporated a new subsidiary in Sri Lanka called Forbes Ceylon Limited. Subsequently, Forbes Ceylon Limited acquired certain assets from Forbes & Walker Limited and issued 239,999,993 common shares for cash consideration of $65,776,151 through a public and private share offering of which the Company acquired 50%. At March 31, 1995, the Company owned 50% of Forbes Ceylon Limited, however, Forbes Ceylon Limited is consolidated in these financial statements as the Company is deemed to control it through the Board of Directors. The gain on dilution of the Company's interest in Forbes Ceylon Limited amounted to approximately $3,900,000 and is included in investment banking revenue. Goodwill arising on this transaction amounted to $3,087,000.

     (c) On August 18, 1992, the Company agreed to sell all of the issued and outstanding shares of LOM Western Securities Ltd. to a group led by Peter M. Brown for an aggregate consideration of $11,500,000 to be settled in cash for $6,500,000, and a note receivable for $5,000,000 due in 4 years with interest at prime plus 1%. This transaction closed on October 2, 1992. The loss on this transaction is included with restructuring costs.

                            THE ONDAATJE CORPORATION

                   Years ended March 31, 1995, 1994 and 1993
 (Tabular amounts in thousands of Canadian dollars, except earnings per share)

     Under the agreement, the results of operations from April 1, 1992 are for the account of the purchaser and accordingly, have been excluded from the consolidated statement of operations for the year ended March 31, 1993.

     (d) On December 30, 1992, the Company transferred certain of the assets and liabilities of its brokerage subsidiaries at net book value to a new brokerage company which operates under the name Loewen Ondaatje McCutcheon Limited ("LOM Limited"). At March 31, 1993, the Company had a banking relationship with LOM Limited and provided an indirect guarantee of a $1.25 million subordinated line of credit, which was terminated in the year ended March 31, 1994.

3.  MARKETABLE SECURITIES:

                                                                      1995          1994
                                                                     -------       -------
    Securities owned...............................................  $ 6,253       $10,454
    Investment securities (market value $4,681,000;
      1994 -- $13,358,000).........................................    4,616        13,538
                                                                     -------       -------
                                                                     $10,869       $23,992
                                                                     =======       =======

4. RECEIVABLES:

                                                                      1995          1994
                                                                     -------       -------
    Due from clients and brokers...................................  $ 9,340       $15,312
    Trade advance (U.S. $5,000,000)................................    6,996            --
    Trade receivable...............................................    3,132            --
    Other accounts receivable......................................    4,290         2,937
    Loan receivable................................................    6,300         6,300
    Note receivable................................................       --         3,131
                                                                     -------       -------
                                                                     $30,058       $27,680
                                                                     =======       =======

     The note receivable matures September 30, 1996 and bears interest at prime plus 1%. Principal repayments of $625,000 are due on April 1 and October 1, plus an additional payment on October 1 in the amount, if any, by which 60% of net income of the debtor for the most recently completed fiscal year exceeds $1,250,000. On October 1, 1994, the note was fully repaid.

     The loan receivable matures September 30, 2003, with interest at 10% to 997359 Ontario Inc., the parent company of Loewen Ondaatje McCutcheon Limited, a Canadian investment dealer.

     On March 29, 1995, FCL, a 50% owned subsidiary of the Company advanced U.S. $5,000,000 to Amalgamated Bean Coffee Trading Co. (Pvt) Limited. The loan is due on demand and bears interest at 8% per annum. The loan is secured by inventory and a personal guarantee.

                             THE ONDAATJE CORPORATION

                   Years ended March 31, 1995, 1994 and 1993
 (Tabular amounts in thousands of Canadian dollars, except earnings per share)

5.  CAPITAL ASSETS:

                                                                       1995          1994
                                                                      -------       ------
    Investment banking:
      Cost:
         Furniture and fixtures.....................................  $ 1,277       $1,338
         Property, plant and equipment..............................   12,955        3,396
                                                                      -------       -------
                                                                       14,232        4,734
         Less accumulated amortization..............................      885          545
                                                                      -------       -------
                                                                       13,347        4,189
    Agricultural services:
      Cost:
         Furniture and fixtures.....................................      247          411
         Estate management contracts................................      795          810
         Property, plant and equipment..............................    1,092        1,566
                                                                      -------       -------
                                                                        2,134        2,787
         Less accumulated amortization..............................      185          356
                                                                      -------       -------
                                                                        1,949        2,431
    Food processing and other:
      Cost:
         Furniture and fixtures.....................................      352          145
         Property, plant and equipment..............................    3,269        2,680
                                                                      -------       -------
                                                                        3,621        2,825
         Less accumulated amortization..............................      852          469
                                                                      -------       -------
                                                                        2,769        2,356
                                                                      -------       -------
                                                                      $18,065       $8,976
                                                                      =======       =======

     Amortization for the year was as follows:

                                                               1995        1994       1993
                                                              ------       ----       ----
    Investment banking......................................  $  727       $ 52       $348
    Agricultural services...................................     191        177         --
    Food processing and other...............................     175         68         --
                                                              ------       ----       ----
                                                              $1,093       $297       $348
                                                              ======       ====       ====

6.  OTHER ASSETS:

                                                                        1995         1994
                                                                       ------       ------
    Goodwill (net of amortization of $280,000; 1994 -- $12,650)......  $3,060       $  253
    Other investment, at cost........................................   3,461        2,209
                                                                       ------       ------
                                                                       $6,521       $2,462
                                                                       ======       ======

                            THE ONDAATJE CORPORATION

                   Years ended March 31, 1995, 1994 and 1993
 (Tabular amounts in thousands of Canadian dollars, except earnings per share)

7. CAPITAL STOCK:

  (a) Authorized:

     Unlimited number of shares designated as preferred shares issuable in one or more series.

     Unlimited number of common shares.

  (b) Issued and outstanding:

                                                                      COMMON SHARES
                                                                   NUMBER          AMOUNT
                                                                 ----------       --------
    Balance, April 1, 1992.....................................  12,467,000       $ 43,053
    Withdrawal of shareholder dissent..........................     457,600          1,580
    Issued under common stock options..........................     400,000            760
    Issuable on exercise of rights.............................  26,649,200         39,582
    Disposition of shares held under Employee Stock Purchase
      Plan.....................................................          --           (435)
                                                                 ----------       --------
    Balance, March 31, 1993....................................  39,973,800         84,540
    Issued on exercise of special warrants.....................  15,000,000         44,840
    Issued on acquisition of Forbes & Walker Limited...........   2,706,895          8,000
    Issued on exercise of employee stock options...............     151,300            378
                                                                 ----------       --------
    Balance, March 31, 1994....................................  57,831,995        137,758
    Issued on exercise of employee stock options...............      33,333             83
                                                                 ----------       --------
                                                                 57,865,328        137,841
    Shares held by Forbes Ceylon Limited.......................    (814,100)        (1,645)
                                                                 ----------       --------
    Balance, March 31, 1995....................................  57,051,228       $136,196
                                                                 ==========       ========

     Pursuant to a rights offering in March 1993, shareholders subscribed for an additional 26,649,200 shares of the Company which were issued for cash of $39,973,800 in April 1993. This issue is included in capital stock at March 31, 1993 with the proceeds shown as subscriptions receivable. Costs of issue amounting to $391,969 have been netted against the proceeds.

     On December 16, 1993, the Company issued 15,000,000 common shares on exercise of 15,000,000 special warrants issued on November 9, 1993 at a price of $3.20 per warrant. Expenses of $3,160,000 including fees and commissions have been netted against the proceeds.

  (c) Common stock options:

     At March 31, 1995, common shares were available for issue under the Employee Stock Purchase Plan to a maximum of 5,783,000 shares. Options were outstanding for the issue of 848,700 common shares at $2.50 per share with 666,666 of these vesting equally on June 21, 1995 and June 21, 1996. The options expire June 21, 1998.

  (d) Employee Stock Purchase Plan:

     Under the terms of the Employee Stock Purchase Plan (the "Plan"), the Company accepted five-year non-interest bearing promissory notes from employees for the purchase of shares of the Company from the

                            THE ONDAATJE CORPORATION

                   Years ended March 31, 1995, 1994 and 1993
 (Tabular amounts in thousands of Canadian dollars, except earnings per share)

trustees of the Plan. The promissory notes were repayable at the rate of 5% per annum, plus dividends paid on the purchased shares, with the remaining balance payable in full at the end of the term.

     Under the terms of the Plan, the shares vested to the individuals at the rate of 20% per completed year of employment. In the event that the individual's employment terminated prior to completion of the Plan, the promissory notes related to the unvested shares were to be settled by surrender of these shares.

     During the year ended March 31, 1993, all employees who were formerly members of the Plan have terminated and a decision was taken to wind up the Plan.

  (e) Shareholder dissent:

     As at March 31, 1992, the Company reduced its shareholders' equity by a provision in the amount offered to purchase and cancel shares held by a dissenting shareholder to certain special resolutions passed at the Annual and Special Meeting of the shareholders held September 10, 1991. During the year ended March 31, 1993, the dissent was withdrawn and accordingly the provision was reversed.

8.  EARNINGS (LOSS) PER SHARE:

                                                             1995        1994         1993
                                                             -----       -----       ------
    Earnings (loss) per share..............................  $0.11       $0.21       $(1.00)
                                                             =====       =====        =====

     Earnings per share are calculated based on the weighted average number of common shares outstanding during the year.

9.  RETAINED EARNINGS:

     Dividends paid out of the retained earnings of foreign subsidiaries are subject to withholding taxes at rates between 20% and 15% for which provision has not been made due to the Company's intention not to repatriate these retained earnings. The foreign subsidiaries' portion of total retained earnings at March 31 is $7,682,000 (1994 -- $8,395,000; 1993 -- $6,856,727).

10.  INCOME TAXES:

     The Company's effective tax rate is made up as follows:

                                                              1995        1994        1993
                                                              -----       -----       -----
    Combined basic Canadian federal and provincial statutory
      rate..................................................   48.3%       44.3%       44.3%
    Canadian losses and timing differences not tax
      effected..............................................  (15.1)      (40.6)      (48.1)
    Non-taxable items.......................................   56.6          --          --
    Prior year provisions no longer required................   (8.6)         --          --
    Large corporations tax..................................     --         6.3          --
    Higher (lower) income tax rates of foreign
      subsidiaries..........................................  (47.3)       (2.8)        2.9
    Non-deductible items....................................    1.1         2.0          --
                                                              -----       -----       -----
                                                               35.0%        9.2%       (0.9%)
                                                              =====       =====       =====

                            THE ONDAATJE CORPORATION

                   Years ended March 31, 1995, 1994 and 1993
 (Tabular amounts in thousands of Canadian dollars, except earnings per share)

11.  SEGMENTED INFORMATION:

     (a) Earnings (losses) by industry segment are as follows:

                                                        1995          1994           1993
                                                       -------       -------       --------
    Investment banking...............................  $11,155       $10,195       $(12,878)
    Agricultural services............................     (407)           18             --
    Food processing and other........................   (1,081)           68             --
                                                       -------       -------
                                                       $ 9,667       $10,281       $(12,878)
                                                       =======       =======

  (b) Geographic information is as follows:

                                                       1995           1994           1993
                                                     --------       --------       --------
    Revenue:
      North America................................  $  7,700       $ 14,342       $  8,873
      Europe.......................................       811            317          3,344
      Asia.........................................    34,608          8,988             --
      Caribbean....................................       148             --             --
                                                     --------       --------        -------
                                                     $ 43,267       $ 23,647       $ 12,217
                                                     --------       --------        -------
    Segment profit (loss) after direct costs:
      North America................................  $  5,533       $  8,808       $  1,563
      Europe.......................................      (174)           291            426
      Asia.........................................     4,185          1,182             --
      Caribbean....................................       123             --             --
                                                     --------       --------        -------
    Segment profit.................................     9,667         10,281          1,989
    General corporate expenses.....................        --             --        (14,867)
    Minority interest..............................       156             --             --
                                                     --------       --------        -------
    Earnings (loss) before income taxes............  $  9,511       $ 10,281       $(12,878)
                                                     --------       --------        -------
    Identifiable assets:
      North America................................  $ 78,043       $120,549       $ 57,240
      Europe.......................................     5,952          5,677          7,009
      Asia.........................................    77,829         15,217             --
      Caribbean....................................    15,312             --             --
                                                     --------       --------        -------
    Total assets...................................  $177,136       $141,443       $ 64,249
                                                     ========       ========        =======

12.  RELATED PARTY TRANSACTIONS:

     The Company has agreed to provide various financial services to each of the brokerage subsidiaries of 997359 Ontario Inc. in return for a fee based on the net revenues of each subsidiary. A subsidiary of 997359 Ontario Inc. provides accounting and other administrative services to the Company at a cost of approximately $390,000 per year commencing January 1, 1995.

                            THE ONDAATJE CORPORATION

                   Years ended March 31, 1995, 1994 and 1993
 (Tabular amounts in thousands of Canadian dollars, except earnings per share)

13.  RESTRUCTURING COSTS:

     In the year ended March 31, 1993, the operations of the Company were restructured. Changes included the sale of LOM Western Securities Ltd., the settlement of the Company's lease at Scotia Plaza and consequent move, subcontracting of the back office and reorganization of the remaining brokerage operations. The costs of effecting these and related charges are grouped together as restructuring costs in the consolidated statement of operations for the year ended March 31, 1993.

14.  RECONCILIATION BETWEEN CANADIAN GAAP AND U.S. GAAP:

     Reconciliations of net income (loss) determined in accordance with Canadian GAAP to net income (loss) determined under U.S. GAAP are as follows:

                                                              1995         1994          1993
                                                             ------       ------       --------
Net income (loss) for the year, as reported................  $6,179       $9,335       $(12,992)
Income taxes (a)...........................................    (171)        (785)            --
                                                             ------       ------       --------
Net income (loss) for the year in accordance with U.S.
  GAAP.....................................................  $6,008       $8,550       $(12,992)
                                                             ------       ------       --------
Net income (loss) per share in accordance with U.S. GAAP
  (c)......................................................  $ 0.10       $ 0.19       $  (1.00)
                                                             ======       ======       ========

     The cumulative effect of adjustments on the consolidated shareholders' equity of the Company is as follows:

                                                                         1995           1994
                                                                       --------       --------
Shareholders' equity, as reported....................................  $128,351       $123,344
Income taxes (a).....................................................       579            749
Carrying value of securities (b).....................................    (1,138)            --
                                                                        -------        -------
Shareholders' equity, U.S. GAAP......................................  $127,792       $124,093
                                                                        =======        =======

     Under U.S. GAAP, the gain on dilution of approximately $3,900,000 resulting from the issuance of shares by a subsidiary, Forbes Ceylon Limited on May 4, 1994 (see note 2(b)), would be reflected separately in the statement of operations as non-operating income and excluded from Investment Banking Revenues.

     The cumulative effect of the application of U.S. GAAP as described in (a) through (c) below, on the consolidated balance sheet of the Company as at March 31, 1995, would be to increase marketable securities by $62,963 (1994 -- nil), increase goodwill by $3,004,800 (1994 -- increase $3,004,000), decrease other assets by $1,200,684 (1994 -- nil), increase deferred tax asset by $920,535 (1994 -- increase $1,227,380), increase deferred tax liability by $3,345,956 (1994 -increase $3,482,058) and to decrease shareholders' equity by $558,342 as at March 31, 1995 (1994 - increase $749,322).

     Under Canadian GAAP, the issuance of common shares on acquisition of Forbes & Walker Limited in the year ended March 31, 1994, the issue of common shares on exercise of rights, provision for share cancellation pursuant to shareholder dissent and amounts receivable from sale of a business, in the year ended March 31, 1993 have been reflected in the statement of changes in financial position as financing and investing activities. Under U.S. GAAP, these non-cash transactions would be excluded from financing and investing activities. Under U.S. GAAP, the effect of exchange rate changes on cash balances in foreign currencies is shown separately from operating activities. Also, under U.S. GAAP, the cost of purchases of $3,645,000 (1994 -$240,000) and proceeds from the sale of securities of $1,662,000 (1994 -- $2,120,000) which are classified as

                            THE ONDAATJE CORPORATION

                   Years ended March 31, 1995, 1994 and 1993
 (Tabular amounts in thousands of Canadian dollars, except earnings per share)

available for sale would be excluded from operating activities and included as investing activities. Accordingly, under U.S. GAAP, cash flows would be reported as follows in the statement of changes in financial position:

                                                           1995           1994           1993
                                                         --------       --------       --------
Net cash provided by (used in) operating activities....  $ 14,404       $(12,838)      $(20,040)
Net cash provided by (used in) investing activities....   (10,366)       (11,016)         8,733
Net cash provided by financing activities..............    28,773         84,800          1,410
Effect of exchange rate changes on cash................       390            108             --

  (a) Accounting for income taxes:

     Effective April 1, 1993, the Company adopted the provisions of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("FAS 109"), for its financial statements presented under U.S. GAAP. The adoption of FAS 109 changes the Company's method of accounting for income taxes from the deferred method, as recorded under Canadian GAAP, to an asset and liability approach. Under the asset and liability method of FAS 109, deferred tax assets and liabilities are recognized for future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. The resultant deferred tax assets, net of applicable valuation allowances, and deferred tax liabilities are valued annually using the applicable tax rate for the current year. Changes in deferred taxes are charged to income or directly to shareholders' equity in accordance with the underlying temporary difference giving rise to the deferred tax.

     There was no cumulative effect adjustment on the adoption of FAS 109 as at April 1, 1993. The net loss for 1993 under U.S. GAAP has not been restated to reflect the provisions of FAS 109.

     The implementation of FAS 109 in 1994 and 1995 has been reflected in the reconciliation of net income (loss) under Canadian GAAP to net income (loss) under U.S. GAAP.

  (b) Carrying value of securities:

     Effective April 1, 1994, the Company adopted the provisions of Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities" ("FAS 115") for its financial statements presented under U.S. GAAP.

     Under FAS 115, securities are classified in three categories and accounted for as follows:

     (i) Held-to-maturity securities:

     When the enterprise has the positive ability and interest to hold debt securities to maturity, such securities are carried at amortized cost.

     (ii) Trading:

     When debt or equity securities are bought and held principally for the purpose of selling them in the near term, such securities are carried at fair value with unrealized gains and losses reported in earnings.

     (iii) Available for sale:

     Debt and equity securities not classified as either held-to-maturity or trading securities are classified as available for sale and reported at fair value, with unrealized gains and losses excluded from income and reported in a separate component of shareholders' equity.

                            THE ONDAATJE CORPORATION

                   Years ended March 31, 1995, 1994 and 1993
 (Tabular amounts in thousands of Canadian dollars, except earnings per share)

     As a consequence of applying the provisions of FAS 115 to its financial statements presented in accordance with U.S. GAAP, marketable securities as at April 1, 1994 increased by $2,626,000 and shareholders' equity increased by a corresponding amount. The impact of FAS 115 on the Company's financial statements presented in accordance with U.S. GAAP as at March 31, 1995 is to decrease marketable securities by $1,138,000 and decrease shareholders' equity by a corresponding amount.

     In 1994 and 1993, there were no material differences between Canadian GAAP and U.S. GAAP applicable to marketable securities as specified by Statement of Financial Accounting Standards No. 12, "Accounting for Certain Marketable Securities".

  (c) Earnings per share:

     U.S. GAAP requires the application of the treasury stock method to determine the amount of dilution to be reflected in both primary and fully diluted earnings per share. Under this method, warrants and options are considered common share equivalents and are included in the weighted average number of shares used to calculate net income (loss) per share only when the effect is dilutive.

     Weighted average number of shares used to calculate net income (loss) per share under United States accounting principles for the year ended March 31, 1995 were 58,055,699 (1994 -- 45,475,173; 1993 -- 13,024,600).

     Primary and fully-diluted net income (loss) per share were the same for each of the periods presented.


  (d) Translation of foreign currency:



     U.S. GAAP requires that foreign translation gains and losses relating to current and non-current monetary items be included in the determination of income for the period.



     In 1995, 1994 and 1993, there were no foreign exchange gains and losses relating to non-current monetary items.



  (e) Sale of LOM Western Securities Ltd.:



     As indicated in note 2(c), the Company agreed on August 18, 1992 to sell all of the issued and outstanding shares of LOM Western Securities Ltd. Under Canadian GAAP the results of operations of LOM Western Securities Ltd. from April 1, 1992 were excluded from the consolidated statement of operations for the year ended March 31, 1993. U.S. GAAP requires consolidation of the results of LOM Western Securities Ltd. to the date of sale. Accordingly, under U.S. GAAP revenues for the year ended March 31, 1993 would be increased by $17,352,490 and expenses would be increased by $15,774,151, and the account of the purchase of LOM Western Securities Ltd. (equivalent to minority interest treatment) would be increased by $1,578,339. Accordingly, net loss for the year remains unchanged.

                            THE ONDAATJE CORPORATION

                          CONSOLIDATED BALANCE SHEETS
                                  (UNAUDITED)

                          SEPTEMBER 30, 1995 AND 1994
                       (IN THOUSANDS OF CANADIAN DOLLARS)

                                                                           1995         1994
                                                                         --------     --------
                                            ASSETS
Current assets:
  Cash and short-term investments......................................  $110,872     $104,625
  Securities owned.....................................................     1,142       14,903
  Inventories..........................................................     2,805        4,338
  Accounts receivable..................................................    22,452       19,651
                                                                         --------     --------
                                                                          137,271      143,517
Capital assets.........................................................    14,972       16,586
Goodwill...............................................................        --        3,471
Other assets...........................................................    10,576       16,220
                                                                         --------     --------
                                                                         $162,819     $179,794
                                                                         ========     ========
                             LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Due to clients.......................................................  $  1,726     $  5,184
  Accounts payable.....................................................     7,300        9,120
  Income taxes payable.................................................     4,757        3,324
                                                                         --------     --------
                                                                           13,783       17,628
Minority interest......................................................    32,020       33,835
Shareholders' equity:
  Capital stock........................................................   134,208      137,841
  Foreign currency translation adjustment..............................      (956)      (1,770)
  Deficit..............................................................   (16,236)      (7,740)
                                                                         --------     --------
                                                                          117,016      128,331
                                                                         --------     --------
                                                                         $162,819     $179,794
                                                                         ========     ========

          See accompanying notes to consolidated financial statements.

                            THE ONDAATJE CORPORATION

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                                  (UNAUDITED)

              FOR THE SIX MONTHS ENDED SEPTEMBER 30, 1995 AND 1994
                       (IN THOUSANDS OF CANADIAN DOLLARS)

                                                                           1995         1994
                                                                         --------     --------
Revenues:
  Interest.............................................................  $  2,857     $  2,107
  Other................................................................     5,792       20,602
                                                                         --------     --------
                                                                            8,649       22,709
                                                                         ========     ========
Expenses...............................................................    11,425       13,671
Amortization...........................................................       444          324
                                                                         --------     --------
                                                                           11,869       13,995
Writedown of goodwill and capital assets...............................     4,100           --
                                                                         --------     --------
Income (loss) before minority interest and income taxes................    (7,320)       8,714
Minority interest......................................................      (155)         (35)
                                                                         --------     --------
Income (loss) before income taxes......................................    (7,475)       8,679
Income taxes...........................................................       418        1,898
                                                                         --------     --------
Net Income (loss) for the period.......................................  $ (7,893)    $  6,781
                                                                         ========     ========

                       CONSOLIDATED STATEMENTS OF DEFICIT
                                  (UNAUDITED)

              FOR THE SIX MONTHS ENDED SEPTEMBER 30, 1995 AND 1994
                       (IN THOUSANDS OF CANADIAN DOLLARS)

                                                                           1995         1994
                                                                         --------     --------
Deficit, beginning of period...........................................  $ (8,343)    $(14,521)
Net income (loss) for the period.......................................  $ (7,893)    $  6,781
                                                                         --------     --------
Deficit, end of period.................................................  $(16,236)    $ (7,740)
                                                                         ========     ========

          See accompanying notes to consolidated financial statements.

                            THE ONDAATJE CORPORATION

            CONSOLIDATED STATEMENTS OF CHANGES IN FINANCIAL POSITION
                                  (UNAUDITED)

              FOR THE SIX MONTHS ENDED SEPTEMBER 30, 1995 AND 1994
                       (IN THOUSANDS OF CANADIAN DOLLARS)


                                                                           1995         1994
                                                                         --------     --------
Cash provided by (used for):
Operating activities:
  Net income (loss) for the period.....................................  $ (7,893)    $  6,781
  Amortization.........................................................       444          324
  Writedown of goodwill and capital assets.............................     4,100           --
  Foreign currency translation adjustment..............................    (1,454)      (1,878)
  Net change in amounts due from/due to clients........................      (847)       1,584
  Net change in marketable securities and inventories..................     9,789        6,169
  Net change in other non-cash operating items and other assets........     3,572       (6,775)
  Minority interest....................................................       156          200
                                                                         --------     --------
                                                                            7,867        6,405
Financing activities:
  Repurchase of common shares..........................................    (1,988)          --
  Sale of 50% of interest in subsidiary................................        --       32,888
  Issue of common shares on exercise of options........................        --           83
                                                                         --------     --------
                                                                           (1,988)      32,971
Investing activities:
  Disposition (acquisition) of capital assets..........................       484       (6,059)
                                                                         --------     --------
Increase in cash position..............................................     6,363       33,317
Cash, beginning of period..............................................   104,509       71,308
                                                                         --------     --------
Cash, end of period....................................................  $110,872     $104,625
                                                                         ========     ========


     Cash is defined as cash and short-term investments.

          See accompanying notes to consolidated financial statements.

                            THE ONDAATJE CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)

              FOR THE SIX MONTHS ENDED SEPTEMBER 30, 1995 AND 1994 (TABULAR AMOUNTS IN THOUSANDS OF DOLLARS EXCEPT EARNINGS PER SHARE)

ACCOUNTING POLICIES:

     These anticipated consolidated interim financial statements were prepared using accounting principles and practices consistent with those used and described in the annual financial statements. These unaudited consolidated interim financial statements include all adjustments which are, in the opinion of management, necessary for a fair presentation of the interim periods presented.

     Effective September 30, 1995, the Company commenced using financial statements of its Sri Lankan subsidiaries for periods ended three months prior to the Company's reporting date for purposes of consolidation. Accordingly, these financial statements include only three months of operations for the Sri Lankan subsidiaries and include their financial position as at June 30, 1995.

RECONCILIATION BETWEEN CANADIAN GAAP AND U.S. GAAP:

     Reconciliations of net income (loss) determined in accordance with Canadian GAAP to net income (loss) determined under U.S. GAAP are as follows:

                                                                        1995        1994
                                                                       -------     -------
    Net income (loss) for the period, as reported....................  $(7,893)    $ 6,781
    Income taxes(a)..................................................     (307)        631
                                                                       -------      ------
    Net income (loss) for the year in accordance with U.S. GAAP......  $(7,586)    $ 6,150
                                                                       =======      ======
    Net income (loss) per share in accordance with U.S. GAAP(c)......  $ (0.13)    $ (0.04)
                                                                       =======      ======

                            THE ONDAATJE CORPORATION

                                  (UNAUDITED)

     The cumulative effect of adjustments on the consolidated shareholders' equity of the Company is as follows:

                                                                       1995         1994
                                                                     --------     --------
    Shareholders' equity, as reported..............................  $117,016     $128,331
    Income taxes(a)................................................       885          596
    Carrying value of securities(b)................................    (1,506)       1,575
                                                                     --------     --------
    Shareholders' equity, U.S. GAAP................................  $116,395     $130,502
                                                                     ========     ========

     The cumulative effect of the application of U.S. GAAP as described in (a) through (c) below, on the consolidated balance sheet of the Company as at September 30, 1995, would be to decrease marketable securities by $65,000 (1994-nil), increase goodwill by $3,004,000, (1994-increase $3,004,000), decrease other assets by $1,441,000 (1994-increase $1,575,000), increase deferred tax asset by $767,000 (1994-increase $1,074,000), increase deferred tax liability by $3,346,000 (1994-increase $3,482,000), decrease income taxes payable by $460,000 (1994-nil) as at September 30, 1995 and decrease shareholders' equity by $621,000 (1994-increase $2,171,000).

     Under U.S. GAAP, the effect of exchange rate changes on cash balances in foreign currencies is shown separately from operating activities. Also, under U.S. GAAP, the cost of purchases and the proceeds from the sale of securities which are classified as available for sale would be excluded from operating activities and shown separately as investing activities. Accordingly, under U.S. GAAP, cash flows would be reported as follows in the statement of changes in financial position:

                                                                        1995        1994
                                                                       -------     -------
    Net cash provided by operating activities........................  $ 5,554     $11,928
    Net cash provided by (used in) investing activities..............    4,251      (9,704)
    Net cash provided by (used in) financing activities..............   (1,988)     32,971
    Effect of exchange rate changes on cash..........................   (1,454)     (1,878)
                                                                       =======     =======

  (a) Accounting for income taxes:

     Effective April 1, 1993, the Company adopted the provisions of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("FAS 109"), for its financial statements presented under U.S. GAAP. The adoption of FAS 109 changes the Company's method of accounting for income taxes from the deferred method, as recorded under Canadian GAAP, to an asset and liability approach. Under the asset and liability method of FAS 109, deferred tax assets and liabilities are recognized for future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. The resultant deferred tax assets, net of applicable valuation allowances, and deferred tax liabilities are valued annually using the applicable tax rate for the current year. Changes in deferred taxes are charged to income or directly to shareholders' equity in accordance with the underlying temporary difference giving rise to the deferred tax.

     The implementation of FAS 109 in 1994 and 1995 has been reflected in the reconciliation of net income (loss) under Canadian GAAP to net income (loss) under U.S. GAAP.

                            THE ONDAATJE CORPORATION

                                  (UNAUDITED)

  (b) Carrying value of securities:

     Effective April 1, 1994, the Company adopted the provisions of Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities" ("FAS 115") for its financial statements presented under U.S. GAAP.

     Under FAS 115, securities are classified in three categories and accounted for as follows:

     (i) Held-to-maturity securities:

     When the enterprise has the positive ability and interest to hold debt securities to maturity, such securities are carried at amortized cost.

     (ii) Trading:

     When debt or equity securities are bought and held principally for the purpose of selling them in the near term, such securities are carried at fair value with unrealized gains and losses reported in earnings.

     (iii) Available for sale:


     Debt and equity securities not classified as either held-to-maturity or trading securities are classified as available for sale and reported at fair value, with unrealized gains and losses excluded from income and reported in a separate component of shareholders' equity.


     As a consequence of applying the provisions of FAS 115 to its financial statements presented in accordance with U.S. GAAP, marketable securities as at April 1, 1994 increased by $2,626,000 and shareholders' equity increased by a corresponding amount.

     In 1994, there were no material differences between Canadian GAAP and U.S. GAAP applicable to marketable securities as specified by Statement of Financial Accounting Standards No. 12, "Accounting for Certain Marketable Securities."

  (c) Earnings per share:

     U.S. GAAP requires the application of the treasury stock method to determine the amount of dilution to be reflected in both primary and fully diluted earnings per share. Under this method, warrants and options are considered common share equivalents and are included in the weighted average number of shares used to calculate net income (loss) per share only when the effect is dilutive.

     Weighted average number of shares used to calculate net income (loss) per share under United States accounting principles for the period ended September 30, 1995 were 56,708,022 (1994 -- 57,865,328).

     Primary and fully-diluted net income (loss) per share were the same for each of the periods presented.

                       REPORT OF INDEPENDENT ACCOUNTANTS

Board of Directors
Sequoia Insurance Company
Pleasanton, California

     We have audited the accompanying balance sheets of Sequoia Insurance Company as of December 31, 1994 and 1993, and the related statements of operations, changes in shareholder's equity, and cash flows for each of the three years in the period ended December 31, 1994. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We have conducted our audits in accordance with generally accepted auditing standards. These standards require that we plan and perform an audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Sequoia Insurance Company as of December 31, 1994 and 1993, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1994 in conformity with generally accepted accounting principles.

     As discussed in Note 1 to the financial statements, the Company changed its method of accounting for investments and its method of accounting for income taxes in 1992.

                                          Coopers & Lybrand L.L.P.

San Francisco, California
November 3, 1995

                           SEQUOIA INSURANCE COMPANY

                                 BALANCE SHEETS
                        AS OF DECEMBER 31, 1994 AND 1993

                                                                      1994             1993
                                                                  ------------     ------------
                             ASSETS
Investments:
  Available for sale:
     Fixed maturities at fair value (amortized cost:
       1994 - $62,971,088, 1993 - $65,610,181)..................  $ 62,157,157     $ 66,028,321
     Equity securities at fair value (cost: 1994 - $0,
       1993 - $4,239,293).......................................            --        4,239,293
  Real estate at cost (net of accumulated depreciation:
     1994 - $0, 1993 - $33,673).................................            --          303,155
  Short-term investments, at cost which approximates fair
     value......................................................     8,953,158        4,997,394
                                                                  ------------     ------------
     Total investments..........................................    71,110,315       75,568,163
                                                                  ------------     ------------
Cash and cash equivalents.......................................     1,907,617        1,056,406
Premiums and agents' balances receivable (net of allowance for
  doubtful accounts: 1994 - $275,000; 1993 - $65,000)...........    11,637,968        7,953,497
Reinsurance receivables.........................................     7,549,330        9,344,657
Prepaid reinsurance premiums....................................     2,641,074        2,637,310
Property and equipment, net.....................................     1,591,455        2,020,555
Accrued investment income.......................................     1,333,960        1,015,243
Deferred policy acquisition costs...............................     1,495,735        1,683,247
Goodwill (net of accumulated amortization: 1994 - $0;
  1993 - $280,000)..............................................            --          720,000
Federal income tax recoverable..................................       386,358          394,041
Receivables from affiliates.....................................     4,016,352        1,928,176
Other assets....................................................        14,202          158,252
                                                                  ------------     ------------
     Total assets...............................................  $103,684,366     $104,479,547
                                                                  ============     ============
              LIABILITIES AND SHAREHOLDER'S EQUITY
Losses and loss adjustment expenses.............................  $ 54,001,520     $ 53,919,982
Unearned premiums...............................................    23,871,723       22,314,392
Contingent commission and other similar charges.................       689,387          286,405
Payables from affiliates........................................       683,345        1,104,140
Other liabilities...............................................     3,767,191        3,520,810
                                                                  ------------     ------------
     Total liabilities..........................................    83,013,166       81,145,729
                                                                  ------------     ------------
Contingencies (Notes 5 and 12).
Common stock ($2.50 par value, authorized - 1,000,000 shares;
  issued - 400,000 shares)......................................     1,000,000        1,000,000
Additional paid-in capital......................................     6,500,000        6,500,000
Net unrealized appreciation (depreciation) on investments [net
  of deferred income taxes of 1994 - $0; 1993 - $0].............      (813,931)         418,140
Retained earnings...............................................    13,985,131       15,415,678
                                                                  ------------     ------------
     Total shareholder's equity.................................    20,671,200       23,333,818
                                                                  ------------     ------------
          Total liabilities and shareholder's equity............  $103,684,366     $104,479,547
                                                                  ============     ============

   The accompanying notes are an integral part of these financial statements.

                           SEQUOIA INSURANCE COMPANY

                            STATEMENTS OF OPERATIONS
             FOR THE YEARS ENDED DECEMBER 31, 1994, 1993, AND 1992

                                                             1994          1993          1992
                                                          -----------   -----------   -----------
Revenues:
  Premium earned........................................  $42,358,992   $42,569,256   $45,760,110
  Investment income, net................................    3,865,047     3,989,952     4,496,417
  Realized gains (losses) on investments................     (252,125)      570,792       366,638
  Other income..........................................       82,988       171,859       424,212
                                                          -----------   -----------   -----------
     Total revenues.....................................   46,054,902    47,301,859    51,047,377
                                                          -----------   -----------   -----------
Expenses:
  Net losses and loss adjustment expenses...............   31,613,803    36,684,519    33,702,981
  Policy acquisition costs..............................    8,078,783     8,465,732    10,019,182
  Insurance underwriting and other expenses.............    7,048,615     6,737,805     7,600,470
  Dividends to policyholders............................           --       900,000            --
  Write off of goodwill.................................      680,000            --            --
                                                          -----------   -----------   -----------
     Total expenses.....................................   47,421,201    52,788,056    51,322,633
                                                          -----------   -----------   -----------
Loss before federal income taxes........................   (1,366,299)   (5,486,197)     (275,256)
Provision (benefit) for federal income taxes............        7,683     1,402,437      (128,967)
                                                          -----------   -----------   -----------
Loss from continuing operations before cumulative effect
  of accounting change..................................   (1,373,982)   (6,888,634)     (146,289)
Cumulative effect of accounting change for income
  taxes.................................................           --            --     1,248,920
                                                          -----------   -----------   -----------
          Net income (loss).............................  $(1,373,982)  $(6,888,634)  $ 1,102,631
                                                          ===========   ===========   ===========

   The accompanying notes are an integral part of these financial statements.

                           SEQUOIA INSURANCE COMPANY

                 STATEMENTS OF CHANGES IN SHAREHOLDER'S EQUITY
              FOR THE YEARS ENDED DECEMBER 31, 1994, 1993 AND 1992

                                    CAPITAL     ADDITIONAL   NET UNREALIZED
                                    STOCK --     PAID-IN      GAIN (LOSS)      RETAINED
                                     COMMON      CAPITAL     ON INVESTMENTS    EARNINGS        TOTAL
                                   ----------   ----------   --------------   -----------   -----------
Balances, January 1, 1992........  $1,000,000   $6,500,000              --    $21,403,952   $28,903,952
  Cumulative effect of change in
     accounting for investments,
     net of deferred income taxes
     of $312,389.................                             $    606,403                      606,403
  Net income.....................                                               1,102,631     1,102,631
                                   ----------   ----------     -----------    -----------   -----------
Balances, December 31, 1992......   1,000,000    6,500,000         606,403     22,506,583    30,612,986
  Net loss.......................                                              (6,888,634)   (6,888,634)
  Adjustment for minimum pension
     liability...................                                                (202,271)     (202,271)
  Decrease in net unrealized
     appreciation on investments
     net of adjustment to write
     off previously deferred
     taxes of $(312,389).........                                 (188,263)                    (188,263)
                                   ----------   ----------     -----------    -----------   -----------
Balances, December 31, 1993......   1,000,000    6,500,000         418,140     15,415,678    23,333,818
  Net loss.......................                                              (1,373,982)   (1,373,982)
  Adjustment for minimum pension
     liability...................                                                 (56,565)      (56,565)
  Decrease in net unrealized
     appreciation on investments
     net of adjustment to
     deferred income taxes of
     $0..........................                               (1,232,071)                  (1,232,071)
                                   ----------   ----------     -----------    -----------   -----------
Balances, December 31, 1994......  $1,000,000   $6,500,000    $   (813,931)   $13,985,131   $20,671,200
                                   ==========   ==========     ===========    ===========   ===========

   The accompanying notes are an integral part of these financial statements.

                           SEQUOIA INSURANCE COMPANY
                            STATEMENTS OF CASH FLOWS
             FOR THE YEARS ENDED DECEMBER 31, 1994, 1993, AND 1992

                                                         1994            1993            1992
                                                      -----------     -----------     -----------
Cash flows from operating activities:
  Net (loss) income.................................  $(1,373,982)    $(6,888,634)    $ 1,102,631
  Adjustments to reconcile net (loss) income to net
     cash provided by operating activities:
     Deferred taxes.................................           --       1,724,319      (1,724,319)
     Depreciation and amortization..................    1,176,921       1,141,383         811,115
     Realized losses (gains) on investments.........      252,125        (570,792)       (366,638)
     (Gains) losses on sale of equipment............       (2,848)          3,948           1,297
     Extinguishment of goodwill.....................      680,000              --              --
     Changes in assets and liabilities:
       Premium and agent balances receivables.......   (3,684,471)        539,704         960,885
       Reinsurance receivables......................    1,795,327      (3,073,701)     (1,085,799)
       Prepaid reinsurance premiums.................       (3,764)       (781,388)     (1,709,985)
       Accrued investment income....................     (318,717)         93,015         185,209
       Deferred policy acquisition costs............      187,511         376,807       1,897,542
       Receivables from affiliates..................   (2,088,176)         72,824      (1,670,914)
       Federal income tax recoverable...............        7,683         616,500        (896,269)
       Unpaid losses and loss adjustment expenses...       81,538       4,890,475      (5,081,809)
       Unearned premiums............................    1,557,331       1,036,937        (708,719)
       Payable from affiliates......................     (420,795)        420,294         598,248
       Other........................................      736,849       1,088,853        (826,947)
                                                      -----------     -----------     -----------
          Net cash (used for) provided by operating
            activities..............................   (1,417,468)        690,544      (8,514,472)
Cash flows from investing activities:
  Proceeds from the sale of investments
     Available-for-sale:
       Fixed maturities.............................    3,686,400      12,708,800      10,073,582
       Equity securities............................   12,062,174       6,377,810         257,500
  Proceeds from the maturity of investments:
     Available for sale:
       Fixed maturities.............................   18,020,050      16,970,000      18,597,969
  Purchase of investments:
     Available-for-sale:
       Fixed maturities.............................  (19,917,188)    (33,433,852)    (26,347,844)
       Equity securities............................   (7,822,881)     (4,239,293)     (6,377,810)
Net (purchase) sales of short term investments......   (3,955,764)      1,977,528      12,886,245
Sale of real estate.................................      356,726              --              --
Proceeds from sale of equipment.....................        5,670           8,120          26,032
Purchase of equipment...............................     (166,508)       (955,568)       (971,023)
                                                      -----------     -----------     -----------
          Net cash provided by (used for) investing
            activities..............................    2,268,679        (586,455)      8,144,651
Net increase (decrease) in cash and cash
  equivalents.......................................      851,211         104,089        (369,821)
Cash and cash equivalents at beginning of year......    1,056,406         952,317       1,322,138
                                                      -----------     -----------     -----------
Cash and cash equivalents at end of year............  $ 1,907,617     $ 1,056,406     $   952,317
                                                      ===========     ===========     ===========
Supplemental disclosure of cash flow information:
  Federal income taxes paid.........................           --              --     $   505,837
                                                      ===========     ===========     ===========

   The accompanying notes are an integral part of these financial statements.

                           SEQUOIA INSURANCE COMPANY

                         NOTES TO FINANCIAL STATEMENTS

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

     The accompanying financial statements present the financial position, results of operations and cash flows of Sequoia Insurance Company (the Company), a wholly owned subsidiary of Sydney Reinsurance Corporation (SRC). SRC is domiciled in the State of Pennsylvania. All outstanding shares of the Company were owned by QBE North America (QBE (N.A.) Inc.), a company domiciled in the state of Delaware, until December 28, 1994. The change in ownership of the Company was due to the restructuring of the United States insurance holdings of QBE Insurance Group Limited (QBE), an Australian corporation, which owns both QBE (N.A.) and SRC.

     The financial statements have been prepared in conformity with generally accepted accounting Principles (GAAP). The Company is subject to regulation by the California Department of Insurance and files financial statements using statutory accounting practices prescribed or permitted by the Department of Insurance. Prescribed statutory accounting practices include a variety of publications of the National Association of Insurance Commissioners (NAIC), as well as state laws, regulations, and general administrative rules. Permitted statutory accounting practices encompass all accounting practices not so prescribed. The Company has no permitted accounting practices. Statutory practices vary in certain respects from GAAP. The following includes a description of the principal differences.

     Statutory and GAAP Differences:

          a. Policy acquisition costs, principally commissions, are expensed as incurred, whereas related premiums are earned on a pro rata basis over the periods covered by the policies for statutory accounting purposes.

          b. Federal income taxes are based on current taxable income. Deferred income taxes are not provided for statutory accounting purposes.

          c. Certain assets designated as "nonadmitted" assets (principally furniture, equipment, supplies, prepaid items, and premium balances over 90 days due) are excluded from the statement of admitted assets, and the change in such assets is credited or charged directly to unassigned surplus for statutory accounting purposes.

          d. Debt securities available for sale are recorded on the balance sheet at amortized cost. Permanent declines in the value of stock are not reflected in income for statutory accounting purposes.

          e. Cash equivalents included in the reconciliation of cash flows include securities maturing within one year from the date of purchase for statutory accounting purposes.

          f. Pension costs are accounted for on a cash basis in accordance with funding requirements.

          g. Reinsurance receivables are recorded as a reduction of loss and loss adjustment expense reserves. The unexpired portion of reinsurance premium is recorded as a reduction of unearned premium for statutory accounting purposes.

     The Company's net income (loss) and shareholder's equity on the statutory accounting basis as reported to regulatory authorities are as follows:

                                                 1994              1993              1992
                                              -----------       -----------       -----------
    Statutory net income (loss).............  $    70,882       $(2,506,903)      $ 1,228,535
    Shareholder's equity....................  $19,806,044       $20,370,784       $23,969,622

INVESTMENTS:

     Effective December 31, 1992, the Company adopted the provision of Statement of Financial Accounting Standards No. 115, Accounting for Certain Investments in Debt and Equity Securities (SFAS No. 115). The Company classified the entire portfolio of debt and equity securities as available-for-sale and has reported the cumulative effect of this accounting change represented by the unrealized appreciation on available-for-sale securities, net of deferred taxes as an increase in shareholders' equity.

                           SEQUOIA INSURANCE COMPANY

     Investments in available-for-sale securities are recorded at fair value. Unrealized holding gains and losses, net of deferred income taxes, are excluded from earnings and reported as a separate component of shareholders' equity until realized. Prior to the adoption of SFAS No. 115, fixed maturities were reported at cost adjusted for the amortization of premium or discount and other than temporary market value declines.

     A decline in the market value of any available-for-sale security below costs that is deemed other than temporary is charged to earnings and results in the establishment of a new cost basis for the security.

     Investment income includes amortization of premium and accretion of discount on the constant yield method relating to bonds acquired at other than par value. Realized investment gains and losses are determined on the basis of specific identification and are included in net income.

     Short term investments, which consist of corporate securities, are stated at cost which approximates fair value.

     Real estate is carried at cost less accumulated depreciation. Real estate is depreciated over its estimated useful life on a straight-line basis. Depreciation expense in 1994, 1993, and 1992 was $1,427, $5,709, and $5,709,
respectively.

DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS:

     The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that fair value:

  Fixed Maturities and Equity Securities:

     Fair values are based upon quoted market prices, dealer quotes for comparable securities or fair values adopted by the National Association of Insurance Commissioners.

  Cash and Short-Term Investments:

     The carrying amounts of cash and short-term investments are reasonable estimates of fair value.

     Disclosures about fair value are not required for insurance contracts, other than financial guarantees and investment contracts, as those terms are defined in FASB Statement No. 60 and FASB Statement No. 97. Certain financial instruments, such as accrued investment income, reinsurance receivables, accrued expenses, premiums and agents' balances receivable and receivables from affiliates possess characteristics similar to trade receivables and payables, therefore, carrying value approximates fair value.

CASH EQUIVALENTS:

     The Company considers highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.

FIXED ASSETS:

     Equipment is carried at cost net of accumulated depreciation. Depreciation is computed on the straight-line method over the estimated lives of the assets ranging from four to ten years.

     Maintenance, repairs, and minor renewals are charged to expenses as incurred while renewals and betterments are capitalized.

     The cost and related accumulated depreciation of assets sold are removed from the related accounts, and the resulting gains or losses are reflected in operations.

DEFERRED POLICY ACQUISITION COSTS (DPAC):

     Costs of acquiring new insurance business, net of commissions and premium taxes, are deferred and amortized over the term of the policy. DPAC is adjusted for any premium deficiency. Premium deficiency is recognized if the sum of expected loss and loss adjustments expenses, expected dividends, unamortized

                           SEQUOIA INSURANCE COMPANY

DPAC, and maintenance expenses exceeds related unearned premiums. The Company does not consider anticipated investment income in determining a premium deficiency.

GOODWILL:


     The excess of the purchase cost over the fair value of net assets acquired in an acquisition is classified as goodwill in the accompanying balance sheets and is being amortized principally over 25 years on a straight-line basis. At each balance sheet date, the Company evaluates the realizability of goodwill based upon expectations of nondiscounted cash flows. Amortization of goodwill amounted to $40,000 for 1994, 1993 and 1992. Goodwill became impaired in 1994 (Note 4).


RECOGNITION OF PREMIUM REVENUE:

     Premiums are generally recognized as revenue on a pro rata basis over the policy term.

REINSURANCE:

     Reinsurance premiums, commissions, expense reimbursements, and reserves related to reinsured business are accounted for on a basis consistent with those used in accounting for the original policies issued and the terms of the reinsurance contracts. Premiums ceded to other companies have been reported as a reduction of premium income.

     During 1992, the Company adopted the provision of SFAS No. 113, Accounting and Reporting for Reinsurance of Short-Duration and Long-Duration Contracts, which requires that amounts due from reinsurers and amounts paid to reinsurers relating to the unexpired portion of reinsured contracts (prepaid reinsurance premiums) be disclosed separately as assets. This statement also establishes the risk transfer criteria necessary for a contract to be accounted for as reinsurance. These provisions were adopted effective January 1, 1992. There was no effect on income.

INCOME TAXES:

     The Company and QBE (N.A.) file a consolidated federal tax return. Each company calculates its tax provision or benefit based on its individual results. The Company makes all tax payments on behalf of QBE (N.A.) and itself. Accordingly, any amounts owed or receivable from federal taxing authorities are recorded as payable or receivable by the Company, and a corresponding intercompany account is recorded with QBE (N.A.).

     Effective January 1, 1992, the Company adopted SFAS No. 109, "Accounting for Income Taxes" (SFAS 109). Under the asset and liability method of SFAS 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis. Deferred tax assets and liabilities are measured using enacted tax rates expected to be recovered or settled. The Company has reported the cumulative effect of the change in method of accounting for income taxes in the 1992 statement of operations.

INSURANCE LIABILITIES:

     The liability for losses and loss-adjustment expenses includes an amount determined from loss reports and individual cases and an amount, based on past experience, for losses incurred but not reported. Such liabilities are necessarily based on estimates and, while management believes that the amount is adequate, the ultimate liability may be in excess of or less than the amounts provided. The methods for making such estimates and for establishing the resulting liability are continually reviewed, and any adjustments are reflected in current earnings. There is no discounting of reserves.

CONTINGENT COMMISSIONS:

     Contingent commissions and other similar charges are management's best estimate of the liability based on the profit experience of the policies they have sold.

                           SEQUOIA INSURANCE COMPANY

2. RELATED PARTY TRANSACTIONS:

     Pursuant to a technical and management assistance agreement entered into, as of July 1, 1989, between the Company and QBE, certain expenses incurred by QBE are reimbursed by the Company. Expenses reimbursed by the Company in accordance with the aforementioned agreement for the years ended December 31, 1994, 1993, and 1992 were $660,000, $786,000, and $900,000, respectively.

     The Company had receivables and payables from Melbourne Reinsurance Holdings, Inc. (Melbourne Re), QBE (N.A.), and QBE (International) Limited at December 31, 1994 and 1993, as detailed in the chart below. Melbourne Re and QBE (International) Limited are subsidiaries of QBE. The Company receives and pays no interest on these balances. Receivables are guaranteed by QBE Insurance Group Limited.

                                                                      DECEMBER 31, 1994
                                                                  -------------------------
                                                                  RECEIVABLE      PAYABLE
                                                                  ----------     ----------
    Melbourne Re................................................  $2,474,644     $  357,695
    QBE (International) Limited.................................   1,541,708        325,650
                                                                  ----------     ----------
              Total.............................................  $4,016,352     $  683,345
                                                                  ==========     ==========

                                                                      DECEMBER 31, 1993
                                                                  -------------------------
                                                                  RECEIVABLE      PAYABLE
                                                                  ----------     ----------
    QBE (N.A.)..................................................  $1,713,662     $  761,006
    QBE (International) Limited.................................     214,514        343,134
                                                                  ----------     ----------
              Total.............................................  $1,928,176     $1,104,140
                                                                  ==========     ==========

3.  INVESTMENTS:

     The amortized cost and fair value of fixed maturity investments at December 31, 1994 and 1993 are shown as follows:

                                              AMORTIZED      UNREALIZED  UNEALIZED        FAIR
                   1994                         COST          GAIN         LOSS           VALUE
- -------------------------------------------  -----------     -------     ---------     -----------
Available-for-sale:
  U.S. Treasury securities.................  $19,917,205     $13,604     $(230,809)    $19,700,000
  Obligations of states and political
     subdivisions..........................      239,997           3            --         240,000
  Debt securities issued by foreign
     government............................    2,340,301          --            --       2,340,301
  Corporate securities.....................   40,473,585          --      (596,729)     39,876,856
                                             -----------     -------     ---------     -----------
                                             $62,971,088     $13,607     $(827,538)    $62,157,157
                                             ===========     =======     =========     ===========

                   1993
- ------------------------------------------
Available-for-sale:
  Obligations of states and political
     subdivisions.........................  $ 1,258,211     $ 16,119            --     $ 1,274,330
  Debt securities issued by foreign
     government...........................    2,379,716           --            --       2,379,716
  Corporate securities....................   61,972,254      560,976      (158,955)     62,374,275
                                            -----------     --------     ---------     -----------
                                            $65,610,181     $577,095     $(158,955)    $66,028,321
                                            ===========     ========     =========     ===========

     There were no unrealized gains and losses on equity securities.

                           SEQUOIA INSURANCE COMPANY

     The amortized cost and fair value of fixed maturities at December 31, 1994, by contractual maturity, are shown as follows:

                                                           AMORTIZED           FAIR
                                                             COST              VALUE
                                                          -----------       -----------
        Due in one year or less.........................  $ 9,486,211       $ 9,471,266
        Due in one year through five years..............   53,484,877        52,685,891
                                                          -----------       -----------
                                                          $62,971,088       $62,157,157
                                                          ===========       ===========

     Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

     Investment income is summarized as follows:

                                                        1994             1993             1992
                                                     ----------       ----------       ----------
Investment income from:
  Available-for-sale:
     Fixed maturities..............................  $4,028,359       $4,536,579       $4,606,197
     Equity securities.............................      90,165               --            4,600
Short term investments and other...................     486,440          323,254          865,565
                                                     ----------       ----------       ----------
     Total investment income.......................   4,604,964        4,859,833        5,476,362
Investment expenses................................    (739,917)        (869,881)        (979,945)
                                                     ----------       ----------       ----------
     Net investment income.........................  $3,865,047       $3,989,952       $4,469,417
                                                     ==========       ==========       ==========

     Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of municipal securities, corporate debt securities and short-term investments. As the portfolio is well diversified and issuers of securities are dispersed throughout many industries and geographies, the concentrations of credit risk are limited.

     At December 31, 1994, the following available for sale securities exceeded ten percent of shareholder's equity of the Company:

                                                                             FAIR
                                                                             VALUE
                                                                          -----------
        Fixed maturities:
          BAT Capital Corporation.......................................  $ 4,000,000
          Kingdom of Spain..............................................    2,340,301
          Boral Industries Inc..........................................    5,000,000
          Chrysler Financial............................................    3,043,047
          General Motors Acceptance Corp................................    2,989,841
          International Lease Finance...................................    4,087,965
          Shell Oil Company.............................................    2,500,000
          BHP Finance (USA) Ltd.........................................    3,880,000
          National Australia Bank Ltd...................................    3,090,000
          Pacific Dunlap Ltd............................................    2,095,868
          Qantas Airway Ltd.............................................    4,022,548
                                                                          -----------
                                                                          $37,049,570
                                                                          ===========

                           SEQUOIA INSURANCE COMPANY

     Pre-tax net realized gains (losses) on investments were as follows for each of the years ended December 31:

                                                          1994            1993           1992
                                                        ---------       --------       --------
Gross realized gains:
  Available-for-sale:
     Fixed maturities.................................  $     100       $573,901       $358,977
     Equity securities................................         --             --          7,661
     Real estate......................................     54,998             --             --
                                                        ---------       --------       --------
          Total gains.................................     55,098        573,901        366,638
                                                        ---------       --------       --------
Gross realized losses:
  Available-for-sale:
     Fixed maturities.................................   (307,223)        (3,109)            --
     Equity securities................................         --             --             --
                                                        ---------       --------       --------
          Total losses................................   (307,223)        (3,109)            --
                                                        ---------       --------       --------
Net realized gains (losses)...........................  $(252,125)      $570,792       $366,638
                                                        =========       ========       ========

     Changes in unrealized gains (losses) on fixed maturities and equity securities were:

                                                         1994             1993            1992
                                                      -----------       ---------       --------
Available-for-sale:
  Fixed maturities..................................  $(1,232,071)      $(500,652)            --
  Equity securities.................................           --              --             --
  Cumulative effect of accounting change............                                     918,792
                                                      -----------       ---------       --------
                                                      $(1,232,071)      $(500,652)      $918,792
                                                      ===========       =========       ========

     Proceeds from sales of investments in fixed maturities during 1994, 1993 and 1992, were $21,706,450, $29,678,800, and $28,617,551, respectively. Proceeds from sales of investments in equity securities during 1994, 1993 and 1992 were $12,062,174, $6,377,810, and $257,500, respectively.

     Certificates of deposit carried at a total cost of $35,000 are on deposit with state insurance authorities for both December 31, 1994 and 1993.

4.  WRITE OFF OF GOODWILL:

     After poor results in 1993 the Company put in place a plan to grow the more profitable commercial lines of business, and continue reducing the less profitable personal lines of business. Significant expense savings were planned from office relocations and conversion to the Parent Company's in-house computer system.


     Despite improving results in 1994 QBE concluded that the Company would not produce an acceptable rate of return. After negotiations with potential buyers of the Company, management concluded that the fair value of goodwill would not be recovered upon a sale. Accordingly the remaining goodwill of $680,000, net of accumulated amortization of $320,000, was written off in 1994. An impairment was not recorded against goodwill in periods prior to fiscal year 1994, as management concluded that it was probable that goodwill was no longer recoverable.


5.  REINSURANCE ACTIVITY:

     Reinsurance assumed consists of only those risks required by law from the involuntary market. These are commercial automobile property and liability risks from the assigned risk plan.

     The Company limits the maximum net loss that can arise from large risks or risks in concentrated areas of exposure by reinsuring (ceding) certain levels of risks with other insurers or reinsurers, either on an automatic basis under general reinsurance contracts known as "treaties" or by negotiation on substantial

                           SEQUOIA INSURANCE COMPANY
individual risks. Ceded insurance is treated as the risk and liability of the assuming companies. In the event that all or any of the reinsuring companies might be unable to meet their obligations under existing reinsurance agreements, the Company would be liable for such defaulted amounts.

     As described in Note 1, the Company adopted SFAS No. 113 in 1992. Accordingly, all reinsurance assets and liabilities are shown on a gross basis in the accompanying Financial Statements. Amounts recoverable from reinsurers are estimated in a manner consistent with the claim liability associated with the reinsured policy. Such amounts are included in "reinsurance receivables" in the Balance Sheet as follows:

                                                                   1994             1993
                                                                ----------       ----------
    Estimated reinsurance recoverable on:
      Unpaid losses...........................................  $4,386,923       $5,415,618
      Unpaid loss adjustment expense..........................   1,472,633        1,875,174
                                                                ----------       ----------
         Total reinsurance reserves...........................   5,859,556        7,290,792
    Recoverable on paid losses................................   1,689,774        2,053,865
                                                                ----------       ----------
         Reinsurance receivables..............................  $7,549,330       $9,344,657
                                                                ==========       ==========

     In addition, amounts paid to reinsurers relating to the unexpired portion of reinsurance contracts (unearned ceded premiums) and prepaid reinsurance premiums are included in the balance sheet as "prepaid reinsurance premiums" of $2,641,074 and $2,637,310 for December 31, 1994 and 1993, respectively.

     The following is a summary of the effect of reinsurance activity on the financial statements for 1994, 1993, and 1992:

                                                     1994              1993              1992
                                                  -----------       -----------       -----------
Direct premiums written.........................  $48,009,669       $46,413,058       $46,896,866
Reinsurance premiums assumed....................      222,943         1,042,968           519,470
Reinsurance premiums ceded......................   (4,320,052)       (4,956,059)       (3,750,091)
                                                  -----------       -----------       -----------
  Net premiums written..........................   43,912,560        42,499,967        43,666,245
                                                  -----------       -----------       -----------
Direct premiums earned..........................   46,419,749        45,294,840        48,991,384
Reinsurance premiums assumed....................      255,251         1,124,248           581,147
Reinsurance premiums ceded......................   (4,316,008)       (3,849,832)       (3,812,421)
                                                  -----------       -----------       -----------
  Net premiums earned...........................   42,358,992        42,569,256        45,760,110
                                                  -----------       -----------       -----------
Losses and loss adjustment expenses incurred:
  Direct........................................   34,668,768        40,854,363        39,253,281
  Assumed.......................................      375,704           455,599           473,473
  Ceded.........................................   (3,430,669)       (4,625,443)       (6,023,773)
                                                  -----------       -----------       -----------
     Net losses and loss adjustment expenses....  $31,613,803       $36,684,519       $33,702,981
                                                  ===========       ===========       ===========

     Reinsurance receivables and prepaid reinsurance premiums of $10,190,404 and $11,981,967 at December 31, 1994 and 1993, respectively, represent amounts due primarily from one authorized reinsurer amounting to $7,284,000 and $9,630,000 at December 31, 1994 and 1993, respectively.

6.  INCOME TAXES:

     As discussed in the Summary of Significant Accounting Policies section, the Company adopted SFAS 109 as of January 1, 1992. The cumulative effect of this change in accounting for income taxes of $1,248,920 was determined as of January 1, 1992, and is reported in the statement of operations for the year ended December 31, 1992.

                           SEQUOIA INSURANCE COMPANY

     The tax effect of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities are presented below:

                                                                 1994              1993
                                                              -----------       -----------
    Deferred tax assets:
      Loss reserve discounting..............................  $   908,940       $   946,361
      Unearned premium reserve..............................    1,443,576         1,337,933
      Net operating loss....................................      619,632           722,249
      Tax credits...........................................       32,234            24,551
      Net unrealized depreciation of securities.............      276,739                --
      Other items -- net....................................    1,074,074           876,823
                                                              -----------       -----------
         Total deferred tax assets..........................    4,355,195         3,907,917
                                                              -----------       -----------
    Deferred tax liabilities:
      Deferred policy acquisition costs.....................      508,550           572,304
      Market discount.......................................      286,122           277,483
      Net unrealized appreciation of securities.............           --           142,168
      Other items -- net....................................       (1,353)            3,533
                                                              -----------       -----------
         Total deferred tax liabilities.....................      793,319           995,488
                                                              -----------       -----------
    Net deferred tax asset before valuation allowance.......    3,561,876         2,912,429
    Less: valuation allowance...............................   (3,561,876)       (2,912,429)
                                                              -----------       -----------
    Net deferred tax asset..................................  $        --       $        --
                                                              ===========       ===========

     The Company established a net deferred tax asset at January 1, 1992 based on a history of cumulative earnings. The Company established a valuation allowance against deferred tax assets at December 31, 1993 due to cumulative losses that caused management to conclude that it is more likely than not that none of the Company's deferred tax assets will be realized. The beginning of the year amount included in the valuation adjustment made in 1993 was $312,389 of deferred income taxes on net unrealized investment gain and $1,724,319 previously recognized in income.

     The provision (benefit) for federal income taxes consists of the following:

                                                      1994           1993            1992
                                                     ------       ----------       ---------
    Current........................................  $7,683       $ (321,881)      $ 346,432
    Deferred.......................................      --        1,724,318        (475,399)
                                                     ------       -----------      ---------
                                                     $7,683       $1,402,437       $(128,967)
                                                     ======       ===========      =========

     Income tax expense attributable to income from continuing operations for the years ended December 31, 1994, 1993, and 1992, differed from the amounts computed by applying the U.S. federal tax rate of 34% to pretax income from continuing operations as a result of the following:

                                                  1994              1993             1992
                                               -----------       -----------       ---------
    GAAP income before income tax............  $(1,366,299)      $(5,486,197)      $(275,256)
                                               ===========       ===========       =========
    Expected tax at tax rate of 34%..........     (464,542)       (1,865,307)        (93,587)
      Valuation Allowance....................      230,540         3,054,597              --
      Tax exempt interest....................      (14,444)          (58,559)        (49,737)
      Dividends received deduction...........           --                --          (2,237)
      Travel and entertainment...............       11,329             3,106           2,994
      Goodwill...............................      244,800            13,600          13,600
      Other items -- net.....................           --           255,000              --
                                               -----------       -----------       ---------
         Total tax benefit...................  $     7,683       $ 1,402,437       $(128,967)
                                               ===========       ===========       =========

                           SEQUOIA INSURANCE COMPANY

     At December 31, 1994, the Company had net operating loss carryforwards totaling $1,822,448 for regular tax purposes, and $1,488,280 for alternative minimum tax purposes that expire in the year 2008. At December 31, 1994, alternative minimum tax credit carryforwards of $32,234 are available indefinitely to offset future regular federal income taxes. These carryforward amounts will not be realized due to the change in control at July 31, 1995 (Note 15.)

7.  PROPERTY AND EQUIPMENT:

     The major classifications of property and equipment at December 31 are as follows:

                                                                  1994              1993
                                                               -----------       ----------
    EDP Equipment............................................  $ 1,539,712       $1,462,379
    Computer software........................................      893,998          852,768
    Office furniture, fixtures, and equipment................      473,012          412,001
    Automobiles..............................................      193,535          167,770
    Leasehold improvements...................................       67,402           67,402
    Accumulated depreciation.................................   (1,576,204)        (941,765)
                                                                ----------       ----------
      Net book value.........................................  $ 1,591,455       $2,020,555
                                                                ==========       ==========

     Depreciation expense was $592,786, $553,613, and $317,488 in 1994, 1993, and 1992, respectively.

8.  DEFERRED POLICY ACQUISITION COSTS:

     Changes in deferred policy acquisition costs are as follows:

                                                    1994              1993               1992
                                                 -----------       -----------       ------------
Balance, January 1.............................  $ 1,683,247       $ 2,060,053       $  3,957,595
  Additions....................................    7,891,271         8,088,926          8,121,640
  Less policy acquisition costs................   (8,078,783)       (8,465,732)       (10,019,182)
                                                 -----------       -----------       ------------
Balance, December 31...........................  $ 1,495,735       $ 1,683,247       $  2,060,053
                                                 ===========       ===========       ============

     Policy acquisition costs include adjustments for premium deficiencies of $2,783,706, $2,296,480, and $1,864,904 for the years ended December 31, 1994,
1993 and 1992, respectively.

9.  DIVIDENDS TO PARENT:

     California law limits the payment of dividends by the Company. The maximum dividend that may be paid without prior approval by the Commissioner of Insurance is limited to the lessor of 10% of statutory surplus as of December 31, or net investment income earned for the year.

     At December 31, 1994, the maximum dividend that is allowable for payment in 1995 without regulatory approval is approximately $1,980,604.

                           SEQUOIA INSURANCE COMPANY

10.  LEASE COMMITMENTS:

     The head office and branch office properties are leased. Rental expense for the years ended December 31, 1994, 1993, and 1992 was $501,652, $673,693, and
$699,421, respectively.

     The following is a schedule by years of future rental payments required under these leases as of December 31, 1994.

                            YEARS ENDING DECEMBER 31
        -----------------------------------------------------------------
        1995.............................................................  $  520,086
        1996.............................................................     456,666
        1997.............................................................     387,690
        1998.............................................................     397,136
        1999.............................................................     425,472
        Thereafter.......................................................   1,542,765
                                                                           ----------
        Total payments required..........................................  $3,729,815
                                                                           ==========

     Until March 31, 1993, the Company leased computer time for processing business. These costs were $239,715 and $1,104,161 for the years ended December 31, 1993 and 1992, respectively.

11.  BENEFIT PLANS:

     The Company has a defined benefit pension plan covering substantially all of its employees. The benefits are based on years of service and the employee's compensation during employment. The Company has frozen plan participation and the accumulation of benefits for its defined benefit pension plan as of December 31, 1991. The Company's funding policy is to contribute annually the maximum amount that can be deducted for federal income tax purposes.

     The pension plan is funded under the projected unit credit actuarial cost method. Pension expense for 1994, 1993 and 1992 was $71,586, $17,322 and $143,357, respectively. The Company's policy is to recognize pension expense in the year it becomes deductible for income tax purposes.

     A comparison of accumulated plan benefits and net plan assets is presented as follows:

     Actuarial present value of accumulated plan benefits as of the latest actuarial valuation date:

                                                             DEFINED BENEFIT       DEFINED BENEFIT
                                                              PENSION PLAN          PENSION PLAN
                                                               JANUARY 1,            JANUARY 1,
                                                                  1994                  1993
                                                             ---------------       ---------------
    Vested.................................................    $ 1,508,913           $ 1,490,838
                                                                ==========            ==========
    Net assets available for benefits, at current value....    $ 1,209,502           $ 1,247,992
                                                                ==========            ==========

     The weighted average assumed rate of return used in determining the actuarial present value of accumulated plan benefits is 8%.

     In accordance with the provisions of SFAS No. 87, the Company recorded an additional minimum liability at the end of each year representing the excess of the accumulated benefit obligations over the fair value of plan assets and accrued pension liabilities. The additional balance of the liability at the end of the period is reported as a separate reduction of shareholder's equity.

     The Company sponsors a 401(k) plan which is available to all of its employees. Prior to October' 1, 1992 employees could contribute up to 5% of salary to the plan and the company contributed 10% of the employee contribution. Entitlement to company contributions was subject to a seven-year vesting schedule.

                           SEQUOIA INSURANCE COMPANY

     As of October 1, 1992, the plan was renamed the "Sequoia Insurance Company 401(k) Retirement Savings Plan" and was enhanced as follows:

      i) Employee Contributions -- before-tax up to 15% of salary and after-tax up to 5% of salary. Total contributions are restricted by regulation.

      ii) Company Contributions -- 50% of employee before tax contributions up to a maximum of 3% of salary. In addition, an annual retirement contribution can be made at the company's discretion and allocated to employees on a weighted formula based on age and salary.

     iii) Vesting -- entitlement to all company contributions is subject to a three-year vesting schedule based on years of service.

     Company contributions to the plan amounted to $97,716, $93,255, and $33,239, respectively, in the years ended December 31, 1994, 1993 and 1992.

12.  CONTINGENCIES:

     In the settlement of claims on a structured basis, the Company has purchased individual annuities from Safeco Insurance Company, which is not an affiliate company, where the claimant is payee and the Company is contingently liable. The contingent liability associated with these structured settlements for which no provision has been made in the financial statements amounted to $898,498 as of December 31, 1993.

     As of December 31, 1994, the Company is not contingently liable for any structured settlements.

     Lawsuits do arise against the Company in its normal course of business. No contingent liabilities arising from litigation, income taxes or other matters are, at this time, considered to be material.

13.  PROPOSITION 103 REFUND:

     The Company has recorded an accrued policyholder dividend in the 1993 financial statements of $900,000. This amount represents the agreed-upon Proposition 103 refund between the Company and the California Department of Insurance. The Stipulation and Consent Order was filed with the State of California on February 8, 1994 and was adopted by the Department of Insurance on February 15, 1994.

     The Company has included in other liabilities dividends payable amounting to $34,526 and $900,000 at December 31, 1994 and 1993, respectively.

                           SEQUOIA INSURANCE COMPANY

14.  LIABILITY FOR UNPAID CLAIMS AND CLAIM ADJUSTMENT EXPENSES:

     Activity in the liability for unpaid claims and claim adjustment expenses is summarized as follows:

                                                     1994              1993              1992
                                                  -----------       -----------       -----------
Balance at January 1............................  $53,919,982       $49,029,507       $54,111,316
Less reinsurance recoverables...................    7,290,792         5,984,519         4,560,259
                                                  -----------       -----------       -----------
Net balance at January..........................   46,629,190        43,044,988        49,551,057
Incurred related to:
  Current year..................................   32,085,000        31,767,000        33,833,000
  Prior years...................................     (471,197)        4,917,519          (130,019)
                                                  -----------       -----------       -----------
     Total incurred.............................   31,613,803        36,684,519        33,702,981
Paid related to:
  Current year..................................   11,383,000        13,721,000        14,116,000
  Prior years...................................   18,718,029        19,379,317        26,093,050
                                                  -----------       -----------       -----------
     Total paid.................................   30,101,029        33,100,317        40,209,050
Net balance at December 31......................   48,141,964        46,629,190        43,044,988
Plus reinsurance recoverables...................    5,859,556         7,290,792         5,984,519
                                                  -----------       -----------       -----------
                                                  $54,001,520       $53,919,982       $49,029,507
                                                  ===========       ===========       ===========

15.  SUBSEQUENT EVENT:

     On August 1, 1995, the Company's parent, SRC, sold all of the Company's stock to Physicians Insurance Company of Ohio.

                           SEQUOIA INSURANCE COMPANY

                                 BALANCE SHEETS
                   AS OF JUNE 30, 1995 AND DECEMBER 31, 1994



                                                                    JUNE 30,       DECEMBER 31,
                                                                      1995             1994
                                                                  ------------     ------------
                                                                  (UNAUDITED)
                                            ASSETS
Investments:
  Available for sale:
     Fixed maturities at fair value (amortized cost:
       1995 -- $62,536,467, 1994 -- $62,971,088)................  $ 62,944,324     $ 62,157,157
  Short-term investments, at cost which approximates fair
     value......................................................    13,966,700        8,953,158
                                                                  ------------     ------------
     Total investments..........................................    76,911,024       71,110,315
                                                                  ------------     ------------
Cash and cash equivalents.......................................     2,103,153        1,907,617
Premiums and agents' balances receivable (net of allowance for
  doubtful accounts: 1995 -- $275,000, 1994 -- $65,000).........    10,224,977       11,637,968
Reinsurance receivables.........................................     8,631,952        7,549,330
Prepaid reinsurance premiums....................................     2,689,086        2,641,074
Property and equipment, net.....................................     1,169,921        1,591,455
Accrued investment income.......................................     1,187,500        1,333,960
Deferred policy acquisition costs...............................     2,905,896        1,495,735
Deferred federal income tax.....................................            --               --
Federal income tax recoverable..................................       363,679          386,358
Receivables from affiliates.....................................     3,855,820        4,016,352
Other assets....................................................       124,922           14,202
                                                                  ------------     ------------
     Total assets...............................................  $110,167,930     $103,684,366
                                                                  ============     ============
LIABILITIES AND SHAREHOLDER'S EQUITY
Losses and loss adjustment expenses.............................  $ 55,316,996     $ 54,001,520
Unearned premiums...............................................    24,328,042       23,871,723
Payables from affiliates........................................     1,046,695          683,345
Other liabilities...............................................     5,297,263        4,456,578
                                                                  ------------     ------------
     Total liabilities..........................................    85,988,996       83,013,166
                                                                  ------------     ------------
Common stock ($2.50 par value, authorized -- 1,000,000 shares;
  issued -- 400,000 shares).....................................     1,000,000        1,000,000
Additional paid-in capital......................................     6,500,000        6,500,000
Net unrealized appreciation (depreciation) on investments (net of deferred income taxes (benefit) of 1995 -- $0,
  1994 -- $0)...................................................       407,857         (813,931)
Retained earnings...............................................    16,271,077       13,985,131
                                                                  ------------     ------------
     Total shareholders' equity.................................    24,178,934       20,671,200
                                                                  ------------     ------------
     Total liabilities and shareholders' equity.................  $110,167,930     $103,684,366
                                                                  ============     ============

     The accompanying notes are an integral part of these interim financial statements.

                           SEQUOIA INSURANCE COMPANY

                            STATEMENTS OF OPERATIONS
                  FOR SIX MONTHS ENDED JUNE 30, 1995 AND 1994
                                  (UNAUDITED)

                                                                       1995            1994
                                                                    -----------     -----------
Revenues:
  Premiums earned...............................................    $21,487,314     $20,974,999
  Investment income, net........................................      2,066,799       1,919,319
  Realized gains on investments.................................             --          55,098
  Other income..................................................        171,335         136,815
                                                                    -----------     -----------
          Total revenues........................................     23,725,448      23,086,231
                                                                     ==========      ==========
Expenses:
  Net losses and loss adjustment expenses.......................     14,464,128      15,544,995
  Policy acquisition costs......................................      3,071,442       3,331,965
  Insurance underwriting and other expenses.....................      3,881,253       3,515,388
                                                                    -----------     -----------
          Total expenses........................................     21,416,823      22,392,348
                                                                    -----------     -----------
Income before federal income taxes..............................      2,308,625         693,883
                                                                    -----------     -----------
Provision before federal income taxes...........................         22,679           3,786
                                                                    -----------     -----------
Net income......................................................    $ 2,285,946     $   690,097
                                                                     ==========      ==========

     The accompanying notes are an integral part of these interim financial statements.

                           SEQUOIA INSURANCE COMPANY
                 STATEMENTS OF CHANGES IN SHAREHOLDER'S EQUITY
                FOR THE SIX MONTHS ENDED JUNE 30, 1994 AND 1995
                                  (UNAUDITED)

                                   CAPITAL     ADDITIONAL   NET UNREALIZED
                                   STOCK -      PAID-IN     GAIN (LOSS) ON    RETAINED
                                    COMMON      CAPITAL      INVESTMENTS      EARNINGS        TOTAL
                                  ----------   ----------   --------------   -----------   ------------
Balances, December 31, 1993.....  $1,000,000   $6,500,000    $    418,140    $15,415,678   $ 23,333,818
For the six months ended June
  30, 1994 (unaudited)
  Net income....................                                                 690,097        690,097
  Adjustment for minimum pension
     liability..................                                                 (56,565)       (56,565)
  Decrease in unrealized
     appreciation on investments
     net of adjustment to
     deferred income taxes of
     $0.........................                               (1,442,816)                   (1,442,816)
                                  ----------   ----------   --------------   -----------   ------------
Balances, June 30, 1994.........  $1,000,000   $6,500,000    $ (1,024,676)   $16,049,210   $ 22,524,634
                                   =========    =========     ===========     ==========    ===========
Balances, December 31, 1994.....  $1,000,000   $6,500,000    $   (813,931)   $13,985,131   $ 20,671,200
For the six months ended June
  30, 1995 (unaudited)
  Net income....................                                               2,285,946      2,285,946
  Increase in unrealized
     appreciation on investments
     net of adjustment to
     deferred income taxes of
     $0.........................                                1,221,788                     1,221,788
                                  ----------   ----------   --------------   -----------   ------------
Balances, June 30, 1995.........  $1,000,000   $6,500,000    $    407,857    $16,271,077   $ 24,178,934
                                   =========    =========     ===========     ==========    ===========

     The accompanying notes are an integral part of these interim financial statements.

                           SEQUOIA INSURANCE COMPANY

                            STATEMENTS OF CASH FLOWS
                  FOR SIX MONTHS ENDED JUNE 30, 1995 AND 1994

                                  (UNAUDITED)


                                                                       1995            1994
                                                                    -----------     -----------
Cash flows from operating activities:
  Net income......................................................  $ 2,285,946     $   690,097
  Adjustments to reconcile net income to net cash provided by operating activities:
     Depreciation and amortization................................      649,077         592,057
     Realized losses on investments...............................           --          55,098
     Changes in assets and liabilities:
       Premium and agent balances receivables.....................    1,412,991      (2,462,558)
       Reinsurance receivables....................................   (1,082,622)        608,763
       Prepaid reinsurance premiums...............................      (48,012)       (395,820)
       Accrued investment income..................................      146,460          17,233
       Deferred policy acquisition costs..........................   (1,410,161)       (679,643)
       Receivables from affiliates................................      160,532      (1,637,623)
       Federal income tax recoverable.............................       22,679           3,786
       Unpaid losses and loss adjustment expenses.................    1,315,476         733,224
       Unearned premiums..........................................      456,319         732,386
       Payable from affiliates....................................      363,350        (425,148)
       Other......................................................      729,965         (23,438)
                                                                    -----------     -----------
          Net cash provided by operating activities...............    5,002,000      (2,191,586)
Cash flows from investing activities:
  Proceeds from sale of investments:
     Available for sale:
       Equity securities..........................................           --      12,047,157
  Proceeds from the maturity of investments:
     Available for sale:
       Fixed maturities...........................................      240,000         995,050
  Purchase of investments:
     Available for sale:
       Equity securities..........................................           --      (7,822,881)
Net (purchase) sales of short term investments....................   (5,013,542)        970,327
Sale of real estate...............................................           --         356,726
Purchase of equipment.............................................      (32,922)        (31,587)
                                                                    -----------     -----------
          Net cash (used for) provided by investing activities....   (4,806,464)      6,514,792
Net increase in cash and cash equivalents.........................      195,536       4,323,206
Cash and cash equivalents at beginning of year....................    1,907,617       1,056,406
                                                                    -----------     -----------
Cash and cash equivalents at end of year..........................  $ 2,103,153     $ 5,379,612
                                                                    ===========     ===========

     The accompanying notes are an integral part of these interim financial statements.

                           SEQUOIA INSURANCE COMPANY

                     NOTES TO INTERIM FINANCIAL STATEMENTS

1. INTERIM FINANCIAL STATEMENTS:

     These interim financial statements should be read in conjunction with the audit financial statements and the notes. The interim financial statements are unaudited; however, in the opinion of the Company, they include all adjustments consisting of normal recurring adjustments, necessary for a fair statement of the results for interim period.

                                                                      APPENDIX A

                      AGREEMENT AND PLAN OF REORGANIZATION

                                    BETWEEN

                           CITATION INSURANCE GROUP,

                            CITATION HOLDINGS, INC.

                                      AND

                      PHYSICIANS INSURANCE COMPANY OF OHIO

                            DATED AS OF MAY 1, 1996

                               TABLE OF CONTENTS

                                                                                       PAGE
                                                                                       -----
EXHIBITS AND SCHEDULES...............................................................    A-5
  EXHIBITS...........................................................................    A-5
INDEX OF DEFINITIONS.................................................................    A-6
AGREEMENT AND PLAN OF REORGANIZATION.................................................    A-8
RECITALS.............................................................................    A-8
AGREEMENT............................................................................    A-8
ARTICLE I -- THE MERGER..............................................................    A-8
  1.1.  Merger.......................................................................    A-8
  1.2.  Effective Time of Merger.....................................................    A-8
  1.3.  Articles of Incorporation and Bylaws.........................................    A-8
  1.4.  Directors and Officers.......................................................    A-8
  1.5.  Stock Consideration..........................................................    A-9
  1.6.  Assumption of Unexercised Stock Options......................................   A-11
  1.7.  Closing......................................................................   A-11
  1.8.  Supplementary Action.........................................................   A-11
  1.9.  Tax Consequences of the Merger...............................................   A-11
ARTICLE II -- REPRESENTATIONS AND WARRANTIES OF PICO.................................   A-11
  2.1.  Organization of PICO.........................................................   A-11
  2.2.  Authorization of Agreements..................................................   A-11
  2.3.  No Conflicts; Consents and Approvals.........................................   A-12
  2.4.  Capitalization...............................................................   A-12
  2.5.  Subsidiaries and Affiliates of PICO; Minute Books of PICO and Subsidiaries...   A-12
  2.6.  Financial Statements and Reports.............................................   A-13
  2.7.  Absence of Certain Changes...................................................   A-13
  2.8.  Undisclosed Liabilities......................................................   A-14
  2.9.  Licenses and Permits.........................................................   A-14
  2.10. Regulatory Filings...........................................................   A-14
  2.11. Compliance with Applicable Laws..............................................   A-14
  2.12. Litigation...................................................................   A-14
  2.13. Real Property................................................................   A-15
  2.14. Insurance Issued by PICO Subsidiaries: Reserves: Reinsurance Treaties........   A-15
  2.15. Tax Representations..........................................................   A-16
  2.16. Additional Tax Representations...............................................   A-17
  2.17. Material Contracts...........................................................   A-19
  2.18. Employees....................................................................   A-19
  2.19. Employee Plans; ERISA........................................................   A-20
  2.20. Brokers and Finders..........................................................   A-20
  2.21. No Investment Company........................................................   A-20
  2.22. Accuracy of Information Supplied.............................................   A-20
  2.23. Effective Time of Representations, Warranties, Covenants and Agreements......   A-20
ARTICLE III -- REPRESENTATIONS AND WARRANTIES OF CITATION............................   A-21
  3.1.  Organization.................................................................   A-21
  3.2.  Authorization of Agreements..................................................   A-21
  3.3.  No Conflicts; Consents and Approvals.........................................   A-21
  3.4.  Capitalization...............................................................   A-21

                                                                                       PAGE
                                                                                       -----
  3.5.  Subsidiaries and Affiliates of Citation; Minute Books of Citation and
     Citation Subsidiaries...........................................................   A-22
  3.6.  Financial Statements and SEC Reports.........................................   A-22
  3.7.  Absence of Certain Changes...................................................   A-23
  3.8.  Undisclosed Liabilities......................................................   A-23
  3.9.  Licenses and Permits.........................................................   A-23
  3.10. Regulatory Filings...........................................................   A-23
  3.11. Compliance with Applicable Laws..............................................   A-24
  3.12. Litigation...................................................................   A-24
  3.13. Real Property................................................................   A-24
  3.14. Insurance Issued by Citation Subsidiaries: Reserves; Reinsurance Treaties....   A-24
  3.15. Tax Representations..........................................................   A-25
  3.16. Additional Tax Representations...............................................   A-26
  3.17. Material Contracts...........................................................   A-27
  3.18. Employees....................................................................   A-28
  3.19. Employee Plans; ERISA........................................................   A-28
  3.20. Brokers and Finders..........................................................   A-29
  3.21. Shareholder Rights Plan......................................................   A-29
  3.22. Stock Consideration..........................................................   A-29
  3.23. No Investment Company........................................................   A-29
  3.24. Accuracy of Information Supplied.............................................   A-29
  3.25. Effective Time of Representations, Warranties, Covenants and Agreements......   A-30
ARTICLE IV -- ADDITIONAL AGREEMENTS..................................................   A-30
  4.1.  Access to Information........................................................   A-30
  4.2.  Confidentiality..............................................................   A-30
  4.3.  Public Announcements.........................................................   A-31
  4.4.  Notification of Certain Events...............................................   A-31
  4.5.  Conduct of Business in Ordinary Course.......................................   A-31
  4.6.  Requisite Regulatory Approvals...............................................   A-33
  4.7.  Shareholder Approval.........................................................   A-35
  4.8.  Nasdaq Listing...............................................................   A-35
  4.9.  Taking of Necessary Action...................................................   A-35
  4.10. Certain Agreements with Respect to Directors.................................   A-35
  4.11. Expenses.....................................................................   A-35
  4.12. Non-Solicitation and Cooperation.............................................   A-36
  4.13. Registration of Citation Stock...............................................   A-37
  4.14. Prohibition on Certain Sales.................................................   A-37
  4.15. Withdrawal of PICO Registration Statement....................................   A-37
  4.16. Best Efforts Concerning Tax-Free Reorganization..............................   A-37
ARTICLE V -- CONDITIONS..............................................................   A-37
  5.1.  Conditions to Citation's and PICO's Obligations..............................   A-37
  5.2.  Conditions to Citation's Obligations.........................................   A-38
  5.3.  Conditions to PICO's Obligations.............................................   A-40
ARTICLE VI -- TERMINATION, AMENDMENTS AND WAIVERS
  6.1.  Termination..................................................................   A-41
  6.2.  Effect of Termination: Survival..............................................   A-42

                                                                                       PAGE
                                                                                       -----
  6.3.  Amendment....................................................................   A-42
  6.4.  Waiver.......................................................................   A-42
ARTICLE VII -- SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS, LIMITATION OF
  LIABILITY..........................................................................   A-42
  7.1.  No Survival..................................................................   A-42
  7.2.  Limitation of Liability......................................................   A-42
ARTICLE VIII -- GENERAL PROVISIONS...................................................   A-42
  8.1.  Notices......................................................................   A-42
  8.2.  Severability.................................................................   A-43
  8.3.  Successors and Assigns: Assignment...........................................   A-43
  8.4.  Attorneys' Fees..............................................................   A-43
  8.5.  Governing Law................................................................   A-44
  8.6.  Headings: Pronouns...........................................................   A-44
  8.7.  Counterpart Execution........................................................   A-44
  8.8.  Further Assurances...........................................................   A-44
  8.9.  Remedies Cumulative..........................................................   A-44
  8.10. Presumptions.................................................................   A-44
  8.11. Exhibits and Schedules.......................................................   A-44
  8.12. No Third Party Beneficiaries.................................................   A-44
  8.13. Time of Essence..............................................................   A-44
  8.14. Definition of Best Knowledge.................................................   A-44
  8.15. Complete Agreement, Conflicts and Amendments.................................   A-44

                             EXHIBITS AND SCHEDULES

EXHIBITS
     Exhibit A                  Agreement of Merger and Certificate of Merger
     Exhibit B-1                Legal Opinion of Gray Cary Ware & Freidenrich
     Exhibit B-2                Legal Opinion of James Mosier
     Exhibit B-3                Legal Opinion of Varys, Sater, Seymour and Pease
     Exhibit C-1                Shareholder Letter (Guinness Peat Group plc)
     Exhibit C-2                Shareholder Letter (Other 5% PICO Shareholders)
     Exhibit D                  Legal Opinion of Gibson, Dunn & Crutcher
     Exhibit E                  Amended and Restated Articles of Incorporation of
                                  Citation Insurance Group
     Exhibit F                  Amended and Restated Bylaws of Citation Insurance Group
SCHEDULES
Schedule 1.5(a)                 Examples re: Computation of Exchange Ratio/Number of Citation
                                  Shares and Options
Schedule 2                      PICO Disclosure Schedule
Schedule 2A                     Notice of Stipulation and Consent Order
Schedule 3                      Citation Disclosure Schedule

                              INDEX OF DEFINITIONS

                                   TERM                                     SECTION REFERENCE
- --------------------------------------------------------------------------  -----------------
"Blue Sky Filings"........................................................  4.6(b)
"Business Day"............................................................  1.7
"Citation"................................................................  first paragraph
"Citation Acquisition Proposals"..........................................  4.12(a)
"Citation's Best Knowledge"...............................................  8.14(a)
"Citation"................................................................  Recitals
"Citation Directors"......................................................  4.10(a)
"Citation Certificate"....................................................  1.5(e)(i)
"Citation Disclosure Schedule"............................................  Article III
"Citation Employee Plans".................................................  3.19
"Citation Financial Statements"...........................................  3.6
"Citation Material Contracts".............................................  3.17
"Citation Options"........................................................  3.4(a)
"Citation Real Property Lease"............................................  3.13
"Citation Reserves".......................................................  3.14(d)
"Citation Stock"..........................................................  Recitals
"Citation's SEC Reports" 3.6
"Citation Subsidiaries" 3.5(a)
"Citation Taxpayer".......................................................  3.15(a)
"Closing".................................................................  1.7
"Closing Date"............................................................  1.7
"Code"....................................................................  Recitals
"Confidentiality Agreement"...............................................  4.2
"Damages -................................................................  7.2(a)
"Determination Date"......................................................  1.5(a)
"Dissenting Shares".......................................................  1.5(g)
"Effective Time"..........................................................  1.2
"ERISA"...................................................................  2.19
"Exchange Act"............................................................  2.22(b)(i)
"Exchange Agent"..........................................................  1.5(e)(i)
"Exchange Ratio"..........................................................  1.5(b)
"GAAP"....................................................................  2.6
"GPG Agreement"...........................................................  5.2
"Hart-Scott Act"..........................................................  4.6(c)
"Hart-Scott Report".......................................................  4.6(c)
"Insurance and Other Approvals"...........................................  4.6(d)
"IRS".....................................................................  2.15(e)
"Material Adverse PICO Effect"............................................  2.1
"Material Adverse Citation Effect"........................................  3.1
"Merger"..................................................................  Recitals
"Merger Agreement"........................................................  Recitals
"Newco"...................................................................  first paragraph
"Nasdaq"..................................................................  1.5(a)
"OGCL"....................................................................  Recitals
"Other Agreements"........................................................  2.2
"parent"..................................................................  2.5(a)

                                   TERM                                     SECTION REFERENCE
- --------------------------------------------------------------------------  -----------------
"PICO"....................................................................  First paragraph
"PICO's Best Knowledge" 8.14(b)
"PICO Class A"............................................................  2.4(a)
"PICO Certificates".......................................................  1.5(e)
"PICO Directors"..........................................................  4.10(a)
"PICO Disclosure Schedule"................................................  Article 2
"PICO Employee Plans".....................................................  2.19
"PICO Financial Statements"...............................................  2.6
"PICO Insurance Subsidiaries".............................................  2.5(a)
"PICO Material Contracts".................................................  2.17
"PICO Options"............................................................  2.4(a)
"PICO Real Property"......................................................  2.13
"PICO Real Property Leases"...............................................  2.13
"PICO Reserves"...........................................................  2.14(d)
"PICO Share Value"........................................................  1.5(a)
"PICO Stock"..............................................................  1.5
"PICO Subsidiaries".......................................................  2.5(a)
"PICO Taxpayers...........................................................  2.15(a)
"Pre-Merger Expenses".....................................................  4.11
"Pre-Merger Notification Agencies"........................................  4.6(c)
"Prospectus/Proxy Statement"..............................................  2.22(b)
"Registration Statement" 2.3(b)
"Requisite Regulatory Approvals"..........................................  4.6(e)
"Required Approvals"......................................................  1.7
"Rights Plan".............................................................  3.21
"SEC".....................................................................  2.3(b)
"Securities Act"..........................................................  2.22(b)(i)
"Shareholders"............................................................  Recitals
"Special Meetings"........................................................  4.7
"Statutory Statements" 2.6(c)
"Stock Consideration".....................................................  1.5(a)
"Subsidiary"..............................................................  2.5(a)
"Taxes"...................................................................  2.15(k)
"Tax Returns".............................................................  2.15(a)
"TOC".....................................................................  2.9

                      AGREEMENT AND PLAN OF REORGANIZATION

     THIS AGREEMENT AND PLAN OF REORGANIZATION is made and entered into as of May 1, 1996, by and among Citation Insurance Group, a California corporation ("Citation"), Citation Holdings, Inc., an Ohio corporation ("Newco"), and Physicians Insurance Company of Ohio, an Ohio corporation ("PICO").

                                    RECITALS

     A. The Boards of Directors of Citation, Newco and PICO deem it advisable, for the mutual benefit of Citation, Newco, PICO and their respective shareholders, that Newco, a wholly-owned subsidiary of Citation, be merged with and into PICO (the "Merger") as soon as possible after the execution of this Agreement, in accordance with the terms of the General Corporation Law of Ohio (the "OGCL") and the terms and conditions of this Agreement and an Agreement of Merger to be entered into between Citation, Newco and PICO in substantially the form of Exhibit A to this Agreement (but subject to any changes which may be necessary to conform to any requirements of any federal or state governmental agency, authority or body the approval of which is legally required for consummation of the Merger) (the "Merger Agreement"). Such Boards of Directors have approved this Agreement, the Merger Agreement and the other agreements, instruments and documents contemplated to be executed by the parties hereunder, and have resolved to recommend to their respective shareholders approval of the principal terms of the Merger.

     B. The shareholders of PICO (the "Shareholders") shall receive as consideration in the Merger shares of Common Stock of Citation ("Citation Stock"). The parties recognize that as a result of the transactions contemplated by this Agreement, the Shareholders will acquire a majority of the Citation Stock. The options of PICO outstanding at the Closing (as defined herein) will be assumed by Citation and converted into options to purchase shares of Citation Stock.

     C. The Merger is intended to qualify as a tax free reorganization under
Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code") and will be accounted for as a purchase.

                                   AGREEMENT

     In consideration of the foregoing premises and of the respective representations, warranties and covenants contained herein, the parties hereby agree as follows:

                                   ARTICLE I

                                   THE MERGER

     1.1 Merger. Subject to the terms and conditions of this Agreement and in accordance with the OGCL, Newco shall be merged with and into PICO at the Effective Time (as defined in Section 1.2), and the separate corporate existence of Newco shall cease and PICO shall be the surviving corporation continuing its corporate existence under the laws of the State of Ohio. The Merger shall have the legal effect provided in the OGCL and in the Merger Agreement.

     1.2 Effective Time of Merger. The Merger shall become effective at the time of filing (the "Effective Time") of the Certificate of Merger pursuant to the OGCL. Subject to the terms and conditions of this Agreement, Newco and PICO shall duly execute the Merger Agreement and shall duly execute and file the Certificate of Merger with the applicable state authorities at the Closing (as defined in Section 1.7).

     1.3 Articles of Incorporation and Bylaws. The Articles of Incorporation and Bylaws attached to the Certificate of Merger and the Merger Agreement shall be the Articles of Incorporation and Bylaws of PICO following the Effective Time.

     1.4 Directors and Officers. The directors and executive officers of PICO after the Effective Time shall be as set forth in the Merger Agreement.

     1.5 Stock Consideration. At the Effective Time, by virtue of the Merger and without any action on the part of any of the holders of shares of Class A Stock of PICO who together hold all of the issued and outstanding shares of capital stock of PICO (collectively, "PICO Stock"), the issued and outstanding shares of PICO Stock (except for Dissenting Shares, as defined in Section 1.5(e) below) shall be converted into shares of Citation Stock (the "Stock Consideration") as follows:

          (a) PICO Share Value.

             (i) "PICO Share Value" shall mean the average of the closing prices of one share of PICO Stock on the National Association of Securities Dealers Automated Quotation System ("Nasdaq") for the twenty (20) consecutive trading days prior to (and not including) the date of the receipt by the parties of notice of the last to occur of (i) the declaration by the SEC that the Registration Statement is effective,
        (ii) the approval of the Ohio insurance regulatory authorities, (iii) the approval of the California insurance regulatory authorities, (iv) approval of the transactions contemplated by this Agreement by the shareholders of Citation, (v) approval of the transactions contemplated by this Agreement by the Shareholders of PICO; provided that if Shareholders holding less than 95% of the PICO Stock have approved the transaction, 10 days after the PICO Shareholder meeting, and (vi) notification of the termination of any notice or waiting period with respect to the Hart-Scott Report (the "Determination Date"), subject to the limitations and conditions set forth in Section 1.5(a)(ii) and
        (a)(iii) below.

             (ii) If the average value determined in accordance with Section 1.5(a)(i) is less than or equal to $25.20 per share, the PICO Share Value shall be equal to $25.20, or such lesser amount, if any, to which PICO, in its sole discretion, may agree.

             (iii) If the average value determined in accordance with Section 1.5(a)(i) is greater than or equal to $30.80 per share, the PICO Share Value shall be equal to $30.80.

             (iv) Schedule 1.5(a) hereto sets forth examples of different PICO Share Values based on different potential average closing prices for the shares of PICO Stock at the relevant dates.

          (b) Exchange Ratio. The "Exchange Ratio" shall be the PICO Share Value divided by $5.03 per share of Citation Stock.

          (c) Conversion. At the Effective Time, each share of PICO Stock shall be converted into a number of shares of Citation Stock equal to the Exchange Ratio, subject to the provisions of Section 1.5(f) below.

          (d) Adjustment. The amount of the Stock Consideration shall be appropriately adjusted to reflect any recapitalization, reclassification, split-up, merger, consolidation, exchange, issue of additional shares, grant of new PICO Options or Citation Options, or stock or other dividend or distribution made, declared or effective with respect to the PICO Stock or Citation Stock between the date of this Agreement and the Effective Time.

          (e) Procedures. Certificates for shares of PICO Stock ("PICO Certificates") shall be surrendered and the Stock Consideration shall be paid in accordance with the following exchange procedures:

             (i) After the Effective Time, upon surrender to the Registrar & Transfer Company (the "Exchange Agent") of one or more PICO Certificates for cancellation, accompanied by a duly executed letter of transmittal in form reasonably satisfactory to Citation and PICO, the Exchange Agent shall, as promptly as practicable thereafter, deliver to each holder of such surrendered PICO Certificates, a certificate representing the appropriate number of shares of Citation Stock into which the shares of PICO Stock covered by such surrendered PICO Certificate are to be converted pursuant to Section 1.5(a) (a "Citation Certificate").

             (ii) Until PICO Certificates have been surrendered and exchanged as herein provided, each outstanding PICO Certificate shall represent, at and after the Effective Time, the right to receive Stock Consideration into which the number of shares of PICO Stock shown thereon have been converted as provided in Section 1.5(a). No holders of unsurrendered PICO Certificates shall be entitled to vote the shares of Citation Stock into which such holders' PICO Stock has been converted until the surrender of such PICO Certificates. No dividends or other distributions that are declared on Citation Stock after the Effective Time shall be paid to holders of unsurrendered PICO Certificates until such PICO Certificates have been surrendered in exchange for Citation Certificates in the manner herein provided, but upon such surrender, such dividends or other distributions declared from and after the Effective Time will be paid to such holders in accordance with the terms of such Citation Stock. In no event shall the holders entitled to receive dividends or other distributions be entitled to receive interest on such dividends or other distributions.

             (iii) No transfer taxes shall be payable by any Shareholder in respect of the issuance of Citation Certificates, except that if any Citation Certificate is to be issued in a name other than that in which the corresponding surrendered PICO Certificates shall have been registered, it shall be a condition of such issuance that the holder requesting such issuance shall properly endorse the PICO Certificates and shall pay to Citation any transfer taxes payable by reason thereof, or of any prior transfer of such surrendered PICO Certificate, or establish to the satisfaction of Citation that such taxes have been paid or are not payable; provided, however, that in no event shall Citation or the Exchange Agent be obligated to issue any Citation Stock in any name other than that in which the PICO Certificate surrendered in exchange therefor is registered if Citation, in its sole discretion, upon the advice of counsel, determines that such issuance would adversely affect the status of the Merger as a tax-free reorganization within the meaning of Section 368(a) of the Code.

             (iv) Any Citation Stock or cash for fractional shares delivered to the Exchange Agent (together with any interest or profits earned thereon) and not distributed pursuant to this Section 1.5 at the end of 12 months from the Effective Time shall be returned to Citation, in which event the persons or entities entitled thereto shall look only to Citation for distribution of such Citation Stock or cash.

             (v) If any holder of PICO Stock shall be unable to surrender such holder's PICO Certificates because such certificates have been lost or destroyed, such holder may deliver in lieu thereof a lost certificate affidavit and an indemnity bond in form and substance and with surety satisfactory to Citation.

             (vi) The Exchange Agent shall not be entitled to vote or exercise any rights of ownership with respect to the shares of Citation Stock held by it from time to time hereunder, except that it shall receive and hold all dividends or other distributions paid or distributed with respect to such shares of Citation Stock for the account of the persons or entities entitled thereto.

             (vii) After the Effective Time, there shall be no further registration of transfers of the shares of PICO Stock or other capital stock of PICO which were outstanding immediately prior to the Effective Time and which are to be converted into the right to receive the Stock Consideration in the Merger. If, after the Effective Time, certificates representing such shares are presented to Citation for transfer, they shall instead be canceled and exchanged for the Stock Consideration as provided in this Section 1.5.

          (f) Fractional Shares. No certificates or scrip representing fractional shares of Citation Stock shall be issued in the Merger. In lieu of the issuance or recognition of fractional shares of Citation Stock, or interests or rights therein, each fractional share of Citation Stock which, but for this Section 1.5(f), would have been issuable pursuant to Section 1.5(c) shall, on a holder by holder basis (aggregating all such holder's shares), be converted into cash in an amount equal to the product of such fraction multiplied by $5.03 per share of Citation Stock..

          (g) Dissenting Shares. Shares of Citation Stock or PICO Stock to which dissenters' rights are perfected under applicable law shall be denominated "Dissenting Shares." Dissenting Shares of PICO shareholders shall not be converted into or represent the right to receive the Stock Consideration or any cash payment in lieu of the issuance of fractional shares, provided, however, that if any holder of the

     PICO Dissenting Shares shall withdraw his demand for appraisal or shall fail to perfect his appraisal rights in accordance with applicable law, then such holder's Dissenting Shares shall cease to be Dissenting Shares and shall, subject to the terms of this Agreement, be converted into and represent the right to receive the Stock Consideration.

     1.6 Assumption of Unexercised Stock Options. Citation will assume PICO Options (as defined below) that are outstanding and unexercised as of the Closing. Such PICO Options will be converted into options to purchase Citation Common Stock under the formula set forth in Schedule 1.5(a).

     1.7 Closing. The closing of the transactions contemplated hereby (the "Closing") shall take place at the offices of Gibson, Dunn & Crutcher, One Montgomery Street, 26th Floor, San Francisco, California 94104 at 10:00 a.m., Pacific Time, as soon as practicable after the Determination Date when all conditions to the respective obligations of the parties have been satisfied or waived, or on such Business Day as the parties may mutually agree (the "Closing Date"), but no later than five Business Days after the Determination Date. The term "Business Day" as used herein shall mean a day other than a Saturday, Sunday or other day on which commercial banks in San Francisco, California are authorized or required by law to close.

     1.8 Supplementary Action. If, at any time after the Effective Time, any further assignments or assurances in law or any other actions are necessary or desirable to vest or to perfect or confirm of record or otherwise in Newco the title to any property or rights of PICO or to carry out the provisions of this Agreement, the officers and directors of Citation are hereby authorized and empowered, on behalf and in the name of PICO, to execute and deliver any and all agreements, instruments or documents necessary or advisable to do so.

     1.9 Tax Consequences of the Merger. The Merger is intended to qualify as a tax-free reorganization under Section 368(a) of the Code, and each of the parties hereto agrees to report the Merger for federal and state income tax purposes in a manner consistent with such characterization.

                                   ARTICLE II

                     REPRESENTATIONS AND WARRANTIES OF PICO

     In order to induce Citation to enter into this Agreement and to consummate the transactions contemplated hereby, and except as disclosed in the PICO Disclosure Schedule attached as Schedule 2 to this Agreement (the "PICO Disclosure Schedule"), PICO makes the following representations and warranties to Citation:

     2.1 Organization of PICO. PICO is a corporation duly organized, validly existing and in good standing under the laws of the State of Ohio. PICO has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted, and is duly qualified or licensed to do business and is in good standing in each jurisdiction in which its ownership or leasing of property or conduct of business requires such qualification or licensing, except to the extent that all failures to so qualify, be licensed or be in good standing, in the aggregate, would not have a material adverse effect on the business, assets, properties, operations, condition (financial or otherwise) or prospects of PICO and the PICO Subsidiaries (as defined in Section 2.5 below) taken as a whole (a "Material Adverse PICO Effect"). PICO has delivered to Citation complete and correct copies of PICO's Articles of Incorporation and Bylaws as in effect on the date hereof.

     2.2 Authorization of Agreements. PICO has the requisite corporate power and authority to enter into this Agreement, the Merger Agreement, and all other documents and agreements ancillary hereto (the "Other Agreements") and to carry out its obligations hereunder and thereunder. The execution and delivery of this Agreement and the Merger Agreement and the approval of the Other Agreements by PICO and the consummation of the transactions contemplated hereby and thereby have been duly authorized by PICO's Board of Directors and no other corporate action on the part of PICO is necessary for the execution and delivery hereof and thereof, subject to the approval of this Agreement, the Merger Agreement and the Merger by PICO's shareholders. This Agreement has been, and the Merger Agreement will be, duly executed and delivered by PICO and, subject to such shareholder approval and receipt of the Requisite Regulatory Approvals (as defined in Section 4.6(e) below), constitutes, and will constitute, valid and binding obligations of PICO, enforceable in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting creditors' rights generally or by the principles governing the availability of equitable remedies.

     2.3 No Conflicts; Consents and Approvals.

          (a) The execution and delivery of this Agreement, the Merger Agreement and the Other Agreements and the consummation of the transactions contemplated hereby and thereby will not conflict with, or result in any violation of or default or loss of a material benefit under, any provision of the Articles of Incorporation or Bylaws of PICO or any PICO Subsidiary, any material mortgage, indenture, law, agreement or other material instrument or any permit, concession, grant, franchise, license, judgment, ruling, order, writ, decree, statute, law, ordinance, rule or regulation applicable to PICO, any PICO Subsidiary or any of their respective properties or assets.

          (b) No consent, approval, order or authorization of, or registration, declaration or filing with, any governmental or regulatory authority is required in connection with the execution and delivery of this Agreement and the Merger Agreement by PICO, the performance by PICO of its obligations hereunder or thereunder or the consummation by PICO of the transactions contemplated hereby or thereby, except for (i) filings required in order to obtain Requisite Regulatory Approvals, (ii) the filing of a Registration Statement on Form S-4 (the "Registration Statement") relating to the Merger with the Securities and Exchange Commission (the "SEC") and the declaration by the SEC and any applicable state securities law regulatory authorities that the Registration Statement is effective, and (iii) the filing of the Merger Agreement with the state authorities of Ohio.

     2.4 Capitalization.

          (a) The authorized capital stock of PICO consists of 8,000,000 shares of Class A Common Stock ("PICO Class A") and 1,000,000 shares of Preferred Stock. As of the date of this Agreement, 5,210,897 shares of PICO Class A are issued and outstanding, 508,000 shares of PICO Class A are reserved for issuance upon the exercise of outstanding stock options granted pursuant to PICO's 1995 Non-Qualified Stock Option Plan (the "PICO Options") and 5,000 shares of PICO Class A are reserved for future option grants. No shares of Preferred Stock are issued and outstanding. All outstanding shares of PICO Stock are duly authorized, validly issued, fully paid and nonassessable and free from preemptive rights.

          (b) Except for the PICO Options, there are no options, warrants, calls, subscriptions, conversion rights or other rights, agreements, commitments or arrangements of any character to which PICO is a party or by which it is bound obligating PICO to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of PICO Stock or obligating PICO to grant, extend or enter into any such option, warrant, call, subscription, conversion right or other right, agreement, commitment or arrangement.

     2.5 Subsidiaries and Affiliates of PICO; Minute Books of PICO and Subsidiaries.

          (a) The only direct or indirect Subsidiaries of PICO are the entities listed on Item 2.5(a) of the PICO Disclosure Schedule (collectively, the "PICO Subsidiaries"). The "PICO Insurance Subsidiaries" shall include Sequoia Insurance Company, The Professionals Insurance Company, and American Physicians Life Insurance Company. The PICO Disclosure Schedule sets forth a complete list of (i) the officers and directors of PICO and each PICO Subsidiary, (ii) the percentage of the outstanding voting stock of such Subsidiary owned or controlled, directly or indirectly, by PICO, and (iii) the percentage of the outstanding voting stock of such Subsidiary owned or controlled, directly or indirectly, by one or more of PICO's other Subsidiaries. Except as set forth on the PICO Disclosure Schedule, PICO does not have any direct or indirect equity or ownership interest in any other business or entity and does not have any direct or indirect obligation or any commitment to invest any funds in any corporation or other business or entity, other than for investment purposes in the ordinary course of business in accordance with past practices. For purposes of this Agreement, the term "Subsidiary" shall mean, with respect to a corporation (the "parent"), any other corporation, association or other business entity of which more than 50% of the outstanding voting stock is owned or controlled, directly or indirectly, by the parent or by one or more Subsidiaries of the parent, or by the parent and one or more of its Subsidiaries.

          (b) Each PICO Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business presently conducted, and is duly qualified or licensed to do business and is in good standing in each jurisdiction in which its ownership or leasing of property or conduct of business requires such qualification or licensing, except to the extent that all failures to so qualify, be licensed or be in good standing, in the aggregate, would not have a Material Adverse PICO Effect. PICO has delivered to Citation complete and correct copies of each PICO Subsidiary's Articles of Incorporation and Bylaws as in effect on the date hereof.

          (c) A record of all action taken by the shareholders and Boards of Directors of PICO and each PICO Subsidiary, and complete and accurate copies of all of their respective proceedings and actions by written consent, and all minutes of their respective meetings, are contained in the respective minute books of PICO and each PICO Subsidiary. The minute books and stock ledgers of PICO and each PICO Subsidiary contain an accurate and complete record of all issuances, transfers and cancellations of shares of capital stock of PICO and each PICO Subsidiary, respectively. Citation has been given access to and an opportunity to review all such minutes, minute books and stock ledgers.

     2.6 Financial Statements and Reports. PICO previously has delivered to Citation complete and accurate copies of the following financial statements of PICO and the PICO Subsidiaries:

          (a) consolidated, audited balance sheets of PICO as of December 31, 1995, December 31, 1994 and December 31, 1993;

          (b) consolidated, audited statements of income, stockholders' equity and cash flows for the fiscal years ended December 31, 1995, December 31, 1994 and December 31, 1993; and

          (c) annual Statutory Financial Statements for PICO and each PICO Insurance Subsidiary for the years ended December 31, 1995 and 1994 (collectively, the "Statutory Statements.")

     The financial statements set forth in subsections (a) and (b) above, together with any notes, supporting schedules and related reports of PICO's independent public accountants, are referred to herein as the "PICO Financial Statements." The PICO Financial Statements have been prepared in conformity with generally accepted accounting principles ("GAAP") consistently applied, and present fairly the consolidated financial position of PICO and the consolidated PICO Subsidiaries as of the dates of such statements and the results of their operations and cash flows for the periods covered by such statements (subject, in the case of unaudited statements, to normal, recurring audit adjustments, and provided that unaudited statements may not contain all of the notes and supporting schedules required by GAAP).

     The Statutory Statements (A) have been prepared in accordance with the books and records of PICO and each respective PICO Insurance Subsidiary, (B) are prepared in accordance with the statutory provisions of the insurance laws of the applicable jurisdictions, and (C) are consistent with prior periods, except, as provided for therein and, for any changes required by applicable law or accounting practices referred to in clause (B) hereof. Such Statutory Statements, when read in conjunction with the notes thereto and any statutory audit reports relating thereto, present fairly in all material respects the statutory financial condition of PICO and each respective PICO Insurance Subsidiary at December 31, 1995 and 1994, respectively, and the statutory results of their respective operations for the period then ended.

     2.7 Absence of Certain Changes. Since December 31, 1995 (a) the businesses of PICO and the PICO Subsidiaries have been conducted only in the ordinary course, in the same manner as theretofore conducted; (b) neither PICO nor any PICO Subsidiary has declared, set aside or paid any dividend or other distribution in respect of the capital stock of PICO or any PICO Subsidiary, or any direct or indirect redemption, purchase or other acquisition by PICO or such PICO Subsidiary of any such stock; (c) neither PICO nor any PICO Subsidiary has issued additional shares or granted new options; (d) neither PICO nor any PICO Subsidiary has incurred any indebtedness or other liability or obligation (whether absolute, accrued, contingent or

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otherwise) other than in the ordinary course of business; and (e) to PICO's Best
Knowledge, there has been no material adverse change in the business, assets, properties, operations, condition (financial or otherwise) or prospects of PICO or any PICO Subsidiary.

     2.8 Undisclosed Liabilities. Neither PICO nor any PICO Subsidiary has any liabilities or obligations of any material nature, whether absolute, accrued, contingent, known, unknown or otherwise and whether due or to become due, which were not fully reflected or reserved against in all material respects in the PICO Financial Statements, except for liabilities and obligations incurred in the ordinary course of business and consistent with past practices since December 31, 1995 and except for coverage and other claims (other than bad faith claims) made with respect to insurance policies issued by any PICO Subsidiary.

     2.9 Licenses and Permits. All licenses and permits that are necessary for the conduct of the respective businesses of PICO, each PICO Subsidiary, and The Ondaatje Corporation ("TOC") are in full force and effect, except for any failure to be in full force and effect that would not, individually or in the aggregate, have a Material Adverse PICO Effect. The properties and operations of PICO and each of the PICO Subsidiaries are and have been maintained and conducted, in all material respects, in compliance with all applicable licenses and permits. There are no proceedings presently pending, or, to PICO's Best Knowledge, threatened, relating to the revocation, restriction or suspension of PICO's, TOC's, or any PICO Subsidiary's licenses or other qualifications to conduct their businesses in any jurisdiction.

     2.10 Regulatory Filings. PICO has delivered to Citation complete and accurate copies of all annual and quarterly convention statements (including the financial statements contained therein) which PICO and the PICO Subsidiaries have filed with or submitted to the insurance regulatory commissions, agencies or authorities of the respective jurisdictions in which they are licensed to engage in the insurance business for the past three years. Such filings or submissions were in substantial compliance with applicable law when filed and, as of their respective dates, to PICO's Best Knowledge, did not contain any false statements or material misstatements of fact or omit to state any material facts necessary to make the statements set forth therein not materially misleading in light of the circumstances in which such statements were made. No material deficiencies have been asserted by any such regulatory commission, agency or authority with respect to such filings or submissions.

     2.11 Compliance with Applicable Laws. To PICO's Best Knowledge, neither PICO, TOC, nor any of the PICO Subsidiaries is in default under, or in violation of, any law, rule, regulation, ordinance, licensing requirement, order, judgment or decree of any court, administrative agency or commission or other governmental authority or instrumentality, except for violations which individually or in the aggregate would not, and, insofar as reasonably can be foreseen, in the future will not, have a Material Adverse PICO Effect. No investigation or review by any court, administrative agency or commission or other governmental authority or instrumentality with respect to PICO, TOC, or any PICO Subsidiary is pending or, to PICO's Best Knowledge, threatened, nor has any court, administrative agency or commission or other governmental authority or instrumentality indicated to PICO, TOC, or any PICO Subsidiary an intention to conduct the same, other than those the outcome of which will not have a Material Adverse PICO Effect.

     2.12 Litigation.  Except as set forth and described in reasonable detail on
Item 2.12 of the PICO Disclosure Schedule, there is no action, suit, proceeding, claim (including noncontractual claims, bad faith claims and claims against PICO's or any PICO Subsidiary's directors or officers, but excluding coverage and other claims made with respect to insurance policies issued by PICO or any PICO Subsidiary), investigation or examination pending or, to PICO's Best Knowledge, threatened against or affecting PICO, TOC, or any PICO Subsidiary or any of their respective businesses, properties, assets or securities, at law or in equity, before any federal, state or municipal court or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, nor, to PICO's Best Knowledge, is there any legitimate basis for any such action, suit, proceeding, claim, investigation or examination. Except as disclosed on Item 2.12 of the PICO Disclosure Schedule, there are no material judgments, decrees, injunctions, rules or orders of any court, administrative agency or commission or other governmental authority or instrumentality or arbitrator outstanding against PICO or any PICO Subsidiary (including noncontractual claims, bad faith claims and claims against PICO's or any PICO Subsidiary's directors or officers, but excluding coverage and other claims made with respect to insurance policies issued by PICO or any PICO Subsidiary).

     2.13 Real Property. Neither PICO, TOC, nor any PICO Subsidiary owns any right, title or interest in any real property, except as particularly described on Item 2.13 of the PICO Disclosure Schedule (collectively, the "PICO Real Property"). Item 2.13 of the PICO Disclosure Schedule sets forth a complete and accurate list and general description of all material leases for real property ("PICO Real Property Leases") to which PICO or any PICO Subsidiary is a party or by which any of them are bound. PICO or a PICO Subsidiary owns all right, title and interest in, and has good and marketable title to, the PICO Real Property and PICO and each PICO Subsidiary have valid leasehold interests in each PICO Real Property Lease held by any of them, free and clear of all mortgages, options to purchase, covenants, conditions, restrictions, easements, liens, security interests, charges, claims, assessments and encumbrances, except for
(a) rights of lessors, co-lessees or sublessees that are reflected in each respective Real Property Lease, (b) current taxes not yet due and payable; (c) liens and encumbrances of public record; and (d) such nonmonetary imperfections of title and encumbrances, if any, as do not materially detract from the value of or materially interfere with the present use of such property. To PICO's Best Knowledge, the activities of PICO and the PICO Subsidiaries with respect to all real property and PICO Real Property Leases owned or held by each of them for use in connection with their respective operations are in all material respects permitted and authorized by applicable zoning laws, ordinances and regulations and all laws, rules and regulations of any court, administrative agency or commission or other governmental authority or instrumentality affecting such properties. PICO and each PICO Subsidiary enjoy peaceful and undisturbed possession under all material PICO Real Property Leases to which they are parties, and all of such PICO Real Property Leases are valid and in full force and effect.

     2.14 Insurance Issued by PICO Subsidiaries; Reserves; Reinsurance Treaties.

          (a) Each form of insurance policy, policy endorsement or amendment, reinsurance contract, annuity contract, application form, sales material and service contract now in use by PICO or any PICO Subsidiary in any jurisdiction has, where required, received interim or final approvals from the appropriate insurance regulatory authorities of such jurisdiction, except for those approvals which, if not obtained, would not result in a Material Adverse PICO Effect.

          (b) Neither PICO nor any PICO Subsidiary has issued any participating policies or any retrospectively rated policies of insurance, other than policies with final premiums subject to audit.

          (c) Any premium rates required to be filed with or approved by insurance regulatory authorities have been so filed and have received interim or final approval from such regulatory authorities, and all premiums charged by the PICO Subsidiaries conform with such approvals, except for those filings or approvals which, if not obtained, would not result in a Material Adverse PICO Effect.

          (d) Item 2.14(d) of the PICO Disclosure Schedule sets forth the PICO and PICO Insurance Subsidiaries' reserves for unearned premiums, outstanding claims (including claims due and unpaid, not yet due, and incurred but not reported) and claims expenses (collectively, "PICO Reserves"), gross and net of reinsurance thereof, as of December 31, 1995, pertaining to PICO's and the PICO Insurance Subsidiaries' property and casualty insurance businesses, medical malpractice insurance business, and life and health insurance businesses. The PICO Reserves were prepared in accordance with the statutory or other accounting practices prescribed or permitted by the applicable insurance regulatory authorities and make good and sufficient provisions for all insurance obligations of PICO and its Insurance Subsidiaries. Outstanding claims and claims expenses have been opined upon as reasonable and adequate as of December 31, 1995, by Tillighast-Towers Perrin (with respect to PICO and The Professionals Insurance Company), Merlino & Scofield, Inc. (with respect to American Physicians Life Insurance Company), and Pacific Actuarial Consultants, Inc. (with respect to Sequoia Insurance Company), in each case a duly qualified actuary who is a member in good standing in the American Academy of Actuaries.

          (e) Item 2.14(e) of the PICO Disclosure Schedule sets forth a list and description of all quota share, stop loss or other reinsurance agreement to which either PICO or any PICO Subsidiary is a party.

          (f) PICO's and the PICO Insurance Subsidiaries' Reserves, gross and net of reinsurance thereof, as of December 31, 1995, pertaining to PICO's and the PICO Insurance Subsidiaries' businesses have been determined on a consistent basis in accordance with the practices described in Item 2.14(f) of the PICO Disclosure Schedule.

          (g) Sequoia Insurance Company has entered into a Stipulation and Consent Order relating to Sequoia's Proposition 103 rollback refund obligation, a true and correct copy of which is attached as Schedule 2A hereto. Sequoia Insurance Company has complied with all of its obligations under such Stipulation and Consent Order.

     2.15 Tax Representations.

          (a) PICO, each of the PICO Subsidiaries, and every member of an affiliated group (as defined in Section 1504 of the Code), and any comparable group for state, local or foreign Tax purposes, which has included PICO or any of the PICO Subsidiaries (for Taxable periods in which PICO or any of the PICO Subsidiaries was included in such group) (each such corporation, including PICO and any of the PICO Subsidiaries, a "PICO Taxpayer," and collectively, the "PICO Taxpayers"), have timely filed all returns and reports (including information returns) with respect to Taxes ("Tax Returns") and properly collected such information (including but not limited to taxpayer identification numbers and related certifications) required to have been filed and collected by them, and have paid when due all Taxes owed to any Taxing authority with respect to all Taxable periods ending on or prior to the date hereof, or otherwise attributable to all periods prior to the date hereof. All Tax Returns filed are true, correct and complete in all material respects. The PICO Financial Statements and the additional unaudited financial statements delivered to Citation pursuant to Section 4.1 hereto contain adequate accruals for all Taxes with respect to periods covered thereby and all prior periods;

          (b) All Tax deficiencies asserted or assessed against the PICO Taxpayers have been paid or finally settled with no remaining amounts owed;

          (c) None of the Tax Returns contain, or are expected to contain, an understatement or misstatement under Section 6662 of the Code (or any predecessor statute) or any similar provision of state, local or foreign law;

          (d) There is no pending or threatened action, audit, proceeding, or investigation with respect to (i) the assessment or collection of Taxes or
     (ii) a claim for refund made by a PICO Taxpayer with respect to Taxes previously paid;

          (e) No PICO Taxpayer has received notice that the Internal Revenue Service (the "IRS") or any other taxing authority has asserted against a PICO Taxpayer any deficiency or claim for Taxes;

          (f) All amounts that are required to be collected or withheld by a PICO Taxpayer, or with respect to Taxes of a PICO Taxpayer, have been duly collected or withheld, and all such amounts that are required to be remitted to any Taxing authority have been duly remitted on a timely basis;

          (g) There are no outstanding waivers of any statute of limitations with respect to the assessment of any Tax;

          (h) There are no outstanding requests for extensions of time within which to file returns and reports in respect of any Taxes;

          (i) No PICO Taxpayer has taken action not in accordance with past practice that would have the effect of deferring any Tax liability of a PICO Taxpayer from any period ending on or before the Closing Date to any period ending after such date;

          (j) Neither PICO nor any of the PICO Subsidiaries is a party to any tax-sharing agreement or similar arrangement (whether express or implied), including any terminated agreement, as to which any of them could have any continuing liability following the Effective Time;

        and

          (k) As used herein, "Taxes" and all derivations thereof means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs, duties, capital stock, franchise, profits, withholding, social security (or similar) unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax, charge, fee levy or other assessment of any kind whatsoever, including any interest, penalty, and/or addition thereto.

     2.16 Additional Tax Representations.

          (a) Pursuant to the Merger, Newco will merge with and into PICO, and PICO will acquire all of the assets and liabilities of Newco. Specifically, the assets transferred to PICO pursuant to the Merger will represent at least ninety percent (90%) of the fair market value of the net assets and at least seventy percent (70%) of the fair market value of the gross assets held by Newco immediately prior to the Merger. In addition, at least ninety percent (90%) of the fair market value of the net assets and at least seventy percent (70%) of the fair market value of the gross assets held by PICO immediately prior to the Merger will continue to be held by PICO immediately after the Merger. For the purpose of determining the percentage of PICO's and Newco's net and gross assets held by PICO immediately following the Merger, the following assets will be treated as property held by Newco or PICO, as the case may be, immediately prior but not subsequent to the Merger: (i) assets used by PICO or Newco (other than assets transferred from Citation to Newco for such purpose) to pay shareholders perfecting dissenters' rights or other expenses or liabilities incurred in connection with the Merger and (ii) assets used to make distributions, redemptions or other payments in respect of stock of PICO (except for regular, normal distributions) or in respect of rights to acquire such stock (including payments treated as such for tax purposes) that are made in contemplation of the Merger or that are related thereto;

          (b) Other than in the ordinary course of business or pursuant to its obligations under the Agreement, PICO has not disposed of any of its assets (including any distribution of assets with respect to, or in redemption of, stock) since January 1, 1996;

          (c) PICO's principal reasons for participating in the Merger are bona fide business purposes unrelated to taxes;

          (d) PICO has no outstanding warrants, options, convertible securities or any other type of right to acquire PICO Stock (or any other equity interest in PICO) or to vote (or restrict or otherwise control the vote of) shares of PICO Stock which, if exercised, would affect Citation's acquisition and retention of Control of PICO;

          (e) In the Merger, shares of PICO Stock representing "Control" of PICO will be exchanged solely for shares of voting Citation Stock. For purposes of this paragraph, shares of PICO Stock exchanged in the Merger for cash and other property (including, without limitation, cash paid to shareholders of PICO perfecting dissenters' rights or in lieu of fractional shares of Citation Stock) will be treated as shares of PICO Stock outstanding on the date of the Merger but not exchanged for shares of Citation Stock. As used in this Subsection, "Control" shall consist of direct ownership of shares of stock possessing at least eighty percent (80%) of the total combined voting power of shares of all classes of stock entitled to vote and at least eighty percent (80%) of the total number of shares of all other classes of stock of the corporation. For purposes of determining Control, a person shall not be considered to own shares of voting stock if rights to vote such shares (or to restrict or otherwise control the voting of such shares) are held by a third party (including a voting trust) other than an agent of such person;

          (f) The payment of cash in lieu of fractional shares of Citation Stock is solely for the purpose of avoiding the expense and inconvenience to Citation of issuing fractional shares and does not represent separately bargained for consideration. The total cash consideration that will be paid in the Merger to PICO shareholders in lieu of fractional shares of Citation Stock will not exceed one (1) percent of the total consideration that will be issued in the Merger to PICO shareholders in exchange for their shares of PICO Stock;

          (g) PICO has no plan or intention to issue additional shares of stock after the Merger, or take any other action, that would result in Citation losing Control of PICO;

          (h) PICO has no plan or intention to sell or otherwise dispose of any of its assets or of any of the assets acquired from Newco in the Merger except for dispositions made in the ordinary course of business or payment of expenses, including payments to shareholders of PICO perfecting dissenters' rights, incurred by PICO pursuant to the Merger and except for transfers described in both Section 368(a)(2)(C) of the Code and Treasury Regulation Section 1.368-2(j)(4);

          (i) The fair market value of PICO's assets will, at the Effective Time of the Merger, exceed the aggregate liabilities of PICO plus the amount of liabilities, if any, to which such assets are subject;

          (j) PICO is not an "investment company" within the meaning of Sections 368(a)(2)(F)(iii) and (iv) of the Code;

          (k) PICO is not under the jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code;

          (l) To PICO's Best Knowledge, there is no plan or intention ("Plan") on the part of the shareholders of PICO who own five percent or more of the PICO Stock and, after due inquiry with its officers and directors, PICO has no knowledge of, and believes that there does not exist, any Plan on the part of the remaining shareholders of PICO to engage in a sale, exchange, transfer, distribution (including, without limitation, a distribution by a partnership to its partners or by a corporation to its stockholders), pledge, disposition or any other transaction which results in a reduction in the risk of ownership or a direct or indirect disposition (a "Sale") of shares of Citation Stock received in the Merger that would reduce ownership by shareholders of PICO of Citation Stock to a number of shares having a value as of the Effective Time of the Merger of less than fifty percent (50%) of the aggregate fair market value, immediately prior to the Merger, of all outstanding shares of PICO Stock. For purposes of this paragraph, shares of PICO Stock (i) with respect to which a shareholder of PICO receives consideration in the Merger other than shares of Citation Stock (including, without limitation, cash received pursuant to the exercise of dissenter's rights or in lieu of fractional shares of Citation Stock) and/or (ii) with respect to which a Sale occurs prior to and in contemplation of the Merger, shall be considered outstanding shares of PICO Stock exchanged for shares of Citation Stock in the Merger and then disposed of pursuant to a Plan;

          (m) The fair market value of the shares of Citation Stock received by each shareholder of PICO will be approximately equal to the fair market value of the shares of PICO Stock surrendered in exchange therefor and the aggregate consideration received by shareholders of PICO in exchange for their PICO Stock will be approximately equal to the fair market value of all of the outstanding shares of PICO Stock immediately prior to the Merger;

          (n) PICO and the shareholders of PICO will pay separately its or their own expenses relating to the Merger and PICO will not pay any expenses of Citation or Newco with respect to the Merger;

          (o) There is no intercorporate indebtedness existing between Citation and PICO or between Newco and PICO that was issued, acquired, or will be settled at a discount as a result of the Merger;

          (p) None of the compensation received by any shareholder-employees of PICO will be separate consideration for, or allocable to, any of their shares of stock of PICO; none of the shares of Citation Stock received by any shareholder-employees of PICO will be separate consideration for, or allocable to, any employment agreement or any covenants not to compete; and the compensation paid to any shareholder-employees of PICO will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's length for similar services;

          (q) To the best knowledge of PICO, during the past five (5) years, none of the outstanding shares of capital stock of PICO, including the right to acquire or vote any such shares, have directly or indirectly been owned by Citation.

     2.17 Material Contracts. Item 2.17 of the PICO Disclosure Schedule sets forth a complete and accurate list of all material contracts of PICO and the PICO Subsidiaries as of the date of this Agreement, as defined in Item 601(b)(10) of SEC Regulation S-K (the "PICO Material Contracts"). PICO and the PICO Subsidiaries have performed in all material respects all of the respective obligations required to be performed by them to date and are not in default under or in breach of any term or provision of any of the PICO Material Contracts or any Real Property Leases to which any of them is a party, is subject or is otherwise bound, and no event has occurred that, with the giving of notice or the passage of time or both, would constitute such a default or breach, where such default or breach would have a Material Adverse PICO Effect. To PICO's Best Knowledge, there are no events, facts or circumstances which constitute or, with the giving of notice or the passage of time or both, would constitute a default or breach of any of the PICO Material Contracts or Real Property Leases by the other parties thereto. Each of the PICO Material Contracts is a valid and binding agreement of PICO or a PICO Subsidiary, as the case may be, and, to PICO's Best Knowledge, of all other parties thereto.

     2.18 Employees.

          (a) To PICO's Best Knowledge, PICO and each PICO Subsidiary is in compliance in all material respects with all currently applicable laws and regulations respecting employment, discrimination in employment, terms and conditions of employment, wages, hours and occupational safety and health and employment practices, and is not engaged in any unfair labor practice. PICO has complied with all applicable notice provisions of and has no material obligations under COBRA with respect to any former employees or qualifying beneficiaries thereunder. There are no proceedings pending or, to the knowledge of PICO, threatened, between PICO and any one or more of its employees or former employees, which proceedings have or could reasonably be expected to have a Material Adverse PICO Effect. PICO is not a party to any collective bargaining agreement or other labor union contract nor does PICO know of any activities or proceedings of any labor union to organize any of its employees. In addition, PICO and each PICO Subsidiary has provided all employees with all relocation benefits, stock options, bonuses and incentives, and all other compensation that such employee has earned up through the date of this Agreement or that such employee was otherwise promised in their employment agreement or agreements with PICO or the relevant PICO Subsidiary, as the case may be.

          (b) Except as disclosed in the PICO Financial Statements, all material sums due for employee compensation have been paid, accrued or otherwise provided for, and all employer contributions for employee benefits, including deferred compensation obligations, and any benefits under any PICO Employee Plan have been duly and adequately paid or provided for in accordance with plan documents. To PICO's Best Knowledge, no person treated as an independent contractor by PICO or any PICO Subsidiary is an employee as defined in Section 3401(c) of the Code, nor has any employee been otherwise improperly classified, as exempt, nonexempt or otherwise, for purposes of federal or state income tax withholding or overtime laws, rules, or regulations. No director, officer or employee of PICO or any PICO Subsidiary is entitled to receive any payment or any amount under any existing agreement, severance plan or other benefit plan as a result of the consummation of any transaction contemplated by this Agreement or the Merger Agreement. To PICO's Best Knowledge, no executive or key employee or group of employees of PICO or any PICO Subsidiary has any plans to terminate his, her or their employment.

          (c) To PICO's Best Knowledge, PICO and the PICO Subsidiaries have complied in all material respects with all applicable federal and state statutes and regulations which govern employment matters, including, without limitation, federal and state wage and hour laws, workplace safety laws, workers' compensation laws, equal employment opportunity laws, equal pay laws, civil rights laws, the Americans With Disabilities Act and the Fair Labor Standards Act of 1938, as amended. To PICO's Best Knowledge, there is no action, claim, cause of action, suit or proceeding pending or, to PICO's Best Knowledge, threatened, on the part of any employee, independent contractor or applicant for employment, including, without limitation, any such action, claim, cause of action, suit or proceeding based on allegations of wrongful termination or discrimination on the basis of age, race, religion, sex, sexual preference, or mental or physical handicap or disability.

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     2.19 Employee Plans; ERISA.  Except as set forth in Item 2.19 of the
Disclosure Schedule, neither PICO nor any PICO Subsidiary maintains, contributes to or has any liability under (or with respect to) any pension, retirement, stock purchase, stock option, stock bonus, savings or profit sharing plan, individual employment agreement, bonus or incentive compensation programs, deferred compensation agreements, welfare or employee pension plans as defined in Section 3(3) of the Employee Retirement Income Safety Act of 1974, as amended ("ERISA") (collectively, the "PICO Employee Plans") providing benefits to current or former employees, or payments contingent upon a change of control of PICO or any PICO Subsidiary or other arrangement, whether or not terminated. With respect to any such PICO Employee Plans, all required payments, premiums, contributions, reimbursements or accruals for all periods ending prior to or as of the Closing shall have been made or properly accrued and any bonding with respect to such Employee Plan required under ERISA is in full force and effect. None of any such Employee Plans has any unfunded liabilities. PICO and the PICO Subsidiaries have complied with all terms of ERISA and all regulations thereunder with respect to all PICO Employee Plans.

     2.20 Brokers and Finders. Except as set forth on Item 2.20 of the PICO Disclosure Schedule, neither PICO nor any PICO Subsidiary is a party to or obligated under any agreement with any broker or finder relating to the transactions contemplated hereby, and neither the execution of this Agreement and the Merger Agreement nor the consummation of the transactions provided for herein or therein will result in any liability to any broker or finder.

     2.21. No Investment Company. Neither PICO nor any of the PICO Subsidiaries is an "investment company", or a company "controlled" by an "investment company", within the meaning of the Investment Company Act of 1940, as amended.

     2.22 Accuracy of Information Supplied.

          (a) To PICO's Best Knowledge, none of the information supplied or to be supplied by PICO to Citation pursuant to this Agreement contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

          (b) The Registration Statement and the Prospectus and Proxy Statement used for the registration and qualification of shares of Citation Stock to be issued as the Stock Consideration and used to solicit shareholder approval of the Merger (the "Prospectus/Proxy Statement") and any other documents to be filed with the SEC or any applicable state securities law regulatory authorities relating to the Merger, at the respective times such documents are filed or become effective, and with respect to the Prospectus/Proxy Statement, from the time of mailing to PICO shareholders through the period required for PICO shareholders to perfect dissenters' rights under applicable law, shall, as to all information provided by PICO:

             (i) comply in all material respects with the provisions of all applicable regulations issued by the SEC pursuant to the Securities Act of 1933, as amended ("Securities Act") and the Securities Exchange Act of 1934, as amended (the "Exchange Act") and all other applicable laws and regulations; and

             (ii) not contain any statement which, at the time and in light of the circumstances under which it is made, is false or misleading with respect to any material fact and not omit to state any material fact necessary in order to make the statements therein not false or misleading or necessary to correct any statement in any earlier communication with respect to the solicitation of a proxy for the same meeting or subject matter which have become false or misleading.

     2.23 Effective Time of Representations, Warranties, Covenants and Agreements. Each representation, warranty, covenant and agreement of PICO and as forth in this Agreement, as updated by any written disclosure schedule delivered pursuant to Section 4.4 below, shall be deemed to be made on and as of the date hereof, as of the effective date of the Registration Statement and as of the Effective Time.

                                  ARTICLE III

                   REPRESENTATIONS AND WARRANTIES OF CITATION

     In order to induce PICO to enter into this Agreement and to consummate the transactions contemplated hereby, and except as disclosed in the Citation Disclosure Schedule attached as Schedule 3 to this Agreement (the "Citation Disclosure Schedule"), Citation makes the following representations and warranties to PICO:

     3.1 Organization. Citation is a corporation duly organized, validly existing and in good standing under the laws of the State of California. Citation has all requisite corporate power and authority to own, lease and operate its properties and assets, and to carry on its business as presently conducted, and is duly qualified or licensed to do business and in good standing in each jurisdiction in which the ownership or leasing of property or conduct of business requires such qualification or licensing, except to the extent that all failures to so qualify, be licensed or be in good standing, in the aggregate, would not have a material adverse effect on the business, assets, properties, operations, condition (financial or otherwise) or prospects of Citation and the Citation Subsidiaries (as defined in Section 3.5 below) taken as a whole (a "Material Adverse Citation Effect"). Citation has delivered to PICO complete and correct copies of Citation's Articles of Incorporation and Bylaws as in effect on the date hereof.

     3.2 Authorization of Agreements. Citation has the requisite corporate power and authority to enter into this Agreement, the Merger Agreement, and the Other Agreements and to carry out its obligations hereunder and thereunder. The execution and delivery of this Agreement, the Merger Agreement, and the Other Agreements by Citation and the consummation of the transactions contemplated hereby and thereby have been duly authorized by Citation's Board of Directors and no other corporate action on the part of Citation is necessary for the execution and delivery hereof or thereof, subject to the approval of this Agreement, the Merger Agreement and the Merger by Citation's shareholders. This Agreement has been, and the Merger Agreement and Other Agreements will be, duly executed and delivered by Citation and, subject to such shareholder approval and receipt of the Requisite Regulatory Approvals (as defined in Section 4.6(e) below), constitutes, and will constitute, valid and binding obligations of Citation, enforceable in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting creditors' rights generally or by the principles governing the availability of equitable remedies.

     3.3 No Conflicts; Consents and Approvals.

          (a) The execution and delivery of this Agreement, the Merger Agreement and the Other Agreements and the consummation of the transactions contemplated hereby and thereby will not conflict with, or result in any violation of or default or loss of a material benefit under, any provision of the Articles of Incorporation or Bylaws of Citation or any Citation Subsidiary, any material mortgage, indenture, lease, agreement or other material instrument or any permit, concession, grant, franchise, license, judgment, ruling, order, writ, decree, statute, law, ordinance, rule or regulation applicable to Citation, any Citation Subsidiary or any of their respective properties or assets.

          (b) No consent, approval, order or authorization of, or registration, declaration or filing with, any governmental authority is required in connection with the execution and delivery of this Agreement, the Merger Agreement, and the Other Agreements by Citation, the performance by Citation of its obligations hereunder or thereunder or the consummation by Citation of the transactions contemplated hereby or thereby, except for (i) filings required in order to obtain Requisite Regulatory Approvals, (ii) the filing of the Registration Statement with the SEC and the declaration by the SEC and any applicable state securities law regulatory authorities that the Registration Statement is effective, and (iii) the filing of the Merger Agreement with the state authorities of Ohio.

     3.4 Capitalization.

          (a) The authorized capital stock of Citation consists of 15,000,000 shares of Citation Stock, and 1,000,000 shares of preferred stock, 100,000 shares of which have been designated as Series A Junior Participating Cumulative Preferred Stock. As of the date of this Agreement, 6,407,803 shares of Citation

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

     Stock are issued and outstanding, 234,930 shares of Citation stock are reserved for issuance upon the exercise of outstanding stock options (the "Citation Options") and 45,324 shares of Citation Stock are reserved for future option grants. There are no shares of preferred stock outstanding. All outstanding shares of Citation Stock are duly authorized, validly issued, fully paid and nonassessable and free from preemptive rights.

          (b) Except for the Citation Options, there are no options, warrants, calls, subscriptions, conversion rights or other rights, agreements, commitments or arrangements of any character to which Citation is a party or by which it is bound obligating Citation to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of Citation Stock or obligating Citation to grant, extend or enter into any such option, warrant, call, subscription, conversion right or other right, agreement, commitment or arrangement. Except as disclosed on the Citation Disclosure Schedule, the transactions contemplated hereby will not cause acceleration of vesting of outstanding Citation Options.

     3.5 Subsidiaries and Affiliates of Citation; Minute Books of Citation and Citation Subsidiaries.

          (a) The only direct or indirect Subsidiaries of Citation are Citation Insurance Company, Citation Insurance Services, Inc., Columbia Pacific Corporation, Citation National Insurance Company, Madison Acceptance Corporation, and Citation Holdings, Inc. (collectively, the "Citation Subsidiaries"). Citation does not have any direct or indirect equity or ownership interest in any other business or entity and does not have any direct or indirect obligation or any commitment to invest any funds in any corporation or other business or entity, other than for investment purposes in the ordinary course of business in accordance with past practices.

          (b) Each Citation Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business presently conducted, and is duly qualified or licensed to do business and is in good standing in each jurisdiction in which its ownership or leasing of property or conduct of business requires such qualification or licensing, except to the extent that all failures to so qualify, be licensed or be in good standing, in the aggregate, would not have a Material Adverse Citation Effect. Citation has delivered to PICO complete and correct copies of each Citation Subsidiary's Articles of Incorporation and Bylaws as in effect on the date hereof. The Citation Disclosure Schedule sets forth a complete list of the officers and directors of Citation and each Citation Subsidiary.

          (c) Citation is the record and beneficial owner of all of the outstanding shares of capital stock of each Citation Subsidiary, and all of the outstanding shares of capital stock of each Citation Subsidiary are duly and validly issued, were not issued in violation of any preemptive rights, are fully paid and nonassessable and are owned by Citation free and clear of any claim, lien, encumbrance or agreement with respect thereto. There are no options, warrants, calls, subscriptions, conversions, rights, agreements, commitments or arrangements of any character with respect to the issuance of shares of capital stock of any Citation Subsidiary or any other securities convertible into, exchangeable for or evidencing the right to subscribe for any such shares.

          (d) A record of all action taken by the shareholders and Boards of Directors of Citation and each Citation Subsidiary, and complete and accurate copies of all of their respective proceedings and actions by written consent, and all minutes of their respective meetings, are contained in the respective minute books of Citation and each Citation Subsidiary. The minute books and stock ledgers of Citation and each Citation Subsidiary contain an accurate and complete record of all issuances, transfers and cancellations of shares of capital stock of Citation and each Citation Subsidiary, respectively. PICO has been given access to and an opportunity to review all such minutes, minute books and stock ledgers.

     3.6 Financial Statements and SEC Reports. Citation has filed with the SEC all reports and documents required to be filed pursuant to the Exchange Act. Citation has delivered to PICO true and complete copies of its Annual Reports on Form 10-K for the fiscal years ended December 31, 1995 and December 31, 1994, which together contain consolidated balance sheets, statements of income, stockholders' equity and cash flows

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

as of December 31, 1995, 1994 and 1993, together with appropriate notes to such financial statements and supporting schedules for the fiscal years ended on such dates for Citation and the Citation Subsidiaries, accompanied by the related reports of Citation's independent public accountants. Citation also has delivered to PICO true and complete copies of all proxy statements, quarterly reports on Form lO-Q and current reports on Form 8-K which Citation has filed with the SEC since December 31, 1994. The above reports of Citation to the SEC (including any reports filed between the date of this Agreement and the Closing) are sometimes collectively referred to hereinafter as "Citation's SEC Reports." The financial statements of Citation included in Citation's SEC Reports (the "Citation Financial Statements") comply as to form in all material respects with applicable accounting requirements in the published rules and regulations of the SEC with respect thereto, have been prepared in conformity with GAAP consistently applied, and present fairly the consolidated financial position of Citation and the Citation Subsidiaries as of the dates of such statements and the consolidated results of their operations for the periods covered by such statements (subject, in the case of unaudited statements, to normal, recurring audit adjustments, and provided that unaudited statements may not contain all of the notes and supporting schedules required by GAAP). As of their respective dates, Citation's SEC Reports complied as to form in all material respects with the requirements of the Exchange Act and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

     3.7 Absence of Certain Changes. Since December 31, 1995: (a) the businesses of Citation and the Citation Subsidiaries have been conducted only in the ordinary course, in the same manner as theretofore conducted; (b) neither Citation nor any Citation Subsidiary has declared, as aside or paid any dividend or other distribution in respect of the capital stock of Citation or any Citation Subsidiary, or any direct or indirect redemption, purchase or other acquisition by Citation or such Citation Subsidiary of any such stock (except for repurchases of Citation Stock in the open market pursuant to the stock repurchase program previously approved by Citation's Board of Directors); (c) neither Citation nor any Citation Subsidiary has incurred any indebtedness or other liability or obligation (whether absolute, accrued, contingent or otherwise) other than in the ordinary course of business; and (d) to Citation's Best Knowledge, there has been no material adverse change in the business, assets, properties, operations, condition (financial or otherwise) or prospects of Citation or any Citation Subsidiary.

     3.8 Undisclosed Liabilities. Neither Citation nor any Citation Subsidiary has any liabilities or obligations of any material nature, whether absolute, accrued, contingent, known, unknown or otherwise and whether due or to become due, which were not fully reflected or reserved against in all material respects in the Citation Financial Statements included in Citation's annual report on Form 10-K for the year ended December 31, 1995, except for liabilities and obligations incurred in the ordinary course of business and consistent with past practices since December 31, 1995, and except for coverage and other claims (other than bad faith claims) made with respect to insurance policies issued by any Citation Subsidiary.

     3.9 Licenses and Permits. All licenses and permits that are necessary for the conduct of the respective businesses of Citation and each Citation Subsidiary are in full force and effect, except for any failure to be in full force and effect that would not, individually or in the aggregate, have a Material Adverse Citation Effect. The properties and operations of Citation and each of the Citation Subsidiaries are and have been maintained and conducted, in all material respects, in compliance with all applicable licenses and permits. There are no proceedings presently pending, or, to Citation's Best Knowledge, threatened, relating to the revocation, restriction or suspension of Citation's or any of the Citation Subsidiaries' licenses or other qualifications to conduct their businesses in any jurisdiction.

     3.10 Regulatory Filings. Citation has delivered to PICO complete and accurate copies of all annual statutory statements (including the financial statements contained therein) which Citation and the Citation Subsidiaries have filed with or submitted to the insurance regulatory commissions, agencies or authorities of the respective jurisdictions in which they are licensed to engage in the insurance business for the past three years, and all quarterly statutory statements (including the financial statements contained therein) which Citation and the Citation Subsidiaries have filed with or submitted to the insurance regulatory commissions, agencies or authorities of the respective jurisdictions in which they are licensed to engage in the insurance

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

business for the past year. Such filings or submissions were in substantial compliance with applicable law when filed and, as of their respective dates, to Citation's Best Knowledge, did not contain any false statements or material misstatements of fact or omit to state any material facts necessary to make the statements set forth therein not materially misleading in light of the circumstances in which such statements were made. No material deficiencies have been asserted by any such regulatory commission, agency or authority with respect to such filings or submissions.

     3.11 Compliance with Applicable Laws. To Citation's Best Knowledge, neither Citation nor any of the Citation Subsidiaries is in default under, or in violation of, any law, rule, regulation, ordinance, licensing requirement, order, judgment or decree of any court, administrative agency or commission or other governmental authority or instrumentality, except for violations which individually or in the aggregate would not, and, insofar as reasonably can be foreseen, in the future will not, have a Material Adverse Citation Effect. No investigation or review by any court, administrative agency or commission or other governmental authority or instrumentality with respect to Citation or any Citation Subsidiary is pending or, to Citation's Best Knowledge, threatened, nor has any court, administrative agency or commission or other governmental authority or instrumentality indicated to Citation or any Citation Subsidiary an intention to conduct the same, other than those the outcome of which will not have a Material Adverse Citation Effect.

     3.12 Litigation. Except as may be disclosed in Citation's SEC Reports or as set forth and described in reasonable detail on Item 3.12 of the Citation Disclosure Statement, there is no action, suit, proceeding, claim (including noncontractual claims, bad faith claims and claims against Citation's directors or officers, but excluding coverage and other claims made with respect to insurance policies issued by any of Citation's Subsidiaries), investigation or examination pending or, to Citation's Best Knowledge, threatened against or affecting Citation or any Citation Subsidiary or any of their respective business, properties, assets or securities, at law or in equity, before any federal, state or municipal court or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, nor, to Citation's Best Knowledge, is there any basis for any such action, suit, proceeding, claim, investigation or examination. Except as may be disclosed in Citation's SEC Reports, there are no material judgments, decrees, injunctions, rules or orders of any court, administrative agency or commission or other governmental authority or instrumentality or arbitrator outstanding against Citation or any Citation Subsidiary (including non-contractual claims, bad faith claims and claims against Citation's directors or officers, but excluding coverage and other claims made with respect to insurance policies issued by any of Citation's Subsidiaries).

     3.13 Real Property. Neither Citation nor any Citation Subsidiary owns any right, title or interest in any real property. Item 3.13 of the Citation Disclosure Schedule attached hereto sets forth a complete and accurate list and general description of all material leases for real property ("Citation Real Property Leases") to which Citation or any Citation Subsidiary is a party or by which any of them are bound. Citation or a Citation Subsidiary have valid leasehold interests in each Citation Real Property Lease held by any of them, free and clear of all mortgages, options to purchase, covenants, conditions, restrictions, easements, liens, security interests, charges, claims, assessments and encumbrances, except for (a) rights of lessors, co-lessees or sublessees that are reflected in each respective Real Property Lease, (b) current taxes not yet due and payable; (c) liens and encumbrances of public record; and (d) such nonmonetary imperfections of title and encumbrances, if any, as do not materially detract from the value of or materially interfere with the present use of such property. To Citation's Best Knowledge, the activities of Citation and the Citation Subsidiaries with respect to all real property and Citation Real Property Leases owned or held by each of them for use in connection with their respective operations are in all material respects permitted and authorized by applicable zoning laws, ordinances and regulations and all laws, rules and regulations of any court, administrative agency or commission or other governmental authority or instrumentality affecting such properties. Citation and each Citation Subsidiary enjoy peaceful and undisturbed possession under all material Citation Real Property Leases to which they are parties, and all of such Real Property Leases are valid and in full force and effect.

     3.14 Insurance Issued by Citation Subsidiaries; Reserves; Reinsurance Treaties.

          (a) Each form of insurance policy, policy endorsement or amendment, reinsurance contract, annuity contract, application form, sales material and service contract now in use by Citation or any

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

     Citation Subsidiary in any jurisdiction has, where required, received interim or final approval from the appropriate insurance regulatory authorities of such jurisdiction, except for those approvals which, if not obtained, would not result in a Material Adverse Citation Effect.

          (b) Except with respect to workers' compensation policies, neither Citation nor any Citation Subsidiary has issued any participating policies or any retrospectively rated policies of insurance.

          (c) Any premium rates required to be filed with or approved by insurance regulatory authorities have been so filed and have received interim or final approvals from such regulatory authorities, and all premiums charged by the Citation Subsidiaries conform with such approvals, except for those filings or approvals which, if not obtained, would not result in a Material Adverse Citation Effect.

          (d) Item 3.14 of the Citation Disclosure Schedule sets forth the Citation Subsidiaries' reserves for unearned premiums, outstanding claims (including claims due and unpaid, not yet due, and incurred but not reported) and claims expenses (collectively, "Citation Reserves"), gross and net of reinsurance thereof, as of December 31, 1995, pertaining to Citation's and the Citation Subsidiaries' insurance businesses. The Citation Reserves were prepared in accordance with the statutory or other accounting practices prescribed or permitted by the applicable insurance regulatory authorities and make good and sufficient provisions for all insurance obligations of Citation and the Citation Subsidiaries. Such reserves have been opined upon as reasonable and adequate as of December 31, 1995, by Milliman & Robertson, a duly qualified actuary who is a member in good standing in the American Academy of Actuaries.

          (e) Item 3.14 of the Citation Disclosure Schedule sets forth a list and description of all quota share, stop loss or other reinsurance agreements to which either Citation or any Citation Subsidiary is a party.

          (f) Citation's and the Citation Subsidiaries' Reserves, gross and net of reinsurance thereof, as of December 31, 1995, pertaining to Citation's and the Citation Subsidiaries' workers compensation and property and casualty insurance businesses have been determined on a consistent basis in accordance with the practices described on Item 3.14 of the Citation Disclosure Schedule.

     3.15 Tax Representations.

          (a) Citation, each of the Citation Subsidiaries, and every member of an affiliated group (as defined in Section 1504 of the Code), and any comparable group for state, local or foreign Tax purposes, which has included Citation or any of the Citation Subsidiaries (for Taxable periods in which Citation or any of the Citation Subsidiaries was included in such group) (each such corporation, including Citation and any of the Citation Subsidiaries, a "Citation Taxpayer," and collectively, the "Citation Taxpayers"), have timely filed all Tax Returns and properly collected such information (including but not limited to taxpayer identification numbers and related certifications) required to have been filed and collected by them, and have paid when due all Taxes owed to any Taxing authority with respect to all Taxable periods ending on or prior to the date hereof, or otherwise attributable to all periods prior to the date hereof. All Tax Returns filed are true, correct and complete in all material respects. The Citation Financial Statements and the additional unaudited financial statements delivered to PICO pursuant to Section 4.1 hereto contain adequate accruals for all Taxes with respect to periods covered thereby and all prior periods;

          (b) All Tax deficiencies asserted or assessed against the Citation Taxpayers have been paid or finally settled with no remaining amounts owed.

          (c) None of the Tax Returns contain, or are expected to contain, an understatement or misstatement under Section 6662 of the Code (or any predecessor statute) or any similar provision of state, local or foreign law;

          (d) There is no pending or threatened action, audit, proceeding, or investigation with respect to (i) the assessment or collection of Taxes or
     (ii) a claim for refund made by a Citation Taxpayer with respect to Taxes previously paid;

          (e) No Citation Taxpayer has received notice that the IRS or any other taxing authority has asserted against a Citation Taxpayer any deficiency or claim for Taxes;

          (f) All amounts that are required to be collected or withheld by a Citation Taxpayer, or with respect to Taxes of a Citation Taxpayer, have been duly collected or withheld, and all such amounts that are required to be remitted to any Taxing authority have been duly remitted on a timely basis;

          (g) There are no outstanding waivers of any statute of limitations with respect to the assessment of any Tax;

          (h) There are no outstanding requests for extensions of time within which to file returns and reports in respect of any Taxes;

          (i) No Citation Taxpayer has taken action not in accordance with past practice that would have the effect of deferring any Tax liability of a Citation Taxpayer from any period ending on or before the Closing Date to any period ending after such date;

          (j) Neither Citation nor any of the Citation Subsidiaries is a party to any tax-sharing agreement or similar arrangement (whether express or implied), including any terminated agreement, as to which any of them could have any continuing liability following the Effective Time;

     3.16 Additional Tax Representations

          (a) Pursuant to the Merger, Newco will merge with and into PICO, and PICO will acquire all of the assets and liabilities of Newco. Specifically, the assets transferred to PICO pursuant to the Merger will represent at least ninety percent (90%) of the fair market value of the net assets and at least seventy percent (70%) of the fair market value of the gross assets held by Newco immediately prior to the Merger. In addition, at least ninety percent (90%) of the fair market value of the net assets and at least seventy percent (70%) of the fair market value of the gross assets held by PICO immediately prior to the Merger will continue to be held by PICO immediately after the Merger. For the purpose of determining the percentage of PICO's and Newco's net and gross assets held by PICO immediately following the Merger, the following assets will be treated as property held by Newco or PICO, as the case may be, immediately prior but not subsequent to the Merger: (i) assets used by PICO or Newco (other than assets transferred from Citation to Newco for such purpose) to pay shareholders perfecting dissenter's rights or other expenses or liabilities incurred in connection with the Merger and (ii) assets used to make distributions, redemptions or other payments in respect of PICO Stock (except for regular, normal distributions) or in respect of rights to acquire such stock (including payments treated as such for tax purposes) that are made in contemplation of the Merger or that are related thereto;

          (b) Newco was formed solely for the purpose of consummating the transactions contemplated by the Agreement and at no time will Newco conduct any business activities or other operations, or dispose of any of its assets, other than pursuant to its obligations under the Agreement;

          (c) Citation's principal reasons for participating in the Merger are bona fide business purposes not related to taxes;

          (d) Prior to the Merger, Citation will be in "Control" of Newco. As used in this Subsection, "Control" shall consist of direct ownership of shares of stock possessing at least eighty percent (80%) of the total combined voting power of all classes of stock entitled to vote and at least eighty percent (80%) of the total number of shares of all other classes of stock of the corporation. For purposes of determining Control, a person shall not be considered to own shares of voting stock if rights to vote such shares (or to restrict or otherwise control the voting of such shares) are held by a third party (including a voting trust) other than an agent of such person;

          (e) In the Merger, shares of PICO Stock representing Control of PICO will be exchanged solely for shares of Citation Stock. For purposes of this paragraph, shares of stock of PICO exchanged in the Merger for cash and other property (other than shares of Citation Stock) (including, without limitation, cash paid to shareholders of PICO perfecting dissenters' rights or in lieu of fractional shares of Citation

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

     voting stock) will be treated as shares of PICO Stock outstanding on the date of the Merger but not exchanged for shares of voting stock of Citation;

          (f) The payment of cash in lieu of fractional shares of Citation Stock is solely for the purpose of avoiding the expense and inconvenience to Citation of issuing fractional shares and does not represent separately bargained for consideration. The total cash consideration that will be paid in the Merger to the Shareholders in lieu of fractional shares of Citation Stock will not exceed one (1) percent of the total consideration that will be issued in the Merger to Shareholders in exchange for their PICO Shares;

          (g) Citation has no plan or intention to cause PICO to issue additional shares of stock after the Merger, or take any other action, that would result in Citation losing Control of PICO;

          (h) Citation has no plan or intention to reacquire any of its stock issued pursuant to the Merger;

          (i) Citation has no plan or intention to liquidate PICO; to merge PICO with or into another corporation, including Citation or its affiliates; to sell, distribute or otherwise dispose of the stock of PICO; or to cause PICO to sell or otherwise dispose of any of its assets or of any assets acquired from Newco, except for dispositions made in the ordinary course of business or payment of expenses, including payments to shareholders of PICO perfecting dissenters' rights, incurred by PICO pursuant to the Merger and except for transfers described in both Section 368(a)(2)(C) of the Code and Treasury Regulation Section 1.368-2(j)(4);

          (j) In the Merger, Newco will have no liabilities assumed by PICO and will not transfer to PICO any assets subject to liabilities, except to the extent incurred in connection with the transactions contemplated by the Agreement;

          (k) Following the Merger, Citation will cause PICO to continue its historic business or use a significant portion of its historic business assets in a business;

          (l) During the past five (5) years, none of the outstanding shares PICO Stock, including the right to acquire or vote any such shares, have directly or indirectly been owned by Citation;

          (m) Neither Citation nor Newco is an "investment company" within the meaning of Sections 368(a)(2)(F)(iii) and (iv) of the Code;

          (n) The fair market value of the Citation stock received by each stockholder of PICO will be approximately equal to the fair market value of the stock of PICO surrendered in exchange therefor, and the aggregate consideration received by shareholders of PICO in exchange for their stock of PICO will be approximately equal to the fair market value of all of the outstanding shares of stock of PICO immediately prior to the Merger;

          (o) Newco, Citation, PICO and the shareholders of PICO will each pay separately its or their own expenses relating to the Merger;

          (p) There is no intercorporate indebtedness existing between Citation and PICO or between Newco and PICO that was issued, acquired or will be settled at a discount as a result of the Merger;

          (q) None of the compensation received by any shareholder-employee of PICO will be separate consideration for, or allocable to, any of their shares of PICO Stock; none of the shares of Citation Stock received by any shareholder-employee of PICO will be separate consideration for, or allocable to, any employment agreement or any covenants not to compete; and the compensation paid to any shareholder-employee of PICO will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's-length for similar services.

     3.17 Material Contracts. Item 3.17 of the Citation Disclosure Schedule sets forth a complete and accurate list of all material contracts of Citation and the Citation Subsidiaries as of the date of this Agreement, as defined in
Item 601(b)(10) of SEC Regulation S-K (the "Citation Material Contracts"). Citation and the Citation Subsidiaries have performed in all material respects all of the respective obligations required to be performed by them to date and are not in default under or in breach of any term or provision of

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

any of the Citation Material Contracts to which any of them is a party, is subject or is otherwise bound, and no event has occurred that, with the giving of notice or the passage of time or both, would constitute such a default or breach, where such default or breach would have a Material Adverse Citation Effect. To Citation's Best Knowledge, there are no events, facts or circumstances which constitute or, with the giving of notice or the passage of time or both, would constitute a default or breach of any of the Citation Material Contracts by the other parties thereto. Each of the Citation Material Contracts is a valid and binding agreement of Citation or a Citation Subsidiary, as the case may be, and, to Citation's Best Knowledge, of all other parties thereto.

     3.18 Employees.

          (a) To Citation's Best Knowledge, Citation and each Citation Subsidiary are in compliance in all material respects with all currently applicable laws and regulations respecting employment, discrimination in employment, terms and conditions of employment, wages, hours and occupational safety and health and employment practices, and is not engaged in any unfair labor practice. Citation has complied with all applicable notice provisions of and has no material obligations under COBRA with respect to any former employees or qualifying beneficiaries thereunder. There are no proceedings pending or, to the knowledge of Citation, threatened, between Citation and any one or more of its employees or former employees, which proceedings have or could reasonably be expected to have a Material Adverse Citation Effect. Citation is not a party to any collective bargaining agreement or other labor union contract nor does Citation know of any activities or proceedings of any labor union to organize any of its employees. In addition, Citation and each Citation Subsidiary has provided all employees with all relocation benefits, stock options, bonuses and incentives, and all other compensation that such employee has earned up through the date of this Agreement or that such employee was otherwise promised in their employment agreement or agreements with Citation or the relevant Citation Subsidiary, as the case may be.

          (b) Except as disclosed in the Citation Financial Statements, all material sums due for employee compensation have been paid, accrued or otherwise provided for, and all employer contributions for employee benefits, including deferred compensation obligations, and any benefits under any Citation Employee Plan have been duly and adequately paid or provided for in accordance with plan documents. To Citation's Best Knowledge, no person treated as an independent contractor by Citation or any Citation Subsidiary is an employee as defined in Section 3401(c) of the Code, nor has any employee been otherwise improperly classified, as exempt, nonexempt or otherwise, for purposes of federal or state income tax withholding or overtime laws, rules, or regulations. Except as set forth in
     Item 3.18 of the Citation Disclosure Schedule no director, officer or employee of Citation or any Citation Subsidiary is entitled to receive any payment or any amount under any existing agreement, severance plan or other benefit plan as a result of the consummation of any transaction contemplated by this Agreement or the Merger Agreement. To Citation's Best Knowledge, no executive or key employee or group of employees of Citation or any Citation Subsidiary has any plans to terminate his, her or their employment.

          (c) To Citation's Best Knowledge, Citation and the Citation Subsidiaries have complied in all material respects with all applicable federal and state statutes and regulations which govern employment matters, including, without limitation, federal and state wage and hour laws, workplace safety laws, workers' compensation laws, equal employment opportunity laws, equal pay laws, civil rights laws, the Americans With Disabilities Act and the Fair Labor Standards Act of 1938, as amended. To Citation's Best Knowledge, there is no action, claim, cause of action, suit or proceeding pending or, to Citation's Best Knowledge, threatened, on the part of any employee, independent contractor or applicant for employment, including, without limitation, any such action, claim, cause of action, suit or proceeding based on allegations of wrongful termination or discrimination on the basis of age, race, religion, sex, sexual preference, or mental or physical handicap or disability.

     3.19 Employee Plans; ERISA. Except as set forth in Item 3.19 of the Citation Disclosure Schedule, neither Citation nor any Citation Subsidiary maintains, contributes to or has any liability under (or with respect to) any pension, retirement, stock purchase, stock option, stock bonus, savings or profit sharing plan, individual employment agreement, bonus or incentive compensation programs, deferred compensation agreements, welfare or employee pension plans as defined in Section 3(3) of ERISA (collectively, the

"Citation Employee Plans") providing benefits to current or former employees, or payments contingent upon a change of control of Citation or any Citation Subsidiary or other arrangement, whether or not terminated. With respect to any such Citation Employee Plans, all required payments, premiums, contributions, reimbursements or accruals for all periods ending prior to or as of the Closing shall have been made or properly accrued and any bonding with respect to such Employee Plan required under ERISA is in full force and effect. None of any such Employee Plans has any unfunded liabilities. Citation and the Citation Subsidiaries have complied with all terms of ERISA and all regulations thereunder with respect to all Citation Employee Plans.

     3.20 Brokers and Finders. Except as set forth on Item 3.20 of the Citation Disclosure Schedule, neither Citation nor any Citation Subsidiary is a party to or obligated under any agreement with any broker or finder relating to the transactions contemplated hereby, and neither the execution of this Agreement, the Merger Agreement, or the Other Agreements nor the consummation of the transactions provided for herein or therein will result in any liability to any broker or finder.

     3.21 Shareholder Rights Plan. Citation's Board of Directors has approved an amendment to its Shareholder Rights Plan (the "Rights Plan") so that the execution and delivery of this Agreement, the Merger Agreement and the Other Agreements by Citation, and the consummation of the transactions contemplated hereby and thereby, will not trigger the provisions of Citation's Shareholder Rights Plan, and assuming that no such Shareholder will own, following the Merger, any additional shares of Citation Stock other than his, her or its proportionate share of the Stock Consideration to be issued in the Merger. To the best knowledge of Citation, no event has occurred on or before the date of this Agreement which would trigger the provisions of the Rights Plan. Each share of Citation Stock to be issued pursuant to the Merger Agreement will also be deemed to represent a Right, as defined in the Rights Plan.

     3.22 Stock Consideration. The shares of Citation Stock to be received by the Shareholders as the Stock Consideration upon the Closing of the Merger will be included on Nasdaq and will have the same rights, preferences, privileges and restrictions as the shares of Citation Stock held by other shareholders of Citation, except for: (a) the restrictions on voting and sales or transfers of Citation Stock applicable to certain former shareholders of Madison Capital, Inc. pursuant to a Shareholders Voting and Transfer Restriction Agreement, dated October 4, 1993 and (b) applicable restrictions under federal or state securities laws and regulations and state insurance laws and regulations. Such shares of Citation Stock have been duly authorized and, upon issuance following the Effective Time of the Merger, will be validly issued, fully paid and nonassessable and free from preemptive rights.

     3.23 No Investment Company. Neither Citation nor any of the Citation Subsidiaries is an "investment company", or a company "controlled" by an "investment company", within the meaning of the Investment Company Act of 1940, as amended.

     3.24 Accuracy of Information Supplied.

          (a) To Citation's Best Knowledge, none of the information supplied or to be supplied by Citation to PICO pursuant to this Agreement contains or will contain any untrue statement of material fact or omits or will omit a state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

          (b) The Registration Statement and the Prospectus/Proxy Statement and any other documents to be filed with the SEC or any applicable state securities law regulatory authorities relating to the Merger, at the respective times such documents are filed or become effective, and with respect to the Prospectus/Proxy Statement, from the time of mailing to PICO shareholders through the period required for PICO shareholders to perfect dissenters' rights under applicable law, shall, as to all information provided by Citation:

             (i) comply in all material respects with the provisions of all applicable regulations issued by the SEC pursuant to the Securities Act and the Exchange Act and all other applicable laws and regulations; and

             (ii) not contain any statement which, at the time and in light of the circumstances under which it is made, is false or misleading with respect to any material fact and not omit to state any material fact necessary in order to make the statements therein not false or misleading or necessary to correct any statement in any earlier communication with respect to the solicitation of a proxy for the same meeting or subject matter which have become false or misleading.

     3.25 Effective Time of Representations, Warranties, Covenants and Agreements. Each representation, warranty, covenant and agreement of Citation as forth in this Agreement, as updated by any written disclosure schedule delivered pursuant to Section 4.4 below, shall be deemed to be made on and as of the date hereof, as of the effective date of the Registration Statement and as of the Effective Time of the Merger.

                                   ARTICLE IV

                             ADDITIONAL AGREEMENTS

     4.1 Access to Information. Between the date of this Agreement and the Effective Time: (a) PICO and Citation shall afford to each other and each other's accountants, counsel and other representatives reasonable access, upon reasonable notice and in such manner as will not unreasonably interfere with the conduct of their respective businesses (provided that each shall have access beyond the other's normal business hours) to all personnel, plants, offices and other facilities and books and records of their respective businesses and the businesses of their respective Subsidiaries; (b) Citation shall deliver to PICO, as soon as practicable and in any event within three days after it is filed, a copy of any documents filed with the SEC or the insurance regulatory agencies of any state, (c) PICO shall deliver to Citation, as soon as practicable and in any event within three days after it is filed, a copy of any documents filed with the SEC or the insurance regulatory agencies of any state; (d) PICO shall deliver, as promptly as practicable following the end of each quarter after the date hereof, a consolidated balance sheet of PICO and the PICO Subsidiaries as of the end of such quarter; (e) Citation shall deliver, as promptly as practicable following the end of each calendar quarter after the date hereof, a consolidated balance sheet of Citation and the Citation Subsidiaries as of the end of such quarter; and (f) PICO and Citation each shall deliver to the other, as soon as practicable, and in any event within ten days after filing or receipt, a copy of any report, schedule or other document filed with or received from any governmental or regulatory agency, authority or body by either of them or any of their respective Subsidiaries (other than routine documents) and all other information concerning their respective business, properties and personnel as either party may reasonably request from the other party. Any failure to comply with this covenant by either party shall be disregarded if promptly corrected without material adverse consequences to the other party. The parties shall promptly advise each other in writing of any change or event which they believe is likely to have a material adverse effect on their respective businesses, prospects, assets, earnings, properties, operations or financial condition.

     4.2 Confidentiality. Each party shall hold, and shall cause its representatives to hold, in strict confidence all documents and information concerning the other furnished to the other party in connection with the transactions contemplated by this Agreement, the Merger Agreement, and the Other Agreements (except to the extent that such information is (a) previously known to the nondisclosing party prior to its disclosure by the disclosing party, (b) in the public domain through no fault on the part of the nondisclosing party, or
(c) later lawfully acquired by them from other sources) and will not release or disclose such information to any other person or entity, except to such party's auditors, attorneys, financial advisors and other consultants and advisors in connection with this Agreement, the Merger Agreement, and the Other Agreements and except as may be required by order, statute, rule or regulation of any court or governmental or regulatory authority, agency or body. If the transactions contemplated by this Agreement are not consummated, such confidence shall be maintained (subject to the same exceptions as forth above), and either party, upon request by the other party, shall destroy or return all copies of written information furnished by the other party. The confidentiality obligations as forth in this Section 4.2 shall not derogate from any other confidentiality obligations of the parties hereto or their agents pursuant to any other agreements, including, without limitation, that certain Confidentiality Agreement, dated January 23, 1996 (the "Confidentiality Agreement"), between Citation and PICO (the provisions of which agreement shall govern in the event of any

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

conflict between such agreement and this section, and shall survive the termination of this Agreement in their entirety) and shall survive the termination of this Agreement for any reason whatsoever.

     4.3 Public Announcements. PICO and Citation will consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or the transactions contemplated hereby and will not issue any such press release or make any such public statement without obtaining the prior written consent of the other party, unless required to do so by statute, rule, regulation, order or decree of any court or governmental agency, authority or body.

     4.4 Notification of Certain Events. Each party shall give prompt notice to the other party as soon as practicable after it has actual knowledge of (a) the occurrence, or failure to occur, of any event which would or would be likely to cause either party's representations or warranties contained in this Agreement to be untrue or incorrect in any material respect at any time from the date hereof to the Effective Time, or (b) any failure on its part or on the part of any of its or its Subsidiaries' officers, directors, employees, representatives or agents (other than persons or entities who are such employees, representatives or agents only because they are appointed insurance agents of such parties) to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by such party under this Agreement. Each party shall have the right to deliver to the other party a written disclosure schedule as to any matter of which it becomes aware following execution of this Agreement which would constitute a breach of any representation, warranty or covenant of this Agreement by such party, identifying on such disclosure schedule the representation, warranty or covenant which would be so breached, provided that each such disclosure schedule shall be delivered as soon as practicable after such party becomes aware of the as matter disclosed therein. The nondisclosing party shall have five business days from as receipt of such disclosure schedule to notify the disclosing party that (a) it will Close notwithstanding the new disclosure, (b) it will not Close based on such new disclosure, or (c) further investigation or negotiation is required for it to reach a determination whether or not to Close based on such new disclosure. If the parties thereafter are unable to reach agreement on a mutually satisfactory means of resolving the matter so disclosed, the nondisclosing party shall have the right, in its discretion, to terminate this Agreement pursuant to Section 6.1(d) or Section 6.1(e) below.

     4.5 Conduct of Business in Ordinary Course. During the period from the date of this Agreement through the Effective Time, except as specifically contemplated by this Agreement, PICO will, and will cause the PICO Subsidiaries to, and Citation will, and will cause the Citation Subsidiaries to, carry on their respective businesses in the ordinary course in substantially the same manner in which such businesses have heretofore been conducted, and use all reasonable efforts to preserve intact their business organizations, assets, prospects and advantageous business relations, to keep available the services of their officers and employees and to maintain satisfactory relationships with their respective suppliers, contractors, distributors, customers, policyholders, insurance agents, general agents and brokers, other insurers, other agents and others having business dealings with them. Without limiting the generality of the foregoing, neither PICO nor any of the PICO Subsidiaries will, without the prior written consent of Citation, and neither Citation nor any of the Citation Subsidiaries will, without the prior written consent of PICO:

          (a) amend its Articles of Incorporation or Bylaws or change its authorized number of directors, except pursuant to the terms of this Agreement;

          (b) declare, pay or set aside for payment any dividend (other than policyholders dividends in the ordinary course of business) on or make any other distribution in respect of any of its capital stock, split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock, or directly or indirectly repurchase, redeem or otherwise acquire any shares of its capital stock or other securities or redeem rights under the Rights Plan for more than $.01 per right or make payments to any of its shareholders other than in the ordinary course of business;

          (c) authorize for issuance, issue, sell, pledge, dispose of or encumber, deliver or agree or commit to issue, sell, pledge or deliver (whether through the issuance or granting of any options, warrants, commitments, subscriptions, rights to purchase or otherwise) any of its capital stock (or, with respect to the Citation Subsidiaries any capital stock of Citation) or any securities convertible into or exchangeable for shares of its capital stock, other than (i) pursuant to the exercise of the PICO Options or other outstanding options to acquire PICO Stock disclosed on the PICO Disclosure Schedule, with respect to PICO, and (ii) pursuant to the exercise of stock options granted under Citation's 1983 Stock Option Plan or 1991 Stock Option Plan, with respect to Citation;

          (d) other than in the ordinary and usual course of business and consistent with past practice, incur any material liability or obligation (absolute, accrued, contingent or otherwise) or issue any debt securities or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual or entity, or change any assumption underlying, or methods of calculating, any bad debt, contingency or other reserve;

          (e) acquire (by merger, consolidation or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof or make any investment other than in the ordinary course of business and consistent with past practice either by purchase of stock or securities, contributions to capital, property transfer or purchase of any material amount of properties or assets of any other individual or entity;

          (f) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice of liabilities reflected or reserved against on the PICO or Citation Financial Statements, as the case may be, or subsequently incurred in the ordinary course of and consistent with past practice;

          (g) acquire (including by lease) any capital assets or properties having a cost in excess of $100,000 in the case of PICO and $25,000 in the case of Citation in the aggregate and not included within the acquiring party's most recent capital budget, a complete and accurate copy of which has been delivered to the other party prior to the execution of this Agreement, or sell, dispose of, mortgage or encumber any assets or properties having a book value in excess of $100,000 in the case of PICO and $25,000 in the case of Citation, other than in the ordinary course of business and consistent with past practice;

          (h) waive, release, grant or transfer any rights of value or modify or change in any material respect any existing license, lease, contract or other document, other than in the ordinary course of business and consistent with past practice;

          (i) commit a material breach of or default under any material license, lease, contract or other document to which it is a party or to which any of its assets may be subject, or violate any applicable material law, regulation, ordinance, order, injunction or decree, or any other requirement of any court or other governmental agency, authority or body relating to its assets or business;

          (j) fail to file all reports and returns required to be filed with federal, state, local and foreign agencies, authorities or bodies, which failure could result in a Material Adverse PICO Effect or Material Adverse Citation Effect, as the case may be;

          (k) other than with respect to amounts being contested in good faith as to which the other party hereto has been advised, fail (i) to pay promptly all taxes of any nature indicated by such returns or otherwise lawfully levied or assessed upon it or any of its properties, or (ii) to withhold or to collect and pay to the proper governmental authorities or to hold in separate bank accounts for such payment all taxes and other assessments which are required by law to be so withheld or collected;

          (l) cancel or allow to expire without renewal on substantially the same terms and conditions in effect prior to such expiration any policy of insurance covering, in the case of PICO, the business and assets of PICO or any PICO Subsidiary, and in the case of Citation, the business and assets of Citation or any of the Citation Subsidiaries;

          (m) make any capital expenditures, or commitments with respect thereto, except those in the ordinary course of business which are not in excess of $100,000 in the case of PICO and $25,000 in the case of Citation in the aggregate and are included within such party's most recent capital budget;

          (n) fail to maintain their respective assets and properties in good condition and repair, normal wear and tear expected; or

          (o) take, or agree in writing or otherwise to take, any of the foregoing actions or any action which would at any time make any representation or warranty in Article II or Article III, as the case may be, untrue or incorrect.

In addition to the foregoing, neither Citation nor any Citation Subsidiary shall, without the prior written consent of PICO, nor PICO, nor any PICO Subsidiary shall, without the prior written consent of Citation, (i) authorize or issue any new options, (ii) hire any new employees at the level of Vice President or above, (iii) accelerate any existing options, except as disclosed on the Citation Disclosure Schedule or (iv) enter into, adopt or amend any employee benefit plan or other employee-related agreement or grant, or become obligated to grant, any increase in the compensation payable or to become payable to any of their officers or directors or any general increase in the compensation payable or to become payable to their employees (including, in each case, any such increase pursuant to any employee benefit plan or other employee-related agreement).

     4.6 Requisite Regulatory Approvals.

          (a) Registration Statement. In connection with the solicitation of approval of the principal terms of the Merger by their shareholders and the registration of the shares of Citation Stock to be used as the Stock Consideration, the parties will prepare, and Citation will file, the Registration Statement and Proxy/Prospectus with the SEC which shall comply as to form, in all material respects, with the provisions of the Securities Act, the Exchange Act and other applicable law. Citation will use all reasonable efforts to respond to the comments of the SEC staff with respect to such Registration Statement and Proxy/Prospectus and to have such Registration Statement and Proxy/Prospectus declared effective by the SEC as soon as practicable, and PICO will cooperate with and assist Citation in taking such actions. The information provided and to be provided by PICO and Citation for use in Registration Statement and Proxy/Prospectus will not, in the case of the Registration Statement on the date it becomes effective, and in the case of the Proxy/Prospectus on such date and on the date on which approval of the Merger by Citation's and PICO's shareholders is obtained, contain any untrue statement of material fact or omit to state any material fact required to be stated herein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading. Each of Citation and PICO agree promptly to correct any such information provided by it which shall have become false or misleading in any material respect and to take all steps necessary to file with the SEC and have declared effective or cleared by the SEC any amendment or supplement to the Registration Statement or the Proxy/Prospectus so as to correct the same and to cause the Proxy/Prospectus so corrected to be distributed to their respective shareholders to the extent required by applicable law. To the extent that any opinion regarding the tax consequences of the Merger is required with respect to the Registration Statement or Proxy/Prospectus, PICO and Citation will both cause each of their respective attorneys to issue substantially similar opinions.

          (b) Blue Sky Approvals. Citation will prepare and file, and PICO will cooperate with and assist Citation in preparing and filing, all statements, applications, correspondence or forms required to be filed with appropriate state security law regulatory authorities to register or qualify the shares of Citation Stock included in the Stock Consideration or to establish an exemption from such registration or qualification (the "Blue Sky Filings").

          (c) Pre-Merger Notification. Pursuant to the Hart-Scott-Rodino Anti-Trust Improvements Act (the "Hart-Scott Act"), PICO and Citation will prepare and file, or cause to be filed, a notification and report form (the "Hart-Scott Report") with the Pre-Merger Notification Office of the Federal Trade Commission and with the Antitrust Division of the Department of Justice (collectively, the "Pre-Merger Notification Agencies") in respect of the transactions contemplated hereby, which filing shall comply as to form with all requirements applicable thereto and all of the data and information reported therein shall be accurate and complete in all material respects. Each of PICO and Citation will promptly comply with all requests, if any, of the Pre-Merger Notification Agencies for additional information or documentation in connection with the Hart-Scott Report forms filed by or on behalf of each of such parties pursuant to the Hart-Scott Act, and all such additional information or documentation shall comply as to form with all requirements applicable thereto and shall be accurate and complete in all material respects.

          (d) Insurance Department and Other Regulatory Filings. Each of PICO and Citation shall duly make all other regulatory filings required to be made by each in respect of this Agreement or the transactions contemplated hereby. Each party shall use all reasonable efforts to obtain all material permits, approvals and consents required to be obtained prior to the consummation of the Merger or necessary to carry out the transactions contemplated by this Agreement under applicable federal, state, local and foreign laws, rules and regulations, including, without limitation, any approvals required under applicable state insurance laws (the "Insurance and Other Approvals"). A representative of each party shall be entitled to participate in all substantive discussions with regulatory agencies.

          (e) Each party will furnish all information, including certificates, consents and opinions of counsel concerning it and its Subsidiaries reasonably deemed necessary by the other party for the filing or preparation for filing of the Registration Statement and Proxy/Prospectus, the Blue Sky Filings, the Hart-Scott Report and the applications for the Insurance and Other Approvals (collectively, the "Requisite Regulatory Approvals"). Each party covenants and agrees that all information furnished by it for inclusion in the Registration Statement, Blue Sky Filings and all other documents filed to obtain the Requisite Regulatory Approvals for the Merger will comply in all material respects with the provisions of applicable law, including the Securities Act and the Exchange Act, and the rules and regulations of the SEC promulgated thereunder, and will not contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

          (f) Each party shall provide to the other: (i) promptly after filing thereof, copies of all statements, applications, correspondence or forms filed by such party prior to the Closing Date with state securities law regulatory authorities, the SEC, the Pre-Merger Notification Agencies and insurance and other appropriate regulatory authorities; and (ii) promptly after delivery to, or receipt from, such regulatory authorities, all written communications, letters, reports or other documents relating to the transactions contemplated by this Agreement.

          (g) PICO shall deliver to Citation a letter from Coopers & Lybrand, dated the effective date of the Registration Statement, addressed to Citation and satisfactory to Citation, to the effect that (i) they are the independent public accountants with respect to PICO within the meaning of the Securities Act and the rules and regulations promulgated thereunder; and (ii) they have carried out certain procedures specified in the letter and reasonably acceptable to Citation, not constituting an audit, with respect to the unaudited financial statements and certain amounts, percentages and financial information which are derived from the general accounting records of PICO, TOC and the PICO Subsidiaries and are included in the Registration Statement and the Proxy/Prospectus or in the documents filed with the SEC pursuant to the Exchange Act and incorporated by reference in the Registration Statement and the Proxy/Prospectus, and on the basis of such procedures:

             (i) nothing came to their attention that caused them to believe that the unaudited financial statements included in the Registration Statement are not stated on a basis substantially consistent with that of the audited PICO Financial Statements; and

             (ii) they have compared such amounts, percentages and financial information with such general accounting records of PICO, TOC and the PICO Subsidiaries and with information derived from such records and have found them to be in agreement, excluding any questions of legal interpretation.

          (h) Citation shall deliver to PICO a letter from Deloitte & Touche, dated the effective date of the Registration Statement, addressed to PICO and satisfactory to PICO, to the effect that (i) they are the independent public accountants with respect to Citation within the meaning of the Securities Act and the rules and regulations promulgated thereunder; and
     (ii) they have carried out certain procedures specified in the letter and reasonably acceptable to PICO, not constituting an audit, with respect to the unaudited financial statements and certain amounts, percentages and financial information which are derived from the general accounting records of Citation and the Citation Subsidiaries and are included in the Registration Statement and the Proxy/Prospectus or in the documents filed with the SEC pursuant to the Exchange Act and incorporated by reference in the Registration Statement and the Proxy/Prospectus, and on the basis of such procedures:

             (i) nothing came to their attention that caused them to believe that the unaudited financial statements included in the Registration Statement are not stated on a basis substantially consistent with that of the audited Citation Financial Statements; and

             (ii) they have compared such amounts, percentages and financial information with such general accounting records of Citation and the Citation Subsidiaries and with information derived from such records and have found them to be in agreement, excluding any questions of legal interpretation.

     4.7 Shareholder Approval. As soon as practicable after the Registration Statement and Proxy/ Prospectus are declared effective by the SEC, PICO and Citation will cause meetings of their respective shareholders (the "Special Meetings") to be called and will give notice of, convene and hold such meetings for the purpose of obtaining approval by their respective shareholders of the principal terms of the Merger. The shareholder vote required for such approval will be no greater than that required by the applicable provisions of applicable law and the Articles of Incorporation of the respective parties.

     4.8 Nasdaq Listing. Citation shall file a Notification Form for Listing of Additional Shares with Nasdaq with respect to the Citation Stock to be received by PICO Shareholders in the Merger and upon exercise of the PICO Options assumed by Citation.

     4.9 Taking of Necessary Action. Each of the parties hereby agrees to use all reasonable efforts promptly to take or cause to be taken all action and promptly to do or cause to be done all things necessary, proper or advisable under applicable laws, rules and regulations to consummate and make effective the transactions contemplated by this Agreement, the Merger Agreement and the Other Agreements.

     4.10 Certain Agreements with Respect to Directors.

          (a) Board Representation. As of the Effective Time, Citation shall cause its Board of Directors to adopt a resolution fixing the number of directors on the Board of Directors at nine (9). In addition, Citation shall amend its Articles to effect a reduction in the number of directors on the Board of Directors to the range of five (5) to nine (9). PICO shall designate seven (7) persons to become directors upon the Effective Date (the "PICO Directors") to fill the vacancies created by the resignations of seven (7) of the existing Citation directors. Citation shall designate two
     (2) persons to become directors upon the Effective Date (the "Citation Directors") to fill the vacancies created by the resignations of two (2) of the existing Citation directors, to serve until Citation's annual meeting of shareholders in 1998 and until their successors are duly elected and qualified. In the event any director resigns or becomes unable to serve prior to the expiration of his term, a majority of the remaining Directors shall be entitled to elect a director to fill the vacancy so created.

          (b) Indemnity of Directors. Citation shall continue in effect, without amendment, the current provisions of its Articles and Bylaws, and current contractual obligations, with respect to indemnification of each member of its Board of Directors after the Closing Date. Following the Closing Date, Citation shall either maintain its directors and officers insurance at a level at least equal to that in existence immediately prior to the Closing Date or Citation shall purchase the "tail coverage" on the current insurance policy.

     4.11 Expenses. Each party shall bear its own costs and expenses in connection with the preparation and negotiation of this Agreement, the Merger Agreement, and the Other Agreements, and the consummation of the transactions contemplated hereby and thereby ("Pre-Merger Expenses"), whether or not the Merger is consummated.

     4.12 Non-Solicitation and Cooperation.

          (a) Citation, its directors and officers will take any and all reasonable actions (including but not limited to voting in favor of the Merger) to promote the consummation of the transactions contemplated by this Agreement. Citation will not, and will not authorize its directors, shareholders, officers, agents or other representatives to, encourage, solicit, initiate (or otherwise engage in discussions or negotiations with), or provide any information to, any person, entity or group concerning any acquisition proposal, tender offer, exchange offer, merger, consolidation, sale of substantial assets, sale of securities or rights to vote shares of Citation Stock, or in connection with the liquidation, dissolution or any similar transactions involving Citation or any Subsidiary or division of Citation (collectively, "Citation Acquisition Proposals"). Citation will promptly inform PICO of any inquiry it may receive with respect to any Acquisition Proposal which Citation's Board of Directors believes merits serious consideration and furnish to PICO a copy thereof. Nothing contained in this Section 4.12(a) or in any other provision of this Agreement shall, however, prohibit Citation or its Board of Directors from making such disclosures to Citation's shareholders as are required under applicable law. Nothing contained in this Section 4.12(a) or in any other provision of this Agreement shall prohibit the Board of Directors of Citation from furnishing information to, or entering into discussions or negotiations with, any person or entity that makes a bona fide Citation Acquisition Proposal if: (A) the Board of Directors of Citation, after consultation with and receiving the advice of its legal counsel and financial advisors, determines in good faith that such action is necessary or required for the Board of Directors of Citation to comply with its fiduciary duties to Citation's shareholders under applicable law,
     (B) before furnishing such information to, or entering into discussions or negotiations with, such person or entity, Citation discloses to PICO that it is furnishing information to, or entering into discussions or negotiations with, such person or entity, which notice shall describe the terms thereof (but need not identify the person or entity making the offer), (C) prior to furnishing such information to such person or entity, Citation receives from such person or entity an executed confidentiality agreement, with terms no less favorable to Citation than those contained in the Confidentiality Agreement, and (D) Citation keeps PICO informed promptly of the status (including the terms, but any disclosure of terms shall be covered by the Confidentiality Agreement) of any such discussions or negotiations (provided that, Citation shall not be required to disclose to PICO confidential information concerning the business or operations of the person making the expression of interest). Subject to the preceding sentence, the Board of Directors may approve and recommend to Citation's shareholders a Citation Acquisition Proposal from a third party.

          (b) PICO, its directors and officers will take any and all reasonable actions (including but not limited to voting in favor of the Merger) to promote the consummation of the transaction.

          (c) In order to maximize the opportunity to inform shareholders of the mutual benefits contemplated to result from the Merger, Citation will use reasonable efforts to include John Hart, Ron Langley or any executive officer of PICO designated by them in any meetings or conference calls with persons who own beneficially five percent (5%) or more of Citation's Common Stock (determined in accordance with Section 13 of the Exchange Act) to the extent such meetings or calls relate primarily to the Merger. While it is the intent that Citation and PICO cooperate to jointly respond to shareholders of Citation, Citation shall not be required to include PICO representatives when responding to questions initiated by shareholders by telephone or to reschedule meetings if PICO representatives are not available at a time or times requested by a shareholder. Notwithstanding the above, Citation shall not be required to include PICO in any meetings or discussions with any third party which has made or is making a bona fide Citation Acquisition Proposal, so long as Citation complies with the provisions of Section 4.12(a) above.

          (d) Notwithstanding any other provision of this Agreement (including without limitation subsections (a) and (c) of this Section 4.12), Citation shall have no obligations under subsections (a) and (c) of this Section
     4.12 unless and until (i) Citation shall have received evidence satisfactory to it in its sole discretion that Guinness Peat Group plc, PICO, and TOC have executed the GPG Agreement, and (ii) Citation shall have approved in writing the final form of the GPG Agreement; provided, however, that Citation's obligations under subsections (a) and (c) of this Section
     4.12 shall terminate 60 days after Guinness Peat Group plc, PICO, and TOC have executed the GPG Agreement, if by the end of such 60 day period the transactions contemplated by the GPG Agreement have not been consummated; and provided, further, that the obligations of Citation in subsections (a) and (c) of this Section 4.12 shall be in full force and effect until May 10, 1996.

     4.13 Registration of Citation Stock.

          (a) Citation shall maintain the registration of the Citation Stock under Section 12(g) of the Exchange Act for a period of not less than three years following the Closing, and shall continue to comply with the reporting and other requirements of the Exchange Act for the same three-year period.

     4.14 Prohibition on Certain Sales. Citation shall not file a registration statement for the sale of the stock of Guinness Peat Group plc for six (6) months following the Closing Date.

     4.15 Withdrawal of PICO Registration Statement. Prior to the Closing, PICO shall withdraw the registration statement it filed with the SEC on November 15, 1995 as amended by Amendment No. 1 filed with the SEC on January 30, 1996 (File No. 33-99352).

     4.16 Best Efforts Concerning Tax-Free Reorganization. Citation and PICO each shall use their best efforts so that the Merger qualifies as a tax free reorganization under Section 368(a) of the Code.

                                   ARTICLE V

                                   CONDITIONS

     5.1 Conditions to Citation's and PICO's Obligations. The obligations of Citation and PICO to effect the Merger and to consummate the transactions contemplated hereby shall be subject to the fulfillment of the following conditions:

          (a) This Agreement, the Merger Agreement and the Merger shall have been validly approved and adopted by the holders of a majority of the outstanding shares of Citation Stock and PICO Stock, and the Merger Agreement shall have been filed with the appropriate state authorities immediately prior to the Closing.

          (b) All Requisite Regulatory Approvals shall have been obtained, and all waiting periods required to expire prior to consummation of the Merger shall have expired, without the imposition of any condition which in the reasonable judgment of Citation is materially burdensome upon Citation or the Citation Subsidiaries or their affiliates (i.e., persons or entities controlling, controlled by or under common control with such parties). Without limiting the generality of the foregoing:

             (i) The Registration Statement shall have become effective under the Securities Act, and no stop order suspending the effectiveness of the Registration Statement shall have been issued and shall remain in effect;

             (ii) All Blue Sky Filings shall have been made, and the sale of the Citation Stock resulting from the Merger shall have been qualified or registered with the appropriate state securities law regulatory authorities of all states in which qualification or registration is required under applicable state securities laws, and such qualifications or registrations shall not have been suspended or revoked, or shall be exempt from such qualification or registration.

             (iii) The Hart-Scott Report shall have been submitted to the Pre-Merger Notification Agencies, and the waiting period under the Hart-Scott Act shall have expired; and

             (iv) The Merger and the transfer of ownership of PICO and the PICO Subsidiaries shall have been approved by the California Insurance Department, the Ohio Insurance Department, and the insurance departments of all states in which Citation, PICO and any Subsidiaries of either of them conduct business, to the extent such approvals are required.

          For purposes of this Agreement no condition shall be deemed to be "materially burdensome" if compliance with such condition would not either
     (A) require the taking of any action inconsistent with the manner in which Citation, PICO or any of their respective affiliates have conducted their businesses previously, or (B) have a material adverse effect upon the business, financial condition, results of operations or prospects of Citation, PICO or any of their respective affiliates, or (C) preclude satisfaction of any of the conditions to consummation of the transactions contemplated by this Agreement.

          (c) No legal, administrative, arbitration, investigatory or other proceeding by any court, administrative agency or commission or other governmental authority or instrumentality shall have been instituted and, at what would otherwise have been the Effective Time, remain pending by or before any court, administrative agency or commission or other governmental authority or instrumentality to restrain or prohibit the transactions contemplated hereby.

          (d) For the purposes of qualifying as a tax-free reorganization under
     Section 368(a) of the Code, not more than 5% of the outstanding shares of PICO Stock shall have been determined to be Dissenting Shares; provided, however, that if as of the Determination Date a lesser percentage is deemed necessary by agreement of the parties to satisfy the representations made in Section 2.16 and 3.16 hereof, not more than such lesser percentage of the outstanding shares of PICO Stock shall have been determined to be Dissenting Shares.

          (e) Guinness Peat Group plc shall have executed and delivered the Shareholder Letter to PICO in the form set forth in Exhibit C-1 and each other 5% Shareholder of PICO shall have executed and delivered a Shareholder Letter to PICO in the form set forth in Exhibit C-2.

          (f) Guinness Peat Group plc shall have consented in writing to the transactions contemplated by this Agreement.

     5.2 Conditions to Citation's Obligations. The obligations of Citation to effect the Merger and to consummate the transactions contemplated hereby shall be subject to the fulfillment of the following conditions, any of which may be waived by Citation in writing on or prior to the Closing Date:

          (a) The representations and warranties pertaining to PICO and the PICO Subsidiaries contained in Article II shall be true in all material respects at the Effective Time as though made at and as of the Effective Time (after taking into account matters disclosed on additional disclosure schedules delivered by PICO pursuant to Section 4.4 above and not objected to by Citation within five business days after receipt thereof or otherwise accepted by Citation), PICO shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement to be performed or complied with by it prior to or at the Effective Time, none of the events or conditions entitling Citation to terminate this Agreement under Article VI shall have occurred and be continuing, and PICO shall have delivered to Citation a certificate dated the date of the Effective Time and signed by PICO's President certifying to the effect set forth in this subsection (a).

          (b) Citation shall have received certificates dated the Closing Date and signed by the Secretary or an Assistant Secretary of PICO certifying
     (i) that copies of the Articles of Incorporation and Bylaws of PICO attached thereto are complete and accurate copies of such charter documents, as amended through the Closing Date, (ii) that a complete and accurate copy of the resolutions adopted by the Board of Directors and Shareholders of PICO authorizing the Merger and the execution, delivery and performance of this Agreement and the Merger Agreement and approval of the Other Agreements and all instruments and documents contemplated to be executed by PICO pursuant hereto is attached thereto, and (iii) the names, signatures and positions of the officers of PICO who have executed this Agreement or any other agreement, instrument or document executed by PICO as a Closing document hereunder.

          (c) Any consent required for the consummation of the Merger under any agreement or license to which PICO or any PICO Subsidiary is a party or by or under which any of them is bound or licensed, the withholding of which would have a Material Adverse PICO Effect, shall have been obtained.

          (d) Neither PICO nor any PICO Subsidiary shall be subject to any litigation or proceeding (excluding coverage and other claims made with respect to insurance policies issued by any PICO Subsidiary and litigation or proceedings disclosed on any of the schedules to this Agreement and accepted by Citation) which if determined adversely to such party would have a Material Adverse PICO Effect, and no other fact, circumstance or event shall have occurred or be occurring, or any damage to or destruction of any of PICO's or any PICO Subsidiary's respective assets, properties or records, whether or not insured, which, with the passage of time or otherwise, is likely to result in a Material Adverse PICO Effect.

          (e) Citation shall have obtained all necessary licenses, approvals, permits and authorizations which in its reasonable judgment are necessary for it to conduct the business of PICO after the Merger, including, without limitation, licenses substantially similar to those held by PICO before the Merger.

          (f) Citation shall have received from legal counsel to PICO opinions dated the Effective Time in substantially the forms attached hereto as Exhibits B-1, B-2, and B-3.

          (g) Citation shall have received from Coopers & Lybrand, accountants to PICO, a letter, dated the Closing Date, addressed to Citation and satisfactory to Citation, to the effect that (i) they are the independent public accountants with respect to PICO within the meaning of the Securities Act and the rules and regulations promulgated thereunder; (ii) on the basis of certain procedures specified in the letter and reasonably acceptable to Citation, not constituting an audit, nothing came to their attention that caused them to believe that:

             (A) the unaudited most recent financial statements delivered to Citation pursuant to Section 4.1 of this Agreement are not stated on a basis substantially consistent with that of the audited PICO Financial Statements; and

             (B) as of a specified date not more than five days prior to the date of such letter, there has been no increase in long-term debt of PICO or any PICO Subsidiary of greater than 10%, as compared with long-term debt at December 31, 1995, or any increase in the outstanding capital stock of PICO or any PICO Subsidiary (other than issuances of additional stock pursuant to vested PICO Options or outstanding options disclosed on the PICO Disclosure Schedule, or any decrease in PICO's consolidated stockholders' equity (as calculated in accordance with GAAP, consistently applied) of greater than 10%, as compared with consolidated stockholders' equity at December 31, 1995.

     Citation shall have no obligation to PICO, any Shareholder or any other person to waive, in whole or in part, delivery of any such letter or the request that it contain any given information.

          (h) PICO and the PICO Subsidiaries, taken as a whole, shall not have suffered a material adverse change in their financial condition, operations, assets, or business or financial prospects.

          (i) PICO shall have provided to Citation a certification meeting the requirements of Section 1.1445-2(c)(3) of the Treasury Regulations to the effect that PICO has not been a "United States real property holding corporation" within the meaning of Section 897(c)(2) of the Code during the period specified in Section 897(c)(1)(A)(ii) of the Code, using the Effective Time as the "date of disposition of such interest" specified in clause (II) thereof.

          (j) Citation shall have received a fairness opinion from Prudential Securities, Inc.

          (k) Citation shall have received evidence satisfactory to it in its sole discretion that the transactions between PICO, TOC and Guinness Peat Group plc substantially as contemplated by that certain draft Agreement for Purchase and Sale of Shares provided to counsel for Citation on May 2, 1996 (the "GPG Agreement") (including, without limitation, the sale by GPG of 843,000 shares of PICO Stock to TOC) shall have been consummated.

          (l) Citation shall have approved in writing the final form of the GPG Agreement.

          (m) PICO shall have delivered to Citation such other certificates and instruments as Citation and its counsel may reasonably request. The form and substance of all certificates, instruments, opinions and other documentation delivered to Citation under this Agreement shall be reasonably satisfactory to Citation and its counsel.

     5.3 Conditions to PICO's Obligations. The obligations of PICO to effect the Merger and to consummate the transactions contemplated hereby shall be subject to the fulfillment of the following conditions, any of which may be waived by PICO in writing on or prior to the Closing Date.

          (a) The representations and warranties of Citation in Article III shall be true in all material respects at the Effective Time as though made at and as of the Effective Time (after taking into account matters disclosed on any additional disclosure schedules delivered by Citation pursuant to Section 4.4 above and not objected to by PICO within five business days after receipt thereof or otherwise accepted by PICO), Citation shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement to be performed or complied with by it prior to or at the Effective Time, none of the events or conditions entitling PICO to terminate this Agreement under Article VI shall have occurred and be continuing, and Citation shall have delivered to PICO a certificate dated the date of the Effective Time and signed by Citation's President certifying to the effect set forth in this subsection (a).

          (b) PICO shall have received certificates dated the Closing Date and signed by the Secretary or an Assistant Secretary of Citation certifying
     (i) that a complete and accurate copy of the resolutions adopted by the Board of Directors and shareholders of Citation authorizing the Merger and the execution, delivery and performance of this Agreement, the Merger Agreement, the Other Agreements and all instruments and documents contemplated to be executed by Citation pursuant hereto is attached thereto, and (ii) the names, signatures and positions of the officers of Citation who have executed this Agreement or any other agreement, instrument or document executed by Citation as a Closing document hereunder.

          (c) Citation shall have deposited the Stock Consideration with the Exchange Agent.

          (d) PICO shall have received from legal counsel to Citation an opinion dated the Effective Time in substantially the form attached hereto as Exhibit D.

          (e) Not more than 5% of the outstanding shares of Citation Stock shall have been determined to be Dissenting Shares.

          (f) Citation and the Citation Subsidiaries, taken as a whole, shall not have suffered a material adverse change in their financial condition, operations, assets, or business prospects.

          (g) PICO shall have received a fairness opinion from Montag &
     Joselson.

          (h) PICO shall have received from Deloitte & Touche, accountants to Citation, a letter, dated the Closing Date, addressed to PICO and satisfactory to PICO, to the effect that (i) they are the independent public accountants with respect to Citation within the meaning of the Securities Act and the rules and regulations promulgated thereunder; (ii) on the basis of certain procedures specified in the letter and reasonably acceptable to PICO, not constituting an audit, nothing came to their attention that caused them to believe that:

             (A) the unaudited most recent financial statements delivered to PICO pursuant to Section 4.1 of this Agreement are not stated on a basis substantially consistent with that of the audited Citation Financial Statements; and

             (B) as of a specified date not more than five days prior to the date of such letter, there has been no increase in long-term debt of Citation or any Citation Subsidiary, as compared with long-term debt at December 31, 1995, or any increase in the outstanding capital stock of Citation or any Citation Subsidiary (other than issuances of additional stock pursuant to vested Citation Options) as compared with capital stock at December 31, 1995, or any decrease in Citation's consolidated stockholders' equity (as calculated in accordance with GAAP, consistently applied) of greater than 5%, as compared with consolidated stockholders' equity at December 31, 1995.

          (i) PICO shall have received copies of the resignations of all of the current members of the Board of Directors of Citation, and the PICO Directors and the Citation Directors shall have been appointed.

          (j) The Amended and Restated Articles of Incorporation of Citation substantially in the form attached hereto as Exhibit E shall have been filed in the office of the California Secretary of State.

          (k) No event shall have occurred which would result in a Distribution Date (as such term is defined in the Rights Plan).

          (l) Citation shall have delivered to PICO such other certificates and instruments as PICO and its counsel may reasonably request. The form and substance of all certificates, instruments and other documentation delivered to Citation under this Agreement shall be reasonably satisfactory to PICO and its counsel.

          (m) The Amended and Restated Bylaws of Citation, substantially in the form attached hereto as Exhibit F, shall have been approved and shall become effective at the Effective Time.

          (n) Citation and each holder of a PICO Option (including outstanding options disclosed on the PICO Disclosure Schedule) shall have entered into an agreement providing for the assumption of such options by Citation and conversion of such options to options to purchase Citation Stock in accordance with the formula set forth on Schedule 1.5(a).

          (o) Citation shall have executed and delivered its standard form indemnity agreement to each PICO Director.

          (p) Citation shall have executed and delivered to PICO an Assignment and Assumption Agreement pursuant to which Citation shall have been assigned all rights and assumed all obligations of PICO under the Agreement for Purchase and Sale of Stock between PICO, Guinness Peat Group plc, and Quaker Holdings Limited dated November 23, 1993, as amended (i) by subsequent assignment by the parties thereto and (ii) by the GPG Agreement.

                      TERMINATION, AMENDMENTS AND WAIVERS

     6.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval by the parties' respective shareholders, only as follows:

          (a) by mutual consent of the Boards of Directors of PICO and Citation;

          (b) by either PICO or Citation if the Effective Time shall not have occurred by the close of business on December 31, 1996; provided, however, that neither party shall be permitted to terminate this Agreement under this subsection (b) if the Effective Time shall not have occurred by such date as a result of such party's breach of any representation, warranty, agreement or covenant contained herein;

          (c) by PICO after the occurrence of a default by Citation in the performance of any of its material obligations hereunder which is not cured within ten (10) business days after receipt of written notice of the default from PICO;

          (d) by Citation after the occurrence of a default by PICO in the performance of any of its material obligations hereunder which is not cured within ten (10) business days after receipt of written notice of the default from Citation;

          (e) by Citation upon PICO's failure to satisfy any conditions specified in Section 5.1 or 5.2;

          (f) by PICO upon Citation's failure to satisfy any conditions specified in Section 5.1 or 5.3;

          (g) by Citation if the average closing price of PICO Stock as reported on Nasdaq for the twenty (20) consecutive trading days prior to (and not including) the Determination Date is less than $22.50 per share; provided, that Citation shall have no right to terminate this Agreement under this subsection after the Closing Date; or

          (h) by PICO if the average closing price of PICO Stock as reported on Nasdaq for the twenty (20) consecutive trading days prior to (and not including) the Determination Date is greater than $33.50 per share; provided, that PICO shall have no right to terminate this Agreement under this subsection after the Closing Date.

     6.2 Effect of Termination: Survival. No termination of this Agreement under Section 6.1 for any reason or in any manner shall release, or be construed as so releasing, either party hereto from its obligations pursuant to Sections 4.2, 4.11 or Article VII hereto or from any liability or damage to the other party hereto arising out of, in connection with or otherwise relating to, directly or indirectly, said party's material breach, default or failure in performance of any of its covenants, agreements, duties or obligations arising hereunder, or any intentional breaches of any representation or warranty contained herein arising prior to the date of termination of this Agreement. If and only if this Agreement is terminated by the parties pursuant to Section 6.1 prior to the Closing, neither party shall have any liability to the other party for any unintentional breaches of any representation or warranty contained herein arising prior to the date of termination of this Agreement.

     6.3 Amendment. This Agreement may be amended by the parties hereto, by action taken by their respective boards of directors or the duly authorized committees thereof, at any time before or after approval hereof by the shareholders of either party, but after any such approval by such shareholders, no amendment shall be made which changes the principal terms of this Agreement within the meaning of applicable law without again seeking the approval of the shareholders of each party. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

     6.4 Waiver. No waiver of any right or obligation of either party hereto under this Agreement shall be effective unless in a writing, specifying such waiver, executed by the party against which such waiver is being enforced. A waiver by either party hereto of any of its rights under this Agreement on any occasion shall not be a bar to the exercise of the same right on any subsequent occasion or of any other right at any time.

                                  ARTICLE VII

                          SURVIVAL OF REPRESENTATIONS,
                           WARRANTIES AND COVENANTS,
                            LIMITATION OF LIABILITY

     7.1 No Survival. Regardless of any investigation by the other party or its agents, the representations, warranties, covenants and agreements made by the parties in this Agreement (except those contained in Sections 4.10, 4.13, 4.14, 4.16, 6.2, and Articles VII and VIII), or in any certificate or document furnished pursuant hereto, shall not survive the Effective Time.

     7.2 Limitation of Liability. The term "Damages" contained herein shall mean any demands, claims, actions or causes of action, assessments, losses, damages, liabilities, costs and expenses, including, without limitation, interest penalties and reasonable attorneys' fees and expenses. Notwithstanding anything in this Agreement to the contrary:

          (a) in the absence of actual fraud or willful misconduct: (i) in no event shall PICO or the Shareholders have liability for Damages in connection with this Agreement after the Closing; and (ii) in no event shall Citation have liability for Damages in connection with this Agreement after the Closing; and

          (b) with respect to claims for Damages based on actual fraud or willful misconduct, in no event shall PICO's or any Shareholder's liability exceed the total amount of the Stock Consideration to be received by such Shareholder pursuant to this Agreement and in no event shall Citation's liability exceed an amount equal to the aggregate Stock Consideration.

                                  ARTICLE VIII

                               GENERAL PROVISIONS

     8.1 Notices. All notices, requests, waivers and other communications made to a party hereto pursuant to this Agreement shall be deemed to have been duly given if given in writing and hand-delivered, mailed postage pre-paid, certified or registered, return-receipt requested, or sent by prepaid courier, overnight delivery of which is guaranteed and acknowledgment of receipt of which is required, to the address of the party set forth as follows, or to any other address that such party may designate by written notice to the other:

        If to Citation:                 Citation Insurance Group
                                        One Almaden Boulevard
                                        Suite 300
                                        San Jose, California 95113
                                        Attn: Donald Henderson, President

        With a copy to:                 Gibson, Dunn & Crutcher
                                        One Montgomery Street
                                        26th Floor, Telesis Tower
                                        San Francisco, California 94104
                                        Attn: Lawrence Calof, Esq.

        If to PICO:                     Physicians Insurance Company of Ohio
                                        P.O. Box 1449
                                        Columbus, Ohio 42316
                                        Attn: Mr. John R. Hart
                                        Attn: Mr. James F. Mosier

        With a copy to:                 Gray Cary Ware & Freidenrich
                                        401 B Street, Suite 1700
                                        San Diego, CA 92101-4297
                                        Attn: Rob Ayling, Esq.

Each such communication which is (a) hand delivered shall be deemed to be effective when so delivered, (b) sent by mail shall be deemed to be effective three business days (i.e., any day, other than a Saturday, Sunday or legal holiday in the State of California, on which banks are open for substantially all their banking business) after deposit in the United States mail, or (c) sent by courier shall be deemed to be effective one business day after it is delivered to the courier company.

     8.2 Severability. In the event any provision, or portion thereof, of this Agreement is held by a court having proper jurisdiction to be unenforceable in any jurisdiction, then such portion or provision shall be deemed to be severable as to such jurisdiction (but, to the extent permitted by law, not elsewhere) and shall not affect the remainder of this Agreement, which shall continue in full force and effect. If any provision of this Agreement is held to be so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is necessary for it to be enforceable.

     8.3 Successors and Assigns: Assignment. This Agreement shall be binding upon, and inure to the benefit of, the respective legal representatives, successors and permitted assigns of the parties, but nothing contained in this Section shall be construed as a consent to any assignment of this Agreement. No party may assign any rights or obligations under this Agreement without the written consent of the other party hereto.

     8.4 Attorneys' Fees. Should any litigation or arbitration be commenced between Citation and PICO or the Shareholders concerning this Agreement, or the rights and duties of the parties in relation to this Agreement, the party prevailing in such litigation or arbitration shall be entitled, in addition to such other relief as may be granted, to the reasonable attorneys' fees and costs which it incurs in connection with such litigation or arbitration, as determined by the trier of fact in such litigation or arbitration or in a separate action brought for that purpose. The trier of fact in such litigation or arbitration shall specify the "prevailing party" and the "non-prevailing party" in the decision. If any such litigation or arbitration embraces more than one dispute and a party is the prevailing party with respect to less than all such disputes, the trier of fact shall apportion the costs and expenses and reasonable attorneys' fees incurred by the parties to the separate disputes, and equitably determine the amount to be borne by each party.

     8.5 Governing Law. The interpretation, performance and enforcement of this Agreement and the legal relations among the parties hereto shall be governed by and construed in accordance with the internal laws of the State of California applicable to contracts made and to be wholly formed in such state.

     8.6 Headings: Pronouns. The headings and subheadings used in this Agreement are for convenience of reference only and shall not be considered in construing this Agreement. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine or neuter, singular or plural as the context requires.

     8.7 Counterpart Execution. This Agreement may be executed in counterparts with the same effect as if all parties hereto had signed the same document. All counterparts so executed shall be deemed to be an original, shall be construed together and shall constitute one agreement.

     8.8 Further Assurances. At the request of any party hereto, the other parties shall execute, acknowledge and deliver such other documents and/or instruments as may be reasonably required by the requesting party to carry out the purposes of this Agreement. In the event either party shall be involved in litigation, threatened litigation or government inquiries with respect to a matter covered by this Agreement, the other party shall also make available to such party, at reasonable times and subject to the reasonable requirements of its own businesses, such of its personnel as may have information relevant to such matters, provided that such party shall reimburse the providing party for its reasonable costs for employee time incurred in connection therewith if more than one business day is required. Following the Closing, the parties will cooperate with each other in connection with tax audits and in the defense of any legal proceedings.

     8.9 Remedies Cumulative. Unless expressly made the exclusive remedy by the terms of this Agreement, all remedies provided for herein are cumulative and shall be in addition to any and all other rights and remedies provided by law and by any other agreements between the parties.

     8.10 Presumptions. It is expressly acknowledged and agreed that all parties have been represented by counsel and have participated in the negotiation and drafting of this Agreement, and that there shall be no presumption against any party on the ground that such party was responsible for preparing this Agreement or any part of it.

     8.11 Exhibits and Schedules. Each of the exhibits and schedules referred to herein and attached hereto is an integral part of this Agreement and is incorporated herein by this reference.

     8.12 No Third Party Beneficiaries. The parties do not intend to confer any benefit hereunder upon any person, firm or corporation other than the parties hereto and their shareholders.

     8.13 Time of Essence. Time is of the essence in this Agreement as to all dates and time periods set forth herein.

     8.14 Definition of Best Knowledge.  For purposes of this Agreement:

          (a) The term "Citation's Best Knowledge," with respect to a particular fact or circumstance, shall mean actual knowledge of such particular fact or circumstance, or knowledge of other facts or circumstances from which a reasonable person should have known of such particular fact or circumstance, by the following persons: Donald Henderson, Robert Erickson,
     J. Phillip DiNapoli, James Bancroft, Paul Bancroft, Theodore Biagini, Marshall J. Burak, E. Alexander Glover, Douglas Gould, Donald Imwalle, Louis J. Mariani, Sr., Eugene A. O'Rourke, Charles McInnis, Willard Heffelman and Larry D. Russel.

          (b) The term "PICO's Best Knowledge," with respect to a particular fact or circumstance, shall mean actual knowledge of such particular fact or circumstance, or knowledge of other facts or circumstances from which a reasonable person should have known of such particular fact or circumstance, by the following persons: John R. Hart, Ronald Langley, James
     F. Mosier, Richard D. Ruppert. M.D., S. Walter Foulkrod, III, Dr. Gary H. Weiss, John D. Weil, Richard H. Sharpe, Charles E. Bancroft, Gary W. Burchfield, and John I. Dickerson.

     8.15 Complete Agreement, Conflicts and Amendments. This Agreement, together with all exhibits and schedules incorporated by reference herein and the Confidentiality Agreement, constitutes the complete understanding of the parties regarding the subject matter hereof and supersedes all prior or contemporaneous agreements of the parties, whether written or oral; provided, however, that in the event of any conflict between the provisions of this Agreement and the provisions of any exhibit incorporated by reference herein, the provisions of such exhibit shall be controlling.

     The parties hereto have executed and delivered this Agreement as of the date first written above.

                                        CITATION INSURANCE GROUP

                                        By:        /s/  J. PHILIP DINAPOLI

                                           -------------------------------------
                                           J. Philip DiNapoli
                                           Chairman

                                        PHYSICIAN'S INSURANCE COMPANY OF OHIO

                                        By:           /s/  JOHN R. HART

                                           -------------------------------------
                                           John R. Hart,
                                           President and Chief Executive Officer

                                        CITATION HOLDINGS, INC.

                                        By:           /s/  BOB ERICKSON

                                           -------------------------------------
                                           Bob Erickson
                                           President

                              AGREEMENT OF MERGER

     This AGREEMENT OF MERGER dated as of August   , 1996 (the "Merger
Agreement") by and between Citation Holdings, Inc., an Ohio corporation ("Holdings"), and The Physicians Insurance Company of Ohio, an Ohio corporation ("PICO"; Holdings and PICO being hereinafter sometimes collectively referred to as the "Constituent Corporations"):

                                  WITNESSETH:

     WHEREAS, each of Holdings and PICO is a corporation organized and existing under the laws of the State of Ohio;

     WHEREAS, pursuant to an Agreement and Plan of Reorganization dated as of April 30, 1996 by and between Citation Insurance Group, a California corporation ("Citation"), Holdings and PICO (the "Reorganization Agreement"), Citation, Holdings and PICO each have made certain agreements and undertakings in connection with the Merger (as defined below) contemplated by this Merger
Agreement:

     WHEREAS, the respective Board of Directors and shareholders of PICO, Holdings and Citation have approved this Merger Agreement and deem it advisable for the mutual benefit of the Constituent Corporations, and of the shareholders of each, that Holdings merge with and into PICO under and pursuant to the applicable provisions of Chapter 1701 of the Ohio Revised Code (the "Ohio General Corporation Law") and upon the terms and conditions hereinafter set forth;

     NOW, THEREFORE, in consideration of the premises hereof and the mutual agreements, provisions and covenants herein contained, and in accordance with the laws of the State of Ohio, Holdings and PICO hereby agree that, subject to the terms and conditions hereinafter set forth, on the Effective Date (as defined in Section 6.1 hereof) Holdings shall be merged with and into PICO (the "Merger"), PICO shall be the surviving corporation (hereinafter sometimes called the "Surviving Corporation"), the name of the Surviving Corporation shall be "Physicians Insurance Company of Ohio," and the Surviving Corporation shall continue to be governed by the laws of the State of Ohio, and that the terms of the Merger, the mode of carrying the same into effect and the manner and basis of making distributions to shareholders of the Constituent Corporations in extinguishment of or in substitution for their shares shall be as follows:

                                   ARTICLE I

     The Articles of Incorporation of the Surviving Corporation shall be as set forth on EXHIBIT A hereto, and from and after the Effective Date of the Merger such Articles shall become and continue to be, and may be separately certified as, the "Articles" of the Surviving Corporation within the meaning of Section 1701.01 of the Ohio General Corporation Law until changed as provided by law.

                                   ARTICLE II

     The Regulations of the Surviving Corporation shall be as set forth on Exhibit B hereto until changed as provided by law.

                                  ARTICLE III

     The Directors and Executive Officers of the Surviving Corporation at the Effective Date of the Merger, who shall hold office until their respective successors are elected in accordance with the Regulations of the Surviving Corporation and shall have been duly qualified, are as follows:

            NAME                                   POSITION
- ----------------------------      -------------------------------------------
John R. Hart                      Director, President and Chief Executive
                                  Officer
Richard H. Sharpe                 Chief Operating Officer
Martha G. Althauser               Vice President, Claims
Gary W. Burchfield                Chief Financial Officer and Treasurer
James Mosier                      General Counsel and Secretary
Ronald Langley                    Director and Chairman of the Board
S. Walter Foulkrod, III,          Director
  Esq.
Richard D. Ruppert M.D.           Director
John D. Weil                      Director
Dr. Gary H. Weiss                 Director

                                   ARTICLE IV

     The name and address of the statutory agent in Ohio upon whom any process, notice or demand against either of the Constituent Corporations or the Surviving Corporation may be served is as follows:

        NAME                       ADDRESS
- ---------------------    ----------------------------
James Mosier             13515 Yarmouth Drive, N.W.
                         Pickerington, OH 43147

                                   ARTICLE V

     5.1 At the Effective Date of the Merger, by virtue of the Merger and without any action on the party of the holders thereof:

          (a) Each PICO Class A Common Share held by PICO as a treasury share shall be cancelled;

          (b) Each other outstanding PICO Class A Common Share, except those held by Dissenting Shareholders (as defined in Section 5.1(c) hereof) of PICO whose rights as dissenting shareholders have not terminated in accordance with Section 1701.85(D) of the Ohio General Corporation Law, shall be converted into the right to receive shares of Common Stock of Citation.

          (c) Each outstanding PICO Class A Common Share, the holder of which has delivered or delivers to the corporation a written demand for the fair cash value of his shares in accordance with Section 1701.85 of the Ohio General Corporation Law and whose rights have not terminated under Section 1701.85(D) of the Ohio General Corporation Law (any shareholder duly making such demand being hereinafter called a "Dissenting Shareholder"), shall not be converted into or represent a right to Common Stock of Citation. If the Dissenting Shareholder shall, in accordance with Section 1701.85 of the Ohio General Corporation Law, become entitled to receive payment of the fair cash value for his PICO Common Shares (the "Dissenting Share"), such payment shall be made by the Surviving Corporation. If the rights of any holder of Dissenting Shares shall have terminated in accordance with
     Section 1701.85(D) of the Ohio General Corporation Law, such holder shall no longer be entitled to receive payment of the fair cash value of his PICO Common Shares under Section 1701.85 of the Ohio General Corporation Law and such shares shall thereupon be deemed to have been converted into and to have become exchangeable for, as of the Effective Date, the consideration set forth in Section 5.1(b) hereto.

          (d) Each outstanding Holdings Common Share shall be converted into one validly issued and outstanding, fully paid and non-assessable Common Share of the Surviving Corporation.

     5.2 At and after the Effective Date of the Merger, the holders of certificates for PICO Class A Common Shares shall cease to have any rights as shareholders of Holdings (except such rights, if any, as they may have pursuant to Sections 1701.84 and 1701.85 of the Ohio General Corporation Law), and, except as aforesaid, their said rights shall pertain to the right to receive the number of shares of Common Stock of Citation into which their PICO Common Shares shall have been converted by the Merger. At and after the Effective Date of the Merger, each holder of an outstanding certificate or certificates for Holdings Common Shares shall be entitled, upon surrender of the same in accordance with
Section 1.5(e) of the Reorganization Agreement to the Exchange Agent appointed in accordance with Section 1.5(e) of the Reorganization Agreement (the "Agent"), to receive in exchange therefor an aggregate number of shares of Citation Common
Stock equal to             multiplied by the number of PICO Class A Common
Shares so surrendered, subject to any required withholding of taxes. Until such surrender and payment, such holder's certificate or certificates which immediately prior to the Effective Date of the Merger represented outstanding PICO Class A Common Shares shall be deemed for all corporate purposes to evidence the right to receive cash Citation Common Shares accordance with this terms of the Section 5.2.

     5.3 The stock transfer books of PICO with respect to PICO Class A Common Shares shall be closed at the Effective Date of the Merger and PICO's shareholders of record as of that time shall be the shareholders entitled to receive shares of Citation Common Stock in exchange for PICO Class A Common Shares in accordance with the terms of Section 5.2 hereof.

     In the event of a transfer of ownership of PICO Common Shares which is not registered in the transfer records of PICO, an appropriate number of Citation Common Shares may be paid and delivered to a transferee of the certificate representing such PICO Class A Common Shares as presented to the Agent, accompanied by all documents required to evidence and effect such transfer and by any applicable stock transfer taxes.

     5.4 Except as hereinafter provided, immediately prior to the Effective Date of the Merger and without any action on the part of the holder thereof, each unexercised option outstanding at such time to purchase PICO Class A Common Shares (an "Option") pursuant to The PICO 1995 Non-Qualified Stock Option Plan, (the "Stock Option Plans"), whether or not then exercisable, shall be converted into an option to purchase that number of Citation Common Shares equal to multiplied by the number of PICO Class A Common Shares subject to such option, with an exercise price per share equal to the exercise price per
share of the option divided by             .

     5.5 At the Effective Date of the Merger, the effect of the Merger shall be as provided herein and by the applicable provisions of the laws of the State of Ohio. Without limiting the generality of the foregoing and subject thereto, at the Effective Date of the Merger: the separate existence of Holdings shall thereupon cease, the Surviving Corporation shall possess all assets and property of every description, and every interest therein, wherever located and the rights, privileges, immunities, powers, franchises, and authority, of a public as well as of a private nature, of each of the Constituent Corporations; all obligations belonging to or due to each of the Constituent Corporations shall be vested in the Surviving Corporation without further act or deed; title to any real estate or any interest therein vested in any Constituent Corporation shall not revert or in any way be impaired by reason of the Merger; the Surviving Corporation shall be liable for all obligations of each Constituent corporation, including liability to Dissenting Shareholders; all of the rights of creditors of each of the Constituent Corporations shall be preserved unimpaired; and all liens upon the property of each of the Constituent Corporations shall be preserved unimpaired, on only the property affected by such liens immediately prior to the Effective Date.

                                   ARTICLE VI

     6.1 The Merger shall become effective at the time of the filing of the Certificate of Merger with the Secretary of State for the State of Ohio (the "Effective Date").

     6.2 The Constituent Corporations may terminate this Merger Agreement at any time prior to the Effective Date of the Merger by a mutual agreement in writing to that effect, authorized by their respective Boards of Directors. This Merger Agreement shall terminate without further action by the Constituent Corporations either before or after the action of the shareholders of the Constituent Corporations on this Merger Agreement (but prior to the Effective Date of the Merger) upon the termination of the Reorganization Agreement.

                                  ARTICLE VII

     Any of the provisions of this Merger Agreement may be waived at any time prior to the Effective Date by the party which is or the shareholders of which are entitled to the benefit thereof, and this Merger Agreement may be amended at any time prior to the Effective Date (by action taken by the respective Boards of Directors of the Constituent Corporations or duly authorized representatives thereof), provided that no such waiver or amendment shall affect materially and adversely the benefits to PICO or its shareholders intended under this Merger Agreement without the further approval of such shareholders.

                                  ARTICLE VIII

     Nothing expressed or implied in this Merger Agreement is intended, or shall be construed, to confer upon or give any person, firm or corporation other than Holdings and PICO and their respective shareholders and the holders of Options any rights or remedies under or by reason of this Merger Agreement. This Merger Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     IN WITNESS WHEREOF, the parties have each caused this Merger Agreement to be duly executed on its behalf effective as of the day and year first above written.

                                          PHYSICIANS INSURANCE COMPANY OF OHIO


                                          By: /s/  JOHN R. HART


                                            ------------------------------------
                                                         President


                                          And: /s/  JAMES F. MOSIER


                                             -----------------------------------
                                                          Secretary

                                          CITATION HOLDINGS, INC.


                                          By: /s/  ROBERT M. ERICKSON


                                            ------------------------------------
                                                         President

                                          And:
                                          --------------------------------------
                                                          Secretary

                                  AMENDMENT TO

                      AGREEMENT AND PLAN OF REORGANIZATION


     This Amendment to Agreement and Plan of Reorganization (this "Amendment") is made and entered into as of August 14, 1996, by and among Citation Insurance Group, a California corporation ("Citation"), Citation Holdings, Inc., an Ohio corporation ("Newco"), and Physicians Insurance Company of Ohio, an Ohio corporation ("PICO"), for the purpose of amending that certain Agreement and Plan of Reorganization (the "Reorganization Agreement"), dated as of May 1, 1996, among Citation, Newco and PICO.

                                    RECITALS


     WHEREAS, Citation's balance sheet reflected a deferred income tax asset of $10,974,000 as of December 31, 1995 and $2,346,000 in deferred acquisition costs as of such date:


     WHEREAS, as a result of results of operations of Citation during the second quarter of 1996 and uncertainties regarding results of operations for the second half of 1996, Citation, with the advice of its accounting and actuarial advisors, has determined that it is appropriate for Citation to increase the valuation reserve with respect to the deferred income tax asset (the "Deferred Tax Asset") by $4,390,000 and to increase the deficiency reserve with respect to the deferred acquisition costs (the "Deferred Acquisition Costs") by $1,943,000 as of the end of the second quarter (ended June 30, 1996);

     WHEREAS, Citation has consulted with PICO about its intention to take the actions described above, and the parties have agreed that the adjustments to the Deferred Tax Asset and the Deferred Acquisition Costs should not affect the validity of the representations, warranties and covenants of Citation contained in the Reorganization Agreement;

     WHEREAS, the parties wish to memorialize their agreement regarding the adjustments to the Deferred Tax Asset and the Deferred Acquisition Costs.

                                   AGREEMENT

     NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:


          1. The adjustments to the Deferred Tax Asset and the Deferred Acquisition Costs described above and any effects on the Citation financial statements which result therefrom, (a) shall not be deemed to be material adverse changes for Citation, (b) shall not cause any representation, warranty or covenant, including without limitation, those in Sections 3.7 (Absence of Certain Changes), 3.8 (Undisclosed Liabilities) and 3.15 (Tax Representations) of Citation contained in the Reorganization Agreement, to be untrue in any respect, (c) shall not be grounds for PICO to claim that the conditions in Section 5.3 of the Reorganization Agreement to PICO's obligations to consummate the transactions in the Reorganization Agreement have not been fulfilled, and (d) shall not be the basis of any indemnification claim by PICO against Citation.



          2. The decrease in Citation's consolidated stockholders' equity resulting from the second quarter 1996 adjustments to the Deferred Tax Asset and the Deferred Acquisition Costs (the "CSE Decrease") shall not be included in determining whether Citation's consolidated stockholders' equity has decreased by greater than 5% pursuant to Section 5.3(h).


          3. Capitalized terms used but not defined herein shall have the meaning given thereto in the Reorganization Agreement.

          4. Except as expressly modified hereby, the Reorganization Agreement shall continue in full force and effect.

          5. The interpretation, performance and enforcement of this Amendment and the legal relations among the parties shall be governed by and construed in accordance with the internal laws of the State of California applicable to contracts made and to be wholly performed in such state.

          6. This Amendment may be executed in counterparts with the same effect as if all parties hereto had signed the same document. All counterparts so executed shall be deemed to be an original, shall be construed together and shall constitute one agreement.

     IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first written above.


                                          CITATION INSURANCE GROUP



                                          By:/s/  ROBERT M. ERICKSON


                                            ------------------------------------

                                             Name: Robert M. Erickson


                                             Title: Vice President



                                          CITATION HOLDINGS, INC.



                                          By:/s/  ROBERT M. ERICKSON


                                            ------------------------------------

                                             Name: Robert M. Erickson


                                             Title: President



                                          PHYSICIANS INSURANCE COMPANY OF OHIO



                                          By:/s/  JOHN R. HART


                                            ------------------------------------

                                             Name: John R. Hart


                                             Title: President

                                                                      APPENDIX B

                              AMENDED AND RESTATED
                           ARTICLES OF INCORPORATION
                                       OF
                            CITATION INSURANCE GROUP

     DONALD HENDERSON AND DOUGLAS GOULD certify that:

     1. They are the duly elected and acting President and Secretary, respectively, of Citation Insurance Group.

     2. The Articles of Incorporation of this corporation are hereby amended and restated to read as follows:

                                   ARTICLE I

     The name of this corporation is PICO Holdings, Inc.

                                   ARTICLE II

     The purpose of the corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

                                  ARTICLE III

     This corporation is authorized to issue two (2) classes of shares, designated respectively "Common Stock" and "Preferred Stock."

     A. The number of shares of Common Stock is One Hundred Million (100,000,000). The par value of each share is one tenth of one cent ($0.001).

     B. The number of shares of Preferred Stock is Two Million (2,000,000). The par value of each share of Preferred Stock is one cent ($.01). The Preferred Stock herein authorized may be issued from time to time in one or more series, the number of shares, the designation and the rights, preferences, privileges and restrictions, within any limits and restrictions herein stated, shall be fixed and determined, for any wholly unissued series of stock authorized herein, by the Board of Directors. The Board of Directors, within the limits and restrictions stated herein and in any resolution or resolutions of the Board originally fixing the number of shares constituting any series, may increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any such series subsequent to the issue of shares of that series. In case the number of shares of any series shall be so decreased, the shares constituted the decrease shall resume the status they had prior to the adoption of the resolution originally fixing the number of shares of that series.

     C. One Million (1,000,000) shares of Preferred Stock are designated as Series A Junior Participating Cumulative Preferred Stock.

        (1) Dividends and Distributions.


               (a) The holders of shares of Series A Preferred Stock, in preference to the holders of Common Stock of the Corporation and of any other junior stock of the Corporation that may be outstanding, shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for the purpose, quarterly dividends payable in cash on the tenth day of January, April, July and October in each year (each such date being referred to herein as a "Quarterly Dividend Payment Date"), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or fraction of a share of Series A Preferred Stock, in an amount per share (rounded to the nearest cent) equal to the greater of (i) $.25 per share ($1.00 per annum), or (ii) subject to the provision for adjustment hereinafter set forth, 100 times the aggregate per share amount of all cash dividends, and 100 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions, other than a dividend payable in shares of Common Stock, or a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise), declared on the Common Stock since the immediately preceding Quarterly Dividend Payment Date, or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of Series A Preferred Stock. In the event that the Corporation shall at any time declare or pay any dividend on common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding stares of Common Stock (by reclassification or otherwise) into a greater or lesser number of shares of Common Stock, then and in each such event, the amount to which the holder of each share of Series A Preferred Stock was entitled immediately prior to such event under clause (ii) of the preceding sentence shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event, and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

               (b) The Corporation shall declare a dividend or distribution on the Series A Preferred Stock as provided in paragraph (1) of this Section 2 contemporaneously with any declaration of a dividend or distribution on the Common Stock (other than a dividend payable in shares of Common Stock); provided, however, that in the event no dividend or distribution shall have been declared on the Common Stock during the period between any Quarterly Dividend Payment Date and the next subsequent Quarterly Dividend Payment Date, a dividend of $.25 per share ($1.00 per annum) on the Series A Preferred Stock shall nevertheless be payable on such subsequent Quarterly Dividend Payment Date.

               (c) Dividends shall begin to accrue and be cumulative on outstanding shares of Series A Preferred Stock from the Quarterly Dividend Payment Date next preceding the date of issue of such shares of Series A Preferred Stock, unless the date of issue of such shares is prior to the record date for the first Quarterly Dividend Payment Date, in which cash dividends on such shares shall begin to accrue from the date of issue of such shares, or unless the date of issue is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of shares of Series A Preferred Stock entitled to receive a quarterly dividend and before such Quarterly dividend Payment Date, in either of which cases such dividends shall begin to accrue and be cumulative from such Quarterly Dividend Payment Date. Accrued but unpaid dividends shall cumulate but shall not bear interest. Dividends paid on the shares of Series A Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board of Directors may fix a record date for the determination of holders of shares of Series A Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be not more than 60 days prior to the date fixed for the payment thereof.

          (2) Voting Rights. The holders of shares of Series A Preferred Stock shall have the following voting rights:


             (a) Each share of Series A Preferred Stock shall entitle the holder thereof to 100 votes (and each one one-hundredth of a share of Series A Preferred Stock shall entitled the holder thereof to one vote) on all matters submitted to a vote of the stockholders of the Corporation. In the event that the Corporation shall at any time declare or pay any dividend on Common Stock payable in shares of Common Stock or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then and in each such event, the number of votes per share to which holders of shares of Series A Preferred Stock were entitled immediately prior to such event shall be adjusted by multiplying such number by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event, and the denominator of which is the number of shares of common Stock that were outstanding immediately prior to such event.

             (b) Except as otherwise provided in the Amended and Restated Articles of Incorporation of the Corporation or herein or by law, the holders of shares of Series A Preferred Stock and the holders of shares of Common Stock shall vote together as one class on all matters submitted to a vote of the stockholders of the Corporation.

             (c) In addition, the holders of shares of Series A Preferred Stock shall have the following special voting rights:

             (i) In the event that at any time dividends on a Series A Preferred Stock, whenever accrued and whether or not consecutive, shall not have been paid or declared and a sum sufficient for the payment thereof set aside, in an amount equivalent to six quarterly dividends on all shares of Series A Preferred Stock at the time outstanding, then and in each such event, the holders of shares of Series A Preferred Stock and each other series of preferred stock now or hereafter issued that shall be accorded such class voting right by the Board of Directors and that shall have the right to elect two directors as the result of a prior or subsequent default in payment of dividends on such series (each such other series being hereinafter called "Other Series of Preferred Stock"), voting separately as a class without regard to series, shall be entitled to elect two directors at the next annual meeting or a special meeting called for such purpose. The remainder of the board shall be elected by the holders of all shares (including the Series A Preferred Stock and each Other Series of Preferred Stock) of the Corporation entitled to vote for the election of directors; provided, however, that the Series A Preferred Stock and each Other Series of Preferred Stock voting as a class, shall not have the right to elect more than one-third of the directors. Such special voting right of the holders of shares of Series A Preferred Stock may be exercised until all dividends in a default on the Series A Preferred Stock shall have been paid in full or declared and funds sufficient therefor set aside, and when so paid or provided for, such special voting right of the holders of shares of Series A Preferred Stock shall cease, but subject always to the same provisions for the vesting of such special voting rights in the event of any such future dividend default or defaults.

             (ii) At any time after such special voting rights shall have so vested in the holders of shares of Series A Preferred Stock, the Secretary of the Corporation may, and upon the written request of the holders of record of 10% or more in number of the shares of Series A Preferred Stock and each Other Series of Preferred Stock then outstanding addressed to the Secretary at the principal executive office of the Corporation shall, call a special meeting of the holders of all shares of the Corporation entitled to vote, for the election of directors to be elected as herein provided, to be held within 60 days after such call and at the place and upon the notice provided by law and in the Bylaws for the holding of meetings of stockholders; provided, however, that the Secretary shall not be required to call such special meeting in the case of any such request received less than 90 days before the date fixed for any annual meeting of stockholders, and if in such case such special meeting is not called or held, the holders of shares of Preferred Stock so entitled to vote shall be entitled to exercise the special voting rights provided in this paragraph at such annual meeting. No such special meeting and no adjournment thereof shall be held on a date later than 60 days before the annual meeting of stockholders. If, at any meeting so called or at any annual meeting held which the holders of shares of Series A Preferred Stock have the special voting rights provided for in this paragraph, the holders of not less than 40% of the aggregate voting power of Series A Preferred Stock and each Other Series of Preferred Stock then outstanding are present in person or by proxy, such percentage shall be sufficient to constitute a quorum for the election of the two directors as herein provided.


             (iii) Upon the election at such meeting by the holders of shares of Series A Preferred Stock and each Other Series of Preferred Stock, voting as a class, of the directors they are entitled so to elect, the persons so elected, together with such persons as may be directors or as may have been elected as directors by the holders of all shares (including Series A Preferred Stock and each other Series of Preferred Stock) otherwise entitled to vote for directors, shall constitute the duly elected directors of the Corporation. The directors so elected by holders of shares of Series A Preferred Stock and each Other Series of Preferred Stock, voting as a class, shall serve until the next annual meeting or until their respective successors shall be elected and qualified, or if any such director is a member of a class of directors under provisions dividing the directors into classes, each such director shall serve until the annual meeting at which the term of office of such director's class shall expire or until such director's successor shall be elected and shall qualify, and at each subsequent meeting of stockholders at which the directorship of any director elected by the vote of holders of shares of Series A Preferred Stock and each Other Series of Preferred Stock under the special voting rights set forth in this paragraph is up for election, said special class voting rights shall apply in the reelection of such director or in the election of such director's successor; provided, however, that whenever the holders of shares of Series A Preferred Stock and each Other Series of Preferred Stock shall be divested of the special rights to elect two directors as above provided, the terms of office of all persons elected as directors by the holders of shares of Series A Preferred Stock and each Other Series of Preferred Stock, voting as a class, shall forthwith terminate, and two directors shall be elected by the holders of all shares (including the Series A Preferred Stock and each other series of Preferred Stock) to fill their positions.

             (iv) If, at any time after a special meeting of stockholders or an annual meeting of stockholders at which the holders of shares of Series A Preferred Stock and each Other Series of Preferred Stock, voting as a class, have elected directors as provided above, and while the holders of shares of Series A Preferred Stock and each Other Series of Preferred Stock shall be entitled so to elect two directors, the number of directors who have been elected by the holders of shares of Series A Preferred Stock and each Other Series of Preferred Stock (or who by reason of one or more resignations, deaths or removals have succeeded any directors so elected) shall by reason of resignation, death or removal by less than two but at least one, the vacancy in the directors so elected by the holders of shares of the Series A Preferred Stock and each Other Series of Preferred Stock may be filled by the remaining director elected by such holders. In the event that such election shall not occur within 30 days after such vacancy arises, or in the event that there shall not be incumbent one director so elected by such holders, the Secretary of the Corporation may, and upon the written request of the holders of record of 10% or more in number of the shares of Series A Preferred Stock and each Other Series of Preferred Stock then outstanding addressed to the Secretary at the principal office of the Corporation shall, call a special meeting of the holders of shares of Series A Preferred Stock and each Other Series of Preferred Stock so entitled to vote, for an election to fill such vacancy or vacancies, to be held within 60 days after such call and at the place and upon the notice provided by law and in the Bylaws for the holding of meetings of stockholders; provided, however, that the Secretary shall not be required to call such special meeting in the case of any such request received less than 90 days before the date fixed for any annual meeting of stockholders, and if in such case such special meeting is not called, the holders of shares of Preferred Stock so entitled to vote shall be entitled to fill such vacancy or vacancies at such annual meeting. If any such special meeting required to be called as above provided shall not be called by the Secretary within 30 days after receipt of any such request, then the holders of record of 10% or more in number of the shares of Series A Preferred Stock and each Other Series of Preferred Stock then outstanding may designate in writing one of their number to call such meeting, and the person so designated may, at the expense of the Corporation, call such meeting to be held at the place and upon the notice above provided, and for that purpose shall have access to the stock books of the Corporation; no such special meeting and no adjournment thereof shall be held on a date later than 60 days before the annual meeting of stockholders.

               (d) Nothing herein shall prevent the directors or stockholders from taking any action to increase the number of authorized shares of Series A Preferred Stock, or increasing the number of authorized shares of Preferred Stock of the same class as the Series A Preferred Stock or the number of authorized shares of Common Stock, or changing the par value of the Common Stock or Preferred Stock, or issuing options, warrants or rights to any class of stock of the Corporation as authorized by the Amended and Restated Articles of Incorporation of the Corporation, as it may hereafter be amended.


               (e) Except as set forth herein, holders of shares of Series A Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote as set forth in the Amended and Restated Articles of Incorporation of the Corporation or herein or by law) for taking any corporate action.

        (3) Certain Restrictions.

             (a) Whenever any dividends or other distributions payable on the Series A Preferred Stock as provided in Section 2 hereof are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Series A Preferred Stock outstanding shall have been paid in full, the Corporation shall not, directly or indirectly:

                (i) declare or pay dividends on, or made any other distributions with respect to, any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Stock;

                (ii) declare or pay dividends on, or make any other distributions with respect to, any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Preferred Stock, except dividends paid ratably on shares of the Series A Preferred Stock and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;

                (iii) redeem or purchase or otherwise acquire for consideration shares of any stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Preferred Stock, provided that the Corporation may at any time redeem, purchase or otherwise acquire shares of any such junior stock in exchange for shares of any stock of the Corporation ranking junior (either as to dividends or upon dissolution, liquidation or winding up) to the Series A Preferred Stock; or

                (iv) purchase or otherwise acquire for consideration any shares of Series A Preferred Stock, or any shares of stock ranking on a parity with the Series A Preferred Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of such shares upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

             (b) The Corporation shall not permit any subsidiary of the Corporation to purchase or otherwise acquire for consideration, directly or indirectly, any shares of stock of the Corporation unless the Corporation could, under paragraph (a) of this Section 4, purchase or otherwise acquire such shares at such time and in such manner.

          (4) Reacquired Shares. Any shares of Series A Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of preferred stock, without designation as to series, and may be reissued as part of any series of preferred stock created by resolution or resolutions of the Board of Directors (including Series A Preferred Stock), subject to the conditions and restrictions on issuance set forth herein.

          (5) Liquidation, Dissolution or Winding Up. Upon any liquidation, dissolution or winding up of the Corporation, no distribution shall be made to:


               (a) the holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Stock unless, prior thereto, the holders of shares of Series A Preferred Stock shall have received the greater of (i) $1.00 per share ($.01 per one one-hundredth of a share), plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment, or (ii) an aggregate amount per share, subject to the provision for adjustment hereinafter set forth, equal to 100 times the aggregate amount to be distributed per share to holders of shares of Common Stock; or

               (b) the holders of shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Preferred Stock, except distributions made ratably on the Series A Preferred Stock and all other such parity stock in proportion to the total amounts to which the holders of all such shares are entitled upon such liquidation, dissolution or winding up.

In the event that the corporation shall at any time declare or pay any dividend on Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise) into a greater or lesser number of shares of Common Stock, then and in each such event, the aggregate amount to which the holder of each share of Series A Preferred Stock was entitled immediately prior to such event under the proviso in clause (a) of the preceding sentence shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event, and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

          (6) Consolidation, Merger, etc. In the event that the Corporation shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, or otherwise changed, then and in each such event, the shares of Series A Preferred Stock shall at the same time be similarly exchanged or changed in an amount per share (subject to the provision for adjustment hereinafter set forth) equal to 100 times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged. In the event that the Corporation shall at any time declare or pay any dividend on Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise) into a greater or lesser number of shares of Common Stock, then and in each such event, the amount set forth in the preceding sentence with respect to the exchange or change of shares of Series A Preferred Stock shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event, and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

          (7) No Redemption. The shares of Series A Preferred Stock shall not be redeemable. Notwithstanding the foregoing, the Corporation may acquire shares of Series A Preferred Stock in any other manner permitted by law, the Amended and Restated Articles of Incorporation of the Corporation or herein.

          (8) Rank. Unless otherwise provided in the amended and Restated Articles of Incorporation of the Corporation or a Certificate of Determination relating to a subsequent series of preferred stock of the Corporation, the Series A Preferred Stock shall rank junior to all other series of the Corporation's preferred stock as to the payment of dividends and the distribution of assets on liquidation, dissolution or winding up, and senior to the Common Stock of the Corporation.

          (9) Amendment. The Amended and Articles of Incorporation of the Corporation shall not be amended in any manner that would materially and adversely alter or change the powers, preferences or special rights of the Series A Preferred Stock without the affirmative vote of the holders of at least two-thirds of the outstanding shares of Series A Preferred Stock, voting together as a single series.

          (10) Fractional Shares. Series A Preferred Stock may be issued in fractions of a share (in one one-hundredths (1/100) of a share and integral multiples thereof) that shall entitle the holder thereof, in proportion to such holder's fractional shares, to exercise voting rights, receive dividends, participate in distributions and have the benefit of all other rights of holders of shares of Series A Preferred Stock.

                                   ARTICLE IV


     The corporation reserves the right to amend, alter, or repeal any provision contained in these Articles of Incorporation, in the manner now or hereafter prescribed by law, and all rights and powers conferred by these Articles of Incorporation on shareholders, directors and officers are granted subject to this reservation.

                                   ARTICLE V

     A. The liability of the directors of the corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.

     B. The corporation is authorized to provide indemnification of agents (as defined in Section 317 of the Corporations Code) through by-law provisions, agreements with agents, vote of shareholders, or otherwise, in excess of the indemnification otherwise permitted by Section 317 of the California Corporations Code, subject only to the limits set forth in Section 204 of the Corporations Code with respect to actions for breach of duty to the corporation and its shareholders.

                                   ARTICLE VI

     A. The authorized number of Directors of the Corporation shall not be less than five (5) nor more than nine (9) and the exact number of directors initially authorized shall be nine (9). The exact number of Directors may be fixed within the limits specified in this Article VI.A by a resolution adopted by the Board of Directors or by a vote of the holders of a majority of the voting power of the outstanding shares of capital stock entitled to vote. The minimum or maximum number of directors provided in this Article VI.A may be changed only by amendment to these Articles of Incorporation duly adopted by the affirmative vote of the holders of a majority of the voting power of outstanding shares of capital stock entitled to vote and by a resolution duly adopted by the Board of Directors. Subject to the rights of any outstanding series of Preferred Stock, all directors shall be elected by the holders of all outstanding shares of capital stock, voting together as a single class.

     B. So long as the Corporation remains a "Listed Corporation" within the meaning of Section 301.5 of the California Corporations Code, the composition of the Board of Directors of the Corporation shall be determined as set forth in this subsection. The Directors shall be divided into three classes, as nearly equal in number as reasonably possible, with the term of office of the first class to expire at the annual meeting of shareholders in 1997, the term of office of the second class to expire at the third annual meeting of shareholders in 1998 and the term of office of the third class to expire at the annual meeting of shareholders in 1999. At each annual meeting of shareholders hereafter, directors shall be elected for a term of office to expire at the third succeeding annual meeting of shareholders after their election. All directors shall hold office until the expiration of the term for which elected, and until their respective successors are elected, except in the case of the death, resignation, or removal of any director.

     3. The foregoing amendment and restatement of the Articles of Incorporation has been duly approved by the Board of Directors.

     4. The foregoing amendment and restatement of the Articles of Incorporation has been duly approved by the required vote of the shareholders in accordance with Section 902 of the California Corporations Code. The total number of
outstanding shares of the corporation is                . The number of shares
voting in favor of the amendment equalled or exceeded the vote required. The percentage vote required was more than 50%.

     We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this Certificate are true and correct of our own knowledge.

     Dated:                , 1996

                                          --------------------------------------
                                          DONALD HENDERSON
                                          President

                                          --------------------------------------
                                          DOUGLAS GOULD

                                          Secretary

                                                                      APPENDIX C

                          AMENDED AND RESTATED BY-LAWS
                                       OF
                               PICO HOLDINGS, INC
                 (PREVIOUSLY KNOWN AS CITATION INSURANCE GROUP)

                                   ARTICLE I

                                    OFFICES

     1.1 Principal Offices. The Board of Directors shall fix the location of the principal executive office of the corporation at any place within the State of California.

     1.2 Other Offices. The Board of Directors may at any time establish other offices at any place or places where the corporation is qualified to do business.

                                   ARTICLE II

                            MEETINGS OF SHAREHOLDERS

     2.1 Place of Meetings. Meetings of shareholders shall be held at any place within or outside the State of California designated by the Board of Directors. In the absence of any such designation, shareholders' meetings shall be held at the principal executive office of the corporation.

     2.2 Annual Meeting. The annual meeting of shareholders shall be held on such day and at such hour as may be fixed by the Board of Directors. At this meeting, Directors shall be elected, and any other proper business may be transacted.

     2.3 Special Meeting.

        (a) A special meeting of the shareholders may be called at any time by the Board of Directors, or by the Chairman of the Board or President, or by one or more shareholders entitled to cast in the aggregate not less than 10% of the votes at that meeting.

        (b) If a special meeting is called by any person or persons other than the Board of Directors, the request shall be in writing, shall specify the time of such meeting and the general nature of the business proposed to be transacted, and shall be delivered personally or sent by registered mail or by telegraphic or other facsimile transmission to the Chairman of the Board, the President, any Vice President, or the Secretary of the corporation. The officer receiving the request shall promptly cause notice to be given to the shareholders then entitled to vote, in accordance with the provisions of Sections 2.4 and 2.5 of this Article II, that a meeting will be held at the time requested by the person or persons calling the meeting, such time to be not less than thirty-five (35) nor more than sixty (60) days after the receipt of the request. If the notice is not given within twenty (20) days after receipt of the request, the person or persons entitled to call the meeting may give the notice. Nothing contained in this paragraph (b) of this Section 2.3 shall be construed as limiting, fixing or affecting the time when a meeting of shareholders called by action of the Board of Directors may be held.

     2.4 Notice of Shareholders' Meetings. All notices of meetings of shareholders shall be sent or otherwise given, in the manner prescribed by
Section 2.5 of this Article II, not less than ten (10) nor more than sixty (60) days before the date of the meeting. The notice shall specify the place, date and hour of the meeting and (i) in the case of a special meeting, the general nature of the business to be transacted, or (ii) in the case of the annual meeting, those matters which the Board of Directors, at the time of giving the notice, intends to present for action by the shareholders. The notice of any meeting at which Directors are to be elected shall include the name of any nominee or nominees whom, at the time of the notice, management intends to present for election.


     If action is proposed to be taken at any meeting pursuant to (i) Section 310 of the Corporations Code of California (contract or transaction in which a Director has a direct or indirect financial interest), Section 902


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of the Code (amendment of the Articles of Incorporation), (iii) Section 1201 of
that Code (reorganization of the corporation), (iv) Section 1900 of that Code (voluntary dissolution of the corporation), or (v) Section 2007 of that Code (distribution in dissolution other than in accordance with the rights of outstanding preferred shares), the notice shall also state the general nature of that proposal; provided, however, that unanimous approval by those entitled to vote on such proposal shall be valid notwithstanding the omission from the notice of a statement concerning the general nature of the proposal.

     2.5 Manner of Giving Notice; Affidavit of Notice. Notice of any meeting of shareholders shall be given either personally or by first-class mail or telegraphic or other written communication, charges prepaid, addressed to the shareholder at the address of that shareholder appearing on the books of the corporation or given by the shareholder to the corporation for the purpose of notice. If no such address appears on the corporation's books or is given, notice shall be deemed to have been given if sent to that shareholder by first-class mail or telegraphic or other written communication to the corporation's principal executive office, or if published at least once in a newspaper of general circulation in the county where that office is located. Notice shall be deemed to have been given at the time when delivered personally or deposited in the mail or sent by telegram or other means of written communication.

     If any notice addressed to a shareholder at the address of that shareholder appearing on the books of the corporation is returned to the corporation by the United States Postal Service marked to indicate that the United States Postal Service is unable to deliver the notice to the shareholder at that address, all future notices or reports shall be deemed to have been duly given without further mailing if these shall be available to the shareholder on written demand of the shareholder at the principal executive office of the corporation for a period of one year from the date of the giving of the notice.

     An affidavit of the mailing or other means of giving any notice of any shareholders' meeting shall be executed by the Secretary, Assistant Secretary, or any transfer agent of the corporation giving the notice, and shall be filed and maintained in the minute book of the corporation.

     2.6 Quorum. The presence in person or by proxy of the holders of a majority of the shares entitled to vote at any meeting of shareholders shall constitute a quorum for the transaction of business. The shareholders present at a duly called or held meeting at which a quorum is present may continue to transact business until adjournment, notwithstanding the withdrawal of enough shareholders to leave less than a quorum, if any action taken (other than adjournment) is approved by at least a majority of the shares required to constitute a quorum.

     2.7 Adjourned Meeting; Notice. Any shareholders' meeting, annual or special, whether or not a quorum is present, may be adjourned from time to time by the vote of the majority of the shares represented at that meeting, either in person or by proxy, but in the absence of a quorum, no other business may be transacted at that meeting, except as provided in Section 2.6 of this Article II.

     When any meeting of shareholders, either annual or special, as adjourned to another time or place, notice need not be given of the adjourned meeting if the time and place are announced at a meeting at which the adjournment is taken, unless a new record date for the adjourned meeting is fixed, or unless the adjournment is for more than forty-five (45) days from the date set for the original meeting, in which case the Board of Directors shall set a new record date and shall give notice of such adjourned meeting to each shareholder of record entitled to vote at the adjourned meeting in accordance with the provisions of Sections 2.4 and 2.5 of this Article II. At any adjourned meeting for which no new record date and notice are required hereunder, the corporation may transact any business which might have been transacted at the original meeting.


     2.8 Voting. The shareholders entitled to vote at any meeting of shareholders shall be determined in accordance with the provisions of Section
2.11 of this Article II, subject to the provisions of Section 702 to 704, inclusive, of the Corporations Code of California (relating to voting shares held by a fiduciary, in the name of a corporation, or in joint ownership). The shareholders' vote may be by voice vote or by ballot; provided, however, that any election for Directors must be by ballot if demanded by any shareholder before the voting has begun. On any matter other than elections of directors, any shareholder may vote part of the shares in favor of the proposal and refrain from voting the remaining shares or vote them against the proposal, but, if


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the shareholder fails to specify the number of shares which the shareholder is voting affirmatively, it will be conclusively presumed that the shareholder's approving vote is with respect to all shares that the shareholder is entitled to vote. If a quorum is present, the affirmative vote of the majority of the shares represented at the meeting and entitled to vote on any matter (other than the election of Directors) shall be the act of the shareholders, unless the vote of a greater number or voting by classes is required by the Corporations Code of California or by the Articles of Incorporation.

     At a shareholders' meeting at which Directors are to be elected, no shareholder shall be entitled to cumulate votes (i.e., cast for any candidate a number of votes greater than the number of the shareholder's shares) unless the candidates' names have been placed in nomination prior to commencement of the voting (in accordance with the provisions of Section 2.14 of this Article II) and a shareholder has given notice at the meeting prior to commencement of the voting of the shareholder's intention to cumulate votes. If any shareholder has given such a notice, then every shareholder entitled to vote may cumulate votes for candidates in nomination and give one candidate a number of votes equal to the number of Directors to be elected multiplied by the number of votes to which that shareholder's shares are entitled, or distribute the shareholder's votes on the same principle among any or all of the candidates, as the shareholder thinks fit. The candidates receiving the highest number of votes, up to the number of Directors to be elected, shall be elected.

     2.9 Waiver of Notice or Consent by Absent Shareholders. The transactions of any meeting of shareholders, either annual or special, however called and noticed, and wherever held, shall be as valid as though had at a meeting duly held after regular call and notice, if a quorum be present either in person or by proxy, and if, either before or after the meeting, each person entitled to vote, who was not present in person or by proxy, signs a written waiver of notice or a consent to a holding of the meeting, or an approval of the minutes. The waiver of notice or consent or approval of minutes need not specify either the business or the purpose of any annual or special meeting of shareholders, except that if action is taken or proposed to be taken for approval of any of those matters specified in the second paragraph of Section 2.4 of this Article II, the waiver of notice or consent shall state the general nature of the proposal. All such waivers, consents or approvals shall be filed with the corporate records or made a part of the minutes of the meeting.

     Attendance by a person at a meeting shall also constitute a waiver of notice of and presence at that meeting, except when the person objects, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened, and except that attendance at a meeting is not a waiver of any right to object to the consideration of matters required to be but not included in the notice of the meeting if that objection is expressly made at the meeting.

     2.10 Shareholder Action by Written Consent Without A Meeting. Any action which may be taken at any annual or special meeting of shareholders may be taken without a meeting and without prior notice, if a consent in writing, setting forth the action so taken, is signed by the holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take that action at a meeting at which all shares entitled to vote on that action were present and voted. In the case of election of Directors, such a consent shall be effective only if signed by the holders of all outstanding shares entitled to vote for the election of Directors; provided, however, that a Director may be elected at any time, by the written consent of the holders of a majority of the outstanding shares entitled to vote for the election of Directors, to fill a vacancy (unless such vacancy is created by removal) on the Board of Directors unless previously filled by action of the Board. All such consents shall be filed with the Secretary of the corporation and shall be maintained in the corporate records. Any shareholder giving a written consent, or the shareholder's proxy holders, or a transferee of the shares or a personal representative of the shareholder or their respective proxy holders, may revoke the consent by a writing received by the Secretary of the corporation before written consents of the number of shares (including those whose consent is sought to be revoked) required to authorize the proposed action have been filed with the Secretary.


     If the consents of all shareholders entitled to vote have not been solicited in writing, and if the unanimous written consent of all such shareholders shall not have been received, the Secretary shall give prompt notice of the corporate action approved by the shareholders without a meeting. This notice shall be given in the manner specified in Section 2.5 of this
Article II. In the case of approval of any action for which, under Section 2.4 of


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this Article II, a statement of the general nature of the proposal must be included in any notice of shareholders' meeting, the notice of such corporate action shall be given at least ten (10) days before the consummation of any action authorized by that approval.

     2.11 Record Date for Shareholder Notice, Voting, and Giving Consents. For purposes of determining the shareholders entitled to notice of any meeting or to vote or entitled to give consent to corporate action without a meeting, the Board of Directors may fix, in advance, a record date, which shall not be more than sixty (60) days nor less than ten (10) days before the date of any such meeting nor more than sixty (60) days before any such action without a meeting. Only shareholders of record on the date so fixed are entitled to notice and to vote or to give consents, as the case may be, notwithstanding any transfer of any shares on the books of the corporation after the record date, except as otherwise provided in the Corporations Code of California.

     If the Board of Directors does not so fix a record date:

        (a) The record date for determining shareholders entitled to notice of or to vote at a meeting of shareholders shall be at the close of business on the business day next preceding the day on which notice is given or, if notice is waived, at the close of business on the business day next preceding the day on which the meeting is held.

        (b) The record date for determining shareholders entitled to give consent to corporate action in writing without a meeting, (i) when no prior action by the Board has been taken, shall be the day on which the first written consent is given; or (ii) when prior action of Board has been taken or for any other purpose, shall be at the close of business on the day on which the Board adopted the resolution relating to that action, or the sixtieth (60th) day before the date of such other action by the Board, whichever is later.

     2.12 Proxies. Every person entitled to vote for Directors or on any other matter shall have the right to do so either in person or by one or more agents authorized by a written proxy signed by the person and filed with the Secretary of the corporation. A proxy shall be deemed signed if the shareholder's name is placed on the proxy (whether by manual signature, typewriting, telegraphic transmission, or otherwise) by the shareholder or by shareholder's attorney in fact. A validly executed proxy which does not state that it is irrevocable shall continue in full force and effect unless (i) revoked by the person executing it, before the vote pursuant to that proxy, by a writing delivered to the corporation stating that the proxy is revoked, or by a subsequent proxy presented to the meeting and executed by, or attendance at the meeting and voting in person by, the person executing the proxy; or (ii) written notice of the death or incapacity of the maker of that proxy is received by the corporation before the vote pursuant to that proxy is counted; provided, however, that no proxy shall be valid after the expiration of eleven (11) months from the date of the proxy, unless otherwise provided in the proxy. The revocability of a proxy that states on its face that it is irrevocable shall be governed by the provisions of Sections 705(e) and 705(f) of the Corporations Code of California.

     2.13 Inspectors of Election. Before any meeting of shareholders, the Board of Directors may appoint any persons other than nominees for office to act as inspectors of election at the meeting or its adjournment. If no inspectors of election are so appointed, the Chairman of the meeting may, and on the request of any shareholder or proxy holder shall, appoint inspectors of election at the meeting. The number of inspectors shall be either one (1) or three (3). If inspectors are appointed at a meeting pursuant to such request, the holders of a majority of shares or their proxies present at the meeting shall determine whether one (1) or three (3) inspectors are to be appointed. If any person appointed as inspector fails to appear or fails or refuses to act, the Chairman of the meeting may, and upon the request of any shareholder or proxy holder shall, appoint a person to fill that vacancy.

     These inspectors shall:

        (a) Determine the number of shares outstanding and the voting power of each, the shares represented at the meeting, the existence of a quorum, and the authenticity, validity, and effect of proxies;


        (b) Receive votes, ballots, or consents;


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        (c) Hear and determine all challenges and questions in any way arising in connection with the right to vote;

        (d) Count and tabulate all votes or consents;

        (e) Determine when the polls shall close;

        (f) Determine the result; and

        (g) Do any other acts that may be proper to conduct the election or vote with fairness to all shareholders.

     2.14 Nominations for Directors. Only persons who are nominated in accordance with the procedures set forth in this Section 2.14 shall be eligible for election as Directors. Subject to the rights of holders of any class or series of stock having a preference over the common stock as to dividends or upon liquidation, nominations for the election of Directors may be made by the Board of Directors or a nomination committee appointed by the Board of Directors or by any shareholder entitled to vote in the election of Directors generally. However, any shareholder entitled to vote in the election of Directors generally may nominate one or more persons for election as Directors at a meeting only if written notice of such shareholder's intent to make such nomination or nominations has been given, either by personal delivery or by United States mail, postage prepaid, to the Secretary of the corporation not later than (i) with respect to an election to be held at an annual meeting of shareholders, sixty (60) days in advance of such meeting, and (ii) with respect to an election to be held at a special meeting of shareholders for the election of Directors, the close of business on the seventh (7th) day following the date on which notice of such meeting is first sent to shareholders. Each such notice shall set forth: (a) the name and address of the shareholder who intends to make the nomination; (b) the name, age, business address, residence address and principal occupation or employment of the person or persons to be nominated; (c) the class and number of shares of the corporation which are beneficially owned by the person or person to be nominated; (d) a description of all arrangements or understandings between the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder; (e) any other information relating to such person that is required to be disclosed in solicitations of proxies for election of Directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended; (f) the consent of each nominee to serve as a Director of the corporation if so elected; (g) the class and number of shares of the corporation which are beneficially owned by the shareholder who intends to make the nomination; and (h) a representation that the shareholder is a holder of record of stock of the corporation entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice. The chairman of the meeting shall, if the facts warrant, determine and declare at the meeting that a nomination was not made in accordance with the procedures prescribed by these By-Laws, and if he should so determine, he shall so declare at the meeting and the defective nomination shall be disregarded.

                                  ARTICLE III

                                   DIRECTORS

     3.1 Powers. Subject to the provisions of the Corporations Code of California and any limitations in the Articles of Incorporation and these By-Laws relating to action required to be approved by the shareholders or by the outstanding shares, the business and affairs of the corporation shall be managed, and all corporate powers shall be exercised by or under the direction of, the Board of Directors.

     Without prejudice to these general powers, and subject to the same limitations, the directors shall have the power to:


        (a) Select and remove all officers, agents, and employees of the corporation; prescribe any powers and duties for them that are consistent with law, with the Articles of Incorporation, and with these By-Laws; fix their compensation; and require from them security for faithful service.


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

        (b) Establish or change the principal executive office or the principal business office in the State of California from one location to another; cause the corporation to be qualified to do business in any other state, territory, dependency, or country and conduct business within or without the State of California; and designate any place within or without the State of California for the holding of any shareholders' meeting, or meetings, including annual meetings.

        (c) Adopt, make, and use a corporate seal; prescribe and alter the forms of certificates of stock.

        (d) Authorize the issuance of shares of stock of the corporation on any lawful terms, in consideration of money paid, labor done, services actually rendered to the corporation or for its benefit or in its formation or reorganization, debts or securities cancelled, or tangible or intangible property actually received either by the issuing corporation or by a wholly owned subsidiary.

        (e) Borrow money and incur indebtedness on behalf of the corporation, and cause to be executed and delivered for the corporation's purposes, in the corporate name, promissory notes, bonds, debentures, deeds of trust, mortgages, pledges, hypothecations, and other evidences of debt and securities.

     3.2 Number and Qualification of Directors. The authorized number of Directors on the Board of Directors shall not be less than five (5) nor more than nine (9) until changed by a By-Law duly adopted in accordance with Article IX, or by an amendment of the Articles of Incorporation to permit the authorized number of directors to be set other than in the By-Laws. The exact number of Directors shall be set by the Board of Directors within the specified limits.

     3.3 Election and Term of Office of Directors. Directors shall be elected at each annual meeting of the shareholders to hold office until the next annual meeting or until his successor is duly elected and qualified. Each Director, including a Director elected to fill a vacancy, shall hold office until the expiration of the term for which elected and until a successor has been elected and qualified.

     3.4 Vacancies. Vacancies in the Board of Directors, including vacancies created by the removal of a director or an increase in the authorized number of directors, may be filled by a majority of the remaining Directors, provided that if the number of remaining Directors then in office is less than a quorum, such vacancy may be filled only by (a) the unanimous written consent of the Directors then in office, (b) the affirmative vote of a majority of the Directors then in office at a duly held meeting, or (c) a sole remaining Director. Each Director so elected shall hold office for a term expiring at the next annual meeting of shareholders at which the term of the class of Directors to which such Director has been elected expires and until his or her successor is duly elected and qualified.

     A vacancy in the Board of Directors shall be deemed to exist in the event of the death, resignation, or removal of any Director, or if the Board of Directors by resolution declares vacant the office of a Director who has been declared of unsound mind by an order of court or convicted of a felony, or if the authorized number of Directors is increased, or if the shareholders fail, at any meeting of shareholders at which any Director or Directors are elected, to elect the number of Directors to be voted for at that meeting.

     The shareholders may elect a Director at any time to fill any vacancy not filled by the Directors. Any such election by written consent shall require the consent of a majority of the outstanding shares entitled to vote; provided however, that in the case of a vacancy created by removal, election to fill such vacancy by written consent requires the consent of all the outstanding shares entitled to vote.

     Any Director may resign effective upon giving written notice to the Chairman of the Board, the President, the Secretary, or the Board of Directors, unless the notice specifies a later time for the effectiveness of such resignation. If the resignation of a Director is effective at a future time, a successor may be elected to take office when the resignation becomes effective.

     Any reduction of the authorized number of Directors does not remove any Director prior to the expiration of such Director's term of office.


     3.5 Place of Meetings and Meetings by Telephone. Regular meetings of the Board of Directors may be held at any place within or outside the State of California that has been designated from time to time by


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

resolution of the Board. In the absence of such a designation, regular meetings shall be held at the principal executive office of the corporation. Special meetings of the Board shall be held at any place within or outside the State of California that has been designated in the notice of the meeting or, if not stated in the notice or there is no notice, at the principal executive office of the corporation. Any meeting, regular or special, may be held by conference telephone or similar communication equipment, so long as all Directors participating in the meeting can hear one another, and all such Directors shall be deemed to be present in person at the meeting.

     3.6 Annual Meeting. Immediately following each annual meeting of shareholders, the Board of Directors shall hold a regular meeting for the purpose of organization, any desired election of officers, and the transaction of other business. Notice of this meeting shall not be required.

     3.7 Other Regular Meetings. Other regular meetings of the Board of Directors shall be held without call at such time as shall from time to time be fixed by the Board of Directors. Such regular meetings may be held without notice.

     3.8 Special Meetings. Special meetings of the Board of Directors for any purpose or purposes may be called at any time by the Chairman of the Board or the President or any Vice President or the Secretary or any two Directors.

     Notice of the time and place of special meetings shall be delivered personally or by telephone to each Director or sent by first-class mail or telegram, charges prepaid, addressed to each Director at that Director's address as it is shown on the records of the corporation. In case the notice is mailed, it shall be deposited in the United States mail at least four (4) days before the time of the holding of the meeting. In case the notice is delivered personally or by telephone or telegram, it shall be so delivered at least forty-eight (48) hours before the time of the holding of the meeting. Any oral notice may be communicated either to the Director personally or to any person at his office who the person giving the notice has reason to believe will promptly communicate it to the Director. The notice need not specify the purpose of the meeting nor the place if the meeting is to be held at the principal executive office of the corporation.

     3.9 Quorum. A majority of the authorized number of Directors shall constitute a quorum for the transaction of business, except to adjourn as provided in Section 3.11 of this Article III. Every act or decision done or made by a majority of the Directors present at a meeting duly held at which a quorum is present shall be regarded as the act of the Board of Directors, subject to the provisions of Section 310 of the Corporations Code of California (as to approval of contracts or transactions in which a Director has a direct or indirect material financial interest), Section 311 of that code (as to appointment of committees), and Section 317(e) of that Code (as to indemnification of Directors). A meeting at which a quorum is initially present may continue to transact business notwithstanding the withdrawal of Directors, if any action taken is approved by at least a majority of the required quorum for that meeting.

     3.10 Waiver of Notice. The transactions of any meeting of the Board of Directors, however called and noticed or wherever held, shall be as valid as though had at a meeting duly held after regular call and notice if a quorum is present and if, either before or after the meeting, each of the Directors not present signs a written waiver of notice, a consent to holding the meeting or an approval of the minutes. The waiver of notice or consent need not specify the purpose of the meeting. All such waivers, consents, and approvals shall be filed with the corporate records or made a part of the minutes of the meeting. Notice of a meeting shall also be deemed given to any Director who attends the meeting without protesting before or at its commencement the lack of notice to such Director.

     3.11 Adjournment. A majority of the Directors present, whether or not constituting a quorum, may adjourn any meeting to another time and place.


     3.12 Notice of Adjournment. Notice of the time and place of holding an adjourned meeting need not be given, unless the meeting is adjourned for more than twenty-four (24) hours, in which case notice of the time and place shall be given before the time of the adjourned meeting, in the manner specified in
Section 3.8 of this Article III, to the Directors who were not present at the time of the adjournment.


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

     3.13 Action Without Meeting. Any action required or permitted to be taken by the Board of Directors may be taken without a meeting, if all members of the Board shall individually or collectively consent in writing to that action. Such action by written consent shall have the same force and effect as a unanimous vote of the Board of Directors. Such written consent or consents shall be filed with the minutes of the proceedings of the Board.

     3.14 Fees and Compensation of Directors. Directors and members of committees may receive such compensation, if any, for their services, and such reimbursement of expenses, as may be fixed or determined by resolution of the Board of Directors. This Section 3.14 shall not be construed to preclude any Director from serving the corporation in any other capacity as an officer, agent, employee, or otherwise, and receiving compensation for those services.

                                   ARTICLE IV

                                   COMMITTEES

     4.1 Committees of Directors. The Board of Directors may, by resolution adopted by a majority of the authorized number of Directors, designate one or more committees, each consisting of two or more Directors, to serve at the pleasure of the Board. The Board may designate, by a vote of a majority of the authorized number of Directors, one or more Directors as alternate members of any committee, who may replace any absent member at any meeting of the committee. Any committee, to the extent provided in the resolution of the Board, shall have all the authority of the Board, except with respect to:

        (a) the approval of any action which, under the Corporations Code of California, also requires shareholders' approval or approval of the outstanding shares;

        (b) the filling of vacancies on the Board of Directors or in any committee;

        (c) the fixing of compensation of the Directors for serving on the Board or on any committee;

        (d) the amendment or repeal of By-Laws or the adoption of new By-Laws;

        (e) the amendment or repeal of any resolution of the Board of directors which by its express terms is not so amendable or repealable;

        (f) a distribution to the shareholders of the corporation, except at a rate or in a periodic amount or within a price range determined by the Board of Directors; or

        (g) the appointment of any other committees of the Board of Directors or the members of these committees.

     4.2 Meetings and Action of Committees. The Board of Directors may adopt rules for the government of any committee not inconsistent with the provisions of these By-Laws. In the absence of rules adopted by the Board, these By-Laws shall govern the meetings and actions of committees, with such changes in application of these By-Laws as are necessary or appropriate for any committee.

                                   ARTICLE V

                                    OFFICERS

     5.1 Officers. The officers of the corporation shall be a President, a Secretary, and a Chief Financial Officer. The corporation may also have, at the discretion of the Board of Directors, a Chairman of the Board, one or more Vice Presidents, one or more Assistant Secretaries, one or more Assistant Treasurers, and such other officers as may be appointed in accordance with the provisions of
5.3 of this Article V. Any number of offices may be held by the same person.


     5.2 Election of Officers. The officers of the corporation, except such officers as may be appointed in accordance with the provisions of Sections 5.3 or 5.5 of this Article V, shall be chosen by the Board of


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

Directors, and each shall serve at the pleasure of the Board, subject to the rights, if any, of an officer under any contract of employment.

     5.3 Subordinate Officers. The Board of Directors may appoint, and may empower the President to appoint, such other officers as the business of the corporation may require, each of whom shall hold office for such period, have such authority and perform such duties as are provided in the By-Laws or as the Board of Directors may from time to time determine.

     5.4 Removal and Resignation of Officers. Subject to the rights, if any, of an officer under any contract of employment, any officer may be removed, either with or without cause, by the Board of Directors, at any regular or special meeting of the Board, or, except in case of an officer chosen by the Board of Directors, by any officer upon whom such power of removal may be conferred by the Board of Directors.

     Any officer may resign at any time by giving written notice to the corporation. Any resignation shall take effect at the date of the receipt of that notice or at any later time specified in that notice; and, unless otherwise specified in that notice, the acceptance of the resignation shall not be necessary to make it effective. Any resignation is without prejudice to the rights, if any, of the corporation under any contract to which the officer is a party.

     5.5 Vacancies in Offices. A vacancy in any office because of death, resignation, removal, disqualification or any other cause shall be filled in the manner prescribed in these By-Laws for regular appointments to that office.

     5.6 Chairman of the Board. The Chairman of the Board, if such an officer be elected, shall, if present, preside at meetings of the Board of Directors and exercise and perform such other powers and duties as may be from time to time assigned by him by the Board of directors or prescribed by the By-Laws. If there is no President, the Chairman of the Board shall in addition be the Chief Executive Officer of the corporation and shall have the powers and duties prescribed in Section 5.7 of this Article V.

     5.7 President. Subject to such supervisory powers, if any, as may be given by the Board of Directors to the Chairman of the Board, if there be such an officer, the President shall be the Chief Executive Officer of the corporation and shall, subject to the control of the Board of Directors, have general supervision, direction and control of the business and the officers of the corporation. He shall preside at all meetings of the shareholders and, in the absence of the Chairman of the Board, or if there be none, at all meetings of the Board of Directors. He shall have such other powers and duties as may be prescribed by the Board of Directors or the By-Laws.

     5.8 Vice Presidents. In the absence or disability of the President, the Vice Presidents, if any, in order of their rank as fixed by the Board of Directors or, if not ranked, a Vice President designated by the Board of Directors, shall perform all the duties of the President, and when so acting shall have all the powers of, and be subject to all the restrictions upon, the President. The Vice Presidents shall have such other powers and perform such other duties as from time to time may be prescribed for them respectively by the Board of Directors or the By-Laws.

     5.9 Secretary. The Secretary shall keep or cause to be kept, at the principal executive office or such other place as the Board of Directors may direct, a book of minutes of all meetings and actions of Directors, committees of Directors, and shareholders, showing (a) the time and place of meetings and whether regular or special; (b) in the case of special meetings, how authorized and the notice given; (c) the names of those present at Directors' meetings or committee meetings; (d) the number of shares present or represented at shareholders' meetings, and the proceedings.


     The Secretary shall keep, or cause to be kept, at the principal executive office or at the office of the corporation's transfer agent or registrar, as determined by resolution of the Board of Directors, a share register, or a duplicate share register, showing (a) the names of all shareholders and their addresses; (b) the number and classes of shares held by each; (c) the number and date of certificates issued for the same; and (d) the number and date of cancellation of every certificate surrendered for cancellation.


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     The Secretary shall give, or cause to be given, notice of all meetings of the shareholders and of the Board of Directors required by the By-Laws or by law to be given, and he shall keep the seal of the corporation if one be adopted, in safe custody, and shall have such other powers and perform such other duties as may be prescribed by the Board of Directors or by the By-Laws.

     5.10 Chief Financial Officer. The Chief Financial Officer shall keep and maintain, or cause to be kept and maintained, adequate and correct books and records of accounts of the properties and business transactions of the corporation, including accounts of its assets, liabilities, receipts, disbursements, gains, losses, capital, retained earnings, and shares. The books of account shall at all reasonable times be open to inspection by any Director.

     The Chief Financial Officer shall deposit all moneys and other valuables in the name and to the credit of the corporation with such depositories as may be designated by the Board of Directors. He shall cause to be disbursed the funds of the corporation as may be ordered by the Board of directors. He shall render to the President and Directors, whenever they request it, an account of all of the corporation's transactions and of the financial condition of the corporation. He shall have other powers and perform such other duties as may be prescribed by the Board of Directors or the By-Laws.

                                   ARTICLE VI

                         INDEMNIFICATION OF DIRECTORS,
                      OFFICERS, EMPLOYEES AND OTHER AGENTS

     The corporation may provide indemnification of agents (as that term is defined in Section 317 of the California Corporations Code), through agreements with the agents, a vote of shareholders or otherwise, in excess of the indemnification otherwise permitted by Section 317 of the California Corporate Code, but not for acts, omissions or transactions for which a director may not be relieved of liability as set forth in the exceptions to paragraph (a)(10) of
Section 204 of the California Corporations Code or as to circumstances in which indemnity is expressly prohibited by Section 317 of the California Corporations Code. In any event, the corporation shall have the right to purchase and maintain insurance against any liability asserted against or incurred by any such agents whether or not the corporation would have the power to indemnify such agents against the liability insured against.

                                  ARTICLE VII

                              RECORDS AND REPORTS

     7.1 Inspection of Share Register. A shareholder or shareholders of the corporation holding at least five percent (5%) in the aggregate of the outstanding voting shares of the corporation may (i) inspect and copy the records of shareholders' names and addresses and shareholdings during usual business hours on five (5) days prior written demand on the corporation, and/or
(ii) obtain from the transfer agent of the corporation, if any, on written demand and on the tender of such transfer agent's usual charges for such list, a list of the shareholder's names and addresses, who are entitled to vote for the election of Directors, and their shareholdings, as of the most recent record date for which that list has been compiled or as of a date specified by the shareholder after the date of demand. This list shall be made available to any such shareholder by the transfer agent on or before the later of five (5) days after the demand is received or the date specified in the demand as the date as of which the list is to be compiled.

     The record of shareholders shall also be open to inspection on the written demand of any shareholder or holder of a voting trust certificate, at any time during usual business hours, for a purpose reasonably related to the holder's interests as a shareholder or as the holder of a voting trust certificate. Any inspection and copying under this Section 7.1 may be made in person or by an agent or attorney of the shareholder or holder of a voting trust certificate making the demand.


     7.2 Maintenance and Inspection of By-Laws. The corporation shall keep at its principal executive office, or if its principal executive office is not in the State of California, at its principal business office in this


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state, the original or a copy of the By-Laws as amended to date, which shall be open to inspection by the shareholders at all reasonable times during office hours. If the principal executive office of the corporation is outside the State of California and the corporation has no principal business office in this state, the Secretary shall, upon the written request of any shareholder, furnish to that shareholder a copy of the By-Laws as amended to date.

     7.3 Maintenance and Inspection of Other Corporate Records. The accounting books and records and minutes of proceedings of the shareholders and the Board of Directors and any committee or committees of the Board of Directors shall be kept at such place or places designated by the Board of Directors, or, in the absence of such designation, at the principal executive office of the corporation. The minutes shall be kept in written form; and the accounting books and records shall be kept either in written form or in any other form capable of being converted into written form. The foregoing documents shall be open to inspection upon the written demand of any shareholder or holder of a voting trust certificate, at any reasonable time during usual business hours, for a purpose reasonably related to the holder's interests as a shareholder or as the holder of a voting trust certificate. The inspection may be made in person or by an agent or attorney, and shall include the right to copy and make extracts. These rights of inspection shall extend to the records of each subsidiary corporation of the corporation.

     7.4 Inspection by Directors. Every Director shall have the absolute right at any reasonable time to inspect all books, records, and documents of every kind and the physical properties of the corporation and each of its subsidiary corporations. Such inspection by a Director may be made in person or by an agent or attorney and the right of inspection includes the right to copy and make extracts of documents.

     7.5 Annual Report to Shareholders. The annual report to shareholders referred to in Section 1501 of the Corporations Code of California is expressly dispensed with, but nothing herein shall be interpreted as prohibiting the Board of Directors from issuing annual or other periodic reports to the shareholders of the corporation as they consider appropriate.

     7.6 Financial Statements. A copy of any annual financial statement and any income statement of the corporation for each quarterly period of each fiscal year, and any accompanying balance sheet of the corporation as of the end of each such period, that has been prepared by the corporation shall be kept on file in the principal executive office of the corporation for twelve (12) months and each such statement shall be exhibited at all reasonable times to any shareholder demanding an examination of any such statement or a copy shall be mailed to any such shareholder.

     If a shareholder or shareholders holding at least five percent (5%) of the outstanding shares of any class of stock of the corporation makes a written request to the corporation for an income statement of the corporation for the three-month, six-month or nine-month period of the then current fiscal year ended more than thirty (30) days before the date of the request, and a balance sheet of the corporation as of the end of that period, the Chief Financial Officer shall cause that statement to be prepared, if not already prepared, and shall deliver personally or mail that statement or statements to the person making the request within thirty (30) days after the receipt of the request. If the corporation has not sent to the shareholders its annual report for the last fiscal year, this report shall likewise be delivered or mailed to the shareholder or shareholders within thirty (30) days after the request.

     The corporation shall also, on the written request of any shareholder, mail to the shareholder a copy of the last annual, semi-annual, or quarterly income statement which it has prepared, and a balance sheet as of the end of that period.

     The quarterly income statements and balance sheets referred to in this section shall be accompanied by the report, if any, of any independent accountants engaged by the corporation or the certificate of an authorized officer of the corporation that the financial statements were prepared without audit from the books and records of the corporation.


     7.7 Annual Statement of General Information. The corporation shall, during the period commencing on the first day of the fifth preceding month and ending on the end of month of incorporation in each year, file with the Secretary of State of the State of California, on the prescribed form, a statement setting forth the


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authorized number of Directors, the names and complete business or residence addresses of all incumbent Directors, the names and complete business or residence addresses of the Chief Executive Officer, Secretary and Chief Financial Officer, the street address of its principal executive office or principal business office in this state, and the general type of business constituting the principal business activity of the corporation, together with a designation of the agent of the corporation for the purpose of service of process, all in compliance with Section 1502 of the Corporations Code of California.

                                  ARTICLE VIII

                           GENERAL CORPORATE MATTERS

     8.1 Record Date for Purposes Other Than Notice and Voting. For purposes of determining the shareholders entitled to receive payment of any dividend or other distribution or allotment of any rights or entitled to exercise any rights in respect of any other lawful action (other than action by shareholders by written consent without a meeting), the Board of Directors may fix, in advance, a record date, which shall not be more than sixty (60) days before any such action, and in that case only shareholders of record on the date so fixed are entitled to receive the dividend, distribution, or allotment of rights or to exercise the rights, as the case may be, notwithstanding any transfer of any shares on the books of the corporation after the record date so fixed, except as otherwise provided in the Corporations Code of California.

     If the Board of Directors does not so fix a record date, the record date for determining shareholders for any such purpose shall be at the close of business on the day on which the Board adopts the applicable resolution or the sixtieth (60th) day before the date of that action, whichever is later.

     8.2 Checks, Drafts, Evidences of Indebtedness. All checks, drafts, or other orders for payment of money, notes, or other evidences of indebtedness, issued in the name of or payable to the corporation, shall be signed or endorsed by such person or persons and in such manner as, from time to time, shall be determined by resolution of the Board of Directors.

     8.3 Corporate Contracts and Instruments; How Executed. The Board of Directors, except as otherwise provided in these By-Laws, may authorize any officer or officers, agent or agents, to enter into any contract or execute any instrument in the name of and on behalf of the corporation, and this authority may be general or confined to specific instances; and unless so authorized or ratified by the Board of Directors or within the agency power of an officer, no officer, agent, or employee shall have any power or authority to bind the corporation by any contract or engagement or to pledge its credit or to render it liable for any purpose or for any amount.

     8.4 Certificate for Shares. A certificate or certificates for shares of the capital stock of the corporation shall be issued to each shareholder when any of these shares are fully paid, and the Board of Directors may authorize the issuance of certificates or shares as partly paid provided that these certificates shall state the amount of the consideration to be paid for them and the amount paid. All certificates shall be signed in the name of the corporation by the Chairman of the Board or Vice Chairman of the Board or the President or Vice President and by the Chief Financial Officer or an Assistant Treasurer or the Secretary or any Assistant Secretary, certifying the number of shares and the class or series of shares owned by the shareholder. Any or all of the signatures on the certificate may be facsimile. In case any officer, transfer agent, or registrar who has signed or whose facsimile signature has been placed on a certificate shall have ceased to be that officer, transfer agent, or registrar before that certificate is issued, it may be issued by the corporation with the same effect as if that person were an officer, transfer agent, or registrar at the date of issue.


     8.5 Lost Certificates. Except as provided in this Section 8.5, no new certificates for shares shall be issued to replace an old certificate unless the latter is surrendered to the corporation and cancelled at the same time. The Board of Directors may, in case any share certificate or certificate for any other security is lost, stolen, or destroyed, authorize the issuance of a replacement certificate on such terms and conditions as the board may require, including provision for indemnification of the corporation secured by a bond or other adequate security sufficient to protect the corporation against any claim that may be made against it, including


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any expense or liability, on account of the alleged loss, theft, or destruction of the certificate or the issuance of the replacement certificate.

     8.6 Representation of Shares of Other Corporations. The Chairman of the Board, the President, or any Vice President, or any other person authorized by resolution of the Board of Directors or by any of the foregoing designated officers, is authorized to vote on behalf of the corporation any and all shares of any other corporation or corporations, foreign or domestic, standing in the name of the corporation. The authority granted to these officers to vote or represent on behalf of the corporation any and all shares held by the corporation in any other corporation or corporations may be exercised by any of these officers in person or by any person authorized to do so by a proxy duly executed by these officers.

     8.7 Construction and Definitions. Unless the context requires otherwise, the general provisions, rules of construction, and definitions in the Corporations Code of California shall govern the construction of these By-Laws. Without limiting the generality of this provision, the singular number includes the plural, the plural number includes the singular, and the term "person" includes both a corporation and a natural person.

                                   ARTICLE IX

                                   AMENDMENTS

     9.1 Amendment by Shareholders. Subject to any provisions in the Articles of Incorporation of the corporation which require a greater vote of the shareholders to amend or repeal, or to adopt provisions inconsistent with, these By-Laws or any provisions hereof, new By-Laws may be adopted or these By-Laws may be amended or repealed by the vote or written consent of holders of a majority of the outstanding shares entitled to vote; provided, however, that if the Articles of Incorporation of the corporation set forth the authorized number of directors of the corporation, the authorized number of Directors may be changed only by an amendment of the Articles of Incorporation.


     9.2 Amendment by Directors. Subject to the rights of the shareholders as provided in Section 9.1 of this Article IX, By-Laws may be adopted, amended or repealed by the Board of Directors.


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                                                                      APPENDIX D

                       CALIFORNIA GENERAL CORPORATION LAW

                         CHAPTER 13. DISSENTERS' RIGHTS

     SEC. 1300. REORGANIZATION OR SHORT FORM MERGER; DISSENTING SHARES; CORPORATE PURCHASE AT FAIR MARKET VALUE; DEFINITIONS

     (a) If the approval of the outstanding shares (Section 152) of a corporation is required for a reorganization under subdivisions (a) and (b) or subdivision (e) or (f) of Section 1201, each shareholder of the corporation entitled to vote on the transaction and each shareholder of a subsidiary corporation in a short-form merger may, by complying with this chapter, require the corporation in which the shareholder holds shares to purchase for cash at their fair market value the shares owned by the shareholder which are dissenting shares as defined in subdivision (b). The fair market value shall be determined as of the day before the first announcement of the terms of the proposed reorganization or short-form merger, excluding any appreciation or depreciation in consequence of the proposed action, but adjusted for any stock split, reverse stock split, or share dividend which becomes effective thereafter.

     (b) As used in this chapter, "dissenting shares" means shares which come within all of the following descriptions:

        (1) Which were not immediately prior to the reorganization or short-form merger either (A) listed on any national securities exchange certified by the Commissioner of Corporations under subdivision (o) of Section 25100 or (B) listed on the list of OTC margin stocks issued by the Board of Governors of the Federal Reserve System, and the notice of meeting of shareholders to act upon the reorganization summarizes this section and Sections 1301, 1302, 1303 and 1304; provided, however, that this provision does not apply to any shares with respect to which there exists any restriction on transfer imposed by the corporation or by any law or regulation; and provided, further, that this provision does not apply to any class of shares described in subparagraph (A) or
(B) if demands for payment are filed with respect to 5 percent or more of the outstanding shares of that class.

        (2) Which were outstanding on the date for the determination of shareholders entitled to vote on the reorganization and (A) were not voted in favor of the reorganization or, (B) if described in subparagraph (A) or (B) of paragraph (1) (without regard to the provisos in that paragraph), were voted against the reorganization, or which were held of record on the effective date of a short-form merger; provided, however, that subparagraph (A) rather than subparagraph (B) of this paragraph applies in any case where the approval required by Section 1201 is sought by written consent rather than at a meeting.

        (3) Which the dissenting shareholder has demanded that the corporation purchase at their fair market value, in accordance with Section 1301.

        (4) Which the dissenting shareholder has submitted for endorsement, in accordance with Section 1302.

     (c) As used in this chapter, "dissenting shareholder" means the recordholder of dissenting shares and includes a transferee of record.

     SEC. 1301. NOTICE TO HOLDERS OF DISSENTING SHARES IN REORGANIZATIONS; DEMAND FOR PURCHASE; TIME; CONTENTS


     (a) If, in the case of a reorganization, any shareholders of a corporation have a right under Section 1300, subject to compliance with paragraphs (3) and
(4) of subdivision (b) thereof, to require the corporation to purchase their shares for cash, such corporation shall mail to each such shareholder a notice of the approval of the reorganization by its outstanding shares (Section 152) within 10 days after the date of such approval, accompanied by a copy of Sections 1300, 1302, 1303, 1304 and this section, a statement of the price determined by the corporation to represent the fair market value of the dissenting shares, and a brief description of the procedure to be followed if the shareholder desires to exercise the shareholder's right under such sections. The statement of price constitutes an offer by the corporation to purchase at the price stated any


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dissenting shares as defined in subdivision (b) of Section 1300, unless they lose their status as dissenting shares under Section 1309.

     (b) Any shareholder who has a right to require the corporation to purchase the shareholder's shares for cash under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, and who desires the corporation to purchase such shares shall make written demand upon the corporation for the purchase of such shares and payment to the shareholder in cash of their fair market value. The demand is not effective for any purpose unless it is received by the corporation or any transfer agent thereof (1) in the case of shares described in clause (i) or (ii) of paragraph (1) of subdivision (b) of Section 1300 (without regard to the provisos in that paragraph), not later than the date of the shareholders' meeting to vote upon the reorganization, or (2) in any other case within 30 days after the date on which the notice of the approval by the outstanding shares pursuant to subdivision (a) or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder.

     (c) The demand shall state the number and class of the shares held of record by the shareholder which the shareholder demands that the corporation purchase and shall contain a statement of what such shareholder claims to be the fair market value of those shares as of the day before the announcement of the proposed reorganization or short-form merger. The statement of fair market value constitutes an offer by the shareholder to sell the shares at such price.

     SEC. 1302. SUBMISSION OF SHARE CERTIFICATES FOR ENDORSEMENT; UNCERTIFICATED SECURITIES

     Within 30 days after the date on which notice of the approval by the outstanding shares or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, the shareholder shall submit to the corporation at its principal office or at the office of any transfer agent thereof, (a) if the shares are certificated securities, the shareholder's certificates representing any shares which the shareholder demands that the corporation purchase, to be stamped or endorsed with a statement that the shares are dissenting shares or to be exchanged for certificates of appropriate denomination so stamped or endorsed or (b) if the shares are uncertificated securities, written notice of the number of shares which the shareholder demands that the corporation purchase. Upon subsequent transfers of the dissenting shares on the books of the corporation, the new certificates, initial transaction statement, and other written statements issued therefor shall bear a like statement, together with the name of the original dissenting holder of the shares.

     SEC. 1303. PAYMENT OF AGREED PRICE WITH INTEREST; AGREEMENT FIXING FAIR MARKET VALUE; FILING; TIME OF PAYMENT

     (a) If the corporation and the shareholder agree that the shares are dissenting shares and agree upon the price of the shares, the dissenting shareholder is entitled to the agreed price with interest thereon at the legal rate on judgments from the date of the agreement. Any agreements fixing the fair market value of any dissenting shares as between the corporation and the holders thereof shall be filed with the secretary of the corporation.

     (b) Subject to the provisions of Section 1306, payment of the fair market value of dissenting shares shall be made within 30 days after the amount thereof has been agreed or within 30 days after any statutory or contractual conditions to the reorganization are satisfied, whichever is later, and in the case of certificated securities, subject to surrender of the certificates therefor, unless provided otherwise by agreement.

     SEC. 1304. ACTION TO DETERMINE WHETHER SHARES ARE DISSENTING SHARES OR FAIR MARKET VALUE; LIMITATION; JOINDER; CONSOLIDATION; DETERMINATION OF ISSUES; APPOINTMENT OF APPRAISERS


     (a) If the corporation denies that the shares are dissenting shares, or the corporation and the shareholder fail to agree upon the fair market value of the shares, then the shareholder demanding purchase of such shares as dissenting shares or any interested corporation, within six months after the date on which notice of the approval by the outstanding shares (Section 152) or notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, but not thereafter, may file a complaint in the superior court of the proper county praying the court to determine whether the shares are dissenting shares or the fair market value of the dissenting shares or both or may intervene in any action pending on such a complaint.


                                       D-2
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     (b) Two or more dissenting shareholders may join as plaintiffs or be joined as defendants in any such action and two or more such actions may be consolidated.

     (c) On the trial of the action, the court shall determine the issues. If the status of the shares as dissenting shares is in issue, the court shall first determine that issue. If the fair market value of the dissenting shares is in issue, the court shall determine, or shall appoint one or more impartial appraisers to determine, the fair market value of the shares.

     SEC. 1305. REPORT OF APPRAISERS; CONFIRMATION; DETERMINATION BY COURT; JUDGMENT; PAYMENT; APPEAL; COATS

     (a) If the court appoints an appraiser or appraisers, they shall proceed forthwith to determine the fair market value per share. Within the time fixed by the court, the appraisers, or a majority of them, shall make and file a report in the office of the clerk of the court. Thereupon, on the motion of any party, the report shall be submitted to the court and considered on such evidence as the court considers relevant. If the court finds the report reasonable, the court may confirm it.

     (b) If a majority of the appraisers appointed fail to make and file a report within 10 days from the date of their appointment or within such further time as may be allowed by the court or the report is not confirmed by the court, the court shall determine the fair market value of the dissenting shares.

     (c) Subject to the provisions of Section 1306, judgment shall be rendered against the corporation for payment of an amount equal to the fair market value of each dissenting share multiplied by the number of dissenting shares which any dissenting shareholder who is a party, or who has intervened, is entitled to require the corporation to purchase, with interest thereon at the legal rate from the date on which judgment was entered.

     (d) Any such judgment shall be payable forthwith with respect to uncertificated securities and, with respect to certificated securities, only upon the endorsement and delivery to the corporation of the certificates for the shares described in the judgment. Any party may appeal from the judgment.

     (e) The costs of the action, including reasonable compensation to the appraisers to be fixed by the court, shall be assessed or apportioned as the court considers equitable, but, if the appraisal exceeds the price offered by the corporation, the corporation shall pay the costs (including in the discretion of the court attorneys' fees, fees of expert witnesses and interest at the legal rate on judgments from the date of compliance with Sections 1300, 1301 and 1302 if the value awarded by the court for the shares is more than 125 percent of the price offered by the corporation under subdivision (a) of Section
1301).

     SEC. 1306. PREVENTION OF IMMEDIATE PAYMENT; STATUS AS CREDITORS; INTEREST

     To the extent that the provisions of Chapter 5 prevent the payment to any holders of dissenting shares of their fair market value, they shall become creditors of the corporation for the amount thereof together with interest at the legal rate on judgments until the date of payment, but subordinate to all other creditors in any liquidation proceeding, such debt to be payable when permissible under the provisions of Chapter 5.

     SEC. 1307. DIVIDENDS ON DISSENTING SHARES

     Cash dividends declared and paid by the corporation upon the dissenting shares after the date of approval of the reorganization by the outstanding shares (Section 152) and prior to payment for the shares by the corporation shall be credited against the total amount to be paid by the corporation therefor.

     SEC. 1308. RIGHTS OF DISSENTING SHAREHOLDERS PENDING VALUATION; WITHDRAWAL OF DEMAND FOR PAYMENT


     Except as expressly limited in this chapter, holders of dissenting shares continue to have all the rights and privileges incident to their shares, until the fair market value of their shares is agreed upon or determined. A dissenting shareholder may not withdraw a demand for payment unless the corporation consents thereto.


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     SEC. 1309. TERMINATION OF DISSENTING SHARE AND SHAREHOLDER STATUS

     Dissenting shares lose their status as dissenting shares and the holders thereof cease to be dissenting shareholders and cease to be entitled to require the corporation purchase their shares upon the happening of any of the following:

     (a) The corporation abandons the reorganization. Upon abandonment of the reorganization, the corporation shall pay on demand to any dissenting shareholder who has initiated proceedings in good faith under this chapter all necessary expenses incurred in such proceedings and reasonable attorneys' fees.

     (b) The shares are transferred prior to their submission for endorsement in accordance with Section 1302 or are surrendered for conversion into shares of another class in accordance with the articles.

     (c) The dissenting shareholder and the corporation do not agree upon the status of the shares as dissenting shares or upon the purchase price of the shares, and neither files a complaint or intervenes in a pending action as provided in Section 1304, within six months after the date on which notice of the approval by the outstanding shares or notice pursuant to subdivision (i) of
Section 1110 was mailed to the shareholder.

     (d) The dissenting shareholder, with the consent of the corporation, withdraws the shareholder's demand for purchase of the dissenting shares.

     SEC. 1310. SUSPENSION OF RIGHT TO COMPENSATION OR VALUATION PROCEEDINGS; LITIGATION OF SHAREHOLDERS' APPROVAL

     If litigation is instituted to test the sufficiency or regularity of the votes of the shareholders in authorizing a reorganization, any proceedings under Sections 1304 and 1305 shall be suspended until final determination of such litigation.

     SEC. 1311. EXEMPT SHARES

     This chapter, except Section 1312, does not apply to classes of shares whose terms and provisions specifically set forth the amount to be paid in respect to such shares in the event of a reorganization or merger.

     SEC. 1312. RIGHT OF DISSENTING SHAREHOLDER TO ATTACK, SET ASIDE OR RESCIND MERGER OR REORGANIZATION; RESTRAINING ORDER OR INJUNCTION; CONDITIONS

     (a) No shareholder of a corporation who has a right under this chapter to demand payment of cash for the shares held by the shareholder shall have any right at law or in equity to attack the validity of the reorganization or short-form merger, or to have the reorganization or short-form merger set aside or rescinded, except in an action to test whether the number of shares required to authorize or approve the reorganization have been legally voted in favor thereof, but any holder of shares of a class whose terms and provisions specifically set forth the amount to be paid in respect to them in the event of a reorganization or short-form merger is entitled to payment in accordance with those terms and provisions or, if the principal terms of the reorganization are approved pursuant to subdivision (b) of Section 1202, is entitled to payment in accordance with the terms and provisions of the approved reorganization.


     (b) If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, subdivision (a) shall not apply to any shareholder of such party who has not demanded payment of cash for such shareholder's shares pursuant to this chapter; but if the shareholder institutes any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, the shareholder shall not thereafter have any right to demand payment of cash for the shareholder's shares pursuant to this chapter. The court in any action attacking the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded shall not restrain or enjoin the consummation of the transaction except upon 10 days' prior notice to the corporation and upon a determination by the court that clearly no other remedy will adequately protect the complaining shareholder or the class of shareholders of which such shareholder is a member.

     (c) If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, in any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, (1) a party to a reorganization or short-form merger which controls another party to the reorganization or short-form merger shall have the burden of proving that the transaction is just and reasonable as to the shareholders of the controlled party, and (2) a person who controls two or more parties to a reorganization shall have the burden of proving that the transaction is just and reasonable as to the shareholders of any party so controlled.

                               OHIO REVISED CODES

                      SECTION 1701.85. DISSENTERS' RIGHTS

     SEC. 1701.85. DISSENTING SHAREHOLDER'S DEMAND FOR FAIR CASH VALUE OF
SHARES.

     (A) (1) A shareholder of a domestic corporation is entitled to relief as a dissenting shareholder in respect of the proposals described in sections 1701.74, 1701.76, and 1701.84 of the Revised Code, only in compliance with this section.

        (2) If the proposal must be submitted to the shareholders of the corporation involved, the dissenting shareholder shall be a record holder of the shares of the corporation as to which he seeks relief as of the date fixed for the determination of shareholders entitled to notice of a meeting of the shareholders at which the proposal is to be submitted, and such shares shall not have been voted in favor of the proposal. Not later than ten days after the date on which the vote on the proposal was taken at the meeting of the shareholders, the dissenting shareholder shall deliver to the corporation a written demand for payment to him of the fair cash value of the shares as to which he seeks relief, which demand shall state his address, the number and class of such shares, and the amount claimed by him as the fair cash value of the shares.

        (3) The dissenting shareholder entitled to relief under division (C) of section 1701.84 of the Revised Code in the case of a merger pursuant to section 1701.80 of the Revised Code and a dissenting shareholder entitled to relief under division (E) of section 1701.84 of the Revised Code in the case of a merger pursuant to section 1701.801 [1701.80.1] of the Revised Code shall be a record holder of the shares of the corporation as to which he seeks relief as of the date on which the agreement of merger was adopted by the directors of that corporation. Within twenty days after he has been sent the notice provided in section 1701.80 or 1701.801 [1701.80.1 of the Revised Code, the dissenting shareholder shall deliver to the corporation a written demand for payment with the same information as that provided for in division A)(2) of this section.

        (4) In the case of a merger or consolidation, a demand served on the constituent corporation involved constitutes service on the surviving or the new entity, whether the demand is served before, on, or after the effective date of the merger or consolidation.

        (5) If the corporation sends to the dissenting shareholder, at the address specified in his demand, a request for the certificates representing the shares as to which he seeks relief, the dissenting shareholder, within fifteen days from the date of the sending of such request, shall deliver to the corporation the certificates requested so that the corporation may forthwith endorse on them a legend to the effect that demand for the fair cash value of such shares has been made. The corporation promptly shall return such endorsed certificates to the dissenting shareholder. A dissenting shareholder's failure to deliver such certificates terminates his rights as a dissenting shareholder, at the option of the corporation, exercised by written notice sent to the dissenting shareholder within twenty days after the lapse of the fifteen-day period, unless a court for good cause shown otherwise directs. If shares represented by a certificate on which such a legend has been endorsed are transferred, each new certificate issued for them shall bear a similar legend, together with the name of the original dissenting holder of such shares. Upon receiving a demand for payment from a dissenting shareholder who is the record holder of uncertificated securities, the corporation shall make an appropriate notation of the demand for payment in its shareholder records. If uncertificated shares for which payment has been demanded are to be transferred, any new certificate issued for the shares shall bear the legend required for certificated securities as provided in this paragraph. A transferee of the shares so endorsed, or of uncertificated securities where such notation has been made, acquires only such rights in the corporation as the original dissenting holder of such shares had immediately after the service of a demand for payment of the fair cash value of the shares. A request under this paragraph by the corporation is not an admission by the corporation that the shareholder is entitled to relief under this section.


     (B) Unless the corporation and the dissenting shareholder have come to an agreement on the fair cash value per share of the shares as to which the dissenting shareholder seeks relief, the dissenting shareholder or the corporation, which in case of a merger or consolidation may be the surviving or new entity, within three months after the service of the demand by the dissenting shareholder, may file a complaint in the court of common peas of the county in which the principal office of the corporation that issued the shares is located or was located when the proposal was adopted by the shareholders of the corporation, or, if the proposal was not required to be submitted to the shareholders, was approved by the directors. Other dissenting shareholders within that three-month period, may join as plaintiffs or may be joined as defendants in any such proceeding, and any two or more such proceedings may be consolidated. The complaint shall contain a brief statement of the facts, including the vote and the facts entitling the dissenting shareholder to the relief demanded. No answer to such a complaint is required. Upon the filing of such a complaint, the court, on motion of the petitioner, shall enter an order fixing a date for a hearing on the complaint and requiring that a copy of the complaint and a notice of the filing and of the date for hearing be given to the respondent or defendant in the manner in which summons is required to be served or substituted service is required to be made in other cases. On the day fixed for the hearing on the complaint or any adjournment of it, the court shall determine from the complaint and from such evidence as is submitted by either party whether the dissenting shareholder is entitled to be paid the fair cash value of any shares and, if so, the number and class of such shares. If the court finds that the dissenting shareholder is so entitled, the court may appoint one or more persons as appraisers to receive evidence and to recommend a decision on the amount of the fair cash value. The appraisers have such power and authority as is specified in the order of their appointment. The court thereupon shall make a finding as to the fair cash value of a share and shall render judgment against the corporation for the payment of it, with interest at such rate and from such date as the court considers equitable. The costs of the proceeding, including reasonable compensation to the appraisers to be fixed by the court, shall be assessed or apportioned as the court considers equitable. The proceeding is a special proceeding and final orders in it may be vacated, modified, or reversed on appeal pursuant to the Rules of Appellate Procedure and, to the extent not in conflict with those rules, Chapter 2505 of the Revised Code. If, during the pendency of any proceeding instituted under the section, a suit or proceeding is or has been instituted to enjoin or otherwise to prevent the carrying out of the action as to which the shareholder has dissented, the proceeding instituted under this section shall be stayed until the final determination of the other suit or proceeding. Unless any provision in division
(D) of this section is applicable, the fair cash value of the shares that is agreed upon by the parties or fixed under this section shall be paid within thirty days after the date of final determination of such value under this division, the effective date of the amendment to the articles, or the consummation of the other action involved, whichever occurs last. Upon the occurrence of the last such event payment shall be made immediately to a holder of uncertificated securities entitled to such payment. In the case of holders of shares represented by certificates, payment shall be made only upon and simultaneously with the surrender to the corporation of the certificates representing the shares for which the payment is made.

     (C) If the proposal was required to be submitted to the shareholders of the corporation, fair cash value as to those shareholders shall be determined as of the day prior to the day on which the vote by the shareholders was taken and, in the case of a merger pursuant to section 1701.80 or 1701.801 [1701.80.1] of the Revised Code, fair cash value as to shareholders of a constituent subsidiary corporation shall be determined as of the day before the adoption of the agreement of merger by the directors of the particular subsidiary corporation. The fair cash value of a share for the purposes of this section is the amount that a willing seller who is under no compulsion to sell would be willing to accept and that a willing buyer who is under no compulsion to purchase would be willing to pay, but in no event shall the fair cash value of a share exceed the amount specified in the demand of the particular shareholder. In computing such fair cash value, any appreciation or depreciation in market value resulting from the proposal submitted to the directors or to the shareholders shall be excluded.

     (D) (1) The right and obligation of a dissenting shareholder to receive such fair cash value and to sell such shares as to which he seeks relief, and the right and obligation of the corporation to purchase such shares and to pay the fair cash value of them terminates if any of the following applies:

           (a) The dissenting shareholder has not complied with this section, unless the corporation by its directors waives such failure;


           (b) The corporation abandons the action involved or is finally enjoined or prevented from carrying it out, or the shareholders rescind their adoption of the action involved;

           (c) The dissenting shareholder withdraws his demand with the consent of the corporation by its directors;

           (d) The corporation and the dissenting shareholder have to come to an agreement as to the fair cash value per share, and neither the shareholder nor the corporation has filed or joined in a complaint under division (B) of this section within the period provided in that division.

        (2) For purposes of division (D)(1) of this section, if the merger or consolidation has become effective and the surviving or new entity is not a corporation, action required to be taken by the directors of the corporation shall be taken by the general partners of a surviving or new partnership or the comparable representatives of any other surviving or new entity.


     (E) From the time of the dissenting shareholder's giving of the demand until either the termination of the rights and obligations arising from it or the purchase of the shares by the corporation, all other rights accruing from such shares, including voting and dividend or distribution rights, are suspended. If during the suspension, any dividend or distribution is paid in money upon shares during the suspension, any dividend or distribution is paid in money upon shares of such class or any dividend, distribution, or interest is paid in money upon any securities issued in extinguishment of or in substitution for such shares, an amount equal to the dividend distribution, or interest which, except for the suspension, would have been payable upon such shares or securities, shall be paid to the holder of record as a credit upon the fair cash value of the shares. If the right to receive fair cash value is terminated other than by the purchase of the shares by the corporation, all rights of the holder shall be restored and all distributions which, except for the suspension, would have been made shall be made to the holder of record of the shares at the time of termination.

                                                                      APPENDIX E

April 25, 1996

Board of Directors
Citation Insurance Group
One Almaden Boulevard
Suite 300
San Jose, CA 95113

Gentlemen:

You have advised us that Citation Insurance Group ("Citation"), a California corporation, Newco, a wholly-owned subsidiary of Citation ("Newco"), an Ohio corporation, and Physicians Insurance Company of Ohio ("PICO"), an Ohio corporation, propose to enter into an Agreement and Plan of Reorganization (the "Agreement") providing for the merger of Newco with and into PICO, with PICO continuing as the surviving corporation and wholly-owned subsidiary of Citation (the "Merger"). Pursuant to the Agreement, and as more fully described therein, at the "Effective Time" (as defined in the Agreement) each outstanding share of PICO common stock, par value $1.00 per share, ("PICO Stock") shall be converted into the right to receive that number of shares of Citation's common stock, par value $0.10 per share ("Citation Stock"), equal to the quotient of the average market price of one share of PICO Stock during the determination period (as defined in the Agreement) and $5.03 (the "Exchange Ratio"), provided that the Exchange Ratio will be no less than 5.010 nor more than 6.123 shares of Citation Stock per share of PICO Stock. In the event that the "PICO Share Value" (as defined in the agreement) is less than $22.50 or more than $33.50 (the "Exchange Range"), Citation or PICO, respectively, would have the right to terminate the Agreement.

Prudential Securities Incorporated ("Prudential Securities") has been requested by Citation's Board of Directors to render an opinion (the "Opinion") with respect to the fairness, from a financial point of view, to the stockholders of Citation, of the Exchange Ratio within the Exchange Range.

In conducting our analysis and arriving at the Opinion expressed herein, we have reviewed such materials and considered such financial and other factors as we deemed relevant under the circumstances, including, among other, the following:

     (1) Reviewed Citation's Annual Reports for the four fiscal years prior to and including December 31, 1994, and Citation's Reports on Form 10-K and related financial information for the five fiscal years prior to and including December 31, 1995.

     (2) Reviewed PICO's Annual Reports and related financial information for the four fiscal years prior to and including December 31, 1994 and PICO's audited financial statements and related financial information for the fiscal year ended December 31, 1995;

     (3) Reviewed Citation's, PICO's, and each "PICO Insurance Subsidiary's" (as defined in the Agreement) annual Statutory Financial Statements and related financial information for the year ended December 31, 1994 and Citation's annual Statutory Financial Statements and related financial information for the year ended December 31, 1995;

     (4) Reviewed Milliman & Robertson, Inc.'s ("M&R") actuarial report on Citation Insurance Company's loss and loss adjustment expense reserves as of March 31, 1995 and M&R's actuarial report on Citation Insurance Company's and Citation National Insurance Company's loss and loss adjustment expense reserves as of December 31, 1995;

     (5) Reviewed PICO's Review of Loss and Loss Adjustment Reserves as of December 31, 1994 prepared by Tillinghast, a Towers Perrin company;


     (6) Reviewed the Agreement for the Purchase and Sale of Certain Assets, dated as of July 14, 1995 between PICO and Mutual Assurance, Inc., and the reinsurance agreement between PICO and Mutual Assurance, Inc. incorporated as an exhibit therein;

     (7) Reviewed the management and reinsurance agreements between Sydney Reinsurance Corporation and Sequoia Insurance Company;

     (8) Reviewed certain internal financial forecasts relating to the business of Citation, furnished to us by Citation's management;

     (9) Conducted discussions with members of senior management of Citation and PICO concerning their respective businesses and prospects;

     (10) Reviewed the stock market performance of Citation Stock from Citation's initial public offering on March 21, 1991 to present;

     (11) Reviewed the stock market performance of PICO Stock from January 1, 1990 to present;

     (12) Compared the results of operations and stock price trading histories of Citation with those of certain companies which we deemed to be reasonably similar to Citation;

     (13) Compared the results of operations and stock price trading histories of PICO with those of certain companies which we deemed to be reasonably similar to PICO;

     (14) Compared the proposed financial terms of the Merger with the financial terms of other transactions we deemed relevant;

     (15) Reviewed a draft of the Agreement dated April 23, 1996; and

     (16) Reviewed such other financial studies and analyses and performed such other investigations and considered such other matters as we deemed relevant.

We were retained by Citation pursuant to a letter agreement dated April 17, 1995 to provide Citation with strategic financial advice. We received a retainer fee for our services and will receive a fee upon consummation of the Merger as set forth in the letter agreement referred to above. In addition, in the ordinary course of business, we may actively trade Citation Stock or PICO Stock for our own account or for the accounts of customers and, accordingly, may at any time hold a long or short position in either Citation Stock or PICO Stock.

In preparing our Opinion, we have, with your consent, assumed and relied upon the accuracy and completeness of all financial information, including all actuarial information, supplied or otherwise made available to us from public sources or by Citation and PICO and have not independently verified such information. We have neither made nor obtained any independent appraisals of the assets of Citation or PICO, nor have we conducted any independent actuarial analyses of the businesses of either Citation or PICO.

With respect to the financial forecasts furnished to us by Citation, we have assumed that the revised financial forecasts delivered by Citation's management to the Board of Directors on April 11, 1996 have been reasonably prepared and we have been advised by Citation that the revised forecasts reflect the best currently available estimates and judgment of Citation's management as to the expected future financial performance of Citation and have not undertaken any independent analysis to verify the reasonableness of the assumptions underlying such forecasts.

Our Opinion does not address the relative merits of the Merger as compared to any alternative business strategies that might exist for Citation or the effect of any other transaction in which Citation might engage. Our Opinion is necessarily based upon information available to us, and on economic, financial, stock market and other conditions as they exist and can be evaluated as of the date hereof. In addition, and without limitation, we are expressing no opinion as to the prices at which Citation Stock or PICO Stock will trade at any time after the date of this Opinion.


Our advisory services and the Opinion expressed herein are provided for the use of the Board of Directors of Citation in its evaluation of the proposed merger, and our Opinion is not intended to be and does not constitute a recommendation to any stockholder as to how such stockholder should vote on the Merger. This Opinion may be reproduced in full in any proxy or information statement mailed to stockholders of Citation but may not otherwise be disclosed publicly, referred to or communicated by you in any manner without our prior written approval and this Opinion must be treated as confidential. Any summary of the Opinion included in such proxy statement must be in a form acceptable to Prudential Securities.

Based upon and subject to the foregoing, we are of the opinion that, as of the date hereof, the Exchange Ratio within the Exchange Rate, is fair, from a financial point of view, to the stockholders of Citation.

Very truly yours,


Prudential Securities Incorporated

                                                                      APPENDIX F

                                 June 19, 1996

The Board of Directors
Physicians Insurance Company of Ohio
13515 Yarmouth Drive N.W.
Pickerington, Ohio 43147-9257

Gentlemen:

     You have requested our opinion as to the fairness from a financial point of view to Physicians Insurance Company of Ohio ("PICO") and its shareholders of the consideration to be received in the form of Citation Insurance Group ("Citation") common shares pursuant to the terms of the Agreement and Plan of Reorganization ("Agreement") between Citation, Citation Holdings, Inc. ("Newco"), and Physicians Insurance Company of Ohio.

     Pursuant to the Agreement, each of PICO's outstanding shares will be converted into Citation common stock based upon a floating exchange rate. The exchange rate is calculated by dividing the PICO share value by $5.03 per share of Citation stock. The PICO share value is the average closing price of PICO's common stock for the twenty trading days prior to the determination date, within a range of $25.20 to $30.80 per share, inclusive. The determination date will be set by the occurrence of approvals by regulators and shareholders of both companies. If the average closing price is less than $25.20, the PICO share value will be $25.20, but the agreement is subject to termination by Citation if the PICO average closing price is below $22.50. If the average closing price is greater than $30.80, the PICO share value will be $30.80, but the agreement is subject to termination by PICO if the average closing price is above $33.50. Under the terms of the Agreement, all outstanding unexercised PICO options will be assumed by Citation. Also, as a result of the transactions contemplated in the Agreement, the shareholders of PICO will acquire a majority of the Citation common shares.

     In arriving at our opinion, we have reviewed the Agreement as well as financial and other information that was publicly available or furnished to us by PICO and Citation, including information provided during discussions with their respective managements. Financial projections for Citation for the fiscal years ended December 31, 1996 and 1997 were developed by us based upon discussions with and information provided by the management of Citation and were reviewed and accepted as reasonable by the management of PICO. In addition, certain financial projections of PICO for fiscal years 1996 and 1997 were developed by us based upon public information and were reviewed and accepted as reasonable by the management of PICO. In addition, we have compared certain financial data of PICO and Citation with various other comparable companies whose securities are traded in public markets, reviewed the historical stock prices and trading volumes of the common stock of Citation and PICO, reviewed prices and premiums paid in other business combinations and conducted such other financial studies, analyses and investigations as we deemed appropriate for the purposes of this opinion.


     In rendering our opinion, we have relied upon and assumed, without independent verification, the accuracy, completeness and fairness of all of the financial and other information that was available to us from public sources, that was provided to us by PICO and Citation or their respective representatives, or that was otherwise reviewed by us. With respect to the financial projections developed by us and reviewed by the management of PICO, we have assumed that the information provided by the management of PICO, in connection therewith, reflects the best currently available estimates and judgments of the management of PICO as to the future operating and financial performance of PICO. We did not make any independent evaluation of PICO's or Citation's assets or liabilities nor did we verify any of the information reviewed by us.

     Our opinion is necessarily based on general economic, market, financial and other conditions as they exist and on the information made available to us as of the date of this letter. It should be understood that, although subsequent developments may affect this opinion, we do not have any obligation to update, revise or reaffirm this opinion. Our opinion as expressed herein is limited to the fairness, from a financial point of view, of the consideration to be received by PICO's shareholders and does not address PICO's underlying business decision to proceed with the merger. We are expressing no opinion herein as to the prices at which Citation's common stock will actually trade at any time. This opinion is not intended to be and does not constitute a recommendation to any shareholder as to how such shareholder should vote with respect to the Agreement.

     Montag & Joselson is a New York Stock Exchange member firm recognized for its expertise in the valuation of insurance businesses and securities in connection with mergers, acquisitions, underwritings, sales and distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. Montag & Joselson has substantial experience in insurance company merger and acquisition transactions and is familiar with PICO and Citation. In the ordinary course of its business, Montag & Joselson may trade securities of PICO or Citation for its own account or for the account of its customers and, accordingly, may at any time hold a long or short position in such securities.

     Based upon the foregoing and such other factors as we deem relevant, we are of the opinion that as of June 1996 the consideration to be received by the PICO shareholder pursuant to the Agreement is fair from a financial point of view.

                                          Very truly yours,

                                          MONTAG & JOSELSON

                                          By:
                                               John D. Gwynn, C.F.A.

                                               Managing Director

                                                                      APPENDIX G
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                   FORM 10-K

/X/ ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934 [FEE REQUIRED]
     FOR THE FISCAL YEAR ENDED DECEMBER 31, 1995

/ / TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934 [NO FEE REQUIRED]
     FOR THE TRANSITION PERIOD FROM           TO

COMMISSION FILE NO. 0-18786

                            CITATION INSURANCE GROUP
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                 CALIFORNIA                                      94-2723335
(STATE OR OTHER JURISDICTION OF INCORPORATION       (I.R.S. EMPLOYER IDENTIFICATION NO.)
               OR ORGANIZATION)
      ONE ALMADEN BOULEVARD, SUITE 300
            SAN JOSE, CALIFORNIA                                 95113-2213
  (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)                       (ZIP CODE)

                                 (408) 292-0222
                        (REGISTRANT'S TELEPHONE NUMBER)

          Securities registered pursuant to Section 12(b) of the Act:
                                      None
                                (Title of class)

          Securities registered pursuant to Section 12(g) of the Act:
                     Common Stock, par value $.10 per share
                                (Title of class)

     Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes /X/ No / /

     Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K. /X/

     The aggregate market value of voting stock held by non-affiliates of the registrant was $24,300,000 as of March 29, 1996. As of such date 6,407,803 shares of Common Stock were outstanding, including 313,600 shares held by a subsidiary of registrant.

                      DOCUMENTS INCORPORATED BY REFERENCE

     Portions of the definitive proxy statement for the Annual Meeting of Shareholders on May 15, 1996 are incorporated by reference in Part III herein.

- --------------------------------------------------------------------------------

- --------------------------------------------------------------------------------

                            CITATION INSURANCE GROUP
                                   FORM 10-K

                               TABLE OF CONTENTS

                                                                                        PAGE
    ITEMS                                                                              NUMBER
- -------------                                                                          ------
PART 1
     Item 1  Business
               Company Overview......................................................    G-3
               Proposed Merger with PICO.............................................    G-5
               Workers' Compensation.................................................    G-5
               Commercial Property and Casualty......................................    G-8
               Billing and Premium Collections.......................................   G-11
               Loss and Loss Adjustment Expense Reserves.............................   G-12
               Reinsurance...........................................................   G-17
               Investments...........................................................   G-19
               Information Services..................................................   G-21
               Competition...........................................................   G-21
               Regulation............................................................   G-22
               Employees.............................................................   G-25
     Item 2  Properties..............................................................   G-25
     Item 3  Legal Proceedings.......................................................   G-26
     Item 4  Submission of Matters to a Vote of Security Holders.....................   G-26
             Executive Officers of the Registrant....................................   G-26
PART II
     Item 5  Market for the Registrant's Common Stock and
               Related Security Holder Matters.......................................   G-28
     Item 6  Selected Financial Data.................................................   G-28
     Item 7  Management's Discussion and Analysis of Financial
               Condition and Results of Operations...................................   G-30
     Item 8  Consolidated Financial Statements and Supplementary Data
               Consolidated Balance Sheets...........................................   G-45
               Consolidated Statements of Operations.................................   G-47
               Consolidated Statements of Cash Flows.................................   G-48
               Consolidated Statements of Stockholders' Equity.......................   G-49
               Notes to Consolidated Financial Statements............................   G-50
               Independent Auditors' Report..........................................   G-63
               Statement of Management's Financial
               Reporting Responsibility..............................................   G-64
               Selected Quarterly Financial Data.....................................   G-65
     Item 9  Changes in and Disagreements with Accountants on Accounting
               and Financial Disclosure..............................................   G-65
PART III
     Item 10 Directors and Executive Officers of the Registrant......................   G-65
     Item 11 Executive Compensation..................................................   G-65
     Item 12 Security Ownership of Certain Beneficial Owners and Management..........   G-65
     Item 13 Certain Relationships and Related Transactions..........................   G-66
PART IV
     Item 14 Exhibits, Financial Statements, Schedules and Reports on Form 8-K.......   G-66

                                    PART I.

ITEM 1.  BUSINESS

COMPANY OVERVIEW

     Citation Insurance Group ("CIG") is a holding company principally engaged in writing workers' compensation and commercial property and casualty insurance through its wholly-owned subsidiaries, Citation Insurance Company ("CIC") and Citation National Insurance Company ("CNIC"). As used in Item 1, the "Company" refers to CIG and its subsidiaries, excluding Citation General Insurance Company
(CGIC). CGIC, a wholly-owned subsidiary of CIG, was placed into conservation in July 1995 by the State of California and as used in Item 1, the "Company" does not refer to CGIC. The Company had effectively written off its investment in CGIC in November, 1994.

     In its workers' compensation business, CIC historically specialized in providing coverage for California businesses but has expanded to provide such coverage in Arizona, Colorado and Utah. CIC focuses on insuring smaller accounts in those classifications it believes to be historically profitable. CIC believes that by maintaining its focus on a limited number of employment classifications it can provide claim management and loss control services to the smaller accounts at a level appropriate to the size and type of business of the policyholder. Historically, CIC competed with other workers' compensation insurers principally on the basis of its loss control expertise, claim management services and policyholder dividends. Beginning January 1, 1995, California's long standing rate law (known as the minimum rate law) was replaced with a competitive rate law which CIC believes resulted in the lowest premium price becoming the most prominent competitive factor.

     In October 1989, CIG entered the commercial property and casualty business to capitalize on what management believed was an attractive opportunity to operate in a relatively narrow segment of the commercial property and casualty market. Since that time, CIC has underwritten general liability and property insurance for small and medium-sized businesses with uniform risk characteristics and coverage needs. CIC typically provides general liability, theft, inland marine, property, glass and incidental products liability coverage. Commercial auto and umbrella liability are written for accounts where the Company writes other lines of business.

     In October 1993, CIG completed the acquisition of Madison Capital, Inc. and its subsidiaries ("Madison") for which CIG issued 2,158,545 shares of common stock and paid $3,650,000 to the former shareholders of Madison in exchange for all of the issued and outstanding stock of Madison. Madison was merged with and into CIG and its former wholly-owned subsidiaries, The Canadian Insurance Company of California, California Consumers Insurance Company and Madison Acceptance Corporation, became wholly-owned subsidiaries of CIG. In February 1994, the names of The Canadian Insurance Company of California and California Consumers Insurance Company were changed to Citation General Insurance Company,
(CGIC), and Citation National Insurance Company (CNIC), respectively.

     CGIC and CNIC specialized in insuring accounts in commercial property-oriented business classifications, including investment properties, retail operations, restaurants, wholesale distribution operations and other service-related businesses. Until October 1994 they also provided coverage for artisan contractors. They competed principally on the basis of price, comprehensive coverage, service and premium payment plans. Historically, CGIC and CNIC could invoice the policyholder directly or, if the policyholder preferred, through a producer. In both instances, CGIC and CNIC provided installment payment options. Since January 1994, all three insurance subsidiaries offered installment payment plans directly to the policyholder. All producer invoicing requires 100% of policy premiums to be paid upon issuance of the policy.

     Madison Acceptance Corporation ("MAC") is licensed by the California Department of Corporations as an industrial loan company empowered to transact premium financing in California. MAC does not presently conduct premium financing operations.


     During 1994, the Company increased CGIC's loss reserves and, in the third quarter of 1994, the increase in CGIC's loss reserves aggregated approximately $6.2 million. These increases were due primarily to re-evaluation of potential losses related to construction defect claims emanating from CGIC's artisan contractor policies written in years prior to the merger. Subsequent to the third quarter loss reserve increases, the Company notified the California Department of Insurance (the "Department") that the cumulative effect of these increases brought CGIC below the minimum surplus required by the State. The Company began working with the Department to formulate a plan for resolving the situation. Based upon discussions with the Department regarding the possible conservation of CGIC, the Company concluded that its control over CGIC had become temporary and, as a result, has accounted for the results of CGIC on the equity method since November 1994, resulting in a write off of its remaining investment in CGIC of $4.2 million at that date. At that time, CGIC and CNIC stopped writing any new business. See "Management's Discussion and Analysis of Financial Condition and Results of Operations".

     In February 1995, the Company reached an agreement in principle with the Department regarding CGIC. Under the terms of the agreement an inter-company pooling reinsurance agreement between CGIC and CNIC was commuted effective September 30, 1994. In addition, CNIC transferred approximately $1.1 million of securities into a contingency fund for potential further development of CGIC's loss reserves associated with accident years 1990 to 1994 during which time the inter-company pooling agreement was in effect. Further, CIG agreed to pay $600,000 in cash to CGIC and transfer its 25% ownership of the Company's Costa Mesa property to CGIC. As a result of this agreement the Company recorded a liability for the cost of the disposition of CGIC, which includes the above described payments and transfers which, when combined with its write off of its investment in CGIC, resulted in a $6.7 million charge to operating results in 1994. Further, CIC agreed to acquire the in-force book of business of CGIC for approximately $1.7 million, which amount was accrued as a liability and recorded as an other asset at December 31, 1994.

     During July 1995, CGIC was placed into conservation by the State of California, effectively transferring control of CGIC's assets to the California Department of Insurance. In August 1995, CGIC was placed into liquidation by the State of California.

     On November 30, 1995, CIG contributed all of the capital stock of CNIC to CIC. This transaction increased the paid in and contributed surplus of CIC by $5,303,731.

     CIC is currently rated B- (Adequate) by A.M. Best Company. CNIC is currently rated C (Marginal) by A.M. Best Company. Best's ratings are based upon factors relevant to policyholders rather than the protection of investors, and are subject to review and change over time. A "B-" rating is A.M. Best's eighth highest rating classification out of 15 ratings and is assigned to insurers which in A.M. Best's opinion "have demonstrated adequate overall performance when compared to the standards established by A.M. Best". A "C" rating is A.M. Best's eleventh highest rating classification and is assigned to insurers which in A.M. Best's opinion "have demonstrated marginal overall performance when compared to the standards established by A.M. Best". CIG believes CIC's rating allows it to pursue business opportunities which are unavailable to unrated or lower rated companies whereas CNIC's current rating is a significant impediment in the marketplace. CNIC has been essentially inactive since mid-December 1994.

     In February 1994, the Company entered the personal automobile insurance business in California by offering low limit policies marketed through a Managing General Agent. Primarily as a result of poor operating results in this line, the Company decided in early 1995 to withdraw from this business and focus on its primary business segments i.e., workers' compensation and commercial property and casualty.

     For the year ended December 31, 1995 approximately 45% of the Company's consolidated net premiums earned were attributable to workers' compensation, 41% were attributable to its commercial property and casualty lines of business and 14% were attributable to personal automobile insurance. For the year ended December 31, 1994, approximately 49% of the Company's consolidated net premiums earned were attributable to workers' compensation, 43% were attributable to its commercial property and casualty lines of business and 8% were attributable to personal auto insurance.


     CIC is currently licensed to write business in Arizona, California, Colorado, Hawaii, Nevada, New Mexico and Utah and is currently writing business in Arizona, California, Colorado, Nevada and Utah. CNIC is licensed in California.

     The profitability and financial position of the Company are affected by many factors including competition, the severity and frequency of claims, state regulation of premium rates and policy benefits, overall economic conditions and general business conditions. The net effect of these factors on the future operations of the Company cannot currently be predicted.

PROPOSED MERGER WITH PICO

     On March 4, 1996, the Company and Physicians Insurance Company of Ohio ("PICO"), announced that they had signed a letter of intent for a stock-for-stock merger, pursuant to which PICO will become a wholly-owned subsidiary of Citation. See "Management's Discussion and Analysis of Financial Condition and Results of Operation".

WORKERS' COMPENSATION

  Overview

     Workers' compensation is a no-fault statutory system, which requires an employer to provide its employees with medical care, disability payments and other specified benefits for work-related injuries or illnesses. Employers typically purchase workers' compensation insurance to provide these benefits, which are statutorily established.

     In July 1993, the California legislature enacted a series of seven bills to significantly change the California workers' compensation system (collectively, "the 1993 Reforms"). The 1993 Reforms addressed various aspects of the current system, including limitation of employees' post-termination claims and claims for psychiatric injuries, managed care alternatives, restrictions on vocational rehabilitation benefits, additional penalties for fraud and abuse of the system, scheduled increases in disability benefits beginning July 1, 1994, a 7% decrease in minimum rates effective immediately, and replacement of California's minimum rate law with a competitive rate law effective January 1, 1995. A further 12.7% reduction in minimum rates became effective January 1, 1994 and an even further 16% reduction in minimum rates became effective October 1, 1994.

     Under the new competitive rating system effective January 1, 1995, individual insurance companies must file rates and rules not less than 30 days prior to their effective date, and such rates can only be disapproved by the Department after a hearing and on the basis of solvency, market share, or improper filing. The Workers' Compensation Insurance Rating Bureau (WCIRB) is the designated rating organization responsible for filing advisory pure premium loss costs, which include allocated loss adjustment expense, for approval by the Department. An insurance company may either adopt these pure premium loss costs as a basis for their filings, develop their own loss costs or file for a deviation from the WCIRB's pure premium loss costs. Additionally, each insurance company then applies a loss cost multiplier to whatever basis of pure premium loss costs it utilizes, which reflects its individual expense load. Each insurance company files its own system of rating plans including premium discount, schedule or merit rating and loss and/or expense constant. Policyholder dividend plans are still permitted under the new rating system.

     Future operating results of CIC's workers' compensation business will continue to be affected by the level of claim activity and, beginning in January 1995, when the new competitive rate law went into effect, the rate level of CIC as compared to its competitors. Based on experience since January 1, 1995, CIC believes its rate level is generally higher than many of its competitors in the market segments on which it focuses. The Company filed for modifications to its rating plans, effective April, 1995, and January 1, 1996, which management believes should enable CIC to compete more effectively. However, the Company is unable to predict if such adjusted rates will be competitive in the marketplace.


     California law permits workers' compensation insurers to issue participating policies, which allow the insurer to declare and pay dividends to a policyholder after the expiration of the policy. Prior to January 1, 1995, workers' compensation insurers typically charged the minimum premium rates and did not compete on premium pricing. Insurers could, however, use policyholder dividends as a means of competitive pricing. Although insurers are prohibited by law from promising policyholders that future dividends will be paid to them or stating the amount or rate of dividends to be paid, insurers may compete by informing policyholders of the amount of dividends they have historically paid. Historically, a substantial portion of CIC's workers' compensation premiums had been attributable to participating policies, however, in the new competitive rate environment, CIC stopped issuing participating policies in July, 1995 in California. CIC currently offers participating policies only in Arizona. See "Workers' Compensation -- Policyholder Dividends".

     CIC began to offer workers' compensation insurance in Arizona in January 1994 and in Colorado and Utah in May 1994 based on its belief that the regulatory environment and economic conditions in these states provided an opportunity to offer this product at an adequate price. Further, CIC believed that the California workers' compensation market could become unstable and volatile in 1995 when the competitive rate law became effective and that pursuing business in these other states would serve to insulate CIC to some extent from a decline in its California workers' compensation business revenues.

  Underwriting

     CIC markets workers' compensation products targeted at accounts with annual premiums below $75,000. CIC has developed pre-determined underwriting rules, acceptable risk characteristics, pricing guidelines and qualifying employment classifications, all of which are contained in a program guide. This program guide assists both CIC and its producers with risk selection and pricing uniformity. The producer must submit a complete application for coverage to CIC's underwriting department which confirms the accuracy of the information presented and the proper application of underwriting rules and pricing guidelines before CIC will bind coverage and issue a policy. See "Workers' Compensation -- Marketing".

     CIC currently conducts its underwriting activities through branch offices. CIC's branch offices currently may write accounts with estimated annual premiums of less than $100,000 without prior approval outside of the branch office whereas accounts with estimated annual premiums above that amount or with certain risk characteristics must be approved by CIC's principal underwriting officer. CIC focuses its marketing efforts on a limited number of employment classifications. The remaining classifications are generally avoided by CIC because of the higher risk exposure represented by such classifications. Classifications which require the approval of CIC's principal underwriting officer include those which represent potential exclusions from CIC's reinsurance treaties, unusual hazards or catastrophic exposures. CIC's workers' compensation business is diverse in terms of employment classifications, with the largest single classification accounting for 12.1% of CIC's workers' compensation premiums in force as of December 31, 1995.

     Prior to insuring an account, CIC's underwriting department reviews the employer's prior loss experience and safety record, premium payment and credit history, operations, geographic location and employment classifications. CIC verifies employment classifications principally through information provided by the WCIRB and, in some instances, through its own on-site surveys of the employer's place of business.

  Marketing

     CIC's workers' compensation insurance policies are sold only through independent brokers, none of which market CIC's policies exclusively. As of December 31, 1995, CIC's Southern California office, located in Orange, had an average estimated annual premium of $10,118 for its approximately 570 workers' compensation accounts in force; the San Jose office, serving the greater San Francisco Bay Area, had an average of $4,795 for its approximately 1,409 workers' compensation accounts in force; the Central Valley offices, located in Sacramento, had an average of $8,656 for their approximately 398 workers' compensation accounts in force and the Denver and Phoenix offices combined had an average of $11,754 for their approximately 225 workers' compensation accounts in force.


     During 1995, the percentages of total workers' compensation direct premiums written attributable to the Southern California, San Jose, Central Valley and out-of-state offices were approximately 35%, 33%, 18% and 14%, respectively. During 1994, the percentages of total workers' compensation direct premiums written attributable to the Southern California, San Jose, Central Valley and out-of-state offices were 36%, 26%, 35% and 3%, respectively.

     The branch office managers and the underwriting, loss control and regional claim staffs work closely with producers. CIC conducts its marketing by territory to enable its branch office staffs to better address the needs of the local producer community as well as to better address the specific types of accounts on which they focus in each region. Commissions for the size of account CIC has targeted over the past two years are generally about 10% of premiums. CIC's average commission rate was 11.5% in 1995 compared to 11.4% in 1994. Generally, CIC's producers are not permitted to bind CIC with respect to any account. All new and renewal policyholder applications must be submitted to CIC for approval. CIC is not committed to accept a fixed portion of any producer's business.

     Prior to 1995, many of CIC's California workers' compensation policies were written on participating policyholder dividend plans; however, management believes that the importance of policyholder dividends to marketing efforts has declined industry-wide, particularly as a result of the replacement of California's minimum rate law with a competitive rate law which occurred on January 1, 1995. Effective in July 1995, CIC no longer offers participating policyholder dividend plans in California.

  Loss Control

     CIC's loss control department often assists CIC's workers' compensation policyholders in developing and maintaining safety programs and procedures to minimize on-the-job injuries and health hazards where indicated. After analyzing the policyholder's loss profile, CIC's loss control consultants will help develop a loss control program and establish accident reporting and claim follow-up activities for the policyholder. CIC's loss control personnel may also consult with policyholder management about safety and health issues, as well as about the effectiveness of the policyholder's loss prevention procedures.

  Claim Management

     CIC's policy is to resolve claims and work closely with policyholders to return injured workers to the job quickly, while avoiding litigation if possible. CIC's workers' compensation claim personnel communicate frequently with policyholders, injured employees and medical providers. In addition, CIC controls the number of cases assigned to its claim personnel. Management believes in actively directing claims, whether or not they are litigated, toward planned resolutions.

     Claim technicians are required to develop a written case management action plan outlining strategies to achieve timely resolution for all indemnity claims. To emphasize the importance of resolving claims quickly, CIC requires the technician to establish priorities and project completion dates for the implementation of the plan as well as to determine specific responsibility for each item. These plans are reviewed by a claim supervisor at least every 90 days.

     The workers' compensation claim function is supported by CIC's on-line automated claim system, which has been internally developed and refined over the past several years. Claim technicians have on-line, direct access to all claim files through their own computer terminals. See "Information Services."

     CIC's approach to vocational rehabilitation places emphasis on developing modified work programs using direct job placement services and utilizing on-the-job training programs designed to return qualified injured workers to gainful employment in a timely manner.

     Medical cost containment continues to be a significant area of emphasis. In addition to utilizing traditional mechanisms, such as bill review services, hospital audits, preferred provider organizations and utilization reviews, CIC seeks out innovative working arrangements with medical providers committed to principles of managed medical care.


     CIC monitors medical care bills to determine if they are reasonable, encourages the use of preferred provider organizations, audits hospital bills, reviews hospital utilization and, where practical, is involved in the selection of treatment facilities. Although CIC cannot quantify all aspects of savings, it believes that its medical cost containment programs historically have helped to reduce medical expenses. Additionally, CIC's pharmaceutical cost containment program allows it to obtain drugs and pharmaceutical appliances at a reduced cost through a third party which ships products directly to injured workers. Rounding out its medical cost containment program, CIC enlists the services of a medical bill review service. Using highly sophisticated computer tracking, the medical bill review company screens medical treatment billings for conformity with the Workers' Compensation Medical Fee Schedule and identifies possible duplicates and overlapping treatment dates.

     Responding to suspected fraudulent activities by unscrupulous claimants, doctors, and attorneys who encourage employees or recently unemployed individuals to file questionable or potentially fraudulent workers' compensation claims, CIC established a Special Investigation Unit ("SIU"). The focus of the SIU is to identify, investigate and prepare cases of suspected fraud for prosecution. The senior level examiners involved in this effort work closely with legal and investigative specialists, as well as law enforcement officials, to resist cases involving fraud.

     The Company employs state certified claim administrators to handle out of state claims. These claims are managed however, by a Company claim technician specializing in out of state claims. Out of state administrators are required by contract to subscribe to the practices, procedures and claim philosophy of the Company.

  Policyholder Dividends

     Since the California minimum rate law, which was in effect until January 1, 1995, was designed to preclude premium price competition, policyholder dividends historically have been the only way an insurance carrier could compete with respect to price. Under California law, an insurance carrier discloses its historical policyholder dividend payment practices and procedures to a prospective participating policyholder by means of a policyholder dividend disclosure statement (a "disclosure statement").

     Historically, many of the workers' compensation policies written by CIC were participating policies. CIC stopped offering participating policies in California as of July, 1995 because CIC believed that the importance of policyholder dividends has declined industry-wide with the implementation of competitive rating on January 1, 1995.

     Workers' compensation carriers are prohibited by law from guaranteeing the amount, the factors to be used in the calculation, or the timing of payment of future policyholder dividends. The disclosure statement must state that there is no guarantee to the potential policyholder that any of the factors shown in the disclosure statement will actually be used in determining policyholder dividends for a specified policy period. In fact, when an insurance company calculates the dividend a number of months after the expiration of the policy, conditions may have changed from the time of the original proposal and the company may decide not to pay any or all of the indicated dividend. Any payment of dividends to policyholders is determined by the board of directors of an insurance company subject to the legal requirements in California that such dividends may not exceed the earned surplus on such company's California workers' compensation policies, may not be unfairly discriminatory and may not be declared or paid until after the expiration of the policy period. The Board of Directors of CIC considers a number of factors in connection with the declaration of policyholder dividends, including loss ratio, class of business, geographical location and premium payment history of the policyholder, risk and expense factors and the overall loss ratio and financial condition of CIC. On June 1, 1995, the Board of Directors of CIC suspended indefinitely the payment of any and all California workers' compensation policyholder dividends.

COMMERCIAL PROPERTY AND CASUALTY

  Overview


     CIC underwrites general liability and property insurance for small and medium-sized businesses, including restaurants, hotels and motels, retail stores, owners of small commercial centers, and until October 1994, artisan contractors, with uniform risk characteristics and coverage needs. CIC targets specific types of accounts within predetermined business classifications containing certain characteristics including low potential for loss severity, no long delay between loss occurrence and loss reporting, and a relatively short and uncomplicated claim settlement process. CIC typically provides general liability, theft, inland marine, property, glass, commercial automobile, incidental products liability coverage and umbrella liability.

     In October 1993, Citation completed its acquisition of Madison in furtherance of its strategic plan to position itself as a regional, multi-line specialty carrier. CGIC and CNIC, former Madison subsidiaries, specialized in insuring accounts in the commercial property-oriented business classification, including investment properties, retail operations, restaurants, wholesale and distribution operations and other service-related businesses. Until October 1994, CGIC also provided coverage for artisan contractors. CGIC and CNIC had typically provided general liability and property coverages through a policy referred to as a commercial package, as well as commercial automobile liability and physical damage coverages, commercial umbrella liability coverages (although such coverage was only offered to policyholders who obtained their primary insurance coverage through CIC, CGIC or CNIC) and a special homeowners program for tenants of extended care facilities.

     CGIC and CNIC developed and filed with the Department extensive underwriting rules and procedures for the selection and pricing of insurance risks. The pricing of insurance risks involves the development of premium rates for each type of coverage, based on the application of each company's filed rating plans, which are then modified by credit or debit factors associated with the specific characteristics of the applicant. CGIC and CNIC's rating plans either directly incorporate loss statistics compiled by an industry affiliated rating bureau, the Insurance Services Office (the "ISO"), or are derived from ISO statistics. In all cases, expected loss costs are developed for the coverages involved and are then adjusted to reflect each company's expense levels. All rating plans currently in use have been filed with and have received interim or final approval of the Department. Since CGIC and CNIC had written property and casualty business prior to 1988 which was subject to the rollback provisions of Proposition 103, they had filed a request for determination with, and had received confirmation from, the Department that they are in compliance with such rollback provisions and that neither company had any financial obligations with regard to premium refunds pursuant to the provisions of that initiative. (See "Regulation".)

     During 1994 the Company increased CGIC's loss reserves. In the third quarter of 1994 the increase in CGIC's loss reserves was substantial. These increases were due primarily to a re-evaluation of potential losses related to construction defect claims emanating from CGIC's artisan contractor policies written in years prior to the merger. Subsequent to the third quarter loss reserve increases the Company notified the Department that the cumulative effect of these increases brought CGIC below the minimum surplus required by the State. The Company began working with the Department to formulate a plan for resolving the situation. Based upon discussions with the Department regarding the possible conservation of CGIC, the Company concluded that its control over CGIC had become temporary and, as a result, has accounted for the results of CGIC on the equity method since November 1994, resulting in a write off of its remaining investment in CGIC at that date. See "Management's Discussion and Analysis of Financial Condition and Results of Operations".

     Effective February 1995, all of the policies in force in CGIC and CNIC were cancelled and rewritten in CIC. During July 1995, CGIC was placed into conservation by the State of California, effectively transferring control of CGIC's assets to the California Department of Insurance. In August 1995, CGIC was placed in liquidation by the State of California.

  Underwriting


     CIC and CNIC (collectively "The Insurance Group"), originally concentrated on carefully targeted segments of the commercial insurance market in California. CIC opened its first office outside California in December 1992 in Phoenix, Arizona and began writing commercial property and casualty business in Arizona in January 1993 and in Nevada in May 1993. CIC opened its Denver office in July 1993 and began writing commercial property and casualty business in Colorado in October 1993 and in Utah in March 1994. Direct property and casualty premiums written in states other than California accounted for approximately 3% of total property and casualty premiums during 1994 and 6% in 1995. CIC plans to continue increasing the percentage of its commercial property and casualty business outside of California during 1996. CIC will target the same types of businesses with the same types of risk characteristics in these states as it has in California.

     CIC is the Company's only insurance subsidiary currently writing new and renewal insurance policies. CIC's underwriting strategy involves four phases. First, it identifies the business classifications for which it intends to provide coverage. Second, it defines the parameters within such classifications it intends to specifically target and tailors coverages, depending on underwriting goals and pricing structures. Third, it prepares instruction materials for its underwriters and producers to define the specific risk characteristics acceptable to it. Fourth, its underwriters offer to accept policies from producers, subject to ongoing supervision of its underwriting management staff.

     The underwriting staff is solely responsible for the ultimate acceptance, underwriting and pricing of applications for commercial insurance. A producer cannot bind coverage, but must submit a complete application and supplementary questionnaire to CIC. CIC's underwriting staff confirms the appropriate application of the underwriting rules before quoting a premium, binding coverage and issuing a policy. CIC's premium pricing levels are based on a variety of factors, including industry historical loss costs, anticipated loss costs, acceptable profit margins and anticipated operating expenses.

     Within a month after policy inception, an independent firm is retained to conduct on-site inspections of most new and many renewing insured operations. The written reports of inspection are an important source of underwriting information. In addition, the specific recommendations set forth in the report are communicated directly to the insured with a copy to the producer. Compliance with recommendations within a stated time period may be a condition imposed by CIC's underwriters to continue coverage. A policy may be cancelled if compliance with recommendations is not confirmed within the stated time frames.

     As part of the underwriting process, all applications are tracked utilizing an automated quotation system and computer-based rating software is used to provide consistent application of rates and rules based on each submission's characteristics. These systems also are intended to ensure that applicants and producers receive accurate quotations, quick response and competitive pricing.

     CIC's product portfolio includes standard industry policy forms, modified by endorsements required by CIC or requested by the insured. By primarily using standard policy forms, CIC believes that it can incorporate industry loss experience in the development of rate structures, avoid the additional cost of product development and reduce the risk of coverage litigation.

     The objective of CIC's pricing structures in all product lines is to provide sufficient funds to pay all costs of policy issuance and administration, premium taxes and losses and related claims handling expenses and provide a profit margin as well. Because pricing structures are based on estimates of future loss patterns developed from historical information and because losses and expenses may differ substantially from estimates, product pricing may ultimately prove inadequate. Factors causing inadequate rates may include catastrophic losses or a lack of correlation between the loss forecast for the market and that applicable to the customers which actually purchase the policies. In addition, if underlying statistical information understates the value of known claims, forecasts may understate prospective claims patterns.

     Although there can be no guarantee that CIC's price structure will provide sufficient funds to cover policy and claims expenses, CIC attempts to monitor underlying loss patterns and respond quickly to observed trends or other factors which might indicate that its pricing structures may be inappropriate. In addition, underwriting management tracks the final policy pricing using automated systems. Percentage discounts or surcharges can be calculated by policy, product line, underwriter or producer. This information may be used in performance measurement, training and new program pricing development.

  Marketing

     CIC sells policies only through independent producers located in its operating territories which are serviced by its branch office network. Currently, CIC has a producer force of approximately 400, the majority of which are located in California and transact both workers' compensation and property and casualty insurance business with CIC. None of these producers market CIC's policies exclusively.


     CIC's Southern California office, located in Orange, had an average estimated annual premium of $5,012 for its approximately 4,032 property and casualty policies in force as of December 31, 1995; the San Jose office, serving the greater San Francisco Bay Area, had an average of $4,871 for its approximately 1,530 property and casualty policies in force; the Central Valley office, located in Sacramento, had an average of $4,461 for their approximately 1,079 property and casualty policies in force; the Phoenix office had an average of $4,689 for their approximately 355 property and casualty policies in force and the Denver office had an average of $3,693 for their approximately 263 property and casualty policies in force.

     CIC's underwriting management reviews the performance of its producer force on an ongoing basis. Producers are evaluated based on the effectiveness and efficiency of premium production, cancellation rates, premium payment patterns and loss experience.

  Claim Management

     The Insurance Group's policy is to settle valid claims promptly and equitably. The Insurance Group employs claim technicians, located in its San Jose and Orange offices, to administer the claim settlement process. It is the Insurance Group's policy to limit the number of claims assigned to each technician, based in part on the complexity of the individual claims. It is also the Insurance Group's policy that the most experienced technicians handle the most complex claims. In general, claims in litigation are the most complex and require the most experienced personnel.

     Runoff claims from the personal automobile program are being handled by an auto claim unit in San Jose. This unit has access to the internally developed computerized claim system and operates in the same manner and subscribes to the same claim philosophy as the other company claim operations.

     Similar to the procedures utilized in workers' compensation, upon receiving notice of a claim, claim technicians review the facts of the claim, policy coverage of the insured and ultimate exposure of the Insurance Group prior to establishing case reserves, which are recorded individually on a claim-by-claim basis. The Insurance Group's claim technicians adjust reserves for each case as more information is received. See "Loss and Loss Adjustment Expense Reserves".

     The Insurance Group's claim staff, working closely with claim department supervisors, may retain independent adjusters, appraisers and defense counsel, based on the nature of the claim. In addition, the Insurance Group has implemented procedures and programs to detect and investigate claim fraud and believes that, to date, these programs have resulted in substantial savings relative to the claimed amounts involved.

     CIC's claim function has been supported by its on-line automated claim system, which has been internally developed and refined over several years. CNIC's claims functions have been integrated into CIC's automated system and are being supported by this system. Utilizing this system, claim technicians have on-line, direct access to all claim files through their own computer terminal. See "Information Services".

BILLING AND PREMIUM COLLECTIONS

     CIC collects premiums either by direct billing or producer billing. The prior direct billing program utilized by the Insurance Group for its property and casualty business was introduced in 1991 by Madison prior to its acquisition by CIG and was supported by an outside service vendor. The Company has recently developed its own direct billing system and began utilizing this system for all new and renewal policies in June 1995 thereby eliminating its reliance on the outside service vendor. The workers' compensation direct billing program is supported by CIG's in-house automated system.

     At December 31, 1995, approximately 68.7% of the Insurance Group's property and casualty premium accounts receivable were related to direct billed policies. Historically, the property and casualty direct billing program offered several installment payment options in addition to full premium payment. Beginning in January 1995, the property and casualty direct billing program was modified to a standardized program that offers two installment payment options as well as a full premium payment option. A flat $5.00 fee is charged for each installment payment, excluding the initial deposit.


     The producer billing method involves the accumulation of billing transactions relating to individual producers during the monthly accounting period. An accounting statement is generated for each producer after the month is closed which reflects each transaction. The producer is expected to pay the total amount reflected on the statement within 45 days of the end of the statement month.

LOSS AND LOSS ADJUSTMENT EXPENSE RESERVES

     Several years or more may elapse between the occurrence of an insured workers' compensation or casualty loss, the reporting of the loss and the final payment of the loss. Loss reserves are estimates of what an insurer expects to pay claimants, legal and investigative costs and claims administrative costs. The Insurance Group is required to maintain reserves for payment of estimated losses and loss adjustment expense for both reported claims and claims which have occurred but have not yet been reported ("IBNR"). The Insurance Group's ultimate actual liability may be materially more or less than current reserve estimates.

     Reserves for reported claims are established on a case-by-case basis. The case-by-case reserve amounts are determined by claim technicians handling the claims, based on the technician's judgment and experience and on the Insurance Group's reserving practices, which may take into account the type of risk, the circumstances surrounding the claim or policy provisions relating to type of loss and historical paid loss and loss adjustment expense data for similar claims. The Insurance Group's claim department regularly monitors the adequacy of reserves for losses which have occurred and been reported to it and adjusts such reserves as necessary.

     Loss and loss adjustment expense reserves for IBNR are estimated based on many variables including historical and statistical information, inflation, legal developments, the regulatory environment, benefit levels, economic conditions, judicial administration of claims, general trends in claim severity and frequency, medical costs and other factors which could affect the adequacy of loss reserves. The senior claim and financial officers of the Company review and adjust IBNR reserves regularly.

     The process of estimating loss reserves of CGIC had been complicated by many variables and uncertainties surrounding the policies written by CGIC's predecessor, the U.S. Branch of The Canadian Indemnity Company of Toronto, Canada ("U.S. Branch"), which had been in existence since the 1930's. During its existence, the U.S. Branch provided insurance to a wide variety of customers, including personal insurance (homeowners and personal automobile), surety, workers' compensation and most classes of commercial risks. Although pre-1986 claims generally have not reflected manufacturing-oriented classifications with associated products liability exposure, claims related to general contractors and municipalities had been received. Reserves carried by CGIC prior to the Company's acquisition of Madison were highly volatile, resulting in substantial additions to reserves since 1986. This volatility resulted from many factors including significant changes in product mix, particularly in the pre-1986 period as compared to the post-1985 period when Madison acquired CGIC; a lack of complete knowledge regarding the types of policies written by CGIC prior to 1986; and the variety of differing reinsurance programs in place during the pre-1986 period. CGIC's provisions for reserves for losses occurring during the post-1985 period reflected adjustments made from time to time by Madison's management to generally reflect the independent actuary's evaluation of the loss development experience for claims arising prior to and since 1986. The adjustments were due in part to Madison's management's belief that the trend in the loss development patterns of CGIC in the post-1985 period would not follow the unfavorable patterns and trends of CGIC's losses occurring prior to 1986, because CGIC did not write policies for many of the business classifications after 1985 that had been written prior to 1986. Since 1986, CGIC's reserves had generally been established consistent with the statutory reserve reports prepared by an independent actuarial firm.


     During 1994, the Company identified a significant and continuing increase in the number of certain types of construction defect claims causing it to increase CGIC's IBNR reserves substantially. Most of these claims emanated from policies written by CGIC during the late 1980's and early 1990's covering insureds located in southern California. Management more closely monitored emerging construction defect claim patterns since this increase became apparent. During the third quarter of 1994, the Company requested its independent actuaries to project the potential loss development from these types of claims. As a result of the actuarial studies, the Company substantially increased CGIC's loss and loss adjustment expense reserves during the third quarter of 1994. The cumulative effect of the loss reserve increases during 1994 brought CGIC's statutory surplus at September 30, 1994 below the minimum required by the State. The Company notified the Department and began working in close cooperation with the Department to formulate a plan for resolving the situation. Based upon discussions with the Department regarding the possible conservation of CGIC, the Company concluded that its control over CGIC had become temporary and, as a result, has accounted for the results of CGIC on the equity method since November 1994, resulting in a write off of its remaining investment in CGIC of $4.2 million at that date. Accordingly, the Reconciliation of Liability for Loss and Loss Adjustment Expense on page 13 does not include CGIC's activity. See "Management's Discussion and Analysis of Financial Condition and Results of Operations".

     The Insurance Group utilizes the services of an independent actuarial firm to assist in the evaluation of the sufficiency of loss and loss adjustment reserves for purposes of meeting state insurance regulatory requirements. The Insurance Group considers the estimates of the independent actuarial firm as corroborative evidence as to the reasonableness of the reserves established by it. The Insurance Group considers the estimates it receives, along with all other statistical data compiled and evaluated by management, for purposes of establishing its reserves. To the extent the Insurance Group's reserves differ from those estimated by the independent actuary, management analyzes such differences and determines if modifications are necessary to its initial reserve estimates. No assurance can be given that the ultimate liability will not vary materially from such estimates.

     As to its workers' compensation business, the Company believes, based on its own experience since 1990 as well as information received from the California Workers' Compensation Institute, that the 1989 Reform Act resulted in a relative increase in the proportion of disability claims submitted. Subsequent changes included in the 1993 Reforms appear to have had the effect of reducing the number of disability claims alleging mental stress to more historically normal levels (see "Regulation"). No assurance can be given that the 1989 Reform Act or the 1993 Reforms will not ultimately affect CIC's reserving practices and the conclusions of the independent actuary with respect to the sufficiency of CIC's workers' compensation reserves in future periods.

     Adjustments in aggregate reserves, if any, are reflected in the operating results of the period during which such adjustments are made. Although claims for which reserves are established may not be paid for several years or more, the reserves for losses and loss adjustment expense are not discounted, except as required by the Internal Revenue Code to calculate taxable income.


     The following table provides a reconciliation of the consolidated beginning and ending loss and loss adjustment expense reserve balances for each of the years in the three-year period ended December 31, 1995 as computed in accordance with generally accepted accounting principles (GAAP). These reserves differ from such reserves calculated in accordance with statutory accounting practices primarily due to the effects of CIC's Stop Loss Reinsurance Agreement, which was commuted in November 1994, but had been accounted for as a reinsurance agreement for purposes of statutory accounting practices and as a financing agreement for purposes of GAAP. See Notes 4 and 5 of Notes to Consolidated Financial Statements included in this Form 10-K. This table excludes loss activity related to CGIC, which has been accounted for on the equity method since November 1994. See Note 7 of Notes to Consolidated Financial Statements for a similar table including loss activity related to CGIC.

        RECONCILIATION OF LIABILITY FOR LOSS AND LOSS ADJUSTMENT EXPENSE

                                                                  YEARS ENDED DECEMBER 31,
                                                               1993         1994         1995
                                                             --------     --------     --------
                                                                       (IN THOUSANDS)
Balances for wholly-owned subsidiaries as of December 31,
  1995
  Beginning reserves, net of reinsurance...................  $ 93,016     $106,873     $107,724
  Net reserves of CGIC at date of acquisition..............     3,859           --           --
  Provisions for:
     Insured events incurred in current year...............    55,987       58,164       50,893
     Insured events incurred in prior years:
       First prior year including CGIC from date of
          acquisition in 1993..............................      (217)      (4,006)      (1,946)
       All other prior years...............................     5,312          (18)      (2,224)
       All periods of CGIC prior to date of acquisition....        42        1,206           --
                                                             --------     --------     --------
       Total...............................................    61,124       55,346       46,723
                                                             --------     --------     --------
Payments for losses and loss adjustment expense:
       Attributable to insured events incurred in current
          year.............................................    12,478       15,274       15,184
       Attributable to insured events incurred in prior
          years including CGIC from date of acquisition in
          1993.............................................    38,455       35,865       44,296
       Attributable to acquired subsidiary prior to date of
          acquisition......................................       193        3,356           --
                                                             --------     --------     --------
       Total...............................................    51,126       54,495       59,480
                                                             --------     --------     --------
Ending reserves, net of reinsurance........................   106,873      107,724       94,967
CGIC ending reserves, net of reinsurance...................    17,808           --           --
Reclassification of reinsurance recoverable on unpaid
  losses...................................................    41,804       10,380       11,002
                                                             --------     --------     --------
Ending reserves, gross of reinsurance......................  $166,485     $118,104     $105,969
                                                             ========     ========     ========

     The following table discloses the development of net loss and loss adjustment expense reserves of the Insurance Group from December 31, 1985 through December 31, 1995. This table includes information with respect to CNIC from October 4, 1993, the date of acquisition by CIG, to December 31, 1995. CGIC has not been included in this schedule since it was accounted for on the equity method.

            ANALYSIS OF LOSS AND LOSS ADJUSTMENT EXPENSE DEVELOPMENT

                                                                    DECEMBER 31,
                    -------------------------------------------------------------------------------------------------------------
                     1985      1986      1987      1988      1989      1990      1991      1992       1993       1994      1995
                    -------   -------   -------   -------   -------   -------   -------   -------   --------   --------   -------
                                                                   (IN THOUSANDS)
Liability for
  unpaid loss and
  loss adjustment
  expense.........  $11,288   $18,116   $31,362   $46,646   $57,052   $63,490   $80,558   $93,016   $106,873   $107,724   $94,967
Liability
  re-estimated as
  of:
  One year
    later.........   14,252    24,423    36,569    47,424    55,857    66,988    82,709    98,111    104,055    103,554
  Two years
    later.........   18,926    26,831    37,087    45,356    54,949    68,534    88,021    98,093    101,833
  Three years
    later.........   19,230    26,967    36,414    44,876    55,522    70,397    88,663    95,499
  Four years
    later.........   19,653    27,024    35,914    44,671    56,246    70,617    87,139
  Five years
    later.........   19,388    26,857    36,186    44,602    56,552    69,882
  Six years
    later.........   19,263    27,170    36,406    44,850    56,225
  Seven years
    later.........   19,496    27,189    36,452    44,755
  Eight years
    later.........   19,423    27,254    36,426
  Nine years
    later.........   19,441    27,351
  Ten years
    later.........   19,478
Cumulative
  redundancy
  (deficiency)....  $(8,190)  $(9,235)  $(5,064)  $ 1,891   $   827   $(6,392)  $(6,581)  $(2,483)  $  5,040   $  4,170
Cumulative amount
  of liability
  paid through:
  One year
    later.........  $ 7,537   $10,447   $13,575   $16,265   $22,231   $28,891   $34,241   $38,455   $ 39,222   $ 44,296
  Two years
    later.........   12,850    17,369    23,006    28,918    37,739    46,675    56,771    60,852     65,401
  Three years
    later.........   15,728    21,632    29,030    36,811    45,766    56,267    68,603    74,455
  Four years
    later.........   17,387    24,003    32,502    40,174    50,286    61,201    75,727
  Five years
    later.........   18,196    25,389    34,113    42,023    52,599    64,275
  Six years
    later.........   18,709    26,174    35,135    42,991    53,762
  Seven years
    later.........   19,031    26,651    35,556    43,501
  Eight years
    later.........   19,165    26,859    35,664
  Nine years
    later.........   19,247    26,918
  Ten years
    later.........   19,248

     The first line of the preceding table depicts the estimated liability for unpaid losses and loss adjustment expense recorded at the balance sheet date for each of the indicated periods. This liability represents the estimated amount of loss and loss adjustment expense for claims arising in all prior years that are unpaid as of the balance sheet date, including IBNR. The preceding table also shows the reestimated amount of the previously recorded liability based on experience as of the end of each succeeding year, including cumulative payments made for such claims since the end of the respective year. The lower portion of the table shows the cumulative amounts paid as of successive years for such claims. The estimates change as more information becomes known about the frequency and severity of claims for each year. A redundancy (deficiency) exists when the initial liability estimate is greater (less) than the reestimated liability at each December 31.


     CIC significantly increased its reserves in 1987 and 1988 based on a review, beginning in 1987, of outstanding claims. Such review was commenced primarily because CIC was experiencing higher than anticipated costs for claims, including increases in vocational rehabilitation, medical expenses and loss adjustment expense. As a result, CIC increased reserves for prior years' losses (primarily the 1984 and 1985 accident years) by $6.3 million in 1987 and $5.2 million in 1988. In addition, in 1987 and 1988 CIC established initial reserves for the 1987 and 1988 accident years above the level of initial reserves established for prior years.

     At December 31, 1993, the liability for unpaid loss and loss adjustment expense was $121,376,000 gross of reinsurance and excluding CGIC reserves. The liability gross of reinsurance, re-estimated one year later and two years later, was $113,109,000 and $108,185,000 respectively. The cumulative redundancy was $13,191,000 as of December 31, 1995. The cumulative amount of liability paid, gross of reinsurance, through one year later and two years later, was $40,723,000 and $68,463,000 respectively.

     At December 31, 1994, the liability for unpaid loss and loss adjustment expense was $118,104,000 gross of reinsurance. The liability gross of reinsurance re-estimated one year later was $112,179,000. The cumulative redundancy was $5,925,000. The cumulative amount of liability paid gross of reinsurance through one year later was $47,177,000.

     At December 31, 1995, the liability for unpaid loss and loss adjustment expense was $105,969,000 gross of reinsurance.

     During 1991, and to a lesser extent in 1992, CIC increased its reserves for the 1990 accident year. This resulted from workers' compensation disability claims reported in early 1991, which CIC believes were primarily recession-related and which were filed soon after unemployment benefits expired following late 1990 recession-related layoffs. As a result of the claim reporting patterns experienced by CIC during 1991 and the continued weakness in the California economy, CIC established initial reserves for 1991 and 1992 at a higher level than those initially established for 1990, resulting in a 1991 accident year loss ratio of 83% at December 31, 1991 as compared to a 1990 accident year loss ratio of 73% at December 31, 1990. The accident year loss ratios at December 31, 1992 were 85.2%, 84.5% and 83.8% for 1990, 1991 and 1992, respectively.

     During 1993, CIC increased its reserves by $5.1 million, of which $1.8 relates to workers' compensation and $3.3 million relates to CIC's property and casualty business. The $1.8 million increase in workers' compensation reserves was a result of increases in allocated loss adjustment expenses due to increases in legal fees incurred in the settlement of claims. These increases affected primarily the 1990 and 1991 accident years. The $3.3 million increase in CIC's property and casualty reserves resulted in part from the identification during the fourth quarter of a significant and continuing increase in the number of certain types of construction defect claims. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" included in this Form 10-K. This increase affected all accident years from 1989 to 1992.

     During 1994, the Insurance Group decreased its reserves by $2.8 million. This was the net result of a decrease in workers' compensation reserves by $10.3 million, an increase in CIC's property and casualty reserves by $6.2 million and an increase in CNIC's property and casualty reserves by $1.3 million. The workers' compensation reserve decrease was entirely attributable to the 1992 and 1993 accident years and resulted from changes included in the 1993 Reforms which appear to have had the effect of reducing the number of disability claims alleging mental stress from the levels experienced during 1991. The increase in CIC's property and casualty reserves affected all accident years since 1989, with $5.0 million attributable to the 1992 and 1993 accident years. This increase in CIC's reserves was due primarily to a continuation of a higher level of construction defect claims during 1994 than had been anticipated. Of the increase in CNIC's property and casualty reserves, all but $66,000 was attributable to insured events occurring prior to the date of acquisition. These increases were also a result of a high level of construction defect claims received by CGIC during 1994 associated with accident years 1990 to 1993 during which time CNIC had reinsured a portion of CGIC's business through an intercompany pooling reinsurance agreement. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" included in this Form 10-K.


     During 1995, the Insurance Group decreased its reserves by $4.2 million. This was a net result of a decrease in CIC's workers' compensation reserves by $5.4 million, an increase in CIC's personal auto reserves by $1.5 million, a decrease of $0.7 million in property and casualty reserves of CIC and an increase in CNIC's property and casualty reserves of $0.4 million. The decrease in CIC's workers' compensation reserves was attributable to $2.6 million for the 1994 accident year and the remaining decrease was throughout accident years 1988 through 1993. The decrease in general resulted from redundancy in both case reserves and incurred but not reported (IBNR) reserves as settlements and reserve development demonstrated favorable trends which appear to have resulted from the 1993 Reforms (See "Regulation").

     Conditions and trends that have historically affected CIC's claims may not necessarily be indicative of conditions and trends that will affect future claims. Accordingly, it would not be appropriate to extrapolate future redundancies or deficiencies based on the results set forth above.

REINSURANCE

     The Insurance Group follows the industry practice of reinsuring a portion of its risks. Reinsurance is ceded primarily to reduce liability on individual risks and to protect against catastrophic losses.

     WORKERS' COMPENSATION

     CIC maintains excess of loss workers' compensation reinsurance treaties with General Reinsurance Corporation ("Gen Re") and other reinsurers. Under the reinsurance treaties relating to losses occurring on or after January 1, 1990, reinsurers assume liability on that portion of loss which exceeds $250,000 per occurrence, up to a maximum of $50.0 million per occurrence through December 31, 1990, $60.0 million per occurrence in 1991, $70.0 million per occurrence through 1993 and $50.0 million per occurrence thereafter. For losses that occurred from January 1, 1988 through December 31, 1988, CIC has aggregate coverage of $40.0 million with a $200,000 retention, and for losses that occurred from January 1, 1989 through December 31, 1989, CIC has aggregate coverage of $50.0 million with a $200,000 retention. CIC is liable for losses in excess of the maximum amounts reinsured. Reinsurance does not discharge an insurer from direct responsibility for payment of the full amount of any covered loss, but a reinsurer is liable to the insurer for the portion it has assumed.

     Effective January 1989, CIC entered into a Stop Loss Reinsurance Agreement with Gen Re under which Gen Re assumed liability for net retained workers' compensation loss and loss adjustment expense incurred above specified aggregate retention amounts for each of the accident years from 1986 through 1989. The premium paid by CIC for this coverage was $10.85 million. The Stop Loss Reinsurance Agreement provided coverage for up to $2.0 million of loss and loss adjustment expense above a $17.5 million retention for the 1986 accident year, $4.5 million above a $23.0 million retention for the 1987 accident year, $1.0 million above a $30.3 million retention for the 1988 accident year and $5.7 million above a $25.0 million retention for the 1989 accident year. Any unused coverage for a particular year may be reallocated to increase the total coverage available for a subsequent accident year. The Stop Loss Reinsurance Agreement provided for automatic commutation as of December 31, 1996 and contained a profit-sharing provision pursuant to which Gen Re may have paid CIC a profit-sharing commission in 1996 based upon the ultimate amount of losses ceded under the Stop Loss Reinsurance Agreement, the timing of payment of such losses and the amount of premiums ceded. The Stop Loss Reinsurance Agreement was commuted in November 1994. Upon commutation Gen Re paid to CIC $3,563,000 of which $2,512,000 represented the full undiscounted carried value of the reinsured reserves (including IBNR) outstanding as of September 30, 1994 and $1,051,000 represented the profit sharing payment, CIC reassumed liability for all known and unknown losses as of that date and Gen Re was discharged from any further obligations under the Stop Loss Reinsurance Agreement. The Stop Loss Reinsurance Agreement was accounted for as a financing agreement for GAAP purposes and, accordingly, the commutation did not have a material impact on results of operations in 1994. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" for the effects of the Stop Loss Reinsurance Agreement on the Company's financial condition and operating results.

     COMMERCIAL PROPERTY AND CASUALTY


     CIC has excess of loss reinsurance treaties for its property and casualty insurance business with Gen Re for policies written on or after October 1, 1991 through December 31, 1993, and primarily with North Star Reinsurance Corporation, a subsidiary of Gen Re, and Western Atlantic Management Corporation, a subsidiary of North American Reinsurance Corporation, for policies written prior to October 1, 1991. For losses that occurred from October 1, 1989 to September 30, 1990 on policies written prior to October 1, 1990, the reinsurers assume liability on that portion of loss which exceeds $75,000 per occurrence, up to a maximum of $3.0 million per occurrence for property losses and up to a maximum of $1.0 million per occurrence for casualty losses. For losses that occur after September 30, 1990, on policies written prior to October 1, 1991, the maximum coverage for property losses is $2.0 million. For losses occurring after October 1, 1991 on policies written between October 1, 1991 and December 31, 1993, the reinsurer assumes liability on that portion of loss which exceeds $75,000 per occurrence, up to a maximum of $3.0 million per occurrence for property losses and that portion of loss which exceeds $125,000 per occurrence, up to a maximum of $3.0 million per occurrence for casualty losses occurring prior to December 31, 1993. CIC obtains facultative reinsurance for those policies it issues with policy limits above its excess of loss reinsurance treaties. Currently, the number of such policies is insignificant.

     CGIC and CNIC's casualty excess of loss reinsurance treaty through December 31, 1993 provided $850,000 of coverage in excess of a retention of $150,000 per auto liability or general liability loss and was placed with National (75%) and Prudential (25%). Another treaty, placed primarily with Prudential, provided $3.0 million in additional limits. The $150,000 retention has been in place since January 1, 1992. Between February 1, 1986, and December 31, 1991, the retention was $100,000. CIG believes that, before February 1, 1986, the CGIC reinsurance program had retentions ranging up to $250,000 per occurrence.

     CGIC and CNIC's property reinsurance program, which covered all policies incepting before January 1, 1994, is structured as follows:

     - A surplus share treaty providing $6.0 million in available limits is maintained with Prudential (55%) and Munich (45%).

     - A property excess of loss treaty provides $450,000 in limits in excess of a $50,000 per occurrence retention. This treaty is maintained with National (75%) and Prudential (25%).

     - A property catastrophe program, supported by several reinsurers, provided 95% of $8.5 million in excess of a $1.5 million per occurrence retention.

     - Several facultative reinsurance agreements provide direct access to as much as $6.0 million in additional reinsurance coverage as needed.

     CGIC's and CNIC's commercial umbrella liability treaty was placed with Prudential for all policies incepting before January 1, 1994. Prudential reinsures 95% of the first $1.0 million of umbrella coverage and 100% of any limits purchased above $1.0 million. The maximum limit reinsured under this treaty is $5.0 million. For higher umbrella limits, facultative reinsurance is obtained.


     CGIC entered into a Stop Loss reinsurance treaty with Scandinavian Reinsurance Company, Ltd. ("Scandinavian") in 1991. Since CGIC and CNIC had entered into an intercompany pooling reinsurance agreement, CNIC shared in the results of this treaty. This treaty, effective November 1, 1991, involved the transfer of $8.5 million of portfolio investments to Scandinavian in exchange for $13,175,000 of coverage, including $6.5 million of existing loss and loss adjustment expense reserves and $6,675,000 of coverage for potential future adverse development of loss and loss adjustment expense reserves associated with accident years 1991 and prior. All $6,675,000 was ceded as of December 31, 1991. Additional limits were purchased during 1992, providing $5.1 million of coverage for the accident years 1991 and prior. This involved the payment of $3.5 million in April 1992 representing $3.5 million in existing loss and loss adjustment expense reserves. All $5.1 million was ceded as of year end 1992. Other provisions of the treaty permit CGIC and CNIC to purchase additional limits to protect accident years 1992 through 1995. As of December 31, 1994, CGIC and CNIC had purchased approximately $2,126,000 of limits for the 1992 accident year, all of which has been ceded, had purchased approximately $2,182,000 of limits for the 1993 accident year, all of which has been ceded, and had purchased approximately $1,950,000 of limits for the 1994 accident year, $1,844,000 of which has been ceded. The coverage provided by the Stop Loss treaty cannot be canceled or commuted by the reinsurer. As of December 31, 1995, CNIC has received payment for all losses ceded to this treaty for accident year 1992. CNIC has a letter of credit from the reinsurer for unpaid losses ceded to this treaty for accident years 1993 and 1994.

     Effective January 1, 1994, the Insurance Group has in place reinsurance agreements for its property and casualty business which apply to all members of the Insurance Group. The Insurance Group has an excess of loss reinsurance treaty with Gen Re for casualty losses occurring from January 1, 1995 through December 31, 1995. This treaty provides $5,850,000 of coverage in excess of $150,000 per occurrence. The Insurance Group also has an excess and commercial umbrella liability treaty with American Reinsurance Company which reinsures 95% of the first $1.0 million of umbrella coverage and 100% of any limits purchased above $1.0 million, up to $10.0 million. For property losses, a surplus share treaty providing up to $4.5 million of proportional coverage is placed with Munich. A property excess of loss treaty with National Re provides up to $1,350,000 of coverage in excess of $150,000. Facultative reinsurance agreements with American Re and Munich Re provide coverage of up to an additional $6.0 million. Property catastrophe reinsurance is provided by several reinsurers and provides 95% of $8.5 million of coverage in excess of a $1.5 million per occurrence retention.

     Effective March 31, 1995, CIC entered into a reinsurance agreement with National Re to provide coverage for property and casualty losses incurred in excess of $50,000 per occurrence up to $150,000, at which level CIC's other reinsurance agreements provide coverage. This reinsurance agreement provides reinsurance commission income to CIC on the premiums ceded pursuant to the agreement.

     Effective January 1, 1996, CIC cancelled the property and casualty excess of loss agreement described above with National Re. In addition, the Insurance Group cancelled on a run off basis the surplus share treaty with Munich Re and the pro rata automatic facultative agreements with American Re and Munich Re. There were no cancellation penalties associated with the cancellation of these reinsurance contracts. The Insurance Group has an excess of loss treaty with National Re for property and casualty loss occurring on or after January 1, 1996. This treaty provides $4,750,000 of coverage in excess of $250,000 per occurrence. An automatic facultative agreement with Munich Re provides coverage up to $6.0 million in excess of $5.0 million per occurrence. Property catastrophe reinsurance, which is provided by several reinsurers, was increased to provide 95% of $18.5 million of coverage in excess of a $1.5 million per occurrence retention. The commercial umbrella agreement with American Re continues to provide coverage as described above.

     Reinsurance recoverable aggregated $12.6 million at December 31, 1995. The following table contains information regarding concentration of reinsurance recoverable by reinsurance company. Included in the amounts below are amounts recoverable on paid losses, ceded outstanding reserves and ceded IBNR balances. Where the reinsurers are "not admitted" for regulatory purposes, the Insurance Group presently maintains sufficient collateral with approved financial institutions to secure cessions of paid losses and outstanding reserves.

                     REINSURANCE RECOVERABLE CONCENTRATION

                                                                     DECEMBER 31, 1995
                                                                    -------------------
                                                                    AMOUNT      PERCENT
                                                                    -------     -------
                                                                      (IN THOUSANDS)
        General Reinsurance Corporation...........................  $ 5,425       43.2%
        Munich American Reinsurance Company.......................      734        5.8
        National Reinsurance Corporation..........................    5,573       44.4
        All others as a group.....................................      832        6.6
                                                                    -------      -----
                  Total...........................................  $12,564      100.0%
                                                                    =======      =====

     Prepaid reinsurance premiums aggregated $2.9 million at December 31, 1995. Of this amount, $1.4 million was prepaid to National Reinsurance Corporation, $1.1 million was prepaid to Munich American Reinsurance Company and $0.4 million was prepaid to American Reinsurance Company.

INVESTMENTS


     The amount and types of investments that may be made by the Company are regulated under the California Insurance Code and rules and regulations promulgated by the Department. The investments of the

Company are managed internally. The Company's consolidated portfolio consisted primarily of fixed income securities as of December 31, 1995. The bond portfolio is heavily weighted toward intermediate term, investment grade securities rated A or better, with approximately 43% rated AA or better. The Company does not invest in non-investment grade debt securities, so-called "junk bonds."

     The table below contains information concerning the composition of the investment portfolio at December 31, 1995:

                           TYPE OF INVESTMENT
- -------------------------------------------------------------------------    CARRYING AMOUNT(1)
                                                                             ------------------
                                                                               (IN THOUSANDS)
Bonds(2)
  U.S. government and agencies...........................................         $ 22,903
  AAA/Aaa rated..........................................................            6,989
  AA/Aa rated............................................................           28,503
  A rated................................................................           67,651
  BBB/Baa rated..........................................................            9,224
                                                                                  --------
          Total Bonds....................................................          135,270
Cash.....................................................................            1,338
                                                                                  --------
          Total..........................................................         $136,608
                                                                                  ========

- ---------------
(1) Carrying amount is market value.

(2) Standard & Poor's Corporation defines "AAA" rated securities as "highest rating, extremely strong security," "AA" rated securities as "very strong security," "A" as "strong security", and "BBB" as "adequate security". Moody's Investor Services, Inc. defines "Aaa" rated securities as "best quality," "Aa" as "high quality," "A" as "strong security", and "Baa" as "adequate security".

     The table below reflects cash and investments and interest earned thereon and average annual yield on investments for each year in the five-year period ended December 31, 1995.

                                                        YEARS ENDED DECEMBER 31,
                                      ------------------------------------------------------------
                                        1991         1992         1993         1994         1995
                                      --------     --------     --------     --------     --------
                                                 (IN THOUSANDS EXCEPT FOR PERCENTAGES)
Total cash and investments at end of
  period at carried value...........  $107,182     $123,804     $178,036     $138,316     $136,608
Net investment income before taxes,
  excluding capital gains and
  losses............................     7,315        8,579        9,252       10,375        9,514
Average annual yield on investment
  portfolio (before taxes)(1).......      7.8%         7.5%         6.8%         6.5%         6.9%

- ---------------

(1) Based on the monthly average cash in interest bearing accounts and investments at carried value for each period and excluding capital gains and losses and investment expense.

THE TABLE BELOW SETS FORTH THE MATURITY PROFILE OF THE COMPANY'S BOND PORTFOLIO AS OF DECEMBER 31, 1995.

                                                       BONDS RATED(1) (IN THOUSANDS)
                                          --------------------------------------------------------
                                          AAA/Aaa      AA/Aa         A        BBB/Baa      TOTAL
                                          -------     -------     -------     -------     --------
1 year or less..........................  $10,860     $    --     $ 2,999     $   --      $ 13,859
More than 1 year, through 3 years.......    5,128       2,295      24,520        799        32,742
More than 3 years, through 5 years......       --      10,355      18,585      2,068        31,008
More than 5 years, through 10 years.....   13,904      15,603      21,547      6,357        57,411
More than 10 years, through 15 years....       --         250          --         --           250
                                          -------     -------     -------     ------      --------
  Total.................................  $29,892     $28,503     $67,651     $9,224      $135,270
                                          =======     =======     =======     ======      ========

- ---------------
(1) Ratings as assigned by Standard & Poor's Corporation and Moody's Investor Services, Inc., except that securities issued by the U.S. government and agencies are included in the "AAA/Aaa" rating category.

INFORMATION SERVICES

     From its inception, the Company has emphasized the development and maintenance of information and processing systems for use in all areas of its business. Management believes that its information and processing systems enable the Company to compete effectively through enhanced policyholder services, efficient underwriting, claim support systems, reduced processing costs and timely management information. In addition, the Company's systems are not dependent on specific hardware vendors, thereby providing it with greater control over hardware costs and flexibility in terms of operating hardware. An internally integrated software system has been designed for the processing of CIC's workers' compensation and commercial property and casualty business, including automated policy issuance and claim processing.

     During 1994, the Company completed the conversion of all necessary data from Madison's mainframe onto its information and processing systems. All of CNIC's policy and claim processing activities are currently being processed through the Company's systems. The Company's reliance on computing services provided by an outside vendor for purposes of monitoring and processing direct bill policies will end by the second quarter of 1996. The Company developed its own direct billing system and began utilizing this system for all new and renewal policies in June 1995. The outside vendor is being used only for the run-off of direct bill policies issued prior to June 1995.

     The Company has developed several safeguards for its information and processing systems. Disaster recovery programs and back-up procedures include storing on separate disk at 15 minute intervals a copy of all transactions and changes to the system's database. At the end of each business day, the Company transfers this information to tapes that are stored offsite. The Company is implementing a redundant data server in its Southern California office to use if it's main facilities are unavailable. Computer access is restricted by use of codes and passwords.

COMPETITION

     California is the largest workers' compensation and property and casualty insurance market in the United States. According to A.M. Best, in 1994 the total direct workers' compensation written premiums in the State of California were approximately $7.6 billion, of which CIC wrote approximately $37.2 million, or less than 1%. Approximately 300 companies reported to the WCIRB that they wrote workers' compensation insurance in California during 1994. Also according to A.M. Best, in 1994 the total direct property and casualty written premiums in California (excluding workers' compensation) was $25.6 billion. On a consolidated basis, the Insurance Group wrote less than 1% of this business.


     The workers' compensation insurance industry in California and the property and casualty insurance industry in general are extremely competitive. Many of the Insurance Group's competitors have been in business longer, have a larger volume of business, offer more diversified types of insurance coverage, have greater financial resources and have greater distribution capabilities than the Insurance Group. Beginning

January 1, 1995, California's minimum rate law was replaced with a competitive rate law which CIC believes resulted in premium price levels becoming the most prominent competitive factor for the foreseeable future.

     The California property and casualty business segment in which The Insurance Group operates is also highly competitive, with no single company or group of companies dominating the market. Competition in this business segment is characterized by the presence of national agency insurers, direct writers and regional and local insurers competing on the basis of price, product and service. Many of the competitors in the market segment have higher ratings from financial rating services and offer a broader array of coverages than does CIC.

     Commercial insurance markets are commodity-oriented, highly fragmented and reflective of intense price competition. Nevertheless, because each commercial risk is somewhat unique in terms of insurance exposure, different insurers can develop widely divergent estimates of prospective losses. Most insurers attempt to segment classes within commercial markets so that they target the more profitable sub-classes with lower, although adequate rates, given the estimated profitability of the segment. In some cases, no statistics are available for the sub-classes involved, and the insurer implements discounted rate structures based solely on theoretical judgment. Finally, different insurers have widely-divergent internal expense positions, due to method of distribution, scale economies and efficiency of operations. Therefore, although insurance is a commodity, the price of insurance does not necessarily reflect commodity pricing.

     CIC's ability to attract and retain customers results from price structures which have been tailored to attract certain sub-segments of the commercial insurance market. In addition, several of the Insurance Group's competitors have either restricted writings in California or have withdrawn from the state due to a variety of competitive pressures and adverse litigation and regulatory climates.

REGULATION

     CIG and its subsidiaries are subject to extensive governmental regulation and supervision. Regulations relate to such matters as prior approval of rates for property and casualty insurance as well as workers' compensation insurance beginning January 1, 1995, adequacy of reserves, types and quality of investments, minimum capital and surplus requirements, deposit of securities for the protection of policyholders and restrictions on stockholder dividends. CIG and its insurance subsidiaries are also subject to periodic examination by the California Department of Insurance and must file annual and other reports on their financial condition and other financial matters. In addition, assessments are made against the insurance subsidiaries to cover liabilities to policyholders of insolvent insurance companies and various state regulated involuntary or assigned risk pools have been created to provide insurance coverage for insureds which are unable to obtain insurance from private companies. The regulation and supervision of insurance companies by state agencies is designed principally for the benefit of their policyholders, not their stockholders. In addition, MAC is subject to regulation by the California Department of Corporations, which includes various requirements relating to the financial condition of MAC as well as all aspects of the marketing of premium financing. CIG believes that it and its consolidated subsidiaries are in compliance with state regulatory requirements which are relevant to their respective business.

     The Department completed its latest market conduct examination of CGIC and CNIC in 1992 and of CIC in 1993. The Department has also completed a financial examination of CGIC and CNIC in 1993 covering the three years ended December 31, 1991, but also included an extension of the review to December 31, 1992 with regard to the adequacy of CGIC's and CNIC's loss and loss adjustment expense reserves as of that date. The Department's final examination report did not require either company to take any action.


     The Department has recently completed a financial examination of CIC covering the four-year period ended December 31, 1992, but also included an extension of the review to June 30, 1993 with regard to the adequacy of CIC's loss and loss adjustment expense reserves as of that date. The Department's final examination report did not require CIC to take any actions which would have an impact on its financial statements.

     The California Insurance Code requires the Insurance Commissioner to approve any proposed change of control of the Company. For such purposes, "control" is presumed to exist if any person, directly or indirectly, owns, controls, holds with the power to vote, or holds proxies representing more than 10% of the voting securities of the Company.

     The California Insurance Code limits the amount of dividends or distributions an insurance subsidiary may pay in any 12-month period without 30 days prior written notice to the Commissioner to the greater of (a) net income for the preceding year as determined under statutory accounting principles or
(b) 10% of statutory policyholders' surplus as of the preceding December 31. Insurers may pay dividends only from earned surplus. Payments of dividends in excess of these amounts may only be made if the Commissioner has not disapproved such payment, or specifically approves such payment, within the 30 day-period.

     In July 1993, the California legislature enacted a series of seven bills to significantly change the California workers' compensation system (the "1993 Reforms"). The 1993 Reforms are intended to provide substantial cost savings as a result of: (i) a higher compensability standard for psychiatric injuries through a requirement that work causation be the predominant cause (more than 50%) in contrast to the previously existing 10% cause standard; (ii) a provision that psychiatric injuries are not compensable if they arise from lawful personnel actions; (iii) restrictions on post-termination claims unless, among other things, notice of an injury prior to termination is given; (iv) extension of the employers' control of medical treatment for up to one year; (v) imposition of a cap on vocational rehabilitation costs of $16,000, which previously were not subject to maximum dollar limitations; (vi) restrictions on the number and timing of medical-legal evaluations; (vii) a prohibition on referrals by physicians and other providers to facilities in which they have a financial interest; (viii) a requirement that a schedule of medical-legal fees be developed; and (ix) a strengthening of provisions which are intended to combat fraudulent claims and abuse of the system by providing for felony penalties, restitution and civil liability. In each case, these provisions contain various qualifications and conditions.

     The 1993 Reforms also increase costs as a result of benefit increases commencing July 1, 1994 and continuing through July 1, 1996. In addition, the 1993 Reforms reduced revenues through an immediate reduction in minimum rates of 7%. The legislation permitted the Insurance Commissioner to approve rates even lower. Effective January 1, 1994, the Insurance Commissioner ordered a further 12.7% reduction in minimum rates and a 16% reduction in minimum rates effective October 1, 1994. Effective January 1995, California's minimum rate law was replaced by a competitive rating system. The 1993 Reforms also permit certain large entities or groups in the construction business to establish alternative workers' compensation programs. The 1993 Reforms contain numerous other provisions, including limitations on grounds for cancellation of policies.

     The Company cannot predict the ultimate effect of the 1993 Reforms on its workers' compensation business. The reductions in minimum rates had an immediate effect on workers' compensation premiums. The specified benefit increases are scheduled to occur gradually over a three-year period. The potential cost savings from the other reforms may not be realized for some period of time, and there can be no assurance that the intended benefits of the cost savings provisions will materialize. The Company cannot predict whether it will be impacted by the provisions of the legislation permitting alternative programs in the construction business, although it does not currently write workers' compensation policies for the large entities or groups which can provide alternative programs.


     Under the new competitive rating system effective January 1, 1995, individual insurance companies must file rates and rules not less than 30 days prior to their effective date, and such rates can only be disapproved by the Department after a hearing and on the basis of solvency, market share, or improper filing. The Workers' Compensation Rating Bureau (WCIRB) is the designated rating organization responsible for filing advisory pure premium loss costs, which include allocated loss adjustment expense, for approval by the Department. An insurance company may either adopt these pure premiums as a basis for their filings, develop their own loss costs or file for a deviation from the WCIRB's pure premium loss costs. Additionally, each insurance company then applies a loss cost multiplier to whatever basis of pure premium loss costs it utilizes, which reflects its individual expense load. The WCIRB also files an advisory retrospective rating plan and advisory large loss deductible plan. If an insurance company chooses to adopt these, it must file its own expense provisions. Each insurance company files its own system of rating plans including premium discounts, schedule or merit rating factors and loss and/or expense constants. Policyholder dividend plans are still permitted under the new rating system. Based on experience since January 1, 1995, CIC believes its rate level is generally higher than many of its competitors in the market segment on which it focuses and has filed for certain modifications to its rating plan, effective April 1, 1995 and January 1, 1996, which management believes should enable CIC to compete more effectively. However, the Company is unable to predict if such adjusted rates will be sufficiently competitive in the marketplace.

     Proposed federal legislation has been introduced from time to time in recent years that would provide the federal government with substantial power to regulate property and casualty insurers including state workers' compensation systems, primarily through the establishment of uniform solvency standards. Proposals also have been discussed to modify or repeal the antitrust exemption for insurance companies provided by the McCarran-Ferguson Act. The adoption of such proposals could have a material adverse impact upon the operations of the Company.

     Proposition 103, a ballot initiative passed by California voters on November 8, 1988, requires rate rollbacks and prior approval of rates and imposes other requirements on property and casualty insurers. Proposition 103, by its terms, does not apply to workers' compensation insurance, but does apply to the types of property and casualty insurance that CIG's insurance subsidiaries write. The rate rollback provisions of Proposition 103 do not apply to CIC nor CNIC since neither company commenced writing property and casualty insurance prior to the effective date of Proposition 103 and, as to CIC, because such provisions do not apply to the workers' compensation business. The rate rollback provisions did apply to CGIC, however, CGIC has received formal written notification from the Department that its rates are in conformity with such rollback provisions. Beginning on November 8, 1989, insurance rates may be increased only after application to and approval by the Insurance Commissioner and, under certain circumstances, after a public hearing. In 1990, CIC filed rate applications with the Department with respect to its property and casualty lines of business, and the Department issued Interim Notices of Approval of such rates in July 1990. Receipt of such interim approval authorizes CIC to issue policies at the rates specified in CIC's applications until the Department issues its ultimate approval of such rates. If the rates which the Department ultimately approves are lower than those approved pursuant to the Interim Notices of Approval, CIC may have to refund to policyholders the difference between the interim rates and the rates ultimately approved, plus interest. In June 1993, CIC received final approval from the Department for its inland marine and other liability rate filings.

     Since 1990, numerous rates and underwriting rules have been filed by CIC and approved by the Department including certain rate increases. No assurance can be given as to what actions, if any, the Department will take with respect to the ultimate approval of CIC's remaining interim rate filings or future rate filings.

     The Insurance Commissioner issued emergency regulations that, if and when adopted, would repeal the prior approval procedures and regulations in effect when CIC's Interim Notices of Approval were received in 1990. These emergency regulations focus on rate rollbacks and procedures and substantive standards regarding approvals of future rates (including determining rates by reference to rates of return). Administrative proceedings and court challenges relating to these regulations have been continuous. Most recently, the California Supreme court reversed an earlier California Superior Court ruling that held Proposition 103 did not authorize the Insurance Commissioner to adopt substantive regulations for the determination of the liability of insurers for rate rollbacks and that each insurer is entitled to a separate hearing to demonstrate to the Insurance Commissioner that the 10% cap on insurers' returns (as set forth in the emergency regulations) should not apply to it. The United States Supreme Court has since refused to hear an appeal of the California Supreme Court's decision. The Company cannot predict what the ultimate outcome of these issues will be or what procedures and substantive standards ultimately may be adopted by the Insurance Commissioner. CIG and its insurance subsidiaries may be materially adversely affected by such adopted regulations.


     Proposition 103 also subjects the insurance industry to California antitrust and unfair business practices laws (although the relevant provision of Proposition 103 may only apply to automobile and certain other insurers), prohibits cancellation or nonrenewal of insurance policies except for specified reasons and provides that the Insurance Commissioner shall be an elected official.

     Beginning in 1994, the Insurance Group became subject to the provisions of the Risk-Based Capital for Insurers Model Act (the "Model Act") which has been adopted by the NAIC for the purpose of helping regulators identify property and casualty insurers that may be in financial difficulty. The Model Act contains a formula which takes into account asset risk, credit risk, underwriting risk and all other relevant risks. Under this formula, each insurer is required to report to regulators using formulas which measure the quality of its capital and the relationship of its modified capital base to the level of risk assumed in specific aspects of its operations. The formula does not address all of the risks associated with the operations of an insurer. The formula is intended to provide a minimum threshold measure of capital adequacy by individual insurance company and does not purport to compute a target level of capital. Companies which fall below the threshold will be placed into one of four categories:
Company Action Level, where the insurer must submit a plan of corrective action; Regulatory Action Level, where the insurer must submit such a plan and the regulator will issue a corrective order; Authorized Control Level, which includes the above actions and may include rehabilitation or liquidation; and Mandatory Control Level, where the regulator must rehabilitate or liquidate the insurer.

     The Model Act is not expected to cause any material change in CIC's or CNIC's future operations. CIC's and CNIC's risk-based capital results as of December 31, 1995 exceed their minimum thresholds.

     The NAIC's Insurance Regulatory Information System ("IRIS") was developed by a committee of state insurance regulators and is primarily intended to assist state insurance departments in executing their statutory mandates to oversee the financial condition of insurance companies operating in their respective states. IRIS identifies 11 industry ratios and specifies "usual values" for each ratio. Departure from the usual values on four or more of the ratios generally leads to inquiries from individual state insurance commissioners. Based on its 1995 and 1994 statutory financial statements, CIC was outside the usual range each year on one IRIS test: the Two-Year Overall Operating Ratio (a measure of operating profitability excluding investment gains). CIC has not received and does not expect to receive any inquiries from regulators regarding such results for 1994 and 1995; however, management has written the California Department of Insurance to keep them informed of the changes made by management in 1995 and of the corporate business plan for 1996.

     Based on its 1994 statutory annual financial statements, the Company believes CNIC was outside the normal range on four IRIS tests: the Two-Year Overall Operating Ratio, the Change in Surplus Ratio, the Change in Writings Ratio and the Two-Year Reserve Development to Surplus Ratio. Based on its 1994 statutory annual financial statements, CNIC was outside the usual range on five of the IRIS tests: the Two-Year Overall Operating Ratio, the Change in Surplus Ratio, the One-Year Reserve Development to Surplus Ratio, the Two-Year Reserve Development to Surplus Ratio and the Estimated Current Reserve Deficiency to Surplus Ratio. CNIC has not received any inquiries from regulators to date but expects it may receive such inquiries based on 1995's results. CNIC does not expect that such inquiries will result in any significant adverse regulatory actions.

     CGIC had nine IRIS tests which resulted in values outside the usual range in 1994. These results occurred from the significant loss reserve increases recorded by CGIC in 1993, prior to the date of the merger and continuing in 1994. See "Management's Discussion and Analysis of Financial Condition and Results of Operations".

EMPLOYEES

     The Company currently has approximately 176 employees, none of whom are covered by a collective bargaining agreement.

ITEM 2.  PROPERTIES


     The Company's principal executive offices, the San Jose branch office and the northern California regional claim operation share approximately 28,000 square feet of space in San Jose, California pursuant to a lease expiring in March 2001. The Company also leases space for branch offices located in Rancho Cordova, Denver, Colorado and Phoenix, Arizona. The Rancho Cordova and Phoenix leases expire in 1997 and the Denver lease expires in 1998.

     The Company owned a 38,000 square foot facility on three acres of land in Costa Mesa, California, which housed its southern California branch office and its southern California regional claim operations. Title to this property was held, on an undivided interest basis, 75% by CGIC and 25% by CIG. The Company entered into an agreement which was approved by the California Department of Insurance on March 21, 1995 whereby CIG contributed its 25% interest in this property to CGIC. See "Management's Discussion and Analysis of Financial Condition and Results of Operations". The Company relocated its southern California operations in January 1996 into new facilities and believes that the relocation will result in a decrease in operating costs.

ITEM 3.  LEGAL PROCEEDINGS

     Members of the Insurance Group are frequently a party in claims proceedings and actions regarding insurance coverage, all of which the Company considers routine and incidental to its business. Neither CIG nor its subsidiaries are parties to any material pending legal proceedings.

ITEM 4.  SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

     No matters were submitted to a vote of the shareholders during the last quarter of the year ended December 31, 1995.

EXECUTIVE OFFICERS OF THE REGISTRANT

     Information about the Company's executive officers and executive officers of subsidiaries who have significant policy making authority is set forth below. All positions are with CIG except as otherwise noted.

           NAME             AGE                         POSITION
- --------------------------  ---   -----------------------------------------------------
Donald Henderson..........  60    Director, President and Chief Executive Officer
Robert M. Erickson........  45    Vice President, Chief Financial Officer and Treasurer
Douglas S. Gould..........  59    Vice President and Secretary
Richard S. Jeweler........  46    Vice President and General Counsel
Jess R. Gutierrez.........  39    Vice President and Assistant Treasurer
Dennis A. Sweeney.........  47    Vice President
Kathleen A. Sabatini......  42    Vice President of CIC and CNIC
Charles D. McInnis........  62    Vice President of CIC and CNIC
Willard C. Heffelman......  61    Vice President of CIC and CNIC

     Donald Henderson has been a director since January, 1995 and has been President and Chief Executive Officer since April, 1995. From 1993 through 1994, Mr. Henderson was a consultant for various insurance companies. Mr. Henderson was formerly President and Chief Executive Officer of the California Insurance Group from 1986 to 1992 and held various positions over 31 years with the Hartford Insurance Group.

     Robert M. Erickson has been Vice President, Chief Financial Officer and Treasurer since June, 1995. Immediately prior to joining the Company, Mr. Erickson was Vice President of the California Insurance Group since 1988 and Secretary and Treasurer of the California Insurance Group since 1986.

     Douglas S. Gould has been Vice President and Secretary of CIG and CIC since 1991, and of CGIC and CNIC since 1993. Prior thereto he has been Secretary since 1989 of CIG and CIC. He holds the professional insurance designation of Chartered Property and Casualty Underwriter.


     Richard S. Jeweler has been Vice President and General Counsel since October 1993. Immediately prior thereto he had been Vice President, Secretary and General Counsel of Madison Capital, Inc. since its formation in 1986. Mr. Jeweler has been a practicing attorney since 1974.

     Jess R. Gutierrez has been Vice President and Assistant Treasurer of CIG, CIC and CNIC, with primary responsibility for the investment function, since 1993. From 1989 to 1993, Mr. Gutierrez served as Assistant Vice President and Assistant Treasurer of CIG and CIC.

     Dennis A. Sweeney has been Vice President of Information Services since December 1994. From 1992 to 1994, Mr. Sweeney was Vice President, Corporate Systems and Planning. From 1988 to 1992, Mr. Sweeney was Assistant Vice President of Underwriting.

     Kathleen A. Sabatini has been Vice President of Workers' Compensation Underwriting for CIC and CNIC since October, 1995. Ms. Sabatini was previously Manager of Workers' Compensation Underwriting for CIC since August, 1994. Immediately prior to joining Citation, Ms. Sabatini was the home office Product Quality Manager of TIG Insurance (formerly known as Transamerica Workers' Compensation) from 1993 to 1994. From 1991 to 1992, Ms. Sabatini was the California Marketing Manager for TIG Insurance. Previous to joining TIG Insurance, Ms. Sabatini had over 18 years of workers' compensation experience in underwriting and management positions within the insurance industry.

     Charles D. McInnis has been Vice President of Claims for CIC and CNIC since August, 1995. Immediately prior to joining the Company, Mr. McInnis was Vice President of Claims for California Insurance Group. He held this position from July 1988 until August 1995. Previously, Mr. McInnis was with the Hartford Insurance Group for 27 years.


     Willard C. Heffelman has been Vice President of Property and Casualty Underwriting for CIC and CNIC since October, 1995. Immediately prior to joining the Company, Mr. Heffelman was the East Bay Branch Manager for the California Insurance Group since 1991. Mr. Heffelman has over 30 years of experience in the insurance industry and holds the professional insurance designation of Chartered Property and Casualty Underwriter.

                                    PART II.

ITEM 5.  MARKET FOR THE REGISTRANT'S COMMON STOCK AND
         RELATED SECURITY HOLDER MATTERS

     The Common Stock of the Company is traded on the NASDAQ Stock Market under the symbol CITN. The following table sets forth for each period indicated, the high, low, and closing sale prices as reported on the NASDAQ National Market System. These reported prices reflect interdealer prices without adjustments for retail markups, markdowns or commissions.

                                                 1995                                1994
                                       -------------------------           -------------------------
                                       HIGH       LOW      CLOSE           HIGH       LOW      CLOSE
                                       -----     -----     -----           -----     -----     -----
1st Quarter..........................  $3.25     $2.38     $2.88           $9.50     $5.25     $6.38
2nd Quarter..........................   3.38      2.75      3.25            6.50      5.00      6.25
3rd Quarter..........................   4.88      2.88      4.88            6.25      5.25      6.00
4th Quarter..........................   4.88      3.50      3.50            6.00      2.75      2.75

     As of March 29, 1996, there were 191 holders of record of the Company's Common Stock and 899 beneficial shareholders.

ITEM 6.  SELECTED FINANCIAL DATA

                            OPERATIONS FOR THE YEAR

                                            1991        1992        1993        1994        1995
                                           -------     -------     -------     -------     -------
Revenues
  Net Premiums Written
     Workers' Compensation...............  $61,916     $60,885     $53,049     $36,879     $22,935
     Property and Casualty...............    8,088      14,573      23,875      36,991      18,623
     Personal Automobile.................       --          --          --       9,467       5,633
  Net Earned Premiums
     Workers' Compensation...............   59,249      61,326      52,662      38,704      24,385
     Property and Casualty...............    6,152      10,665      20,921      34,461      22,705
     Personal Automobile.................       --          --          --       6,604       7,646
  Net Investment Income (excluding
     capital gains and losses)...........    7,315       8,579       9,252      10,375       9,514
  Net Capital Gains......................      414       1,472       1,029         521       2,133
  Other Revenues.........................      320         438         787         326         562
                                           -------     -------     -------     -------     -------
                 TOTAL REVENUES..........  $73,450     $82,480     $84,651     $90,991     $66,945
                                           =======     =======     =======     =======     =======

                                           1991        1992        1993         1994        1995
                                          -------     -------     -------     --------     -------
Components of Net Income (Loss)
  Workers' Compensation Underwriting
     Profit (Loss)....................    $(9,899)    $(6,970)    $(5,114)    $  7,591     $ 4,492
  Property and Casualty Underwriting
     Profit (Loss)....................        693         850      (4,935)     (24,613)     (6,602)
  Personal Automobile Underwriting
     Loss.............................         --          --          --       (2,105)     (7,671)
  Loss on Disposition of Subsidiary...         --          --          --       (6,708)         --
  Investment Income and Net Capital
     Gains............................      7,729      10,051      10,281       10,896      11,647
  Other Income (Expenses), Net........       (498)         40        (455)        (631)       (927)
                                          -------     -------     -------     --------     -------
                                           (1,975)      3,971        (223)     (15,570)        939
  Federal Income Taxes (Benefit)......         --         749        (756)      (3,881)         --
                                          -------     -------     -------     --------     -------
                                           (1,975)      3,222         533      (11,689)        939
  Extraordinary Item - Reduction of
     Income Taxes.....................         --         674          --           --          --
  Cumulative Effect of Change in
     Accounting for Income Taxes......         --          --       3,500           --          --
                                          -------     -------     -------     --------     -------
          NET INCOME (LOSS)...........    $(1,975)    $ 3,896     $ 4,033     $(11,689)    $   939
                                          =======     =======     =======     ========     =======
Per Share:
  Income (Loss) Before Items Below....    $ (0.53)    $  0.78     $  0.12     $  (1.92)    $  0.15
  Extraordinary Item..................         --        0.16          --           --          --
  Cumulative Effect of Change in
     Accounting for Income Taxes......         --          --        0.76           --          --
                                          -------     -------     -------     --------     -------
          NET INCOME (LOSS) PER
            SHARE.....................    $ (0.53)    $  0.94     $  0.88     $  (1.92)    $  0.15
                                          =======     =======     =======     ========     =======
Ratios (GAAP BASIS)
  Workers' Compensation
     Loss and Loss Adjustment Expense
       Ratio..........................       91.2%       87.8%       84.5%        49.8%       58.4%
     Underwriting Expense Ratio.......       21.2        20.9        24.0         27.4        23.5
     Policyholders' Dividend Ratio....        4.3         2.7         1.2          3.2        (0.3)
                                          -------     -------     -------     --------     -------
          COMBINED RATIO..............      116.7%      111.4%      109.7%        80.4%       81.6%
                                          =======     =======     =======     ========     =======
  Property and Casualty
     Loss and Loss Adjustment Expense
       Ratio..........................       62.8%       64.7%       91.4%       135.2%       91.9%
     Underwriting Expense Ratio.......       25.9        27.3        32.2         36.2        37.2
                                          -------     -------     -------     --------     -------
     COMBINED RATIO...................       88.7%       92.0%      123.6%       171.4%      129.1%
                                          =======     =======     =======     ========     =======
  Personal Automobile
     Loss and Loss Adjustment Expense
       Ratio..........................         --          --          --        107.0%      151.9%
     Underwriting Expense Ratio.......         --          --          --         24.8        48.4
                                          -------     -------     -------     --------     -------
          COMBINED RATIO..............         --          --          --        131.8%      200.3%
                                          =======     =======     =======     ========     =======

   FINANCIAL POSITION AT YEAR-END         1991         1992         1993         1994         1995
                                       ----------   ----------   ----------   ----------   ----------
  Total Cash and Investments
     --Carrying Value................  $  107,182   $  123,803   $  178,037   $  138,316   $  136,608
     --Market Value..................     112,163      128,357      178,366      138,316      136,608
  Total Assets.......................     128,411      146,097      269,403      190,095      184,353
  Long-Term Debt.....................          86           --           --           --           --
  Loss and Loss Adjustment Expense
     Reserves........................      80,558       93,016      166,485      118,104      105,969
  Total Liabilities..................      96,563      111,820      209,624      151,547      138,250
  Stockholders' Equity...............      31,848       34,277       59,779       38,548       46,103
  Book Value Per Share...............       $7.62        $8.63        $9.79        $6.35        $7.60
  Outstanding Shares.................   4,177,442    3,971,342    6,108,115    6,069,203    6,069,203

ITEM 7. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

COMPANY SUMMARY AND RECENT DEVELOPMENTS

     Background

     Citation Insurance Group ("CIG") was incorporated in 1981 and began insurance operations in 1982. Through its wholly-owned subsidiary, Citation Insurance Company ("CIC"), the Company exclusively wrote workers' compensation in the State of California until 1989.

     In October 1989, CIG acquired certain assets of an underwriting management company in order to capitalize on what management believed to be an attractive opportunity to operate in a relatively narrow segment of the commercial property and casualty market. Since that time, CIC has underwritten property and casualty insurance for small-to-medium-size businesses which have generally uniform risk characteristics and coverage needs.

     In October 1993, CIG completed its acquisition of Madison Capital, Inc. and subsidiaries (Madison) for which CIG issued 2,158,545 shares of common stock and paid $3,650,000 to the former shareholders of Madison in exchange for all of the issued and outstanding stock of Madison. Madison was merged with and into CIG and its former wholly-owned subsidiaries became wholly-owned subsidiaries of CIG. This acquisition has been accounted for utilizing the purchase method of accounting. The results of operations of Madison and its subsidiaries are included in the financial statements from the date of acquisition. During 1994, the Company increased CGIC's loss reserves and in the third quarter of 1994, the increase in CGIC's loss reserves aggregated approximately $6.2 million. These increases were due primarily to re-evaluation of potential losses related to construction defect claims emanating from CGIC's artisan contractor policies written in years prior to the merger. Subsequent to the third quarter loss reserve increases, the Company notified the Department of Insurance that the cumulative effect of these increases brought CGIC below the minimum surplus required by the State. The Company began working with the Department to formulate a plan for resolving the situation. Based upon discussions with the Department regarding the possible conservation of CGIC, the Company concluded that its control over CGIC had become temporary and, as a result, has accounted for the results of CGIC on the equity method since November 1994, resulting in a write off of its remaining investment in CGIC of $4.2 million at that date. During July 1995, CGIC was placed into conservation by the State of California, effectively transferring control of CGIC's assets to the California Department of Insurance. In August 1995, CGIC was placed into liquidation by the State of California.

     On November 30, 1995, CIG contributed all of the capital stock of CNIC to CIC. This transaction increased the paid in and contributed surplus of CIC by $5,300,000.


     The consolidated profitability and financial position of the Company are affected by many factors, including competition, the severity and frequency of claims, state regulation of premium rates and workers' compensation benefits, overall economic conditions and general business conditions. The net effect of these factors on CIC cannot presently be predicted.

POSSIBLE MERGER WITH PICO

     On March 4, 1996, The Company and Physicians Insurance Company of Ohio ("PICO") announced that they have signed a letter of intent for a stock-for-stock merger, pursuant to which PICO will become a wholly-owned subsidiary of Citation.

     Under the terms of the letter of intent, each of PICO's outstanding shares will be converted into Citation common stock based upon a floating exchange rate. The numerator will be the average closing price of PICO's common stock for the twenty trading days ending two business days before the merger is consummated, within a range of $25.20 to $30.80 per share, and the denominator will be the agreed value of Citation stock of $5.03 per share.

     As a result of the transaction, which is anticipated to be a tax-free merger, the shareholders of PICO will own between 80 percent and 83 percent of the combined company, and the existing Citation shareholders will own between 17 percent and 20 percent.

     In addition to negotiation of a definitive agreement, the transaction is subject to receipt of fairness opinions, regulatory approvals, approval of the transaction by the shareholders of the Company and PICO, satisfactory completions of due diligence and other conditions customary in transactions of this nature.

OPERATING ENVIRONMENT

     The 1993 Reforms addressed various aspects of the California workers' compensation insurance system including limitations of employees' post-termination claims and claims for psychiatric injuries, a variety of managed care alternatives, restrictions on vocational rehabilitation benefits, additional penalties for fraud and abuse of the system, scheduled increases in disability benefits beginning July 1, 1994, a 7% decrease in minimum rates effective July 1993, and replacement of California's minimum rate law with a competitive rating law effective January 1, 1995. A further 12.7% reduction in minimum rates was ordered by the Department in late 1993 and became effective January 1, 1994 and a further 16% reduction in minimum rates became effective on October 1, 1994. CIC believes that minimum rates for this line of business over the last several years have generally been inadequate to provide an underwriting profit.

     Future operating results of CIC's workers' compensation business will continue to be affected by the level of claim activity and beginning in January 1995, when the new competitive rate law went into effect, the level of CIC's rate adequacy and its pricing as compared to its competitors. CIC believes that the rates it has filed and is using are adequate, but is unable to predict if such rates will be sufficiently competitive in the marketplace on a long-term basis. It appears that several competitors have filed rates which are designed to capture market share. The intense price competition coupled with CIC's B-rating from A.M. Best resulted in a reduction in CIC's workers' compensation business in 1995 and will continue to affect production in the near future.

     CIC has experienced a gradual reduction in the proportion of disability claims involving allegations of post termination stress and psychiatric injury since the latter part of 1992, which it believes is due largely to the anti-fraud law passed in 1992, its more vigorous defense in cases of suspected fraud, its decision not to renew several large accounts in the Los Angeles area in 1991 and 1992 and the impact of the 1993 Reforms which appear to have had the effect of reducing the number of disability claims alleging mental stress to more historically normal levels.


     Over the last several years, the Company has changed its marketing strategy by focusing on increasing its property and casualty business which led to the acquisition of Madison, while shifting the focus of its workers' compensation business away from larger premium accounts to more geographically diverse and smaller premium accounts. This change in strategy has resulted in a decrease in net premiums earned from the Company's workers' compensation business as a percentage of net premiums earned from all lines of business. Given the current economic and regulatory atmosphere of the California workers' compensation industry, the Company expects this trend to continue for the foreseeable future. In accordance with this strategic plan, the number of workers' compensation policies in force increased to 2,600 at December 31, 1995, from 2,400 at

December 31, 1994, but down from 2,700 at December 31, 1993. At the same time, the average premium decreased to $7,000 at December 31, 1995 from $13,000 at the end of 1994 and $19,000 at the end of 1993.

     Net premiums earned from CIG's property and casualty business decreased to $18.6 million during 1995, down from $34.5 million in 1994 and $20.9 million in 1993. CIG plans to continue to follow its strategy of writing workers' compensation policies with smaller premiums and being selective both in its underwriting process and in the business classifications for which it writes policies. At December 31, 1995, approximately 66% of CIG's premium in force was attributable to its property and casualty business.

RESULTS OF OPERATIONS
  Years Ended December 31, 1995 and 1994

     As previously reported, the Company concluded that its control over CGIC, one of the companies acquired when the Company acquired Madison Capital, Inc. and subsidiaries in October 1993, had become temporary in late 1994. As a result, the Company has accounted for the results of CGIC on the equity method since November 1994 which resulted in a write off of its remaining investment in CGIC at that date. Consequently, the consolidated results of operations for the year ended December 31, 1995 do not include the operations of CGIC. During July 1995, CGIC was placed into conservation by the State of California, effectively transferring control of CGIC's assets to the California Department of Insurance. In August 1995, CGIC was placed into liquidation by the State of California.

     The 1994 results of operations include the operations of Madison and its subsidiaries on a consolidated basis for the entire year, except that CGIC's results have been accounted for on the equity method since November 1994.

     Direct and assumed premiums written decreased by $23.7 million, or 23.4% in 1995 compared to 1994. This decrease was the net result of a reduction of approximately $14.4 million in aggregate workers' compensation premiums, a decrease of approximately $5.4 million in aggregate property and casualty premiums and a decrease of approximately $3.9 million in personal automobile premiums.

     The 38% decrease in workers' compensation premiums from $38.0 million in 1993 to $23.6 million in 1995 was primarily a result of (a) reductions in minimum rates of 12.7% effective January 1, 1994 and a further 16% reduction effective October 1, 1994 and (b) a 46% decline in the average policy premium from $13,000 at December 31, 1994 to $7,000 at December 31, 1995 which was primarily a result of the above rate reductions and the intense competition during the year in the California workers' compensation market caused by the new competitive rate law which went into effect January 1, 1995. This was partially offset by an increase in the number of policies issued from 2,400 in 1994 to 2,600 in 1995.

     The 10% decrease in property and casualty premiums written from $53.8 million in 1994 to $48.4 million in 1995 was the net result of a reduction of approximately $14.6 million in premium related to new and renewal policies offset by approximately $9.2 million of non-recurring premium related to the transfer of in-force policies of CGIC to CIC. The reduction in premium related to new and renewal policies was primarily due to (a) the decision to discontinue offering coverage for any type of artisan contractor in late 1994, (b) the adverse impact of the decrease in Citation Insurance Company's AM Best rating from B+ to B in late 1994 (CIC's rating was further reduced to B- late in the second quarter of 1995) and (c) the adverse impact of the poor operating results of CGIC and the resulting placement of CGIC into conservation and liquidation by the California Department of Insurance.


     The 41% decrease in direct personal automobile premiums written, from $9.5 million in 1994 to $5.6 million in 1995, resulted from the Company's decision to withdraw from the personal automobile line further described below. Due to unsatisfactory results, the Company terminated its agreement in October 1994 with the managing general agency ("MGA") which had been producing personal automobile business since the Company entered this line of business, and decided to withdraw from this business in early 1995. The MGA obtained a court order allowing it to continue renewing business and collecting commissions for two years from the termination date of the agreement. Since that time, the MGA has resisted the Company's efforts to exercise control over its activities and method of doing business. The Company prevailed in court to appoint a referee to oversee the conduct of the MGA as it relates to the Company's business. Further, the California Department of Insurance approved a rate change filing effective in November 1995, which enables the Company on policy renewal to charge a higher premium that more appropriately reflects the risks associated with the policies. Although the Company is attempting to withdraw from the personal automobile business as quickly as possible, it may be required to offer existing policyholders the opportunity to renew their policies. While management believes the volume in this business will decline rapidly over the next several quarters, the policy renewal offer requirements may result in some level of premium revenue being reported during the next two years.

     Net premiums earned decreased by $25.0 million, or 31% in 1995 compared to 1994. The decrease was the net result of a reduction of approximately $14.3 million, or 37%, attributable to workers' compensation, a decrease of $11.8 million, or 34%, attributable to property and casualty premiums and an increase of $1.0 million, or 16%, attributable to personal automobile premiums. These changes in net earned premiums for workers' compensation generally reflect the changes in the volume of business described above. The increase in net earned premiums for personal auto was primarily due to earning the December 31, 1994 unearned premiums of $2.9 million during 1995, partially offset by the decrease in personal automobile premiums written. The decline in net property and casualty premiums written was due to changes in direct premiums written and due to an increase in premiums ceded to reinsurers in 1995 under two reinsurance agreements aggregating $17.4 million. Of this increase, $14.6 million was a result of the Company entering into a new excess of loss reinsurance agreement effective March 31, 1995. This agreement applies to the Company's property and casualty business and generally provides coverage for losses incurred in excess of $50,000 per occurrence up to $150,000 at which level the Company's previous reinsurance agreements provide coverage. The remaining $2.8 million increase in premiums ceded resulted from the Company amending the existing property excess of loss reinsurance agreement whereby the reinsurance premium calculation would be based upon written premiums rather than earned premiums. Both agreements now provide for ceding commissions which result in immediate increases in the Company's statutory surplus. There have been significant changes to the reinsurance program effective January 1, 1996. See "Business -- Reinsurance" for a description of these changes.

     For the year ended December 31, 1995 approximately 45% of the Company's consolidated net premiums earned were attributable to workers' compensation, 41% were attributable to its commercial property and casualty lines of business and 14% were attributable to personal automobile insurance. For the year ended December 31, 1994, the Company's consolidated net premiums attributable to workers' compensation premiums, property and casualty premiums and personal automobile premiums were approximately 49%, 43% and 8%, respectively.

     Net investment income decreased by $900,000, or 8.3%, in 1995 compared to 1994. Of this decrease, $570,000 was attributable to the inclusion of CGIC's results for ten months of 1994, and CGIC's exclusion in 1995. While the average investment portfolio in 1995 was lower, the average annual pre-tax yield on the consolidated investment portfolio increased to 6.9% in 1995 compared to 6.5% in 1994. This increase in the average yield was primarily due to sale of tax-exempt securities during 1995 with reinvestment in taxable securities. The investment portfolio, including cash, at December 31, 1995 aggregated $136.6 million as compared to $138.3 million at December 31, 1994. This decline is attributable to a decline in cash flow from operations offset by an increase in the market value of the investment portfolio. Realized gains were $2.1 million in 1995 compared to $.5 million in 1994.

     The Company earned fee income of $562,000 in 1995 and $326,000 in 1994. Substantially all of the fee income earned in 1995 and 1994 represented service charges to policyholders under the Company's premium installment payment plans.


     Four ratios are traditionally used to measure underwriting performance: the loss and loss adjustment expense ratio, the underwriting expense ratio and the policyholder dividend ratio, which when added together, constitute the combined ratio. A combined ratio of greater than 100% reflects an underwriting loss, while a combined ratio of less than 100% indicates an underwriting profit. The following table sets forth CIG's underwriting experience as measured by its combined ratio and the component ratios (computed on a GAAP basis) for the years ended December 31, 1994 and 1995.

                                                                                YEARS ENDED
                                                                               DECEMBER 31,
                                                                             -----------------
                                                                             1994        1995
                                                                             -----       -----
Loss and Loss adjustment expense ratio.....................................   91.4%       85.4%
Underwriting expense ratio.................................................   31.0        32.6
Policyholder dividend ratio................................................    1.6        (0.1)
                                                                             ------      ------
Combined ratio.............................................................  124.0%      117.9%
                                                                             ======      ======

     Loss and loss adjustment expense decreased by $26.2 million, or 35.9%, in 1995 compared to 1994 partially due to a decrease in net premiums earned in 1995 compared to 1994 combined with a decrease in the overall loss ratio from 91.4% in 1994 to 85.4% in 1995. These decreases were the net effect of the changes in the Company's loss and loss adjustment expenses described in the following paragraphs.

     Loss and loss adjustment expenses and the loss ratio for the Company's workers' compensation business for the years ended December 31, 1994 and 1995 were as follows:

                                                                            1994        1995
                                                                           -------     -------
Loss and loss adjustment expense (in thousands)..........................  $19,277     $14,235
Loss and loss adjustment expense ratio...................................     49.8%       58.4%

     The 26% decline in loss and loss adjustment expense was partially due to the 37% decline in net premiums earned and partially offset by an increase in the loss ratio. Favorable loss development from prior years' reserves in 1995 resulted in a decrease in loss and loss adjustment expense of $5.3 million compared to a decrease of $10.3 million of prior years' reserves in 1994. The 1994 decrease was entirely attributable to the 1992 and 1993 accident years and primarily resulted from changes included in the 1993 Reforms which appear to have had the effect of reducing the number of disability claims involving allegations of post termination stress and psychiatric injury from the levels experienced during 1991. This decrease in prior years' reserves resulted in a 26.6% reduction in the 1994 workers' compensation loss ratio. The $5.3 million decrease in prior years' reserves in 1995 was partially attributed to the 1994 accident year primarily for the above described reasons. This decrease in prior years' reserves resulted in a 21.7% reduction in the 1995 workers' compensation loss ratio.

     Loss and loss adjustment expenses and the loss ratio for the Company's property and casualty business for the years ended December 31, 1994 and 1995 were as follows:

                                                                            1994        1995
                                                                           -------     -------
Loss and loss adjustment expense (in thousands)..........................  $46,584     $20,872
Loss and loss adjustment expense ratio...................................    135.2%       91.9%

     The 55% decrease in loss and loss adjustment expense was partially due to the 34% decrease in net premiums earned, which was discussed earlier. The loss development from prior years' reserves in 1995 for property and casualty business was $0.3 million.


     Loss development from prior years' reserves in 1994 associated with CIC and CNIC resulted in an increase in loss and loss adjustment expense of $6.2 million and $1.3 million, respectively. In addition, loss development from prior years' reserves in 1994 associated with CGIC through October 1994 resulted in an increase in loss and loss adjustment expense of $8.7 million. The $6.2 million increase in CIC's property and casualty reserves was attributable to all accident years since 1989 with $5.0 million attributable to the 1992 and 1993 accident years. This increase was due primarily to a continuation of a higher level of construction defect claims during 1994 than had been anticipated. Substantially all of the $1.3 million increase in CNIC's property and casualty reserves was attributable to losses occurring prior to the date of Madison's merger with and into CIG. This increase was a result of increases in CGIC's loss reserves associated with accident years 1990 through 1993 during which time CNIC and CGIC had in effect an inter-company pooling reinsurance agreement whereby CNIC assumed liability for 20% of all business written by CGIC and CNIC combined. Substantially all of the $8.7 million increase in CGIC's property and casualty reserves was attributable to losses occurring prior to the date of Madison's merger with and into CIG. These increases were a result of a significant increase in the number of construction defect claims being reported for losses occurring during the late 1980's and early 1990's. These increases in prior years' reserves during 1994 resulted in a 47.0% increase in the 1994 property and casualty loss ratio.

     The Company identified a significant and continuing increase in certain types of construction defect claims in the fourth quarter of 1993, causing it to significantly increase its IBNR reserves (claims incurred but not yet reported to the Company) on its property and casualty business at that time. Management has more closely monitored emerging construction defect claim patterns since that time. During the third quarter of 1994, management commenced an even more detailed analysis of property and casualty claim development patterns for all three insurance subsidiaries. The result of this analysis was an $11.6 million increase in the Company's consolidated loss reserves for 1993 and prior accident years' property and casualty reserves in the third quarter of 1994 as well as an increase in the current year loss ratio resulting from management's evaluation of the current results being experienced in this line.

     While the Company had stopped insuring subcontractors in the heavier specialties such as framing, sheet metal, plumbing and concrete work beginning in 1992, it had continued to provide insurance to other artisan contractors based on management's belief that this sub-segment was less exposed to construction defect claims. Most such claims typically arise when a condominium association or homeowners group sues the developer and general contractor alleging faulty construction. The general contractor eventually files a cross-complaint against all of the subcontractors who worked on the project, no matter how remotely they may be connected to the alleged damage. Typically, there is a lag of several years between the alleged activity which caused the damage and the initial lawsuit and sometimes even more of a lag in the filing of the cross-complaints. Although currently, the majority of newly reported claims arise from subcontractors in heavier specialities insured in the past, management anticipates that the Company will continue to receive future claims against the lighter artisan contractors.

     Although management decided to discontinue offering coverage for any type of artisan contractor, since most insurance policies are written on an annual basis and cover occurrences during the policy period, the Company will have exposure to claims from this business until these policies expire throughout 1995 even though such claims may not be reported to the Company for many years. Accordingly, the Company has established initial property and casualty reserves for accident year 1994 at a higher level than those initially established for 1993 resulting in a 1994 accident year loss ratio for all property and casualty business of 94.9% at December 31, 1994 as compared to a 1993 accident year loss ratio of 75.2% at December 31, 1993. While some of these claims appear to be frivolous, the Company frequently has an obligation to provide a defense for its insureds.

     A significant portion of the third quarter reserve increases in 1994 described above were associated with CGIC. Subsequent to this third quarter loss reserve increase the Company notified the Department that the cumulative effect of these increases brought CGIC below the minimum surplus required by the State. The Company began working with the Department to formulate a plan for resolving the situation. Based upon discussions with the Department regarding the possible conservation of CGIC, the Company concluded that its control over CGIC had become temporary and as a result, has accounted for the results of CGIC on the equity method since November 1994.

     Loss and loss adjustment expenses and the loss ratio for the Company's personal auto business for the years ended December 31, 1994 and 1995 were as follows:

                                                                           1994     1995
                                                                          ------   -------
    Loss and loss adjustment expense (in thousands).....................  $7,068   $11,616
    Loss Ratio..........................................................   107.0%    151.9%


     The 64% increase in loss and loss adjustment expense was partially due to $1.5 million in loss development from the 1994 reserves in 1995 and from the losses and loss adjustment expenses corresponding to the increase in net earned premiums during 1995. Primarily due to the poorer than expected operating results, the Company decided in January, 1995, to withdraw from this line of business and focus on its primary business segments.

     Policy acquisition and other underwriting expenses decreased by $6.9 million, or 27.7% in 1995 compared to 1994. As a percentage of net premiums earned, these expenses were 32.6% in 1995 and 31.0% in 1994. The decrease in expenses was primarily due to a reduction in net earned premiums of 31% and the increase in ceded earned commission of $5.4 million related to the reinsurance changes made effective March 31, 1995. (See "Business -- Reinsurance"). These decreases in expenses are partially offset by non-recurring expenses for severance of $625,000 paid in the second quarter of 1995, the write-off of personal automobile policy acquisition costs in the first quarter of $485,000 resulting from the increased loss ratio in this line of business, the establishment of an allowance for doubtful accounts of $958,000 in the fourth quarter for accounts receivable from the managing general agent writing the personal automobile line of business and additional underwriting expenses incurred in managing the run off of the unprofitable personal auto line of business.

     Deferred policy acquisition costs, which vary with and are primarily related to the production of premiums, consisting of commissions, premium taxes and other costs, are deferred and amortized as the related premiums are earned. The amounts capitalized in the future may be affected by changes in the mix of business, the amount of premiums written, loss and loss adjustment expense ratios and levels of investment income.

     Dividends to policyholders decreased from $1,249,000 in 1994 to a credit of $68,000 in 1995. The ratio of dividends to total net premiums earned was 1.6% in 1994 and (0.1%) in 1995. This decrease reflects management's expectation that the Company's future policyholder dividend obligations will be minimal.

     Combined statutory ratios for CIG's insurance subsidiaries for these periods are similar to the GAAP ratios for the same periods, with only minor differences generally due to accruals permitted under GAAP but not permitted under statutory accounting principles.


     During 1994 the Company reported a loss of $6.7 million related to its disposition of CGIC. As previously discussed, in the third quarter of 1994 the Company increased CGIC's loss reserves substantially, due primarily to construction defect claims emanating from CGIC's artisan contractor policies written in years prior to the merger of Madison with and into CIG. The Company subsequently notified the Department that the loss reserve increases brought CGIC below the minimum surplus required by the State. The Company immediately began working with the Department to formulate a plan for resolving the situation. Based upon discussions with the Department regarding the possible conservation of CGIC, the Company concluded that its control over CGIC had become temporary and, as a result, has accounted for the results of CGIC on the equity method since November 1994, resulting in a write off of its remaining investment in CGIC of $4.2 million at that date. In February 1995, the Company reached an agreement in principle with the Department regarding CGIC. Under the terms of the agreement the intercompany pooling reinsurance agreement between CGIC and CNIC was commuted effective September 30, 1994. In addition, CNIC transferred approximately $1.1 million of securities into a contingency fund for potential further development of CGIC's loss reserves associated with accident years 1990 to 1994 during which time the intercompany pooling agreement was in effect. Further, CIC paid an additional $600,000 in cash to CGIC and CIG transferred its 25% ownership of the Company's Costa Mesa property to CGIC. As a result of this agreement the Company recorded a liability for the cost of the disposition of CGIC, which includes the above described payments and transfers, which, when combined with its write off of its investment in CGIC of $4.2 million resulted in a $6.7 million charge to operating results in 1994. Further, CIC agreed to acquire the in-force book of business of CGIC for approximately $1.7 million, which occurred effective February, 1995.

     The net result of these items discussed in the preceding paragraphs on the loss before income taxes in 1994 is summarized as follows:

                                                               PROPERTY AND
                                                                 CASUALTY
                                              WORKERS'     --------------------   PERSONAL
                                            COMPENSATION   CIC & CNIC    CGIC       AUTO      TOTAL
                                            ------------   ----------   -------   --------   --------
                                                                 (IN THOUSANDS)
Underwriting loss before prior years' loss
  reserve development.....................    $ (2,759)     $ (7,206)   $(1,140)  $ (2,105)  $(13,210)
Prior years' loss reserve development.....      10,350        (7,527)    (8,740)        --     (5,917)
                                               -------      --------    -------    -------   --------
Underwriting income (loss)................    $  7,591      $(14,733)   $(9,880)  $ (2,105)   (19,127)
                                               =======      ========    =======    =======
Net investment income, including capital
  gains...................................                                                     10,896
Loss on disposition of CGIC...............                                                     (6,708)
Other expense, net........................                                                       (631)
                                                                                             --------
Loss before income taxes..................                                                   $(15,570)
                                                                                             ========

     The Company reported no net income tax expense in 1995 as compared to a net income tax benefit of $3.9 million in 1994. The effective tax benefit rate was 24.9% in 1994. The effective tax benefit rate in 1994 was lower than statutory rates primarily due to the tax effect of the disposition of CGIC, which lowered the tax benefit rate, offset partially by the effect of tax exempt income which increased the tax benefit rate. The 1995 effective tax rate was lower than statutory rates primarily due to a reduction of $310,000 in the valuation allowance against deferred tax assets.

     As of December 31, 1995, the Company had net deferred tax assets of $10,974,000, including $6,940,000 attributable to net operating loss carryforwards.

     The loss carryforwards, tax effected at 34%, expire as follows (in thousands):

                                       YEAR
    ---------------------------------------------------------------------------
    2000.......................................................................  $    80
    2001.......................................................................      373
    2002.......................................................................      519
    2003.......................................................................      211
    2004.......................................................................       35
    2006.......................................................................    1,218
    2007.......................................................................      302
    2008.......................................................................    1,388
    2009.......................................................................    4,532
    2010.......................................................................      972
                                                                                 -------
                                                                                   9,630
    Valuation allowance........................................................   (2,690)
                                                                                 -------
                                                                                 $ 6,940
                                                                                 =======

     A reconciliation of the Company's income (loss) before taxes for financial statement purposes to taxable income for the three years ended December 31, 1995 is as follows:

                         (IN THOUSANDS)                             1993       1994      1995
                                                                   -------   --------   -------
Financial statement pre-tax income (loss)........................  $  (223)  $(15,570)  $   939
Change in deferred policy acquisition costs......................   (1,085)    (2,039)    3,445
Statutory basis reserve adjustment in connection with
  acquisition....................................................   (6,165)        --        --
Change in earned but unbilled premiums...........................      597         --    (1,057)
Change in accrued policyholder dividends.........................   (1,500)      (898)     (775)
Change in unearned premium reserve...............................      673        870    (1,575)
Difference in accounting for stop loss agreement commuted in
  1994...........................................................     (404)     1,051        --
Special tax deposit for effect of loss reserve discount..........       --      1,371        --
Change in loss reserve discount..................................    3,481        935    (3,329)
Tax exempt investment income.....................................   (2,441)    (1,556)     (176)
Change in allowance for uncollectible accounts...................       38        140     1,140
Other, net.......................................................     (250)      (181)   (1,470)
Taxable loss.....................................................  $(7,279)  $(15,877)  $(2,858)
                                                                   =======   ========   =======

     Realization of the recorded deferred tax asset is dependent on the Company's ability to generate sufficient pre-tax and taxable income to offset the available losses during the reversal period. Based on the expiration of existing net operating losses, the Company will have to generate an average of approximately $1.35 million of taxable income in each year from 1996 forward to fully utilize the available losses, after giving effect to the valuation allowance.

     The Company believes that, after giving effect to the valuation allowance, pre-tax and taxable income in the carryforward period will be sufficient to utilize the recorded net deferred tax assets, including the available loss carryforwards. A change in the reinsurance structure of the insurance company subsidiaries will result in a higher percentage of retained loss reserves which will increase tax basis loss discounts in future tax years. The change in reinsurance will also increase the net unearned premium reserves which will increase taxable income in future tax years. In addition, the Company has changed the mix of its investment portfolio to maximize the taxable portion of investment income and forgo the election to utilize special tax deposits to pay its loss reserve discount liabilities. The Company believes that the realization of the recorded net deferred tax asset is more likely than not. However, no assurance can be given that the Company's pre-tax and taxable income will be sufficient to utilize the deferred tax benefit in whole or in part. The Company's belief is based upon certain assumptions regarding future events which may or may not occur. If the Company is unable to achieve pre-tax income in 1996, required levels of pre-tax income thereafter, and the required levels of taxable income from 1996 forward, the Company may have to increase, perhaps materially, the valuation allowance. The Company's Federal income tax returns have not been audited by the Internal Revenue Service and all tax years remain open to possible audit.

     A large portion of the tax losses incurred in 1993 and 1994, related to CGIC. As previously discussed, CGIC was placed in conservation in July, 1995, and has been accounted for on the equity method since November 1994, and is not expected to have any negative impact on future operations. If the above mentioned change to the Company's investment portfolio had been in effect for the previous three years and the effect of CGIC and other non-recurring expenses are eliminated from consolidated operating results, the Company estimates that cumulative financial statement pre-tax income would have been approximately $3.9 million as opposed to the pre-tax losses noted previously, aggregating $14.9 million.

RESULTS OF OPERATIONS
  Years Ended December 31, 1994 and 1993


     The 1994 results of operations include the operations of Madison and its subsidiaries on a consolidated basis for the entire year, except that CGIC's results have been accounted for on the equity method since

November 1994. The 1993 results of operations include the operations of Madison and its subsidiaries on a consolidated basis since October 1993.

     Direct and assumed premiums written increased by $15.6 million, or 18.2% in 1994 compared to 1993. This increase was the net result of a reduction of approximately $16.7 million in aggregate workers' compensation premiums, an increase of approximately $22.8 million in aggregate property and casualty premiums and an increase of approximately $9.5 million in personal automobile premiums.

     The 31% decrease in workers' compensation premiums from $54.7 in 1993 to $38.0 million in 1994 was primarily a result of (a) reductions in minimum rates of 12.7% effective January 1, 1994 and a further 16% reduction effective October 1, 1994 (b) CIC's continuing shift in emphasis toward smaller premium business which began in mid-1992 and (c) California's continuing economic difficulties.

     The 74% increase in property and casualty premiums from $31.0 million in 1993 to $53.8 million in 1994 was primarily due to (a) an increase of $17.9 million attributable to the inclusion of CGIC's results for ten months of 1994 and only three months in 1993, (b) an increase of $2.8 million attributable to the inclusion of CNIC's results for all of 1994 and only three months in 1993 and c) an increase of $2.1 million attributable to CIC. The Company continues to emphasize increasing this business segment as a percent of total premium revenue, particularly given the marketplace turmoil created by the new competitive rate environment for California workers' compensation which became effective January 1, 1995.

     The $9.5 million increase in personal automobile premiums resulted from the Company's entry into this line of business in February 1994. Management entered this business based on its belief that there existed an opportunity to offer low limit policies at a price adequate to provide reasonable profit potential. As a result of poorer than expected operating results in this line of business the Company recently decided to withdraw from this line of business and focus on its primary business segments.

     Net premiums earned increased by $6.2 million, or 8.4% in 1994 compared to 1993. The increase was the net result of a reduction of approximately $14.0 million, or 26.5% attributable to workers' compensation, an increase of $13.5 million, or 64.7% attributable to property and casualty premiums and an increase of $6.6 million attributable to personal automobile premiums. These changes in net earned premiums generally reflect the changes in the volume of business described above.

     For the year ended December 31, 1994 approximately 49% of the Company's consolidated net premiums earned were attributable to workers' compensation, 43% were attributable to its commercial property and casualty lines of business and 8% were attributable to personal automobile insurance. For the year ended December 31, 1993, approximately 72% of the Company's consolidated net premiums earned were attributable to workers' compensation and the remaining premiums were attributable to its commercial property and casualty lines of business.

     Net investment income increased by $1.1 million, or 12.1% in 1994 compared to 1993. Of this increase, $570,000 was attributable to the inclusion of CGIC's results for ten months of 1994 compared to three months in 1993 and $524,000 was attributable to the inclusion of CNIC's results for all of 1994 compared to three months in 1993. While the average investment portfolio in 1994 was higher due to the $26.9 million of investments of Madison at the date of the acquisition, the average annual pre-tax yield on the consolidated investment portfolio declined to 6.5% in 1994 compared to 6.8% in 1993. This decrease in the average yield was primarily due to generally declining prevailing interest rates throughout this period. The investment portfolio, including cash, at December 31, 1994 aggregated $138.3 million as compared to $178.0 million at December 31, 1993. This decline is attributable to a decline in the market value of the investment portfolio and the elimination from the consolidated investment portfolio of CGIC's investments since CGIC has been accounted for by the equity method since November 1994. Realized gains were $521,000 in 1994 compared to $1.0 million in 1993.


     The Company earned fee income of $326,000 in 1994 and $787,000 in 1993. Substantially all of the $326,000 of fee income earned in 1994 represented service charges to policyholders under the Company's premium installment payment plans. In 1993 only $57,000 of the $787,000 was attributable to premium installment payment plans. The remainder of the 1993 fees was from an unaffiliated insurance carrier for claims services provided to this carrier by the Company and fees charged to policyholders by CIC which ceased during 1993.

     Four ratios are traditionally used to measure underwriting performance: the loss and loss adjustment expense ratio, the underwriting expense ratio and the policyholder dividend ratio, which when added together, constitute the combined ratio. A combined ratio of greater than 100% reflects an underwriting loss, while a combined ratio of less than 100% indicates an underwriting profit. The following table sets forth CIG's underwriting experience as measured by its combined ratio and the component ratios (computed on a GAAP basis) for the years ended December 31, 1993 and 1994.

                                                                             YEARS ENDED
                                                                            DECEMBER 31,
                                                                           ---------------
                                                                           1993      1994
                                                                           -----     -----
    Loss and loss adjustment expense ratio...............................   86.4%     91.4%
    Underwriting expense ratio...........................................   26.4      31.0
    Policyholder dividend ratio..........................................     .9       1.6
                                                                           -----     -----
    Combined ratio.......................................................  113.7%    124.0%
                                                                           =====     =====

     Loss and loss adjustment expense increased by $9.3 million, or 14.7%, in 1994 compared to 1993 partially due to an increase in net premiums earned in 1994 compared to 1993 combined with an increase in the overall loss and loss adjustment expense ratio from 86.4% in 1993 to 91.4% in 1994. These increases were the net effect of the changes in the Company's loss and loss adjustment expenses described in the following paragraphs.

     Loss and loss adjustment expenses and the loss and loss adjustment expense ratio for the Company's workers' compensation business for the years ended December 31, 1993 and 1994 were as follows:

                                                                        1993        1994
                                                                       -------     -------
    Loss and loss adjustment expense.................................  $44,481     $19,277
    Loss and loss adjustment expense ratio...........................     84.5%       49.8%

     The 57% decline in loss and loss adjustment expense was partially due to the 26.5% decline in net premiums earned and partially due to the decline in the loss and loss adjustment expense ratio. Favorable loss development from prior years' reserves in 1994 resulted in a decrease in loss and loss adjustment expense of $10.3 million compared to an increase of $1.8 million of prior years' reserves in 1993. The 1994 decrease was entirely attributable to the 1992 and 1993 accident years and primarily resulted from changes included in the 1993 Reforms which appear to have had the effect of reducing the number of disability claims involving allegations of post termination stress and psychiatric injury from the levels experienced during 1991. This decrease in prior years' reserves resulted in a 26.6% reduction in the 1994 workers' compensation loss ratio. The $1.8 million increase in prior years' reserves in 1993 was a result of increases in allocated loss adjustment expenses due to increases in legal fees incurred in the settlement of claims and increased the 1993 workers' compensation loss ratio by 3.4%.

     Loss and loss adjustment expenses and the loss and loss adjustment expense ratio for the Company's property and casualty business for the years ended December 31, 1993 and 1994 were as follows:

                                                                        1993        1994
                                                                       -------     -------
    Loss and loss adjustment expense.................................  $19,127     $46,584
    Loss and loss adjustment expense ratio...........................     91.4%      135.2%

     The 144% increase in loss and loss adjustment expense was partially due to the 65% increase in net premiums earned, the majority of which resulted from the merger with Madison in October 1993, and partially due to the significant increase in the loss and loss adjustment expense ratio.


     Loss development from prior years' reserves in 1994 associated with CIC and CNIC resulted in an increase in loss and loss adjustment expense of $6.2 million and $1.3 million, respectively. In addition, loss development from prior years' reserves in 1994 associated with CGIC through October 1994 resulted in an increase in loss and loss adjustment expense of $8.7 million. The $6.2 million increase in CIC's property and casualty reserves was attributable to all accident years since 1989 with $5.0 million attributable to the 1992 and 1993 accident years. This increase was due primarily to a continuation of a higher level of construction defect claims during 1994 than had been anticipated. Substantially all of the $1.3 million increase in CNIC's property and casualty reserves was attributable to losses occurring prior to the date of Madison's merger with and into CIG. This increase was a result of increases in CGIC's loss reserves associated with accident years 1990 through 1993 during which time CNIC and CGIC had in effect an inter-company pooling reinsurance agreement whereby CNIC assumed liability for 20% of all business written by CGIC and CNIC combined. Substantially all of the $8.7 million increase in CGIC's property and casualty reserves was attributable to losses occurring prior to the date of Madison's merger with and into CIG. These increases were a result of a significant increase in the number of construction defect claims being reported for losses occurring during the late 1980's and early 1990's. These increases in prior years' reserves during 1994 resulted in a 47.0% increase in the 1994 property and casualty loss and loss adjustment expense ratio.

     Loss development from prior years' reserves in 1993 resulted in an increase in loss and loss adjustment expense of $3.3 million and an increase in the 1993 property and casualty loss ratio of 17.2% over 1992. This increase was also a result of an increase in the number of construction defect claims being reported.

     The Company identified a significant and continuing increase in certain types of construction defect claims in the fourth quarter of 1993, causing it to significantly increase its IBNR reserves (claims incurred but not yet reported to the Company) on its property and casualty business at that time. Management has more closely monitored emerging construction defect claim patterns since that time. During the third quarter of 1994, management commenced an even more detailed analysis of property and casualty claim development patterns for all three insurance subsidiaries. The result of this analysis was an $11.6 million increase in the Company's consolidated loss reserves for 1993 and prior accident years' property and casualty reserves in the third quarter of 1994 as well as an increase in the current year loss ratio resulting from management's evaluation of the current results being experienced in this line.

     While the Company had stopped insuring subcontractors in the heavier specialties such as framing, sheet metal, plumbing and concrete work beginning in 1992, it had continued to provide insurance to other artisan contractors based on management's belief that this sub-segment was less exposed to construction defect claims. Most such claims typically arise when a condominium association or homeowners group sues the developer and general contractor alleging faulty construction. The general contractor eventually files a cross-complaint against all of the subcontractors who worked on the project, no matter how remotely they may be connected to the alleged damage. Typically, there is a lag of several years between the alleged activity which caused the damage and the initial lawsuit and sometimes even more of a lag in the filing of the cross-complaints. Although currently, the majority of newly reported claims arise from subcontractors in heavier specialities insured in the past, management now anticipates that the Company will continue to receive future claims against the lighter artisan contractors.

     Although management has decided to discontinue offering coverage for any type of artisan contractor, since most insurance policies are written on an annual basis and cover occurrences during the policy period, the Company will have exposure to claims from this business until these policies expire throughout 1995 even though such claims may not be reported to the Company for many years. Accordingly, the Company has established initial property and casualty reserves for accident year 1994 at a higher level than those initially established for 1993 resulting in a 1994 accident year loss ratio for all property and casualty business of 94.9% at December 31, 1994 as compared to a 1993 accident year loss ratio of 75.2% at December 31, 1993. While some of these claims appear to be frivolous, the Company frequently has an obligation to provide a defense for its insureds.


     A significant portion of the third quarter reserve increases described above were associated with CGIC. Subsequent to this third quarter loss reserve increase the Company notified the Department that the cumulative effect of these increases brought CGIC below the minimum surplus required by the State. The Company began working with the Department to formulate a plan for resolving the situation. Based upon discussions with the Department regarding the possible conservation of CGIC, the Company concluded that its control over CGIG had become temporary and as a result, has accounted for the results of CGIC on the equity method since November 1994.

     Losses and loss adjustment expenses for the Company's personal automobile business in 1994 aggregated $7.1 million and the loss ratio was 107.0%. The Company entered this line in February 1994. Primarily due to the poorer than expected operating results in this line of business the Company recently decided to withdraw from this line of business and focus on its primary business segments.

     Policy acquisition and other underwriting expenses increased by $5.3 million, or 27.6% in 1994 compared to 1993. As a percentage of net premiums earned, these expenses were 31.0% in 1994 and 26.3% in 1993. The increase in the underwriting expense ratio was due to a number of factors including a highly competitive commission environment in workers' compensation, the relatively higher rates of commission which accompany the smaller size workers' compensation policies and commercial property and casualty business in general and certain merger related costs incurred in 1994 associated with restructuring and consolidating certain functions and operations following the merger of Madison with and into CIG in October 1993. Deferred policy acquisition costs, which vary with and are primarily related to the production of premiums, consisting of commissions, premium taxes and other costs, are deferred and amortized as the related premiums are earned. The amounts capitalized in the future may be affected by changes in the mix of business, the amount of premiums written, loss and loss adjustment expense ratios and levels of investment income.

     Dividends to policyholders increased by $597,000, or 91.6%, in 1994 compared to 1993. The ratio of dividends to net premiums earned was 1.6% in 1994 and .9% in 1993. This increase reflects the significant improvement in the workers' compensation loss ratio offset partially by the Company's continuing shift in emphasis to smaller premium size workers' compensation policies which generally result in lower policyholder dividend obligations.

LIQUIDITY AND CAPITAL RESOURCES

     Since January 1, 1993, the Company has generated $1 million of cash flow from operations. The Company's principal source of liquidity is from its investments, which have staggered maturities. (See "Investments"). Capital expenditures during this period were approximately $1.2 million and were primarily for computer equipment. During 1995, the Company sold all of its investments in common stock. In 1994, $542,000 of cash was used in the disposition of CGIC.

     CIG's insurance subsidiaries' major sources of funds from operations are premiums collected and investment income received. The major uses of operating funds include claim payments, underwriting and administrative expenses, policyholder dividends, interest expense and income taxes. The insurance subsidiaries maintain adequate liquidity by investing in high-grade securities with staggered maturities and do not invest in so-called "junk bonds". The Company's current investment strategy is to structure the portfolio of each insurance subsidiary to match anticipated claim obligations as well as other operating needs. In this regard, the Company regularly monitors emerging claim reporting and payment patterns. To the extent emerging patterns indicate that previously anticipated payment patterns have changed, the Company generally begins to modify its portfolio maturities accordingly; first through the investment of current operating cash flows and the reinvestment of proceeds received from maturing investments, and second, through the reinvestment of proceeds received from the sale of investments, if necessary.


     During 1994, CGIC experienced significant losses which ultimately resulted in CIG writing off its investment in CGIC. The operating losses of CGIC combined with CIG's write off of its investment in CGIC generated substantial net operating losses for federal income tax purposes. Due to this unforeseen change in circumstances, the Company began to liquidate its portfolio of tax advantaged investments including, in the fourth quarter of 1994, redeemable preferred stocks which were classified as held-to-maturity at December 31, 1993. Sales of tax exempt bonds and redeemable preferred stocks during 1994 aggregated approximately $20.4 million. The remaining portfolio of redeemable preferred stocks has been transferred to securities available-for-sale at December 31, 1994 in order to appropriately reflect the status of these investments at that date.

     Also, during 1994 the Company sold approximately $4.8 million of securities held by CGIC and CNIC at the date of the Company's acquisition of these companies primarily because the quality ratings of these securities were lower than those contained in the Company's statement of investment policy. The majority of the remaining sales of securities in 1994 resulted primarily from the Company's strategy to structure its investment portfolio to match anticipated claim obligations.

     The amount of net premiums that each insurer may write and its attendant ability to expand its business generally are limited by the amount of each company's policyholders' surplus. The Department views the ratio of net premiums written to policyholders' surplus as an indication of an insurance company's financial condition; however, to CIG's knowledge, no specific maximum ratio has been promulgated by the Department. CIG believes that, in general, based in part on guidelines established by the NAIC, profitable multi-line property and casualty insurance companies maintain a ratio of net premiums written to policyholders' surplus of not more than 3 to 1. CIC's ratios of net premiums written to policyholders' surplus at December 31, 1993, 1994 and 1995 were 2.8 to 1, 2.8 to 1 and 1.6 to 1 respectively. CNIC's ratios of net premiums written to policyholders' surplus at December 31, 1993, 1994 and 1995 were .5 to 1, .7 to 1 and (.4) to 1 respectively.

     California workers' compensation insurers are also required to deliver securities for deposit with the State of California for the benefit of policyholders for the full amount of their unpaid losses and loss adjustment expense. CIC has made the required deposits, which were approximately $79.1 million at December 31, 1995.

     On a separate company basis, CIG's principle sources of liquidity since January 1, 1993 have been intercompany charges for services and interest on contribution certificates from CIC. CIG also received a dividend from CIC of $250,000 in 1993. The California Insurance Code permits the payment of dividends by an insurer from the earned surplus at the preceding year end in any 12-month period, without the prior consent of the Insurance Commissioner, generally based on the greater of (a) net income for the preceding year as determined under statutory accounting principles or (b) 10% of statutory policyholders' surplus as of the preceding December 31. Under these provisions, based on financial data as of December 31, 1995, CNIC could pay approximately $400,000 in dividends to CIC during 1996, without prior approval; however, CIC cannot pay any dividends to CIG during 1996 without prior approval.

     CIG received interest on contribution certificates and intercompany service charges from its subsidiaries amounting to $5.4 million, $8.3 million and $7.5 million in 1993, 1994 and 1995, respectively. The contribution certificates were forgiven in 1993.

     Management believes that the Company's current capital structure, together with internally generated funds, will be sufficient to support its operations for the foreseeable future. The Company has no material commitments for capital expenditures.

EFFECTS OF INFLATION


     Inflation can be expected to affect the operating performance and financial condition of the Company in several respects. Inflation can reduce the market value of the investment portfolio, which consists to a significant extent of fixed income securities. The portfolio may also benefit from inflation because yields on new investments will generally be higher. Inflation adversely affects the portion of loss reserves that relate to hospital and medical expenses, as these expenses normally increase at a greater rate than prevailing inflation. Benefits for lost wages are not directly affected by inflation, because these amounts are regulated by the Department and are fixed at pre-established amounts. In addition, inflation normally results in increases in wages paid to employees, which increase workers' compensation premiums, but also increase underwriting expenses at about the same rate. To the extent that loss reserves and payments increase as a result of inflation, rates historically have increased through operation of the rate setting process. However, no assurance can be given that future rate changes will match inflation.

ITEM 8.  CONSOLIDATED FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

          INDEX TO CONSOLIDATED FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA            PAGE
                                                                                       ----
Consolidated Balance Sheets at December 31, 1994 and 1995............................  G-45
Consolidated Statements of Operations for the Years Ended
  December 31, 1993, 1994 and 1995...................................................  G-47
Consolidated Statements of Cash Flows for the Years Ended
  December 31, 1993, 1994 and 1995...................................................  G-48
Consolidated Statements of Stockholders' Equity for the Years Ended
  December 31, 1993, 1994 and 1995...................................................  G-49
Notes to Consolidated Financial Statements...........................................  G-50
Independent Auditors' Report.........................................................  G-63
Statement of Management's Financial Reporting Responsibility.........................  G-64
Supplementary Information (unaudited) -- Selected Quarterly Financial Data for the Years Ended December 31, 1994 and 1995.....................................  G-65

                   CITATION INSURANCE GROUP AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS

                                                                          DECEMBER 31,
                                                                   ---------------------------
                                                                     1994               1995
                                                                   --------           --------
                                                                   (IN THOUSANDS, EXCEPT SHARE
                                                                              DATA)
ASSETS
Investments:
     Securities available-for-sale:
       Fixed maturity securities, at market:
          Redeemable preferred stocks (cost approximates
            market)..............................................  $  3,017           $     --
          Tax-exempt bonds (cost $9,720 and $549)................     9,219                575
          Taxable bonds (cost $123,368 and $123,817).............   118,367            128,849
       Short-term investments (cost approximates market).........       939              5,846
       Common stocks at market (cost $4,954 )....................     5,885                 --
                                                                   --------           --------
Total investments................................................   137,427            135,270
Cash in interest-bearing accounts................................       889              1,338
Investment income receivable.....................................     2,589              2,572
Premiums receivable, net of allowance for uncollectible
  amounts of $790 and $1,930.....................................    10,126             12,808
Earned but unbilled premiums.....................................        --                936
Reinsurance recoverable, net of allowance for uncollectible
  amounts of $22 and $46.........................................    13,096             12,564
Prepaid reinsurance premiums.....................................       766              2,907
Deferred policy acquisition costs................................     5,791              2,346
Property and equipment, net of accumulated depreciation
  of $3,516 and $3,798...........................................     2,192              1,035
Intangible assets................................................       113                 --
Deferred income taxes............................................    13,987             10,974
Other assets.....................................................     3,119              1,603
                                                                   --------           --------
Total Assets.....................................................  $190,095           $184,353
                                                                   ========           ========


                See notes to consolidated financial statements.

                   CITATION INSURANCE GROUP AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS

                                                                          DECEMBER 31,
                                                                   ---------------------------
                                                                     1994               1995
                                                                   --------           --------
                                                                   (IN THOUSANDS, EXCEPT SHARE
                                                                              DATA)
LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Loss and loss adjustment expense.................................  $118,104           $105,969
Unearned premiums................................................    22,767             17,032
Dividends payable to policyholders...............................       878                121
Reinsurance balances.............................................     2,113              9,896
Other liabilities................................................     7,685              5,232
                                                                   --------           --------
Total liabilities................................................   151,547            138,250
Commitments and contingencies (Notes 5 and 12)...................        --                 --
Stockholders' Equity:
Preferred stock, $1.00 par value; authorized 1,000,000 shares;
  none issued....................................................        --                 --
Common stock, $.10 par value; authorized 15,000,000 shares;
  6,382,803 shares issued in 1994 and 1995.......................       620                620
Additional paid-in capital.......................................    45,207             45,207
Treasury stock, 313,600 shares in 1994 and 1995..................    (2,000)            (2,000)
Accumulated deficit..............................................    (2,001)            (1,062)
Unrealized appreciation (depreciation) on securities
  available-for-sale, net of deferred taxes......................    (3,278)             3,338
                                                                   --------           --------
Total Stockholders' Equity.......................................    38,548             46,103
                                                                   --------           --------
Total Liabilities and Stockholders' Equity.......................  $190,095           $184,353
                                                                   ========           ========


                See notes to consolidated financial statements.

                   CITATION INSURANCE GROUP AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                   YEARS ENDED DECEMBER 31,
                                                               --------------------------------
                                                                1993         1994        1995
                                                               -------     --------     -------
                                                               (IN THOUSANDS, EXCEPT PER SHARE
                                                                            DATA)
Revenues:
Direct and assumed premiums written..........................  $85,735     $101,321     $77,632
                                                               -------     --------     -------
Net premiums earned..........................................  $73,583     $ 79,769     $54,736
Net investment income........................................    9,252       10,375       9,514
Gain on sale of investments..................................    1,029          521       2,133
Commission and fee income....................................      787          326         562
                                                               -------     --------     -------
                                                                84,651       90,991      66,945
Expenses:
Loss and loss adjustment expense.............................   63,608       72,930      46,723
Policy acquisition and other underwriting expenses...........   19,372       24,717      17,862
Dividends to policyholders...................................      652        1,249         (68)
Loss on disposition of subsidiary............................       --        6,708          --
Restructuring costs..........................................      500           --          --
Other operating costs and expenses...........................      742          957       1,489
                                                               -------     --------     -------
                                                                84,874      106,561      66,006
                                                               -------     --------     -------
Income (loss) before income taxes and cumulative effect of a
  change in accounting principle.............................     (223)     (15,570)        939
Income tax benefit...........................................     (756)      (3,881)         --
                                                               -------     --------     -------
Income (loss) before cumulative effect of a change in
  accounting principle.......................................      533      (11,689)        939
Cumulative effect on years prior to 1993 of a change in
  accounting for income taxes................................    3,500           --          --
                                                               -------     --------     -------
Net income (loss)............................................  $ 4,033     $(11,689)    $   939
                                                               =======     ========     =======
Net income (loss) per share:
Income (loss) before cumulative effect of a change in
  accounting for income taxes................................  $  0.12     $  (1.92)    $  0.15
Cumulative effect of a change in accounting for income
  taxes......................................................     0.76           --          --
                                                               -------     --------     -------
Net income (loss) per share..................................  $  0.88     $  (1.92)    $  0.15
                                                               =======     ========     =======


                See notes to consolidated financial statements.

                   CITATION INSURANCE GROUP AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                  YEARS ENDED DECEMBER 31,
                                                             ----------------------------------
                                                               1993         1994         1995
                                                             --------     --------     --------
                                                                       (IN THOUSANDS)
Operating activities:
Direct premiums and fees collected.........................  $ 88,830     $ 97,746     $ 73,179
Investment income collected, net of investment expense
  paid.....................................................     9,503       10,933       11,863
Direct claims and adjustment expense paid..................   (66,273)     (75,581)     (65,671)
Underwriting, policy acquisition costs and other operating
  expenses paid............................................   (20,829)     (28,808)     (14,328)
Policyholders dividends paid...............................    (2,152)      (2,139)        (689)
Net collections from (payments to) reinsurers..............     7,134       (5,370)     (15,314)
Income taxes paid..........................................      (942)        (104)          --
                                                             --------     --------     --------
Net cash provided by (used in) operating activities........    15,271       (3,323)     (10,960)
                                                             --------     --------     --------
Investing activities:
Fixed maturity securities:
     Purchased.............................................   (40,418)     (63,229)     (44,023)
     Matured...............................................        --           77        4,975
     Sold..................................................    37,998       39,640       50,576
Common stocks:
     Purchased.............................................    (4,630)      (5,112)        (646)
     Sold..................................................     9,396        7,826        5,612
Funds received from reinsurer..............................     4,042        4,912           --
Purchase of property and equipment.........................      (351)        (719)        (178)
Net change in short-term investments.......................    (4,964)       4,025       (4,907)
Acquisition of subsidiaries, net of cash acquired..........    (3,607)          --           --
Cash effect of deconsolidation of subsidiary...............        --         (542)          --
                                                             --------     --------     --------
Net cash provided by (used in) investing activities........    (2,534)     (13,122)      11,409
                                                             --------     --------     --------
Financing activities:
Purchase of common stock held in treasury..................      (232)        (368)          --
Issuance of common stock...................................        57           27           --
                                                             --------     --------     --------
Net cash used in financing activities......................      (175)        (341)          --
                                                             --------     --------     --------
Net increase (decrease) in cash............................    12,562      (16,786)         449
Cash, beginning of year....................................     5,113       17,675          889
Cash, end of year..........................................  $ 17,675     $    889     $  1,338
                                                             ========     ========     ========


                See notes to consolidated financial statements.

                   CITATION INSURANCE GROUP AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                      THREE YEARS ENDED DECEMBER 31, 1995
                         (IN THOUSANDS, EXCEPT SHARES)

                                                                                                       UNREALIZED
                                                                                                      APPRECIATION
                                                                                                     (DEPRECIATION)
                                       COMMON STOCK      ADDITIONAL    TREASURY STOCK     RETAINED   ON SECURITIES
                                    ------------------    PAID-IN     -----------------   EARNINGS     AVAILABLE-
                                     SHARES     AMOUNT    CAPITAL     SHARES    AMOUNT    (DEFICIT)     FOR-SALE       TOTAL
                                    ---------   ------   ----------   -------   -------   --------   --------------   --------
Balances, January 1, 1993.........  4,207,442    $402     $ 28,611    236,100   $(1,400)  $ 5,655       $  1,009      $ 34,277
Common stock issued in acquisition
  of subsidiaries.................  2,158,545     216       16,513                                                      16,729
Repurchase of common stock held in
  treasury........................                                     33,500     (232 )                                  (232)
Stock issued under stock
  option plans....................     11,728       1           57                                                          58
Change in unrealized appreciation
  (depreciation) on common stock
  investments, net of deferred tax
  effect..........................                                                                          (146)         (146)
Cumulative effect of a change in
  accounting principle -- change
  in unrealized appreciation on
  bond investments, net of
  deferred tax effect.............                                                                         5,060         5,060
Net income........................                                                          4,033                        4,033
                                    ---------   ------   ----------   -------   -------   --------       -------      --------
Balances, December 31, 1993.......  6,377,715     619       45,181    269,600   (1,632 )    9,688          5,923        59,779
Repurchase of common stock held in
  treasury........................                                     44,000     (368 )                                  (368)
Stock issued under stock
  option plans....................      5,088       1           26                                                          27
Change in unrealized appreciation
  (depreciation) on securities
  available-for-sale net of
  deferred tax effect.............                                                                        (9,201)       (9,201)
Net loss..........................                                                        (11,689 )                    (11,689)
                                    ---------   ------   ----------   -------   -------   --------       -------      --------
Balances, December 31, 1994.......  6,382,803     620       45,207    313,600   (2,000 )   (2,001 )       (3,278)       38,548
Change in unrealized appreciation
  (depreciation) on securities
  available-for-sale, net of
  deferred tax effect.............                                                                         6,616         6,616
Net income........................                                                            939                          939
                                    ---------   ------   ----------   -------   -------   --------       -------      --------
Balances, December 31 ,1995.......  6,382,803    $620     $ 45,207    313,600   $(2,000)  $(1,062 )     $  3,338      $ 46,103
                                     ========   =======  =========    =======   =======   ========   =============    ========


                See notes to consolidated financial statements.

                   CITATION INSURANCE GROUP AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                      Three Years Ended December 31, 1995

1. BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Business and Principles of Consolidation -- Citation Insurance Group (the Company) is engaged in writing workers' compensation, commercial property and casualty, and beginning in 1994, personal auto insurance principally in California through its subsidiaries, Citation Insurance Company (CIC) and Citation National Insurance Company (CNIC).

     The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries; CIC, CNIC, Madison Acceptance Corporation and Citation Insurance Services, Inc. As further explained in Note 2, the Company increased loss reserves for its wholly-owned subsidiary Citation General Insurance Company (CGIC) throughout 1994, and in the third quarter of 1994 the increase in CGIC's loss reserves was substantial. The Company notified the California Department of Insurance (the "Department") that the cumulative effect of these increases brought CGIC below the minimum surplus required by the State. Based on ensuing discussions with the Department regarding the possible conservation of CGIC, the Company concluded that its control over CGIC had become temporary and, as a result, has accounted for the results of CGIC on the equity method since November 1994. All material intercompany transactions and balances have been eliminated.

     Investments -- Prior to December 31, 1993, fixed maturity securities including redeemable preferred stocks and bonds were considered securities available-for-sale and were carried at the lower of cost or market with the difference between cost and carrying amount, if any, reflected as a separate component of stockholders' equity.

     In May 1993, the Financial Accounting Standards Board (FASB) issued Statement No. 115, "Accounting for Certain Investments in Debt and Equity Securities." This Statement requires that investments in debt and equity securities be classified as "held-to-maturity," "trading securities" or "available-for-sale." It requires that investments classified as held-to-maturity be reported at amortized cost, that investments classified as trading securities be reported at fair value with unrealized gains and losses included in earnings and that investments classified as available-for-sale be reported at fair value with unrealized gains and losses, net of related tax, if any, reported as a separate component of stockholders' equity. The Company classified all its debt and equity securities excluding redeemable preferred stocks as available-for-sale at December 31, 1993. The cumulative effect of adopting the statement on the Company's financial statements was to increase stockholders' equity by $5,060,000 as of December 31, 1993.

     Securities which have a stated maturity of one year or less at the date of acquisition are classified as short-term securities available-for-sale.

     Redeemable preferred stocks were classified as held-to-maturity and carried at amortized cost at December 31, 1993 since the Company had both the ability and intention to hold those securities to maturity at that time. During 1994 one of the Company's insurance subsidiaries experienced significant losses (see Note
2) and, as a result, generated substantial net operating losses for federal income tax purposes. The Company began, in the fourth quarter of 1994, to liquidate its portfolio of tax advantaged investments, including redeemable preferred stocks, in order to maximize the utilization of the available net operating losses. The remaining portfolio of redeemable preferred stocks was transferred to securities available-for-sale at December 31, 1994 in order to appropriately reflect management's intentions not to hold such securities to maturity.


     Realized gains and losses on securities sold are based on the amortized cost of specific securities sold. As of December 31, 1995, 1994 and 1993, there were no investments which were delinquent as to the payment of principal or interest.

                   CITATION INSURANCE GROUP AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                      Three Years Ended December 31, 1995

     Revenue Recognition -- Premiums are earned on a pro rata basis over the terms of the policies. Premiums earned reflect an estimate for earned but unbilled premiums. Unearned premiums represent the difference between premiums written and premiums earned.

     Deferred Policy Acquisition Costs -- Policy acquisition costs, which vary with and are primarily related to the production of premiums, consisting of commissions, premium taxes and other costs, are deferred and amortized as the related premiums are earned. Amortization of deferred policy acquisition costs was $16,559,000, $17,850,000 and $13,400,000 for the years ended December 31,
1993, 1994 and 1995, respectively. Deferred policy acquisition costs are reviewed to determine that they are recoverable, after allowing for anticipated investment income.

     Property and Equipment -- Property and equipment consists primarily of a building, land, furniture and equipment and is stated at cost. Depreciation is computed on the straight-line basis over estimated useful lives of two to twenty years.

     Intangible Assets -- Intangible assets consist of the excess of cost over net tangible assets, covenants not to compete and agency lists of a business acquired in 1989, and are being amortized on a straight-line basis over a range of two to seven years. Amortization of intangibles in 1993, 1994 and 1995 was $112,000, $64,000 and $113,000 respectively.

     Loss and Loss Adjustment Expense -- Liabilities for loss and loss adjustment expense are related to insured events that occurred before the balance sheet date. Such estimates are based on many variables including individual cases for reported losses, estimates of unreported losses using historical and statistical information and other factors. Such estimates are necessarily subject to the impact of future changes in economic and social conditions. Given the inherent variability in such estimates, the actual liabilities could differ significantly from the amounts provided. However, management believes the liabilities established are adequate. The estimates are regularly reviewed and any adjustments are reflected in operations in the period in which they become known.

     Dividends Payable to Policyholders -- Estimated dividends to policyholders on participating policies are accrued as the related premiums are earned. These participating policies represent approximately 37%, 33% and 9% of direct and assumed premiums earned in 1993, 1994 and 1995, respectively. Dividends do not become a contractual liability until they are declared by the Board of Directors.

     Income Taxes -- Deferred income taxes are provided for temporary differences between the carrying amount of assets and liabilities for financial reporting and for income tax purposes.

     Income (Loss) Per Share -- Income (loss) per share is based on the weighted average number of shares of common stock outstanding and, when dilutive, common stock equivalents. The weighted average number of common and common equivalent shares used in the computation was 4,590,403, 6,075,067 and 6,082,825 for the years ended 1993, 1994 and 1995, respectively.

     Statement of Cash Flows -- For purposes of reporting cash flows, cash includes demand deposits in interest-bearing accounts.

     Reclassifications -- Certain reclassifications have been made to the 1993 and 1994 presentation in order to conform with the 1995 presentation. Such reclassifications had no impact on the Company's financial position or results of operations.


     Financial Statement Estimates -- The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses. Actual results could differ from these estimates.

                   CITATION INSURANCE GROUP AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                      Three Years Ended December 31, 1995

     Recently Issued Accounting Pronouncements -- The Financial Accounting Standards Board issued Statement No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of" which must be adopted by the Company effective January, 1996. The statement establishes standards to measure the impairment of long-lived assets, certain identifiable intangibles, and goodwill. The Company has determined the effect of the adoption of this standard will not be material.

     Statement of Financial Accounting Standards No. 123, "Accounting for Stock-based Compensation," is effective for fiscal years beginning after December 15, 1995. The Company will adopt this statement on January 1, 1996 and will elect to continue applying APB Opinion No. 25 to account for its stock-based employee compensation arrangements. Based on the Company's current use of equity instruments, adoption of the new standard will not affect reported earnings, financial position or cash flows.

2. ACQUISITION AND DISPOSITION OF SUBSIDIARIES

  Acquisition of Subsidiaries

     In October 1993, the Company completed its acquisition of Madison Capital, Inc. and subsidiaries (Madison), a Company engaged primarily in writing commercial property and casualty insurance. The Madison acquisition has been accounted for utilizing the purchase method and accordingly, the operations of Madison have been consolidated with the Company's since October 4, 1993. No goodwill was recorded in connection with the transaction. The total consideration paid to Madison's former shareholders was as follows:

                                                                                     (IN
                                                                                 THOUSANDS)
                                                                                -------------
2,158,545 shares of Citation common stock valued at $7.75 per share
  at the date of acquisition..................................................     $16,729
Cash consideration paid, net of cash acquired.................................       3,607
                                                                                -------------
                                                                                   $20,336
                                                                                ============

     In connection with the acquisition, the Company combined its Southern California operations into one facility. As a result of this restructuring, the Company accrued $430,000 for remaining lease commitments and $70,000 for employee severance packages which are included in the accompanying statement of operations for 1993, under the caption "restructuring costs."

     The following unaudited pro forma results of operations for the year ended December 31, 1993 give effect to the acquisition of Madison as though the transaction had occurred on January 1, 1993. Pro forma results do not give effect to any potential benefits that might have been realized through the combination of operations and are not necessarily indicative of the results that actually would have occurred since January 1, 1993, or that will be achieved in the future.

                                                                              1993
                                                                            --------
                                                                 (IN THOUSANDS EXCEPT PER SHARE
                                                                             DATA)
Revenues.......................................................             $102,971
Net income.....................................................             $  1,295
Net income per share...........................................             $   0.21

  Disposition of Subsidiary


     During 1994 the Company increased CGIC's loss reserves, primarily in the third quarter. Subsequent to the third quarter loss reserve increases the Company notified the Department that the cumulative effect of these loss reserve increases brought CGIC below the minimum surplus required by the State. The Company immediately began working with the Department to formulate a plan for resolving the situation. Based upon

                   CITATION INSURANCE GROUP AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                      Three Years Ended December 31, 1995

discussions with the Department regarding the possible conservation of CGIC, the Company concluded that its control over CGIC had become temporary and, as a result, has accounted for the results of CGIC on the equity method since November 1994, resulting in a write off of its remaining investment in CGIC of $4,181,000 at that date.

     In February 1995, the Company reached an agreement in principle with the Department regarding CGIC. Under the terms of the agreement an intercompany reinsurance agreement between CGIC and CNIC was commuted effective September 30, 1994 which had no material impact on consolidated results of operations. In addition, the Company agreed to transfer approximately $1.1 million of securities into a contingency fund for potential future development of CGIC's loss reserves, pay an additional $600,000 in cash to CGIC and transfer its 25% ownership of the Company's Costa Mesa property with a carrying value of approximately $847,000 to CGIC. As a result of this agreement, the Company recorded a liability for the cost of disposition of CGIC, which includes the above described payments and transfers which, when combined with its write off of its investment in CGIC, resulted in a $6,708,000 charge to operating results in 1994.

     During July 1995, CGIC was placed into conservation by the State of California, effectively transferring control of CGIC's assets to the California Department of Insurance. In August 1995, CGIC was placed into liquidation by the State of California.

     The following table reflects the results of CGIC on a separate basis (for the ten months ended October 31, 1994, including the loss on disposition of subsidiary) and of the Company exclusive of CGIC for the year ended December 31, 1994.

                                                                YEAR ENDED DECEMBER 31, 1994
                                                              ---------------------------------
                                                               (IN THOUSANDS, EXCEPT PER SHARE
                                                              DATA)         CGIC
                                                                CGIC       OMITTED    CONSOLIDATED
                                                              ---------   ---------   ---------
Total revenues..............................................  $ 13,117     $77,874    $ 90,991
Loss before income taxes....................................   (15,296 )      (274)    (15,570 )
Net income (loss)...........................................   (12,007 )       318     (11,689 )
Net income (loss) per share.................................     (1.97 )       .05       (1.92 )

3. INVESTMENTS
Net investment income is summarized as follows:

                                                                  YEARS ENDED DECEMBER 31,
                                                              ---------------------------------
                                                                1993        1994        1995
                                                              ---------   ---------   ---------
                                                                       (IN THOUSANDS)
Tax-exempt bonds............................................  $  1,937     $ 1,557    $    174
Taxable bonds...............................................     6,229       8,116       8,724
Redeemable preferred stocks.................................       540         314          19
Common stocks...............................................       234         209          41
Short-term investments......................................       196         342         784
Deposit with reinsurer......................................       416         174          --
Other.......................................................        21          --          --
                                                              ---------   ---------   ---------
                                                                 9,573      10,712       9,742
Investment expense..........................................       321         337         228
                                                              ---------   ---------   ---------
                                                              $  9,252     $10,375    $  9,514
                                                              =========   =========   =========

                   CITATION INSURANCE GROUP AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                      Three Years Ended December 31, 1995

Realized investment gains and losses are as follows:

                                                                  YEARS ENDED DECEMBER 31,
                                                              ---------------------------------
                                                                1993        1994        1995
                                                              ---------   ---------   ---------
                                                                        (IN THOUSANDS)
Gross realized gains:
     Fixed maturities.......................................   $   700     $ 1,206     $   780
     Common stocks..........................................       759         638       1,908
                                                              ---------   ---------   ---------
                                                                 1,459       1,844       2,688
                                                              ---------   ---------   ---------
Gross realized losses:
     Fixed maturities.......................................       139         719         396
     Common stocks..........................................       291         604         159
                                                              ---------   ---------   ---------
                                                                   430       1,323         555
                                                              ---------   ---------   ---------
          Net realized investment gains.....................   $ 1,029     $   521     $ 2,133
                                                              =========   =========   =========

Net unrealized gains (losses) on securities included in stockholders' equity are as follows:

                                                                        DECEMBER 31,
                                                              ---------------------------------
                                                                1993        1994        1995
                                                              ---------   ---------   ---------
                                                                        (IN THOUSANDS)
Common stocks...............................................   $ 1,307     $   931     $    --
Fixed maturity securities...................................     7,667      (5,502)      5,058
Deferred taxes..............................................    (3,051)      1,293      (1,720)
                                                              ---------   ---------   ---------
Net unrealized gain (loss)..................................   $ 5,923     $(3,278)    $ 3,338
                                                              =========   =========   =========

The amortized cost and estimated market value of securities available-for-sale are as follows:

                                                           GROSS         GROSS       ESTIMATED
                                           AMORTIZED    UNREALIZED    UNREALIZED      MARKET
                                             COST          GAINS        LOSSES         VALUE
                                          -----------   -----------   -----------   -----------
                                                             (IN THOUSANDS)
December 31, 1995
  U.S. Government and agency bonds......   $  22,382      $   526       $    (5)     $  22,903
  State and political subdivision
     bonds..............................         549           26            --            575
  Corporate debt securities.............     107,281        4,563           (52)       111,792
                                          -----------   -----------   -----------   -----------
                                           $ 130,212      $ 5,115       $   (57)     $ 135,270
                                          ===========   ===========   ===========   ===========
December 31, 1994
  Common stocks.........................   $   4,954      $ 1,081       $  (150)     $   5,885
  U.S. Government and agency bonds......      28,114           96          (628)        27,582
  State and political subdivision
     bonds..............................       9,720          207          (708)         9,219
  Corporate debt securities.............      96,193          253        (4,722)        91,724
  Redeemable preferred stock............       3,017           --            --          3,017
                                          -----------   -----------   -----------   -----------
                                           $ 141,998      $ 1,637       $(6,208)     $ 137,427
                                          ===========   ===========   ===========   ===========

                   CITATION INSURANCE GROUP AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                      Three Years Ended December 31, 1995

     As discussed in Note 1, during November 1994 the Company sold or transferred its portfolio of redeemable preferred stocks from held-to-maturity to available-for-sale. The amortized cost, realized gains on sale and unrealized loss at the date of transfer relating to these securities are as follows:

                                                                                   UNREALIZED
                                                                                     LOSS AT
                                                        AMORTIZED     REALIZED       DATE OF
                                                          COST          GAINS       TRANSFER
                                                       -----------   -----------   -----------
Sold.................................................    $   813         $28          $  --
Transferred..........................................    $ 3,017         $--          $(113)

     The amortized cost and estimated market value of securities at December 31, 1995, by contractual maturity, are shown below. Actual maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                                       AVAILABLE-FOR-SALE
                                                                    -------------------------
                                                                                   ESTIMATED
                                                                     AMORTIZED      MARKET
                                                                       COST          VALUE
                                                                    -----------   -----------
                                                                         (IN THOUSANDS)
One year or less..................................................   $  13,857     $  13,859
After 1 year through 5 years......................................      61,780        63,750
After 5 years through 10 years....................................      54,331        57,411
After 10 years....................................................         244           250
                                                                    -----------   -----------
Total.............................................................   $ 130,212     $ 135,270
                                                                    ===========   ===========

     At December 31, 1993, 1994 and 1995, securities with a carrying amount of $83,447,000, $85,318,000 and $79,100,000 were pledged under a workers'
compensation agreement for the purpose of fulfilling the Company's security obligation under the California Insurance Code.

4. STATUTORY BASIS INFORMATION

     The Company is primarily an insurance holding company and does not have any significant revenue producing operations of its own. Its primary sources of cash are dividends, intercompany charges for services and interest on contribution certificates (which were retired during 1993) from its insurance subsidiaries. The subsidiaries are subject to comprehensive regulation under the California Insurance Holding Company Act which limits dividend payments and regulates other intercompany transactions. Based on financial data as of December 31, 1995, the insurance company subsidiaries could pay during 1996 no dividends to the Company without prior approval. The insurance company subsidiaries paid no dividends in 1994 and 1995 to the Company. During 1993, CIC paid $250,000 in dividends to the Company. Selected statutory financial data of the Company's consolidated insurance subsidiaries, CIC and CNIC (from October 4, 1993, the date of acquisition), is set forth below:

                                                                  CONSOLIDATED SUBSIDIARIES
                                                              ---------------------------------
                                                                1993        1994        1995
                                                              ---------   ---------   ---------
                                                                       (IN THOUSANDS)
Loss and loss adjustment expense
  reserves at December 31,..................................  $104,772    $107,723     $94,755
Statutory capital and surplus
  at December 31,...........................................  $ 32,310    $ 29,675     $29,626
Statutory net income (loss) for
  the year ended December 31................................  $ (2,525 )  $   (399 )   $ 3,079

                   CITATION INSURANCE GROUP AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                      Three Years Ended December 31, 1995

     The statutory net loss of CGIC for the ten month period ended October 31, 1994 was $10,058,000.

     The Company's insurance subsidiaries prepare their statutory financial statements in accordance with accounting practices prescribed or permitted by the California Department of Insurance. Prescribed statutory accounting practices include a variety of publications of the National Association of Insurance Commissioners ("NAIC"), as well as state laws, regulations and general administrative rules. Permitted statutory accounting practices encompass all accounting practices not so prescribed.

     The Company's insurance subsidiaries do not apply any statutory accounting practices, which differ from prescribed statutory accounting practices, which individually or in the aggregate materially affect statutory surplus or risk-based capital.

5. REINSURANCE AND SUBROGATION

     In the ordinary course of business, the Company's insurance subsidiaries have entered into excess of loss, pro-rata, and catastrophic reinsurance agreements which provide protection against losses over stipulated amounts arising from any one occurrence or event. Coverage provided under these agreements is generally summarized as follows:

                                                          COMPANY RETENTION              REINSURANCE LIMITS
                                                      --------------------------   ------------------------------
 Workers' Compensation............................... $   250,000                  $ 50,000,000
 Commercial Property -- Excess of loss and
   Pro-Rata.......................................... $    50,000   -- $ 125,000   $  3,000,000   -- $ 12,000,000
 Commercial Property -- Catastrophe.................. $ 1,500,000                  $ 10,000,000
 General Liability................................... $    50,000   -- $ 150,000   $  3,000,000   -- $  6,000,000

     Effective January 1, 1989, CIC entered into an aggregate stop loss reinsurance agreement under which the reinsurer assumed liability for workers' compensation losses and loss adjustment expenses incurred above specified aggregate retention amounts, not to exceed in the aggregate $13,200,000 for the 1986 through 1989 accident years, in exchange for $10,850,000 in premium. The agreement was accounted for as a financing agreement and, accordingly, the amount paid to the reinsurer, less a $300,000 non-refundable risk fee, was recorded as an investment deposit. Investment earnings thereon, as adjusted for amortization of the risk fee over the life of the agreement, have been accrued in accordance with the terms of the agreement. The agreement was commuted in November 1994 resulting in a payment to CIC by the reinsurer aggregating $3,563,000. Since this agreement was accounted for as a financing agreement, the commutation did not have a material impact on results of operations in 1994.

     Reinsurance payments received on paid losses in 1993, 1994 and 1995 were $14,723,000, $12,247,000 and $7,345,000 respectively. Ceded incurred loss and loss adjustment expenses in 1993, 1994 and 1995 were $19,221,000, $11,883,000 and $6,813,000, respectively. These payments received and ceded incurred loss and loss adjustment expenses are exclusive of amounts recorded under the aggregate stop loss reinsurance agreement described in the preceeding paragraph.


     Reinsurance agreements do not discharge the primary liability of the Company as the direct insurer of the risks reinsured.

                   CITATION INSURANCE GROUP AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                      Three Years Ended December 31, 1995

     The statement of operations presents premiums written and premiums earned net of reinsurance. Direct and assumed, ceded and net amounts for these items are as follows:

                                                                         PREMIUMS     PREMIUMS
                        YEAR ENDED DECEMBER 31,                          WRITTEN       EARNED
- -----------------------------------------------------------------------  --------     --------
                                                                            (IN THOUSANDS)
1993
  Direct and assumed...................................................  $ 85,735     $ 81,933
  Ceded................................................................    (8,811)      (8,350)
                                                                         --------     --------
  Net..................................................................  $ 76,924     $ 73,583
                                                                         ========     ========
1994
  Direct and assumed...................................................  $101,321     $ 97,192
  Ceded................................................................   (17,984)     (17,423)
                                                                         --------     --------
  Net..................................................................  $ 83,337     $ 79,769
                                                                         ========     ========
1995
  Direct and assumed...................................................  $ 77,632     $ 76,224
  Ceded................................................................   (30,442)     (21,488)
                                                                         --------     --------
  Net..................................................................  $ 47,190     $ 54,736
                                                                         ========     ========

     Estimated amounts receivable under third party subrogation were $1,790,000, $1,390,000 and $900,000 at December 31, 1993, 1994 and 1995, respectively.

6. INCOME TAXES

     The provision for federal income taxes for the years ended December 31, 1993, 1994 and 1995 consists of the following:

                                                                    YEARS ENDED DECEMBER 31,
                                                                  -----------------------------
                                                                  1993       1994        1995
                                                                  -----     -------     -------
                                                                         (IN THOUSANDS)
Current.........................................................  $  --     $    --     $    --
Deferred........................................................   (756)     (3,881)         --
                                                                  -----     -------     -------
                                                                  $(756)    $(3,881)    $    --
                                                                  =====     =======     =======

     The Company adopted FASB Statement No. 109, "Accounting for Income Taxes", effective January 1, 1993. This Statement requires that deferred income taxes be computed using the liability method rather than the deferred method previously in effect. The cumulative effect of adopting the Statement on the Company's financial statements was to increase income by $3,500,000 or $.76 per share, for the year ended December 31, 1993.


     Deferred income taxes reflect the net tax effects of (a) temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax

                   CITATION INSURANCE GROUP AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                      Three Years Ended December 31, 1995

purposes, and (b) operating loss and tax credit carryforwards. Significant components of the Company's net deferred tax asset are as follows:

                                                                                YEARS ENDED
                                                                               DECEMBER 31,
                                                                             -----------------
                                                                              1994      1995
                                                                             -------   -------
                                                                              (IN THOUSANDS)
Deferred tax assets:
Net operating loss carryforward............................................  $ 8,658   $ 9,630
Discount of unpaid loss and loss adjustment expenses.......................    4,511     3,379
Special tax deposit paid on discounted losses..............................    1,651     1,651
Unearned premiums..........................................................    1,496       960
Unrealized loss on investments available-for-sale..........................    1,293        --
Alternative minimum tax credit carryforward................................      743       743
Accrued policyholder dividends.............................................      305        41
Allowance for uncollectible accounts.......................................      293       656
Other......................................................................      899       662
                                                                             -------   -------
                                                                              19,849    17,722
                                                                             =======   =======
Deferred tax liabilities:
Deferred policy acquisition costs..........................................    1,969       798
State income tax...........................................................      613       613
Tax over book depreciation.................................................       67        75
Unrealized gains on investments available-for-sale.........................       --     1,720
Earned but unbilled premiums...............................................       --       360
Other......................................................................      213       492
                                                                             -------   -------
                                                                               2,862     4,058
                                                                             -------   -------
                                                                              16,987    13,664
Valuation allowance........................................................   (3,000)   (2,690)
                                                                             -------   -------
Net deferred tax asset.....................................................  $13,987   $10,974
                                                                             =======   =======

     In 1994, the Company established a $3,000,000 valuation allowance against deferred tax assets relating to the realization of net operating loss carryforwards. The valuation allowance was reduced to $2,690,000 in 1995.

     The provision for federal income tax and the amount computed by applying the statutory federal income tax rate to income before taxes differ as follows:

                                                           YEARS ENDED DECEMBER 31
                                            ------------------------------------------------------
                                                 1993                1994                1995
                                            ---------------     ---------------     --------------
                                            AMOUNT    RATE      AMOUNT    RATE      AMOUNT   RATE
                                            ------   ------     -------   -----     ------   -----
                                                      (IN THOUSANDS, EXCEPT PERCENTAGES)
Expected income tax provision (benefit) at
  statutory rates.........................  $ (78 )   (35.0)    $(5,450)  (35.0)%   $ 329     35.0%
Tax exempt investment income..............   (706 )  (316.4)       (529)   (3.4)      (61 )   (6.5)
Non-deductible loss on disposition of
  subsidiary..............................     --        --       1,913    12.3        --       --
Decrease in valuation allowance...........     --        --          --      --      (310 )  (33.0)
Other, net................................     27      12.5         185     1.2        42      4.5
                                            -----    ------     -------   -----     -----    -----
                                            $(756 )  (338.9)%   $(3,881)  (24.9)%   $  --       --
                                            =====    ======     =======   =====     =====    =====

                   CITATION INSURANCE GROUP AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                      Three Years Ended December 31, 1995

     The Company and its subsidiaries file a consolidated federal income tax return. For California franchise tax purposes, the Company files a separate return. As California insurance companies, CIC, CNIC and CGIC pay a premium tax to the State of California on gross premiums written in lieu of state income and franchise taxes.

     At December 31, 1995, the Company had net operating loss carryforwards of $28,323,000 available to offset future taxable income, expiring from the year 2000 through 2010, and alternative minimum tax credit carryforwards of $743,000 available to offset future regular income taxes.

7. LIABILITY FOR UNPAID LOSS AND LOSS ADJUSTMENT EXPENSE

     The following table provides a reconciliation of the beginning and ending loss and loss adjustment expense reserve balances for each of the years in the three-year period ended December 31, 1995:

                                                                  YEAR ENDED DECEMBER 31,
                                                             ----------------------------------
                                                               1993         1994         1995
                                                             --------     --------     --------
                                                                       (IN THOUSANDS)
Beginning reserves, gross of reinsurance...................  $ 93,016     $166,485     $118,104
Less reinsurance recoverable on unpaid losses..............        --       41,804       10,380
                                                             --------     --------     --------
Beginning reserves, net of reinsurance.....................    93,016      124,681      107,724
Net reserves of acquired subsidiaries at date of
  acquisition..............................................    22,206           --           --
Provisions for:
     Insured events incurred in current year...............    58,088       67,008       50,893
     Insured events incurred in prior years................     5,520        5,922       (4,170)
                                                             --------     --------     --------
          Total............................................    63,608       72,930       46,723
                                                             --------     --------     --------
Payments for losses and loss adjustment expense:
     Attributable to insured events incurred in current
       year................................................    13,756       17,517       15,184
     Attributable to insured events incurred in prior
       years...............................................    40,393       45,612       44,296
                                                             --------     --------     --------
          Total............................................    54,149       63,129       59,480
                                                             --------     --------     --------
Net reserves of CGIC at date of disposition................        --      (26,758)          --
                                                             --------     --------     --------
Ending reserves, net of reinsurance........................   124,681      107,724       94,967
Reclassification of reinsurance recoverables on unpaid
  losses...................................................    41,804       10,380       11,002
                                                             --------     --------     --------
Ending reserves, gross of reinsurance......................  $166,485     $118,104     $105,969
                                                             ========     ========     ========


     The $5.5 million provision for prior years' losses in 1993 was a result of
1) $1.8 million related to workers' compensation due primarily to increases in allocated loss adjustment expenses; 2) $3.3 million related to property and casualty business due in part to an increase in the number of construction defect claims being received and 3) $.4 million related to property and casualty business written by CGIC and CNIC prior to the date of acquisition by the Company. The $5.9 million provision for prior years' losses in 1994 was the net result of 1) a decrease of $10.4 million related to workers' compensation due to a lower than expected number of stress claims being received; 2) an increase of $16.3 million related to property and casualty business, of which $7.5 million was attributable to CIC and CNIC and $8.8 million was attributable to CGIC, due in part to a continuation of the increase in the number of construction defect claims being received. The $4.2 million favorable development for prior years' losses in 1995 was the net result of a decrease in workers' compensation reserves of $5.4 million, an increase in personal auto reserves by $1.5 million, a decrease of $0.7 million in CIC's property and casualty reserves and an increase in CNIC's property and casualty reserves of $0.4 million. The decrease in CIC's workers' compensation reserves was attributable to $2.6 million for the 1994 accident

                   CITATION INSURANCE GROUP AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                      Three Years Ended December 31, 1995

year and the remaining decrease was throughout accident years 1988 through 1993. The decrease in general resulted from redundancy in reserves as settlements and reserve development demonstrated favorable trends which appear to have resulted from the 1993 Reforms.

8. RELATED PARTY TRANSACTIONS

     A stockholder and director of the Company is a partner in a general partnership which owns a 50% interest in a building in which the Company leases facilities. The lease commenced in 1992 and extends through 2001. Future minimum rentals under this lease are included in the table in Note 12. The Company believes that the terms of the lease are no less favorable to the Company than could be obtained in arm's length negotiations with unaffiliated parties.

9. STOCK OPTIONS

     Options are granted at the discretion of the Board of Directors at the fair market value of the Company's common stock on the date of grant. The options are exercisable over a period of ten years from the date of the grant and vest ratably over three or four years. At December 31, 1995, options to purchase 133,206 shares were exercisable.

     Option activity is summarized as follows:

                                                                          OUTSTANDING OPTIONS
                                                                   ----------------------------------
                                                      SHARES        NUMBER
                                                     AVAILABLE     OF SHARES       PRICE PER SHARE
                                                     ---------     ---------     --------------------
Balance, January 1, 1993...........................    182,824       343,193     $4.50     to  $10.00
  Options granted..................................    (42,500)       42,500      8.75     to   11.00
  Options exercised................................         --       (11,728)     4.50     to    6.00
                                                      --------      --------
Balance, December 31, 1993.........................    140,324       373,965      4.50     to   11.00
  Options granted..................................    (45,000)       45,000      2.88     to   10.25
  Options exercised................................         --        (5,088)     4.50     to    6.00
  Options cancelled................................     30,000       (45,258)     4.50     to   10.25
                                                      --------      --------
Balance, December 31, 1994.........................    125,324       368,619      2.88     to   11.00
  Options granted..................................   (160,000)      160,000      2.88     to    4.75
  Options cancelled................................     75,000      (234,413)     2.88     to   11.00
                                                      --------      --------
Balance, December 31, 1995.........................     40,324       294,206     $2.88     to  $10.25
                                                      ========      ========

10. STOCKHOLDERS' RIGHTS PLAN


     On July 11, 1991, the Board of Directors adopted a Stockholders' Rights Plan and pursuant to the plan declared a dividend on its common stock of one right (a Right) for each share of common stock then outstanding. Upon the occurrence of certain events, each Right becomes exercisable to purchase 1/100 of a share of Series A Junior Participating Cumulative Preferred Stock at an initial price of $35.00. The Rights expire on July 22, 2001 and prior to the occurrence of certain events, may be redeemed at a price of $.01 per Right. Of the Company's 1,000,000 authorized shares of preferred stock, 100,000 shares have been designated as Series A Junior Participating cumulative Preferred Stock.

                   CITATION INSURANCE GROUP AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                      Three Years Ended December 31, 1995

11. EMPLOYEE STOCK OWNERSHIP PLAN

     The Citation Insurance Group Employee Stock Ownership Plan covers substantially all of the employees of the Company and its subsidiaries. Contributions are made to the plan at the discretion of the Board of Directors. No contributions to the plan were made in 1993, 1994 or 1995.

12. FACILITIES LEASES

     The Company leases its offices under noncancellable operating leases which expire through February 2001. Total rental expense for the years ended December 31, 1993, 1994 and 1995 was $927,000, $800,000 and $677,000 respectively. Future minimum rental payments required under the leases are as follows:

        Years Ending December 31, (in thousands)
        1996................................................................  $  852
        1997................................................................     941
        1998................................................................     878
        1999................................................................     907
        2000................................................................     922
        2001................................................................     131
                                                                              ------
                                                                              $4,631
                                                                              ======

13. CASH FLOW FROM OPERATIONS

     A reconciliation of net income (loss) and net cash provided by (used in) operating activities is as follows:

                                                                    YEARS ENDED DECEMBER 31,
                                                                  -----------------------------
                                                                   1993       1994       1995
                                                                  -------   --------   --------
                                                                         (IN THOUSANDS)
Net income (loss)...............................................  $ 4,033   $(11,689)  $    939
Loss on disposition of subsidiary...............................       --      6,708         --
Provisions for uncollectible accounts, net of accounts written
  off...........................................................       38        213      1,067
Depreciation and amortization...................................      733      1,038        580
Deferred income taxes...........................................   (4,256)    (3,881)        --
Increase in funds deposited with reinsurer......................     (463)      (218)    (2,141)
Increase (decrease) in investment income receivable.............     (474)      (203)        17
Decrease (increase) in premiums receivable......................    2,226     (3,196)    (2,682)
Decrease (increase) in earned but unbilled premiums.............      598        149       (936)
Decrease (increase) in reinsurance recoverable..................    2,537       (437)       532
Decrease (Increase) in deferred policy acquisition costs........   (1,647)    (4,542)     3,445
Decrease in other assets........................................   (2,950)       697      1,516
Increase (decrease) in loss and loss adjustment expense
  reserves......................................................    9,521      8,277    (12,135)
Increase (decrease) in unearned premiums........................    3,451      4,767     (5,735)
Decrease in dividends payable to policyholders..................   (1,500)      (890)      (757)
Increase (decrease) in reinsurance balances.....................    1,117     (1,169)     7,783
Increase (decrease) in other liabilities........................    2,307      1,053     (2,453)
                                                                  -------   --------   --------
Net cash provided (used) by operating activities................  $15,271   $ (3,323)  $(10,960)
                                                                  =======   ========   ========

                   CITATION INSURANCE GROUP AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                      Three Years Ended December 31, 1995

     Supplemental information regarding noncash investing and financing activities are as follows:

                                                                                  YEAR ENDED
                                                                                 DECEMBER 31,
                                                                                     1993
                                                                                 -------------
                                                                                (IN THOUSANDS)
Acquisition of subsidiaries:
  Fair value of assets acquired................................................    $  92,492
  Liabilities assumed..........................................................      (72,156)
                                                                                    --------
Net assets acquired............................................................       20,336
Less cash consideration paid, net of cash acquired.............................       (3,607)
                                                                                    --------
Common stock issued............................................................    $  16,729
                                                                                    ========
Implementation of Financial Accounting Standard No. 115:
  Increase in securities available-for-sale....................................    $   7,667
  Deferred tax effect..........................................................       (2,607)
                                                                                    --------
  Increase in unrealized gain on securities available-for-sale.................    $   5,060
                                                                                    ========
Implementation of Financial Accounting Standard No. 113
  Increase in reinsurance recoverable and loss and loss adjustment expense
     reserves..................................................................    $  10,752
                                                                                    ========

                                                                                  YEAR ENDED
                                                                                 DECEMBER 31,
                                                                                     1993
                                                                                 -------------
                                                                                (IN THOUSANDS)
Disposition of subsidiary:
Non-cash assets deconsolidated.................................................    $  49,992
Liabilities deconsolidated.....................................................      (42,742)
Loss on disposition of subsidiary..............................................       (6,708)
                                                                                    --------
Reduction in cash resulting from disposition of subsidiary.....................    $     542
                                                                                    ========

                          INDEPENDENT AUDITORS' REPORT

Board of Directors and Stockholders
Citation Insurance Group
San Jose, California

     We have audited the accompanying consolidated balance sheets of Citation Insurance Group and subsidiaries as of December 31, 1995 and 1994, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Citation Insurance Group and subsidiaries as of December 31, 1995 and 1994, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1995 in conformity with generally accepted accounting principles.

     As discussed in Note 6 to the consolidated financial statements, the Company changed its method of accounting for income taxes effective January 1, 1993 to conform with Statement of Financial Accounting Standards (SFAS) No. 109. As discussed in Note 1 to the consolidated financial statements, the Company changed its method of accounting for investments in debt and equity securities effective December 31, 1993 to conform with SFAS No. 115.

                                          DELOITTE & TOUCHE LLP

SAN JOSE, CALIFORNIA

MARCH 15, 1996

          STATEMENT OF MANAGEMENT'S FINANCIAL REPORTING RESPONSIBILITY

     The Company's consolidated financial statements included in this annual report have been prepared by management in conformity with generally accepted accounting principles. Such statements include informed estimates and knowledgeable judgments of management for those areas and amounts where such determinations are necessary. Management is responsible for the integrity of these financial statements as well as all other financial information included in this annual report and for ascertaining that such information presents fairly the financial position and operating results of the Company.

     The accounting systems and internal accounting controls for the Company are designed to provide reasonable assurance that assets are safeguarded against losses from unauthorized use or disposition, that transactions are executed in accordance with management's authorization and that the financial records are reliable for preparing financial statements and maintaining accountability for assets. Qualified personnel throughout the organization maintain and monitor these internal accounting controls on an ongoing basis.

     The Company engages Deloitte & Touche LLP as independent auditors to audit its financial statements and express their opinion thereon. They have full access to each member of management in conducting their audits. Such audits are conducted in accordance with generally accepted auditing standards. Those standards require that they plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. They include examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. They also include assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

     The Company's accounting policies and internal controls are under the general oversight of the Board of Directors acting through its Audit Committee. This Committee is composed entirely of Directors who are not officers or employees of the Company. The Committee meets regularly with management and the independent auditors to review the accounting principles and practices employed by the Company and to discuss auditing, internal control and financial reporting matters. The independent auditors have, at all times, unrestricted access to the Audit Committee, without members of management present, to discuss the results of their audits, their evaluations of the adequacy of the Company's internal accounting controls and the quality of the Company's financial reporting, and any other matters that they believe should be brought to the attention of the Committee.

/s/  DONALD HENDERSON                              /s/  ROBERT M. ERICKSON

   ---------------------------------------------
                                                   ---------------------------------------
   Donald Henderson                                Robert M. Erickson
   President and Chief                             Treasurer and Chief
   Executive Officer                               Financial Officer

                       SELECTED QUARTERLY FINANCIAL DATA

     Summarized unaudited quarterly financial data (in thousands, except share and per share amounts) for 1995 and 1994 are shown below. In management's opinion, the interim financial data contains all adjustments, consisting of only normal recurring accruals except as described below, necessary for a fair presentation of results for such interim periods.

                                                                         THREE MONTHS ENDED
                                    ---------------------------------------------------------------------------------------------
                                          MARCH 31,               JUNE 30,              SEPTEMBER 30,           DECEMBER 31,
                                    ---------------------   ---------------------   ---------------------   ---------------------
                                      1994        1995        1994        1995        1994        1995        1994        1995
                                    ---------   ---------   ---------   ---------   ---------   ---------   ---------   ---------
Net premiums written..............    $20,864     $ 9,897     $20,003     $12,758     $24,820     $10,936     $17,649     $13,601
Net premiums earned...............     20,957      15,952      20,342      13,206      20,607      11,494      17,863      14,086
Net investment income.............      2,859       2,442       2,675       4,047       2,937       2,532       2,424       2,626
Total revenues....................     23,913      18,670      23,071      17,399      23,752      14,133      20,255      16,744
    Net income (loss).............     $   39      $ (955)    $ 1,437      $  980     $(6,070)     $   61     $(7,095)     $  854
                                       ------      ------      ------      ------      ------      ------      ------      ------
    Net income (loss) per share...    $   .01     $  (.16)    $   .23     $   .16     $ (1.00)    $   .01     $ (1.17)    $   .14
                                       ------      ------      ------      ------      ------      ------      ------      ------
Weighted average common and
  equivalent shares outstanding...  6,210,751   6,069,203   6,089,052   6,069,203   6,068,880   6,097,109   6,069,203   6,104,070
                                     --------    --------    --------    --------    --------    --------    --------    --------
                                     --------    --------    --------    --------    --------    --------    --------    --------

     In the third quarter of 1994, the Company increased its property and casualty loss and loss adjustment expense reserves related to prior accident years by $11.6 million primarily due to a higher level of construction defect claims being received than had been anticipated. At the same time, the Company reduced its workers' compensation loss and loss adjustment expense reserves related to prior accident years by $3.3 million primarily due to a decline in the number of disability claims alleging mental stress. The net effect of these actions was to increase loss and loss adjustment expense by $8.3 million in the third quarter of 1994.

     In the fourth quarter of 1994, the Company wrote off its investment in CGIC and recorded a liability for the cost of disposition of CGIC resulting in a $6.7 million charge to operations.

ITEM 9. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

     None.

                                   PART III.

ITEM 10.  DIRECTORS AND EXECUTIVE OFFICERS OF THE REGISTRANT

     Information regarding the Company's Directors and Executive Officers is incorporated by reference from the Company's definitive proxy statement for the Annual Meeting of Shareholders on May 15, 1996.

ITEM 11.  EXECUTIVE COMPENSATION

     Information regarding the Company's Executive Compensation is incorporated by reference from the Company's definitive proxy statement for the Annual Meeting of Shareholders on May 15, 1996 except for the report of the Executive Compensation and Stock Option Committee and the Stock Performance Graph.

ITEM 12.  SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT


     Information regarding Security Ownership of Certain Beneficial Owners and Management is incorporated by reference from the Company's definitive proxy statement for the Annual Meeting of Shareholders on May 15, 1996.

ITEM 13.  CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Information Regarding Certain Relationship and Related Transactions is incorporated by reference from the Company's definitive proxy statement for the Annual Meeting of Shareholders on May 15, 1996.

                                    PART IV.

ITEM 14.  EXHIBITS, FINANCIAL STATEMENTS, SCHEDULES AND REPORTS ON FORM 8-K

     (a) 1. FINANCIAL STATEMENTS AND
         2. FINANCIAL STATEMENT SCHEDULES

     The financial statements listed in the Index to Consolidated Financial Statements and Supplementary Data on page 41 of this annual report and the Financial Statement schedules listed in the accompanying Index to Financial Statement Schedules on page 67 of this annual report are filed as part of this report.

         3. EXHIBITS

     The exhibits listed in the accompanying Index to Exhibits are filed as part of this report.

     (b) REPORTS ON FORM 8-K


     None

                                   SIGNATURES

     Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this Annual Report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                          CITATION INSURANCE GROUP
                                               (Registrant)

April 10, 1996

                                          By      /s/  DONALD HENDERSON

                                            ------------------------------------
                                                      Donald Henderson
                                               President and Chief Executive
                                                           Officer

     Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated:

                SIGNATURE                                  TITLE                      DATE
- ------------------------------------------  -----------------------------------  ---------------
          /s/  JAMES R. BANCROFT            Director                             April 10, 1996
- ------------------------------------------
            James R. Bancroft
          /s/  PAUL M. BANCROFT             Director                             April 10, 1996
- ------------------------------------------
             Paul M. Bancroft
         /s/  THEODORE J. BIAGINI           Director                             April 10, 1996
- ------------------------------------------
           Theodore J. Biagini
          /s/  MARSHALL J. BURAK            Director                             April 10, 1996
- ------------------------------------------
            Marshall J. Burak
         /s/  J. PHILIP DINAPOLI            Director                             April 10, 1996
- ------------------------------------------
            J. Philip DiNapoli
         /s/  EUGENE A. O'ROURKE            Director                             April 10, 1996
- ------------------------------------------
            Eugene A. O'Rourke
          /s/  DONALD F. IMWALLE            Director                             April 10, 1996
- ------------------------------------------
            Donald F. Imwalle
        /s/  LOUIS J. MARIANI, SR.          Director                             April 10, 1996
- ------------------------------------------
          Louis J. Mariani, Sr.
           /s/  LARRY D. RUSSEL             Director                             April 10, 1996
- ------------------------------------------
             Larry D. Russel

                SIGNATURE                                  TITLE                      DATE
- ------------------------------------------  -----------------------------------  ---------------
         /s/  E. ALEXANDER GLOVER           Director                             April 10, 1996
- ------------------------------------------
           E. Alexander Glover
          /s/  DONALD HENDERSON             Director, President and Chief        April 10, 1996
- ------------------------------------------  Executive Officer (Principal
             Donald Henderson               Executive Officer)
         /s/  ROBERT M. ERICKSON            Chief Financial Officer and          April 10, 1996
- ------------------------------------------  Treasurer (Principal Financial
            Robert M. Erickson              Officer and Principal Accounting
                                            Officer)

                                                                      APPENDIX H
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            ------------------------

                                   FORM 10-Q
                            ------------------------

/ / QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES
   EXCHANGE ACT OF 1934.

                   FOR THE QUARTERLY PERIOD ENDED JUNE 30, 1996
                                       OR

/ / TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES
   EXCHANGE ACT OF 1934.

              FOR THE TRANSITION PERIOD FROM __________ TO __________

                          COMMISSION FILE NUMBER: 0-18786

                            ---------------------------

                             CITATION INSURANCE GROUP
              (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                 CALIFORNIA                                      94-2723335
       (STATE OR OTHER JURISDICTION OF                        (I.R.S. EMPLOYER
       INCORPORATION OR ORGANIZATION)                      IDENTIFICATION NUMBER)

                        ONE ALMADEN BOULEVARD, SUITE 300
                        SAN JOSE, CALIFORNIA 95113-2213
                    (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)

                                 (408) 292-0222
              (REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE)

                            ------------------------

     Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes / / No / /

     Indicate the number of shares outstanding of each of the issuer's classes of common stock, as of the latest practicable date: 6,407,803 shares of common stock were outstanding as of April 30, 1996, including 313,600 shares held by a subsidiary of registrant.
- --------------------------------------------------------------------------------

- --------------------------------------------------------------------------------

PART I.  FINANCIAL INFORMATION

ITEM 1.  CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

                   CITATION INSURANCE GROUP AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS


                           (IN THOUSANDS)
                                                                       JUNE 30,       DECEMBER 31,
                                                                         1996             1995
                                                                      -----------     ------------
                                                                      (UNAUDITED)
ASSETS
Investments.........................................................   $ 124,152        $135,270
Cash................................................................         452           1,338
Investment income receivable........................................       2,463           2,572
Premiums receivable.................................................       9,386          12,687
Earned but unbilled premiums........................................         451             936
Reinsurance recoverable.............................................      12,167          12,564
Prepaid reinsurance premiums........................................       3,174           2,907
Deferred policy acquisition costs...................................       2,539           2,346
Property and equipment, net.........................................         904           1,035
Deferred income taxes...............................................       7,970          10,974
Other assets........................................................       1,550           1,603
                                                                        --------        --------
TOTAL ASSETS........................................................   $ 165,208        $184,232
                                                                        ========        ========
LIABILITIES AND STOCKHOLDERS' EQUITY
Loss and loss adjustment expense....................................   $ 101,223        $105,969
Unearned premiums...................................................      20,448          17,032
Reinsurance balances................................................       3,253           9,896
Other liabilities...................................................       2,369           5,232
                                                                        --------        --------
TOTAL LIABILITIES...................................................     127,293         138,129
STOCKHOLDERS' EQUITY
Common stock........................................................         622             620
Additional paid-in capital..........................................      45,280          45,207
Treasury stock......................................................      (2,000)         (2,000)
Accumulated deficit.................................................      (6,617)         (1,062)
Unrealized appreciation on investments, net.........................         630           3,338
                                                                        --------        --------
TOTAL STOCKHOLDERS' EQUITY..........................................      37,915          46,103
                                                                        --------        --------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY..........................   $ 165,208        $184,232
                                                                        ========        ========


            See notes to condensed consolidated financial statements

                   CITATION INSURANCE GROUP AND SUBSIDIARIES

                 CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                               THREE MONTHS ENDED             SIX MONTHS ENDED
                                                    JUNE 30,                      JUNE 30,
                                            -------------------------     -------------------------
                                               1996           1995           1996           1995
                                            ----------     ----------     ----------     ----------
REVENUES
Direct and assumed premiums written.......  $   15,108     $   22,236     $   28,077     $   42,502
                                             ---------      ---------      ---------      ---------
Net premiums written......................  $   13,268     $   12,758     $   28,895     $   22,655
Change in unearned premiums...............        (552)           448         (3,279)         6,503
                                             ---------      ---------      ---------      ---------
NET PREMIUMS EARNED.......................      12,716         13,206         25,616         29,158
Net investment income.....................       2,305          4,047          4,517          6,489
Commission and fee income.................          39            146             79            422
                                             ---------      ---------      ---------      ---------
                                                15,060         17,399         30,212         36,069
EXPENSES
Loss and loss adjustment expense..........      10,515         12,253         20,858         26,532
Policy acquisition and other underwriting
  expense.................................       5,971          4,002         10,210          8,907
Dividends to policyholders................          15           (279)            30           (144)
Other operating costs and expenses........         160            429            279            735
                                             ---------      ---------      ---------      ---------
                                                16,661         16,405         31,377         36,030
                                             ---------      ---------      ---------      ---------
(LOSS) INCOME BEFORE INCOME TAXES.........      (1,601)           994         (1,165)            39
INCOME TAXES..............................       4,390             14          4,390             14
                                             ---------      ---------      ---------      ---------
NET (LOSS) INCOME.........................  $   (5,991)    $      980     $   (5,555)    $       25
                                             =========      =========      =========      =========
NET (LOSS) INCOME PER SHARE...............  $    (0.98)    $     0.16     $    (0.91)    $       --
                                             =========      =========      =========      =========
WEIGHTED AVERAGE SHARES OUTSTANDING.......   6,094,203      6,069,203      6,085,274      6,069,203
                                             =========      =========      =========      =========


            See notes to condensed consolidated financial statements

                   CITATION INSURANCE GROUP AND SUBSIDIARIES

               CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

                                                                           SIX MONTHS ENDED
                                                                               JUNE 30,
                                                                         ---------------------
(IN THOUSANDS)                                                             1996         1995
                                                                         --------     --------
NET CASH USED IN OPERATING ACTIVITIES..................................  $ (7,920)    $ (3,088)
                                                                         --------     --------
INVESTING ACTIVITIES:
Investments purchased..................................................   (22,648)     (15,282)
Investments sold.......................................................    22,672       22,043
Investments matured....................................................     7,000          750
Purchases of property and equipment....................................       (65)        (143)
                                                                         --------     --------
NET CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES....................     6,959        7,368
FINANCING ACTIVITIES:
Issuance of common stock...............................................        75           --
                                                                         --------     --------
(DECREASE) INCREASE IN CASH............................................      (886)       4,280
CASH, BEGINNING OF PERIOD..............................................     1,338          889
                                                                         --------     --------
CASH, END OF PERIOD....................................................  $    452     $  5,169
                                                                         ========     ========


            See notes to condensed consolidated financial statements

                   CITATION INSURANCE GROUP AND SUBSIDIARIES

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
               THREE AND SIX MONTHS ENDED JUNE 30, 1996 AND 1995

1. BASIS OF ACCOUNTING

     The accompanying condensed consolidated financial statements as of June 30, 1996 and for the three and six month periods then ended have been prepared in accordance with the instructions to Form 10-Q and are unaudited; however, in management's opinion, they include all adjustments (consisting of only normal recurring accruals) necessary for a fair presentation of results for such interim periods. These statements do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements and should be read in connection with the financial statements and notes thereto included in the Company's 1995 Annual Report to Shareholders. Interim results are not necessarily indicative of results for the full year.

     As previously reported, the Company concluded that its control over Citation General Insurance Company ("CGIC"), one of the companies acquired when the Registrant acquired Madison Capital, Inc. and subsidiaries in October 1993, had become temporary in late 1994. As a result, the Company has accounted for the results of CGIC on the equity method since November 1994 which resulted in a write off of its remaining investment in CGIC at that date. Consequently, the consolidated results of operations for the three and six month periods ending June 30, 1996 and 1995 do not include the operations of CGIC. During July 1995, CGIC was placed into conservation by the State of California, effectively transferring control of CGIC's assets to the California Department of Insurance. In August 1995, CGIC was placed into liquidation by the State of California.

2. INCOME TAXES

     The Company reported an income tax expense of $14,000 for the second quarter of 1995 and $4,390,000 for the second quarter of 1996. The effective tax rate for 1995 and 1996 differed from the statutory rate primarily due to changes in the valuation allowance against deferred taxes. The Company increased the valuation allowance for deferred tax assets by $4.4 million during the second quarter of 1996 which resulted from a reduction in management's estimate of future taxable income.


     Realization of the recorded deferred tax asset is dependent on the Company's ability to generate sufficient pre-tax and taxable income to offset the available losses during the reversal period. Based on the expiration of existing net operating losses, the Company will have to generate an average of approximately $0.5 million of taxable income in each year from 1997 forward to fully utilize the available losses, after giving effect to the valuation allowance. The Company believes that, after giving effect to the valuation allowance, pre-tax and taxable income in the carryforward period will be sufficient to utilize the recorded net deferred tax assets, including the available loss carryforwards. A change effective January 1, 1996 in the reinsurance structure of the insurance company subsidiaries will result in a higher percentage of retained loss reserves which will increase tax basis loss discounts in future tax years. The change in reinsurance will also increase the net unearned premium reserves which will increase taxable income in future tax years. In addition, the Company has been re-underwriting the property and casualty book of business to eliminate policies that have a high risk potential not contemplated in the pricing of the policy. The Company believes that the realization of the recorded net deferred tax asset is more likely than not. However, no assurance can be given that the Company's pre-tax and taxable income will be sufficient to utilize the deferred tax benefit in whole or in part. The Company's belief is based upon certain assumptions regarding future events which may or may not occur. If the Company is unable to achieve pre-tax income and the required levels of taxable income in the future, the Company again may have to increase, perhaps materially, the valuation allowance. The Company's Federal income tax returns have not been audited by the Internal Revenue Service and all tax years remain open to possible audit.

                   CITATION INSURANCE GROUP AND SUBSIDIARIES

3. PENDING BUSINESS COMBINATION

     On March 4, 1996, the Company and Physicians Insurance of Ohio ("PICO") announced that they had signed a letter of intent for a stock-for-stock merger, pursuant to which PICO will become a wholly-owned subsidiary of Citation. The definitive agreement to merge the two companies was signed on May 3, 1996. As a result of the transaction, the shareholders of PICO will own over 80 percent of the combined company.

     Under the terms of the agreement, each of PICO's outstanding shares will be converted into Citation common stock based upon a floating exchange rate. The exchange rate is calculated by dividing the PICO share value by $5.03 per share of Citation stock. The PICO share value is the average closing price of PICO's common stock for the 20 trading days prior to the determination date, within a range of $25.20 to $30.80 per share, inclusive. The determination date will be set by the occurrence of approvals by regulators and shareholders of both companies. If the average closing price is less than $25.20, the PICO share value will be $25.20, but the agreement is subject to termination by Citation if the PICO average closing price is below $22.50. If the average closing price is greater than $30.80, the PICO share value will be $30.80, but the agreement is subject to termination by PICO if the average closing price is above $33.50.

     The transaction is subject to regulatory approvals, approval of the transaction by shareholders of the Company and PICO and satisfactory completion of other conditions customary in transactions of this nature.

ITEM 2. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The statements contained in the Management's Discussion and Analysis of Financial Condition and Results of Operations include forward-looking information which are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated in the forward-looking statements. These risks and uncertainties include those detailed from time to time in the Company's filings with the Securities and Exchange Commission and in particular risks and uncertainties regarding frequency and severity of claims in the Company's property and casualty business, loss reserve adequacy, rate competition and the effect of the insurance company subsidiaries' A.M. Best ratings.

RESULTS OF OPERATIONS

  Three Months Ended June 30, 1996 and 1995

     As previously reported, the Company concluded that its control over Citation General Insurance Company ("CGIC"), one of the companies acquired when the Registrant acquired Madison Capital, Inc. and subsidiaries in October 1993, had become temporary in late 1994. As a result, the Company has accounted for the results of CGIC on the equity method since November 1994 which resulted in a write off of its remaining investment in CGIC at that date. Consequently, the consolidated results of operations for the three and six month periods ended June 30, 1995 and 1996 do not include the operations of CGIC.

     Direct and assumed premiums written decreased by $7.1 million, or 32.0%, in the three months ended June 30, 1996 compared to the same period in 1995. This decrease was the net result of a reduction of approximately $0.1 million in aggregate workers' compensation premiums, a reduction of approximately $5.6 million in aggregate property and casualty premiums and a decrease of approximately $1.4 million in aggregate personal automobile premiums.


     The 2% decrease in workers' compensation premiums written from $5.2 million in the second quarter of 1995 to $5.1 million in the second quarter of 1996, was primarily a result of (a) reductions in minimum rates of 16% effective October 1, 1994, partially offset by a rate increase by the Company of 9.3% effective January 1, 1996 and (b) a decrease in the average premium per policy to $6,926 at June 30, 1996 from $10,873 at June 30, 1995 which was primarily a result of rate reductions and the intense competition in the

                   CITATION INSURANCE GROUP AND SUBSIDIARIES

California workers' compensation market caused by the competitive rate law which went into effect January 1, 1995. The decrease in average premium per policy was partially offset by an increase in the number of policies in-force from approximately 1,971 at June 30, 1995 to 2,799 at June 30, 1996.

     The 36% decrease in property and casualty premiums written from $15.5 million in the second quarter of 1995 to $9.9 million in the second quarter of 1996 was primarily the result of approximately $4.9 million of non-recurring premium in the second quarter of 1995 related to the transfer of in force policies of CGIC to Citation Insurance Company. The $4.9 million of premium related to the transfer of in force policies of CGIC during the second quarter of 1995 was a result of the previously reported agreement with the California Department of Insurance regarding CGIC.

     The 93% decrease in personal automobile premiums written from $1.5 million in the second quarter of 1995 to $0.1 million in the second quarter of 1996 resulted from the Company's decision to withdraw from the personal auto line of business as further described below. Due to unsatisfactory results, the Company terminated its agreement in October 1994 with the managing general agency ("MGA"), which had been producing this business since the Company entered this line and decided to withdraw from this business as described in previous filings. Although the Company is attempting to withdraw from the personal automobile business as quickly as possible, it may be required to offer existing policyholders the opportunity to renew their policies. While management believes the volume in this business will continue to decline rapidly over the next several quarters, the policy renewal offer requirements may result in some level of premium revenue being reported during the next two calendar years.

     Net premiums written increased $0.5 million, or 4%, in the three months ended June 30, 1996 compared to the same period in 1995. This increase was the net result of an increase of approximately $1.9 million attributable to property and casualty premiums and a decrease of approximately $1.4 million attributable to personal automobile premiums. Workers' compensation net written premium in the three months ended June 30, 1996 was approximately equal to the net written premium during the same period in 1995.

     The changes in net workers' compensation premiums written and net personal automobile premiums written are generally consistent with the changes in direct and assumed premium volume for these lines of business. The significant change in net property and casualty premiums written was primarily due to increased premiums ceded to reinsurers in 1995 under two reinsurance agreements aggregating $5.8 million. Of the increase in ceded premiums during the second quarter of 1995, $5.1 million was a result of the Company entering into a new excess of loss reinsurance agreement effective March 31, 1995. This agreement applied to the Company's property and casualty business and generally provided coverage for losses incurred in excess of $50,000 per occurrence up to $150,000 at which level the Company's previous reinsurance agreements provided coverage. The remaining $0.7 million increase in ceded premiums in the second quarter of 1995 resulted from the Company amending the existing property excess of loss reinsurance agreement whereby the reinsurance premium calculation would be based upon written premiums rather than earned premiums. Both agreements provided for ceding commissions which resulted in immediate increases in the Company's statutory surplus. The agreements were cancelled effective January 1, 1996 and replaced by a new property and casualty reinsurance agreement which generally provides coverage for losses incurred in excess of $250,000 per occurrence.


     Net premiums earned decreased by $0.5 million, or 4%, in the three months ended June 30, 1996 compared to the same period in 1995. This decrease was primarily the net result of a reduction of approximately $0.5 million attributable to workers' compensation premiums, an increase of approximately $1.7 million attributable to property and casualty premiums and a decrease of $1.7 million attributable to personal automobile premiums. For the three months ended June 30, 1996, 41%, 57% and 2% of net premiums earned related to workers' compensation premiums, property and casualty premiums and personal automobile premiums, respectively, compared to 44%, 41% and 15% in the same period in 1995.

                   CITATION INSURANCE GROUP AND SUBSIDIARIES

     Net investment income decreased by $1.7 million or 43%, in the three months ended June 30, 1996 compared to the second quarter of 1995. The principal reason for the decrease was that the Company realized $1.7 million of capital gains in the second quarter of 1995 and realized $0.1 million during the same period of 1996. In addition, the decrease is partially a result of a reduction in the average investment portfolio during 1996 compared to 1995.

     Total revenues for the second quarter of 1996 were $15.1 million, a 13% decrease from the second quarter of 1995.

     The Company's underwriting results for the three months ended June 30, 1996 and 1995 (computed on a GAAP basis), are as follows:

                                                                                THREE MONTHS
                                                                                    ENDED
                                                                                  JUNE 30,
                                                                               ---------------
                                                                               1996      1995
                                                                               -----     -----
Loss and Loss Adjustment Expense Ratio.......................................   82.7%     92.8%
Underwriting Expense Ratio...................................................   47.0      30.3
Policyholder Dividend Ratio..................................................    0.1      (2.1)
                                                                               -----     -----
     Combined Ratio..........................................................  129.8%    121.0%
                                                                               =====     =====

     Loss and loss adjustment expenses decreased $1.7 million or 14% in the second quarter of 1996 from the second quarter of 1995. This decrease was primarily due to the decrease in net earned premium of 4% and a decrease in the loss ratio described below. The loss and loss adjustment expense ratio decreased to 82.7% in the second quarter of 1996 from 92.8% in the second quarter of 1995.

     The decrease in loss and loss adjustment expense ratio from the prior year quarter is attributable to a decrease in the personal automobile loss and loss adjustment expense ratio from 206.0% to (-)93.4% partially offset by an increase in both the workers' compensation loss and loss adjustment expense ratio from 46.0% to 50.4% and the commercial property and casualty loss and loss adjustment expense ratio from 101.5% to 113.4% in 1996.

     The commercial property and casualty loss and loss adjustment expense ratio increased from 101.5% in the second quarter of 1995 to 113.4% in the second quarter of 1996. The increase is a result of unfavorable loss development from prior year reserves of approximately $0.9 million. This development is partially attributable to late reported claims for the artisan contractor business which the Company discontinued writing in late 1994. As the artisan contractor policies were written on an annual basis and covered occurrences during the policy period, the Company had exposure to claims emanating from this line of business throughout 1995 even though such claims may not be reported to the Company for many years. Although management began re-underwriting the book of business in the third quarter of 1995, the Company has experienced an increase in the loss and loss adjustment expenses on its commercial property and casualty line of business during 1996.


     The personal automobile loss and loss adjustment expense ratio decreased from 206.0% in the second quarter of 1995 to (-)93.4% in 1996. The second quarter of 1995 results included an increase in loss reserves of $0.7 million for the 1994 accident year. The decrease in the 1996 loss and loss adjustment expense ratio was primarily due to a decrease during the quarter in loss reserves of $0.7 million for prior accident years due to less than anticipated loss development and a rate increase of approximately 70% which was effective in November 1995. The 1994, 1995 and 1996 accident year loss and loss adjustment expense ratios for personal auto have exceeded 100% for each year respectively as developed through June 30, 1996. Primarily due to the poorer than expected operating results, the Company decided in January 1995 to withdraw from this line of business and focus on its primary business segments.

                   CITATION INSURANCE GROUP AND SUBSIDIARIES

     The increase in workers' compensation loss and loss expense ratio from 46.0% in the second quarter of 1995 to 50.4% in the second quarter of 1996 was primarily a result of the reduction in the favorable loss development from prior year reserves during 1996 compared to the second quarter of 1995. The favorable loss development from prior years' reserves in the second quarter of 1995 and 1996 resulted in a decrease in loss and loss adjustment expense of $2.2 million and $0.7 million, respectively. Notwithstanding the increase in the loss ratio, the workers' compensation loss and loss adjustment expense ratios in the second quarter of 1995 and 1996 were affected by a continued favorable trend in loss development for prior accident years. This favorable trend is a result of fewer than expected newly reported claims particularly for the 1993, 1994 and 1995 accident years and claim settlements for amounts lower than originally provided. These positive factors were partially offset by reductions in policy premium rates as a result of the open rating environment effective in California since January 1, 1995.

     Policy acquisition costs and other underwriting expenses increased $2.0 million or 49% from the second quarter of 1995. This increase was primarily due to the Company writing off $1.9 million in deferred policy acquisition costs associated with the property and casualty line of business during the second quarter of 1996 due to a premium deficiency. As a percentage of net earned premium the underwriting expense ratio increased to 47.0% from 30.3% in the second quarter of 1995. This increase was the net result of an increase in the commercial property and casualty underwriting expense ratio from 27.3% to 61.0%, an increase in the personal automobile underwriting expense ratio from 32.4% to 52.5%, and a decrease in the workers' compensation underwriting expense ratio from 32.5% to 27.3%. The increase in the property and casualty expense ratio was primarily due to the write off of $1.9 million of deferred policy acquisition costs and partially a result of fixed overhead expenses being incurred against a smaller premium base. The increase in the personal automobile underwriting expense ratio resulted primarily from the Company incurring expenses in connection with running off the book of business.

     Dividends to policyholders were $15,000 in the second quarter of 1996 compared with (-)$279,000 in the second quarter of 1995.

     The Company reported an income tax expense of $14,000 for the second quarter of 1995 and $4,390,000 for the second quarter of 1996. The effective tax rate for 1995 and 1996 differed from the statutory rate primarily due to changes in the valuation allowance against deferred taxes. The Company increased the valuation allowance for deferred tax assets by $4.4 million during the second quarter of 1996 which resulted from a reduction in management's estimate of future taxable income.


     Realization of the recorded deferred tax asset is dependent on the Company's ability to generate sufficient pre-tax and taxable income to offset the available losses during the reversal period. Based on the expiration of existing net operating losses, the Company will have to generate an average of approximately $0.5 million of taxable income in each year from 1997 forward to fully utilize the available losses, after giving effect to the valuation allowance. The Company believes that, after giving effect to the valuation allowance, pre-tax and taxable income in the carryforward period will be sufficient to utilize the recorded net deferred tax assets, including the available loss carryforwards. A change effective January 1, 1996 in the reinsurance structure of the insurance company subsidiaries will result in a higher percentage of retained loss reserves which will increase tax basis loss discounts in future tax years. The change in reinsurance will also increase the net unearned premium reserves which will increase taxable income in future tax years. In addition, the Company has been re-underwriting the property and casualty book of business to eliminate policies that have a high risk potential not contemplated in the pricing of the policy. The Company believes that the realization of the recorded net deferred tax asset is more likely than not. However, no assurance can be given that the Company's pre-tax and taxable income will be sufficient to utilize the deferred tax benefit in whole or in part. The Company's belief is based upon certain assumptions regarding future events which may or may not occur. If the Company is unable to achieve pre-tax income and the required levels of taxable income in the future, the Company may have to increase, perhaps materially, the valuation allowance. The Company's Federal

                   CITATION INSURANCE GROUP AND SUBSIDIARIES income tax returns have not been audited by the Internal Revenue Service and all tax years remain open to possible audit.

  Six Months Ended June 30, 1996 and 1995

     Direct and assumed premiums written decreased by $14.4 million, or 34.0%, in the six months ended June 30, 1996 compared to the same period in 1995. This decrease was the net result of a reduction of approximately $1.3 million in aggregate workers' compensation premiums, a reduction of approximately $10.1 million in aggregate property and casualty premiums and a decrease of approximately $3.0 million in aggregate personal automobile premiums.

     The 11% decrease in workers' compensation premiums written from $11.6 million in the first six months of 1995 to $10.3 million in the same period of 1996, was primarily a result of (a) reductions in minimum rates of 16% effective October 1, 1994, partially offset by a rate increase by the Company of 9.3% effective January 1, 1996 and (b) a decrease in the average premium per policy to $6,926 at June 30, 1996 from $10,873 at June 30, 1995 which was primarily a result of rate reductions and the intense competition in the California workers' compensation market caused by the competitive rate law which went into effect January 1, 1995.

     The 37% decrease in property and casualty premiums written from $27.6 million in the first six months of 1995 to $17.5 million in the same period of 1996 was primarily the result of approximately $9.2 million of non-recurring premium in the first six months of 1995 related to the transfer of in force policies of CGIC to Citation Insurance Company. The $9.2 million of premium related to the transfer of in force policies of CGIC during the first six months of 1995 was a result of the previously reported agreement with the California Department of Insurance regarding CGIC.

     The 91% decrease in personal automobile premiums written from $3.3 million in the first six months of 1995 to $0.3 million in the same period of 1996 resulted from the Company's decision to withdraw from the personal auto line of business as previously discussed.

     Net premiums written increased $6.2 million, or 28%, in the six months ended June 30, 1996 compared to the same period in 1995. This increase was the net result of a reduction of approximately $1.4 million attributable to workers' compensation premiums, an increase of approximately $10.6 million attributable to property and casualty premiums and a decrease of approximately $3.0 million attributable to personal automobile premiums.


     The decreases in net workers' compensation premiums written and net personal automobile premiums written are generally consistent with the changes in direct and assumed premium volume for these lines of business. The significant change in net property and casualty premiums written was primarily due to increased premiums ceded to reinsurers in 1995 under two reinsurance agreements aggregating $13.1 million and the cancellation of these two treaties on January 1, 1996 which resulted in a reduction of ceded written premiums of $7.6 million during the first quarter of 1996. This was partially offset by $2.8 million of premiums ceded to a new reinsurance contract effective January 1, 1996. Of the increase in ceded premiums during the first quarter of 1995, $11.0 million was a result of the Company entering into a new excess of loss reinsurance agreement effective March 31, 1995. This agreement applied to the Company's property and casualty business and generally provided coverage for losses incurred in excess of $50,000 per occurrence up to $150,000 at which level the Company's previous reinsurance agreements provided coverage. The remaining $2.1 million increase in ceded premiums in 1995 resulted from the Company amending the existing property excess of loss reinsurance agreement whereby the reinsurance premium calculation would be based upon written premiums rather than earned premiums. Both agreements provided for ceding commissions which resulted in immediate increases in the Company's statutory surplus.

                   CITATION INSURANCE GROUP AND SUBSIDIARIES

     The new property and casualty reinsurance agreement effective January 1, 1996 generally provides coverage for losses incurred in excess of $250,000 per occurrence and required an initial cession of unearned premiums of $2.8 million. This was more than offset by the cancellation of the above described reinsurance agreements on January 1, 1996 in which the ceded unearned premiums were returned to the Company in the amount of $7.6 million, effectively reversing the March 31, 1995 transactions described above.

     The net effect of the changes described above which were effective January 1, 1996 was to decrease ceded written premiums and increase unearned premiums by approximately $4.8 million, increase deferred acquisition costs by $2.3 million and decrease reinsurance balances by $2.5 million.

     Net premiums earned decreased by $3.5 million, or 12%, in the six months ended June 30, 1996 compared to the same period in 1995. This decrease was primarily the net result of a reduction of approximately $2.2 million attributable to workers' compensation premiums, an increase of approximately $2.4 million attributable to property and casualty premiums and a decrease of $3.7 million attributable to personal automobile premiums. For the six months ended June 30, 1996, 41%, 55% and 4% of net premiums earned related to workers' compensation premiums, property and casualty premiums and personal automobile premiums, respectively, compared to 44%, 40% and 16% in the same period in 1995.

     Net investment income decreased by $2.0 million or 30%, in the six months ended June 30, 1996 compared to the same period of 1995. The principal reason for the decrease was that the Company realized $1.7 million of capital gains in the first six months of 1995 compared to $0.1 million during the same period of 1996. In addition, the decrease is partially a result of a reduction in the average investment portfolio during the 1996 period.

     Total revenues for the first six months of 1996 were $30.2 million, a 16% decrease from the first six months of 1995.

     The Company's underwriting results for the six months ended June 30, 1996 and 1995 (computed on a GAAP basis), are as follows:

                                                                                 SIX MONTHS
                                                                                    ENDED
                                                                                  JUNE 30,
                                                                               ---------------
                                                                               1996      1995
                                                                               -----     -----
Loss and Loss Adjustment Expense Ratio.......................................   81.4%     91.0
Underwriting Expense Ratio...................................................   39.9      30.5
Policyholder Dividend Ratio..................................................    0.1      (0.5)
                                                                               -----     -----
     Combined Ratio..........................................................  121.4%    121.0%
                                                                               =====     =====

     Loss and loss adjustment expenses decreased $5.7 million or 21% in the six months of 1996 from the same period of 1995. This decrease was primarily due to the decrease in net earned premium of 12% and a decrease in the loss ratio described below. The loss and loss adjustment expense ratio decreased to 81.4% in the six months of 1996 from 91.0% in the first six months of 1995.

     The decrease in loss and loss adjustment expense ratio from the prior year period is attributable to a decrease in the personal automobile loss and loss adjustment expense ratio from 174.6% to 40.2% partially offset by an increase in both the workers' compensation loss and loss adjustment expense ratio from 55.5% to 60.8% in 1996 and the commercial property and casualty loss and loss adjustment expense ratio from 95.5% to 99.9%.


     The commercial property and casualty loss and loss adjustment expense ratio increased from 95.5% in the six months of 1995 to 99.9% in the same period of 1996. The increase is primarily a result of unfavorable loss development during the first six months of 1996 from prior year reserves of approximately $0.9 million. This

                   CITATION INSURANCE GROUP AND SUBSIDIARIES development is partially attributable to late reported claims for the artisan contractor business which the Company discontinued writing in late 1994. As the artisan contractor policies were written on an annual basis and covered occurrences during the policy period, the Company had exposure to claims emanating from this line of business throughout 1995 even though such claims may not be reported to the Company for many years.

     The personal automobile loss and loss adjustment expense ratio decreased from 174.6% in the first six months of 1995 to 40.2% in 1996. The first six months results of 1995 included an increase in loss reserves of $1.7 million for the 1994 accident year. The same period in 1996 includes a reduction in loss reserves of $0.8 million for prior accident years due to less than anticipated loss development. The decrease in the 1996 loss and loss adjustment expense ratio was further a result of the rate increase of approximately 70% which was effective in November 1995.

     The increase in workers' compensation loss and loss expense ratio from 55.5% in the first six months of 1995 to 60.8% in the same period of 1996 was primarily a result of the reduction in the favorable loss development from prior year reserves during 1996 compared to the first six months of 1995. The favorable loss development from prior years' reserves in the first six months of 1995 and 1996 resulted in a decrease in loss and loss adjustment expense of $4.1 million and $2.1 million, respectively. Notwithstanding the increase in the loss ratio, the workers' compensation loss and loss adjustment expense ratios in the six months of 1995 and 1996 were affected by a continued favorable trend in loss development for prior accident years. This favorable trend is a result of fewer than expected newly reported claims particularly for the 1993, 1994 and 1995 accident years and claim settlements for amounts lower than originally provided. These positive factors were partially offset by reductions in policy premium rates as a result of the open rating environment effective in California since January 1, 1995.

     Policy acquisition costs and other underwriting expenses increased $1.3 million or 15% from the first six months of 1995. This increase was primarily due the Company writing off $1.9 million in policy acquisition costs associated with the property and casualty line of business due to a premium deficiency, partially offset by the decline in net earned premiums during the same comparative periods of 12%. As a percentage of net earned premium the underwriting expense ratio increased to 39.9% from 30.5% in the first six months of 1995. This increase was the net result of an increase in the commercial property and casualty underwriting expense ratio from 31.9% to 49.3%, a decrease in the personal automobile underwriting expense ratio from 37.7% to 25.2%, and an increase in the workers' compensation underwriting expense ratio from 26.5% to 28.7%. The increase in the property and casualty expense ratio was primarily due to the write off of $1.9 million in policy acquisition costs and partially a result of fixed overhead expenses being incurred against a smaller premium base. The decrease in the personal automobile underwriting expense ratio resulted primarily from the Company writing off the deferred policy acquisition costs associated with this business aggregating $485,000 at March 31, 1995.

     Dividends to policyholders were $30,000 in the first six months of 1996 compared with (-)$144,000 in the same period of 1995, reflecting management's expectations that the Company's future policyholder dividends obligations will be minimized.

     The Company reported an income tax expense of $14,000 for the first six months of 1995 and $4,390,000 for the same period of 1996. The effective tax rate for 1995 and 1996 differed from the statutory rate primarily due to changes in the valuation allowance against deferred taxes. As previously discussed the Company increased the valuation allowance for deferred tax assets by $4.4 million during the second quarter of 1996.

LIQUIDITY AND CAPITAL RESOURCES


     The Company's major sources of funds from operations are premiums collected and investment income. The major uses of operating funds include the payment of claims and underwriting and administrative

                   CITATION INSURANCE GROUP AND SUBSIDIARIES expenses. The Company's current investment strategy is to structure the portfolio to match anticipated claims obligations as well as other operating needs. The Company used $7.9 million of funds in operations in the first six months of 1996 and used $3.1 million during the first six months of 1995. Funds used in the first six months of 1996 were primarily provided from the Company's investment portfolio.


     The Company believes that its current capital structure together with internally generated funds, will be sufficient to support its operations for the foreseeable future. The Company currently has no material commitments for capital expenditures.

                            CITATION INSURANCE GROUP

PART II. OTHER INFORMATION

ITEM 1. LEGAL PROCEEDINGS

     None, except in the ordinary course of business in connection with the insurance subsidiaries' operations.

ITEM 2. CHANGES IN SECURITIES

     None

ITEM 3. DEFAULTS UPON SENIOR SECURITIES

     None

ITEM 4. SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

     The following matters were submitted to a vote of the common stockholders of record as of March 29, 1996 at the Company's regularly scheduled Annual Meeting of Shareholders on May 29, 1996.

     1. To elect three directors. Messrs. James R. Bancroft, Paul M. Bancroft and Donald Henderson were each elected to serve a term of three years.

     2. To ratify the appointment of Deloitte and Touche LLP as independent auditors for the 1996 year. The appointment was ratified as proposed.

ITEM 5. OTHER INFORMATION

     None

ITEM 6. EXHIBITS AND REPORTS ON FORM 8-K

     a. Financial Data Schedule included in electronic filing


     b. No reports on Form 8-K were filed in the quarter ended June 30, 1996.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                         CITATION INSURANCE GROUP
                                                 (Registrant)

Date: August 14, 1996
                                            /s/      DONALD HENDERSON

                                          --------------------------------------
                                           President & Chief Executive Officer
                                              (Principal Executive Officer)

Date: August 14, 1996
                                            /s/     ROBERT M. ERICKSON

                                          --------------------------------------
                                                 Chief Financial Officer

                                           (Principal Financial and Accounting
                                                         Officer)

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Pursuant to provisions of the California General Corporation Law, Registrant's Articles of Incorporation include a provision which eliminates the personal liability of its directors to Registrant and its shareholders for monetary damages to the fullest extent permissible under California law. This limitation has no effect on a director's liability (i) for acts or omissions that involve intentional misconduct or a knowing and culpable violation of law,
(ii) for acts or omissions that a director believes to be contrary to the best interest of Registrant or its shareholders or that involve the absence of good faith on the part of the director, (iii) for any transaction from which a director derived an improper benefit, (iv) for acts or omissions that show a reckless disregard for the director's duty to Registrant or its shareholders in circumstances in which the director was aware, or should have been aware, in the ordinary course of performing a director's duties, of a risk of serious injury to Registrant or its shareholders, (v) for acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director's duty to Registrant or its shareholders, (vi) under Section 310 of the California General Corporation Law (concerning contracts or transactions between the corporation and a director) or (vii) under Section 316 of the California General Corporation Law (concerning a director's liability for improper distributions, loans and guarantees). The provision does not eliminate liability of a director for any acts or omissions which occurred prior to November 18, 1988, the effective date of Registrant's amended Articles of Incorporation including such provision, and it does not eliminate or limit the liability of an officer for any act or omission as an officer, notwithstanding that the officer is also a director or that his or her actions, if negligent or improper, have been ratified by the Board of Directors. Further, the provision has no effect on claims arising under federal or state securities laws and does not affect the availability of injunctions and other equitable remedies available to Registrant's shareholders for any violation of a director's fiduciary duty to Registrant or its shareholders. Although the validity and scope of the legislation underlying the provision have not yet been interpreted to any significant extent by the California courts, the provision may relieve directors of monetary liability to Registrant for grossly negligent conduct, including conduct in situations involving attempted takeovers of Registrant.

     Registrant's Articles of Incorporation also include a section authorizing Registrant to indemnify its officers, directors and other agents through bylaw provisions, agreements with such agents, vote of shareholders or otherwise in excess of the indemnification permitted by Section 317 of the California General Corporation Law, subject only to the limits set forth in Section 204 of the California General Corporation Law with respect to actions for breach of duty to the corporation and its shareholders. The By-Laws expressly provide that Registrant shall have the right to purchase and maintain insurance against any liability asserted against or incurred by officers, directors and other agents, whether or not Registrant would have the power to indemnify such person against the liability insured against.

     The Registrant has obtained directors and officers liability and company reimbursement insurance pursuant to two policies currently in effect (the "D & O Policies") with underwriters at Lloyd's, London ("Lloyd's"). Pursuant to the D & O Policies, Lloyd's will pay on behalf of directors and officers of the Registrant, certain losses (a "Loss") incurred as a result of a wrongful act (a "Wrongful Act") by such persons, for which they are not being indemnified by the Registrant. In addition, Lloyd's will reimburse the Registrant for Losses over $1,000,000 incurred as a result of Registrant's indemnification of an officer or director in connection with a Wrongful Act. However, the D & O Policies provide that Lloyd's aggregate liability to the Registrant with respect to a single policy year shall not exceed $2,000,000. The D & O Policies are subject to customary exclusions.

     The Registrant has entered into agreements with its executive officers and directors to provide indemnity to such persons to the maximum extent permitted under applicable law.


     Section 317 of the California General Corporation law makes provisions for the indemnification of officers, directors and other corporate agents in terms sufficiently broad to indemnify such persons, under certain circumstances, against such liabilities (including reimbursement of expenses incurred) arising under the Securities Act.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

  (a) Exhibits


     NUMBER                                       DESCRIPTION
- -----------------  -------------------------------------------------------------------------
      ++ 2.1       Agreement and Plan of Reorganization dated as of June 11, 1993 between
                   Citation and Madison Capital, Inc. including form of Escrow Agreement,
                   Escrow Representation Agreement, and Shareholders Voting and Transfer
                   Restriction Agreement.
    ++++ 2.2       Agreement and Plan of Reorganization, dated as of May 1, 1996, among
                   Registrant, Citation Holdings, Inc. and Physicians Insurance Company of
                   Ohio and amendment thereto dated August 14, 1996 and related Merger
                   Agreement.
       * 3.1       Articles of Incorporation of Citation.
       * 3.1.1     Certificate of Determination of Series A Junior Participating Cumulative
                   Preferred Stock.
      ++ 3.1.2     Certificate of Amendment to Articles of Incorporation of Citation.
     +++ 3.1.3     Agreement of Merger of Madison Capital, Inc into Citation, dated October
                   4, 1993.
    ++++ 3.1.4     Amended and Restated Articles of Incorporation of Citation (proposed).
    **** 3.2.1     Amended and Restated By-Laws of Citation (current).
    ++++ 3.2.2     Amended and Restated Bylaws of Citation (proposed).
      ** 4.1       Form of Rights Agreement dated as of July 22, 1991 between Citation and
                   Security Pacific National Bank.
    *++* 5.1       Opinion of Gibson, Dunn & Crutcher LLP, regarding legality of shares.
         8.1       Opinion of Gray Cary Ware & Freidenrich, A Professional Corporation
                   regarding tax matters.
         8.2       Opinion of Gibson, Dunn & Crutcher LLP regarding tax matters.
       * 10.1      Agreement of Reinsurance No. 7431 between General Reinsurance Corporation and Citation Insurance Company ("CIC") dated May 16, 1989 and Endorsement
                   No. 1 thereto.
    **** 10.1.1    Endorsement No. 2 to Agreement of Reinsurance No. 7431 dated November 15,
                   1994.
      *+ 10.2      Agreement of Reinsurance No. 7085 between General Reinsurance Corporation and CIC dated March 31, 1986 (the "General Reinsurance Agreement") and
                   Endorsement Nos. 1 through 4 thereto.
      +* 10.2.1    Endorsement Nos. 5 and 6 to Agreement of Reinsurance No. 7085.
    **** 10.2.2    Endorsements Nos. 7, 8 and 9 to Agreement of Reinsurance No. 7085
                   effective January 1, 1992, January 1, 1993 and January 1, 1992,
                   respectively.
       * 10.3      Indemnity Agreement, pursuant to the General Reinsurance Agreement dated
                   April 1, 1987.
       * 10.4      Workers' Compensation Excess of Loss Reinsurance Agreement between CIC,
                   Northwestern National. Title Insurance Company, American Accident
                   Reinsurance Group and Pinehurst Accident Reinsurance Group dated August
                   12, 1988, and effective January 1, 1988 (including endorsements thereto), and Addendum Nos. 1 and 2 thereto.
     *** 10.4.1    Endorsement No. 3 to Excess of Loss Reinsurance Agreement dated August
                   12, 1988.
       * 10.5      Casualty Quota Share Reinsurance Treaty between Old Republic Insurance
                   Company and CIC dated August 6, 1985.
       * 10.6      Industrial Aid Aviation and Farm Labor/Land Travel Hard Workers'
                   Compensation Excess of Loss Reinsurance Agreement between CIC and America
                   Accident Reinsurance Group dated January 17, 1989, effective March 1,
                   1988.
      -* 10.7      Key Officer Performance Recognition Plan.
       * 10.8      Flexible Benefit Plan

     NUMBER                                       DESCRIPTION
- -----------------  -------------------------------------------------------------------------
      -* 10.9      Amended and Restated 1983 Employee Stock Option Plan.
      ** 10.10     Salary Reduction Profit Sharing Plan and amendments thereto.
   ****- 10.10.1   Salary Reduction Profit Sharing Plan as amended and restated effective
                   January 1, 1994 and Amendments Nos. 1 and 2 thereto dated March 13, 1995 and March 15, 1995, respectively.
      -* 10.11     Employee Stock Ownership Plan and Trust Agreement.
    -*** 10.11.1   Amended Employee Stock Ownership Plan and Trust Agreement.
     -++ 10.11.2   Amendment to Employee Stock Ownership Plan dated October 1, 1992.
   ****- 10.11.3   Amendment to Employee Stock Ownership Plan dated March 15, 1995.
       * 10.13     Directors and Officers Liability and Company Reimbursement Insurance
                   Policy between Citation and Gulf Insurance Company currently in effect, and Endorsement Nos. 1 through 10 thereto and Renewal Agreement.
    **** 10.13.1   Directors and Officers and Company Reimbursement Indemnity Insurance
                   Policy between Citation and Underwriters at Lloyd's, and Endorsement Nos.
                   1 through 13 thereto.
    **** 10.13.2   Excess Directors and Officers and Company Reimbursement Indemnity Policy
                   between Citation and certain insurance companies and Endorsement Nos. 1 through 9 thereto.
    **** 10.13.3   Endorsement No. 11 to Directors and Officers Liability and Company
                   Reimbursement Insurance Policy between Citation and Gulf Insurance
                   Company.
       * 10.16     Office Lease between CIC and North Block Partnership dated July, 1990.
     *** 10.16.1   Amendments Nos. 1 and 2 to Office Lease between CIC and North Block
                   Partnership dated January 6, 1992 and February 25, 1992, respectively.
    **** 10.16.2   Amendments Nos. 3 and 4 to Office Lease between CIC and North Block
                   Partnership dated December 6, 1993 and October 4, 1994, respectively.
      -* 10.22     1991 Employee Stock Option Plan
     -++ 10.23     Citation Insurance Group Severance Plan for Certain Executive Officers,
                   Senior Management and Key Employees of the Company and its Subsidiaries,
                   including form of agreement.
 -****** 10.24.1   Employment Agreement with Paul M. Bancroft, as amended.
      ++ 10.25     Aggregate Excess Reinsurance Agreement between Scandinavian Reinsurance
                   Company and CGIC effective November 1, 1991 and Endorsement Nos. 1 and 2 thereto.
      ++ 10.26     Casualty Excess of Loss Reinsurance Agreement between National
                   Reinsurance Corporation and CCIG dated May 5, 1988 and Endorsements Nos.
                   1 through 5 thereto. Casualty Excess of Loss Reinsurance Agreement between National Reinsurance Corporation and CCIG effective January 1,
                   1991 and Endorsement No. 1. Casualty Excess of Loss Reinsurance Agreement
                   between National Reinsurance Corporation and CCIG effective January 1,
                   1992 and Endorsements Nos. 1 through 3 and Addendum Nos. l and 2.
      ++ 10.27     Property First Surplus Reinsurance Agreement between Prudential
                   Reinsurance Company and CCIG dated May 5, 1988 and Endorsements Nos. 1 through 5 thereto. Casualty Excess of Loss Reinsurance Agreement between
                   Prudential Reinsurance Company and CCIG effective January 1, 1991,
                   Casualty Excess of Loss Reinsurance Agreement between Prudential
                   Reinsurance Company and CCIG effective January 1, 1992 and Endorsements
                   Nos. 1 through 3 and Addendum Nos. 1 and 2.
     -++ 10.28     Citation Unfunded Executive Deferred Compensation Plan.
      ++ 10.29     Workers' Compensation Excess of Loss Reinsurance Agreement No. 290
                   between Citation and Northwestern National Life Insurance Company,
                   Lincoln National Life Insurance Company and Pinehurst Accident
                   Reinsurance Group dated January 1, 1993.
    **** 10.29.1   Termination Endorsement to Workers' Compensation Excess of Loss
                   Reinsurance Agreement No. 290.

     NUMBER                                       DESCRIPTION
- -----------------  -------------------------------------------------------------------------
      ++ 10.30     Agreement of Reinsurance No. 7727 between General Reinsurance Corporation and CIC dated June 11, 1993 and effective January 1, 1993.
    **** 10.30.1   Endorsements Nos. 1, 2 and 3 to Agreement of Reinsurance No. 7727
                   effective January 1, 1994, January 1, 1993 and January 1, 1995,
                   respectively.
  ****** 10.30.2   Endorsement No. 4 to Agreement of Reinsurance No. 7727 effective January
                   1, 1996.
       * 10.31     Form of Indemnity Agreement.
    **** 10.32     Commutation Agreement between CNIC and CGIC dated January 19, 1995 and
                   Amendment No. 1 to Commutation Agreement dated March 15, 1995.
    **** 10.33     Purchase Agreement among Citation, ClC and CGIC effective as of March 1,
                   1995.
    **** 10.34     Agreement of Reinsurance No. 7631 between General Reinsurance Corporation and CIC effective October 1, 1991 and Endorsement Nos. 1 through 3 thereto.
    **** 10.35     Workers' Compensation Excess of Loss Reinsurance agreement No. 316 between CIC and Federal Insurance Company effective January 1, 1994.
    **** 10.36     Property Facultative Automatic Binding Agreement between the Insurance
                   Group and Munich American Reinsurance Company and Addendum Nos. 1 through
                   4 thereto.
    **** 10.37     Property Facultative Binding Agreement between the Insurance Group and
                   American Reinsurance Company and Endorsement Nos. 1 through 5 thereto.
    **** 10.38     Indemnity Agreement among Munich American Reinsurance Company, National
                   Reinsurance Corporation and the Insurance Group effective January 1,
                   1994.
    **** 10.39     Property Surplus Reinsurance Agreement between Munich American
                   Reinsurance Company and the Insurance Group effective January 1, 1994 and
                   Addendum No. 1 thereto.
  ****** 10.39.1   Addendum No. 2 and Termination Addendum to the Property Surplus
                   Reinsurance Agreement No. 10-2699-0 between the Insurance Group and
                   Munich American Reinsurance Company effective January 1, 1995 and
                   December 31, 1995 respectively.
    **** 10.40     Property Per Risk Excess of Loss Reinsurance Agreement No. 2462-01
                   between the Insurance Group and National Reinsurance Corporation
                   effective January 1, 1994 and Endorsement No. 1 thereto.
  ****** 10.40.1   Endorsement Nos. 2 and 3 to Property Per Risk Excess of Loss Reinsurance
                   Agreement No. 2462-01 between the Insurance Group and National
                   Reinsurance Corporation effective March 31, 1995 and September 31, 1995, respectively.
    **** 10.41     Second Property Per Risk Excess of Loss Reinsurance Agreement No. 2462-02
                   between the Insurance Group and National Reinsurance Corporation
                   effective January 1, 1994 and Endorsement No. 1 thereto.
  ****** 10.41.1   Endorsements Nos. 2 and 3 to the Second Property Per Risk Excess of Loss
                   Reinsurance Agreement No. 2462-02 between the Insurance Group and
                   National Reinsurance Corporation effective March 31, 1995 and September
                   31, 1995 respectively.
    **** 10.42     Multiple Line Excess of Loss Reinsurance Agreement No. 2462-04A/04B
                   between CGIC and National Reinsurance Corporation effective June 24,
                   1994.
  ****** 10.42.1   Endorsement Nos. 1 and 2 effective December 15, 1994 and April 1, 1995 respectively to the Multiple Line Excess of Loss Reinsurance Agreement
                   No. 2462-04A/04B between CGIC, CIC and National Reinsurance Corporation.
    **** 10.43     First Property Catastrophe Excess of Loss Reinsurance Agreement No.
                   2462-03 between the Insurance Group and National Reinsurance Corporation
                   effective January 1, 1994 and Endorsement No. 1 thereto.
    **** 10.44     Excess of Loss Catastrophe Reinsurance Agreement No. 189541 between the
                   Insurance Group and American Re-Insurance Company effective January 1,
                   1994 and Endorsement No. 1 thereto.
  ****** 10.44.1   Endorsement Nos. 2 and 3 to the Excess of Loss Catastrophe Reinsurance
                   Agreement No. 1895-001 between the Insurance Group and American
                   Re-insurance Company effective January 1, 1995 and January 1, 1996 respectively.

     NUMBER                                       DESCRIPTION
- -----------------  -------------------------------------------------------------------------
  ****** 10.45     Property Catastrophe Excess of Loss Reinsurance Agreement between the
                   Insurance Group and various reinsurers effective January 1, 1994 and
                   Endorsement No. 1 thereto.
  *****- 10.46     Retirement agreement and mutual release between Citation Insurance Group and Donald D. Young.
  *****- 10.47     Employment agreement between Citation Insurance Group and Donald
                   Henderson.
  ****** 10.48     Underlying Multiple Line Excess of Loss Reinsurance Agreement No. 2462-03
                   between CIC and National Reinsurance Corporation effective March 31, 1995 and Endorsement No. 1 effective September 1, 1995.
  ****** 10.49     First Property Catastrophe Excess of Loss Reinsurance Agreement No.
                   2462-03 and Endorsement No. 1 between the Insurance Group and National
                   Reinsurance Corporation effective January 1, 1995 and September 1, 1995 respectively.
  ****** 10.50     Property Catastrophe Excess of Loss Reinsurance Agreement between the
                   Insurance Group and various reinsurers effective January 1, 1995 and
                   Endorsement No. 1 thereto.
  ****** 10.51     Agreement of Reinsurance No. 7893 between General Reinsurance Company and the Insurance Group effective January 1, 1994 and Endorsement Nos. 1, 2 and 3 thereto.
  ****** 10.52     Excess Casualty and Commercial Umbrella Liability Reinsurance Agreement
                   No. 1895-0002 between the Insurance Group and American Re-Insurance
                   Company effective December 31, 1993.
  ****** 10.53     Directors and Officers and Company Reimbursement Indemnity Insurance
                   Policy between Citation ad Underwriters at Lloyd's, London and
                   Endorsement Nos. 1 through 11 thereto.
  ****** 10.54     Excess Directors and Officers and Company Liability policy between
                   Citation and certain insurance companies effective October 15,1995 and
                   Endorsement Nos. 1 through 10 thereto.
     *+* 10.55     Consulting Agreements, each dated September 11, 1995, regarding retention of Ronald Langley and John R. Hart as consultants by PICO
      *+ 10.56     Agreement for Purchase and Sale of Stock, dated November 23, 1993 between
                   GPG, Quaker Holdings Limited and PICO
      *+ 10.57     PICO 1995 Stock Option Plan
    *++* 10.58     Key Employee Severance Agreement and Amendment No. 1 thereto, each made as of November 1, 1992, between PICO and Richard H. Sharpe; and Schedule
                   A identifying other substantially identical Key Employee Severance
                   Agreements between PICO and certain of the executive officers of PICO
    *++* 10.59     Agreement for Purchase and Sale of Shares, dated May 9, 1996, among PICO,
                   GPG and TOC.
      *+ 10.60     Agreement for the Purchase and Sale of Certain Assets, dated July 14,
                   1995 between PICO, PRO and Mutual Assurance, Inc.
      *+ 10.61     Stock Purchase Agreement dated March 7, 1995 between Sydney Reinsurance
                   Corporation and PICO.
      *+ 10.62     Letter Agreement, dated September 5, 1995, between PICO, Christopher
                   Ondaatje and the South East Asia Plantation Corporation Limited.
         10.63     Amendment No. 1 to Agreement for Purchase and Sale of Certain Assets,
                   dated July 30, 1996 between PICO, PRO and Mutual Assurance, Inc.
         10.64     Promissory Note, Security Agreement and Notice of Pledge, dated September
                   3, 1996 between PICO and John R. Hart.
    *++* 11.1      Statement Regarding Computation of Per Share Earnings for Citation.
         11.2      Statement Regarding Computation of Per Share Earnings for PICO.
    ++++ 13.1      Citation's Annual Report on Form 10-K for the Year Ended December 31,
                   1995.
    ++++ 13.2      Citation's Quarterly Report on Form 10-Q for the Quarter Ended March 31,
                   1996.
  ****** 21.       Subsidiaries of Citation
         23.1      Consent of Deloitte & Touche LLP, independent auditors.

     NUMBER                                       DESCRIPTION
- -----------------  -------------------------------------------------------------------------
    *++* 23.2      Consent of Gibson, Dunn & Crutcher LLP (contained in Exhibit 5.1).
         23.3      Consent of Coopers and Lybrand, L.L.P.
         23.4      Consent of KPMG Peat Marwick Thorne, Chartered Accountants Coordinate.
         23.5      Consent of Gray Cary Ware & Freidenrich regarding Exhibit 8.1 (contained in Exhibit 8.1).
         23.6      Consent of Gibson Dunn & Crutcher LLP regarding Exhibit 8.2 (contained in
                   Exhibit 8.2).
  ****** 28.       Information from reports furnished to state insurance regulatory authorities.
         99.1      Form of proxy for Citation Meeting.
         99.2      Form of proxy for PICO Meeting.
    *++* 99.3      Director Consents pursuant to Rule 438.


- ------------------------


     * Incorporated by reference to exhibit of same number filed with Registration
       Statement on Form S-1 (File No. 33-36383), except Exhibit 10.31 which was filed as
       Exhibit 28 to such Registration Statement.
    ** Incorporated by reference to exhibit of same number filed with Form 8-A on July 22,
       1961.
   *** Incorporated by reference to exhibit of same number filed with 1992 Form 10-K.
  **** Incorporated by reference to exhibit of same number filed with 1994 Form 10-K.
 ***** Incorporated by reference to exhibit of same number filed with June 30, 1995 Form
       10-Q.
****** Incorporated by reference to exhibit of same number filed with 1995 Form 10-K.
     + Confidential treatment has been accorded certain information contained in this exhibit.
    ++ Incorporated by reference to exhibit bearing the same number filed with Registration
       Statement on Form S-4 (File No. 33-64328).
   +++ Incorporated by reference to Exhibit 2.1 to Form 8-K dated October 8, 1993.
  ++++ Filed as Appendix to the prospectus in Part I of this Registration Statement.
    *+ Incorporated by reference to exhibit filed with PICO's Registration Statement No.
       33-99352 on Form S-1 filed with the SEC on November 14, 1995.
   *+* Incorporated by reference to exhibit filed with PICO's Amendment No. 1 to
       Registration Statement No. 33-99352 on Form S-1 filed with SEC on January 30, 1996.
  *++* Incorporated by reference to exhibit filed with Registration Statement on Form S-4
       (File No. 333-06671).
     - Executive Compensation Plans and Agreements

     (b) Financial Statement Schedules

     The following schedules of Citation and PICO are included in this Registration Statement on Form S-4 or incorporated by reference. All other Schedules have been omitted because they are not applicable, or because the required information is shown in each corporation's respective consolidated financial statements of notes thereto.

          CITATION (INCORPORATED BY REFERENCE)
          Independent Auditors' Report on Supplemental Schedules as of December 31, 1995
            and for the Three Years Ended December 31, 1995
          I -- Summary of Investments -- Other than Investments in Related Parties --
               December 31, 1995
         II -- Condensed Financial Information of Registrant at December 31, 1994 and
               1995
               and for the Years Ended December 31, 1993, 1994 and 1995
        III -- Consolidated Supplementary Insurance Information
         IV -- Reinsurance for the Years Ended December 31, 1993, 1994 and 1995
          V -- Valuation and Qualifying Accounts and Reserves for the Years Ended
               December 31, 1993, 1994 and 1995
         VI -- Supplemental Property and Casualty Insurance Information for the Years
               Ended December 31, 1993, 1994 and 1995
          PICO
          I -- Summary of Investments -- Other than Investments in Related Parties
        III -- Consolidated Supplementary Insurance Information
          V -- Valuation and Qualifying Accounts

ITEM 22.  UNDERTAKINGS.

     (a) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to offerings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

     (b) The registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (a) immediately preceding or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     (d) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, Citation has duly caused this Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Jose,
State of California, on the      day of September, 1996.



                                          By:      /s/  ROBERT ERICKSON


                                            ------------------------------------

                                                      Robert Erickson


                                             Vice President and Chief Financial
                                                           Officer



     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



               SIGNATURE                                TITLE                        DATE
- ----------------------------------------   --------------------------------   -------------------
           DONALD HENDERSON*               Director, President and Chief      September   , 1996
- ----------------------------------------   Executive Officer (Principal
            Donald Henderson               Executive Officer)
          J. PHILIP DINAPOLI*              Director                           September   , 1996
- ----------------------------------------
           J. Philip DiNapoli
          THEODORE J. BIAGINI*             Director                           September   , 1996
- ----------------------------------------
          Theodore J. Biagini
           MARSHALL J. BURAK*              Director                           September   , 1996
- ----------------------------------------
           Marshall J. Burak
           DONALD F. IMWALLE*              Director                           September   , 1996
- ----------------------------------------
           Donald F. Imwalle
         LOUIS J. MARIANI, SR.*            Director                           September   , 1996
- ----------------------------------------
         Louis J. Mariani, Sr.
          EUGENE A. O'ROURKE*              Director                           September   , 1996
- ----------------------------------------
           Eugene A. O'Rourke
            LARRY D. RUSSEL*               Director                           September   , 1996
- ----------------------------------------
            Larry D. Russel
           JAMES R. BANCROFT*              Director                           September   , 1996
- ----------------------------------------
           James R. Bancroft
           PAUL M. BANCROFT*               Director                           September   , 1996
- ----------------------------------------
            Paul M. Bancroft

               SIGNATURE                                TITLE                        DATE
- ----------------------------------------   --------------------------------   -------------------
          E. ALEXANDER GLOVER*             Director                           September   , 1996
- ----------------------------------------
          E. Alexander Glover
          /s/ ROBERT ERICKSON              Vice President and Chief           September   , 1996
- ----------------------------------------   Financial Officer (Principal
            Robert Erickson                Financial Officer and Principal
                                           Accounting Officer)
     *By:      /s/  ROBERT ERICKSON
- ----------------------------------------
            Robert Erickson
           (Attorney-in-fact)

                     INDEX TO FINANCIAL STATEMENT SCHEDULES

Independent Auditor's Report on Supplemental Schedules as of December 31, 1995 and
  1994 and for the Three Years Ended December 31, 1995................................  S-2
Schedule I -- Summary of Investments Other Than Investment in Related Parties.........  S-3
Schedule III -- Consolidated Supplementary Insurance Information......................  S-4
Schedule V -- Valuation and Qualifying Accounts.......................................  S-7

Board of Directors and Shareholders
Physicians Insurance Company of Ohio
Pickerington, Ohio

     In connection with our audits of the consolidated financial statements of Physicians Insurance Company of Ohio and Subsidiaries as of December 31, 1995 and 1994, and for each of the three years in the period ended December 31, 1995, which financial statements are included in the Prospectus, we have also audited the financial statement schedules listed in Item 17. herein.

     In our opinion, these financial statement schedules, when considered in relation to the basic financial statements taken as a whole, present fairly, in all material respects, the information required to be included therein.

                                          COOPERS & LYBRAND L.L.P.

Columbus, Ohio

April 7, 1996

                                                                      SCHEDULE I

                      PHYSICIANS INSURANCE COMPANY OF OHIO
                             SUMMARY OF INVESTMENTS
                    OTHER THAN INVESTMENT IN RELATED PARTIES
                               DECEMBER 31, 1995

                                                                                    AMOUNT AT WHICH
                                                                                       SHOWN IN
               TYPE OF INVESTMENT                   COST(1)           VALUE          BALANCE SHEET
- ------------------------------------------------  ------------     ------------     ---------------
Available-for-Sale Fixed maturities:
U.S. Treasury securities and obligations of U.S.
  government corporations and agencies..........  $ 32,171,232     $ 32,183,335      $  32,183,335
Corporate securities............................    29,729,110       29,987,063         29,987,063
Mortgage-backed and other securities............    19,426,148       19,403,181         19,403,181
                                                  ------------     ------------       ------------
     Total fixed maturities.....................    81,326,490       81,573,579         81,573,579
Equity securities:
  Banks, trusts, and insurance companies........    10,310,456       10,943,355         10,943,355
  Industrial, miscellaneous, and other..........    53,634,913       88,913,940         88,913,940
                                                  ------------     ------------       ------------
Total equity securities.........................    63,945,369       99,857,295         99,857,295
Short term investments..........................     9,162,925        9,162,925          9,162,925
Real estate.....................................     3,038,750        3,038,750          3,038,750
                                                  ------------     ------------       ------------
          Totals................................  $157,473,534     $193,632,549      $ 193,632,549
                                                  ============     ============       ============

- ---------------
(1) Original cost of equity securities, short-term investments and real estate adjusted for any permanent write downs, and, as to fixed maturities, original cost reduced by repayments, write downs and adjusted for amortization of premiums or accrual of discounts.

                                                                    SCHEDULE III

             PHYSICIANS INSURANCE COMPANY OF OHIO AND SUBSIDIARIES
                CONSOLIDATED SUPPLEMENTARY INSURANCE INFORMATION
                                 (IN THOUSANDS)
                               DECEMBER 31, 1993

                                                                  OTHER                                          AMORTIZATION
                      DEFERRED     FUTURE POLICY                 POLICY                              BENEFITS    OF DEFERRED
                       POLICY         BENEFITS                  CLAIMS &                  NET       LOSSES AND      POLICY
                     ACQUISITION   LOSSES, CLAIMS   UNEARNED    BENEFITS    PREMIUM    INVESTMENT      LOSS      ACQUISITION
      SEGMENT           COSTS      LOSS EXPENSES    PREMIUMS     PAYABLE    REVENUE      INCOME      EXPENSES       COSTS
- -------------------  -----------   --------------   ---------   ---------   --------   ----------   ----------   ------------
Medical
  professional
  liability........    $ 1,275        $191,735       $19,473       $ 0      $50,491     $  9,513     $ 60,980       $3,058
Life and health....      2,152          47,154           219         0        8,804        3,598        5,388          406
                                                                    --
                        ------        --------       -------                -------      -------      -------      -------
Total medical
  professional
  liability and
  life and
  health...........      3,427         238,889        19,692         0       59,295       13,111       66,368        3,464
Other operations...                                                           2,183        2,725
Discontinued
  operations.......                                                            (107 )        (78)       1,045
                                                                    --
                        ------        --------       -------                -------      -------      -------      -------
Total..............    $ 3,427        $238,889       $19,692       $ 0      $61,371     $ 15,758     $ 67,413       $3,464
                        ======        ========       =======        ==      =======      =======      =======      =======


                       OTHER
                     OPERATING   PREMIUMS
      SEGMENT        EXPENSES    WRITTEN
- -------------------  ---------   --------
Medical
  professional
  liability........   $ 4,197    $41,837
Life and health....     2,927

                      -------
Total medical
  professional
  liability and
  life and
  health...........     7,124
Other operations...     4,086
Discontinued
  operations.......      (135)

                      -------
Total..............   $11,075
                      =======

                                                                    SCHEDULE III

             PHYSICIANS INSURANCE COMPANY OF OHIO AND SUBSIDIARIES
                CONSOLIDATED SUPPLEMENTARY INSURANCE INFORMATION
                                 (IN THOUSANDS)
                               DECEMBER 31, 1994

                                                                  OTHER                                          AMORTIZATION
                      DEFERRED     FUTURE POLICY                 POLICY                              BENEFITS    OF DEFERRED
                       POLICY         BENEFITS                  CLAIMS &                  NET       LOSSES AND      POLICY
                     ACQUISITION   LOSSES, CLAIMS   UNEARNED    BENEFITS    PREMIUM    INVESTMENT      LOSS      ACQUISITION
      SEGMENT           COSTS      LOSS EXPENSES    PREMIUMS     PAYABLE    REVENUE      INCOME      EXPENSES       COSTS
- -------------------  -----------   --------------   ---------   ---------   --------   ----------   ----------   ------------
Medical
  professional
  liability........    $   305        $180,691       $15,919       $ 0      $20,026     $ 10,413     $ 11,639       $  817
Life and health....      2,508          45,874           194         0        3,922        3,691           79          318
                                                                    --
                        ------        --------       -------                -------      -------      -------       ------
Total medical
  professional
  liability and
  life and
  health...........      2,813         226,565        16,113         0       23,948       14,104       11,718        1,135
Other operations...                                                           1,537        1,272
                                                                    --
                        ------        --------       -------                -------      -------      -------       ------
Total..............    $ 2,813        $226,565       $16,113       $ 0      $25,485     $ 15,376     $ 11,718       $1,135
                        ======        ========       =======        ==      =======      =======      =======       ======


                       OTHER
                     OPERATING   PREMIUMS
      SEGMENT        EXPENSES    WRITTEN
- -------------------  ---------   --------
Medical
  professional
  liability........   $ 1,721    $12,092
Life and health....     2,569

                      -------
Total medical
  professional
  liability and
  life and
  health...........     4,290
Other operations...     3,634

                      -------
Total..............   $ 7,924
                      =======

                                                                    SCHEDULE III

             PHYSICIANS INSURANCE COMPANY OF OHIO AND SUBSIDIARIES
                CONSOLIDATED SUPPLEMENTARY INSURANCE INFORMATION
                                 (IN THOUSANDS)
                               DECEMBER 31, 1995

                                                                  OTHER                                          AMORTIZATION
                      DEFERRED     FUTURE POLICY                 POLICY                              BENEFITS    OF DEFERRED
                       POLICY         BENEFITS                  CLAIMS &                  NET       LOSSES AND      POLICY
                     ACQUISITION   LOSSES, CLAIMS   UNEARNED    BENEFITS    PREMIUM    INVESTMENT      LOSS      ACQUISITION
      SEGMENT           COSTS      LOSS EXPENSES    PREMIUMS     PAYABLE    REVENUE      INCOME      EXPENSES       COSTS
- -------------------  -----------   --------------   ---------   ---------   --------   ----------   ----------   ------------
Medical
  professional
  liability........    $   272        $168,485       $12,985       $ 0      $17,120     $  5,928     $ 21,247       $  723
Life and health....      2,113          47,553           171                  1,870        4,007          701          368
Other Property and
  Casualty.........        510          61,312        17,702                  2,421          170        1,925
                                                                    --
                        ------        --------       -------                -------      -------      -------      -------
Total medical
  professional
  liability, life
  and health, and
  other property
  casualty.........      2,895         277,350        30,858         0       21,411       10,105       23,873        1,091
Other operations...                                                           5,979        5,110
                                                                    --
                        ------        --------       -------                -------      -------      -------      -------
Total..............    $ 2,895        $277,350       $30,858       $ 0      $27,390     $ 15,215     $ 23,873       $1,091
                        ======        ========       =======        ==      =======      =======      =======      =======


                       OTHER
                     OPERATING   PREMIUMS
      SEGMENT        EXPENSES    WRITTEN
- -------------------  ---------   --------
Medical
  professional
  liability........   $ 1,053    $13,079
Life and health....     2,390
Other Property and
  Casualty.........     4,282     10,755

                      -------
Total medical
  professional
  liability, life
  and health, and
  other property
  casualty.........     7,725     23,834
Other operations...     9,916

                      -------
Total..............   $17,641    $23,834
                      =======

                                                                      SCHEDULE V

                      PHYSICIANS INSURANCE COMPANY OF OHIO

                       VALUATION AND QUALIFYING ACCOUNTS

                                                           ADDITIONS
                                                   -------------------------
                                                       (1)           (2)
                                     BALANCE AT    CHARGED TO    CHARGED TO                 BALANCE AT
                                     BEGINNING      COSTS AND       OTHER                       END
           DESCRIPTION               OF PERIOD      EXPENSES      ACCOUNTS     DEDUCTIONS    OF PERIOD
- ----------------------------------  ------------   -----------   -----------   ----------   -----------
Six months ended June 30, 1996
  Allowance for Doubtful Accounts,
     net..........................  $     78,000   $   (43,886)  $         0    $ (4,886)   $    39,000
Year-ended December 31, 1995
  Allowance for Doubtful Accounts,
     net..........................  $    196,000   $   (11,385)  $         0    $106,615    $    78,000
  Valuation Allowance for Deferred
     Federal Income Taxes.........    10,772,320    (8,922,371)   (1,849,949)          0              0
Year-ended December 31, 1994
  Allowance for Doubtful Accounts,
     net..........................       285,000       (45,796)            0      43,204        196,000
  Valuation Allowance for Deferred
     Federal Income Taxes.........    13,834,298    (5,317,367)    2,255,389           0     10,772,320

                                 EXHIBIT INDEX


EXHIBIT
NUMBER                                      DESCRIPTION
- -----------------  --------------------------------------------------------------
      ++ 2.1       Agreement and Plan of Reorganization dated as of June 11, 1993 between Citation and Madison Capital, Inc. including form of
                   Escrow Agreement, Escrow Representation Agreement, and
                   Shareholders Voting and Transfer Restriction Agreement.
    ++++ 2.2       Agreement and Plan of Reorganization, dated as of May 1, 1996, among Registrant, Citation Holdings, Inc. and Physicians
                   Insurance Company of Ohio and amendment thereto dated August
                   14, 1996 and related Merger Agreement.
       * 3.1       Articles of Incorporation of Citation.
       * 3.1.1     Certificate of Determination of Series A Junior Participating
                   Cumulative Preferred Stock.
      ++ 3.1.2     Certificate of Amendment to Articles of Incorporation of
                   Citation.
     +++ 3.1.3     Agreement of Merger of Madison Capital, Inc into Citation, dated October 4, 1993.
    ++++ 3.1.4     Amended and Restated Articles of Incorporation of Citation
                   (proposed).
    **** 3.2.1     Amended and Restated By-Laws of Citation (current).
    ++++ 3.2.2     Amended and Restated Bylaws of Citation (proposed).
      ** 4.1       Form of Rights Agreement dated as of July 22, 1991 between
                   Citation and Security Pacific National Bank.
    *++* 5.1       Opinion of Gibson, Dunn & Crutcher LLP, regarding legality of shares (to be provided by amendment).
         8.1       Opinion of Gray Cary Ware & Freidenrich, A Professional
                   Corporation regarding tax matters.
         8.2       Opinion of Gibson, Dunn & Crutcher LLP regarding tax matters.
       * 10.1      Agreement of Reinsurance No. 7431 between General Reinsurance
                   Corporation and Citation Insurance Company ("CIC") dated May
                   16, 1989 and Endorsement No. 1 thereto.
    **** 10.1.1    Endorsement No. 2 to Agreement of Reinsurance No. 7431 dated
                   November 15, 1994.
      *+ 10.2      Agreement of Reinsurance No. 7085 between General Reinsurance
                   Corporation and CIC dated March 31, 1986 (the "General
                   Reinsurance Agreement") and Endorsement Nos. 1 through 4
                   thereto.
      +* 10.2.1    Endorsement Nos. 5 and 6 to Agreement of Reinsurance No. 7085.
    **** 10.2.2    Endorsements Nos. 7, 8 and 9 to Agreement of Reinsurance No.
                   7085 effective January 1, 1992, January 1, 1993 and January 1,
                   1992, respectively.
       * 10.3      Indemnity Agreement, pursuant to the General Reinsurance
                   Agreement dated April 1, 1987.
       * 10.4      Workers' Compensation Excess of Loss Reinsurance Agreement
                   between CIC, Northwestern National. Title Insurance Company,
                   American Accident Reinsurance Group and Pinehurst Accident
                   Reinsurance Group dated August 12, 1988, and effective January
                   1, 1988 (including endorsements thereto), and Addendum Nos. 1 and 2 thereto.
     *** 10.4.1    Endorsement No. 3 to Excess of Loss Reinsurance Agreement
                   dated August 12, 1988.

EXHIBIT
NUMBER                                      DESCRIPTION
- -----------------  --------------------------------------------------------------
       * 10.5      Casualty Quota Share Reinsurance Treaty between Old Republic
                   Insurance Company and CIC dated August 6, 1985.
       * 10.6      Industrial Aid Aviation and Farm Labor/Land Travel Hard
                   Workers' Compensation Excess of Loss Reinsurance Agreement
                   between CIC and America Accident Reinsurance Group dated
                   January 17, 1989, effective March 1, 1988.
      -* 10.7      Key Officer Performance Recognition Plan.
       * 10.8      Flexible Benefit Plan
      -* 10.9      Amended and Restated 1983 Employee Stock Option Plan.
      ** 10.10     Salary Reduction Profit Sharing Plan and amendments thereto.
   ****- 10.10.1   Salary Reduction Profit Sharing Plan as amended and restated
                   effective January 1, 1994 and Amendments Nos. 1 and 2 thereto dated March 13, 1995 and March 15, 1995, respectively.
      -* 10.11     Employee Stock Ownership Plan and Trust Agreement.
    -*** 10.11.1   Amended Employee Stock Ownership Plan and Trust Agreement.
     -++ 10.11.2   Amendment to Employee Stock Ownership Plan dated October 1,
                   1992.
   ****- 10.11.3   Amendment to Employee Stock Ownership Plan dated March 15,
                   1995.
       * 10.13     Directors and Officers Liability and Company Reimbursement
                   Insurance Policy between Citation and Gulf Insurance Company currently in effect, and Endorsement Nos. 1 through 10 thereto and Renewal Agreement.
    **** 10.13.1   Directors and Officers and Company Reimbursement Indemnity
                   Insurance Policy between Citation and Underwriters at Lloyd's, and Endorsement Nos. 1 through 13 thereto.
    **** 10.13.2   Excess Directors and Officers and Company Reimbursement
                   Indemnity Policy between Citation and certain insurance
                   companies and Endorsement Nos. 1 through 9 thereto.
    **** 10.13.3   Endorsement No. 11 to Directors and Officers Liability and
                   Company Reimbursement Insurance Policy between Citation and
                   Gulf Insurance Company.
       * 10.16     Office Lease between CIC and North Block Partnership dated
                   July, 1990.
     *** 10.16.1   Amendments Nos. 1 and 2 to Office Lease between CIC and North
                   Block Partnership dated January 6, 1992 and February 25, 1992, respectively.
    **** 10.16.2   Amendments Nos. 3 and 4 to Office Lease between CIC and North
                   Block Partnership dated December 6, 1993 and October 4, 1994, respectively.
      -* 10.22     1991 Employee Stock Option Plan
     -++ 10.23     Citation Insurance Group Severance Plan for Certain Executive
                   Officers, Senior Management and Key Employees of the Company
                   and its Subsidiaries, including form of agreement.
 -****** 10.24.1   Employment Agreement with Paul M. Bancroft, as amended.
      ++ 10.25     Aggregate Excess Reinsurance Agreement between Scandinavian
                   Reinsurance Company and CGIC effective November 1, 1991 and
                   Endorsement Nos. 1 and 2 thereto.

EXHIBIT
NUMBER                                      DESCRIPTION
- -----------------  --------------------------------------------------------------
      ++ 10.26     Casualty Excess of Loss Reinsurance Agreement between National
                   Reinsurance Corporation and CCIG dated May 5, 1988 and
                   Endorsements Nos. 1 through 5 thereto. Casualty Excess of Loss
                   Reinsurance Agreement between National Reinsurance Corporation and CCIG effective January 1, 1991 and Endorsement No. 1.
                   Casualty Excess of Loss Reinsurance Agreement between National
                   Reinsurance Corporation and CCIG effective January 1, 1992 and
                   Endorsements Nos. 1 through 3 and Addendum Nos. l and 2.
      ++ 10.27     Property First Surplus Reinsurance Agreement between
                   Prudential Reinsurance Company and CCIG dated May 5, 1988 and
                   Endorsements Nos. 1 through 5 thereto. Casualty Excess of Loss
                   Reinsurance Agreement between Prudential Reinsurance Company and CCIG effective January 1, 1991, Casualty Excess of Loss
                   Reinsurance Agreement between Prudential Reinsurance Company and CCIG effective January 1, 1992 and Endorsements Nos. 1 through 3 and Addendum Nos. 1 and 2.
     -++ 10.28     Citation Unfunded Executive Deferred Compensation Plan.
      ++ 10.29     Workers' Compensation Excess of Loss Reinsurance Agreement No.
                   290 between Citation and Northwestern National Life Insurance
                   Company, Lincoln National Life Insurance Company and Pinehurst
                   Accident Reinsurance Group dated January 1, 1993.
    **** 10.29.1   Termination Endorsement to Workers' Compensation Excess of
                   Loss Reinsurance Agreement No. 290.
      ++ 10.30     Agreement of Reinsurance No. 7727 between General Reinsurance
                   Corporation and CIC dated June 11, 1993 and effective January
                   1, 1993.
    **** 10.30.1   Endorsements Nos. 1, 2 and 3 to Agreement of Reinsurance No.
                   7727 effective January 1, 1994, January 1, 1993 and January 1,
                   1995, respectively.
  ****** 10.30.2   Endorsement No. 4 to Agreement of Reinsurance No. 7727
                   effective January 1, 1996.
       * 10.31     Form of Indemnity Agreement.
    **** 10.32     Commutation Agreement between CNIC and CGIC dated January 19,
                   1995 and Amendment No. 1 to Commutation Agreement dated March
                   15, 1995.
    **** 10.33     Purchase Agreement among Citation, ClC and CGIC effective as of March 1, 1995.
    **** 10.34     Agreement of Reinsurance No. 7631 between General Reinsurance
                   Corporation and CIC effective October 1, 1991 and Endorsement
                   Nos. 1 through 3 thereto.
    **** 10.35     Workers' Compensation Excess of Loss Reinsurance agreement No.
                   316 between CIC and Federal Insurance Company effective
                   January 1, 1994.
    **** 10.36     Property Facultative Automatic Binding Agreement between the
                   Insurance Group and Munich American Reinsurance Company and
                   Addendum Nos. 1 through 4 thereto.
    **** 10.37     Property Facultative Binding Agreement between the Insurance
                   Group and American Reinsurance Company and Endorsement Nos. 1
                   through 5 thereto.

EXHIBIT
NUMBER                                      DESCRIPTION
- -----------------  --------------------------------------------------------------
    **** 10.38     Indemnity Agreement among Munich American Reinsurance Company,
                   National Reinsurance Corporation and the Insurance Group
                   effective January 1, 1994.
    **** 10.39     Property Surplus Reinsurance Agreement between Munich American
                   Reinsurance Company and the Insurance Group effective January
                   1, 1994 and Addendum No. 1 thereto.
  ****** 10.39.1   Addendum No. 2 and Termination Addendum to the Property
                   Surplus Reinsurance Agreement No. 10-2699-0 between the
                   Insurance Group and Munich American Reinsurance Company
                   effective January 1, 1995 and December 31, 1995 respectively.
    **** 10.40     Property Per Risk Excess of Loss Reinsurance Agreement No.
                   2462-01 between the Insurance Group and National Reinsurance
                   Corporation effective January 1, 1994 and Endorsement No. 1 thereto.
  ****** 10.40.1   Endorsement Nos. 2 and 3 to Property Per Risk Excess of Loss
                   Reinsurance Agreement No. 2462-01 between the Insurance Group and National Reinsurance Corporation effective March 31, 1995 and September 31, 1995, respectively.
    **** 10.41     Second Property Per Risk Excess of Loss Reinsurance Agreement
                   No. 2462-02 between the Insurance Group and National
                   Reinsurance Corporation effective January 1, 1994 and
                   Endorsement No. 1 thereto.
  ****** 10.41.1   Endorsements Nos. 2 and 3 to the Second Property Per Risk
                   Excess of Loss Reinsurance Agreement No. 2462-02 between the
                   Insurance Group and National Reinsurance Corporation effective
                   March 31, 1995 and September 31, 1995 respectively.
    **** 10.42     Multiple Line Excess of Loss Reinsurance Agreement No.
                   2462-04A/04B between CGIC and National Reinsurance Corporation effective June 24, 1994.
  ****** 10.42.1   Endorsement Nos. 1 and 2 effective December 15, 1994 and April
                   1, 1995 respectively to the Multiple Line Excess of Loss
                   Reinsurance Agreement No. 2462-04A/04B between CGIC, CIC and
                   National Reinsurance Corporation.
    **** 10.43     First Property Catastrophe Excess of Loss Reinsurance
                   Agreement No. 2462-03 between the Insurance Group and National
                   Reinsurance Corporation effective January 1, 1994 and
                   Endorsement No. 1 thereto.
    **** 10.44     Excess of Loss Catastrophe Reinsurance Agreement No. 189541
                   between the Insurance Group and American Re-Insurance Company
                   effective January 1, 1994 and Endorsement No. 1 thereto.
  ****** 10.44.1   Endorsement Nos. 2 and 3 to the Excess of Loss Catastrophe
                   Reinsurance Agreement No. 1895-001 between the Insurance Group and American Re-insurance Company effective January 1, 1995 and January 1, 1996 respectively.
  ****** 10.45     Property Catastrophe Excess of Loss Reinsurance Agreement
                   between the Insurance Group and various reinsurers effective
                   January 1, 1994 and Endorsement No. 1 thereto.
  *****- 10.46     Retirement agreement and mutual release between Citation
                   Insurance Group and Donald D. Young.
  *****- 10.47     Employment agreement between Citation Insurance Group and
                   Donald Henderson.

EXHIBIT
NUMBER                                      DESCRIPTION
- -----------------  --------------------------------------------------------------
  ****** 10.48     Underlying Multiple Line Excess of Loss Reinsurance Agreement
                   No. 2462-03 between CIC and National Reinsurance Corporation effective March 31, 1995 and Endorsement No. 1 effective
                   September 1, 1995.
  ****** 10.49     First Property Catastrophe Excess of Loss Reinsurance
                   Agreement No. 2462-03 and Endorsement No. 1 between the
                   Insurance Group and National Reinsurance Corporation effective
                   January 1, 1995 and September 1, 1995 respectively.
  ****** 10.50     Property Catastrophe Excess of Loss Reinsurance Agreement
                   between the Insurance Group and various reinsurers effective
                   January 1, 1995 and Endorsement No. 1 thereto.
  ****** 10.51     Agreement of Reinsurance No. 7893 between General Reinsurance
                   Company and the Insurance Group effective January 1, 1994 and
                   Endorsement Nos. 1, 2 and 3 thereto.
  ****** 10.52     Excess Casualty and Commercial Umbrella Liability Reinsurance
                   Agreement No. 1895-0002 between the Insurance Group and
                   American Re-Insurance Company effective December 31, 1993.
  ****** 10.53     Directors and Officers and Company Reimbursement Indemnity
                   Insurance Policy between Citation ad Underwriters at Lloyd's,
                   London and Endorsement Nos. 1 through 11 thereto.
  ****** 10.54     Excess Directors and Officers and Company Liability policy between Citation and certain insurance companies effective
                   October 15, 1995 and Endorsement Nos. 1 through 10 thereto.
     *+* 10.55     Consulting Agreements, each dated September 11, 1995,
                   regarding retention of Ronald Langley and John R. Hart as
                   consultants by PICO
      *+ 10.56     Agreement for Purchase and Sale of Stock, dated November 23,
                   1993 between GPG, Quaker Holdings, Inc. and PICO
      *+ 10.57     PICO 1995 Stock Option Plan
    *++* 10.58     Key Employee Severance Agreement and Amendment No. 1 thereto, each made as of November 1, 1992, between PICO and Richard H.
                   Sharpe; and Schedule A identifying other substantially
                   identical Key Employee Severance Agreements between PICO and certain of the executive officers of PICO
    *++* 10.59     Agreement for Purchase and Sale of Shares, dated May 9, 1996, among PICO, GPG and TOC.
      *+ 10.60     Agreement for the Purchase and Sale of Certain Assets, dated
                   July 14, 1995 between PICO, PRO and Mutual Assurance, Inc.
      *+ 10.61     Stock Purchase Agreement dated March 7, 1995 between Sydney
                   Reinsurance Corporation and PICO.
      *+ 10.62     Letter Agreement, dated September 5, 1995, between PICO,
                   Christopher Ondaatje and the South East Asia Plantation
                   Corporation Limited.
         10.63     Amendment No. 1 to Agreement for Purchase and Sale of Certain
                   Assets, dated July 30, 1996 between PICO, PRO and Mutual
                   Assurance, Inc.
         10.64     Promissory Note, Security Agreement and Notice of Pledge,
                   dated September 3, 1996 between PICO and John R. Hart.
    *++* 11.1      Statement Regarding Computation of Per Share Earnings for
                   Citation.
         11.2      Statement Regarding Computation of Per Share Earnings for
                   PICO.

EXHIBIT
NUMBER                                      DESCRIPTION
- -----------------  --------------------------------------------------------------
    ++++ 13.1      Citation's Annual Report on Form 10-K for the Year Ended
                   December 31, 1995.
    ++++ 13.2      Citation's Quarterly Report on Form 10-Q for the Quarter Ended
                   March 31, 1996.
  ****** 21.       Subsidiaries of Citation
         23.1      Consent of Deloitte & Touche LLP, independent auditors.
    *++* 23.2      Consent of Gibson, Dunn & Crutcher LLP (contained in Exhibit
                   5.1).
         23.3      Consent of Coopers and Lybrand, L.L.P.
         23.4      Consent of KPMG Peat Marwick Thorne, Chartered Accountants
                   coordinate.
         23.5      Consent of Gray Cary Ware & Freidenrich regarding Exhibit 8.1
                   (contained in Exhibit 8.1)
         23.6      Consent of Gibson, Dunn & Crutcher LLP regarding Exhibit 8.2
                   (contained in Exhibit 8.2)
  ****** 28.       Information from reports furnished to state insurance
                   regulatory authorities.
         99.1      Form of proxy for Citation Meeting.
         99.2      Form of proxy for PICO Meeting.
    *++* 99.3      Director Consents pursuant to Rule 438.


- ------------------------


     * Incorporated by reference to exhibit of same number filed with Registration
       Statement on Form S-1 (File No. 33-36383), except Exhibit 10.31 which was filed as
       Exhibit 28 to such Registration Statement.
    ** Incorporated by reference to exhibit of same number filed with Form 8-A on July 22,
       1961.
   *** Incorporated by reference to exhibit of same number filed with 1992 Form 10-K.
  **** Incorporated by reference to exhibit of same number filed with 1994 Form 10-K.
 ***** Incorporated by reference to exhibit of same number filed with June 30, 1995 Form
       10-Q.
****** Incorporated by reference to exhibit of same number filed with 1995 Form 10-K.
     + Confidential treatment has been accorded certain information contained in this exhibit.
    ++ Incorporated by reference to exhibit bearing the same number filed with Registration
       Statement on Form S-4 (File No. 33-64328).
   +++ Incorporated by reference to Exhibit 2.1 to Form 8-K dated October 8, 1993.
  ++++ Filed as Appendix to the prospectus in Part I of this Registration Statement.
    *+ Incorporated by reference to exhibit filed with PICO's Registration Statement No.
       33-99352 on Form S-1 filed with the SEC on November 14, 1995.
   *+* Incorporated by reference to exhibit filed with PICO's Amendment No. 1 to
       Registration Statement No. 33-99352 on Form S-1 filed with SEC on January 30, 1996.
  *++* Incorporated by reference to exhibit filed with Registration Statement on Form S-4
       (File no. 333-06671).
     - Executive Compensation Plans and Agreements
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